Form 10-K, Exhibit 13
period 1993-12-31
SCHWAB CHARLES CORP
filed 1994-03-30
CIK 316709

                                                                    EXHIBIT 13.1
                         The Charles Schwab Corporation
                       1993 Annual Report to Stockholders
          (only those portions specifically incorporated by reference into The Charles Schwab Corporation 1993 Annual Report on Form 10-K)

The Charles Schwab Corporation
SELECTED FINANCIAL DATA
(In Millions, Except Per Share Amounts and Percentages)

                                                      Growth Rates (1)
                                                     ------------------
                                                     Compound    Annual
                                                      5-Year    1992-93    1993      1992      1991      1990      1989     1988
                                                     --------   -------   ------    ------    ------    ------    ------   ------
OPERATING RESULTS (FOR THE YEAR)
Revenues:
    Commissions                                        24%        25%     $  552    $  441    $  349    $  244    $  229   $  186
    Principal transactions (2)                                    30%        169       130        63         4         2        1
    Interest revenue, net of interest expense (3)      23%        31%        120        92        77        71        66       43
    Mutual fund service fees                           35%        55%         99        63        54        46        29       22
    Other                                              10%         9%         25        24        27        22        20       15
                                                       --         --      ------    ------    ------    ------    ------   ------
Total                                                  29%        29%        965       750       570       387       346      267
                                                       --         --      ------    ------    ------    ------    ------   ------
Expenses excluding interest:
    Compensation and benefits                          33%        28%        393       307       234       155       131       95
    Communications                                     25%        24%         94        76        57        42        37       32
    Occupancy and equipment                            19%        18%         77        65        51        43        34       32
    Depreciation and amortization                                 10%         44        40        52        49        53       44
    Other                                              24%        31%        150       116        88        69        58       51
                                                       --         --      ------    ------    ------    ------    ------   ------
Total                                                  25%        26%        758       604       482       358       313      254
                                                       --         --      ------    ------    ------    ------    ------   ------
Income before taxes on income and extraordinary
    charge                                             73%        41%        207       146        88        29        33       13
Taxes on income                                        69%        26%         82        65        39        12        14        6
                                                       --         --      ------    ------    ------    ------    ------   ------
Income before extraordinary charge                     76%        53%        125        81        49        17        19        7
Extraordinary charge - early retirement of debt                                7
                                                       --         --      ------    ------    ------    ------    ------   ------
Net income                                             74%        45%     $  118    $   81    $   49    $   17    $   19   $    7
                                                       ==         ==      ======    ======    ======    ======    ======   ======
Earnings per common equivalent share (4):
    Income before extraordinary charge                 77%        50%     $ 2.09    $ 1.39    $  .84    $  .28    $  .30   $  .12
    Extraordinary charge - early retirement of debt                          .11
                                                       --         --      ------    ------    ------    ------    ------   ------
    Earnings per common equivalent share               75%        42%     $ 1.98    $ 1.39    $  .84    $  .28    $  .30   $  .12
                                                       ==         ==      ======    ======    ======    ======    ======   ======
Dividends declared per common share (4)                           29%       .190      .147      .085      .058      .040
                                                                  ==      ======    ======    ======    ======    ======   ======
OTHER (AT YEAR END)
    Total assets                                       22%        17%     $6,897    $5,905    $5,026    $4,188    $3,480   $2,533
    Long-term and subordinated borrowings               7%        22%        185       152       119       126       131      132
    Stockholders' equity                               19%        47%        379       259       200       154       172      159
    Book value per common share (4)                    19%        44%       6.56      4.57      3.46      2.80      3.01     2.78
OTHER (FOR THE YEAR)
    Return on stockholders' equity                                           37%       35%       29%       10%       12%       5%
    Revenue growth (decline)                                                 29%       32%       47%       12%       30%     (28%)
    After-tax profit margin                                                  12%       11%        9%        4%        5%       3%
    Weighted average number of common and
           common equivalent shares outstanding (4)                           59        59        59        61        62       62
                                                                          ======    ======    ======    ======    ======   ======

(1) Growth rates are not presented in cases where change is not meaningful.
(2) On July 1, 1991, the Company acquired Mayer & Schweitzer, Inc., whose operating results have been consolidated with those of the Company since the acquisition.
(3) Interest revenue is presented net of interest expense. Interest expense for 1988 through 1993 was (in millions): $125, $207, $238, $225, $159 and
    $132, respectively.
(4) All share and per share data have been restated to reflect the 1993 and 1991 three-for-two common stock splits.

Certain prior years' revenues and expenses have been reclassified to conform to the 1993 presentation.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


DESCRIPTION OF BUSINESS

   The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide brokerage and related investment services to 2.5 million active(a) investors, whose assets entrusted to the Company totaled $95.8 billion at December 31, 1993. The Company's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), serves an estimated 44% of the discount brokerage market. Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq securities acquired by CSC in July 1991, provides trade execution services to institutional clients and broker-dealers. During 1993, customer orders handled by M&S totaled over 4 billion shares, or over 6% of the total shares traded on Nasdaq.

   With a network of 198 branch offices, Schwab is physically represented in 46 states and in the United Kingdom. Schwab maintains four regional customer telephone service centers that handle customer calls and orders. Schwab's touch-tone telephone trading service, TeleBroker (registered trademark), provides customers access to Schwab on a 24-hour basis. These complementary customer service delivery systems -- branches, telephone centers and on-line services -- allow Schwab to achieve its customer service quality standards in a cost-competitive manner. Collectively, these systems handled over 62 million calls and over 9 million trades during 1993.

   The Company has historically used discount pricing as a tactic in its efforts to gain market share and enhance the value of its services. In recent years, Schwab has introduced additional price-competitive product offerings such as its No-Annual-Fee IRA account and its Mutual Fund OneSource (trademark) service. Management expects to continue to use competitive pricing in the marketing of new products and services. While in the short term this may negatively impact the Company's profit margins, management believes that this value-pricing philosophy will continue to result in gains in market share that will, over the long term, offset the impact of lower short-term profit margins.

   Environmental factors influencing the Company's performance include fundamentally cyclical financial markets and heavy competition from full commission and discount brokerage firms. Increasingly, competition has come from institutions other than brokerage firms as banks, insurance companies, mutual fund companies and others expand their product lines. Such competition may negatively impact the Company's ability to maintain historic profit margins and increase market share.

   Transaction-based revenues represent the majority of the Company's revenues. Since these revenues are heavily influenced by fluctuations in volumes and price levels of securities transactions, it is not unusual for the Company to experience significant variations in quarterly revenue levels. Most of the Company's expenses do not vary directly, at least in the short term, with fluctuations in securities trading volume. This combination of variable revenue streams and a primarily nonvariable cost structure, which lags revenue changes, can result in increased profitability with rapid increases in revenue and reduced profitability (or losses) with rapid reductions in revenue. These factors, along with the environmental factors discussed above, subject the Company's future earnings and common stock price to significant volatility.

                                (CHART OMITTED)

   The Company's long-term performance objectives call for profitable growth within several markets of the financial services industry -- retail brokerage, mutual funds, support services for institutions and Nasdaq securities market-making. The Company's strategy for achieving its objectives continues to be effective investment in technology, product development, marketing programs and customer service delivery systems. It is management's goal to increase the value of the Company by achieving over the long term a 20% annual revenue growth rate while maintaining an after-tax profit margin of 10% and a return on stockholders' equity of 20%.

                                (CHART OMITTED)

   Management expects market volumes and investor trading activity to continue to fluctuate as in the past. While this environment impacts the Company's short-term results significantly, management believes the firm has demonstrated sound fundamental growth over the long term based on its commitment to its customer service strategy. The Company will continue to use its internally generated cash flows to invest in new services, delivery systems, marketing and technology. Management intends to continue such investments, even during periods of reduced short-term profitability, in order to gain market share and achieve the Company's long-term growth objectives.

RESULTS OF OPERATIONS

SUMMARY

   Trading activity at Schwab reached record levels during 1993, with average daily trades, which include Mutual Fund OneSource (trademark) trades, reaching 37,000, an increase of 50% over 1992. The combined average daily share volume of the New York Stock Exchange and Nasdaq increased 34% over 1992 levels as investors, faced with continued low yields on interest-bearing investments, continued to focus attention on the equities markets. Overall, market values of equity securities increased modestly as measured by the 7%





__________________________________

(a)  Accounts with balances or activity within the preceding twelve months.

increase in the S&P 500 Index. Other indicators of the Company's strong performance include the opening of a record 706,000 new accounts, 26% more than 1992, and a $30.2 billion, or 46%, increase in customer assets.

   Earnings in 1993 were $118 million, or $1.98 per share, up from $81 million, or $1.39 per share, in 1992 and $49 million, or $.84 per share, in 1991. Reflected in 1993's operating results is an extraordinary charge of $.11 per share relating to CSC's prepayment of its Junior and Senior Subordinated Debentures. The $11 million prepayment premium, net of its related $4 million tax benefit, is presented as a $7 million extraordinary charge to income for 1993. Share information throughout this report has been restated to reflect the three-for-two common stock split, effected in the form of a 50% stock dividend declared in March 1993 and distributed in June 1993. The after-tax profit margin for 1993 was 12%, which exceeded the Company's long-term goal of 10%. Return on stockholders' equity was 37% in 1993, well above the Company's long-term goal of 20%. Reflecting these strong results, the Company's Board of Directors declared a cash dividend increase during January 1994, raising the effective annual dividend rate 40% to $.28 per share from the $.20 per share rate established in March 1993.

   For 1993, the Company achieved record revenues of $965 million. This 29% increase over 1992 revenues exceeded management's long-term goal of 20% and reflects significant gains in all major revenue categories. The 29% overall growth in revenues for 1993 follows 1992's growth in revenues of 32%. Because the acquisition of M&S was accounted for as a purchase, M&S's revenues are included in consolidated results from its July 1, 1991 acquisition date forward. Revenue attributable to M&S represented five percentage points of the 1993 increase and 13 percentage points of the 1992 increase.

                                (CHART OMITTED)

    During 1993, the Company continued to invest in technology, product and service enhancements, marketing programs and new branches critical to its growth. This contributed to a 26% increase in noninterest expenses, which totaled $758 million. With customer trading activity up 50% over 1992, the Company increased its servicing capacity by opening 23 branch offices, completing its new primary data center and opening its fourth regional customer telephone service center in January 1994.

                                (CHART OMITTED)


REVENUES

COMMISSIONS

   Commission revenues grew 25% in 1993 to $552 million. This compares to commission revenues of $441 million in 1992 and $349 million in 1991. Commission revenues are affected by the number of customer accounts trading, the average number of transactions per account and the average commission per transaction. These, in turn, are heavily influenced by general market conditions and the growth in individual investor activity, as well as internal factors such as Schwab's pricing, marketing and promotional efforts, and the introduction of new products and services. Schwab operates in an agency capacity when executing commission transactions. The following table sets forth the revenue factors discussed above:


                                                              1993           1992          1991
                                                             ------         ------        ------
Number of customer accounts
  that traded during the year
  (in thousands)                                              1,230          1,048           833
Average number of agency transactions
  per account that traded                                      6.06           5.56          5.52
Total number of agency transactions
  (in thousands)                                              7,449          5,831         4,599
Average commission per agency transaction                    $74.13         $75.71        $75.88

Total commission revenues
  (in millions)                                              $  552         $  441        $  349
                                                             ======         ======        ======



   The total number of agency transactions executed by Schwab has increased from 1991 to 1993 as Schwab's customer base has grown and market conditions have generally improved. Schwab's average daily agency trade level was 29,400 during 1993 compared to 23,000 in 1992 and 18,200 in 1991.

                                (CHART OMITTED)

   From 1991 to 1993, average commission per agency transaction decreased $1.75 (2%) primarily due to a higher proportion of mutual fund transactions, which carry a lower average commission, and a higher proportion of trades placed through TeleBroker (registered trademark), which provides users a 10% commission discount.

Attracting new customer accounts is important in generating commission revenues. Schwab opened 706,000 new customer accounts during 1993, bringing total active accounts to a record 2.5 million. Account openings in 1993 were up 26% and 84%, respectively, over account openings of 562,000 in 1992 and 384,000 in 1991.

   During July 1992, Schwab introduced nationally its no-transaction-fee mutual fund service, known as the Mutual Fund OneSource (trademark) service, which by December 31, 1993, enabled customers to trade over 200 mutual funds in 25 well-known fund families without incurring transaction fees. The service is particularly attractive to investors who execute mutual fund trades directly with multiple mutual fund companies to avoid brokerage transaction fees and achieve investment diversity among fund families. Mutual fund trades placed through the Mutual Fund OneSource service grew from an average of 1,000 per day in July 1992, including 500 trades per day in Schwab's proprietary funds, to an average of 9,800 per day in December 1993, including 1,200 trades per day in Schwab's proprietary funds.

   While Schwab does not receive transaction fees (commissions) on customer trades in the Mutual Fund OneSource (trademark) participating mutual funds, it is compensated directly by the participating funds or their sponsors via fees received for providing record keeping and shareholder services. Such compensation is ongoing, based on daily balances of customer assets invested in the participating funds through Schwab. These revenues are reported as mutual fund service fees.

   The Mutual Fund OneSource program is intended to increase the proportion of the Company's revenues that are asset-based, thereby providing more consistent revenue streams than transaction-based revenues provide. Customer assets held by Schwab that have been purchased through the Mutual Fund OneSource service, excluding Schwab's proprietary funds, totaled $8.3 billion at December 31, 1993.

PRINCIPAL TRANSACTIONS

   Principal transactions include net gains from market-making activities in Nasdaq securities and markups on customer fixed income security trades. Factors that influence principal transaction revenues include the volume of customer trades and market price volatility. During 1993, the demand for Nasdaq securities reached record levels as evidenced by the 15% increase in the Nasdaq Composite Index and the record 67 billion shares traded on Nasdaq.

   Revenues from principal transactions increased to $169 million in 1993, from $130 million in 1992 and $63 million in 1991. The 30% increase from 1992 to 1993 was primarily due to an increase in trading volume handled by M&S. The substantial growth from 1991 to 1992 reflects the addition of principal transaction revenues from M&S since its July 1991 acquisition.

   As a market maker in Nasdaq securities, M&S generally executes customer trades as principal. M&S business practices call for quality service and competitively priced customer executions, generally defined as the highest bid price on a sell order and the lowest offered price on a buy order available through National Association of Securities Dealers member firms. Customer trades exceeding certain sizes are executed on a negotiated basis. Since its acquisition in July 1991, M&S has executed essentially all Nasdaq security trades originated by the customers of Schwab.

INTEREST REVENUE, NET OF INTEREST EXPENSE

   The Company presents interest revenue net of interest expense in its financial statements. This presentation eliminates the impact of market interest rate fluctuations on total revenues thereby providing a clear representation of the results of the Company's investment activities.

   In performing its role as clearing broker for its customers' trading activity, Schwab holds cash balances payable to customers. In most cases, Schwab pays its customers interest on such cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend these funds to customers on a secured basis to purchase qualified securities -- a practice commonly known as "margin lending." Pursuant to Securities and Exchange Commission (SEC) regulations, customer cash balances that are not used for margin lending are segregated into investment accounts that are maintained for the exclusive benefit of customers.

   When investing segregated customer cash balances, the Company must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts and resale agreements collateralized by qualified securities. The Company's investment policies set credit quality and maximum maturity requirements for such investments. As a result, the Company's policies regarding such investing are more stringent than the related SEC regulations. Investment information for the last three years is as follows:



                                                       1993        1992        1991
                                                       ----        ----        ----
INVESTMENT COMPOSITION
  (in billions at year end)
Resale agreements                                      $3.3        $3.0        $2.2
U.S. Treasuries                                          .1          .3          .7
Certificates of deposit                                  .2          .2          .5
AVERAGE MATURITY OF INVESTMENTS
  (in days)
During the year                                          71          78          67
At year end                                              69          53          73
                                                       ----        ----        ----



   Interest revenue net of interest expense reached a record $120 million in 1993 compared to $92 million in 1992 and $77 million in 1991 as shown in the following table (in millions):



                                                       1993        1992        1991
                                                       ----        ----        ----
INTEREST REVENUE
Investments, customer-related                          $113        $140        $208
Margin loans to customers                               132         104          88
Other                                                     7           7           6
                                                       ----        ----        ----
Total                                                   252         251         302
                                                       ----        ----        ----
INTEREST EXPENSE
Customer cash balances                                  115         141         206
Long-term and subordinated
   borrowings                                            12          13          12
Other                                                     5           5           7
                                                       ----        ----        ----
Total                                                   132         159         225
                                                       ----        ----        ----
INTEREST REVENUE, NET OF INTEREST EXPENSE              $120        $ 92        $ 77
                                                       ====        ====        ====

   The Company's interest-earning assets (principally investments and margin loans to customers) are financed primarily by interest-bearing cash balances in customer accounts. Other funding sources include noninterest bearing customer cash balances, proceeds from stock lending activities, long-term borrowings and stockholders' equity. Average daily balances and interest rates on customer-related, interest-earning assets and related funding sources are summarized as follows (dollars in millions):



                                                           1993          1992        1991
                                                         ------        ------      ------
EARNING ASSETS (CUSTOMER-RELATED):
Investments:
  Average balance outstanding                            $3,469        $3,460      $3,370
  Average interest rate                                   3.25%         4.05%       6.16%
Margin loans to customers:
  Average balance outstanding                            $2,212        $1,619      $1,011
  Average interest rate                                   5.99%         6.45%       8.72%
Average yield on earning assets                           4.32%         4.82%       6.75%
FUNDING SOURCES (CUSTOMER-RELATED AND OTHER):
Interest-bearing customer cash balances:
  Average balance outstanding                            $4,693        $4,313      $3,844
  Average interest rate                                   2.44%         3.27%       5.36%
Other interest-bearing sources:
  Average balance outstanding                            $  275        $  206      $  106
  Average interest rate                                   3.30%         4.93%       6.16%
Average noninterest bearing portion                      $  713        $  560      $  431
Average interest rate on funding sources                  2.18%         2.97%       4.85%
SUMMARY:
  Average yield on earning assets                         4.32%         4.82%       6.75%
  Average interest rate on funding sources                2.18%         2.97%       4.85%
                                                         ------        ------      ------
Average net interest margin                               2.14%         1.85%       1.90%
                                                         ======        ======      ======


   Interest revenue from customer-related investments decreased $27 million from 1992 to 1993 due to an 80 basis point decline in the average rate earned on such investments. This decline was greater than the 67 basis point decline in the Donoghue Taxable Money Fund Average (the Donoghue Average) during 1993. Interest revenue from customer-related investments decreased $68 million from 1991 to 1992 as a result of a 211 basis point decline in the average rate earned on such investments. This decline was less than the 225 basis point decline in the Donoghue Average during 1992.

   Despite a 46 basis point decline in the average rate earned on margin loans to customers during 1993, interest earned on such balances increased $28 million as average margin loan balances increased 37%. Despite a 227 basis point decline in the average rate earned on margin loans to customers during 1992, interest earned on such balances increased $16 million as average margin loan balances increased 60%. The growth in margin balances is attributable to a more active trading environment, an increase in the number of customer margin accounts and a general decline in margin interest rates.

   During 1993, interest expense on customer cash balances decreased by $26 million due to an 83 basis point decline in interest rates paid on these balances, partially offset by a 9% increase in the average balance outstanding. Interest expense on customer cash balances decreased $65 million during 1992 as a result of a 209 basis point decline in interest rates paid on such balances, partially offset by a 12% increase in the average balance outstanding.

MUTUAL FUND SERVICE FEES

   The Company earns mutual fund service fees for providing services, such as reporting of share ownership and dividend activity, administration and investment management, to its proprietary and certain third-party mutual funds. These fees are based upon asset balances invested in the funds. Revenues received from customer purchase and sale transactions of mutual funds that are not included in Schwab's Mutual Fund OneSource (trademark) service are included in commission revenues. The Company currently does not charge commissions on purchases and sales of its proprietary funds.

   Mutual fund service fees were $99 million in 1993, compared to $63 million in 1992 and $54 million in 1991. Growth in customer assets is the principal reason for the increase in mutual fund service fees between 1991 and 1993. Schwab's Mutual Fund OneSource service, introduced in July 1992, has also contributed to the increase in mutual fund service fees. Schwab is compensated by participating funds or their sponsors for providing record keeping and shareholder services relating to customer assets received through this service. Customer assets held by Schwab that have been purchased through the Mutual Fund OneSource service, excluding Schwab's proprietary funds, totaled $8.3 billion at December 31, 1993 and $1.8 billion at December 31, 1992.

   Schwab's proprietary funds, collectively referred to as the SchwabFunds (registered trademark), include money market funds, bond funds and equity index funds. Schwab customers may elect to have cash balances in their brokerage accounts automatically invested in proprietary money market mutual funds. Customer balances invested in the SchwabFunds were $16 billion at the end of 1993, $11 billion at the end of 1992 and $8 billion at the end of 1991.

   To help attract customer assets in a highly competitive environment, the Company previously agreed to absorb all or part of the operating expenses of many of the SchwabFunds during their first months of operations and waive certain fees. In certain cases, the Company continues to waive fees and absorb expenses beyond the original agreement. Although this action does not ensure that fund balances will continue to grow at historic rates, management believes the long-term benefits derived from the growth in fund balances will outweigh the unfavorable impact on current earnings caused by reducing management and transfer agency fees and absorbing certain expenses.



OTHER REVENUES

   Other revenues include IRA account maintenance fees, other brokerage fees, revenues relating to Schwab's affinity credit card arrangement and sales and usage fees. These revenues totaled $25 million during 1993, up 9% from $24 million in 1992. Substantially all of this increase is due to a fee received by Schwab for the termination of its affinity credit card arrangement with a bank service provider. During 1993, Schwab entered into a new affinity credit card arrangement with another bank service provider. From 1991 to 1992, other revenues declined 13% primarily due to a decline in other brokerage fees and to a reduction in IRA account fees charged (see below). Since the July 1991 acquisition of M&S, the majority of other brokerage fees, previously received by Schwab from unrelated parties for directing customer trades to market makers for execution, are now paid to Schwab by M&S and are eliminated in the Company's consolidated results.

   During 1992, the Company introduced its No-Annual-Fee IRA which was available to existing and prospective customers with IRA balances of $10,000 or more. The Company had previously charged an annual account fee of $22 on virtually all IRAs. Management believes that, over the long term, increases in commissions, principal transaction revenues, and mutual fund service fee revenues generated by new customer accounts and assets attracted by the IRA program will eventually exceed the related foregone annual-fee revenue. IRA openings increased 43% in 1993 and 105% in 1992 over the respective preceding year's level. At December 31, 1993, the Company had over 760,000 active IRAs, of which over two-thirds were included in the no-annual-fee program.

                                (CHART OMITTED)



EXPENSES

COMPENSATION AND BENEFITS

   Compensation and benefits expense includes salaries, incentive compensation, bonuses and related employee benefits and taxes. The Company provides its employees with compensation programs that contain substantial variable pay components that are tied to the achievement of the Company's financial objectives -- 20% annual revenue growth, a 10% after-tax profit margin and a return on stockholders' equity of 20% -- and growth in client assets and, therefore, a portion of compensation expense will fluctuate with these measures.

   Compensation and benefits expense was $393 million for 1993, compared to $307 million in 1992 and $234 million in 1991. Increases in compensation and benefits expense between 1991 and 1993 were generally the result of the larger number of employees necessary to support expansion of the Company's branch office network, regional customer telephone service centers, technology and marketing programs, and the development of new products and services. Higher variable compensation due to increased profitability, and the growth in revenue and in customer assets, also contributed to the increases in 1993 and 1992. The Company had approximately 6,500 employees at the end of 1993, 4,500 at the end of 1992 and 3,800 at the end of 1991. These amounts include full-time, part-time and temporary employees, as well as persons employed on a contract basis.

   The Company encourages and provides mechanisms for employee ownership of the Company's common stock through its employee stock ownership plan, its stock option plans and an automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees and to align the interest of employees with those of stockholders. Management, employees and their families collectively owned more than 47% of the Company's outstanding common shares at December 31, 1993.

                                (CHART OMITTED)



COMMUNICATIONS

   Communications expense, including telephone, postage, and news and quotation charges, was $94 million for 1993, $76 million in 1992 and $57 million in 1991. The increase in communications expense between 1991 and 1993 primarily resulted from higher customer transaction volumes. Increases in customer use of toll-free telephone numbers, reflecting a higher proportion of incoming calls handled by TeleBroker (registered trademark) and Schwab's customer telephone service centers also contributed to higher telephone expenses over this period. The addition of M&S communications expense since its July 1991 acquisition also contributed to the 1992 increase.

OCCUPANCY AND EQUIPMENT




   Occupancy and equipment expense includes the costs of leasing and maintaining the Company's headquarters, customer telephone service centers and branch office network. It also includes lease and rental expenses on computer and other equipment. Occupancy and equipment expense was $77 million for 1993, compared to $65 million in 1992 and $51 million in 1991, a trend which reflects the Company's continued growth and expansion. The Company leased additional computer equipment during 1993 and 1992 to meet its customer service and data processing requirements. During 1993, the Company opened its new primary data center in Phoenix and completed construction on its fourth customer telephone service center, which opened in January 1994. In addition to completing a customer telephone service center in each of 1993, 1992 and

1991, Schwab opened 69 new branch offices -- 23 in 1993, 17 in 1992 and 29 in 1991.

DEPRECIATION AND AMORTIZATION

   Depreciation and amortization expense was $44 million for 1993, compared to $40 million in 1992 and $52 million in 1991. The 10% increase from 1992 to 1993 is primarily due to newly acquired data processing related assets and leasehold improvements which increased the Company's fixed asset base from a year ago. The decrease in 1992 from 1991 is primarily due to a portion of customer lists acquired in the 1987 acquisition of Schwab becoming fully amortized in March 1992.

COMMISSIONS, CLEARANCE AND FLOOR BROKERAGE

   Commissions, clearance and floor brokerage expense includes fees paid to stock and options exchanges for trade executions, fees paid by M&S to institutional clients for orders received for execution and fees paid to clearing entities for trade processing. Commissions, clearance and floor brokerage expense was $43 million in 1993, $32 million in 1992 and $21 million in 1991. The increases from 1991 to 1993 are primarily attributable to the addition of such fees paid by M&S since its July 1991 acquisition and to increases in the number of trades processed by Schwab and M&S.

ADVERTISING AND MARKET DEVELOPMENT

   Advertising builds the image and awareness of the firm and plays a crucial role in obtaining new customers, which have represented an important source of revenue and revenue growth for the Company. Advertising and market development expense includes television, print and direct mail advertising expenses and related production, printing and postage costs. Such expenses totaled $41 million in 1993, $34 million in 1992 and $25 million in 1991. The 20% increase from 1992 to 1993 is due primarily to the Company's continued promotion of its brand image and to costs relating to new product offerings such as Schwab's No-Annual-Fee IRA and Mutual Fund OneSource (trademark) service. The increase in expenses between 1991 and 1992 is due primarily to the Company's national network television advertising campaign launched in the fourth quarter of 1991. Since the campaign's inception, investor awareness of the Schwab brand has increased significantly, enabling Schwab to open 706,000 new accounts in 1993, 562,000 in 1992 and 384,000 in 1991.

PROFESSIONAL SERVICES

   Professional services expense was $22 million in 1993, $14 million in 1992 and $12 million in 1991. This category includes the cost of consultants engaged to support product, service and systems development, and legal and accounting fees. The 55% increase in professional services expense from 1992 to 1993 was primarily due to increases in consulting fees relating to various company development projects -- including those involving data processing, business processes and marketing research. The 20% increase in professional services expense from 1991 to 1992 was primarily due to increased systems, product and service consulting costs and to higher legal fees, partially offset by a decrease in sub-advisory fees paid to third parties.

OTHER EXPENSES

   Other expenses were $44 million for 1993, $35 million in 1992 and $29 million in 1991. Other expenses include travel and entertainment, bank service charges (primarily relating to customer check processing), registration fees for employees, errors and bad debts, regulatory fees and other miscellaneous expenses. The increases in these expenses during 1992 and 1993 are primarily attributable to a combination of higher staffing levels required to support the Company's growth and higher transaction volumes.

EXTRAORDINARY CHARGE

   During 1993, the Company prepaid its 10% Senior and 9% Junior Subordinated Debentures totaling $116 million, and paid a related prepayment premium of approximately $11 million. The $11 million premium, net of its related $4 million tax benefit, is presented as a $7 million extraordinary charge to income for 1993. The Company prepaid the debentures using proceeds received from the issuance of medium-term notes with an average interest rate of 5.91%. The Company's interest expense will be reduced initially by approximately $4 million annually.

TAXES ON INCOME

   The Company's effective tax rate was 39.7% in 1993, 44.5% in 1992 and 43.8% in 1991. This decline in the effective tax rate during 1993 is primarily due to changes in the way the Company has accounted for the anticipated tax effects of the amortization of certain intangible assets (see discussion below).

   In January 1992, the Company filed a petition in U.S. Tax Court refuting a claim for additional Federal income tax asserted by the Internal Revenue Service (IRS) in December 1991. The asserted additional tax of $28 million, excluding interest, arises from the IRS's audit of the tax periods ended March 31, 1988 and December 31, 1988. Substantially all the asserted additional tax relates to the deductions claimed by the Company for depreciation and amortization of tangible and intangible assets received in the Company's 1987 acquisition of Schwab. The issues being contested in the Tax Court by the Company with respect to the periods audited by the IRS extend to the Company's tax years ended December 31, 1989 through 1993.

   Of the $28 million additional tax asserted by the IRS against the Company, approximately $11 million relates to deductions derived from the amortization of customer lists. In April 1993, the U. S. Supreme Court ruled in Newark Morning Ledger Co. v. U.S. that in appropriate circumstances a taxpayer may amortize the cost of certain intangible assets (such as customer lists) over the useful life of such assets. While the Supreme Court's decision in

Newark Morning Ledger confirms the Company's ability to amortize for tax purposes certain of its intangible assets, issues involving the valuation of these intangible assets remain unresolved in the Company's case with the IRS.

   Management believes that these matters will be resolved without a material adverse effect on the Company's financial position.

NEW ACCOUNTING AND FEDERAL INCOME TAX LAW DEVELOPMENTS

ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

   The Financial Accounting Standards Board required adoption of Statement No. 106 -- Employers' Accounting for Postretirement Benefits Other Than Pensions -- in 1993. Currently, the Company does not provide postretirement benefits to its employees and, therefore, this new accounting standard has no current financial impact.

ACCOUNTING FOR INCOME TAXES

   Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 -- Accounting for Income Taxes. The adoption of this accounting standard did not have a material impact on the Company's financial position or results of operations. The Company has reflected the impact of the 1993 Omnibus Budget Reconciliation Act, which increased the corporate income tax rate from 34% to 35%, in its 1993 operating results.

ACCOUNTING FOR POSTEMPLOYMENT BENEFITS

   The Financial Accounting Standards Board requires adoption of Statement No. 112 -- Employers' Accounting for Postemployment Benefits -- in 1994. Due to the nature of the Company's benefit plans, this new accounting standard will not have a material impact on the Company's financial position or results of operations.

ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS

   In November 1993, the American Institute of Certified Public Accountants issued Statement of Position No. 93-6 -- Employers' Accounting for Employee Stock Ownership Plans (the Statement). The Statement requires income statement recognition of the fair value of common stock released for allocation to employees through an Employee Stock Ownership Plan (ESOP). As shares are released for allocation to employees, the shares become outstanding for earnings per share computations. Previously, the accounting rules provided for the cost basis of shares released for allocation through ESOP plans to be recognized as expense and all ESOP shares to be considered outstanding for earnings per share computations. The Company adopted the Statement on January 1, 1994. Under the "grandfather" provisions of the new Statement, the Company will not apply the Statement to shares purchased by the ESOP prior to December 31, 1992. Management believes the adoption of the new Statement will not have a material impact on the Company's financial position, results of operations or earnings per share.

LIQUIDITY AND CAPITAL RESOURCES

   CSC is operated as a holding company, conducting virtually all business through its wholly owned subsidiaries. The capital structure among CSC and its subsidiaries is designed to provide each entity with capital and liquidity consistent with its operating plan. A description of significant aspects of this structure for CSC and its two principal subsidiaries, Schwab and M&S, follows.

LIQUIDITY

SCHWAB

   Most of Schwab's assets are liquid, consisting primarily of short-term (i.e., less than 90 days) investment-grade, interest-earning investments (a substantial portion of which are segregated for the exclusive benefit of customers pursuant to regulatory requirements) and receivables from customers and brokers. Customer margin loans are demand loan obligations secured by readily marketable securities. Receivables from and payables to other brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle or can be closed out within a few business days.

   Liquidity needs relating to customer trading and margin borrowing activities are met primarily through cash balances in customer accounts, which totaled $5.7 billion in 1993, $5.1 billion in 1992 and $4.4 billion in 1991. Earnings from Schwab's operations are the primary source of liquidity for capital expenditures and investments in new services, marketing and technology. Management believes that customer cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.

   To manage Schwab's regulatory capital position, CSC provides Schwab with a $180 million subordinated revolving credit facility maturing in September 1995, of which $108 million was outstanding at December 31, 1993. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 1995. In January 1994, the maturity date for $15 million of the $25 million debt scheduled to mature in 1995 was extended to 1996. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.

   For use in its brokerage operations, Schwab maintains uncommitted bank credit lines totaling $390 million, of which $310 million is available on an unsecured basis. The need for short-term borrowings arises primarily from timing differences between: cash flow requirements, the scheduled liquidation of interest-bearing investments, or, if applicable, the release of funds from required regulatory reserves. Schwab used such borrowings for 25 days in 1993, 42 days in 1992 and 41 days in 1991, with the daily amounts borrowed averaging $19 million, $24 million and $29 million, respectively. These lines were unused at December 31, 1993.

M&S

   M&S's liquidity needs are generally met through earnings generated by its operations. Most of M&S's assets are liquid, consisting primarily of receivables from brokers, dealers and clearing organizations, cash and equivalents and marketable securities. M&S may borrow up to $10 million under a subordinated lending arrangement with CSC. Borrowings under this arrangement qualify as regulatory capital for M&S. This facility has never been used.

THE CHARLES SCHWAB CORPORATION

   CSC's liquidity needs are generally met through cash generated by its subsidiaries. Schwab and M&S are the principal sources of this liquidity and are subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations would prohibit Schwab and M&S from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to their parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of their minimum dollar amount requirement of $1 million. At December 31, 1993, Schwab had $260 million of net capital (10% of aggregate debit balances), which was $207 million in excess of its minimum required net capital. At December 31, 1993, M&S had $13 million of net capital (163% of aggregate debit balances), which was $12 million in excess of its minimum required net capital. Management believes that funds generated by Schwab's and M&S's operations will continue to be the primary funding source in meeting CSC's liquidity needs and maintaining Schwab's and M&S's net capital.

   In addition to the liquidity needs of its broker-dealer subsidiaries, CSC has individual liquidity needs that arise from its $150 million of Senior Medium-Term Notes, Series A (Medium-Term Notes), which were issued during 1993. CSC used proceeds of these issuances to prepay its 10% Senior and 9% Junior Subordinated Debentures totaling $116 million and to pay a related prepayment premium of $11 million. The 10% Senior and 9% Junior Subordinated Debentures had been due in 1998 and 2002, respectively. The remaining proceeds were used for general corporate purposes. The Medium-Term Notes have maturities ranging from three to ten years and fixed interest rates ranging from 4.95% to 6.30% with interest payable semiannually.

   In November 1993, CSC filed a Registration Statement with the SEC covering the issuance of up to $100 million aggregate principal amount of debt securities, which may be issued by CSC from time to time as senior or senior subordinated debt securities, and may carry fixed or variable interest rates. The net proceeds of the sale of the debt securities may be used for general corporate purposes. There were no securities issued under this Registration Statement at December 31, 1993.

   If necessary for general corporate purposes, CSC may borrow under its $225 million committed unsecured credit facility with a group of twelve banks through June 1994. The facility requires CSC to pay a commitment fee on the unused balance, and includes an option to borrow $125 million of the $225 million at any time during the term, for a period of up to 364 days from the date of borrowing. The terms of this facility require CSC to maintain minimum levels of stockholders' equity and Schwab to maintain minimum levels of net capital as defined. This facility has never been used.

   CSC has a $35 million Senior Term Loan due in March 1995. An interest rate exchange arrangement has been used to convert the loan's variable interest rate to a fixed rate of 6.9%. The loan contains covenants, among others, that require the Company to maintain minimum levels of stockholders' equity, and require Schwab and M&S to maintain minimum levels of net capital as defined.

CASH FLOWS

   Cash provided by operating activities was $132 million during 1993, up from $121 million in 1992, allowing the Company to finance the majority of its growth with internally generated funds. During 1993, the Company invested $77 million in various capital expenditures including a new primary data center, a fourth regional customer telephone service center, which opened in January 1994, and enhancements to its data processing and telecommunications systems. The Company also opened 23 branch offices and made improvements to certain existing office facilities.

   During 1993, the Company completed the following:

    o Repaid $128 million of long-term and subordinated borrowings with proceeds received from the issuance of $150 million in Medium-Term Notes.

    o Declared an increase in the quarterly cash dividend, which raised the indicated annual dividend 25% from $.16 to $.20 per share. Total dividends declared and paid on common stock were $11 million, or $.19 per share, during 1993.

   During 1993, the Company did not repurchase any shares of its common stock. As of December 31, 1993, authorization granted by the Company's Board of Directors allowed for the potential repurchase of up to 1.3 million shares, of which 500,600 shares were repurchased for $13.7 million from January 1, 1994 through February 25, 1994. The Company will continue to monitor opportunities to repurchase common stock in cases where stockholder value would be enhanced.

CAPITAL ADEQUACY

   The Company's stockholders' equity at December 31, 1993 totaled $379 million. In addition to its equity, the

Company has long-term borrowings of $185 million that bear interest at a weighted average rate of 6.0%. These borrowings, together with the Company's equity, provided total financial capital of $564 million at December 31, 1993.

   The Company monitors its financial leverage and the adequacy of its capital base relative to the level and composition of its assets using various financial measures. One of these measures is the ratio of total assets to total stockholders' equity. At December 31, 1993, the ratio of total assets to stockholders' equity was 18 to 1 compared to a ratio of 23 to 1 at December 31, 1992. Of the Company's total assets, 95% are held in cash and cash equivalents, interest-earning investments or secured receivables. Given the quality and liquidity of these assets and the Company's intention of continuing to maintain an appropriate capital base, management believes that the Company's ratio of assets to equity could be increased to a level approaching 30 to 1.

LOOKING AHEAD

   The recent general financial success within the securities industry has strengthened existing competitors and attracted new competitors such as banks and insurance companies. Management expects competition to continue to intensify in 1994, which is likely to place downward pressure on profit margins. The Company will respond to such competition by continuing to invest heavily in service quality, technology, customer service delivery systems and product development. To help ensure effective use of resources, the Company will continue to focus on improving internal business processes with the goal of enhancing customer service quality and the Company's cost structure.

The Company will continue to leverage cross-marketing opportunities within its existing customer base and develop new products and services consistent with evolving customer needs and its competitive-pricing philosophy. The Company will continue to support its products and services with aggressive marketing and promotional efforts. In 1993's challenging environment, the Company added over $30 billion in customer assets and plans to do as well in 1994. The Company intends to enhance customer service capacity by adding 20 to 30 branch offices and by adding additional staff and equipment to existing customer telephone service centers and branches.

   While these activities require significant operating expense outlays and, during certain years, significant capital expenditures, they are important investments for the Company's long-term profitable growth. Management's financial goals are to achieve over the long term a 20% annual revenue growth rate while maintaining a 10% after-tax profit margin and a return on stockholders' equity of 20%.

The Charles Schwab Corporation
CONSOLIDATED STATEMENT OF INCOME
(In Thousands, Except Per Share Amounts)

  Year Ended December 31,                                           1993          1992          1991
                                                                --------      --------      --------
  REVENUES
  Commissions                                                   $552,206      $441,429      $348,920
  Principal transactions                                         169,081       130,013        63,421
  Interest revenue, net of interest expense of $132,382 in
    1993, $159,491 in 1992 and $225,558 in 1991                  119,849        91,540        76,640
  Mutual fund service fees                                        98,554        63,391        54,152
  Other                                                           25,323        23,139        26,494
                                                                --------      --------      --------
  Total                                                          965,013       749,512       569,627
                                                                --------      --------      --------
  EXPENSES EXCLUDING INTEREST
  Compensation and benefits                                      392,768       306,615       234,364
  Communications                                                  94,348        75,854        57,272
  Occupancy and equipment                                         76,668        65,241        51,203
  Depreciation and amortization                                   44,433        40,490        51,930
  Commissions, clearance and floor brokerage                      43,039        32,116        20,679
  Advertising and market development                              40,726        33,810        25,249
  Professional services                                           22,385        14,448        12,037
  Other                                                           44,374        34,710        28,796
                                                                --------      --------      --------
  Total                                                          758,741       603,284       481,530
                                                                --------      --------      --------
  Income before taxes on income and extraordinary charge         206,272       146,228        88,097
  Taxes on income                                                 81,904        65,000        38,629
                                                                --------      --------      --------
  Income before extraordinary charge                             124,368        81,228        49,468
  Extraordinary charge - early retirement of debt                  6,700
                                                                --------      --------      --------
  NET INCOME                                                    $117,668      $ 81,228      $ 49,468
                                                                ========      ========      ========
  Weighted average number of common and
      common equivalent shares outstanding*                       59,450        58,568        58,625
                                                                ========      ========      ========
  EARNINGS PER COMMON EQUIVALENT SHARE*:
    Income before extraordinary charge                          $   2.09      $   1.39      $    .84
    Extraordinary charge - early retirement of debt                  .11
                                                                --------      --------      --------
    Earnings per Common Equivalent Share                        $   1.98      $   1.39      $    .84
                                                                ========      ========      ========
  DIVIDENDS DECLARED PER COMMON SHARE*                          $   .190      $   .147      $   .085
                                                                ========      ========      ========

  * Reflects the 1993 three-for-two common stock split.

  See Notes to Consolidated Financial Statements.


                     (Chart Omitted)                            (Chart Omitted)

The Charles Schwab Corporation
CONSOLIDATED BALANCE SHEET
(In Thousands, Except Share Data)

  December 31,                                                                                           1993              1992
  ------------                                                                                     ----------        ----------
  ASSETS
  Cash and equivalents (including resale agreements of $120,000 in 1993)                           $  279,828        $  204,290
  Cash and investments required to be segregated under Federal or other regulations
      (including resale agreements of $3,267,440 in 1993 and $2,989,516 in 1992)                    3,676,319         3,510,149
  Receivable from brokers, dealers and clearing organizations                                          71,616            48,366
  Receivable from customers (less allowance for doubtful accounts
      of $2,229 in 1993 and $3,449 in 1992)                                                         2,553,255         1,903,487
  Equipment, office facilities and property (less accumulated depreciation
      and amortization of $143,339 in 1993 and $120,685 in 1992)                                      136,440            89,534
  Customer lists (less accumulated amortization of $130,434 in 1993
      and $118,113 in 1992)                                                                            37,114            49,481
  Other assets                                                                                        141,945            99,929
                                                                                                   ----------        ----------
  Total                                                                                            $6,896,517        $5,905,236
                                                                                                   ==========        ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Drafts payable                                                                                   $  123,384        $  102,332
  Payable to brokers, dealers and clearing organizations                                              303,981           198,498
  Payable to customers                                                                              5,745,783         5,075,507
  Accrued expenses                                                                                    158,866           118,412
  Long-term and subordinated borrowings                                                               185,330           151,679
                                                                                                   ----------        ----------
  Total liabilities                                                                                 6,517,344         5,646,428
                                                                                                   ----------        ----------

  Stockholders' equity:
      Preferred stock -- 10,000,000 shares authorized; $.01 par value per share; none issued
      Common stock -- 200,000,000 shares authorized; $.01 par value per share;
         59,486,680 shares in 1993 and 58,761,013 shares in 1992*                                         595               392
      Additional paid-in capital                                                                      161,052           141,946
      Retained earnings                                                                               253,692           147,168
      Treasury stock -- 1,649,478 shares in 1993 and 2,086,315 shares in 1992, at cost*               (23,153)          (26,444)
      Note receivable from Profit Sharing Plan                                                        (13,013)           (4,254)
                                                                                                   ----------        ----------
  Stockholders' equity                                                                                379,173           258,808
                                                                                                   ----------        ----------

  Total                                                                                            $6,896,517        $5,905,236
                                                                                                   ==========        ==========

  * Reflects the 1993 three-for-two common stock split.

  See Notes to Consolidated Financial Statements.

              (Chart Omitted)                       (Chart Omitted)

The Charles Schwab Corporation
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)

  Year Ended December 31,                                                         1993           1992           1991
                                                                             ---------      ---------      ---------
  CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                 $ 117,668      $  81,228      $  49,468
      Noncash items included in net income:
          Depreciation and amortization                                         44,433         40,490         51,930
          Deferred income taxes                                                 (5,352)        (7,141)          (629)
          Other                                                                 (1,074)         1,370          2,584
      Extraordinary charge - early retirement of debt                           11,205
      Change in accrued expenses                                                43,653         20,616         47,018
      Change in other assets                                                   (37,625)       (11,163)        (5,679)
                                                                             ---------      ---------      ---------
  Net cash provided before change in customer-related balances                 172,908        125,400        144,692
                                                                             ---------      ---------      ---------

  Change in customer-related balances (excluding the effects of the
    1991 acquisition of Mayer & Schweitzer, Inc.):
      Payable to customers                                                     670,276        693,737        666,873
      Receivable from customers                                               (648,548)      (601,352)      (479,960)
      Drafts payable                                                            21,052         23,891         19,228
      Payable to brokers, dealers and clearing organizations                   105,483         73,389         38,674
      Receivable from brokers, dealers and clearing organizations              (23,250)          (757)       (16,158)
      Cash and investments required to be segregated under
          Federal or other regulations                                        (166,170)      (193,574)      (266,109)
                                                                             ---------      ---------      ---------
  Net change in customer-related balances                                      (41,157)        (4,666)       (37,452)
                                                                             ---------      ---------      ---------
  Net cash provided by operating activities                                    131,751        120,734        107,240
                                                                             ---------      ---------      ---------

  CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment, office facilities and property - net                  (77,127)       (53,538)       (27,428)
  Collection on note receivable from Profit Sharing Plan                         6,241          3,925          1,821
  Cash payments for business acquired, net of cash received                                                  (11,489)
                                                                             ---------      ---------      ---------
  Net cash used by investing activities                                        (70,886)       (49,613)       (37,096)
                                                                             ---------      ---------      ---------

  CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings                                           150,000         35,000
  Repayment of long-term and subordinated borrowings                          (128,032)        (2,676)        (6,745)
  Dividends paid                                                               (10,946)        (8,411)        (4,864)
  Purchase of treasury stock                                                                  (23,227)        (6,205)
  Proceeds from (repayment of) short-term borrowings                                          (20,000)        20,000
  Payment for surrendered contingent payment rights                                                          (15,951)
  Exercise of warrants on common stock                                                                         1,861
  Other                                                                          3,651          2,007          1,826
                                                                             ---------      ---------      ---------
  Net cash provided (used) by financing activities                              14,673        (17,307)       (10,078)
                                                                             ---------      ---------      ---------

  INCREASE IN CASH AND EQUIVALENTS                                              75,538         53,814         60,066
  CASH AND EQUIVALENTS AT BEGINNING OF YEAR                                    204,290        150,476         90,410
                                                                             ---------      ---------      ---------
  CASH AND EQUIVALENTS AT END OF YEAR                                        $ 279,828      $ 204,290      $ 150,476
                                                                             =========      =========      =========

  See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(In Thousands)

                                                                                                          Note
                                                                                                       Receivable
                                                Common Stock      Additional                           from Profit
                                               ---------------     Paid-In      Retained    Treasury     Sharing
                                               Shares*  Amount     Capital      Earnings     Stock        Plan        Total
                                               -------  ------     ---------    --------    --------   -----------   --------
  BALANCE AT DECEMBER 31, 1990                  54,978    $261     $141,887    $ 44,798    $(22,810)    $(10,000)    $154,136
                                                ------    ----     --------    --------    --------     --------     --------
  Net income                                                                     49,468                                49,468
  Dividends declared on common stock                                             (4,864)                               (4,864)
  Purchase of treasury stock                      (821)                                      (6,205)                   (6,205)
  Exercise of warrants on common stock           3,055                          (16,742)     18,603                     1,861
  Stock options exercised                          552                              409       3,187                     3,596
  Three-for-two stock split effected in the
     form of a 50% stock dividend                          131                     (131)
  Collection on note receivable from
     Profit Sharing Plan                                                                                   1,821        1,821
  Other                                                                  (6)                                               (6)
                                                ------    ----     --------    --------    --------     --------     --------
  BALANCE AT DECEMBER 31, 1991                  57,764     392      141,881      72,938      (7,225)      (8,179)     199,807
                                                ------    ----     --------    --------    --------     --------     --------
  Net income                                                                     81,228                                81,228
  Dividends declared on common stock                                             (8,411)                               (8,411)
  Purchase of treasury stock                    (1,660)                                     (23,227)                  (23,227)
  Stock options exercised                          571                            1,413       4,008                     5,421
  Collection on note receivable from
     Profit Sharing Plan                                                                                   3,925        3,925
  Other                                                                  65                                                65
                                                ------    ----     --------    --------    --------     --------     --------
  BALANCE AT DECEMBER 31, 1992                  56,675     392      141,946     147,168     (26,444)      (4,254)     258,808
                                                ------    ----     --------    --------    --------     --------     --------
  Net income                                                                    117,668                               117,668
  Dividends declared on common stock                                            (10,946)                              (10,946)
  Stock options and restricted stock
    awards exercised                               436                4,005                   3,291                     7,296
  Three-for-two stock split effected in the
     form of a 50% stock dividend                          198                     (198)
  Common stock issued to Profit
     Sharing Plan for a note receivable            726       5       14,995                              (15,000)
  Collection on note receivable from
     Profit Sharing Plan                                                                                   6,241        6,241
  Other                                                                 106                                               106
                                                ------    ----     --------    --------    --------     --------     --------
  BALANCE AT DECEMBER 31, 1993                  57,837    $595     $161,052    $253,692    $(23,153)    $(13,013)    $379,173
                                                ======    ====     ========    ========    ========     ========     ========

* Share amounts are presented net of treasury shares and have been restated to reflect the 1993 and 1991 three-for-two common stock splits.

See Notes to Consolidated Financial Statements.

                         THE CHARLES SCHWAB CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

   The consolidated financial statements include The Charles Schwab Corporation
(CSC) and its subsidiaries (collectively the Company) including Charles Schwab & Co., Inc. (Schwab), a securities broker-dealer, Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq securities, and other subsidiaries.

   Revenues are presented net of interest expense. Prior years' financial statements have been reclassified to conform to the 1993 presentation. All material intercompany balances and transactions have been eliminated.


SIGNIFICANT ACCOUNTING POLICIES

Securities transactions recorded by Schwab and the related revenues and expenses are recorded on settlement date, which is generally five business days after trade date. Revenues and expenses on a settlement date basis for Schwab are not materially different from trade date. M&S records principal transactions and the related revenues and expenses on a trade date basis.

Cash and investments required to be segregated under Federal or other regulations consist primarily of securities purchased under agreements to resell (Resale Agreements), U.S. Treasury securities, certificates of deposit and commercial paper. Resale Agreements are accounted for as collateralized financing transactions and are recorded at the amount for which the securities will be resold. U.S. Treasury securities are stated at market. Certificates of deposit and commercial paper are stated at cost, which approximates market.

Depreciation and amortization -- Equipment and office facilities are depreciated on a straight-line basis over their estimated useful lives, generally three to seven years. Property is depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized over the lesser of their useful life or the life of the lease. Customer lists and other intangibles are amortized on a straight-line basis over periods from four to fifteen years.

Earnings per common equivalent share are calculated by dividing net income by the sum of the weighted average number of common shares outstanding during the period plus common share equivalents. Common share equivalents result from the dilutive effect of stock options and warrants. Information presented in the Consolidated Financial Statements and notes thereto regarding share and per share amounts, stock option data and market prices give effect to the 1993 and 1991 three-for-two common stock splits, effected in the form of 50% stock dividends.

Cash equivalents -- For purposes of reporting cash flows, the Company considers all highly liquid investments (including Resale Agreements) with original maturities of three months or less that are not required to be segregated under Federal or other regulations to be cash equivalents.

Income taxes -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 -- Accounting for Income Taxes -- on a prospective basis. The adoption of SFAS No. 109 changes the Company's method of accounting for income taxes from the deferred method previously required by APB Opinion No. 11 to an asset and liability approach, which requires the recognition of deferred tax assets and liabilities at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized currently to the extent that realization of such benefits is more likely than not. The adoption of this accounting standard did not have a material impact on the Company's financial position or results of operations.

Estimated fair value of financial instruments -- The Company considers the amounts presented for financial instruments on the consolidated balance sheet to be reasonable estimates of fair value except for long-term and subordinated borrowings and certain off-balance sheet financial instruments. Disclosure of the fair value of these instruments, determined by the Company using available market information and appropriate valuation methodologies, is presented under the "Long-Term and Subordinated Borrowings" note. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market transaction.


ACQUISITION

 On July 1, 1991, CSC acquired M&S for $28 million. Because the transaction was accounted for as a purchase, the operating results of M&S are included in the consolidated results of the Company beginning July 1, 1991, and therefore, the historic results of M&S are not included in prior periods. M&S reported operating revenues of $28 million for the six-month period ended June 30, 1991.


SHORT-TERM FUNDING

   The principal source of financing for Schwab's margin lending is cash balances in customer Schwab One (registered trademark) brokerage accounts. At December 31, 1993, Schwab was paying interest at 2.4% on $5.0 billion of cash balances in Schwab One brokerage accounts, which were included in amounts payable to customers. For use in its brokerage operations, Schwab maintains uncommitted bank credit lines totaling $390 million, of which $310 million is available on an unsecured basis. There were no borrowings outstanding under these lines at December 31, 1993 and 1992.



LONG-TERM AND SUBORDINATED BORROWINGS

   Long-term and subordinated borrowings at December 31, 1993 and 1992 consist of the following (in thousands):




                                                             1993          1992
                                                         --------      --------
Senior Medium-Term Notes                                 $150,000
Senior Term Loan                                           35,000      $ 35,000
Senior Subordinated Debentures                                           50,000
Junior Subordinated Debentures                                           65,728
Other (principally equipment financing)                       330           951
                                                         --------      --------
Total                                                    $185,330      $151,679
                                                         ========      ========



   During 1993, CSC issued $150 million aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes), with fixed interest rates ranging from 4.95% to 6.30% and maturities as follows: 1996 -- $26 million; 1997 -- $28 million; 1998 -- $30 million; and thereafter -- $66 million. The Medium-Term Notes carry a weighted average interest rate of 5.82%. Proceeds from the issuance of the Medium-Term Notes were used to prepay CSC's $50 million 10% Senior Subordinated Debentures and $66 million 9% Junior Subordinated Debentures, which were due in 1998 and 2002, respectively, and to pay a related prepayment premium of approximately $11 million. The $11 million premium, net of its related $4 million tax benefit, is presented as a $7 million extraordinary charge to income for 1993. The remaining proceeds were used for general corporate purposes.

   The fair value of the Medium-Term Notes is estimated to be $148 million at December 31, 1993 based on estimates of market rates for debt with similar terms and remaining maturities. The fair value of the Senior and Junior Subordinated Debentures was estimated to be $120 million at December 31, 1992.

   In November 1993, CSC filed a Registration Statement with the SEC covering the issuance of up to $100 million aggregate principal amount of debt securities, which may be issued by CSC from time to time as senior or senior subordinated debt securities, and may carry fixed or variable interest rates. The net proceeds of the sale of the debt securities may be used for general corporate purposes. There were no securities issued under this Registration Statement at December 31, 1993.

   CSC has a $35 million Senior Term Loan due in March 1995. An interest rate exchange arrangement has been used to convert the loan's variable interest rate to a fixed rate of 6.9%. The loan contains covenants, among others, that require the Company to maintain minimum levels of stockholders' equity, and require Schwab and M&S to maintain minimum levels of net capital as defined.

   The fair value of the interest rate exchange arrangement is estimated to be $1 million at December 31, 1993 and 1992 based on the estimated amount that CSC would need to pay to terminate the exchange arrangement.

   CSC maintains a $225 million committed unsecured credit facility with a group of twelve banks. The funds are available for general corporate purposes and CSC pays a commitment fee on the unused balance. The terms of this facility require the Company to maintain minimum levels of stockholders' equity and Schwab to maintain minimum levels of net capital as defined. The facility contains an option to borrow $125 million of the $225 million at any time during the term, for a period of up to 364 days from the date of borrowing.



CONTINGENT PAYMENT RIGHTS

   As part of its 1987 acquisition of Schwab, CSC issued Contingent Payment Rights which entitled the holder to receive a cash payment upon surrender equal to the appreciation in the market value of CSC's common stock over a designated amount. Changes in the value of the Contingent Payment Rights resulted in adjustments to the purchase price of Schwab. These adjustments were allocated to the fixed and intangible assets acquired based on the assets' fair values at the acquisition date. In 1991, the remaining Contingent Payment Rights were redeemed.



TAXES ON INCOME

   Income tax expense, including the tax benefit related to the extraordinary charge, is as follows (in thousands):

                                                                 Year Ended December 31,
                                                         ----------------------------------------
                                                            1993             1992            1991
                                                         -------          -------         -------
Current:
   Federal                                               $72,362          $58,452         $29,935
   State                                                  14,894           13,689           9,323
                                                         -------          -------         -------
      Total current                                       87,256           72,141          39,258
                                                         -------          -------         -------
Deferred:
   Federal                                                (4,477)          (6,267)           (785)
   State                                                    (875)            (874)            156
                                                         -------          -------         -------
      Total deferred                                      (5,352)          (7,141)           (629)
                                                         -------          -------         -------
Taxes on income before
   extraordinary charge                                   81,904           65,000          38,629
Current tax benefit - extraordinary
   charge                                                 (4,504)
                                                         -------          -------         -------
Total taxes on income                                    $77,400          $65,000         $38,629
                                                         =======          =======         =======

  The temporary differences which created deferred tax assets and liabilities are detailed below (in thousands):

                                                                          At                At
                                                                     December 31,       January 1,
                                                                         1993              1993
                                                                        -------           -------
Deferred Tax Assets:
    Deferred compensation                                               $13,389           $ 7,027
    Reserves and allowances                                               5,336             4,309
    Depreciation and amortization                                         3,602             5,636
    State and local taxes                                                 2,367             2,407
                                                                        -------           -------
         Total deferred assets                                           24,694            19,379
                                                                        -------           -------
Deferred Tax Liabilities:
    Asset valuation differences                                          (7,177)           (6,926)
    Other                                                                (1,173)           (1,461)
                                                                        -------           -------
         Total deferred liabilities                                      (8,350)           (8,387)
                                                                        -------           -------
Net deferred tax asset                                                  $16,344           $10,992
                                                                        =======           =======



  Other assets include net deferred tax assets of $16 million at December 31, 1993 and $11 million at January 1, 1993.

  There is no valuation allowance associated with deferred tax assets at January 1, 1993 and December 31, 1993.

  Deferred income tax expense is recorded when revenues and expenses are recognized in different periods for financial statement and tax return purposes. The principal components of deferred tax benefit are (in thousands):



                                                  Year Ended December 31,
                                              --------------------------------
                                                 1993        1992         1991
                                              -------     -------      -------
Deferred compensation                         $(6,362)    $(3,899)     $(2,574)
Depreciation and amortization                   2,034         806          519
Reserves and allowances                        (1,027)        850       (2,442)
Asset valuation differences                       251         (82)       2,320
State and local taxes                              40        (514)      (1,096)
Unrealized gains and losses
  on investments held                                      (2,500)       3,004
Other                                            (288)     (1,802)        (360)
                                              -------     -------      -------
Total deferred income tax benefit             $(5,352)    $(7,141)     $  (629)
                                              =======     =======      =======



   The effective income tax rate differs from the amount computed by applying the Federal statutory income tax rate as follows:


                                                 Year Ended December 31,
                                              -----------------------------
                                              1993         1992        1991
                                              ----         ----        ----
Federal statutory rate                        35.0%        34.0%       34.0%
State income taxes, net of
  Federal tax benefit                          4.5          5.8         7.1
Amortization of intangibles                                 4.5         2.5
Other                                           .2           .2          .2
                                              ----         ----        ----
Effective income tax rate                     39.7%        44.5%       43.8%
                                              ====         ====        ====



STOCK OPTIONS, RESTRICTED STOCK AWARDS AND WARRANTS

   The Company's stock option plans provide for granting to officers, directors and other key employees options for the purchase of shares of common stock at not less than market value on the date of grant, restricted stock or performance units. To date, the Company has issued options and restricted stock under the plans. Certain options are immediately exercisable and all options expire within either eight or ten years from the date of grant. The options and shares acquired upon exercise of each option generally vest over a four or five-year period from the date of grant of the option. The Company may repurchase unvested shares related to certain options at the exercise price from any participant who ceases to be an employee or director of CSC or any of its subsidiaries. A summary of option activity follows:

                                                          Number        Option Price
                                                        of Shares        Per Share
                                                        ---------      --------------
Outstanding at December 31, 1990                        3,530,596      $  .56  - 7.06
                                                        ---------      --------------
  Granted                                                  67,500                8.94
  Exercised                                              (552,430)        .56  - 7.06
  Canceled                                               (137,478)        .56  - 7.06
                                                        ---------      --------------
Outstanding at December 31, 1991                        2,908,188         .56  - 8.94
                                                        ---------      --------------
  Granted                                               2,937,930       13.08 - 24.33
  Exercised                                              (571,121)        .56 -  6.56
  Canceled                                                (54,115)        .56 -  6.56
                                                        ---------      --------------
Outstanding at December 31, 1992                        5,220,882         .56 - 24.33
                                                        ---------      --------------
  Granted                                                 640,112       20.75 - 34.63
  Exercised                                              (436,841)        .56 - 31.25
  Canceled                                               (143,608)       4.33 - 13.08
                                                        ---------      --------------
Outstanding at December 31, 1993                        5,280,545      $  .56 - 34.63
                                                        =========      ==============



   At December 31, 1993, options to purchase 2,147,668 shares were vested, 513,950 shares were available for future grants and 3,132,877 shares were unvested.

  In September 1993, the Company granted 25,900 shares of common stock to certain officers of the Company. Sale of the stock is restricted for four years from the date of grant. The restricted shares are held in custody by the Company until the expiration or termination of the restriction. The common stock had an aggregate fair market value of $.8 million at the date of grant.

   Warrants to purchase 3,055,500 shares of common stock at $.63 per share became exercisable in January 1991 when the shares of common stock underlying the warrants were registered under the Securities Act of 1933. Warrants to purchase 3,055,062 shares were exercised for $1.9 million prior to termination of the registration period. The warrantholders included certain officers and stockholders of the Company.



EMPLOYEE BENEFIT PLANS

   The Company has a profit sharing and employee stock ownership plan for eligible employees. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense was $16 million for 1993, $11 million for 1992 and $7 million for 1991. In 1992, The Charles Schwab Trust Company, a subsidiary of CSC, became trustee of the plan.

   In January 1993, the Company's profit sharing and employee stock ownership plan borrowed $15 million from the Company to purchase 725,805 newly issued shares of the Company's common stock. The note receivable from the plan bears interest at 7.9% and is due in annual installments through 2007.

   In January 1991, the Company implemented a long-term cash incentive plan for officers and key employees. Payments under this plan are based upon return on stockholders' equity and pretax income, as defined, over the four-year period ending December 31, 1994. Related compensation expense, accrued as pretax income reaches certain targeted levels, was $16 million for 1993, $11 million for 1992 and $6 million for 1991.

   In November 1993, the American Institute of Certified Public Accountants issued Statement of Position No. 93-6 -- Employers' Accounting for Employee Stock Ownership Plans (the Statement). The Statement requires income statement recognition of the fair value of common stock released for allocation to employees through an Employee Stock Ownership Plan (ESOP). As shares are released for allocation to employees, the shares become outstanding for earnings per share computations. Previously, the accounting rules provided for the cost basis of shares released for allocation through ESOP plans to be recognized as expense and all ESOP shares to be considered outstanding for earnings per share computations. The Company adopted the Statement on January 1, 1994. Under the "grandfather" provisions of the new Statement, the Company will not apply the Statement to shares purchased by the ESOP prior to December 31, 1992. Management believes the adoption of the new Statement will not have a material impact on the Company's financial position, results of operations or earnings per share.



REGULATORY REQUIREMENTS

  Schwab and M&S are subject to the Securities and Exchange Commission's (SEC) Uniform Net Capital Rule and each compute net capital under the alternative method permitted by this Rule, which requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from customer transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and M&S is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 1993, Schwab's net capital was $260 million (10% of aggregate debit balances), which was $207 million in excess of the minimum required net capital and $128 million in excess of 5% of aggregate debit balances. At December 31, 1993, M&S's net capital was $13 million (163% of aggregate debit balances), which was $12 million in excess of its minimum required net capital.

   In accordance with the requirements of SEC Rule 15c3-3, Schwab had a portion of its cash and investments segregated for the exclusive benefit of customers at December 31, 1993. Under Rule 15c3-3, M&S had no cash reserve requirement on December 31, 1993.



COMMITMENTS, CONTINGENT LIABILITIES AND OTHER INFORMATION

   The Company has noncancelable operating leases for office space and equipment. Future minimum rental commitments under these leases at December 31, 1993 are as follows (in thousands):




1994                                              $46,369
1995                                               36,681
1996                                               30,222
1997                                               25,284
1998                                               19,771
Thereafter                                         49,308
                                                  =======



   Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $56 million for 1993, $48 million for 1992 and $37 million for 1991.

   The Company has entered into certain agreements with its Chairman that provide compensation for employment through 1995 and for the use of his name and likeness subsequent to his employment. The agreements can be terminated only under limited circumstances. Aggregate amounts paid pursuant to the name and likeness agreement cannot exceed $2 million per year (subject to adjustment for changes in the cost of living since 1987) for a maximum of 15 years after compensation under the employment agreement ceases.

   In the normal course of its margin lending activities, Schwab is contingently liable to the Options Clearing Corporation for the margin requirement of customer margin securities transactions. Such margin requirement is secured by a pledge of customers' margin securities. This contingent liability was $73 million at December 31, 1993.

   Through its broker-dealer subsidiaries, the Company loans securities temporarily to other brokers in connection with its security lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company controls this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned on a daily basis and by requiring additional cash as collateral when necessary.

   The Company is obligated to settle transactions with brokers and other financial institutions even if its customers fail to meet their obligations to the Company. Customers are required to complete their transactions on settlement date, generally five business days after trade date. If customers do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring deposits from customers for certain types of trades.

   As customers write option contracts or sell securities short, the Company may incur losses if the customers do not fulfill their obligations and the collateral in customer accounts is not sufficient to fully cover losses which customers may incur from these strategies. To control this risk, the Company monitors required margin levels daily and customers are required to deposit additional collateral, or reduce positions, when necessary.

   In its capacity as market maker, M&S maintains inventories in Nasdaq securities on both a long and short basis. While long inventory positions represent M&S ownership of securities, short inventory positions represent obligations of M&S to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to M&S as market values of securities fluctuate. To control the risk of losses, long and short positions are continuously monitored to assure compliance with limits established by the Company.

   In January 1992, the Company filed a petition in U.S. Tax Court refuting a claim for additional Federal income tax asserted by the Internal Revenue Service (IRS) in December 1991. The asserted additional tax of $28 million, excluding interest, arises from the IRS's audit of the tax periods ended March 31, 1988 and December 31, 1988. Substantially all the asserted additional tax relates to deductions claimed by the Company for depreciation and amortization of tangible and intangible assets received in the Company's 1987 acquisition of Schwab. The contested issues extend to the Company's taxable years ended December 31, 1989 through 1993.

   Of the $28 million additional tax asserted by the IRS against the Company, approximately $11 million relates to deductions derived from the amortization of customer lists. In April 1993, the U.S. Supreme Court ruled in Newark Morning Ledger Co. v. U.S. that in appropriate circumstances a taxpayer may amortize the cost of certain intangible assets (such as customer lists) over the useful life of such assets. While the Supreme Court's decision in Newark Morning Ledger confirms the Company's ability to amortize for tax purposes certain of its intangible assets, issues involving the valuation of these intangible assets remain unresolved in the Company's case with the IRS.

   Management believes that these matters will be resolved without a material adverse effect on the Company's financial position.

   There are other various lawsuits pending against the Company which, in the opinion of management, will be resolved with no material impact on the Company's financial position or results of operations.


CONCENTRATIONS OF CREDIT RISK

   Schwab enters into collateralized Resale Agreements which could result in losses in the event the counterparty to the transaction does not purchase the securities held as collateral for the cash advanced and the market value of these securities declines. To control this risk, Schwab requires that the counterparty deliver to a custodian securities to be held as collateral with a market value in excess of the resale price. Schwab also sets standards for the credit quality of the counterparty. Schwab also monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate.

   Certificates of deposit (CDs) included in cash and investments required to be segregated under Federal or other regulations must comply with the requirements of SEC Rule 15c3-3. Accordingly, such CDs are limited to domestic banks and are subject to limitations based on the size of the issuing bank and Schwab's net capital. In addition, Schwab has established procedures to reduce the risk of loss by setting credit quality standards, monitoring issuers for changes, and setting size and maturity limits. At December 31, 1993, CDs represented 6% of total cash, cash equivalents and investments required to be segregated, up from 5% at December 31, 1992. All CD issuers had an investment grade rating at December 31, 1993 as determined by a Nationally Recognized Statistical Rating Organization.

CASH FLOW INFORMATION

   Certain investing and financing activities of the Company affect its financial position but do not affect cash flows. The following table summarizes those transactions (in thousands):

                                                          Year Ended December 31,
                                                   --------------------------------------
                                                     1993            1992          1991
                                                   --------        --------      --------
Common stock issued to Profit
 Sharing Plan for a note receivable                $15,000
                                                   =======
Purchase of Mayer & Schweitzer, Inc.:
    Assets acquired                                                               $ 46,261
    Liabilities assumed                                                            (18,158)
                                                                                  --------
Cash payments                                                                       28,103
Cash received                                                                      (16,614)
                                                                                  --------
Cash payments, net of cash received                                               $ 11,489
                                                                                  ========
Increase in assets and
 Contingent Payment Rights liability                                              $  6,532
                                                                                  ========

  Certain additional information affecting the cash flows of the Company follows (in thousands):

                                                            Year Ended December 31,
                                                    ---------------------------------------
                                                        1993            1992           1991
                                                    --------        --------       --------
Income taxes paid                                   $ 86,453       $  64,625       $ 29,999
                                                    ========        ========       ========
Interest paid:
  Customers                                         $114,606        $141,135       $207,630
  Long-term and subordinated
     borrowings                                       13,584          13,134         12,616
  Other                                                4,400           8,833          2,879
                                                    --------        --------       --------
Total interest paid                                 $132,590        $163,102       $223,125
                                                    ========        ========       ========

SUBSEQUENT EVENT

 From January 1, 1994 through February 25, 1994, the Company repurchased and recorded as treasury stock a total of 500,600 shares of its common stock for $13.7 million.

                             MANAGEMENT'S REPORT


To Our Stockholders:

    Management of the Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and the other financial information presented in this report. To meet these responsibilities we maintain a system of internal control that is designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of Company and customer assets from unauthorized use, and the execution and recording of transactions in accordance with management's authorization. The system is augmented by careful selection of our managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that employees adhere to the highest standards of personal and professional integrity. The Company's internal audit function monitors and reports on the adequacy of and compliance with our internal controls, policies and procedures. Although no cost-effective internal control system will preclude all errors and irregularities, we believe the Company's system of internal control is adequate to accomplish the objectives set forth above.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and necessarily include some amounts that are based on estimates and our best judgments. The financial statements have been audited by the independent accounting firm of Deloitte & Touche, whose audit included consideration of the internal control structure to the extent necessary to render their opinion on the financial statements. We made available to Deloitte & Touche all the Company's financial records and related data. We believe that all representations made to Deloitte & Touche during their audit were valid and appropriate.

    The Board of Directors through its Audit Committee, which is comprised entirely of nonmanagement directors, has an oversight role in the area of financial reporting and internal control. The Audit Committee periodically meets with Deloitte & Touche, our internal auditors, and Company management to review accounting, auditing, internal control and financial reporting matters.




Charles R. Schwab
Chairman of the Board and Chief Executive Officer




A. John Gambs
Executive Vice President and Chief Financial Officer





                         INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of The Charles
    Schwab Corporation:


    We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE
San Francisco, California
February 17, 1994
(February 25, 1994 as to Subsequent Event note)

The Charles Schwab Corporation
QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(In Millions, Except Per Share Data and Ratios)

                                                             Weighted     Earnings    Dividends
                                                              Average       per       Declared        Range            Range
                                    Expenses                  Common       Common        per        of Common        of Price/
                                    Excluding     Net       Equivalent   Equivalent    Common      Stock Price        Earnings
                     Revenues(a)    Interest    Income        Shares       Share        Share      per Share(b)       Ratio(c)
                     -----------    ---------   -------     ----------   ----------   --------     -------------     ---------
  1993 by Quarter
  Fourth                $257.5       $212.3      $28.5         59.8        $.48        $.050     $38.38 - 28.75      19 - 15
  Third                  238.8        191.1       22.2(d)      59.7         .37(d)      .050      37.13 - 26.75      18 - 13
  Second                 232.4        180.4       31.6         59.3         .53         .050      29.00 - 20.42      17 - 12
  First                  236.3        174.9       35.4         59.0         .60         .040      24.83 - 16.58      17 - 11
                        ------       ------      -----         ----       -----        -----     --------------      -------
  1992 by Quarter
  Fourth                $193.5       $148.2      $25.2         57.8        $.44        $.040     $18.58 - 11.08      13 -  8
  Third                  159.3        144.3        7.8         58.2         .13         .040      17.33 - 11.17      14 -  9
  Second                 176.8        143.8       18.5         59.1         .31         .040      23.08 - 13.58      18 - 10
  First                  219.9        167.0       29.7         59.2         .50         .027      25.17 - 19.42      22 - 17
                        ------       ------      -----         ----       -----        -----     --------------      -------
  1991 by Quarter
  Fourth                $167.3       $138.6      $16.1         59.0        $.27        $.027     $22.42 - 13.22      26 - 16
  Third                  147.4        122.9       13.2         58.7         .22         .022      13.89 - 11.06      23 - 19
  Second                 128.9        112.3        9.5         58.5         .16         .018      11.06 -  7.89      23 - 16
  First                  126.1        107.7       10.6         58.3         .18         .018       9.11 -  5.06      23 - 13
                        ------       ------      -----         ----       -----        -----     --------------      -------
  1990 by Quarter
  Fourth                $ 93.9       $ 92.1      $ 1.0         58.5        $.02        $.018     $ 6.06 -  5.06      22 - 18
  Third                  103.9         91.3        7.2         60.1         .12         .013       7.33 -  4.72      21 - 13
  Second                  96.7         88.4        4.8         61.9         .08         .013       7.72 -  6.56      25 - 21
  First                   92.9         86.5        3.7         61.7         .06         .013       7.94 -  5.89      26 - 20
                        ------       ------      -----         ----       -----        -----     --------------      -------
  1989 by Quarter
  Fourth                $ 93.0       $ 82.3      $ 6.1         62.1        $.10        $.013     $ 6.67 -  5.17      22 - 17
  Third                   88.2         80.2        4.6         62.3         .07         .013       7.56 -  4.89      35 - 23
  Second                  87.0         79.6        4.2         62.7         .07         .013       5.39 -  3.89      29 - 21
  First                   77.6         70.6        4.0         62.4         .06                    4.72 -  3.00      31 - 20
                        ======       ======      =====         ====       =====        =====     ==============      =======

  All share and per share data has been restated to reflect the 1993 and 1991 three-for-two common stock splits.

  (a)    Revenues are presented net of interest expense.

  (b) Represents New York Stock Exchange (NYSE) high and low range of common stock price per share, as restated for the three-for-two common stock splits.

  (c) Price/Earnings Ratio is computed by dividing the high and low market prices, as restated for the three-for-two common stock splits, by earnings per share for the 12-month period ending on the last day of the quarter presented. The extraordinary charge in 1993 has been excluded.

  (d) Net income and earnings per share are net of the effect of $6.7 million ($.11 per share) extraordinary charge on the early retirement of debt.



  COMMON STOCK DATA

       The common stock of The Charles Schwab Corporation is listed on the New York and Pacific Stock Exchanges under the ticker symbol SCH. The number of record holders of common stock as of February 17, 1994 was 1,603. The last reported sales price on that date was $26 1/4.

                         THE CHARLES SCHWAB CORPORATION

                              CHART APPENDIX LIST

      In this appendix, the following descriptions of certain charts in portions of the Company's 1993 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits such more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Annual Report.





 EDGAR Version
  Page Number                                     CHART DESCRIPTION
  -----------                                     -----------------
 2               Combination bar/line chart titled "Company Revenues vs. NYSE and Nasdaq Share Volume"
                 depicting revenues (shown on the right axis) for the fiscal years 1983, 1984, 1985, 1986,
                 1987, 1988, 1989, 1990, 1991, 1992 and 1993 (shown on the bottom axis) as follows (in millions of dollars): $108, $112, $160, $257, $371, $267, $346, $387, $570, $750 and
                 $965, respectively.  In addition, the chart shows NYSE & Nasdaq average daily share volume combined (shown on the left axis) of (in millions of shares) 148, 151, 191, 255,
                 339, 284, 299, 289, 343, 393 and 528, respectively.

 2               Stacked bar chart titled "Total Customer Assets at Schwab" depicting the composition of customer assets (shown on the left axis) at year end 1989, 1990, 1991, 1992 and 1993
                 (shown on the bottom axis) as follows (in billions of dollars):  Cash and Equivalents
                 $8.2, $10.6, $12.6, $15.6 and $20.1, respectively; Stocks (net of margin loans) $11.7,
                 $12.7, $22.1, $29.6 and $39.5, respectively; Mutual Fund Marketplace (registered mark)
                 (includes Mutual Fund OneSource (trademark) balances) $2.1, $2.6, $6.1, $11.5 and $24.9, respectively; Schwab Equity and Bond Funds $0, $0, $.3, $.7 and $1.3, respectively; Fixed
                 Income Securities $3.3, $4.7, $6.4, $8.2 and $10.0, respectively.

 3               Stacked bar chart titled "Schwab Daily Average Volume" depicting the composition of
                 Schwab's daily average volume (shown on the left axis) for the fiscal years 1989, 1990,
                 1991, 1992 and 1993 (shown on the bottom axis) as follows (in thousands of trades):
                 Commission and Other Trades 11.9, 13.1, 18.3, 23.2 and 29.6, respectively; Mutual Fund
                 OneSource (trademark) Trades 0, 0, .3, 1.4 and 7.4, respectively.

 3               Pie chart titled "Composition of Revenues" depicting composition of revenues (percentage of total) for the fiscal years 1991, 1992 and 1993 as follows:  Commissions 61%, 60% and
                 57%, respectively; Principal Transactions 11%, 17% and 18%, respectively; Net Interest
                 Revenue 13%, 12% and 12%, respectively; Mutual Fund Service Fees 10%, 8% and 10%, respectively; Other 5%, 3% and 3%, respectively.

 3               Stacked bar chart titled "Commissions" depicting the composition of commissions (shown on the left axis) for the fiscal years 1991, 1992 and 1993 (shown on the bottom axis) as follows (in millions of dollars):  Listed $203, $251 and $300, respectively; Options $31,
                 $32 and $37, respectively; Nasdaq $89, $122 and $169, respectively; Other $26, $36 and
                 $46, respectively.

 6               Pie chart titled "Expenses Excluding Interest" depicting composition of expenses excluding interest (percentage of total) for the fiscal years 1991, 1992 and 1993 as follows:  Compensation and Benefits 49%, 51% and 52%, respectively; Communications 12%,
                 13% and 12%, respectively; Occupancy and Equipment 11%, 11% and 10%, respectively;
                 Depreciation and Amortization 11%, 7% and 6%, respectively; Other 17%, 18% and 20%, respectively.

 6               Stacked bar chart titled "Compensation and Benefits" depicting the composition of compensation and benefits (shown on the left axis) for the fiscal years 1991, 1992 and
                 1993 (shown on the bottom axis) as follows (in millions of dollars):  Salary and Wages
                 $140, $183 and $225, respectively; Variable Compensation $58, $80 and $108, respectively;
                 Other Benefits $36, $44 and $60, respectively.

 11              Bar chart titled "Revenues" depicting revenues (shown on the left axis) for the fiscal years 1991, 1992 and 1993 (shown on the bottom axis) as follows (in millions of dollars):
                 $570, $750 and $965, respectively.

 11              Bar chart titled "Net Income" depicting net income (shown on the left axis) for the fiscal years 1991, 1992 and 1993 (shown on the bottom axis) as follows (in millions of dollars):
                 $49, $81 and $118, respectively.

 12              Bar chart titled "Ratio of Assets to Equity" depicting the Company's ratio of assets to equity (shown on the left axis) at year end 1991, 1992 and 1993 (shown on the bottom axis) as follows:  25 to 1, 23 to 1 and 18 to 1, respectively.

 12              Stacked bar chart titled "Composition of Assets" depicting the composition of the
                 Company's assets (shown on the left axis) at year end 1991, 1992 and 1993 (shown on the bottom axis) as follows (in millions of dollars):  Cash and Investments $3,467, $3,714 and $3,956, respectively; Secured Receivables $1,350, $1,952 and $2,625, respectively;
                 Other $208, $239 and $316, respectively.