Form 10-K, Exhibit 13
SCHWAB CHARLES CORP
filed 1995-03-24
CIK 316709

                                                                  EXHIBIT 13.1
                         The Charles Schwab Corporation
                      1994 Annual Report to Stockholders
           (only those portions specifically incorporated by reference into The Charles Schwab Corporation 1994 Annual Report on Form 10-K)

The Charles Schwab Corporation
Quarterly Financial Information (Unaudited)
(In Millions, Except Per Share Data and Ratios)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Weighted    Earnings   Dividends
                                                                     Average        per     Declared         Range         Range
                                            Expenses                  Common      Common       per         of Common      of Price/
                                            Excluding     Net       Equivalent  Equivalent   Common       Stock Price     Earnings
                             Revenues (a)   Interest     Income       Shares       Share      Share       per Share (b)   Ratio (c)
------------------------------------------------------------------------------------------------------------------------------------
 1994 by Quarter
  Fourth                         $270.4      $214.4       $33.8        87.6         $.38      $.047    $24.67 - $18.42     16 - 12
  Third                           248.1       196.5        31.2        87.1          .36       .047     20.58 -  16.92     14 - 11
  Second                          258.2       205.1        32.1        87.5          .37       .047     22.58 -  16.50     16 - 12
  First     Dividend Increase     287.9       224.3        38.2        88.2          .43       .047     22.00 -  17.33     16 - 13
------------------------------------------------------------------------------------------------------------------------------------
 1993 by Quarter
  Fourth                         $257.5      $212.3       $28.5        89.8         $.32      $.033    $25.58 -  19.17     19 - 15
  Third                           238.8       191.1        22.2 (d)    89.5          .25 (d)   .033     24.75 -  17.83     18 - 13
  Second    Dividend Increase/
            Stock Split           232.4       180.4        31.6        89.0          .35       .033     19.33 -  13.61     17 - 12
  First                           236.3       174.9        35.4        88.5          .40       .027     16.56 -  11.06     17 - 11
------------------------------------------------------------------------------------------------------------------------------------
 1992 by Quarter
  Fourth                         $193.5      $148.2       $25.2        86.7         $.29      $.027    $12.39 -   7.39     13 -  8
  Third                           159.3       144.3         7.8        87.4          .09       .027     11.56 -   7.44     14 -  9
  Second    Dividend Increase     176.8       143.8        18.5        88.6          .21       .027     15.39 -   9.06     18 - 10
  First                           219.9       167.0        29.7        88.7          .33       .018     16.78 -  12.94     22 - 17
------------------------------------------------------------------------------------------------------------------------------------
 1991 by Quarter
  Fourth    Dividend Increase/
            Stock Split          $167.3      $138.6       $16.1        88.4         $.18      $.018    $14.94 -   8.82     26 - 16
  Third     Dividend Increase     147.4       122.9        13.2        88.1          .15       .015      9.26 -   7.37     23 - 19
  Second                          128.9       112.3         9.5        87.7          .11       .012      7.37 -   5.26     23 - 16
  First                           126.1       107.7        10.6        87.5          .12       .012      6.07 -   3.37     23 - 13
------------------------------------------------------------------------------------------------------------------------------------
 1990 by Quarter
  Fourth    Dividend Increase    $ 93.9      $ 92.1       $ 1.0        87.7         $.01      $.012    $ 4.04 -   3.37     22 - 18
  Third                           103.9        91.3         7.2        90.2          .08       .009      4.89 -   3.15     21 - 13
  Second                           96.7        88.4         4.8        92.8          .05       .009      5.15 -   4.37     25 - 21
  First                            92.9        86.5         3.7        92.5          .04       .009      5.30 -   3.93     26 - 20
====================================================================================================================================

All share and per share data have been restated to reflect the 1995, 1993 and 1991 three-for-two common stock splits.
(a)  Revenues are presented net of interest expense.
(b)  Represents New York Stock Exchange high and low range of common stock price per share.
(c)  Price/Earnings Ratio is computed by dividing the high and low market prices by earnings per share for the 12-month period ended on the last day of the quarter presented.  The extraordinary charge in 1993 (described below) has been excluded.
(d)  Net income and earnings per share are net of the effect of a $6.7 million ($.07 per share) extraordinary charge on the early retirement of debt.

The Charles Schwab Corporation
Selected Financial and Operating Data
(In Millions, Except Per Share Amounts and as noted)

-----------------------------------------------------------------------------------------------------------------------------
                                                     Growth Rates (1)
                                                  ---------------------
                                                  Compounded     Annual
                                                  ----------     ------
                                                    5-Year       1-Year
                                                  1989-1994    1993-1994      1994       1993       1992       1991      1990
-----------------------------------------------------------------------------------------------------------------------------
Operating Results (for the year)
Revenues
  Commissions                                          19%         (1%)     $  546      $ 552       $441       $349       $244
  Interest revenue, net of interest expense (2)        20%         37%         165        120         92         77         71
  Principal transactions (3)                                       (4%)        163        169        130         63          4
  Mutual fund service fees                             40%         59%         157         99         63         54         46
  Other                                                11%         36%          34         25         24         27         22
------------------------------------------------------------------------------------------------------------------------------
Total                                                  25%         10%       1,065        965        750        570        387
------------------------------------------------------------------------------------------------------------------------------
Expenses excluding interest
  Compensation and benefits                            27%         11%         437        393        307        234        155
  Communications                                       23%         13%         107         94         76         57         42
  Occupancy and equipment                              21%         14%          88         77         65         51         43
  Depreciation and amortization                         1%         23%          55         44         40         52         49
  Other                                                22%          3%         154        150        116         88         69
------------------------------------------------------------------------------------------------------------------------------
Total                                                  22%         11%         841        758        604        482        358
------------------------------------------------------------------------------------------------------------------------------
Income before taxes on income
  and extraordinary charge                             47%          9%         224        207        146         88         29
Taxes on income                                        44%          9%          89         82         65         39         12
------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charge                     48%          9%         135        125         81         49         17
Extraordinary charge - early retirement of debt                                             7
------------------------------------------------------------------------------------------------------------------------------
Net income                                             48%         15%      $  135      $ 118      $  81      $  49      $  17
==============================================================================================================================
Earnings per common equivalent share (4)
  Income before extraordinary charge                   50%         11%       $1.54      $1.39       $.92       $.56       $.18
  Extraordinary charge - early retirement of debt                                         .07
------------------------------------------------------------------------------------------------------------------------------
  Earnings per common equivalent share                 50%         17%       $1.54      $1.32       $.92       $.56       $.18
==============================================================================================================================
Dividends declared per common share (4)                47%         49%       $.188      $.126      $.099      $.057      $.039
==============================================================================================================================
Other (at year end)
  Total assets                                         18%         15%      $7,918     $6,897     $5,905     $5,026     $4,188
  Long-term and subordinated borrowings                 6%         (8%)        171        185        152        119        126
  Stockholders' equity                                 22%         23%         467        379        259        200        154
  Book value per common share (4)                      22%         25%        5.47       4.37       3.04       2.31       1.87
==============================================================================================================================
Other (for the year)
  Return on stockholders' equity (1)                                           32%        37%        35%        29%        10%
  Revenue growth                                                               10%        29%        32%        47%        12%
  Pre-tax profit margin                                                        21%        21%        20%        15%         8%
  After-tax profit margin                                                      13%        12%        11%         9%         4%
  Effective income tax rate                                                    40%        40%        44%        44%        42%
==============================================================================================================================
  Weighted average number of common and
     common equivalent shares (4)                                               88         89         88         88         91
==============================================================================================================================

(1)  Growth rates and return on stockholders' equity are not presented in cases where deemed not meaningful.
(2)  Interest revenue is presented net of interest expense.  Interest expense for 1990 through 1994 was (in millions):  $238, $225, $159, $132 and $198, respectively.
(3)  On July 1, 1991, the Company acquired Mayer & Schweitzer, Inc., whose operating results have been consolidated with those of the Company since the acquisition.
(4)  All share and per share data have been restated to reflect the 1995, 1993 and 1991 three-for-two common stock splits.

Certain prior years' revenues and expenses have been reclassified to conform to the 1994 presentation.

                Management's Discussion and Analysis
          of Results of Operations and Financial Condition


DESCRIPTION OF BUSINESS
  The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide brokerage and
related   investment  services  to  customers  with  3.0  million
active (a) accounts and assets that totaled $122.6 billion at December 31, 1994. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), serves an estimated 42% of the discount brokerage market as measured by commission revenues. Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq securities acquired by CSC in 1991, provides trade execution services to broker-dealers and institutional customers. During 1994, orders handled by M&S totaled over 5 billion shares, or over 6% of the total shares traded on Nasdaq.
  With a network of 208 branch offices, Schwab is physically represented in 46 states, the Commonwealth of Puerto Rico and the United Kingdom. Schwab maintains four regional customer telephone service centers that handle customer calls and orders. Schwab's touch-tone telephone trading service, TeleBroker (registered trademark), provides customers access to Schwab on a 24-hour basis. These complementary customer service delivery systems - branches, telephone centers and on-line services - allow Schwab to achieve its customer service quality standards in a cost-competitive manner. Collectively, these systems handled over 68 million calls and over 11 million trades during 1994.
  The Company has historically used discount pricing as a tactic in its efforts to gain market share and enhance the value of its services. In recent years, Schwab has introduced additional price-competitive product offerings such as its No-Annual-Fee IRA, its Mutual Fund OneSource (trademark) service and its Schwab 500
Brokerage   (trademark)   service,  which   includes   commission
discounts from Schwab's standard rates. Management expects to continue to use this value-pricing philosophy in the marketing of new products and services.
  Environmental factors influencing the Company's performance include fundamentally cyclical financial markets, and heavy competition from full commission and discount brokerage firms, as well as from mutual fund companies. Increasingly, competition has come from institutions other than brokerage firms as banks, insurance companies and others expand their product lines. Such competition may negatively impact the Company's ability to maintain historic profit margins and increase market share.
  The significant growth during 1994 of asset-based revenues such as mutual fund service fees and net interest revenue has enhanced the consistency of the Company's revenue streams and provided an ability to cover a greater proportion of fixed expenses. However, transaction-based revenues continue to represent the majority of
the   Company's  revenues.  Since  these  revenues  are   heavily
influenced   by   fluctuations  in  the  volume   of   securities
transactions, it is not unusual for the Company to experience significant variations in quarterly revenue levels. Most of the Company's expenses do not vary directly, at least in the short term, with fluctuations in securities trading volume. This combination of primarily variable revenue streams and a primarily nonvariable cost structure can result in increased profitability with rapid increases in revenue and reduced profitability (or losses) with rapid reductions in revenue. These factors, along with the environmental factors discussed above, may subject the Company's future earnings and common stock price to significant volatility.
   The  Company's  long-term  performance  objectives  call   for
profitable  growth  within  several  markets  of  the   financial
services industry - retail brokerage, mutual funds, equity securities market-making and support services for independent investment managers. The Company's strategy for achieving its objectives continues to be effective investment in technology, product development, marketing programs and customer service delivery systems. It is management's goal to increase the value of the Company by achieving over the long term a 20% annual revenue growth rate while maintaining a 10% after-tax profit margin and a 20% return on stockholders' equity.

                         (CHART OMITTED)

RESULTS OF OPERATIONS

SUMMARY
  The financial markets experienced significant volatility during 1994, creating a difficult environment for investors. The Federal Reserve repeatedly increased short-term interest rates, which contributed to the largest single year decline in bond values in a decade. The Standard & Poor's 500 Index reached a record high of 482 in February, a low of 439 in April and ended the year down 2%. The combined daily average share volume of the New York Stock Exchange and Nasdaq increased 11% from 1993 to 586 million shares.

                         (CHART OMITTED)

 Despite these factors, trading activity at Schwab reached record levels during 1994, with daily average retail trades, which include Mutual Fund OneSource (trademark) trades, reaching 43,500, an increase of 23% over 1993. Revenues of $1.1 billion in 1994 represent the Company's fifth consecutive year of record revenues, up 10% from 1993. This increase reflects gains in mutual fund service fees and net interest revenue, partially offset by decreases in

(a)  Accounts with balances or activity within the preceding twelve months.

commission and  principal  transaction
revenues. The Company's annual revenue growth was less than management's long-term goal of 20%. In response to this slowed revenue growth, management implemented certain cost reduction measures that mitigated the impact of slowed revenue growth on net income. The Company's strong performance was also reflected in a $26.8 billion, or 28%, increase in customer assets.
  Earnings in 1994 were $135 million, or $1.54 per share, up from $118 million, or $1.32 per share, in 1993, after a $.07 per share extraordinary charge for early debt retirement, and $81 million, or $.92 per share, in 1992. Share information throughout this report has been restated to reflect the three-for-two common stock split, effected in the form of a 50% stock dividend, declared January 17, 1995 and payable March 1, 1995 to stockholders of record February 1, 1995. The after-tax profit margin for 1994 was 13%, which exceeded the Company's long-term goal of 10%. Return on stockholders' equity was 32% in 1994, well above the Company's long-term goal of 20%. Reflecting these strong results, the Company's Board of Directors declared a cash dividend increase during January 1995, raising the effective annual dividend rate 29% to $.240 per share from the $.188 per share rate established in January 1994.

                         (CHART OMITTED)

  During 1994, the Company continued to invest in technology, product and service enhancements, marketing programs and new customer service facilities. This contributed to an 11% increase in noninterest expenses, which totaled $840 million. With customer trading activity up 23% over 1993, the Company increased its servicing capacity by opening 10 branch offices, including its first branch office in the Commonwealth of Puerto Rico, and its fourth regional customer telephone service center. In addition, Schwab commenced operation of five specialists' posts on the Pacific Stock Exchange. These posts make markets in over 240 common stocks. The Company expects to continue to expand its capacity to provide principal execution services to customers.

                         (CHART OMITTED)

REVENUES

Commissions
      Commission revenues were $546 million in 1994, compared to $552 million in 1993 and $441 million in 1992. Commission revenues are affected by the number of customer accounts that traded, the average number of transactions per account that traded and the average commission per transaction. Schwab operates in an agency capacity when executing commission transactions.

                         (CHART OMITTED)

  Retail agency commission revenues constituted over 95% of total commissions in each of the last three years. Remaining commissions represent business done with institutional customers. Commissions earned on retail agency trades totaled $523 million in 1994, compared to $531 million in 1993 and $427 million in 1992. The daily average retail agency trade level for such commissions was 28,900 in 1994, 27,700 in 1993 and 22,000 in
1992. The following table shows a comparison of certain factors that influence retail agency commission revenues:

----------------------------------------------------------------
                                     1994       1993        1992
----------------------------------------------------------------
Number of customer accounts
 that traded during the year
 (in thousands)                     1,352      1,227       1,046
Average number of retail agency
 transactions per account
 that traded                          5.4        5.7         5.4
Total number of retail agency
 transactions (in thousands)        7,282      7,003       5,599
Average commission per retail
 agency transaction                $71.88     $75.89      $76.30
Total retail agency commission
 revenues (in millions)              $523       $531        $427
----------------------------------------------------------------

Note:  The above table excludes customer transactions in Schwab's
       Mutual Fund OneSource (trademark) service.

   From   1992  to  1994,  the  total  number  of  retail  agency
transactions  executed  by  Schwab  has  increased  as   Schwab's
customer base has grown. From 1993 to 1994, average commission per retail agency transaction decreased $4.01 as the proportion of trades in lower commission per transaction products, such as mutual funds, has increased. This was primarily the result of Schwab's success in attracting customer mutual fund business. Strong price competition, particularly with respect to customer equity securities transactions, which yield a higher average commission per trade also contributed to the decrease. The effect of the increase in the total number of retail agency transactions on retail agency commission revenues for 1994 was offset entirely
by   the   decrease  in  average  commission  per  retail  agency
transaction.
  From 1992 to 1993, average commission per retail agency transaction decreased $.41 primarily due to a higher proportion of mutual fund transactions, and a higher proportion of trades placed through TeleBroker (registered trademark), which provides users a 10% commission discount. The effect of the increase in the total number of retail agency transactions on retail agency commission revenues for 1993 was offset partially by the decrease in average commission per retail agency transaction.

  Attracting new customer accounts is important in generating commission revenues. Schwab opened 736,000 new customer accounts during 1994, up 4% and 31%, respectively, over account openings of 706,000 in 1993 and 562,000 in 1992.

Interest Revenue, Net of Interest Expense
 The Company presents interest revenue net of interest expense in its financial statements. This presentation eliminates the impact of market interest rate fluctuations on total revenues, thereby providing a clearer view of the Company's performance in the areas of attracting and investing customer cash balances and managing its balance sheet.
  In performing its role as clearing broker for its customers' trading activity, Schwab holds cash balances payable to customers. In most cases, Schwab pays its customers interest on such cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend these funds to customers on a secured basis to purchase qualified securities
- a practice commonly known as "margin lending." Pursuant to Securities and Exchange Commission (SEC) regulations, customer cash balances that are not used for margin lending are segregated into investment accounts that are maintained for the exclusive benefit of customers.
  When investing segregated customer cash balances, the Company must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts and resale agreements collateralized by qualified securities. The Company's policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. Investment information for the last three years is as follows:

-----------------------------------------------------------
                                   1994      1993      1992
-----------------------------------------------------------
Investment composition
 (in billions at year end)
Resale agreements                  $3.8      $3.3      $3.0
Certificates of deposit              .2        .2        .2
U.S. Treasuries                                .1        .3
Average maturity of investments
 (in days)
During the year                      54        71        78
At year end                          37        69        53
-----------------------------------------------------------

  Interest revenue net of interest expense reached a record  $165 million in 1994, compared to $120 million in 1993 and $92 million in 1992 as shown in the following table (in millions):

----------------------------------------------------------
                                  1994      1993      1992
----------------------------------------------------------
Interest Revenue
Investments, customer-related     $168      $113      $140
Margin loans to customers          185       132       104
Other                               10         7         7
----------------------------------------------------------
Total                              363       252       251
----------------------------------------------------------
Interest Expense
Customer cash balances             178       115       141
Long-term and subordinated
   borrowings                       12        12        13
Other                                8         5         5
----------------------------------------------------------
Total                              198       132       159
----------------------------------------------------------
Interest Revenue, Net of
   Interest Expense               $165      $120      $ 92
==========================================================

  The Company's interest-earning assets (principally investments and margin loans to customers) are financed primarily by interest-bearing customer cash balances. Other funding sources include noninterest-bearing customer cash balances, proceeds from stock
lending   activities,  long-term  borrowings  and   stockholders'
equity.  Average balances and interest rates on customer-related,
interest-earning   assets  and  related   funding   sources   are
summarized as follows (dollars in millions):

---------------------------------------------------------------------------
                                              1994         1993        1992
---------------------------------------------------------------------------
Earning Assets (customer-related):
Investments:
 Average balance outstanding                $3,957       $3,469       $3,460
 Average interest rate                       4.26%        3.25%        4.05%
Margin loans to customers:
 Average balance outstanding                $2,742       $2,212       $1,619
 Average interest rate                       6.74%        5.99%        6.45%
Average yield on earning assets              5.28%        4.32%        4.82%
Funding Sources (customer-related
 and other):
Interest-bearing customer cash balances:
 Average balance outstanding                $5,472       $4,693       $4,313
 Average interest rate                       3.25%        2.44%        3.27%
Other interest-bearing sources:
 Average balance outstanding                $  353       $  275       $  206
 Average interest rate                       2.94%        3.30%        4.93%
Average noninterest-bearing portion         $  874       $  713       $  560
Average interest rate on funding sources     2.81%        2.18%        2.97%
Summary:
 Average yield on earning assets             5.28%        4.32%        4.82%
 Average interest rate on funding sources    2.81%        2.18%        2.97%
----------------------------------------------------------------------------
Average net interest margin                  2.47%        2.14%        1.85%
============================================================================

 Interest revenue from customer-related investments increased $55 million from 1993 to 1994 due to a 101 basis point increase in the average interest rate earned on such investments. This increase was slightly greater than the 100 basis point  increase
in the Donoghue Taxable Money Fund Average (the Donoghue Average) during 1994. Interest revenue from customer-related investments decreased $27 million from 1992 to 1993 as a result of an 80 basis point decline in the average interest rate earned on such investments. This decline was greater than the 67 basis point decline in the Donoghue Average during 1993.
  Interest earned on margin loans to customers increased $53 million from 1993 to 1994 as average margin loan balances increased 24% and the average interest rate earned on such balances increased 75 basis points. Despite a 46 basis point decline in the average interest rate earned on margin loans to customers, interest earned on such balances increased $28 million from 1992 to 1993 as average margin loan balances increased 37%. The growth in margin loan balances from 1992 to 1994 is attributable to a more active trading environment and an increase in the number of customer margin accounts.
   During 1994, interest expense on customer cash balances increased $63 million due to an 81 basis point increase in the average interest rate paid on these balances and a 17% increase in the average balance outstanding. Interest expense on customer cash balances decreased $26 million during 1993 as a result of an 83 basis point decline in the average interest rate paid on such balances, partially offset by a 9% increase in the average balance outstanding.

Principal Transactions
  Principal transactions include net gains from market-making activities in Nasdaq securities and markups on customer fixed income security trades. Factors that influence principal transactions include the volume of customer trades and market price volatility. During 1994, a record 74 billion shares traded on Nasdaq and the Nasdaq Composite Index decreased 3%.
  Revenues from principal transactions were $163 million in 1994, compared to $169 million in 1993 and $130 million in 1992. The 4% decrease from 1993 to 1994 was due to a lower average revenue per principal transaction from market-making activities in 1994. A portion of this decrease is attributable to the impact of the July 1994 National Association of Securities Dealers (NASD) Interpretation to its Rules of Fair Practice governing the execution of limit orders accepted from certain types of customers. M&S has extended the benefits of the Interpretation to substantially all retail customer limit orders in Nasdaq securities received from broker-dealers for which it executes such orders. The 30% increase from 1992 to 1993 was primarily due to an increase in trading volume handled by M&S.
  As a market maker in Nasdaq securities, M&S generally executes customer trades as principal. M&S business practices call for competitively priced customer executions, generally defined as the highest bid price on a sell order and the lowest offer price on a buy order available through NASD member firms. Customer trades exceeding certain sizes are executed on a negotiated basis. Substantially all Nasdaq security trades originated by the customers of Schwab are directed to M&S.

Mutual Fund Service Fees
  The Company earns mutual fund service fees for providing services, such as reporting of share ownership and dividend activity, administration and investment management, to its proprietary and certain third-party mutual funds. These fees are based upon daily balances of customer assets invested in the funds. Revenues received from customer purchase and sale transactions of mutual funds are included in commission revenues. The Company currently does not charge commissions on purchases and sales of its proprietary funds.
  Mutual fund service fees were $157 million in 1994, compared to $99 million in 1993 and $63 million in 1992. The increases from 1992 to 1994 were primarily attributable to significant increases in customer assets in Schwab's proprietary funds, collectively referred to as the SchwabFunds (registered trademark), and customer assets in funds purchased through Schwab's Mutual Fund OneSource (trademark) service.
  The SchwabFunds include money market funds, bond funds and equity index funds. Schwab customers may elect to have cash balances in their brokerage accounts automatically invested in certain SchwabFunds money market funds. This feature provides a significant competitive advantage to SchwabFunds money market funds as uninvested customer cash is swept into these funds on a regular basis. Customer assets invested in the SchwabFunds, the majority of which are in SchwabFunds money market funds, were $23.3 billion at the end of 1994, $15.8 billion at the end of 1993 and $11.4 billion at the end of 1992.
   During July 1992, Schwab introduced nationally its no-transaction-fee mutual fund service, known as the Mutual Fund OneSource service, which at December 31, 1994, enabled customers to trade 280 mutual funds in 28 well-known fund families without incurring transaction fees. The service is particularly attractive to investors who execute mutual fund trades directly with multiple mutual fund companies to avoid brokerage transaction fees and achieve investment diversity among fund families. Fees received by Schwab via the Mutual Fund OneSource program are based on daily balances of customer assets invested in the participating funds through Schwab and are paid by the funds and/or fund sponsors. Customer assets held by Schwab that have been purchased through the Mutual Fund OneSource service, excluding Schwab's proprietary funds, totaled $12.5 billion at December 31, 1994, $8.3 billion at December 31, 1993 and $1.8 billion at December 31, 1992.

Other Revenues
  Other revenues include IRA maintenance fees, other brokerage fees, sales and usage fees and revenues relating to Schwab's affinity credit card arrangement. These revenues totaled $34 million during 1994, compared to $25 million in 1993 and $23 million in 1992. The 36% increase from

1993 to 1994 represented
higher IRA maintenance fees and increased sales of StreetSmart (trademark) and Equalizer (registered trademark), Schwab's on-line trading software products, partially offset by a decrease in revenues from Schwab's affinity credit card arrangement. During 1993, Schwab terminated its affinity credit card arrangement with a bank service provider and entered into a new affinity credit card arrangement with another provider. Schwab received a payment in connection with the termination of the arrangement in 1993, which represented substantially all of the increase in other revenues from 1992 to 1993.
  During 1992, the Company introduced its No-Annual-Fee IRA, which is available to existing and prospective customers with IRA balances of $10,000 or more. The Company had previously charged an annual account fee on virtually all IRAs. Management believes that, over the long term, increases in commissions, principal transactions and mutual fund service fees generated by new customer accounts and assets attracted by the IRA program will eventually exceed the related foregone annual-fee revenue. IRA openings increased 6% in 1994 and 43% in 1993 over the respective preceding year's level.

                         (CHART OMITTED)

EXPENSES

Compensation and Benefits
  Compensation and benefits expense includes salaries and wages, variable compensation, and related employee benefits and taxes. The Company provides its employees with compensation programs that contain variable pay components that are tied to the achievement of the Company's financial objectives and growth in customer assets and, therefore, a portion of compensation and benefits expense will fluctuate with these measures.
  Compensation and benefits expense was $437 million for 1994, compared to $393 million in 1993 and $307 million in 1992. The Company had approximately 6,500 employees and contractors at the end of both 1994 and 1993, and 4,600 at the end of 1992. These amounts include full-time employees and full-time equivalents for part-time and temporary employees, as well as persons employed on a contract basis. Increases in compensation and benefits expense between 1992 and 1994 were generally the result of increases in salaries and wages due to the larger average number of employees necessary to support expansion of the Company's branch office network, regional customer telephone service centers, technology and marketing programs, and the development of new products and services. In 1994, the increase in salaries and wages was offset partially by a decline in variable compensation. In 1993, an increase in variable compensation also contributed to the overall increase in compensation and benefits.
  The Company encourages and provides mechanisms for employee ownership of the Company's common stock through its profit sharing and employee stock ownership plan, its stock option plans and an automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees and to align the interests of employees with those of stockholders. Management, employees and their families own directly and through the Company's profit sharing and employee stock ownership plan approximately 45% of the Company's outstanding common stock at December 31, 1994. In addition, management and employees held options to purchase common stock, which are not considered outstanding for ownership purposes, representing an additional 10% of the Company's outstanding common stock at December 31, 1994.

                         (CHART OMITTED)

Communications
  Communications expense, including telephone, postage, and news and quotation charges, was $107 million for 1994, $94 million in 1993 and $76 million in 1992. The increase in communications expense between 1992 and 1994 primarily resulted from higher customer transaction volumes. Increases in customer use of toll-free telephone numbers, reflecting a higher proportion of incoming calls handled by TeleBroker (registered trademark) and regional customer telephone service centers, also contributed to higher telephone expenses over this period.

Occupancy and Equipment
  Occupancy and equipment expense includes the costs of leasing and maintaining the Company's headquarters, four regional customer telephone service centers, a primary data center and 208 branch offices. It also includes lease and rental expenses on computer and other equipment. Occupancy and equipment expense was $88 million for 1994, compared to $77 million in 1993 and $65 million in 1992. This trend reflects the Company's continued growth and expansion. The Company opened a regional customer telephone service center in each of 1994 and 1992 while, in 1993, it opened its new primary data center in Phoenix. Schwab opened 10 new branch offices in 1994, 23 in 1993 and 17 in 1992.

Depreciation and Amortization
  Depreciation and amortization expense includes that relating to
equipment    and   office   facilities,   property,    leasehold
improvements and customer lists. Such expenses were $55 million for 1994, compared to $44 million in 1993 and $40 million in 1992. The increases from 1992 to 1994 were primarily due to newly acquired data processing related assets and leasehold improvements which increased the Company's customer service capacity and fixed asset base from the respective preceding year's level.

Commissions, Clearance and Floor Brokerage
 Commissions, clearance and floor brokerage expense includes fees paid to stock and option exchanges for trade executions,  fees
paid by M&S to broker-dealers for orders received for execution and fees paid to clearing entities for trade processing. Commissions, clearance and floor brokerage expense was $49 million in 1994, $43 million in 1993 and $32 million in 1992. The increases from 1992 to 1994 were primarily attributable to increases in the number of trades processed by Schwab and M&S and increases in the average per share paid for orders received.

Advertising and Market Development
 Advertising builds the image and awareness of the firm and plays a crucial role in obtaining new customer accounts, which have represented an important source of revenue and revenue growth for the Company. Advertising and market development expense includes television, print and direct mail advertising expenses and related production, printing and postage costs. Such expenses totaled $36 million in 1994, $41 million in 1993 and $34 million in 1992. The 11% decrease from 1993 to 1994 was primarily a result of the Company's reduced spending on network and cable television advertising and printed marketing materials. The 20% increase from 1992 to 1993 was a result of increases in the Company's promotional spending for its brand image and costs relating to new product offerings such as Schwab's No-Annual-Fee IRA and Mutual Fund OneSource (trademark) service.

Professional Services
  Professional services expense was $22 million in 1994, $22 million in 1993 and $14 million in 1992. This category includes the cost of consultants engaged to support product, service and systems development, and legal and accounting fees. The 55% increase in professional services expense from 1992 to 1993 was primarily due to increases in consulting fees relating to various company development projects - including those involving data processing, business processes and marketing research.

Other Expenses
  Other expenses were $47 million for 1994, $44 million in 1993 and $35 million in 1992. Other expenses include travel and entertainment, errors and bad debts, bank service charges (primarily relating to costs of processing checks written by customers), registration fees for employees and other miscellaneous expenses. The increase in these expenses from 1992 to 1993 was primarily attributable to a combination of higher staffing levels required to support the Company's growth and to higher transaction volumes.

Taxes on Income
  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes. The adoption of this accounting standard did not have a material impact on the Company's financial position or results of operations.
  The Company's effective income tax rate was 39.7% in both 1994 and 1993, and 44.5% in 1992. The decline in the effective income tax rate during 1993 was primarily due to changes in the anticipated tax effects of the amortization of certain intangible assets (see discussion below).
  In January 1992, the Company filed a petition in U.S. Tax Court refuting a claim for additional Federal income tax asserted by the Internal Revenue Service (IRS). A trial is scheduled for August 1995. The asserted additional tax of $19 million (after initial settlement stipulations), excluding interest, arises from the IRS' audit of the tax periods ended March 31, 1988 and December 31, 1988. The majority of the asserted additional tax relates to the deductions claimed by the Company for amortization of intangible assets received in the Company's 1987 acquisition of Schwab. The resolution of the contested issues may also affect the Company's taxable years ended December 31, 1989 through 1994.
  Of the $19 million additional tax asserted by the IRS against the Company, approximately $11 million relates to deductions derived from the amortization of customer lists. In April 1993, the U. S. Supreme Court ruled in Newark Morning Ledger Co. v. U.S. that in appropriate circumstances a taxpayer may amortize the cost of certain intangible assets (such as customer lists) over the useful life of such assets. While the Supreme Court's decision in Newark Morning Ledger confirms the Company's ability to amortize for tax purposes certain of its intangible assets, issues involving the valuation of these intangible assets remain unresolved in the Company's case with the IRS.
  Management believes that these matters will be resolved without a material adverse effect on the Company's financial position or results of operations.

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

Liquidity
Schwab
  Most of Schwab's assets are liquid, consisting primarily of short-term (i.e., less than 90 days) investment-grade, interest-earning investments (the majority of which are segregated for the exclusive benefit of customers pursuant to regulatory requirements) and receivables from customers and brokers. Customer margin loans are demand loan obligations secured by readily marketable securities. Receivables from and payables to other brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle or can be closed out within a few business days.
   Liquidity needs relating to customer trading and margin borrowing activities are met primarily through cash balances in customer accounts, which totaled $6.7 billion in 1994, $5.7 billion in 1993 and $5.1 billion in 1992. Earnings from Schwab's operations are the primary source of liquidity for capital expenditures and investments in new services, marketing and technology. Management believes that customer cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.
  To manage Schwab's regulatory capital position, CSC provides Schwab with a $180 million subordinated revolving credit facility maturing in September 1996, of which $99 million was outstanding at December 31, 1994. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 1996. In January 1995, the maturity date for $15 million of the $25 million debt scheduled to mature in 1996 was extended to 1997. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.
   For   use   in  its  brokerage  operations,  Schwab  maintains
uncommitted bank credit lines totaling $480 million, of which $400 million is available on an unsecured basis. The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments, or, if applicable, the release of funds from required regulatory reserves. Schwab used such borrowings for 29 days in 1994, 25 days in 1993 and 42 days in 1992, with the daily amounts borrowed averaging $43 million, $19 million and $24 million, respectively. These lines were unused at December 31, 1994.

M&S
   M&S' liquidity needs are generally met through earnings generated by its operations. Most of M&S' assets are liquid, consisting primarily of receivables from brokers, dealers and clearing organizations, cash and equivalents and marketable securities. M&S may borrow up to $10 million under a subordinated lending arrangement with CSC. Borrowings under this arrangement qualify as regulatory capital for M&S. This facility has never been used.

The Charles Schwab Corporation
  CSC's  liquidity needs are generally met through cash generated by  its subsidiaries. Schwab and M&S are the principal sources of this  liquidity  and are subject to regulatory requirements  that are  intended  to  ensure  the general  financial  soundness  and liquidity  of  broker-dealers. These regulations  would  prohibit
Schwab  and  M&S  from repaying subordinated borrowings  to  CSC, paying  cash dividends, or making unsecured advances or loans  to their  parent  or employees if such payment would result  in  net capital of less than 5% of aggregate debit balances or less  than
120% of their minimum dollar amount requirement of $1 million. At
December 31, 1994, Schwab had $315 million of net capital (10% of aggregate  debit balances), which was $254 million in  excess  of its  minimum required net capital. At December 31, 1994, M&S  had
$5  million  of  net capital (206% of aggregate debit  balances), which  was  $4  million  in excess of its  minimum  required  net capital. Management believes that funds generated by Schwab's and
M&S' operations will continue to be the primary funding source in meeting  CSC's liquidity needs and maintaining Schwab's and  M&S'
net capital.
  CSC  has  individual liquidity needs that arise from  its  $170 million  Senior Medium-Term Notes, Series A (Medium-Term  Notes).
In  1993, CSC used proceeds from certain of the Medium-Term Notes to  prepay  its 10% Senior and 9% Junior Subordinated  Debentures
totaling $116 million and to pay a related prepayment premium  of
approximately  $11  million.  The  10%  Senior  and   9%   Junior
Subordinated   Debentures  had  been  due  in  1998   and   2002,
respectively.  The  remaining  proceeds  were  used  for  general corporate purposes. The Medium-Term Notes have maturities ranging from  two  to  nine years and fixed interest rates  ranging  from
4.95% to 7.72% with interest payable semiannually.
  In April 1994, a prospectus supplement covering the issuance of up  to  $100 million in Senior or Senior Subordinated Medium-Term
Notes, Series A, pursuant to a registration statement, was  filed with  the  SEC.  Currently,  $80  million  in  securities  remain unissued under the registration statement.
  In  October 1994, CSC prepaid its $35 million Senior Term  Loan due  in March 1995 using working capital funds. When the loan was
prepaid,  a  related  interest  rate  exchange  arrangement   was
terminated.
  CSC may borrow under its $225 million committed unsecured credit facility with a group of eleven banks through June 1995. The funds are available for general corporate purposes and CSC pays a commitment fee on the unused balance. The terms of this  facility require  CSC  to maintain minimum levels of stockholders'  equity and Schwab and M&S to maintain minimum levels of net capital,  as defined. This facility has never been used.
  In  December 1994, a $100 million letter of credit facility was established  by  CSC with a commercial bank to issue  letters  of credit  (LOCs) to three of the SchwabFunds (registered trademark)
money  market funds in connection with the bankruptcies of Orange
County, California and the Orange County investment pool. CSC has agreed  to  reimburse the bank for any payments  made  under  the
LOCs, and to leave unutilized as much as $100 million of its $225
million   credit  facility.  The  LOC  facility  was  voluntarily
established  by  CSC  as  a  precautionary  measure  to   provide
independent support for the valuation of certain securities held by the funds. These securities were issued by municipalities that participated in the investment pool maintained by Orange County and, in one case, represent a direct obligation of Orange County.
Although the issuers, other than Orange County, have not filed for bankruptcy, their ability to repay obligations in a timely manner may be affected by shortfalls, if any, of amounts scheduled to be received from investments in the Orange County investment pool.
   At December 31, 1994, LOCs totaling $58.5 million were outstanding under this facility. The funds may make demands for payments under the LOCs if the issuers of certain municipal securities held by the funds fail to pay a specified percentage of the principal amount of the securities when due or if the proceeds received by the funds in the disposition of any such securities are less than a specified percentage of the principal amount of the securities. The funds will absorb losses of principal amounts of the securities, if any, at disposition or maturity for each security up to a specified percentage. The LOCs expire and the securities mature on or before August 1, 1995 and pertain to securities held by each of the three money market funds at December 31, 1994 as follows: for the first fund, $340.0 million aggregate principal amount, representing 3.01% of the fund's net assets, is covered in part by a $28.0 million LOC; for the second fund, $74.2 million aggregate principal amount, representing 2.44% of the fund's net assets, is covered in part by an $18.5 million LOC; for the third fund, $39.9 million aggregate principal amount, representing 3.06% of the fund's net assets, is covered in part by a $12.0 million LOC. To date, the LOCs have not been needed to maintain the funds' $1 per share net asset values.
  At December 31, 1994, had the funds disposed of all the specified securities at values provided by the funds' pricing service, the funds would have had the right to make demands for payments on the bank totaling approximately $9 million. These values may not be representative of market values in effect at December 31, 1994. Whether, or to what extent, the funds would make any demands for payments under the LOCs is dependent upon factors such as the issuers' cash flows, the issuers' capacity for the normal financing of their operations and the timely resolution of the obligations of Orange County and the Orange
County investment pool. Accordingly, management is currently unable to determine whether, or to what extent, the funds would make any demands for payment under the LOCs.

                         (CHART OMITTED)

Cash Flows
  Net cash provided by operating activities was $206 million during 1994, up from $132 million in 1993, allowing the Company to finance the majority of its growth with internally generated funds. During 1994, the Company invested $32 million in various
capital   expenditures  including  a  fourth  regional   customer
telephone service center and enhancements to its data processing and telecommunications systems. The Company also opened 10 branch
offices   and  made  improvements  to  certain  existing   office
facilities.
 In addition, during 1994, the Company:
-  Issued $20 million in Medium-Term Notes.
-  Prepaid its $35 million Senior Term Loan due in March 1995.
- Repurchased 2,499,600 shares of its common stock for $47 million. As of December 31, 1994, authorization granted by the Company's Board of Directors allowed for the repurchase of up to 912,900 additional shares. The Company will continue to monitor opportunities to repurchase common stock in cases where stockholder value would be enhanced.
-  Paid common stock dividends of $16 million.

Capital Adequacy
  The Company's stockholders' equity at December 31, 1994 totaled $467 million. In addition to its equity, the Company had long-term borrowings of $171 million that bear interest at a weighted average rate of 6.04%. These borrowings, together with the Company's equity, provided total financial capital of $638 million at December 31, 1994.

                         (CHART OMITTED)

  The Company monitors its financial leverage and the adequacy of its capital base relative to the level and composition of its assets using various financial measures. One of these measures is the ratio of total assets to total stockholders' equity. At December 31, 1994, such ratio was 17 to 1 compared to 18 to 1 at December 31, 1993. Over 96% of the Company's total assets relate to customer activity (primarily margin loans and segregated investments). Given the Company's intention of continuing to maintain an appropriate capital base as customer balances grow, management believes that the Company's present level of stockholders' equity could support up to $4.9 billion of additional assets relating to customer activity.

LOOKING AHEAD
  The general financial success within the securities industry over the past several years has strengthened existing competitors and attracted new competitors such as banks and insurance companies. Management expects intense competition to continue in 1995. The Company will respond to such competition by continuing to invest heavily in technology, customer service facilities and product development. To help ensure effective use of resources, the Company will continue to focus on improving its internal business processes with the goal of enhancing customer service quality and the Company's cost structure.
   The Company will continue to leverage cross-marketing opportunities within its existing customer base and develop new products and services consistent with evolving customer needs and its competitive-pricing philosophy. The Company will continue to support its products and services with aggressive marketing and promotional efforts. In

1994's  challenging  environment,  the
Company added over $26 billion in customer assets and plans to do as well in 1995. The Company intends to enhance customer service capacity by adding 20 to 25 branch offices and by adding additional staff and equipment to existing regional customer telephone service centers.
     While these activities require significant operating expense outlays and, during certain years, significant capital expenditures, they are important investments for the Company's long-term profitable growth. Management's financial goals are to achieve over the long term a 20% annual revenue growth rate while maintaining a 10% after-tax profit margin and a return on stockholders' equity of 20%.

The Charles Schwab Corporation
Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

--------------------------------------------------------------------------------------------------------
  Year Ended December 31,                                         1994             1993             1992
--------------------------------------------------------------------------------------------------------
  Revenues
  Commissions                                               $  546,112         $552,206        $ 441,429
  Interest revenue, net of interest
     expense of $198,236 in 1994, $132,382
     in 1993 and $159,491 in 1992                              164,708          119,849           91,540
  Principal transactions                                       162,595          169,081          130,013
  Mutual fund service fees                                     156,812           98,554           63,391
  Other                                                         34,370           25,323           23,139
--------------------------------------------------------------------------------------------------------
  Total                                                      1,064,597          965,013          749,512
--------------------------------------------------------------------------------------------------------

  Expenses Excluding Interest
  Compensation and benefits                                    437,064          392,768          306,615
  Communications                                               106,682           94,348           75,854
  Occupancy and equipment                                       87,641           76,668           65,241
  Depreciation and amortization                                 54,556           44,433           40,490
  Commissions, clearance and floor brokerage                    49,344           43,039           32,116
  Advertising and market development                            36,401           40,726           33,810
  Professional services                                         21,928           22,385           14,448
  Other                                                         46,638           44,374           34,710
--------------------------------------------------------------------------------------------------------
  Total                                                        840,254          758,741          603,284
--------------------------------------------------------------------------------------------------------

  Income before taxes on income and extraordinary charge       224,343          206,272          146,228
  Taxes on income                                               89,000           81,904           65,000
--------------------------------------------------------------------------------------------------------

  Income before extraordinary charge                           135,343          124,368           81,228
  Extraordinary charge - early retirement of debt                                 6,700
--------------------------------------------------------------------------------------------------------

  Net Income                                                $  135,343         $117,668         $ 81,228
========================================================================================================

  Weighted average number of common and
      common equivalent shares outstanding*                     87,603           89,175           87,852
========================================================================================================

  Earnings per Common Equivalent Share*
    Income before extraordinary charge                      $     1.54         $   1.39         $    .92
    Extraordinary charge - early retirement of debt                                 .07
--------------------------------------------------------------------------------------------------------
    Earnings per Common Equivalent Share                    $     1.54         $   1.32         $    .92
========================================================================================================

  Dividends Declared per Common Share*                      $     .188         $   .126         $   .099
========================================================================================================

  * Reflects the 1995 three-for-two common stock split.

  See Notes to Consolidated Financial Statements.

           (Chart Omitted)                                    (Chart Omitted)

The Charles Schwab Corporation
Consolidated Balance Sheet
(In Thousands, Except Share Data)

-------------------------------------------------------------------------------------------------------------------
  December 31,                                                                           1994                  1993
-------------------------------------------------------------------------------------------------------------------

  Assets
  Cash and equivalents (including resale agreements of $242,500
     in 1994 and $120,000 in 1993)                                                 $  380,616            $  279,828
  Cash and investments required to be segregated under Federal or other regulations (including resale agreements of $3,787,984
     in 1994 and $3,267,440 in 1993)                                                4,206,466             3,676,319
  Receivable from brokers, dealers and clearing organizations                          86,028                71,616
  Receivable from customers (less allowance for doubtful
     accounts of $3,204 in 1994 and $2,229 in 1993)                                 2,923,867             2,553,255
  Equipment, office facilities and property (less accumulated
     depreciation and amortization of $162,474 in 1994 and $143,339 in 1993)          129,105               136,440
  Customer lists (less accumulated amortization of $140,860 in 1994
      and $130,434 in 1993)                                                            26,813                37,114
  Other assets                                                                        164,967               141,945
-------------------------------------------------------------------------------------------------------------------

  Total                                                                            $7,917,862            $6,896,517
===================================================================================================================

  Liabilities and Stockholders' Equity
  Drafts payable                                                                   $  117,383            $  123,384
  Payable to brokers, dealers and clearing organizations                              296,420               303,981
  Payable to customers                                                              6,670,362             5,745,783
  Accrued expenses                                                                    195,320               158,866
  Long-term borrowings                                                                171,363               185,330
-------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                 7,450,848             6,517,344
-------------------------------------------------------------------------------------------------------------------

  Stockholders' equity:
      Preferred stock--10,000,000 shares authorized; $.01 par
         value per share; none issued
      Common stock--200,000,000 shares authorized; $.01 par
         value per share; 89,230,020 shares in 1994 and 1993*                             595                   595
      Additional paid-in capital                                                      166,103               161,052
      Retained earnings                                                               373,161               253,692
      Treasury stock--3,781,995 shares in 1994 and 2,474,217
         shares in 1993, at cost*                                                     (57,968)              (23,153)
      Note receivable from Profit Sharing Plan                                                              (13,013)
      Unearned ESOP shares                                                            (10,174)
      Unamortized restricted stock compensation                                        (4,703)
-------------------------------------------------------------------------------------------------------------------
  Stockholders' equity                                                                467,014               379,173
-------------------------------------------------------------------------------------------------------------------

  Total                                                                            $7,917,862            $6,896,517
===================================================================================================================

 * Reflects the 1995 three-for-two common stock split.

 See Notes to Consolidated Financial Statements.


                                             (Chart Omitted)

The Charles Schwab Corporation
Consolidated Statement of Cash Flows
(In Thousands)

-----------------------------------------------------------------------------------------------------------------------------
  December 31,                                                                1994                 1993                 1992
-----------------------------------------------------------------------------------------------------------------------------

  Cash flows from operating activities
  Net income                                                             $ 135,343            $ 117,668           $   81,228
      Noncash items included in net income:
          Depreciation and amortization                                     54,556               44,433               40,490
          Deferred income taxes                                              3,781               (5,352)              (7,141)
          Other                                                              3,699               (1,074)               1,370
      Extraordinary charge - early retirement of debt                                            11,205
      Change in accrued expenses                                            40,908               43,653               20,616
      Change in other assets                                               (27,215)             (37,625)             (11,163)
-----------------------------------------------------------------------------------------------------------------------------
  Net cash provided before change in customer-related balances             211,072              172,908              125,400
-----------------------------------------------------------------------------------------------------------------------------

  Change in customer-related balances:
      Payable to customers                                                 924,579              670,276              693,737
      Receivable from customers                                           (371,587)            (648,548)            (601,352)
      Drafts payable                                                        (6,001)              21,052               23,891
      Payable to brokers, dealers and clearing organizations                (7,561)             105,483               73,389
      Receivable from brokers, dealers and clearing organizations          (14,412)             (23,250)                (757)
      Cash and investments required to be segregated under
          Federal or other regulations                                    (530,147)            (166,170)            (193,574)
-----------------------------------------------------------------------------------------------------------------------------
  Net change in customer-related balances                                   (5,129)             (41,157)              (4,666)
-----------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                205,943              131,751              120,734
-----------------------------------------------------------------------------------------------------------------------------

  Cash flows from investing activities
  Purchase of equipment, office facilities and property - net              (31,534)             (77,127)             (53,538)
  Purchase of life insurance policies                                      (41,684)
  Other                                                                       (606)               6,241                3,925
-----------------------------------------------------------------------------------------------------------------------------
  Net cash used by investing activities                                    (73,824)             (70,886)             (49,613)
-----------------------------------------------------------------------------------------------------------------------------

  Cash flows from financing activities
  Proceeds from loans on life insurance policies                            41,299
  Repayment of short-term borrowings                                                                                 (20,000)
  Proceeds from long-term borrowings                                        20,000              150,000               35,000
  Repayment of long-term and subordinated borrowings                       (35,916)            (128,032)              (2,676)
  Purchase of treasury stock                                               (46,781)                                  (23,227)
  Dividends paid                                                           (16,038)             (10,946)              (8,411)
  Other                                                                      6,105                3,651                2,007
-----------------------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by financing activities                         (31,331)              14,673              (17,307)
-----------------------------------------------------------------------------------------------------------------------------

  Increase in cash and equivalents                                         100,788               75,538               53,814
  Cash and equivalents at beginning of year                                279,828              204,290              150,476
-----------------------------------------------------------------------------------------------------------------------------
  Cash and equivalents at end of year                                    $ 380,616            $ 279,828            $ 204,290
=============================================================================================================================

 See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
Consolidated Statement of Stockholders' Equity
(In Thousands)

                                                                                          Note
                                                                                       Receivable             Unamortized
                                     Common Stock    Additional                        From Profit  Unearned   Restricted
                                     ------------      Paid-In    Retained   Treasury   Sharing       ESOP        Stock
                                   Shares*   Amount    Capital    Earnings    Stock       Plan       Shares   Compensation   Total
------------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1991     86,646     $392    $141,881    $ 72,938   $ (7,225)  $ (8,179)                          $199,807
  Net income                                                        81,228                                                   81,228
  Dividends declared on
     common stock                                                   (8,411)                                                  (8,411)
  Purchase of treasury stock       (2,490)                                    (23,227)                                      (23,227)
  Stock options exercised             857                            1,413      4,008                                         5,421
  Collection on note receivable
     from Profit Sharing Plan                                                              3,925                              3,925
  Other                                                     65                                                                   65
------------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1992     85,013      392     141,946     147,168    (26,444)    (4,254)                           258,808
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                       117,668                                                  117,668
  Dividends declared on
     common stock                                                  (10,946)                                                 (10,946)
  Stock options exercised
     and restricted stock
     compensation awards              654                4,005                  3,291                                         7,296
  Three-for-two stock split
     effected in the form of
     a 50% stock dividend                      198                    (198)
  Common stock issued to Profit
     Sharing Plan for a note
     receivable                     1,089        5      14,995                           (15,000)
  Collection on note receivable
     from Profit Sharing Plan                                                              6,241                              6,241
  Other                                                    106                                                                  106
------------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1993     86,756      595     161,052     253,692    (23,153)   (13,013)                           379,173
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                       135,343                                                  135,343
  Dividends declared on
     common stock                                                  (16,038)                                                 (16,038)
  Purchase of treasury stock       (2,500)                                    (46,781)                                      (46,781)
  Stock options exercised
     and restricted stock
     compensation awards            1,192                4,293                 11,966                           $(4,892)     11,367
  Amortization of restricted
     stock compensation awards                                                                                      189         189
  Collection on note receivable
     from Profit Sharing Plan                                                              1,467                              1,467
  Reclassification of note
     receivable from Profit
     Sharing Plan                                                                         11,546     $(11,546)
  ESOP shares released for
     allocation                                            758         164                              1,372                 2,294
------------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1994    85,448      $595    $166,103    $373,161   $(57,968)               $(10,174)  $(4,703)   $467,014
====================================================================================================================================


 * Share amounts are presented net of treasury shares and have been restated to reflect the 1995 three-for-two common stock split.

 See Notes to Consolidated Financial Statements.

                 The Charles Schwab Corporation
           Notes to Consolidated Financial Statements



Basis of Presentation

 The consolidated financial statements include The Charles Schwab Corporation (CSC) and its subsidiaries (collectively the Company), including Charles Schwab & Co., Inc. (Schwab), a securities broker-dealer, Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq securities, and other subsidiaries.
  Revenues are presented net of interest expense. Prior years' financial statements have been reclassified to conform to the 1994 presentation. All material intercompany balances and transactions have been eliminated.

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

Depreciation and amortization - Equipment and office facilities are depreciated on a straight-line basis over their estimated useful lives, generally three to seven years. Property is depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized over the lesser of their useful life or the life of the lease. Customer lists and other intangibles are amortized on a straight-line basis over periods from three to fifteen years.

Earnings per common equivalent share are calculated by dividing net income by the sum of the weighted average number of common shares outstanding during the period plus common share equivalents. Common share equivalents result from the dilutive effect of stock options. Information presented in the Consolidated Financial Statements and notes thereto regarding share and per share amounts, stock option data and market prices give effect to the 1995 three-for-two common stock split, effected in the form of a 50% stock dividend.

Cash equivalents - For purposes of reporting cash flows, the Company considers all highly liquid investments (including Resale Agreements) with original maturities of three months or less that are not required to be segregated under Federal or other regulations to be cash equivalents.

Income taxes - Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 - Accounting for Income Taxes - on a prospective basis. The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes from the deferred method previously required by Accounting Principles Board (APB) Opinion No. 11 to an asset and liability approach, which requires the recognition of deferred tax assets and liabilities at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized currently to the extent that realization of such benefits is more likely than not. The adoption of this accounting standard did not have a material impact on the Company's financial position or results of operations.

Estimated fair value of financial instruments - The Company considers the amounts presented for financial instruments on the consolidated balance sheet to be reasonable estimates of fair value except for long-term borrowings and certain off-balance sheet financial instruments. Disclosure of the fair value of these instruments, determined by the Company using available market information and appropriate valuation methodologies, is presented under the "Long-Term Borrowings" note. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market transaction.

Short-Term Funding

 The principal source of financing for Schwab's margin lending is cash balances in customer Schwab One (registered trademark) brokerage accounts. At December 31, 1994, Schwab was paying interest at 4.7% on $5.8 billion of cash balances in Schwab One brokerage accounts, which were included in amounts payable to customers. At December 31, 1993, Schwab was paying interest at 2.4% on $5.0 billion of such cash balances. For use in its brokerage operations, Schwab maintains uncommitted bank credit lines totaling $480 million, of which $400 million is available on an unsecured basis at December 31, 1994. Schwab's uncommitted bank credit lines totaled $390 million, of which $310 million was available on an unsecured basis at December 31, 1993. There were no borrowings outstanding under these lines at December 31, 1994 and 1993.

Long-Term Borrowings

  Long-term borrowings at December 31, 1994 and 1993 consist of the following (in thousands):


---------------------------------------------------------------------
                                               1994              1993
---------------------------------------------------------------------
Senior Medium-Term Notes                   $170,000          $150,000
Senior Term Loan                                               35,000
Other (principally equipment financing)       1,363               330
---------------------------------------------------------------------
Total                                      $171,363          $185,330
=====================================================================

CSC has $170 million aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes), with fixed interest rates ranging from 4.95% to 7.72% and maturities as follows: 1996
- $26 million; 1997 - $28 million; 1998 - $30 million; and thereafter - $86 million. The Medium-Term Notes carry a weighted average interest rate of 6.04%. Proceeds from certain of the Medium-Term Notes were used in 1993 to prepay CSC's $50 million 10% Senior Subordinated Debentures and $66 million 9% Junior Subordinated Debentures, which were due in 1998 and 2002,
respectively,  and  to  pay  a  related  prepayment  premium   of
approximately $11 million. The remaining proceeds were used for general corporate purposes. The fair value of the Medium-Term Notes is estimated to be $156 million and $148 million at December 31, 1994 and 1993, respectively, based on estimates of
market   rates   for  debt  with  similar  terms  and   remaining
maturities.
  In April 1994, a prospectus supplement covering the issuance of up to $100 million in Senior or Senior Subordinated Medium-Term Notes, Series A, pursuant to a registration statement, was filed with the Securities and Exchange Commission (SEC). Currently, $80 million in securities remain unissued under the registration statement.
  In October 1994, CSC prepaid its $35 million Senior Term Loan due in March 1995 using working capital funds. When the loan was
prepaid,  a  related  interest  rate  exchange  arrangement   was
terminated. The fair value of such arrangement was estimated to be $1 million at December 31, 1993 based on the estimated amount CSC would have needed to pay to terminate the arrangement.
  CSC may borrow under its $225 million committed unsecured credit facility with a group of eleven banks through June 1995. The funds are available for general corporate purposes and CSC pays a commitment fee on the unused balance. The terms of this facility require CSC to maintain minimum levels of stockholders' equity and Schwab and M&S to maintain minimum levels of net capital, as defined. This facility has never been used. CSC has agreed to
maintain   availability  under  this  facility   to   repay   any
obligations arising under the $100 million letter of credit facility. (The fair value of such obligations are estimated to be
$9   million  at  December  31,  1994  -  see  the  "Commitments,
Contingent Liabilities and Other Information" note).

Taxes on Income

  Income tax expense, including the tax benefit related to the extraordinary charge, is as follows (in thousands):


-------------------------------------------------------------------------
                                              Year Ended December 31,
                                           1994         1993        1992
-------------------------------------------------------------------------
Current:
 Federal                                $72,157      $72,362     $58,452
 State                                   13,062       14,894      13,689
-------------------------------------------------------------------------
    Total current                        85,219       87,256      72,141
-------------------------------------------------------------------------
Deferred:
 Federal                                  3,221       (4,477)     (6,267)
 State                                      560         (875)       (874)
-------------------------------------------------------------------------
    Total deferred                        3,781       (5,352)     (7,141)
-------------------------------------------------------------------------
Taxes on income before
 extraordinary charge                    89,000       81,904      65,000
Current tax benefit - extraordinary
 charge                                               (4,504)
-------------------------------------------------------------------------
Total taxes on income                   $89,000      $77,400     $65,000
=========================================================================

  The temporary differences which created deferred tax assets and liabilities, included as net deferred tax assets in other assets, are detailed below (in thousands):


----------------------------------------------------------------
                                                     At
                                                 December 31,
                                             1994          1993
----------------------------------------------------------------
Deferred Tax Assets:
 Deferred compensation                    $ 8,086       $13,389
 Reserves and allowances                    8,321         5,336
 Depreciation and amortization              3,386         3,602
 State and local taxes                      1,325         2,367
----------------------------------------------------------------
      Total deferred assets                21,118        24,694
----------------------------------------------------------------
Deferred Tax Liabilities:
 Asset valuation differences               (7,870)       (7,177)
 Other                                     (1,534)       (1,173)
----------------------------------------------------------------
      Total deferred liabilities           (9,404)       (8,350)
----------------------------------------------------------------
Net deferred tax asset                    $11,714       $16,344
================================================================

  During 1994, the Company purchased certain assets which resulted in the establishment of a deferred tax liability of $849,000. Recognition of such liability did not impact income tax  expense during 1994.
  There was no valuation allowance associated with deferred tax assets at December 31, 1994 and 1993.
  The principal components of the deferred income tax benefit for the year ended December 31, 1992, under APB Opinion No. 11, were
deferred   compensation  and  unrealized  gains  and  losses   on
investments held.
  The effective income tax rate differs from the amount computed by applying the Federal statutory income tax rate as follows:


-----------------------------------------------------------------
                                        Year Ended December 31,
                                     1994        1993        1992
-----------------------------------------------------------------
Federal statutory rate              35.0%       35.0%       34.0%
State income taxes, net of
 Federal tax benefit                 4.0         4.5         5.8
Amortization of intangibles                                  4.5
Other                                 .7          .2          .2
-----------------------------------------------------------------
Effective income tax rate           39.7%       39.7%       44.5%
=================================================================

Stock Options, Restricted Stock Awards and Performance Units

  The Company's stock option plans provide for granting to officers, directors and other key employees options for the purchase of shares of common stock at not less than market value on the date of grant, restricted stock and performance units. Certain options are immediately exercisable and all options expire within either eight or ten years from the date of grant. The options and shares acquired upon exercise of each option generally vest over a four or five-year period from the date of grant of the option. The Company may repurchase unvested shares related to certain options at the exercise price from any participant who ceases to be an employee or director of CSC or any of its subsidiaries. A summary of option activity follows:

------------------------------------------------------------------------
                                          Number           Option Price
                                        of Shares           Per Share
------------------------------------------------------------------------
Outstanding at December 31, 1991        4,362,330         $  .38 -  5.96
------------------------------------------------------------------------
   Granted                              4,406,900           8.72 - 16.22
   Exercised                             (856,705)           .38 -  4.37
   Canceled                               (81,167)           .38 -  4.37
------------------------------------------------------------------------
Outstanding at December 31, 1992        7,831,358            .38 - 16.22
------------------------------------------------------------------------
   Granted                                960,171          13.83 - 23.08
   Exercised                             (655,292)           .38 - 20.83
   Canceled                              (215,412)          2.89 -  8.72
------------------------------------------------------------------------
Outstanding at December 31, 1993        7,920,825            .38 - 23.08
------------------------------------------------------------------------
   Granted                              2,075,554          17.00 - 21.58
   Exercised                           (1,191,859)           .38 - 21.58
   Canceled                               (77,334)          3.89 - 22.33
------------------------------------------------------------------------
Outstanding at December 31, 1994        8,727,186         $  .38 - 23.08
========================================================================

  At December 31, 1994, options to purchase 3,995,438 shares were vested, 2,972,596 shares were available for future grants and 4,731,748 shares were unvested.
  In 1994 and 1993, the Company granted 228,000 and 38,850 shares of common stock, respectively, to certain officers of the Company. The 1994 and 1993 common stock grants had aggregate fair market values of $5 million and $.8 million, respectively, at their grant dates. Shares granted in the 1994 stock grants are restricted from sale for five years, and have a five-year amortization and vesting period. The 1993 stock grants are restricted from sale for four years and vest immediately.
 In 1994, the Company granted 448,275 performance units in tandem with stock options on a one-to-one basis to certain officers and key employees of the Company. In lieu of exercising the related stock option, each unit gives the participant the right to receive an amount in cash, based upon achieving a certain level of annual after-tax net income. For financial statement purposes, the Company assumes a portion of these units will be redeemed for cash. The units and options vest over a five-year period.

Employee Benefit Plans

  The  Company has a profit sharing and employee stock  ownership plan  (the  Profit  Sharing  Plan),  including  a  401(k)  salary deferral  program, for eligible employees who  have  met  certain
service   requirements.  The  Company  matches  certain  employee
contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense was $14 million for 1994, $16 million for 1993 and $11 million for 1992. In 1992, The Charles Schwab Trust Company, a subsidiary of
CSC, became trustee of the plan.
  Effective  January  1, 1994, the Company adopted  Statement  of
Position  (SOP)  No.  93-6 - Employers' Accounting  for  Employee
Stock Ownership Plans (the Statement). The Statement requires income statement recognition of the fair value of common stock released for allocation to employees through an Employee Stock
Ownership Plan (ESOP). The adoption of the Statement did not have a material impact on the Company's financial position, results of operations or earnings per share.
  In January 1993, the Profit Sharing Plan borrowed $15 million from the Company to purchase 1,088,708 newly issued shares of the Company's common stock. The note receivable from the plan bears interest at 7.9% and is due in annual installments through 2007.
Upon implementation of the Statement, the note from the plan was reclassed from note receivable to unearned ESOP shares on the consolidated balance sheet. As the note is repaid, shares are released for allocation to eligible employees based on the proportion of debt service paid during the year and the allocated shares become outstanding for earnings per share computations. Dividends on allocated shares and unallocated shares are charged to retained earnings and compensation and benefits expense, respectively.
  Under the "grandfather" provisions of the Statement, the Company did not apply the Statement to shares purchased by the ESOP prior to December 31, 1992. Previously, the accounting rules provided for the cost basis of shares released for allocation through ESOP plans to be recognized as expense and all ESOP shares to be considered outstanding for earnings per share computations. At
December 31, 1993, unreleased ESOP shares of 879,916 were considered outstanding for earnings per share computations that would not have been considered outstanding under the Statement.
Dividends on all "grandfather" shares are used to pay debt service. ESOP information is as follows:


-------------------------------------------------------------------------------------
                                          Shares Purchased           Shares Purchased
                                              in 1993                  Prior to 1993
-------------------------------------------------------------------------------------
Number of shares purchased                   1,088,708                   2,231,405
Shares released for allocation
 prior to 1994                                (208,791)                 (1,752,978)
Shares released for allocation in 1994        (141,584)                   (478,427)
-------------------------------------------------------------------------------------
Unreleased shares at
 December 31, 1994                             738,333
=====================================================================================
Fair value of unreleased shares
 at December 31, 1994                      $17,166,242
=====================================================================================
Compensation and benefits
 expense during 1994                       $ 2,675,000                  $1,532,000
=====================================================================================

  In January 1991, the Company implemented a long-term cash incentive plan for certain officers and key employees. Payments under this plan are based upon achieving a certain level of pre-tax income, as defined, over the four-year period ended December 31, 1994. Related compensation expense, accrued as pre-tax income reached certain targeted levels, was $18 million for 1994, $16 million for 1993 and $11 million for 1992.
  During 1994, the Company implemented a life insurance program covering substantially all employees. Under the program, investment in insurance policies is recorded net of policy loans in other assets. At December 31, 1994, policy loans with an interest rate of 10.3% totaled $41 million. Interest incurred on policy loans is tax deductible, while the increase in the cash value of the policies and death benefit proceeds are not subject to tax.

Regulatory Requirements

 Schwab and M&S are subject to the SEC's Uniform Net Capital Rule and each compute net capital under the alternative method permitted by this Rule, which requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from customer transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and M&S is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 1994, Schwab's net capital was $315 million (10% of aggregate debit balances), which was $254 million in excess of the minimum required net capital and $164 million in excess of 5% of aggregate debit balances. At
December 31, 1994, M&S' net capital was $5 million (206% of aggregate debit balances), which was $4 million in excess of its minimum required net capital.
  In accordance with the requirements of SEC Rule 15c3-3, Schwab had a portion of its cash and investments segregated for the exclusive benefit of customers at December 31, 1994. Under Rule 15c3-3, M&S had no cash reserve requirement at December 31, 1994.

Commitments, Contingent Liabilities and
Other Information

  The Company has noncancelable operating leases for office space and equipment. Future minimum rental commitments under these leases at December 31, 1994 are as follows (in thousands):


-----------------------------------------------------------
1995                                                $54,700
1996                                                 46,775
1997                                                 38,913
1998                                                 31,701
1999                                                 25,415
Thereafter                                           44,241
===========================================================

  Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $64 million for 1994, $56 million for 1993 and $48 million for 1992.
  The Company has entered into certain agreements with its Chairman that provide compensation for employment through March
1995 and for the use of his name and likeness subsequent to his employment. The agreements can be terminated only under limited circumstances. Aggregate amounts paid pursuant to the name and likeness agreement cannot exceed $2 million per year (subject to adjustment for changes in the cost of living since 1987) for a maximum of 15 years after compensation under the employment agreement ceases. A new employment agreement with the

                                  19


Company's Chairman  is  scheduled to be submitted to the stockholders  for approval at the May 8, 1995 Annual Meeting of Stockholders.
  In the normal course of its margin lending activities, Schwab is contingently liable to the Options Clearing Corporation  for  the margin  requirement  of customer margin securities  transactions.
Such  margin  requirement is secured by a  pledge  of  customers'
margin  securities. This contingent liability was $81 million  at
December 31, 1994.
  Through  its  broker-dealer  subsidiaries,  the  Company  loans securities  temporarily to other brokers in connection  with  its
security  lending  activities.  The  Company  receives  cash   as
collateral  for  the  securities loaned.  Increases  in  security prices  may  cause the market value of the securities  loaned  to exceed  the amount of cash received as collateral. In  the  event the counterparty to these transactions does not return the loaned securities,  the Company may be exposed to the risk of  acquiring the  securities at prevailing market prices in order  to  satisfy its  customer  obligations. The Company  controls  this  risk  by requiring credit approvals for counterparties, by monitoring  the market  value  of  securities loaned on  a  daily  basis  and  by requiring additional cash as collateral when necessary.
 The Company is obligated to settle transactions with brokers and other  financial institutions even if its customers fail to  meet their  obligations  to  the Company. Customers  are  required  to complete  their  transactions on settlement date, generally  five business days after trade date. If customers do not fulfill their contractual  obligations,  the  Company  may  incur  losses.  The
Company  has  established  procedures  to  reduce  this  risk  by requiring deposits from customers for certain types of trades.
  As  customers write option contracts or sell securities  short, the  Company  may incur losses if the customers  do  not  fulfill their obligations and the collateral in customer accounts is  not sufficient  to fully cover losses which customers may incur  from these  strategies.  To  control this risk, the  Company  monitors required  margin  levels  daily and  customers  are  required  to
deposit   additional  collateral,  or  reduce   positions,   when
necessary.
  In  its capacity as market maker, M&S maintains inventories  in
Nasdaq  securities  on both a long and short  basis.  While  long inventory positions represent M&S ownership of securities,  short inventory  positions  represent obligations  of  M&S  to  deliver specified securities at a contracted price, which may differ from market  prices  prevailing  at the  time  of  completion  of  the transaction. Accordingly, both long and short inventory positions may  result  in  losses  or  gains to M&S  as  market  values  of securities  fluctuate. To control the risk of  losses,  long  and short  positions are continuously monitored to assure  compliance with limits established by the Company.
  In January 1992, the Company filed a petition in U.S. Tax Court refuting  a  claim for additional Federal income tax asserted  by the  Internal  Revenue Service (IRS). A trial  is  scheduled  for
August  1995.  The asserted additional tax of $19 million  (after initial settlement stipulations), excluding interest, arises from the  IRS'  audit  of  the tax periods ended March  31,  1988  and
December  31,  1988. The majority of the asserted additional  tax relates to deductions claimed by the Company for amortization  of intangible  assets received in the Company's 1987 acquisition  of
Schwab.  The  resolution of the contested issues may also  affect the Company's taxable years ended December 31, 1989 through 1994.
  Of  the  $19 million additional tax asserted by the IRS against the  Company,  approximately $11 million  relates  to  deductions derived  from the amortization of customer lists. In April  1993, the  U.  S. Supreme Court ruled in Newark Morning Ledger  Co.  v.
U.S.  that  in appropriate circumstances a taxpayer may  amortize the  cost  of certain intangible assets (such as customer  lists)
over  the  useful life of such assets. While the Supreme  Court's decision in Newark Morning Ledger confirms the Company's  ability to  amortize  for tax purposes certain of its intangible  assets, issues  involving the valuation of these intangible assets remain unresolved in the Company's case with the IRS.
  Management believes that these matters will be resolved without a  material adverse effect on the Company's financial position or results of operations.
  M&S  has  been  named  as a defendant  and/or  one  of  several representatives  of  an  alleged defendant  class  consisting  of market  makers in Nasdaq securities in twenty six class  actions, twenty five of which were filed in Federal District Court between
May 27, 1994 and October 26, 1994. Each class action purports  to be  brought on behalf of certain purchasers and sellers of Nasdaq securities for varying periods back to 1989 through the  date  of the complaints.
  The Federal cases have been consolidated and transferred for all pretrial  purposes  to  Federal District Court  in  the  Southern
District  of  New York and a consolidated amended  complaint  was filed on December 16, 1994. The complaint does not set forth  any specific conduct by M&S and does not request any specific  amount of  damages,  although  it requests that the  actual  damages  be trebled  where  permitted  by statute. The  consolidated  amended complaint generally alleges an illegal combination and conspiracy among the defendant market makers to fix and maintain the spreads between  the bid and ask prices of Nasdaq securities. On February
2,   1995,   the  defendants  filed  a  motion  to  dismiss   the
consolidated amended complaint for failure to state a claim.  The ultimate outcome of these actions cannot currently be determined.
  There  are  other various lawsuits pending against the  Company which,  in  the opinion of management, will be resolved  with  no material impact on the Company's financial position or results of operations.
  In  December 1994, a $100 million letter of credit facility

                                  20

was established by CSC with a commercial bank to issue letters of credit  (LOCs) to three of the SchwabFunds (registered trademark)
money  market funds in connection with the bankruptcies of Orange
County, California and the Orange County investment pool. CSC has agreed  to  reimburse the bank for any payments  made  under  the
LOCs, and to leave unutilized as much as $100 million of its $225
million   credit  facility.  The  LOC  facility  was  voluntarily
established  by  CSC  as  a  precautionary  measure  to   provide
independent support for the valuation of certain securities  held by the funds. These securities were issued by municipalities that participated  in the investment pool maintained by Orange  County and, in one case, represent a direct obligation of Orange County.
Although  the issuers, other than Orange County, have  not  filed for  bankruptcy, their ability to repay obligations in  a  timely manner  may  be  affected  by  shortfalls,  if  any,  of  amounts scheduled  to  be received from investments in the Orange  County investment pool.
   At  December  31,  1994,  LOCs  totaling  $58.5  million  were outstanding  under this facility. The funds may make demands  for payments  under  the  LOCs if the issuers  of  certain  municipal securities  held by the funds fail to pay a specified  percentage of  the  principal amount of the securities when due  or  if  the proceeds  received by the funds in the disposition  of  any  such securities are less than a specified percentage of the  principal amount  of  the  securities.  The funds  will  absorb  losses  of principal  amounts of the securities, if any, at  disposition  or maturity for each security up to a specified percentage. The LOCs expire and the securities mature on or before August 1, 1995  and pertain  to  securities held by each of the  three  money  market funds at December 31, 1994 as follows: for the first fund, $340.0 million  aggregate principal amount, representing  3.01%  of  the fund's net assets, is covered in part by a $28.0 million LOC; for the  second  fund,  $74.2  million  aggregate  principal  amount, representing 2.44% of the fund's net assets, is covered  in  part by  an  $18.5  million  LOC; for the third  fund,  $39.9  million aggregate principal amount, representing 3.06% of the fund's  net assets,  is covered in part by a $12.0 million LOC. To date,  the
LOCs have not been needed to maintain the funds' $1 per share net asset values.
  At  December  31,  1994,  had the funds  disposed  of  all  the specified  securities at values provided by  the  funds'  pricing service,  the funds would have had the right to make demands  for payments  on  the bank totaling approximately $9  million.  These values  may not be representative of market values in  effect  at
December  31, 1994. Whether, or to what extent, the  funds  would make  any  demands for payments under the LOCs is dependent  upon factors  such  as the issuers' cash flows, the issuers'  capacity for  the  normal  financing of their operations  and  the  timely resolution  of  the obligations of Orange County and  the  Orange
County  investment  pool.  Accordingly, management  is  currently unable  to determine whether, or to what extent, the funds  would make any demands for payment under the LOCs.

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

Cash Flow Information

  Certain investing and financing activities of the Company affect its financial position but do not affect cash flows. For the year ended December 31, 1993, common stock was issued to the Profit
Sharing Plan for a $15 million note receivable.
  Certain additional information affecting the cash flows of the Company follows (in thousands):



---------------------------------------------------------------------
                                          Year Ended December 31,
                                      1994         1993          1992
---------------------------------------------------------------------
Income taxes paid                 $ 75,530     $ 86,453      $ 64,625
=====================================================================
Interest paid:
 Customers                        $176,487     $114,606      $141,135
 Long-term and subordinated
    borrowings                      11,632       13,584        13,134
 Other                               7,422        4,400         8,833
---------------------------------------------------------------------
Total interest paid               $195,541     $132,590      $163,102
=====================================================================

Subsequent Event

 On January 17, 1995, the Board of Directors approved a three-for-two stock split of the Company's common stock, which will be effected in the form of a 50% stock dividend. The stock dividend is payable March 1, 1995 to stockholders of record February 1, 1995. Share and per share data in this report have been restated to reflect this transaction. The Board also increased the quarterly cash dividend 29% to $.060 per share payable February 15, 1995 to stockholders of record February 1, 1995.

                       Management's Report


To Our Stockholders:


   Management  of the Company is responsible for the preparation,
integrity   and   objectivity  of  the   consolidated   financial
statements and the other financial information presented in this report. To meet these responsibilities we maintain a system of internal control that is designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of Company and customer assets from unauthorized
use,   and  the  execution  and  recording  of  transactions   in
accordance  with  management's  authorization.  The   system   is
augmented by careful selection of our managers, by organizational
arrangements   that   provide   an   appropriate   division    of
responsibility and by communications programs aimed at assuring that employees adhere to the highest standards of personal and professional integrity. The Company's internal audit function monitors and reports on the adequacy of and compliance with our internal controls, policies and procedures. Although no cost-effective internal control system will preclude all errors and irregularities, we believe the Company's system of internal control is adequate to accomplish the objectives set forth above.
   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and necessarily include some amounts that are based on estimates and our best judgments. The financial statements have been audited by the independent accounting firm of Deloitte & Touche LLP, whose audit included consideration of the internal control structure to the extent necessary to render their opinion on the financial statements. We made available to Deloitte & Touche LLP all the Company's financial records and related data. We believe that all representations made to Deloitte & Touche LLP during their audit were valid and appropriate.
   The Board of Directors through its Audit Committee, which is comprised entirely of nonmanagement directors, has an oversight role in the area of financial reporting and internal control. The Audit Committee periodically meets with Deloitte & Touche LLP,
our   internal   auditors  and  Company  management   to   review
accounting, auditing, internal control and financial reporting matters.



Charles R. Schwab
Chairman of the Board and Chief Executive Officer



A. John Gambs
Executive Vice President and Chief Financial Officer





                  Independent Auditors' Report

To the Stockholders and Board of Directors of The Charles
    Schwab Corporation:

  We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
San Francisco, California
February 27, 1995

                 THE CHARLES SCHWAB CORPORATION

                       Chart Appendix List

   In this appendix, the following descriptions of certain charts in portions of the Company's 1994 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits such more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Annual Report.


  EDGAR
 Version
  Page
 Number                     CHART DESCRIPTION
 ------                     -----------------

    3     Stacked  bar chart titled "Assets in Schwab  Customer
          Accounts"  depicting  the  composition  of   customer
          assets  at  year end 1990, 1991, 1992 1993  and  1994
          (shown on the bottom axis) as follows (billions of dollars): Cash and Equivalents $10.6, $12.6, $15.6, $20.1 and $28.6, respectively; Stocks (net of margin
          loans)   $12.7,  $22.1,  $29.6,  $39.5   and   $46.1,
          respectively;  Mutual  Fund  Marketplace  (registered
          trademark)   $2.6,   $6.4,   $12.2,   $26.2   and   $32.2,
          respectively;  Fixed  Income Securities  $4.7,  $6.4,
          $8.2,  $10.0  and  $15.7,  respectively;  Assets   in
          Schwab Customer Accounts (bar labeled) $30.6, $47.5, $65.6, $95.8 and $122.6, respectively.

    3 Stacked bar chart titled "Schwab Customers' Daily Average Trading Volume" depicting the composition of Schwab's daily average volume for the fiscal years 1990, 1991, 1992, 1993 and 1994 (shown on the bottom axis) as follows (thousands of trades): Commission and Other Trades 13.1, 17.6, 22.2, 27.9 and 29.2,
          respectively; Mutual Fund OneSource (trademark) Trades 0, .3, 1.4, 7.4 and 14.3, respectively; Schwab Customers' Daily Average Trading Volume (bar labeled) 13.1, 17.9, 23.6, 35.3 and 43.5, respectively.

    4 Bar chart titled "Revenues" depicting revenues for the fiscal years 1990, 1991, 1992 1993 and 1994
          (shown on the bottom axis) as follows (millions of dollars) (bar labeled): $387, $570, $750, $965 and
          $1,065, respectively.

    4 Pie chart titled "Composition of Revenues" depicting composition of revenues (percent of total) for the fiscal years 1992, 1993 and 1994 as follows:
          Commissions    60%,    57%    and    51%,    respectively;    Net
          Interest Revenue 12%, 12% and 15%, respectively; Principal Transactions 17%, 18% and 15%, respectively; Mutual Fund Service Fees 8%, 10% and 15%, respectively; Other 3%, 3% and 4%, respectively.

    4 Stacked bar chart titled "Commissions" depicting the composition of commissions for the fiscal years 1992, 1993 and 1994 (shown on the bottom axis) as follows (millions of dollars): Listed $251, $300
          and $279,   respectively;  Options  $32,  $37  and   $39,
          respectively;   Nasdaq   $122,   $169    and    $169,
          respectively;  Other $36, $46 and $59,  respectively;
          Commissions  (bar  labeled)  $441,  $552  and   $546,
          respectively.

    7 Pie chart titled "Expenses Excluding Interest" depicting composition of expenses excluding interest (percent of total) for the fiscal years 1992, 1993 and 1994 as follows: Compensation & Benefits 51%, 52% and 52%, respectively; Communications 13%, 12% and 13%, respectively; Occupancy & Equipment 11%,
          10%   and   10%,   respectively;   Depreciation   &
          Amortization 7%, 6% and 6%, respectively; Other 18%, 20% and 19%, respectively.

    7 Stacked bar chart titled "Compensation and Benefits" depicting the composition of compensation and benefits for the fiscal years 1992, 1993 and 1994 (shown on the bottom axis) as follows (millions of dollars): Salaries and Wages $183, $225 and $273, respectively; Variable Compensation $80, $108 and $101, respectively; Other Benefits $44, $60 and $63, respectively; Compensation and Benefits (bar labeled) $307, $393 and $437, respectively.

   10 Bar chart titled "Net Cash Provided by Operating Activities" depicting net cash provided by operating activities for the fiscal years 1992, 1993 and 1994 (shown on the bottom axis) as follows (millions of dollars) (bar labeled): $121, $132 and $206, respectively.

   10 Bar chart titled "Ratio of Assets to Stockholders' Equity" depicting the Company's ratio of assets to stockholders' equity at year end 1992, 1993 and 1994 (shown on the bottom axis) as follows (bar labeled):
          23, 18 and 17, respectively.

   12 Bar chart titled "Net Income" depicting net income for the fiscal years 1992, 1993 and 1994 (shown on the bottom axis) as follows (millions of dollars) (bar labeled): $81, $118 and $135, respectively.

   12 Bar chart titled "Dividends Declared per Common Share" depicting dividends declared per common share for the fiscal years 1992, 1993 and 1994 (shown on the bottom axis) as follows (bar labeled): $.099, $.126 and $.188, respectively.

   13 Stacked bar chart titled "Composition of Assets" depicting the composition of the Company's assets at year end 1992, 1993 and 1994 (shown on the bottom axis) as follows (millions of dollars): Cash and Investments $3,714, $3,956 and $4,587, respectively; Secured Receivables $1,952, $2,625 and $3,010, respectively; Other $239, $316 and $321, respectively; Composition of Assets (bar labeled) $5,905, $6,897 and $7,918, respectively.