Form 10-K, Exhibit 13
period 1995-12-31
SCHWAB CHARLES CORP
filed 1996-03-28
CIK 316709

                                                                    EXHIBIT 13.1
                                The Charles Schwab Corporation
                              1995 Annual Report to Stockholders
                  (only those portions specifically incorporated by reference into The Charles Schwab Corporation 1995 Annual Report on Form 10-K)

The Charles Schwab Corporation
Quarterly Financial Information (Unaudited)
(In Millions, Except Per Share Data and Ratios)

                                                              Weighted             Fully     Dividends
                                                              Average    Primary   Diluted   Declared      Range        Range
                                         Expenses              Common    Earnings  Earnings    per       of Common    of Price/
                                         Excluding   Net     Equivalent    per       per      Common   Stock Price     Earnings
                           Revenues (a)  Interest  Income    Shares (b)   Share     Share     Share    per Share (c)  Ratio (d)
-------------------------------------------------------------------------------------------------------------------------------
1995 by Quarter
Fourth                       $394.8       $332.4    $42.6      179.9      $.24       $.24     $.040   $26.68 - 16.63   28 - 17
Third   Dividend Increase/
        Stock Split           385.5        307.5     47.2      179.7       .26        .26      .040    29.00 - 20.75   32 - 23
Second                        342.7        269.4     44.4      178.1       .25        .25      .030    22.88 - 14.75   27 - 18
First   Dividend Increase/
        Stock Split           296.9        233.5     38.4      176.1       .22        .22      .030    16.50 - 11.04   21 - 14
-------------------------------------------------------------------------------------------------------------------------------
1994 by Quarter
Fourth                       $270.4       $214.4    $33.8      175.2      $.19       $.19     $.023   $12.33 -  9.21   16 - 12
Third                         248.1        196.5     31.2      174.2       .18        .18      .023    10.29 -  8.46   14 - 11
Second                        258.2        205.1     32.1      175.1       .18        .18      .023    11.29 -  8.25   16 - 12
First   Dividend Increase/    287.9        224.3     38.2      176.4       .22        .22      .023    11.00 -  8.67   16 - 13
-------------------------------------------------------------------------------------------------------------------------------
1993 by Quarter
Fourth                       $257.5       $212.3    $28.5      179.5      $.16       $.16     $.017   $12.79 -  9.58   19 - 15
Third                         238.8        191.1     22.2 (e)  179.0       .12 (e)    .12 (e)  .017    12.38 -  8.92   18 - 13
Second  Dividend Increase/
        Stock Split           232.4        180.4     31.6      177.9       .18        .18      .017     9.67 -  6.81   17 - 12
First                         236.3        174.9     35.4      177.0       .20        .20      .013     8.28 -  5.53   17 - 11
-------------------------------------------------------------------------------------------------------------------------------
1992 by Quarter
Fourth                       $193.5       $148.2    $25.2      173.5      $.15       $.15     $.013   $ 6.19 -  3.69   13 -  8
Third                         159.3        144.3      7.8      174.7       .04        .04      .013     5.78 -  3.72   14 -  9
Second  Dividend Increase     176.8        143.8     18.5      177.2       .10        .10      .013     7.69 -  4.53   18 - 10
First                         219.9        167.0     29.7      177.5       .17        .17      .009     8.39 -  6.47   22 - 17
-------------------------------------------------------------------------------------------------------------------------------
1991 by Quarter
Fourth  Dividend Increase/
        Stock Split          $167.3       $138.6    $16.1      176.9      $.09       $.09     $.009   $ 7.47 -  4.41   26 - 16
Third   Dividend Increase     147.4        122.9     13.2      176.2       .08        .08      .007     4.63 -  3.69   23 - 19
Second                        128.9        112.3      9.5      175.4       .05        .05      .006     3.69 -  2.63   23 - 16
First                         126.1        107.7     10.6      175.0       .06        .06      .006     3.04 -  1.69   23 - 13
===============================================================================================================================

All share and per share data reflect the March 1995 three-for-two common stock split and the September 1995 two-for-one common stock split.
(a)  Revenues are presented net of interest expense.
(b)  Amounts shown are used to calculate primary earnings per share.
(c)  Represents New York Stock Exchange high and low range of common stock price per share.
(d)  Price/earnings ratio is computed by dividing the high and low market prices by primary earnings per share for the 12-month period ended on the last day of the quarter presented.  The extraordinary charge in 1993 (described below) has been excluded.
(e)  Net income and primary and fully diluted earnings per share are net of the effect of a $6.7 million ($.04 per share)
     extraordinary charge on the early retirement of debt.

                                     1




The Charles Schwab Corporation
Selected Financial and Operating Data
(In Millions, Except Per Share Amounts)

-------------------------------------------------------------------------------------------------------------------------
                                                     Growth Rates (1)
                                                   Compounded   Annual
                                                     5-Year     1-Year
                                                   1990-1995  1994-1995      1995      1994      1993      1992      1991
-------------------------------------------------------------------------------------------------------------------------
Operating Results (for the year)
Revenues
   Commissions                                          25%        38%    $   751    $  546    $  552    $  441    $  349
   Mutual fund service fees                             37%        40%        219       157        99        63        54
   Interest revenue, net of interest expense (2)        24%        28%        211       165       120        92        77
   Principal transactions (3)                                      18%        191       163       169       130        63
   Other                                                16%        39%         48        34        25        24        27
-------------------------------------------------------------------------------------------------------------------------
Total                                                   30%        33%      1,420     1,065       965       750       570
-------------------------------------------------------------------------------------------------------------------------
Expenses excluding interest
   Compensation and benefits                            31%        36%        594       437       393       307       234
   Communications                                       25%        21%        129       107        94        76        57
   Occupancy and equipment                              21%        27%        111        88        77        65        51
   Commissions, clearance and floor brokerage           44%        56%         77        49        43        32        21
   Other                                                17%        46%        231       160       151       124       119
-------------------------------------------------------------------------------------------------------------------------
Total                                                   26%        36%      1,142       841       758       604       482
-------------------------------------------------------------------------------------------------------------------------
Income before taxes on income and
   extraordinary charge                                 57%        24%        278       224       207       146        88
Taxes on income                                         53%        17%        105        89        82        65        39
-------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charge                      59%        28%        173       135       125        81        49
Extraordinary charge-early
   retirement of debt                                                                               7
-------------------------------------------------------------------------------------------------------------------------
Net income                                              59%        28%    $   173    $  135    $  118     $  81     $  49
=========================================================================================================================
Primary earnings per share (4)
   Primary earnings before extraordinary charge         61%        26%    $   .97    $  .77    $  .70     $ .46     $ .28
   Extraordinary charge-early retirement of debt                                                  .04
-------------------------------------------------------------------------------------------------------------------------
   Primary earnings per share                           61%        26%    $   .97    $  .77    $  .66     $ .46     $ .28
=========================================================================================================================
Dividends declared per common share (4)                 51%        52%    $  .140    $ .092    $ .064     $.048     $.028
=========================================================================================================================
Weighted average number of common and
   common equivalent shares outstanding (4, 5)                                178       175       178       176       176
=========================================================================================================================
Other (for the year)
   Return on stockholders' equity (1)                                         31%       32%       37%       35%       28%
   Revenue growth                                                             33%       10%       29%       32%       47%
   Pre-tax profit margin                                                      20%       21%       21%       20%       15%
   After-tax profit margin                                                    12%       13%       12%       11%        9%
   Effective income tax rate                                                  38%       40%       40%       44%       44%
=========================================================================================================================
Other (at year end)
   Total assets                                         20%        33%    $10,552    $7,918    $6,897    $5,905    $5,026
   Borrowings                                           14%        44%    $   246    $  171    $  185    $  152    $  119
   Stockholders' equity                                 33%        36%    $   633    $  467    $  379    $  259    $  200
   Book value per common share (4)                      31%        33%    $  3.64    $ 2.73    $ 2.19    $ 1.52    $ 1.15
=========================================================================================================================



(1)  In cases where the calculation does not yield a meaningful result, growth rates are not presented.
(2)  Interest revenue is presented net of interest expense.  Interest expense for 1991 through 1995 was
     (in millions):  $225, $159, $132, $198 and $357, respectively.
(3)  On July 1, 1991, the Company acquired Mayer & Schweitzer, Inc., whose operating results have been consolidated with those of the Company since the acquisition.
(4)  Reflects the March 1995 three-for-two common stock split and the September 1995 two-for-one common stock split.
(5)  Amounts shown are used to calculate primary earnings per share.

Certain prior years' revenues and expenses have been reclassified to conform to the 1995 presentation.

                                      2



                   Management's Discussion and Analysis
             of Results of Operations and Financial Condition


DESCRIPTION OF BUSINESS
 The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide brokerage and related investment services to customers with 3.4 million active(a) accounts and assets that totaled $181.7 billion at December 31, 1995. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), serves an estimated 51% of the discount brokerage market, up from 50%(b) in 1994. Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq securities, provides trade execution services to broker-dealers and institutional customers. During 1995, orders handled by M&S totaled over 7 billion shares, or approximately 7% of the total shares traded on Nasdaq.

                              (CHART OMITTED)

 With a network of over 225 branch offices, Schwab is physically represented in 46 states, the Commonwealth of Puerto Rico and the United Kingdom. In addition, Schwab maintains four regional customer telephone service centers that handle customer calls and orders. Schwab's touch-tone telephone trading service, TeleBroker (registered trademark), provides customers access to Schwab on a 24-hour basis. These complementary customer service delivery systems - branches, telephone centers and electronic services - allow Schwab to achieve its customer service quality standards in a cost-competitive manner. Collectively, these systems handled over 80 million calls and over 15 million trades during 1995.

                              (CHART OMITTED)

 The Company has historically used discount pricing as a tactic in its efforts to gain market share and enhance the value of its products and services. In recent years, Schwab has introduced price-competitive product offerings such as its Mutual Fund OneSource (registered trademark) service, which offers mutual funds with no transaction fees, and its Schwab 500 Brokerage (trademark) service, which includes commission discounts from Schwab's standard rates. During 1995, Schwab introduced e.Schwab (trademark), which provides online trading access and includes significant commission discounts from Schwab's standard rates. Management expects to continue aggressive use of discount pricing in the marketing of new products and services.
 Environmental factors influencing the Company's performance include fundamentally cyclical financial markets, and heavy competition from full commission and discount brokerage firms, as well as from mutual fund companies. Increasingly, competition has come from banks, software development companies, insurance companies and others as they expand their product lines. Such competition may negatively impact the Company's profit margin.
 The significant growth during 1995 of asset-based revenues such as mutual fund service fees and net interest revenue has enhanced the consistency of the Company's revenue streams, enabling the Company to cover a greater proportion of fixed expenses. However, transaction-based revenues continue to represent the majority of the Company's revenues. Since these revenues are heavily influenced by fluctuations in the volume of securities transactions, it is not unusual for the Company to experience significant variations in quarterly revenue levels. Most of the Company's expenses do not vary directly, at least in the short term, with fluctuations in securities trading volume. The nature of the Company's revenues and expenses, along with the environmental factors discussed above, may subject the Company's future earnings and common stock price to significant volatility.
 The Company's long-term performance objectives call for profitable growth within several markets of the financial services industry - retail brokerage, mutual funds, equity securities market-making, support services for independent investment managers and electronic brokerage. The Company's strategy for achieving its objectives continues to be effective investment in technology, product development, marketing programs and customer service delivery systems. It is management's long-term goal to increase the value of the Company by achieving a 20% annual revenue growth rate while maintaining a 10% after-tax profit margin and a 20% return on stockholders' equity.
 In addition to the historical information contained throughout this Annual Report, there are forward-looking statements that reflect management's expectations for the future. A variety of important factors could cause actual results to differ materially from such statements. These factors are noted throughout this Annual Report and in the Company's Annual Report on Form 10-K and include: the actions of both current and potential new competitors, rapid changes in technology, financial market volatility, evolving industry regulation, customer trading patterns, and new products and services.

                              (CHART OMITTED)

RESULTS OF OPERATIONS
SUMMARY
 Revenues of $1.4 billion in 1995 mark the Company's sixth consecutive year of record revenues, up 33% from

(a)  Accounts with balances or activity within the preceding twelve months.
(b) The Securities Industry Association revised its definition of discount brokers in 1995. Schwab's share in 1994 was revised to 50% from 42% under this new definition.

                                     3



1994 and well above management's long-term goal of 20%. Trading activity at Schwab reached record levels during 1995, with daily average retail trades, which include Mutual Fund OneSource (registered trademark) trades, increasing over 29% from 1994 to 56,300. The combined daily average share volume of the New York Stock Exchange and Nasdaq increased 27% from 1994 to 748 million shares. The Company's strong performance was also reflected in a $59.1 billion, or 48%, increase in customer assets. On a dividend reinvested basis, the Standard & Poor's 500 Index ended the year up 38%.

                              (CHART OMITTED)

 Earnings in 1995 were $173 million, or $.97 per share, marking the Company's fifth consecutive year of record earnings, up from $135 million, or $.77 per share, in 1994, and $118 million, or $.66 per share, in 1993. Share information throughout this report has been restated to reflect the March 1995 three-for-two common stock split, effected in the form of a 50% stock dividend, and the September 1995 two-for-one common stock split, effected in the form of a 100% stock dividend. The after-tax profit margin for 1995 was 12%, which exceeded the Company's long-term goal of 10%. Return on stockholders' equity was 31% in 1995, well above the Company's long-term goal of 20%. Reflecting these strong results, the Company's Board of Directors declared two cash dividend increases during 1995, raising the effective annual dividend rate 74% from the end of 1994.

                              (CHART OMITTED)

 During 1995, the Company continued to invest in technology, product and service enhancements, marketing programs, and new and expanded customer service capacity. This contributed to a 36% increase in noninterest expenses, which totaled $1.1 billion. With customer trading activity up 29% over 1994, the Company increased its servicing capacity by expanding each of its regional customer telephone service centers and its electronic delivery services, as well as opening 19 branch offices. Capital expenditures for 1995 totaled $166 million.

                              (CHART OMITTED)


REVENUES

Commissions
 Commission revenues were $751 million in 1995, compared to $546 million in 1994 and $552 million in 1993. Commission revenues are affected by the number of customer accounts that traded, the average number of transactions per account that traded and the average commission per transaction. Schwab operates in an agency capacity when executing commission transactions.

                              (CHART OMITTED)

 Retail agency commission revenues, which exclude commissions from institutional customers, constituted approximately 96% of total commissions in each of the last three years. Commissions earned on retail agency trades totaled $711 million in 1995, compared to $523 million in 1994 and $531 million in 1993. The daily average retail agency trade level was 38,000 in 1995, 28,900 in 1994 and 27,700 in 1993. The following table shows a comparison of certain factors that influence retail agency commission revenues:

--------------------------------------------------------------
                                      1995      1994      1993
--------------------------------------------------------------
Number of customer accounts
 that traded during the year
 (in thousands)                      1,543     1,352     1,227
Average number of retail agency
 transactions per account
 that traded                           6.3       5.4       5.7
Total number of retail agency
 transactions (in thousands)         9,753     7,282     7,003
Average commission per retail
 agency transaction                 $72.88    $71.88    $75.89
Total retail agency commission
 revenues (in millions)             $  711    $  523    $  531
==============================================================
Note:  The above table excludes customer transactions in
       Schwab's Mutual Fund OneSource (registered trademark) service.

 From 1993 to 1995, the total number of retail agency transactions executed by Schwab has increased as Schwab's customer base has grown. From 1994 to 1995, average commission per retail agency transaction increased $1.00 mainly due to a higher proportion of equity securities transactions, which carry a higher average commission per trade.
 From 1993 to 1994, average commission per retail agency transaction decreased $4.01 as the proportion of trades in lower commission per transaction products increased. This was primarily the result of Schwab's success in attracting customer mutual fund business. Strong price competition, particularly with respect to customer equity securities transactions, also contributed to the decrease. The effect of the increase in the total number of retail agency transactions on retail agency commission revenues for 1994 was offset entirely by the decrease in average commission per retail agency transaction.
 Attracting new customer accounts is important in generating commission revenues. Schwab opened 698,000 new customer accounts during 1995, up 1%
and 8%, respectively, over account openings of 688,000 in 1994 and 644,000 in 1993. Prior year amounts are restated to reflect the $1,000 minimum opening balance requirement for basic brokerage accounts implemented in July 1994.

                                     4



Mutual Fund Service Fees
 The Company earns mutual fund service fees for providing services, such as reporting of share ownership and dividend activity, administration and investment management, to its proprietary and certain third-party mutual funds. These fees are based upon daily balances of customer assets invested in the funds. Revenues received from customer purchase and sale transactions of mutual funds are included in commission revenues. The Company currently does not charge commissions on purchases and sales of its proprietary funds.
 Mutual fund service fees were $219 million in 1995, compared to $157 million in 1994 and $99 million in 1993. The increases from 1993 to 1995 were primarily attributable to significant increases in customer assets in Schwab's proprietary funds, collectively referred to as the SchwabFunds (registered trademark), and customer assets in funds purchased through Schwab's Mutual Fund OneSource (registered trademark) service.
 The SchwabFunds include money market funds, bond funds, equity index funds, and asset allocation funds which contain stocks, bonds and cash equivalents. Schwab customers may elect to have cash balances in their brokerage accounts automatically invested in certain SchwabFunds money market funds. Customer assets invested in the SchwabFunds, substantially all of which are in SchwabFunds money market funds, were $31.7 billion, $23.3 billion and $15.8 billion at the end of 1995, 1994 and 1993, respectively.
 At December 31, 1995, Schwab's Mutual Fund OneSource service enabled customers to trade over 370 mutual funds in 44 well-known fund families without incurring transaction fees. The service is particularly attractive to investors who execute mutual fund trades directly with multiple mutual fund companies to avoid brokerage transaction fees, and to achieve investment diversity among fund families. In addition, investors' record keeping and investment monitoring are simplified through one consolidated statement. Fees received by Schwab via the Mutual Fund OneSource program are based on daily balances of customer assets invested in the participating funds through Schwab and are paid by the funds and/or fund sponsors. Customer assets held by Schwab that have been purchased through the Mutual Fund OneSource service, excluding Schwab's proprietary funds, totaled $23.9 billion, $12.5 billion and $8.3 billion at the end of 1995, 1994 and 1993, respectively.

Interest Revenue, Net of Interest Expense
 The Company presents interest revenue, net of interest expense, in its consolidated financial statements. This presentation eliminates the impact of market interest rate fluctuations on total revenues, thereby providing a clearer view of the Company's performance in the areas of attracting and investing customer cash balances and managing its balance sheet.
 In performing its role as clearing broker for its customers' trading activity, Schwab holds cash balances payable to customers. In most cases, Schwab pays its customers interest on such cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend these funds to customers on a secured basis to purchase qualified securities - a practice commonly known as "margin lending." Pursuant to Securities and Exchange Commission (SEC) regulations, customer cash balances that are not used for margin lending are segregated into investment accounts that are maintained for the exclusive benefit of customers.
 When investing segregated customer cash balances, Schwab and M&S must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts, and resale agreements collateralized by qualified securities. Schwab's and M&S' policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. In each of the last three years, resale agreements accounted for over 87% of Schwab's investments in segregated customer cash balances. The average maturities of Schwab's total investments in segregated customer cash balances were 48 days, 54 days and 71 days in 1995, 1994 and 1993, respectively.
 Interest revenue, net of interest expense, reached a record $211 million in 1995, compared to $165 million in 1994 and $120 million in 1993 as shown in the following table (in millions):

----------------------------------------------------------------
                                    1995        1994        1993
----------------------------------------------------------------
Interest Revenue
Investments, customer-related       $283        $168        $113
Margin loans to customers            264         185         132
Other                                 21          10           7
----------------------------------------------------------------
Total                                568         363         252
----------------------------------------------------------------
Interest Expense
Customer cash balances               321         178         115
Borrowings                            12          12          12
Other                                 24           8           5
----------------------------------------------------------------
Total                                357         198         132
----------------------------------------------------------------
Interest Revenue, Net of
   Interest Expense                 $211        $165        $120
================================================================

 The Company's interest-earning assets (principally investments and margin loans to customers) are financed primarily by interest-bearing customer cash balances. Other funding sources include noninterest-bearing customer cash balances, proceeds from stock-lending activities, borrowings and stockholders' equity. Average balances and interest rates on customer-related, interest-earning assets and related funding sources are summarized as follows (dollars in millions):

                                      5



--------------------------------------------------------------------------
                                                  1995      1994      1993
--------------------------------------------------------------------------
Earning Assets (customer-related):
Investments:
 Average balance outstanding                    $4,815    $3,957    $3,469
 Average interest rate                           5.88%     4.26%     3.25%
Margin loans to customers:
 Average balance outstanding                    $3,221    $2,742    $2,212
 Average interest rate                           8.20%     6.74%     5.99%
Average yield on earning assets                  6.81%     5.28%     4.32%
Funding Sources (customer-related and other):
Interest-bearing customer cash balances:
 Average balance outstanding                    $6,553    $5,472    $4,693
 Average interest rate                           4.90%     3.25%     2.44%
Other interest-bearing sources:
 Average balance outstanding                    $  411    $  353    $  275
 Average interest rate                           4.33%     2.94%     3.30%
Average noninterest-bearing portion             $1,072    $  874    $  713
Average interest rate on funding sources         4.22%     2.81%     2.18%
Summary:
 Average yield on earning assets                 6.81%     5.28%     4.32%
 Average interest rate on funding sources        4.22%     2.81%     2.18%
--------------------------------------------------------------------------
Average net interest margin                      2.59%     2.47%     2.14%
==========================================================================

 The increase in interest revenue, net of interest expense, from 1993 to 1995 was primarily due to higher levels of average earning assets, and to sharper increases in average interest rates on earning assets compared to funding sources.

Principal Transactions
 Principal transactions are primarily comprised of net gains from market-making activities in Nasdaq securities. Factors that influence principal transactions include the volume of customer trades and market price volatility. During 1995, a record 101 billion shares traded on Nasdaq, and the Nasdaq Composite Index increased 40%. As a market maker in Nasdaq securities, M&S generally executes customer trades as principal. M&S business practices call for competitively-priced customer trade executions, generally defined as the highest bid price on a sell order and the lowest offer price on a buy order available through the National Association of Securities Dealers (NASD) member firms. Certain customer trades are executed on a negotiated basis. Substantially all Nasdaq security trades originated by the customers of Schwab are directed to M&S.
 Revenues from principal transactions were $191 million in 1995, compared to $163 million in 1994 and $169 million in 1993. The 18% increase from 1994 to 1995 was primarily due to an increase in trading volume handled by M&S.
 The volume increase at M&S was partially offset by lower average revenue per principal transaction mainly due to the impact of the July 1994 NASD Interpretation to its Rules of Fair Practice governing the way in which market makers in Nasdaq securities handle the execution of customer limit orders. M&S extended the benefits of the July 1994 NASD Interpretation to substantially all retail customer limit orders in Nasdaq securities received from broker-dealers for which it executes such orders. The introduction of Assurance Trading (trademark) (see discussion below) also contributed to lower average revenue per principal transaction. The 4% decrease from 1993 to 1994 was due to a lower average revenue per principal transaction in 1994 and the impact of the July 1994 NASD Interpretation.
 In August 1995, Assurance Trading was introduced. This new service provides customers an opportunity for price improvement on certain trades in certain Nasdaq securities through the scanning of multiple computer systems for a price better than the current quoted Nasdaq inside price.
 M&S is a significant participant in the Nasdaq market. During 1994, the Department of Justice, the SEC and the NASD commenced a series of investigations and regulatory actions involving the activities of many market makers in Nasdaq securities. These investigations and regulatory actions have continued into 1996.
 Current and proposed rulemaking, regulatory actions, improvements in technology, such as those which permit the introduction of Assurance Trading, changes in market practices and new market systems, if approved, could significantly impact the manner in which business is currently conducted in the Nasdaq market. The above factors, individually or in the aggregate, could continue to have a material adverse impact on M&S' future revenues from principal transactions.
 During 1994, Schwab commenced operation of specialist posts on the Pacific Stock Exchange to make markets in exchange-listed securities and ended that year with five posts that collectively made markets in over 240 securities. At December 31, 1995, Schwab had fourteen specialist posts that collectively made markets in approximately 700 securities. The majority of trades originated by the customers of Schwab in exchange-listed securities for which Schwab makes a market are directed to these posts. Revenues from these specialist posts also have contributed to the increase in principal transactions from 1994 to 1995.

Other Revenues
 Other revenues include other brokerage fees, IRA maintenance fees, and software product sales and usage fees. These revenues totaled $48 million during 1995, compared to $34 million in 1994 and $25 million in 1993. The 39% increase from 1994 to 1995 represented higher other brokerage fees and increased cash surrender value of company-owned life insurance policies. The 36% increase from 1993 to 1994 represented higher IRA maintenance fees and increased sales of StreetSmart (registered trademark) and Equalizer (registered trademark), Schwab's online trading software products, partially offset by a decrease in revenues from Schwab's affinity credit card arrangement.

                              (CHART OMITTED)

EXPENSES

Compensation and Benefits
 Compensation and benefits expense includes salaries and wages, variable compensation, and related employee benefits and taxes. The Company provides its employees with compensation programs that contain variable pay components that are tied to the achievement of specified objectives relating to revenue growth, profit margin and growth in customer assets. Therefore, a significant portion of compensation and benefits expense will fluctuate with these measures.
 Compensation and benefits expense was $594 million for 1995, compared to $437 million in 1994 and $393 million in 1993. Variable compensation as a percentage of total compensation and benefits expense was 24% in 1995, 23% in 1994 and 27% in 1993. The Company had full-time, part-time and temporary employees, and persons employed on a contract basis that represented the equivalent of approximately 9,200 full-time employees at the end of 1995, compared to approximately 6,500 at the end of both 1994 and 1993. Increases in compensation and benefits expense between 1993 and 1995 were generally the result of increases in salaries and wages due to the larger average number of employees. In 1995, an increase in variable compensation also contributed to the overall increase in compensation and benefits. In 1994, the increase in salaries and wages was partially offset by a decline in variable compensation.
 The Company encourages and provides mechanisms for employee ownership of the Company's common stock through its profit sharing and employee stock ownership plan, its stock option plans and an automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees, and to align the interests of employees with those of stockholders. At December 31, 1995, management, employees and their families owned directly and through the Company's profit sharing and employee stock ownership plan approximately 41% of the Company's outstanding common stock. In addition, management and employees held options to purchase common stock, which are not considered outstanding for ownership purposes, that totaled approximately 9% of the Company's outstanding common stock at December 31, 1995.

                              (CHART OMITTED)

Communications
 Communications expense, including telephone, postage, and news and quotation charges, was $129 million for 1995, $107 million in 1994 and $94 million in 1993. The increase in communications expense between 1993 and 1995 primarily resulted from higher customer transaction volumes. Increases in customer use of toll-free telephone numbers, reflecting a higher proportion of incoming calls handled by TeleBroker (registered trademark) and regional customer telephone service centers, and StreetSmart (registered trademark) usage also contributed to higher telephone expenses over this period.

Occupancy and Equipment
 Occupancy and equipment expense includes the costs of leasing and maintaining the Company's headquarters, four regional customer telephone service centers, a primary data center and over 225 branch offices. It also includes lease and rental expenses on computer and other equipment. Occupancy and equipment expense was $111 million for 1995, compared to $88 million in 1994 and $77 million in 1993, reflecting the Company's continued growth. The Company expanded each of its regional customer telephone service centers in 1995, opened a regional customer telephone service center in 1994 and opened its primary data center in Phoenix in 1993. Schwab opened 19 new branch offices in 1995, 10 in 1994 and 23 in 1993.

Commissions, Clearance and Floor Brokerage
 Commissions, clearance and floor brokerage expense includes fees paid to stock and option exchanges for trade executions, fees paid by M&S to broker-dealers for orders received for execution and fees paid to clearing entities for trade processing. Commissions, clearance and floor brokerage expense was $77 million in 1995, $49 million in 1994 and $43 million in 1993. The increases from 1993 to 1995 were primarily attributable to increases in the number of trades processed by M&S and Schwab.

Depreciation and Amortization
 Depreciation and amortization expense includes that relating to equipment and office facilities, property, leasehold improvements, goodwill and other intangibles. Such expenses were $69 million for 1995, compared to $55 million in 1994 and $44 million in 1993. The increases from 1993 to 1995 were primarily due to newly acquired data processing-related assets and leasehold improvements which increased the Company's customer service capacity and fixed asset base from the respective preceding year's level. A portion of the 1995 increase was due to the amortization of goodwill and other intangibles resulting from businesses acquired during the year.

Advertising and Market Development
 Advertising builds the image and awareness of the firm and plays a crucial role in obtaining new customer accounts, which have represented an important source of revenue and revenue growth for the Company. Advertising and market development expense includes television, print and direct mail advertising expenses and related production, printing and postage costs. Such expenses totaled $53 million in 1995, $36 million in 1994 and $41 million in 1993. The 45% increase from 1994 to 1995 was primarily a result of higher expenses relating to print marketing materials, and cable television and radio advertising. The 11% decrease from 1993 to 1994 was primarily a result of the Company's reduced spending on network and cable television advertising, and print marketing materials.

Professional Services
 Professional services expense was $41 million in 1995, $22 million in 1994 and $22 million in 1993. This category includes the cost of consultants engaged to support product, service and systems development, and legal and accounting fees. The 88% increase in professional services expense from 1994 to 1995 was primarily due to increases in consulting fees relating to various development projects - including those involving data processing, product and customer service enhancement, and company infrastructure.

Other Expenses
 Other expenses were $69 million for 1995, $47 million in 1994 and $44 million in 1993. Other expenses include those relating to travel and entertainment, errors and bad debts, bank service charges (primarily relating to costs of processing checks written by customers), registration fees for employees and other miscellaneous expenses. The increase in these expenses from 1993 to 1995 was primarily attributable to a combination of higher staffing levels and to higher transaction volumes. In 1995, higher charitable contributions also contributed to the overall increase in other expenses.

Taxes on Income
 The Company's effective income tax rate was 37.7% in 1995, and 39.7% in both 1994 and 1993. The decline in the effective income tax rate during 1995 was primarily due to the accounting for the August 1995 settlement of substantially all issues raised in the Company's U.S. Tax Court case with the Internal Revenue Service. See "Commitments and Contingent Liabilities"
note in the Notes to Consolidated Financial Statements. The Company expects its effective income tax rate in 1996 to be from 40% to 41%.

LIQUIDITY AND CAPITAL RESOURCES

 CSC operates as a holding company, conducting virtually all business through its wholly owned subsidiaries. The capital structure among CSC and its subsidiaries is designed to provide each entity with capital and liquidity consistent with its operations. A description of significant aspects of this structure for CSC and its two principal subsidiaries, Schwab and M&S, follows.

Liquidity
Schwab
 Most of Schwab's assets are liquid, consisting primarily of short-term (i.e., less than 90 days) investment-grade, interest-earning investments (the majority of which are segregated for the exclusive benefit of customers pursuant to regulatory requirements), receivables from customers, and receivables from brokers, dealers and clearing organizations. Customer margin loans are demand loan obligations secured by readily marketable securities. Receivables from and payables to other brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle or can be closed out within a few business days.
 Liquidity needs relating to customer trading and margin borrowing activities are met primarily through cash balances in customer accounts, which totaled $8.4 billion in 1995, $6.7 billion in 1994 and $5.7 billion in 1993. Earnings from Schwab's operations are the primary source of liquidity for capital expenditures and investments in new services, marketing and technology. Management believes that customer cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.
 To manage Schwab's regulatory capital position, CSC provides Schwab with a $250 million subordinated revolving credit facility maturing in September 1997, of which $174 million was outstanding at December 31, 1995. This facility was increased in December 1995 from $180 million. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 1997. In January 1996, the maturity date for $15 million of the $25 million debt scheduled to mature in 1997 was extended to 1998. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.
 For use in its brokerage operations, Schwab maintains uncommitted unsecured bank credit lines totaling $470 million. The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments, or, if applicable, the release of funds from required regulatory reserves. Schwab used such borrowings for 9 days in 1995, 29 days in 1994 and 25 days in 1993, with the daily amounts borrowed averaging $24 million, $43 million and $19 million, respectively. These lines were unused at December 31, 1995.

M&S
 M&S' liquidity needs are generally met through earnings generated by its operations. Most of M&S' assets are liquid, consisting primarily of receivables from brokers, dealers and clearing organizations, cash and equivalents, and marketable securities. M&S may borrow up to $35 million under a subordinated lending arrangement with CSC. This facility was increased in December 1995 from $10 million. At year end, M&S had outstanding $4 million maturing in December 1997 under this facility. Borrowings under this arrangement qualify as regulatory capital for M&S.

CSC
 CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. Schwab and M&S are subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations would prohibit Schwab and M&S from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to their parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of their minimum dollar amount requirement of $1 million. At December 31, 1995, Schwab had $392 million of net capital
(10% of aggregate debit balances), which was $310 million in excess of its minimum required net capital. At December 31, 1995, M&S had $6 million of net capital (110% of aggregate debit balances), which was $5 million in excess of its minimum required net capital. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs and maintaining Schwab's and M&S' net capital.
 CSC has individual liquidity needs that arise from its issued and outstanding $240 million Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, common stock repurchases and acquisitions. The Medium-Term Notes have maturities ranging from 1996 to 2005 and fixed interest rates ranging from 4.95% to 7.72% with interest payable semiannually.
 In August 1995, a prospectus supplement covering the issuance of up to $140 million in Senior or Senior Subordinated Medium-Term Notes, Series A, was filed with the SEC of which $110 million in securities remained unissued at December 31, 1995.
 In October 1994, CSC prepaid its $35 million Senior Term Loan due in March 1995 using working capital funds. When the loan was prepaid, a related interest rate exchange arrangement was terminated.
 CSC may borrow under its $250 million committed unsecured credit facility with a group of ten banks through June 1996. The funds are available for general corporate purposes for which CSC pays a commitment fee on the unused balance. The terms of this facility require CSC to maintain minimum levels of stockholders' equity and Schwab and M&S to maintain minimum levels of net capital, as defined. This facility has never been used.
 See "Commitments and Contingent Liabilities" note in the Notes to Consolidated Financial Statements.

                              (CHART OMITTED)

Cash Flows and Capital Resources
 Net income plus depreciation and amortization was $241 million during 1995, up 27% from $190 million in 1994, allowing the Company to finance the majority of its growth with internally-generated funds. During 1995, the Company invested $166 million in various capital expenditures including the expansion of each of its regional customer telephone service centers, and enhancements to its data processing and telecommunications systems. The Company also opened 19 branch offices and made improvements to certain existing office facilities.
 As has been the case in recent years, capital expenditures will vary from period to period as business conditions change. While management retains substantial flexibility to adjust capital expenditures as necessary, in general the level of future expenditures will be influenced by the rate of growth in customer assets and trading activities, staffing and facilities requirements, and availability of relevant technology to support innovation in products and services. Management currently anticipates that 1996 capital expenditures will be comparable to, and may exceed, the 1995 level.
 In addition, during 1995, the Company:
- Paid approximately $68 million, net of cash received, for businesses acquired. The largest acquisition was ShareLink Investment Services plc, a retail discount securities brokerage firm located in the United Kingdom.
-  Issued $70 million in Medium-Term Notes.
- Repurchased 873,800 shares of its common stock for $17 million. As of December 31, 1995, authorization granted by the Company's Board of Directors allowed for the repurchase of up to 952,000 additional shares. The Company will continue to monitor opportunities to repurchase common stock in cases where stockholder value would be enhanced.
-  Paid common stock dividends of $24 million.

                              (CHART OMITTED)

 The Company monitors both the relative composition and absolute level of its financial capital. The Company's stockholders' equity at December 31, 1995 totaled $633 million. In addition, the Company had borrowings of $246 million that bear interest at a weighted average rate of 6.28%. These borrowings, together with the Company's equity, provided total financial capital of $879 million at December 31, 1995, up $241 million, or 38% from a year ago. Management currently anticipates that the proportions of borrowings and stockholders' equity in the Company's financial capital will remain comparable to current levels.

EFFECTS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS

 The Company is required to adopt Statement of Financial Accounting Standards (SFAS) No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of - in 1996. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
 The Company is also required to adopt SFAS No. 123 - Accounting for Stock-Based Compensation - in 1996. The statement establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. The

Company plans to implement only the disclosure requirements of the statement.
 Management believes the adoption of these statements in 1996 will have no effect on the Company's results of operations, earnings per share or cash flows.

LOOKING AHEAD

 The continued general financial success within the securities industry over the past several years has strengthened existing competitors and attracted new competitors. Management expects intense competition to continue in 1996. The Company intends to respond to such competition by continuing to invest heavily in technology, customer service facilities and product development. To help ensure effective use of resources, the Company will continue to focus on improving its internal business processes with the goal of enhancing customer service quality and the Company's cost structure.
 The Company will continue to leverage cross-marketing opportunities within its existing customer base and develop new products and services consistent with evolving customer needs and its competitive-pricing philosophy. The Company intends to continue to support its products and services with aggressive marketing and promotional efforts, and to focus its business development activities on attracting customer assets.
 While these activities require significant operating expense outlays and, during certain years, significant capital expenditures, they are important investments for the Company's long-term profitable growth. Management's financial goals are to achieve over the long term a 20% annual revenue growth rate while maintaining a 10% after-tax profit margin and a return on stockholders' equity of 20%.

The Charles Schwab Corporation
Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

<caption
  Year Ended December 31,                                   1995              1994             1993
-----------------------------------------------------------------------------------------------------
  Revenues
  Commissions                                           $  750,896        $  546,112         $552,206
  Mutual fund service fees                                 218,784           156,812           98,554
  Interest revenue, net of interest expense of
     $357,223 in 1995, $198,236 in 1994 and
     $132,382 in 1993                                      210,897           164,708          119,849
  Principal transactions                                   191,392           162,595          169,081
  Other                                                     47,934            34,370           25,323
-----------------------------------------------------------------------------------------------------
  Total                                                  1,419,903         1,064,597          965,013
-----------------------------------------------------------------------------------------------------

  Expenses Excluding Interest
  Compensation and benefits                                594,105           437,064          392,768
  Communications                                           128,554           106,682           94,348
  Occupancy and equipment                                  110,977            87,641           76,668
  Commissions, clearance and floor brokerage                77,061            49,344           43,039
  Depreciation and amortization                             68,793            54,556           44,433
  Advertising and market development                        52,772            36,401           40,726
  Professional services                                     41,304            21,928           22,385
  Other                                                     69,233            46,638           44,374
-----------------------------------------------------------------------------------------------------
  Total                                                  1,142,799           840,254          758,741
-----------------------------------------------------------------------------------------------------

  Income before taxes on income and
   extraordinary charge                                    277,104           224,343          206,272
  Taxes on income                                          104,500            89,000           81,904
-----------------------------------------------------------------------------------------------------

  Income before extraordinary charge                       172,604           135,343          124,368
  Extraordinary charge - early retirement of debt,
      net of tax                                                                                6,700
-----------------------------------------------------------------------------------------------------

  Net Income                                            $  172,604        $  135,343         $117,668
=====================================================================================================

  Weighted average number of common and
      common equivalent shares outstanding (1, 2)          178,476           175,206          178,350
=====================================================================================================

  Per Common Share (1)
    Net earnings before extraordinary charge            $      .97        $      .77         $    .70
    Extraordinary charge  -  early retirement of
      debt                                                                                        .04
-----------------------------------------------------------------------------------------------------
    Primary Earnings per Share                          $      .97        $      .77         $    .66
=====================================================================================================
    Fully Diluted Earnings per Share                    $      .97        $      .77         $    .66
=====================================================================================================

  Dividends Declared per Common Share (1)               $     .140        $     .092         $   .064
=====================================================================================================

(1) Reflects the March 1995 three-for-two common stock split and the September 1995 two-for-one common stock split.
(2) Amounts shown are used to calculate primary earnings per share.
See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
Consolidated Balance Sheet
(In Thousands, Except Share Data)

  December 31,                                                                                1995                    1994
------------------------------------------------------------------------------------------------------------------------------

  Assets
  Cash and equivalents (including resale agreements of $250,000 in 1995 and
      $242,500 in 1994)                                                                   $   429,298              $  380,616
  Cash and investments required to be segregated under Federal or other regulations (including resale agreements of $4,384,298 in 1995
      and $3,787,984 in 1994)                                                               5,426,619               4,206,466
  Receivable from brokers, dealers and clearing organizations                                 141,916                  86,028
  Receivable from customers (less allowance for doubtful accounts
      of $3,700 in 1995 and $3,204 in 1994)                                                 3,946,295               2,923,867
  Securities owned - at market value                                                          113,522                  60,226
  Equipment, office facilities and property (less accumulated depreciation
      and amortization of $212,035 in 1995 and $162,474 in 1994)                              243,472                 129,105
  Intangible assets (less accumulated amortization of $162,358 in 1995
      and $148,722 in 1994)                                                                    80,863                  29,968
  Other assets                                                                                170,023                 101,586
------------------------------------------------------------------------------------------------------------------------------

  Total                                                                                   $10,552,008              $7,917,862
==============================================================================================================================

  Liabilities and Stockholders' Equity
  Drafts payable                                                                          $   212,961              $  117,383
  Payable to brokers, dealers and clearing organizations                                      581,226                 296,420
  Payable to customers                                                                      8,551,996               6,670,362
  Accrued expenses and other                                                                  326,785                 195,320
  Borrowings                                                                                  246,146                 171,363
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                         9,919,114               7,450,848
------------------------------------------------------------------------------------------------------------------------------

  Stockholders' equity:
      Preferred stock - 9,940,000 shares authorized; $.01 par value per share; none issued
      Common stock - 200,000,000 shares authorized; $.01 par value per share;
         178,459,416 shares issued in 1995 and 1994*                                            1,785                     595
      Additional paid-in capital                                                              180,302                 166,103
      Retained earnings                                                                       520,532                 373,161
      Treasury stock - 4,427,255 shares in 1995 and 7,563,990 shares in 1994, at cost*        (50,968)                (57,968)
      Unearned ESOP shares                                                                     (9,397)                (10,174)
      Unamortized restricted stock compensation                                                (7,074)                 (4,703)
      Foreign currency translation adjustment                                                  (2,286)
------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                  632,894                 467,014
------------------------------------------------------------------------------------------------------------------------------

  Total                                                                                   $10,552,008              $7,917,862
==============================================================================================================================

  * Reflects the March 1995 three-for-two common stock split and the September 1995 two-for-one common stock split.
  See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
Consolidated Statement of Cash Flows
(In Thousands)

  December 31,                                                               1995              1994             1993
----------------------------------------------------------------------------------------------------------------------

  Cash flows from operating activities
  Net income                                                           $    172,604         $ 135,343        $ 117,668
      Noncash items included in net income:
          Depreciation and amortization                                      68,793            54,556           44,433
          Deferred income taxes                                              (6,975)            3,781           (5,352)
          Other                                                               3,609             3,699           (1,074)
      Extraordinary charge - early retirement of debt                                                           11,205
      Change in securities owned - at market value                          (53,296)          (25,189)         (10,639)
      Change in accrued expenses and other                                  141,431            40,908           43,653
      Change in other assets                                                (44,894)           (2,026)         (26,986)
-----------------------------------------------------------------------------------------------------------------------
  Net cash provided before change in customer-related balances              281,272           211,072          172,908
-----------------------------------------------------------------------------------------------------------------------
  Change in customer-related balances (excluding the effects of businesses acquired):
      Payable to customers                                                1,775,434           924,579          670,276
      Receivable from customers                                          (1,011,008)         (371,587)        (648,548)
      Drafts payable                                                         89,909            (6,001)          21,052
      Payable to brokers, dealers and clearing organizations                285,363            (7,561)         105,483
      Receivable from brokers, dealers and clearing organizations           (15,908)          (14,412)         (23,250)
      Cash and investments required to be segregated under
          Federal or other regulations                                   (1,157,717)         (530,147)        (166,170)
-----------------------------------------------------------------------------------------------------------------------
  Net change in customer-related balances                                   (33,927)           (5,129)         (41,157)
-----------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                 247,345           205,943          131,751
-----------------------------------------------------------------------------------------------------------------------
  Cash flows from investing activities
  Purchase of equipment, office facilities and property - net              (165,630)          (31,534)         (77,127)
  Cash payments for businesses acquired, net of cash received               (68,244)
  Purchase of life insurance policies                                       (39,628)          (41,684)
  Other                                                                                          (606)           6,241
-----------------------------------------------------------------------------------------------------------------------
  Net cash used by investing activities                                    (273,502)          (73,824)         (70,886)
-----------------------------------------------------------------------------------------------------------------------
  Cash flows from financing activities
  Proceeds from loans on life insurance policies                             38,297            41,299
  Proceeds from borrowings                                                   70,000            20,000          150,000
  Repayment of borrowings                                                    (2,781)          (35,916)        (128,032)
  Purchase of treasury stock                                                (17,345)          (46,781)
  Dividends paid                                                            (24,249)          (16,038)         (10,946)
  Other                                                                      11,623             6,105            3,651
-----------------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by financing activities                           75,545          (31,331)           14,673
-----------------------------------------------------------------------------------------------------------------------
  Effect of exchange rate changes on cash and equivalents                      (706)
-----------------------------------------------------------------------------------------------------------------------

  Increase in cash and equivalents                                           48,682           100,788           75,538
  Cash and equivalents at beginning of year                                 380,616           279,828          204,290
-----------------------------------------------------------------------------------------------------------------------
  Cash and equivalents at end of year                                  $    429,298         $ 380,616        $ 279,828
=======================================================================================================================

  See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
Consolidated Statement of Stockholders' Equity
(In Thousands)


                                                                             Note
                                                                           Receivable           Unamortized   Foreign
                            Common Stock    Additional                    From Profit Unearned  Restricted   Currency
                          ----------------   Paid-In   Retained  Treasury   Sharing     ESOP      Stock     Translation
                          Shares*   Amount   Capital   Earnings   Stock      Plan      Shares  Compensation  Adjustment  Total
----------------------------------------------------------------------------------------------------------------------------------
 Balance at
  December 31, 1992       170,024   $  392   $141,946  $147,168  $(26,444)  $ (4,254)                                    $258,808
 Net income                                             117,668                                                           117,668
 Dividends declared
  on common stock                                       (10,946)                                                          (10,946)
 Stock options exercised
  and restricted stock
  compensation awards       1,311               4,005               3,291                                                   7,296
 Three-for-two stock
  split effected in
  the form of a 50%
  stock dividend                       198                 (198)
 Common stock issued
  to Profit Sharing
  Plan for a note
  receivable                2,177        5     14,995                        (15,000)
 Collection on note
  receivable from
  Profit Sharing Plan                                                          6,241                                        6,241
 Other                                            106                                                                         106
----------------------------------------------------------------------------------------------------------------------------------
 Balance at
  December 31, 1993       173,512      595    161,052   253,692   (23,153)   (13,013)                                     379,173
----------------------------------------------------------------------------------------------------------------------------------
 Net income                                             135,343                                                           135,343
 Dividends declared
  on common stock                                       (16,038)                                                          (16,038)
 Purchase of treasury
  stock                    (5,000)                                (46,781)                                                (46,781)
 Stock options exercised
  and restricted stock
  compensation awards       2,384               4,293              11,966                         $(4,892)                 11,367
 Amortization of
  restricted stock
  compensation awards                                                                                 189                     189
 Collection on note
  receivable from
  Profit Sharing Plan                                                          1,467                                        1,467
 Reclassification of note
  receivable from Profit
  Sharing Plan                                                                11,546  $(11,546)
 ESOP shares released
  for allocation                                  758       164                          1,372                              2,294
----------------------------------------------------------------------------------------------------------------------------------
 Balance at
  December 31, 1994       170,896      595    166,103   373,161   (57,968)             (10,174)    (4,703)                467,014
----------------------------------------------------------------------------------------------------------------------------------
 Net income                                             172,604                                                           172,604
 Dividends declared
  on common stock                                       (24,249)                                                          (24,249)
 Purchase of treasury
  stock                      (874)                                (17,345)                                                (17,345)
 Stock options exercised
  and restricted stock
  compensation awards       4,010              12,809              24,345                          (3,511)                 33,643
 Three-for-two stock
  split effected in
  the form of a 50%
  stock dividend                       297                 (297)
 Two-for-one stock
  split effected in
  the form of a 100%
  stock dividend                       893                 (893)
 Amortization of
  restricted stock
  compensation awards                                                                               1,140                   1,140
 ESOP shares released
  for allocation                                1,390       206                            777                              2,373
 Foreign currency
  translation
  adjustment                                                                                                   $(2,286)    (2,286)
----------------------------------------------------------------------------------------------------------------------------------
 Balance at
  December 31, 1995       174,032   $1,785   $180,302  $520,532  $(50,968)            $ (9,397)   $(7,074)     $(2,286)  $632,894
==================================================================================================================================

 *Share amounts are presented net of treasury shares and reflect the March 1995 three-for-two common stock split and the
  September 1995 two-for-one common stock split.
 See Notes to Consolidated Financial Statements.

                      The Charles Schwab Corporation
                Notes to Consolidated Financial Statements

Basis of Presentation

 The consolidated financial statements include The Charles Schwab Corporation (CSC) and its subsidiaries (collectively, the Company). CSC is a holding company engaged, through its subsidiaries, in securities brokerage and related investment services. CSC's principal operating subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with a network of over 225 branch offices in 46 states. Another subsidiary, Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq securities, provides trade execution services to broker-dealers, including Schwab, and institutional customers. Fees received from the Company's proprietary mutual funds represented approximately 12% of the Company's consolidated revenues in 1995. As of December 31, 1995, approximately 28% of Schwab's total customer accounts were located in California.
 Certain items in prior years' financial statements have been reclassified to conform to the 1995 presentation. All material intercompany balances and transactions have been eliminated.

Significant Accounting Policies

Securities transactions recorded by Schwab and the related revenues and expenses are recorded on a trade date basis for 1995 and a settlement date basis for years prior to 1995. Revenues and expenses on a settlement date basis for Schwab were not materially different from trade date and the effect of the change is not material to the financial statements. M&S records principal transactions and the related revenues and expenses on a trade date basis.

Cash and investments required to be segregated under Federal or other regulations consist primarily of securities purchased under agreements to resell (Resale Agreements), certificates of deposit and, in the case of ShareLink Investment Services plc (ShareLink), money market funds. Resale Agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts. Certificates of deposit and money market funds are stated at cost, which approximates market.

Use of estimates in the preparation of the financial statements - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Such estimates relate to useful lives of equipment, office facilities, property and intangible assets, fair value of financial instruments, allowance for doubtful accounts, and legal reserves. Actual results could differ from such estimates.

Depreciation and amortization - Equipment and office facilities are depreciated on a straight-line basis over the estimated useful life of the asset, generally three to seven years. Property is depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the life of the lease. Other intangibles, including goodwill and customer lists, are amortized on a straight-line basis over periods from three to fifteen years.

Earnings per share are calculated by dividing net income by the sum of the weighted average number of common shares outstanding during the period plus common share equivalents. The weighted average number of common shares outstanding during 1995, 1994 and 1993 was 172,284,974, 169,953,118 and
172,674,255, respectively. Common share equivalents from the dilutive effect of stock options utilized in computing earnings per share in 1995, 1994 and 1993 were 6,191,145, 5,253,000 and 5,675,844 for primary, and
6,577,351, 5,387,553 and 6,044,554 for fully diluted, respectively. Information presented in the Consolidated Financial Statements and notes thereto regarding share and per share amounts, stock option data and market prices give effect to the March 1995 three-for-two common stock split and the September 1995 two-for-one common stock split.

Cash equivalents - For purposes of reporting cash flows, the Company considers all highly liquid investments (including Resale Agreements) with original maturities of three months or less that are not required to be segregated under Federal or other regulations to be cash equivalents.

Income taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109 - Accounting for Income Taxes
- which requires the recognition of deferred tax assets and liabilities at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized currently to the extent that realization of such benefits is more likely than not.

Estimated fair value of financial instruments - The Company considers the amounts presented for financial instruments on the consolidated balance sheet to be reasonable estimates of fair value except for certain borrowings and certain off-balance sheet financial instruments. Disclosure of the fair value of these instruments, determined by the Company using available market information and appropriate valuation methodologies, is presented under the "Borrowings" note. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market transaction.

Foreign currency translation - Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date, while revenues and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of stockholders' equity.

Derivatives - During 1995 and 1994, the Company's derivatives activities were limited to exchange-traded option contracts to reduce market risk on inventories in Nasdaq and exchange-listed securities, a forward foreign currency contract to reduce foreign exchange risk and an interest rate exchange arrangement to reduce interest risk. The notional amount of such derivatives was not material to the Company's consolidated balance sheet at December 31, 1995.

Acquisitions

 During 1995, the Company completed several acquisitions. The largest acquisition was ShareLink, a retail discount securities brokerage firm in the United Kingdom, for $60 million, net of cash received. Because the acquisitions were accounted for using the purchase method of accounting, the operating results of the acquired companies are included in the consolidated results of the Company since the respective dates of acquisitions. The historic results of the acquired companies are not included in periods prior to such acquisitions.

Securities Owned

 The market value of securities owned at December 31, 1995 and 1994 consist of the following (in thousands):

------------------------------------------------------
                                      1995        1994
------------------------------------------------------
Equity and bond funds             $ 40,657    $ 10,928
Equity and other securities         38,821      22,436
Money market funds                  34,044      26,862
------------------------------------------------------
Total                             $113,522    $ 60,226
======================================================

 Securities sold, but not yet purchased of $24 million and $16 million at December 31, 1995 and 1994, respectively, consist primarily of equity and other securities, and are included at market value in accrued expenses and other.

Payable to Customers

 The principal source of funding for Schwab's margin lending is cash balances in customer Schwab One (registered trademark) brokerage accounts. At December 31, 1995, Schwab was paying interest at 4.7% on $7.3 billion of cash balances in Schwab One brokerage accounts, which were included in payable to customers. At December 31, 1994, Schwab was paying interest at 4.7% on $5.8 billion of such cash balances.

Borrowings

 Borrowings at December 31, 1995 and 1994 consist of the following (in thousands):

------------------------------------------------------
                                   1995           1994
------------------------------------------------------
Senior Medium-Term Notes       $240,000       $170,000
Other                             6,146          1,363
------------------------------------------------------
Total                          $246,146       $171,363
======================================================

 CSC has $240 million aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes), with fixed interest rates ranging from 4.95% to 7.72% and maturities as follows: 1996 - $26 million; 1997 -
$28 million; 1998 - $40 million; 1999 - $40 million; 2000 - $38 million;
and thereafter - $68 million. The Medium-Term Notes carry a weighted average interest rate of 6.29%. The fair value of the Medium-Term Notes was estimated to be $243 million and $156 million at December 31, 1995 and 1994, respectively, based on estimates of market rates for debt with similar terms and remaining maturities.
 In August 1995, a prospectus supplement covering the issuance of up to $140 million in Senior or Senior Subordinated Medium-Term Notes, Series A, was filed with the Securities and Exchange Commission (SEC) of which $110 million in securities remained unissued at December 31, 1995.
 In October 1994, CSC prepaid its $35 million Senior Term Loan due in March 1995 using working capital funds. When the loan was prepaid, a related interest rate exchange arrangement was terminated.
 For use in its brokerage operations, at December 31, 1995, Schwab maintained uncommitted unsecured bank credit lines totaling $470 million. At December 31, 1994, Schwab's uncommitted bank credit lines totaled
$480 million, of which $400 million was available on an unsecured basis. There were no borrowings outstanding under these lines at December 31, 1995 and 1994.
 CSC may borrow under its $250 million committed unsecured credit facility with a group of ten banks through June 1996. The funds are available for general corporate purposes for which CSC pays a commitment fee on the unused balance. The terms of this facility require CSC to maintain minimum levels of stockholders' equity and Schwab and M&S to maintain minimum levels of net capital, as defined. This facility has never been used. During 1994, CSC had agreed to maintain availability under this facility to repay any obligations arising under the then-

existing $100 million letter of credit facility that had been established by CSC for three of the SchwabFunds (registered trademark) money market funds
(the Funds). As part of the 1995 reduction and extension of such letter of credit facility (described in the "Commitments and Contingent Liabilities" note), this availability requirement was eliminated. At December 31, 1995 and 1994, had the Funds disposed of all the specified securities at values provided by the Funds' pricing service, the Funds would have had the right to make demands for payments on the bank totaling approximately zero and $9 million, respectively. These values may not be representative of market values in effect at December 31, 1995 and 1994.

Taxes on Income

 Income tax expense, including the current tax benefit related to the extraordinary charge, is as follows (in thousands):

--------------------------------------------------------------------
                                           Year Ended December 31,
                                         1995       1994       1993
--------------------------------------------------------------------
Current:
 Federal                             $ 96,742    $72,157    $72,362
 State                                 14,733     13,062     14,894
--------------------------------------------------------------------
    Total current                     111,475     85,219     87,256
--------------------------------------------------------------------
Deferred:
 Federal                               (6,818)     3,221     (4,477)
 State                                   (157)       560       (875)
--------------------------------------------------------------------
    Total deferred                     (6,975)     3,781     (5,352)
--------------------------------------------------------------------
Taxes on income before
 extraordinary charge                 104,500     89,000     81,904
Current tax benefit -
 extraordinary charge                                        (4,504)
--------------------------------------------------------------------
Total taxes on income                $104,500    $89,000    $77,400
====================================================================

 The above amounts do not include the tax benefit from the exercise of stock options, which for accounting purposes is credited directly to additional paid-in capital. Such tax benefits reduced income taxes paid by $22 million for 1995, $5 million for 1994 and $4 million for 1993.
 The temporary differences which created deferred tax assets and liabilities, included in other assets, and accrued expenses and other, are detailed below (in thousands):

-----------------------------------------------------------
                                               At
                                           December 31,
                                        1995          1994
-----------------------------------------------------------
Deferred Tax Assets:
 Deferred compensation               $12,078      $  8,086
 Depreciation and amortization        16,564         3,386
 Reserves and allowances              10,495         8,321
 State and local taxes                 2,624         1,325
-----------------------------------------------------------
   Total deferred assets              41,761        21,118
-----------------------------------------------------------
Deferred Tax Liabilities:
 Asset valuation difference          (15,912)       (7,870)
 Other                                (6,003)       (1,534)
-----------------------------------------------------------
   Total deferred liabilities        (21,915)       (9,404)
-----------------------------------------------------------
Net deferred tax asset               $19,846       $11,714
===========================================================

 The Company determined that no valuation allowance against deferred tax assets at December 31, 1995 and 1994 was necessary.
 The effective income tax rate differs from the amount computed by applying the Federal statutory income tax rate as follows:

----------------------------------------------------------------
                                         Year Ended December 31,
                                         1995      1994     1993
----------------------------------------------------------------
Federal statutory income tax rate       35.0%     35.0%    35.0%
State income taxes, net of
 Federal tax benefit                     3.4       4.0      4.5
Other                                    (.7)       .7       .2
----------------------------------------------------------------
Effective income tax rate               37.7%     39.7%    39.7%
================================================================

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

                                       17



------------------------------------------------------------------------
                                         Number            Option Price
                                       of Shares             Per Share
------------------------------------------------------------------------
Outstanding at December 31, 1992      15,662,737          $  .19 -  8.11
------------------------------------------------------------------------
   Granted                             1,842,642            6.92 - 11.54
   Exercised                          (1,232,884)            .19 -  4.36
   Canceled                             (430,823)           1.44 -  4.36
------------------------------------------------------------------------
Outstanding at December 31, 1993      15,841,672             .19 - 11.54
------------------------------------------------------------------------
   Granted                             3,695,108            8.50 - 10.79
   Exercised                          (1,927,718)            .19 -  9.21
   Canceled                             (176,190)           1.94 - 11.17
------------------------------------------------------------------------
Outstanding at December 31, 1994      17,432,872             .19 - 11.54
------------------------------------------------------------------------
   Granted                             2,628,550           14.46 - 25.63
   Exercised                          (3,858,343)            .19 - 11.54
   Canceled                             (755,331)           1.94 - 22.63
------------------------------------------------------------------------
Outstanding at December 31, 1995      15,447,748          $  .93 - 25.63
========================================================================

 At December 31, 1995, options to purchase 7,039,345 shares were vested, 8,408,403 shares were unvested and 3,929,289 shares were available for future grants.
 In 1995 and 1994, the Company granted 164,200 and 456,000 shares of common stock, respectively, to certain officers of the Company. The 1995 and 1994 common stock grants had aggregate fair market values of $4 million and $5 million, respectively, at their grant dates. Shares granted in the 1995 and 1994 stock grants are restricted from sale, and have a five-year amortization and vesting period. A portion of the 1995 grants vests based upon the Company achieving certain financial measures.
 In 1995 and 1994, the Company granted 302,025 and 896,554 performance units in tandem with stock options on a one-to-one basis, respectively, to certain officers and other key employees of the Company. In lieu of exercising the related stock option, each unit gives the participant the right to receive cash, based upon the Company achieving a certain level of annual after-tax net income. For financial statement purposes, the Company assumes a portion of these units will be redeemed for cash. The units and options vest over a five-year period.
 The Company is required to adopt SFAS No. 123 - Accounting for Stock-Based Compensation - in 1996. The new standard establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. Under the new standard, the Company may either adopt the new fair value-based accounting method or continue using the intrinsic value-based method under Accounting Principles Board Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the accounting provision of the new standard had been adopted. The Company plans to implement only the disclosure requirements of the new standard; therefore, such adoption in 1996 will have no effect on the Company's results of operations, earnings per share or cash flows.

Employee Benefit Plans

 The Company has a profit sharing and employee stock ownership plan (the Profit Sharing Plan), including a 401(k) salary deferral component, for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense was $32 million for 1995, $14 million for 1994 and $16 million for 1993. The increase from 1994 to 1995 was primarily due to changes in the way in which the Company accounts for the employee stock ownership plan
(ESOP) component of the Profit Sharing Plan (described below).
 Commencing January 1, 1994, in connection with the adoption of Statement of Position No. 93-6 - Employers' Accounting for Employee Stock Ownership Plans (the Statement), the Company recognizes as expense the fair value of shares released for allocation to employees through an ESOP. For shares purchased by the ESOP prior to 1993, the Company recognized as expense the cost basis of shares released for allocation through the ESOP.
 In January 1993, the Profit Sharing Plan borrowed $15 million from the Company to purchase 2,177,416 newly issued shares of the Company's common stock. The note receivable from the plan bears interest at 7.9% and is due in annual installments through 2007. Upon implementation of the Statement, the note from the plan was reclassified from note receivable to unearned ESOP shares on the consolidated balance sheet. As the note is repaid, shares are released for allocation to eligible employees based on the proportion of debt service paid during the year. In accordance with the Statement, at December 31, 1995 and 1994, only released ESOP shares were considered outstanding for earnings per share computations. At December 31, 1993, unreleased ESOP shares were considered outstanding for earnings per share computations. Dividends on allocated shares and unallocated shares are charged to retained earnings and compensation and benefits expense, respectively. Compensation and benefits expense related to shares released for allocation through the ESOP loan repayments was $2 million in 1995 and $3 million in 1994, for shares purchased in 1993, and $2 million in 1994, for shares purchased prior to 1993. ESOP information is as follows:

                                       18



----------------------------------------------------------------------------------
                                           Shares Purchased       Shares Purchased
                                               in 1993              Prior to 1993
----------------------------------------------------------------------------------
Number of shares purchased                    2,177,416               4,462,810
Shares released for allocation
 prior to 1994                                 (417,582)             (3,505,956)
Shares released for allocation in 1994         (283,167)               (956,854)
----------------------------------------------------------------------------------
Unreleased shares at December 31, 1994
 (fair value:  $17,166,242)                   1,476,667
----------------------------------------------------------------------------------
Shares released for allocation in 1995        (112,474)
----------------------------------------------------------------------------------
Unreleased shares at December 31, 1995
 (fair value:  $27,454,384)                  1,364,193
==================================================================================

 In January 1991, the Company implemented a four-year cash incentive plan for certain officers and key employees. Payments under this plan were based upon achieving a certain level of pre-tax income, as defined, over the four-year period ended December 31, 1994. Related compensation expense, accrued as pre-tax income reached certain targeted levels, was $18 million for 1994 and $16 million for 1993.
 During 1994, the Company, as the beneficiary, implemented a life insurance program covering the majority of its employees. Under the program, the cash surrender value of the insurance policies is recorded net of policy loans in other assets. At December 31, 1995, policy loans with an interest rate of 8.96% totaled $80 million. At December 31, 1994, policy loans with an interest rate of 10.32% totaled $41 million.

Regulatory Requirements

 Schwab and M&S are subject to the SEC's Uniform Net Capital Rule and each compute net capital under the alternative method permitted by this Rule, which requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from customer transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and M&S is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 1995, Schwab's net capital was $392 million (10% of aggregate debit balances), which was $310 million in excess of its minimum required net capital and $188 million in excess of 5% of aggregate debit balances. At December 31, 1995, M&S' net capital was $6 million (110% of aggregate debit balances), which was $5 million in excess of its minimum required net capital.
 Schwab and ShareLink had portions of their cash and investments segregated for the exclusive benefit of customers at December 31, 1995, in accordance with applicable regulations. M&S had no such cash reserve requirement at December 31, 1995.

Commitments and Contingent Liabilities

 The Company has noncancelable operating leases for office space and equipment. Future minimum rental commitments under these leases at December 31, 1995 are as follows (in thousands):

------------------------------------------
1996                               $54,996
1997                                47,640
1998                                35,172
1999                                32,798
2000                                19,381
Thereafter                          49,665
==========================================

 Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $79 million for 1995, $64 million for 1994 and $56 million for 1993.
 The Company has entered into certain agreements with its Chairman that provide compensation for employment through March 2000 and for the use of his name and likeness subsequent to his employment. The employment agreement includes an automatic renewal feature that, as of each March 31 (beginning in 1996), extends the agreement for an additional year unless either party elects to not extend the agreement. The agreements can be terminated only under limited circumstances. Aggregate amounts paid pursuant to the name and likeness agreement cannot exceed $2 million per year (subject to adjustment for changes in the cost of living since 1987) for a maximum of 15 years after compensation under the employment agreement ceases.
 In September 1995, the Company entered into an agreement to purchase for $32 million an office building located in Phoenix, Arizona to be used for the expansion of its operations. The Company expects to close this transaction in April 1996 using general corporate resources or external financing.
 In January 1992, the Company filed a petition in U.S. Tax Court refuting a claim for additional Federal income tax arising from the Internal Revenue Service audit of the tax periods ended March 31, 1988 and December 31, 1988. The majority of the asserted additional tax related to deductions claimed by the Company for amortization of intangible assets received in the Company's 1987 acquisition of Schwab. In August 1995, a settlement with the IRS was reached regarding these deductions for the tax periods under audit and any subsequent period. This settlement had no

                                       19



material effect on the Company's financial position or results of operations.
 M&S has been named as one of thirty-three defendant market-making firms in a consolidated class action which is pending in Federal District Court in the Southern District of New York pursuant to an order of the Judicial
Panel on Multidistrict Litigation. On December 16, 1994, the plaintiffs filed a consolidated amended complaint purportedly on behalf of certain persons who purchased or sold Nasdaq securities during the period May 1, 1989 through May 27, 1994. A second consolidated amended complaint was filed on August 22, 1995. The consolidated complaint does not set forth any specific conduct by M&S and does not request any specific amount of damages, although it requests that the actual damages be trebled where permitted by statute. The consolidated complaint generally alleges an illegal combination and conspiracy among the defendant market makers to fix and maintain the spreads between the bid and ask prices of Nasdaq securities. The ultimate outcome of this consolidated action cannot currently be determined.
 On June 30, 1995, a class was certified in Civil District Court for the Parish of Orleans in Louisiana for Louisiana residents who purchased or sold securities through Schwab between February 1, 1985 and February 1,
1995 for which Schwab received monetary payments from the market maker or stock dealer who executed the transaction. On August 16, 1995, another class was certified in Civil District Court for the Parish of Natchitoches in Louisiana for residents of all states who purchased or sold securities through Schwab since 1985 for which Schwab received monetary payments from the market maker or other third party who executed the transaction. Schwab has appealed both class certifications to the Louisiana Court of Appeals. Schwab has been named as a defendant in nine additional class action lawsuits filed in state courts in Minnesota, Illinois, New York, Texas, Florida and California. The class actions were filed between August 12, 1993 and November 17, 1995, and purport to be brought on behalf of customers of Schwab who purchased or sold securities for which Schwab received payments from market makers, stock dealers or others who executed the transaction. The complaints allege that Schwab failed to disclose and remit such payments to members of the class, and generally seek damages equal to the payments received by Schwab. The ultimate outcome of these actions cannot currently be determined.
 There are other various lawsuits pending against the Company which, in the opinion of management, will be resolved with no material impact on the Company's financial position or results of operations.
 At December 31, 1994, letters of credit (LOCs) totaling $58.5 million were outstanding under a $100 million letter of credit facility established by CSC with a commercial bank for the Funds in connection with the bankruptcies of Orange County, California and the Orange County investment pool. In August 1995, the $100 million facility and one LOC, relating to one Fund, were each reduced to $10.4 million and the maturity of each was extended from August 1, 1995 to August 1, 1996. The remaining LOCs expired unutilized in August 1995. Although management is currently unable to determine whether, or to what extent, the Fund would make any demands for payments under the LOC, any such payments would not have a material impact on the Company's financial position or results of operations.

Financial Instruments with Off-Balance-Sheet and Credit Risk

 Through Schwab and M&S, the Company loans securities temporarily to other brokers in connection with its security lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company mitigates this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned on a daily basis and by requiring additional cash as collateral when necessary.
 The Company is obligated to settle transactions with brokers and other financial institutions even if its customers fail to meet their obligations to the Company. Customers are required to complete their transactions on settlement date, generally three business days after trade date. If customers do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring deposits from customers for certain types of trades.
 In the normal course of its margin lending activities, Schwab may be liable for the margin requirement of customer margin securities transactions. As customers write option contracts or sell securities short, the Company may incur losses if the customers do not fulfill their obligations and the collateral in customer accounts is not sufficient to fully cover losses which customers may incur from these strategies. To mitigate this risk, the Company monitors required margin levels daily and customers are required to deposit additional collateral, or reduce positions, when necessary.
 In its capacity as market maker, M&S maintains inventories in Nasdaq securities on both a long and short basis. While long inventory positions represent M&S ownership of securities, short inventory positions represent obligations of M&S to deliver specified securities at a contracted price, which may differ from market prices

                                     20




prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to M&S as market values of securities fluctuate. Also, Schwab maintains inventories in exchange-listed securities on both a long and short basis relating to its specialist operations and could incur losses or gains as a result of changes in the market value of these securities. To mitigate the risk of losses, long and short positions are marked to market daily and are continuously monitored to assure compliance with limits established by the Company. Additionally, the Company may purchase exchange-traded option contracts to reduce market risk on these inventories.
 Schwab enters into collateralized Resale Agreements principally with other broker-dealers which could result in losses in the event the counterparty to the transaction does not purchase the securities held as collateral for the cash advanced and the market value of these securities declines. To mitigate this risk, Schwab requires that the counterparty deliver to a custodian securities to be held as collateral with a market value in excess of the resale price. Schwab also sets standards for the credit quality of the counterparty. Schwab also monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate.

Supplemental Cash Flow Information

------------------------------------------------------------------------------
                                                    Year Ended December 31,
(in thousands)                                   1995        1994         1993
------------------------------------------------------------------------------
Cash paid during the year for:
Income taxes                                 $ 98,444    $ 75,530     $ 86,453
==============================================================================
Interest:
 Customers                                   $319,645    $176,487     $114,606
 Borrowings                                    11,131      11,632       13,584
 Other                                         18,939       7,422        4,400
------------------------------------------------------------------------------
Total interest                               $349,715    $195,541     $132,590
==============================================================================
Noncash investing and financing activity:
Common stock issued to  Profit
 Sharing Plan for a note receivable                                    $15,000
==============================================================================
Businesses acquired:
 Assets acquired                             $219,457
 Liabilities assumed                         (138,204)
 Loan notes issued                             (5,484)
------------------------------------------------------------------------------
Cash payments                                  75,769
Cash received                                  (7,525)
------------------------------------------------------------------------------
Cash payments, net of cash received          $ 68,244
==============================================================================

                                       21




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



Charles R. Schwab
Chairman of the Board and Chief Executive Officer



A. John Gambs
Executive Vice President and Chief Financial Officer



                       Independent Auditors' Report

To the Stockholders and Board of Directors of The Charles Schwab Corporation:

  We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of
December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
San Francisco, California
February 21, 1996

                                      22




                         THE CHARLES SCHWAB CORPORATION

                               Chart Appendix List

   In this appendix, the following descriptions of certain charts in portions of the Company's 1995 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Company's 1995 Annual Report to Stockholders.

 EDGAR
Version
 Page
Number                           CHART DESCRIPTION
------                           -----------------
  3      Bar chart titled "Active Schwab Customer Accounts" depicting the number of active Schwab customer accounts at year end 1991, 1992, 1993, 1994 and
         1995 (shown on the bottom axis) as follows (millions of accounts) (bar labeled): 1.6, 2.0, 2.5, 3.0 and 3.4, respectively.

  3 Stacked bar chart titled "Assets in Schwab Customer Accounts" depicting the composition of assets in Schwab customer accounts at year end 1991, 1992, 1993, 1994 and 1995 (shown on the bottom axis) as follows
         (billions of dollars): Cash and Equivalents $12.6, $15.6, $20.1, $28.6 and $37.9, respectively; Stocks (net of margin loans) $22.1, $29.6, $39.5, $46.1 and $71.6, respectively; Mutual Fund Marketplace
         (registered trademark) $6.4, $12.2, $26.2, $32.2 and $52.0, respectively; Fixed Income Securities $6.4, $8.2, $10.0, $15.7 and
         $20.2, respectively; Assets in Schwab Customer Accounts (bar labeled)
         $47.5, $65.6, $95.8 and $122.6 and $181.7, respectively.

  3      Bar chart titled "Revenues" depicting the revenues for the fiscal years
         1991, 1992, 1993, 1994 and 1995 (shown on the bottom axis) as follows
         (millions of dollars) (bar labeled): $570, $750, $965, $1,065 and
         $1,420, respectively.

  4      Stacked bar chart titled "Schwab Customers' Daily Average Trading
         Volume" depicting the composition of Schwab customers' daily average trading volume for the fiscal years 1991, 1992, 1993, 1994 and 1995
         (shown on the bottom axis) as follows (thousands of trades):
         Commission and Other Trades 17.6, 22.2, 27.9, 29.2 and 38.3, respectively; Mutual Fund OneSource (registered trademark) Trades .3,
         1.4, 7.4, 14.3 and 18.0, respectively; Schwab Customers' Daily Average
         Trading Volume (bar labeled) 17.9, 23.6, 35.3, 43.5 and 56.3, respectively.

  4 Bar chart titled "Net Income" depicting the net income for the fiscal years 1993, 1994 and 1995 (shown on the bottom axis) as follows
         (millions of dollars) (bar labeled): $118, $135 and $173, respectively.

  4 Pie chart titled "Composition of Revenues" depicting the composition of revenues (percent of total) for the fiscal years 1993, 1994 and 1995 as follows: Commissions 57%, 51% and 53%, respectively; Mutual Fund
         Service Fees 10%, 15% and 15%, respectively; Net Interest Revenue 12%,
         15% and 15%, respectively; Principal Transactions 18%, 15% and 13%, respectively; Other 3%, 4% and 4%, respectively.



  4 Stacked bar chart titled "Commissions" depicting the composition of commissions for the fiscal years 1993, 1994 and 1995 (shown on the bottom axis) as follows (millions of dollars): Listed $299, $278 and $356, respectively; Nasdaq $169, $169 and $283, respectively; Options
         $37, $39 and $53, respectively; Other $47, $60 and $58, respectively;
         Commissions (bar labeled) $552, $546 and $751, respectively.

  6 Pie chart titled "Expenses Excluding Interest" depicting the composition of expenses excluding interest (percent of total) for the fiscal years 1993, 1994 and 1995 as follows: Compensation and Benefits
         52%, 52% and 52%, respectively; Communications 12%, 13% and 11%, respectively; Occupancy and Equipment 10%, 10% and 10%, respectively;
         Commissions, Clearance and Floor Brokerage 6%, 6% and 7%, respectively;
         Other 20%, 19% and 20%, respectively.

  7 Stacked bar chart titled "Compensation and Benefits" depicting the composition of compensation and benefits for the fiscal years 1993, 1994 and 1995 (shown on the bottom axis) as follows (millions of dollars): Salaries and Wages $225, $273 and $355, respectively;
         Variable Compensation $108, $101 and $144, respectively; Other Benefits
         $60, $63 and $95, respectively; Compensation and Benefits (bar labeled)
         $393, $437 and $594, respectively.

  9 Bar chart titled "Net Income Plus Depreciation and Amortization" depicting the net income plus depreciation and amortization for the fiscal years 1993, 1994 and 1995 (shown on the bottom axis) as follows
         (millions of dollars) (bar labeled): $162, $190 and $241, respectively.

  9 Bar chart titled "Dividends Declared Per Common Share" depicting the dividends declared per common share for the fiscal years 1993, 1994 and 1995 (shown on the bottom axis) as follows (bar labeled): $.064, $.092 and $.140, respectively.


