Form 10-K, Exhibit 13
period 1996-12-31
SCHWAB CHARLES CORP
filed 1997-03-28
CIK 316709

                                                                    EXHIBIT 13.1

                         The Charles Schwab Corporation
                       1996 Annual Report to Stockholders
           (only those portions specifically incorporated by reference into The Charles Schwab Corporation 1996 Annual Report on Form 10-K)

THE CHARLES SCHWAB CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(In Millions, Except Per Share Amounts)

-----------------------------------------------------------------------------------------------------------------------------------
                                                              Growth Rates
                                                         ---------------------
                                                         Compounded     Annual
                                                             5-Year     1-Year
                                                          1991-1996  1995-1996     1996      1995       1994        1993      1992
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (FOR THE YEAR)
Revenues
        Commissions                                             22%        27%   $   954    $   751    $   546    $   552   $   441
        Mutual fund service fees                                42%        42%       311        219        157         99        63
        Principal transactions                                  32%        34%       257        191        163        169       130
        Interest revenue-net (1)                                27%        21%       255        211        165        120        92
        Other                                                   23%        54%        74         48         34         25        24
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                           27%        30%     1,851      1,420      1,065        965       750
-----------------------------------------------------------------------------------------------------------------------------------
Expenses excluding interest
        Compensation and benefits                               27%        29%       766        594        437        393       307
        Communications                                          24%        28%       165        129        107         94        76
        Occupancy and equipment                                 21%        18%       130        111         88         77        65
        Depreciation and amortization                           14%        43%        98         69         55         44        40
        Advertising and market development                      27%        59%        84         53         36         41        34
        Commissions, clearance and floor brokerage              31%         5%        81         77         49         43        32
        Other                                                   26%        20%       133        109         69         66        50
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                           25%        27%     1,457      1,142        841        758       604
-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes on income
        and extraordinary charge                                35%        42%       394        278        224        207       146
Taxes on income                                                 33%        53%       160        105         89         82        65
-----------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charge                              36%        35%       234        173        135        125        81
Extraordinary charge-early retirement of debt                                                                           7
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                      36%        35%   $   234    $   173    $   135    $   118   $    81
===================================================================================================================================
Primary/fully diluted earnings per share
        Primary/fully diluted earnings before
        extraordinary charge                                    36%        34%   $  1.30    $   .97    $   .77    $   .70   $   .46
        Extraordinary charge-early retirement of debt                                                                 .04
-----------------------------------------------------------------------------------------------------------------------------------
        Primary/fully diluted earnings per share                36%        34%   $  1.30    $   .97    $   .77    $   .66   $   .46
===================================================================================================================================
Dividends declared per common share                             45%        29%   $  .180    $  .140    $  .092    $  .064   $  .048
===================================================================================================================================
Weighted-average number of common and
        common equivalent shares outstanding (2)                            1%       179        178        175        178       176
===================================================================================================================================
OTHER (FOR THE YEAR)
        Return on stockholders' equity                                               31%        31%        32%        37%       35%
        Revenue growth                                                               30%        33%        10%        29%       32%
        Pre-tax profit margin                                                      21.3%      19.5%      21.1%      21.4%     19.5%
        After-tax profit margin                                                    12.6%      12.2%      12.7%      12.2%     10.8%
        Effective income tax rate                                                  40.7%      37.7%      39.7%      39.7%     44.5%
===================================================================================================================================
OTHER (AT YEAR END)
        Total assets                                            22%        31%   $13,779    $10,552    $ 7,918    $ 6,897   $ 5,905
        Borrowings                                              19%        15%   $   284    $   246    $   171    $   185   $   152
        Stockholders' equity                                    34%        35%   $   855    $   633    $   467    $   379   $   259
===================================================================================================================================

(1) Interest revenue is presented net of interest expense. Interest expense for 1992 through 1996 was (in millions): $159, $132, $198, $357 and $426, respectively.

(2) Amounts shown are used to calculate primary earnings per share.

Certain prior years' revenues and expenses have been reclassified to conform to the 1996 presentation.

                         The Charles Schwab Corporation
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

DESCRIPTION OF BUSINESS

   The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide securities brokerage and related investment services for over 4.0 million active customer accounts(a). Customer assets totaled $253.2 billion as of December 31, 1996. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab) is a securities broker-dealer with 235 branch offices in 46 states, the Commonwealth of Puerto Rico and the United Kingdom. Schwab served an estimated 52% of the discount brokerage market in 1996, up from 51% in 1995. Another subsidiary, Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq securities, provides trade execution services to broker-dealers and institutional customers.

                                 (CHART OMITTED)

   The Company's strategy is to attract and retain customer assets by focusing on a number of areas within the financial services industry - retail brokerage, mutual funds, support services for independent investment managers, equity securities market-making, electronic brokerage and 401(k) defined contribution plans. To pursue its strategy and its objective of long-term profitable growth, the Company plans to continue to leverage its competitive advantages. These advantages include advertising and marketing programs that have created a national brand, a broad range of products and services, diverse delivery systems and an ongoing investment in technology.

                                 (CHART OMITTED)

   The Company's nationwide advertising and marketing programs are designed to distinguish the Schwab brand as well as its products and services. One measure of Schwab's success in this area was reflected in a 1996 consumer research survey reported in FORTUNE Magazine. This survey ranked Schwab first among brokerage firms for quality of management, quality of products and services, and innovativeness.

   The Company offers a broad range of products and services to meet customers' investment and financial needs at prices that management believes represent superior value. The Company is enhancing the ways in which it may help investors by using the branch office network to assist investors in developing asset allocation strategies and evaluating their investment choices. Branch staff are also referring investors who desire additional guidance to independent fee-compensated investment managers through the Schwab AdvisorSource(trademark) service. During 1996, Schwab introduced SchwabPlan(trademark), a comprehensive 401(k) retirement plan offering. In addition, the Company is continuing to enhance and broaden the Mutual Fund OneSource(registered trademark) service, which provides customers with the ability to invest in over 620 mutual funds from 70 fund families without incurring transaction fees.

   The Company invests in diverse delivery systems that uphold the Company's customer service standards. In addition to its branch office network, the Company maintains four regional customer telephone service centers as well as electronic brokerage channels. The electronic brokerage channels include SchwabLink(registered trademark), a service for investment managers, TeleBroker (registered trademark) - Schwab's touch-tone telephone trading service, and PC-based online services such as StreetSmart(registered trademark), e.Schwab (trademark), which provides flexible online brokerage services, and SchwabNOW! (trademark), which provides information and trading services through the Company's World Wide Web site. Schwab handled over 97 million calls and over 21 million trades during 1996, of which the electronic brokerage channels handled over 65 million calls and over 9 million trades.

   The Company's ongoing investment in technology is a key element in providing fast and consistent customer service, and reducing processing costs. The Company is a forerunner in placing technology in the hands of customers. A recent example is VoiceBroker(trademark), which was introduced in the third quarter of 1996 as the first telephone-based service that uses voice recognition technology to provide individual investors with real-time quotes.

   The Company faces significant competition from full commission and discount brokerage firms, as well as mutual fund companies. Increasingly, competition has come from banks, software development companies, insurance companies and others as they expand their product lines. A general trend of consolidation in financial services has attracted new competitors and strengthened existing ones. This competition may negatively impact the Company's revenue growth and profit margin.

   The Company's business, like that of other securities brokerage firms, is directly affected by the fluctuations in securities trading volumes and price levels that occur in fundamentally cyclical financial markets. Since transaction-based revenues continue to represent a majority of the Company's revenues, the Company may experience significant variations in revenues from period to period.

   The Company adjusts its expenses in anticipation of and in response to changes in financial market conditions and customer trading patterns. Certain of the Company's expenses (including variable compensation, portions of communications, and commissions, clearance and floor brokerage) vary directly with changes in financial performance or customer trading activity. Expenses relating

__________________

(a) Accounts with balances or activity within the preceding twelve months.

to the level of temporary employees, contractors, overtime hours, professional services, and advertising and market development are adjustable over the short term to help the Company achieve its financial objectives. Additionally, developmental spending (e.g., branch openings, product and service rollouts, and technology enhancements) is discretionary and can be altered in response to market conditions. However, a significant portion of the Company's expenses such as salaries and wages, occupancy and equipment, and depreciation and amortization do not vary directly, at least in the short term, with fluctuations in revenues or securities trading volumes. Given the nature of the Company's revenues and expenses, and the economic and competitive factors discussed above, the Company's earnings and common stock price may be subject to significant volatility. The Company's results for any period are not necessarily indicative of results for a future period.

   In addition to historical information, this Annual Report contains forward-looking statements that reflect management's objectives and expectations as of the date hereof. These statements relate to, among other things, the Company's strategy (see Description of Business), sources of liquidity (see Liquidity and Capital Resources-Liquidity), capital expenditures and capital structure (see Liquidity and Capital Resources-Cash Flows and Capital Resources), and revenue growth, after-tax profit margin and return on stockholders' equity (see Results of Operations and Looking Ahead). Achievement of the objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed objectives and expectations. Important factors that may cause such a difference are noted throughout this Annual Report and in the Company's Annual Report on Form 10-K and include, but are not limited to: the effect of customer trading patterns on Company revenues and earnings; changes in technology, which can result in obsolescence of existing equipment and/or significant investments in new technology; the effect of pricing, product and service decisions by competitors and the intensifying of competition; changes in revenues and profit margin due to cyclical securities markets and interest rates; evolving regulation adversely affecting the Company; the uncertainties of litigation; and a significant downturn in the securities markets over a short period of time or a sustained decline in securities prices and trading volumes.

                                 (CHART OMITTED)

RESULTS OF OPERATIONS

FINANCIAL OVERVIEW

   The securities markets experienced record trading volumes and price levels during 1996, helping the Company to achieve record financial results. The combined daily average share volume for the New York Stock Exchange and Nasdaq reached an all time high of 956 million shares, a 28% increase over 1995. The Standard & Poor's 500 Index (on a dividend reinvested basis) rose 23% during 1996.

   The Company's financial performance in 1996 was supported by a number of factors. Customer assets rose $71.5 billion, or 39%, to $253.2 billion and a record 985,000 new customer accounts were opened. Trading activity reached record levels as well, with daily average trades, which include revenue trades(a) and Mutual Fund OneSource(registered trademark) trades, increasing 39% to 78,000. Revenues of $1,851 million in 1996 mark the Company's seventh consecutive year of record revenues. The 30% increase in revenues from 1995 significantly exceeded management's long-term objective of 20%.

                                 (CHART OMITTED)

   This was the Company's sixth consecutive year of record earnings, which rose 35% to $234 million, or $1.30 per share, up from $173 million, or $.97 per share, in 1995. While revenues grew 30%, the Company's operating-expense focus kept the increase in expenses to 27%, even with a 59% increase in advertising and market development spending. As a result, the Company's after-tax profit margin for 1996 was 12.6%, which exceeded the 12.2% margin in 1995 and the Company's long-term objective of 10%. Net income plus depreciation and amortization increased 38% during 1996 to $332 million while capital expenditures decreased $6 million in 1996 to $160 million.

                                 (CHART OMITTED)

   Return on stockholders' equity was 31% in 1996, significantly exceeding the Company's long-term objective of 20%. The Company's Board of Directors declared a cash dividend increase during 1996, raising the effective annual dividend rate 25% from the end of 1995.

                                 (CHART OMITTED)

REVENUES

COMMISSIONS

   The Company earns commission revenues by executing customer trades. These revenues are affected by the number of customer accounts that traded, the average number of commission-generating trades per account and the average commission per trade. Commission revenues were $954 million in 1996, compared to $751 million in 1995 and $546 million in 1994.

                                 (CHART OMITTED)

__________________
(a) Includes all retail customer trades executed by Schwab that generate either commission revenue or revenue from principal markups. Trades with institutional customers are excluded.

   Substantially all of the Company's commission revenues are generated by Schwab's agency trading activities. Schwab's retail agency commission revenues, which exclude commissions from institutional customers, constituted approximately 96% of Schwab's total commissions in each of the last three years. Commissions earned on retail agency trades by Schwab totaled $890 million in 1996, compared to $711 million in 1995 and $523 million in 1994. The daily average retail agency trade level was 50,400 in 1996, 38,000 in 1995 and 28,900 in 1994.

   From 1994 to 1996, the total number of retail agency trades executed by Schwab has increased over 75%, as shown in the table that follows, as Schwab's customer base has grown. From 1995 to 1996, average commission per retail agency trade decreased $3 mainly due to a higher proportion of retail agency trades placed through electronic brokerage channels, which provide additional commission discounts from Schwab's standard rates. From 1994 to 1995, average commission per retail agency trade increased $1 mainly due to a higher proportion of equity securities trades, which generate a higher average commission per trade.

----------------------------------------------------------------------------
Retail Agency
Commission Revenues                             1996        1995        1994
----------------------------------------------------------------------------

Customer accounts that traded
   during the year  (in thousands)            1,814      1,543         1,352
Average commission-generating
   trades per account                           7.1        6.3           5.4
Total trades (in thousands)                  12,804      9,753         7,282
Average commission per trade                $ 69.52     $72.88        $71.88
Total commission revenues (in millions)     $  $890     $  711        $  523
============================================================================

   Attracting new customer accounts is important in generating commission revenues. Schwab opened 985,000 new customer accounts during 1996, up 41% and 43%, respectively, over account openings of 698,000 in 1995 and 688,000 in 1994. New accounts generated approximately 16%, 13% and 14% of Schwab's total commission revenues during 1996, 1995 and 1994, respectively.

                                 (CHART OMITTED)

MUTUAL FUND SERVICE FEES

   The Company earns mutual fund service fees for record keeping and shareholder services provided to third-party funds, and for transfer agent services, shareholder services, administration and investment management provided to its proprietary funds. These fees are based upon daily balances of customer assets invested in third-party funds and upon the average daily net assets of its proprietary funds. Revenues received from customer purchase and sale transactions of mutual funds are included in commission revenues.

   Mutual fund service fees were $311 million in 1996, compared to $219 million in 1995 and $157 million in 1994. The increases from 1994 to 1996 were primarily attributable to significant increases in customer assets in funds purchased through Schwab's Mutual Fund OneSource(registered trademark) service and in customer assets in Schwab's proprietary funds, collectively referred to as the SchwabFunds(registered trademark).

   At December 31, 1996, Schwab's Mutual Fund OneSource service enabled customers to trade over 620 mutual funds in 70 well-known fund families without incurring transaction fees. The service is particularly attractive to investors who would otherwise execute mutual fund trades directly with multiple mutual fund companies to avoid brokerage transaction fees, and to achieve investment diversity among fund families. In addition, investors' record keeping and investment monitoring are simplified through one consolidated statement. Fees received by Schwab via the Mutual Fund OneSource(registered trademark) program are based upon daily balances of customer assets invested in the participating funds through Schwab and are paid by the funds and/or fund sponsors. Customer assets held by Schwab that have been purchased through the Mutual Fund OneSource service, excluding Schwab's proprietary funds, totaled $39.2 billion, $23.9 billion and $12.5 billion at the end of 1996, 1995 and 1994, respectively.

   The SchwabFunds(registered trademark) include money market funds, equity index funds, bond funds, asset allocation funds, which contain stocks, bonds and cash equivalents, and funds that primarily invest in stock, bond and money market funds. Schwab customers may elect to have cash balances in their brokerage accounts automatically invested in certain SchwabFunds money market funds. Customer assets invested in the SchwabFunds, substantially all of which are in money, market funds, were $43.1 billion, $31.7 billion and $23.3 billion at the end of 1996, 1995 and 1994, respectively.

   Additionally, customer assets invested in the Mutual Fund Marketplace (registered trademark), excluding the Mutual Fund OneSource service, totaled $35.4 billion, $26.1 billion and $18.5 billion at the end of 1996, 1995 and 1994, respectively. Schwab charges a transaction fee on trades placed in the funds included in the Mutual Fund Marketplace (except on trades through the Mutual Fund OneSource service) and these fees are recorded as commission revenues.

PRINCIPAL TRANSACTIONS

   Principal transaction revenues are primarily comprised of net gains from market-making activities in Nasdaq securities. Factors that influence principal transaction revenues include the volume of customer trades and market price volatility. During 1996, a record 138 billion shares traded on Nasdaq and the Nasdaq Composite Index increased 23%. As a market maker in Nasdaq securities, M&S generally executes customer trades as principal. M&S business practices call for competitively priced customer trade executions on the most favorable terms under the circumstances, generally defined as the highest bid price on a sell order and the lowest offer price on a buy order reasonably available in the market. Certain customer trades are executed on a negotiated basis. Substantially all Nasdaq security trades originated by the customers of Schwab are directed to M&S.

   Principal transaction revenues were $257 million in 1996, compared to $191 million in 1995 and $163 million in 1994. The increase from 1995 to 1996 was primarily due to higher trading volume handled by M&S. The increase from 1994 to 1995 was primarily due to higher trading volume handled by M&S, partially offset by lower average revenue per principal transaction mainly due to the impact of the July 1994 National Association of Securities Dealers (NASD) Interpretation to its Rules of Fair Practice.

   In August 1996, the Securities and Exchange Commission (SEC) adopted certain new rules and rule amendments, known as the Order Handling Rules, which significantly alter the manner in which orders related to both Nasdaq and listed securities are handled. These rules became effective on January 20, 1997, with respect to exchange-listed stocks and a limited number of Nasdaq securities, and are being phased in with respect to additional Nasdaq securities during 1997. The SEC has also issued for comment certain proposed rules by the NASD which, if approved, would introduce a new system for processing orders in the Nasdaq market. The proposed NASD rules, if approved, along with other potential regulatory actions and improvements in technology, could impact the manner in which business is currently conducted in the Nasdaq market. In addition, during 1994, the SEC commenced an investigation into the Nasdaq market and the activities of broker-dealers, including M&S, who act as market makers in Nasdaq securities. On August 8, 1996, the SEC issued a report of its investigation, and the NASD consented to sanctions for failing to enforce compliance with its rules and the federal securities laws. The SEC is continuing its investigation and has stated that further enforcement proceedings have not been precluded. These new rules, regulatory actions and changes in market customs and practices are expected to have a material adverse impact on M&S' principal transaction revenues, M&S' profit margin and on the manner in which M&S conducts its business. See "Commitments and Contingent Liabilities" note in the Notes to Consolidated Financial Statements regarding certain civil litigation relating to various principal transaction activities.

INTEREST REVENUE, NET OF INTEREST EXPENSE

   Interest revenue, net of interest expense (referred to as net interest revenue), is the difference between interest earned on assets (mainly investments and margin loans to customers) and interest paid on liabilities (mainly customer cash balances). Net interest revenue is affected by changes in the volume and mix of these assets and liabilities, as well as fluctuations in interest rates.

   Substantially all of the Company's net interest revenue is earned by Schwab. In clearing its customers' trades, Schwab holds cash balances payable to customers. In most cases, Schwab pays its customers interest on such cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend these funds to customers on a secured basis to purchase qualified securities - a practice commonly known as "margin lending." Pursuant to SEC regulations, customer cash balances that are not used for margin lending are segregated into investment accounts that are maintained for the exclusive benefit of customers.

   When investing segregated customer cash balances, Schwab must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts, and resale agreements collateralized by qualified securities. Schwab's policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. In each of the last three years, resale agreements accounted for over 87% of Schwab's investments in segregated customer cash balances. The average maturities of Schwab's total investments in segregated customer cash balances were 60 days, 48 days and 54 days in 1996, 1995 and 1994, respectively.

   Net interest revenue was $255 million in 1996, compared to $211 million in 1995 and $165 million in 1994 as shown in the following table (in millions):

-----------------------------------------------------------
                                   1996      1995      1994
-----------------------------------------------------------
INTEREST REVENUE
Margin loans to customers         $339       $283      $168
Investments, customer-related      313        264       185
Other                               29         21        10
-----------------------------------------------------------
Total                              681        568       363
-----------------------------------------------------------
INTEREST EXPENSE
Customer cash balances             368        321       178
Stock-lending activities            25         15         7
Borrowings                          18         12        12
Other                               15          9         1
-----------------------------------------------------------
Total                              426        357       198
-----------------------------------------------------------
Net Interest Revenue              $255       $211      $165
===========================================================

   The Company's interest-earning assets (principally investments and margin loans to customers) are financed primarily by interest-bearing customer cash balances. Other funding sources include noninterest-bearing customer cash balances, proceeds from stock-lending activities, borrowings and stockholders' equity. Average balances and interest rates on customer-related, interest-earning assets and related funding sources are summarized as follows (dollars in millions):

---------------------------------------------------------------------------------------
                                                      1996          1995          1994
---------------------------------------------------------------------------------------
EARNING ASSETS (CUSTOMER-RELATED):
Investments:

  Average balance outstanding                    $   5,883     $   4,815     $   3,957
  Average interest rate                              5.32%         5.88%         4.26%
Margin loans to customers:

  Average balance outstanding                    $   4,482     $   3,221     $   2,742
  Average interest rate                              7.57%         8.20%         6.74%
Average yield on earning assets                      6.29%         6.81%         5.28%

FUNDING SOURCES (CUSTOMER-RELATED AND OTHER):

Interest-bearing customer cash balances:
  Average balance outstanding                    $   8,377     $   6,553     $   5,472
  Average interest rate                              4.40%         4.90%         3.25%

Other interest-bearing sources:

  Average balance outstanding                    $     775     $     457     $     384
  Average interest rate                              4.37%         4.54%         3.21%
Average noninterest-bearing portion              $   1,213     $   1,026     $     843
Average interest rate on
funding sources                                      3.88%         4.26%         2.84%

SUMMARY:

  Average yield on earning assets                    6.29%         6.81%         5.28%
  Average interest rate on funding sources           3.88%         4.26%         2.84%
---------------------------------------------------------------------------------------
Average net interest margin                          2.41%         2.55%         2.44%
=======================================================================================

   The increase in net interest revenue from 1995 to 1996 was primarily due to higher levels of average earning assets, partially offset by higher levels of funding sources and a decrease in average net interest margin. The increase in net interest revenue from 1994 to 1995 was primarily due to higher levels of average earning assets and an increase in average net interest margin, partially offset by higher levels of funding sources.

   Since the Company establishes the rates paid on customer cash balances and charged on margin loans, a substantial portion of its net interest margin is managed by the Company. However, the margin is influenced by external factors such as the interest rate environment and competition. To pay competitive yields to customers in a lower interest rate environment, the Company's average net interest margin declined from 1995 to 1996. As interest rates were higher in 1995 than in 1994, the Company's average net interest margin increased during 1995.

OTHER REVENUES

   Other revenues include other brokerage fees (mainly minimum account balance fees and proxy services fees), retirement plan services fees, and software product sales and usage fees. These revenues were $74 million in 1996, compared to $48 million in 1995 and $34 million in 1994. The increases from 1994 to 1996 represented higher other brokerage fees due to increased customer activity and higher retirement plan services fees.

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

   Compensation and benefits expense was $766 million in 1996, compared to $594 million in 1995 and $437 million in 1994. Variable compensation as a percentage of total compensation and benefits expense was 27% in 1996, 24% in 1995 and 23% in 1994. Increases in compensation and benefits expense between 1994 and 1996 were generally the result of a greater number of employees. The Company had full-time, part-time and temporary employees, and persons employed on a contract basis that represented the equivalent of approximately 10,400 full-time employees at the end of 1996, compared to approximately 9,200 and 6,500 at the end of 1995 and 1994, respectively. Increases in variable compensation due to revenue growth, increased profitability and growth in customer assets also contributed to the increases in compensation and benefits expense from 1994 to 1996. Compensation and benefits expense as a percentage of revenues was 41% in 1996, 42% in 1995 and 41% in 1994.

                                 (CHART OMITTED)

   The Company encourages and provides mechanisms for employee ownership of the Company's common stock through its profit sharing and employee stock ownership plan, its stock option plans and an automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees, and to align the interests of employees with those of stockholders. To further this alignment and in recognition of the Company's strong financial performance, the Company awarded all non-officer employees a stock grant for the first time in 1996, the cost of which totaled $10 million.

   At December 31, 1996, directors, management and employees, and their respective families, trusts and foundations, owned, including stock held for employees' benefit in the Company's profit sharing and employee stock ownership plan, approximately 40% of the Company's outstanding common stock. In addition, directors, management and employees held options to purchase common stock in an amount equal to approximately 8% of the Company's outstanding common stock at December 31, 1996.

COMMUNICATIONS

   Communications expense includes telephone, postage, and news and quotation charges. This expense was $165 million in 1996, compared to $129 million in 1995 and $107 million in 1994. The increases from 1994 to 1996 primarily resulted from higher customer transaction volumes and increased customer use of StreetSmart(registered trademark) and TeleBroker(registered trademark). Communications expense as a percentage of revenues was 9% in 1996, 9% in 1995 and 10% in 1994.

OCCUPANCY AND EQUIPMENT

   Occupancy and equipment expense includes the costs of leasing and maintaining the Company's office space, four regional customer telephone service centers, a primary data center and 235 branch offices. It also includes lease and rental expenses on computer and other equipment. Occupancy and equipment expense was $130 million in 1996, compared to $111 million in 1995 and $88 million in 1994. Reflecting the Company's growth and commitment to customer service, it expanded its primary data center and office space in 1996, expanded each of its regional customer telephone service centers in 1995 and opened a regional customer telephone service center in 1994. Schwab opened 9 new branch offices in 1996, 19 in 1995 and 10 in 1994.

DEPRECIATION AND AMORTIZATION

   Depreciation and amortization includes expenses relating to equipment and office facilities, property, goodwill, leasehold improvements and other intangibles. This expense was $98 million in 1996, compared to $69 million in 1995 and $55 million in 1994. The increases from 1994 to 1996 were primarily due to newly acquired data processing-related assets which increased the Company's customer service capacity. The amortization of goodwill and other intangibles resulting from businesses acquired during 1995 totaled $10 million in 1996 and $5 million in 1995.

ADVERTISING AND MARKET DEVELOPMENT

   Advertising and market development expense includes television, print and direct mail advertising expenses and related production, printing and postage costs. This expense was $84 million in 1996, compared to $53 million in 1995 and $36 million in 1994. The increases from 1994 to 1996 were primarily a result of the Company's promotional spending for its new and expanded product and service offerings such as Schwab's Mutual Fund OneSource(registered trademark) service, e.Schwab(trademark) and Schwab's No-Annual-Fee IRA.

COMMISSIONS, CLEARANCE AND FLOOR BROKERAGE

   Commissions, clearance and floor brokerage expense includes fees paid to stock and option exchanges for trade executions, fees paid by M&S to broker-dealers for orders received for execution and fees paid to clearing entities for trade processing. This expense was $81 million in 1996, compared to $77 million in 1995 and $49 million in 1994. The increases from 1994 to 1996 were primarily attributable to increases in the number of trades processed by M&S and Schwab. The volume increase from 1995 to 1996 was partially offset by a decrease in the average per share fee paid by M&S to broker-dealers for orders received for execution.

PROFESSIONAL SERVICES

   Professional services expense includes the cost of consultants engaged to support product, service and systems development, and legal and accounting fees. This expense was $52 million in 1996, compared to $41 million in 1995 and $22 million in 1994. The increases from 1994 to 1996 were primarily due to increases in consulting fees relating to various development projects - including those involving new and expanded products and services, systems development and capacity expansion.

OTHER EXPENSES

   Other expenses include those relating to travel and entertainment, errors and bad debts, registration fees for employees and other miscellaneous expenses. None of these specific categories totaled more than 25% of total other expenses. These expenses were $80 million in 1996, compared to $69 million in 1995 and $47 million in 1994. The increases from 1994 to 1996 were primarily attributable to a combination of higher transaction volumes and higher staffing levels. Charitable contributions also contributed to the increase in 1995.

TAXES ON INCOME

   The Company's effective income tax rate was 40.7% in 1996, 37.7% in 1995 and 39.7% in 1994. The effective income tax rate during 1995 was lower than 1996 and 1994 primarily due to the reversal of reserves associated with the Company's U.S. Tax Court case with the Internal Revenue Service. This case was settled in 1995.

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

LIQUIDITY
SCHWAB

   Most of Schwab's assets are liquid, consisting primarily of short-term (i.e., less than 90 days) investment-grade, interest-earning investments (the majority of which are segregated for the exclusive benefit of customers pursuant to regulatory requirements), receivables from customers, and receivables from brokers, dealers and clearing organizations. Customer margin loans are demand loan obligations secured by readily marketable securities. Receivables from and payables to brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle or can be closed out within a few business days.

   Liquidity needs relating to customer trading and margin borrowing activities are met primarily through cash balances in customer accounts, which totaled $10.9 billion, $8.4 billion and $6.7 billion at December 31, 1996, 1995 and 1994, respectively. Earnings from Schwab's operations are the primary source of liquidity for capital expenditures and investments in new services, marketing and technology. Management believes that customer cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.

   To manage Schwab's regulatory capital position, CSC provides Schwab with a $250 million subordinated revolving credit facility maturing in September 1998, of which $210 million was outstanding at December 31, 1996. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 1998. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.

   For use in its brokerage operations, Schwab maintained uncommitted, unsecured bank credit lines totaling $495 million at December 31, 1996. The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments, or, if applicable, the release of funds from required regulatory reserves. Schwab used such borrowings for 5 days in 1996, 9 days in 1995 and 29 days in 1994, with the daily amounts borrowed averaging $52 million, $24 million and $43 million, respectively. These lines were unused at December 31, 1996.

M&S

   M&S' liquidity needs are generally met through earnings generated by its operations. Most of M&S' assets are liquid, consisting primarily of receivables from brokers, dealers and clearing organizations, cash and cash equivalents, and marketable securities. M&S may borrow up to $35 million under a subordinated lending arrangement with CSC. Borrowings under this arrangement qualify as regulatory capital for M&S. This facility was unused at December 31, 1996.

CSC

   CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. Schwab and M&S are subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations would prohibit Schwab and M&S from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to their parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of their minimum dollar amount requirement of $1 million. At December 31, 1996, Schwab had $541 million of net capital (10% of aggregate debit balances), which was $436 million in excess of its minimum required net capital. At December 31, 1996, M&S had $6 million of net capital (134% of aggregate debit balances), which was $5 million in excess of its minimum required net capital. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs and maintaining Schwab's and M&S' net capital.

   CSC has individual liquidity needs that arise from its issued and outstanding $278 million Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, common stock repurchases and acquisitions. The Medium-Term Notes have maturities ranging from 1997 to 2005 and fixed interest rates ranging from 5.32% to 7.72% with interest payable semiannually. The Medium-Term Notes were rated A3 by Moody's Investors Service and BBB+ by Standard & Poor's Ratings Group at December 31, 1996 and 1995.

   In November 1996, a prospectus supplement covering the issuance of up to $150 million in Senior or Senior Subordinated Medium-Term Notes, Series A, was filed with the SEC, bringing the aggregate principal amount of such notes available to be issued to $196 million. These notes remained unissued at December 31, 1996.

   CSC may borrow under its $250 million committed, unsecured credit facility with a group of nine banks through June 1997. The funds are available for general corporate purposes for which CSC pays a commitment fee on the unused balance. The terms of this facility require CSC to maintain minimum levels of stockholders' equity and Schwab and M&S to maintain minimum levels of net capital, as defined. This facility was not used in 1996.

CASH FLOWS AND CAPITAL RESOURCES

   Net income plus depreciation and amortization was $332 million during 1996, up 38% from $241 million in 1995, allowing the Company to finance the majority of its growth with internally generated funds. During 1996, the Company invested $160 million in various capital expenditures, including $111 million for equipment and office facilities relating to continued enhancements of its data processing and telecommunications systems, and $49 million for an office building to be used for the expansion of its operations.

                                 (CHART OMITTED)

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

Management currently anticipates that 1997 capital expenditures will be approximately 20% lower than the 1996 level.

   During 1996, the Company:
     -   Increased its outstanding Medium-Term Notes by
         $38 million.
     -   Paid common stock dividends of $31 million.
     -   Repurchased 1,081,000 shares of its common stock for $28 million.

   The Company monitors both the relative composition and absolute level of its capital structure. The Company's stockholders' equity at December 31, 1996 totaled $855 million. In addition, the Company had borrowings of $284 million that bear interest at a weighted-average rate of 6.45%. These borrowings, together with the Company's equity, provided total financial capital of $1,139 million at December 31, 1996, up $260 million, or 30% from a year ago. Management currently anticipates that the proportions of borrowings and stockholders' equity in the Company's capital structure will remain comparable to current levels.

SHARE REPURCHASES

   The Company repurchased 1,081,000 shares of its common stock for $28 million in 1996, 873,800 shares for $17 million in 1995 and 4,999,200 shares for $47 million in 1994. Since the inception of the repurchase plan in 1988, the Company has repurchased 26,191,500 shares of its common stock for $146 million. At December 31, 1996, authorization granted by the Company's Board of Directors allows for the repurchase of an additional 1,371,000 shares. The Company will continue to monitor opportunities to repurchase common stock in cases where the Company believes stockholder value would be enhanced.

DIVIDEND POLICY

   As a result of the Company's continued strong earnings growth, the Board of Directors increased the quarterly dividend 25% to $.05 per share in 1996. Since the initial dividend in 1989, the Company's dividends per share have been increased nine times and have grown at a 47% compounded annual rate. The Company paid common stock dividends of $.180 per share, $.140 per share and $.092 per share in 1996, 1995 and 1994, respectively. While the payment and amount of dividends are at the discretion of the Company's Board of Directors, the Company has historically targeted its cash dividend at approximately 10% of net income plus depreciation and amortization.

                                 (CHART OMITTED)

LOOKING AHEAD

   Management expects financial services to remain intensely competitive during 1997, as the industry's financial success and a general trend of consolidation have attracted new competitors and strengthened existing ones. The Company believes that it possesses a number of competitive advantages that will enable it to pursue its strategy of attracting and retaining customer assets. As described more fully in the Description of Business section above, these competitive advantages include: a nationally recognized brand, a broad line of products and services offered at prices that management believes represent superior value, diverse delivery systems, and the willingness and skills necessary to invest in technology intended to benefit customers and reduce costs. Additionally, the Company's significant employee ownership aligns the interests of management with those of stockholders.

   While fundamentally cyclical financial markets may adversely impact the Company's financial results, management believes that the above competitive advantages, combined with recent trends affecting the characteristics and behavior of individual investors, will enable the firm to pursue its objective of long-term profitable growth. These trends include the advent of a new generation of investors who are currently entering their peak savings years, as well as the increased willingness of many individuals to assume greater control over their financial affairs.

   Capitalizing on and strengthening the Company's competitive advantages requires significant operating expense outlays and, during certain years, significant capital expenditures. Management believes that these ongoing investments are critical to increasing the Company's market share and achieving its long-term financial objectives, which include annual growth in revenues of 20%, a 10% after-tax profit margin and a return on stockholders' equity of 20%.

The Charles Schwab Corporation
CONSOLIDATED STATEMENT OF INCOME
(In Thousands, Except Per Share Amounts)

Year Ended December 31,                                                     1996              1995              1994
--------------------------------------------------------------------------------------------------------------------
REVENUES
Commissions                                                           $  954,129        $  750,896        $  546,112
Mutual fund service fees                                                 311,067           218,784           156,812
Principal transactions                                                   256,902           191,392           162,595
Interest revenue, net of interest expense of $425,872 in 1996,
    $357,223 in 1995 and $198,236 in 1994                                254,988           210,897           164,708
Other                                                                     73,836            47,934            34,370
--------------------------------------------------------------------------------------------------------------------
Total                                                                  1,850,922         1,419,903         1,064,597
--------------------------------------------------------------------------------------------------------------------

EXPENSES EXCLUDING INTEREST
Compensation and benefits                                                766,377           594,105           437,064
Communications                                                           164,756           128,554           106,682
Occupancy and equipment                                                  130,494           110,977            87,641
Depreciation and amortization                                             98,342            68,793            54,556
Advertising and market development                                        83,987            52,772            36,401
Commissions, clearance and floor brokerage                                80,674            77,061            49,344
Professional services                                                     52,055            41,304            21,928
Other                                                                     80,174            69,233            46,638
--------------------------------------------------------------------------------------------------------------------
Total                                                                  1,456,859         1,142,799           840,254
--------------------------------------------------------------------------------------------------------------------

Income before taxes on income                                            394,063           277,104           224,343
Taxes on income                                                          160,260           104,500            89,000
--------------------------------------------------------------------------------------------------------------------

NET INCOME                                                            $  233,803        $  172,604        $  135,343
====================================================================================================================

Weighted-average number of common and
    common equivalent shares outstanding*                                179,401           178,476           175,206
====================================================================================================================

PRIMARY/FULLY DILUTED EARNINGS PER SHARE                              $     1.30        $      .97        $      .77
====================================================================================================================

DIVIDENDS DECLARED PER COMMON SHARE                                   $     .180        $     .140        $     .092
====================================================================================================================

* Amounts shown are used to calculate primary earnings per share.

See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
CONSOLIDATED BALANCE SHEET
(In Thousands, Except Share Data)

December 31,                                                                                    1996                1995
---------------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                                 $    633,317         $    454,996
Cash and investments required to be segregated under Federal or other regulations (including resale agreements of $6,069,930 in 1996
    and $4,409,869 in 1995)                                                                  7,235,971            5,426,619
Receivable from brokers, dealers and clearing organizations                                    230,943              141,916
Receivable from customers - net                                                              5,012,815            3,946,295
Securities owned - at market value                                                             127,866              113,522
Equipment, office facilities and property - net                                                315,376              243,472
Intangible assets - net                                                                         68,922               80,863
Other assets                                                                                   153,558              144,325
---------------------------------------------------------------------------------------------------------------------------

Total                                                                                     $ 13,778,768         $ 10,552,008
===========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Drafts payable                                                                            $    225,136         $    212,961
Payable to brokers, dealers and clearing organizations                                         877,742              581,226
Payable to customers                                                                        11,176,836            8,551,996
Accrued expenses and other                                                                     360,683              326,785
Borrowings                                                                                     283,816              246,146
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                           12,924,213            9,919,114
---------------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
    Preferred stock - 9,940 shares authorized; $.01 par value per share;
        none issued
    Common stock - 500,000 shares authorized in 1996 and 200,000 shares authorized
        in 1995; $.01 par value per share; 178,459 shares issued in 1996 and 1995                1,785                1,785
    Additional paid-in capital                                                                 200,857              180,302
    Retained earnings                                                                          723,085              520,532
    Treasury stock - 3,391 shares in 1996 and 4,427 shares in 1995, at cost                    (60,277)             (50,968)
    Unearned ESOP shares                                                                        (5,517)              (9,397)
    Unamortized restricted stock compensation                                                   (8,658)              (7,074)
    Foreign currency translation adjustment                                                      3,280               (2,286)
---------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                     854,555              632,894
---------------------------------------------------------------------------------------------------------------------------

Total                                                                                     $ 13,778,768         $ 10,552,008
===========================================================================================================================



See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)

December 31,                                                                        1996               1995             1994
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                      $  233,803         $  172,604        $ 135,343
    Noncash items included in net income:
        Depreciation and amortization                                               98,342             68,793           54,556
        Stock compensation                                                          26,693              3,307            2,130
        Deferred income taxes                                                       (5,214)            (6,975)           3,781
        Other                                                                        4,526                302            1,569
    Change in securities owned - at market value                                   (14,344)           (53,297)         (25,189)
    Change in other assets                                                          (2,396)           (39,610)           1,189
    Change in accrued expenses and other                                            48,964            141,431           40,908
------------------------------------------------------------------------------------------------------------------------------
Net cash provided before change in customer-related balances                       390,374            286,555          214,287
------------------------------------------------------------------------------------------------------------------------------

Change in customer-related balances (excluding the effects of businesses acquired):
    Payable to customers                                                         2,608,577          1,775,434          924,579
    Receivable from customers                                                   (1,066,802)        (1,011,008)        (371,587)
    Drafts payable                                                                  11,069             89,909           (6,001)
    Payable to brokers, dealers and clearing organizations                         292,699            285,363           (7,561)
    Receivable from brokers, dealers and clearing organizations                    (81,517)           (15,908)         (14,412)
    Cash and investments required to be segregated under
        Federal or other regulations                                            (1,796,722)        (1,157,717)        (530,147)
------------------------------------------------------------------------------------------------------------------------------
Net change in customer-related balances                                            (32,696)           (33,927)          (5,129)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          357,678            252,628          209,158
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment, office facilities and property - net                       (159,812)          (165,630)         (31,534)
Cash payments for businesses acquired, net of cash received                         (4,709)           (68,244)
Purchase of life insurance policies                                                                   (39,628)         (41,684)
------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                             (164,521)          (273,502)         (73,218)
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings                                                            64,000             70,000           20,000
Repayment of borrowings                                                            (27,459)            (2,781)         (35,916)
Dividends paid                                                                     (31,495)           (24,249)         (16,038)
Purchase of treasury stock                                                         (28,171)           (17,345)         (46,781)
Proceeds from loans on life insurance policies                                                         38,297           41,299
Other                                                                                7,839             11,623            5,499
------------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                   (15,286)            75,545          (31,937)
------------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and cash equivalents                           450               (706)
------------------------------------------------------------------------------------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                              178,321             53,965          104,003
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     454,996            401,031          297,028
------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $  633,317         $  454,996        $ 401,031
==============================================================================================================================



See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In Thousands)

                                                                                                                      Note
                                                                                                                   Receivable
                                                    Common Stock      Additional                                    From Profit
                                                --------------------   Paid-In     Retained           Treasury       Sharing
                                                Shares*    Amount      Capital     Earnings            Stock          Plan
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                    173,512    $  595    $161,052      $253,692           $(23,153)      $(13,013)
Net income                                                                          135,343
Dividends declared on common stock                                                  (16,038)
Purchase of treasury stock                       (5,000)                                               (46,781)
Stock options exercised and restricted stock
   compensation awards                            2,384                 4,293                           11,966
Amortization of restricted stock
   compensation awards
Collection on note receivable from
   Profit Sharing Plan                                                                                                  1,467
Reclassification of note receivable from
   Profit Sharing Plan                                                                                                 11,546
ESOP shares released for allocation                                       758           164
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                    170,896       595     166,103       373,161            (57,968)
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          172,604
Dividends declared on common stock                                                  (24,249)
Purchase of treasury stock                         (874)                                               (17,345)
Stock options exercised and restricted stock
   compensation awards                            4,010                12,809                           24,345
Three-for-two stock split effected in the
   form of a 50% stock dividend                               297                      (297)
Two-for-one stock split effected in the
   form of a 100% stock dividend                              893                      (893)
Amortization of restricted stock
   compensation awards
ESOP shares released for allocation                                     1,390           206
Foreign currency translation adjustment
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                    174,032     1,785     180,302       520,532            (50,968)
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          233,803
Dividends declared on common stock                                                  (31,495)
Purchase of treasury stock                       (1,081)                                               (28,171)
Stock options exercised and restricted stock
   compensation awards                            2,117                10,180                           18,862
Amortization of restricted stock
   compensation awards
ESOP shares released for allocation                                    10,375           245
Foreign currency translation adjustment
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                    175,068    $1,785    $200,857      $723,085          $ (60,277)
--------------------------------------------------------------------------------------------------------------------------------



                                                             Unamortized     Foreign
                                              Unearned       Restricted      Currency
                                                ESOP            Stock      Translation
                                               Shares       Compensation    Adjustment     Total
--------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                                             $ 379,173
Net income                                                                                 135,343
Dividends declared on common stock                                                         (16,038)
Purchase of treasury stock                                                                 (46,781)
Stock options exercised and restricted stock
   compensation awards                                         $(4,892)                     11,367
Amortization of restricted stock
   compensation awards                                             189                         189
Collection on note receivable from
   Profit Sharing Plan                                                                       1,467
Reclassification of note receivable from
   Profit Sharing Plan                       $(11,546)
ESOP shares released for allocation             1,372                                        2,294
---------------------------------------------------------------------------------------------------
Balance at December 31, 1994                  (10,174)          (4,703)                    467,014
---------------------------------------------------------------------------------------------------
Net income                                                                                 172,604
Dividends declared on common stock                                                         (24,249)
Purchase of treasury stock                                                                 (17,345)
Stock options exercised and restricted stock
   compensation awards                                          (3,511)                     33,643
Three-for-two stock split effected in the
   form of a 50% stock dividend
Two-for-one stock split effected in the
   form of a 100% stock dividend
Amortization of restricted stock
   compensation awards                                           1,140                       1,140
ESOP shares released for allocation               777                                        2,373
Foreign currency translation adjustment                                    $ (2,286)        (2,286)
---------------------------------------------------------------------------------------------------
Balance at December 31, 1995                   (9,397)          (7,074)      (2,286)       632,894
---------------------------------------------------------------------------------------------------
Net income                                                                                 233,803
Dividends declared on common stock                                                         (31,495)
Purchase of treasury stock                                                                 (28,171)
Stock options exercised and restricted stock
   compensation awards                                          (5,068)                     23,974
Amortization of restricted stock
   compensation awards                                           3,484                       3,484
ESOP shares released for allocation             3,880                                       14,500
Foreign currency translation adjustment                                       5,566          5,566
---------------------------------------------------------------------------------------------------
Balance at December 31, 1996                $  (5,517)        $ (8,658)    $  3,280      $ 854,555
---------------------------------------------------------------------------------------------------

* Share amounts are presented net of treasury shares.
See Notes to Consolidated Financial Statements.

                         THE CHARLES SCHWAB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Tabular Dollars in Thousands Except Per Share and Option Price Amounts)



BASIS OF PRESENTATION

   The consolidated financial statements include The Charles Schwab Corporation
(CSC) and its subsidiaries (collectively referred to as the Company). CSC is a holding company engaged, through its subsidiaries, in securities brokerage and related investment services. CSC's principal operating subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 235 branch offices in 46 states, the Commonwealth of Puerto Rico and the United Kingdom. Another subsidiary, Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq securities, provides trade execution services to broker-dealers, including Schwab, and institutional customers.

   Certain items in prior years' financial statements have been reclassified to conform to the 1996 presentation. All material intercompany balances and transactions have been eliminated.

SIGNIFICANT ACCOUNTING POLICIES

SECURITIES TRANSACTIONS recorded by Schwab and the related revenues and expenses are recorded on a trade date basis for 1996 and 1995, and a settlement date basis for years prior to 1995. M&S records principal transactions and the related revenues and expenses on a trade date basis.

USE OF ESTIMATES: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts in the accompanying financial statements. Such estimates relate to useful lives of equipment, office facilities, buildings and intangible assets, fair value of financial instruments, allowance for doubtful accounts, future tax benefits and legal reserves. Actual results could differ from such estimates.

COSTS associated with internally developed software, and acquisitions of new customer accounts are expensed as incurred.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company considers the amounts presented for financial instruments on the consolidated balance sheet to be reasonable estimates of fair value.

CASH AND INVESTMENTS REQUIRED TO BE SEGREGATED UNDER FEDERAL OR OTHER REGULATIONS consist primarily of securities purchased under agreements to resell (Resale Agreements) and certificates of deposit. Resale Agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts. Certificates of deposit are stated at cost, which approximates market.

RECEIVABLE FROM CUSTOMERS that remain unsecured or partially secured for more than 30 days are substantially reserved for, and are stated net of allowance for doubtful accounts of $6 million and $4 million at December 31, 1996 and 1995, respectively.

EQUIPMENT, OFFICE FACILITIES AND PROPERTY: Equipment and office facilities are depreciated on a straight-line basis over the estimated useful life of the asset, generally three to seven years. Buildings are depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the life of the lease. Equipment, office facilities and property are stated at cost net of accumulated depreciation and amortization of $270 million and $212 million at December 31, 1996 and 1995, respectively.

INTANGIBLE ASSETS, including goodwill and customer lists, are amortized on a straight-line basis over three to fifteen years. Intangible assets are stated at cost net of accumulated amortization of $175 million and $162 million at December 31, 1996 and 1995, respectively.

FOREIGN CURRENCY TRANSLATION: Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date, while revenues and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as a separate component of stockholders' equity.

DERIVATIVES: The Company's derivatives activities were limited to exchange-traded option contracts to reduce market risk on inventories in Nasdaq and exchange-listed securities. The notional amount of such derivatives was not material to the Company's consolidated balance sheets at December 31, 1996 and 1995.

EARNINGS PER SHARE are calculated by dividing net income by the sum of the weighted-average number of common shares outstanding during the year plus common share equivalents. The weighted-average number of common shares outstanding during 1996, 1995 and 1994 was (in thousands) 173,976, 172,285 and 169,953, respectively. Common share equivalents from the dilutive effect of stock options utilized in computing earnings per share in 1996, 1995 and 1994 were (in thousands) 5,425, 6,191 and 5,253 for primary, and 5,598, 6,577 and 5,388 for fully diluted, respectively.

CASH FLOWS: For purposes of reporting cash flows, the Company considers all highly liquid investments (including Resale Agreements) with original maturities of three months or less that are not required to be segregated under Federal or other regulations to be cash equivalents.

NEW ACCOUNTING STANDARDS: Statement of Financial Accounting Standards (SFAS) No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was adopted by the Company in 1996. This standard prescribes the method for asset impairment evaluation for long-lived assets and certain identifiable intangibles that are either held and used or to be disposed of. The adoption of the standard did not have an effect on the Company's financial position, results of operations, earnings per share or cash flows.

   The Company is required to adopt certain provisions of SFAS No. 125 - Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, in 1997. Certain other provisions of this standard have been deferred by SFAS No. 127 - Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, until 1998. This standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The adoption of the standard will not have a material effect on the Company's financial position, results of operations, earnings per share or cash flows.

ACQUISITIONS

   During 1995, the Company completed several acquisitions. The largest acquisition was ShareLink Investment Services plc, a retail discount securities brokerage firm in the United Kingdom, for $60 million, net of cash received. Because the acquisitions were accounted for using the purchase method of accounting, the operating results of the acquired companies are included in the consolidated results of the Company since the respective dates of acquisitions. The historic results of the acquired companies are not included in periods prior to such acquisitions. During 1996, additional payments relating to a 1995 acquisition were made.

SECURITIES OWNED

   Securities owned are recorded at market value and consist of the following:

December 31,                                 1996      1995
-----------------------------------------------------------
SchwabFunds(registered trademark) money
  market funds                           $ 50,405  $ 33,620
Equity and other securities                39,156    38,821
Equity and bond mutual funds               38,305    41,081
-----------------------------------------------------------
Total securities owned                   $127,866  $113,522
===========================================================

   The Company's positions in SchwabFunds money market funds arise from certain overnight funding of customers' check-writing activities. Equity and other securities include M&S' inventories in Nasdaq securities and Schwab's inventories in exchange-listed securities relating to its specialist operations. Equity and bond mutual funds include investments made by the Company to fund obligations under its deferred compensation plan.

   Securities sold, but not yet purchased of $24 million at both December 31, 1996 and 1995, consist primarily of equity and other securities, and are recorded at market value in accrued expenses and other.

PAYABLE TO CUSTOMERS

   The principal source of funding for Schwab's margin lending is cash balances in customer Schwab One(registered trademark) brokerage accounts. At December 31, 1996, Schwab was paying interest at 4.5% on $9,392 million of cash balances in Schwab One brokerage accounts, which were included in payable to customers. At December 31, 1995, Schwab was paying interest at 4.7% on $7,292 million of such cash balances.

BORROWINGS

   Borrowings consist of the following:

December 31,                                 1996      1995
-----------------------------------------------------------
Medium-Term Notes                        $278,000  $240,000
Other                                       5,816     6,146
-----------------------------------------------------------
Total borrowings                         $283,816  $246,146
===========================================================

   At December 31, 1996, CSC had $278 million aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes), with fixed interest rates ranging from 5.32% to 7.72% and maturities ranging from 1997 to 2005 as follows (in millions): 1997 - $28; 1998 - $40; 1999 - $40; 2000 - $48; 2001
- $39; and thereafter - $83. The Medium-Term Notes carry a weighted-average interest rate of 6.47%. The fair value of the Medium-Term Notes at December 31, 1996 and 1995, based on estimates of market rates for debt with similar terms and remaining maturities, approximated their carrying amounts.

   In November 1996, a prospectus supplement covering the issuance of up to $150 million in Senior or Senior Subordinated Medium-Term Notes, Series A, was filed with the Securities and Exchange Commission (SEC), bringing the aggregate principal amount of such notes available to be issued to $196 million. These notes remained unissued at December 31, 1996.

   For use in its brokerage operations, at December 31, 1996 and 1995, Schwab maintained uncommitted, unsecured bank credit lines totaling $495 million and $470 million, respectively. There were no borrowings outstanding under these lines at December 31, 1996 and 1995.

   CSC may borrow under its $250 million committed, unsecured credit facility with a group of nine banks through June 1997. The funds are available for general corporate purposes for which CSC pays a commitment fee on the unused balance. The terms of this facility require CSC to maintain minimum levels of stockholders' equity and Schwab and M&S to maintain minimum levels of net capital, as defined. This facility was not used in 1996.

TAXES ON INCOME

   Income tax expense is as follows:

Year Ended December 31,             1996       1995    1994
-----------------------------------------------------------
Current:
   Federal                      $138,990   $ 96,742 $72,157
   State                          26,484     14,733  13,062
-----------------------------------------------------------
      Total current              165,474    111,475  85,219
-----------------------------------------------------------
Deferred:
   Federal                        (4,881)    (6,818)  3,221
   State                            (333)      (157)    560
-----------------------------------------------------------
      Total deferred              (5,214)    (6,975)  3,781
-----------------------------------------------------------
 Total taxes on income          $160,260   $104,500 $89,000
===========================================================

   The above amounts do not include the tax benefit from the exercise of stock options, which for accounting purposes is credited directly to additional paid-in capital. Such tax benefits reduced income taxes paid by $15 million, $22 million and $5 million for 1996, 1995 and 1994, respectively.

   The temporary differences which created deferred tax assets and liabilities, included in other assets, and accrued expenses and other, are detailed below:


December 31,                              1996          1995
------------------------------------------------------------
Deferred Tax Assets:
   Deferred compensation                 $19,872    $ 12,373
   Reserves and allowances                12,733       9,403
   Depreciation and amortization             934       8,880
   State and local taxes                    (923)      2,029
------------------------------------------------------------
        Total deferred assets             32,616      32,685
------------------------------------------------------------
Deferred Tax Liabilities:
   Asset valuation differences            (3,289)    (11,694)
   Other                                     816      (1,145)
------------------------------------------------------------
        Total deferred liabilities        (2,473)    (12,839)
------------------------------------------------------------
Net deferred tax asset                   $30,143    $ 19,846
============================================================

    The Company determined that no valuation allowance against deferred tax assets at December 31, 1996 and 1995 was necessary.

    The effective income tax rate differs from the amount computed by applying the Federal statutory income tax rate as follows:

Year Ended December 31,               1996     1995     1994
------------------------------------------------------------
Federal statutory income tax rate    35.0%    35.0%    35.0%
State income taxes, net of
   Federal tax benefit                4.3      3.4      4.0
Other                                 1.4      (.7)      .7
------------------------------------------------------------
Effective income tax rate            40.7%    37.7%    39.7%
============================================================

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

   The Company's stock option plans provide for granting officers, directors and other key employees options and restricted stock awards.

   Options are granted for the purchase of shares of common stock at not less than market value on the date of grant, and expire within either eight or ten years from the date of grant. In December 1996, the Board of Directors approved a retroactive change to the vesting schedule (from a five-year to a four-year period) for options granted after December 31, 1993. The options granted on or before December 31, 1993 generally vest over a four-year period from the date of grant of the option. A summary of option activity incorporating the new vesting schedule follows:

                                    1996                              1995                             1994
                         ----------------------------      --------------------------      ---------------------------
                                            Weighted-                       Weighted-                        Weighted-
                                             Average                         Average                          Average
                            Number          Exercise         Number         Exercise          Number         Exercise
                          of Options         Price         of Options         Price         of Options         Price
----------------------------------------------------------------------------------------------------------------------
 Outstanding at
   beginning of year        15,443          $  9.29         17,418          $  5.58         15,839           $  4.15
     Granted                 1,415          $ 25.25          2,629          $ 23.94          3,695           $ 10.40
     Exercised              (1,892)         $  3.95         (3,858)         $  2.96         (1,928)          $  3.08
     Canceled                 (613)         $ 14.49           (746)         $  6.88           (188)          $  5.69
----------------------------------------------------------------------------------------------------------------------
 Outstanding at
   end of year              14,353          $ 11.35         15,443          $  9.29         17,418           $  5.58
======================================================================================================================
 Exercisable at
   end of year               9,236          $  6.98          7,039          $  4.57          7,995           $  3.27
======================================================================================================================
 Available for
   future grant at
   end of year               2,948                           3,934                           5,982
======================================================================================================================
 Weighted-average
   fair value of
   options granted
   during the year          $11.18                          $10.61
======================================================================================================================

   The fair value of each option granted during 1996 and 1995 is the estimated present value at grant date using the Black-Scholes option-pricing model with the following assumptions: (i) dividend yield of .75%, (ii) expected volatility of 44%, (iii) risk-free interest rate of 6% and (iv) expected life of 5 years.

   The following table summarizes information about options outstanding and exercisable:

                                   Options Outstanding                         Options Exercisable
                     --------------------------------------------         ----------------------------
                                        Weighted-
                                         Average        Weighted-                            Weighted-
                                        Remaining        Average                              Average
                       Number          Contractual      Exercise            Number           Exercise
December 31, 1996    of Options      Life (in years)      Price           of Options          Price
------------------------------------------------------------------------------------------------------
$ 2 to $10             7,599               5.6            $ 4.95             6,997            $ 4.55
$10 to $20             3,094               7.8            $11.07             1,651            $11.01
$20 to $31             3,660               8.9            $24.87               588            $24.64
------------------------------------------------------------------------------------------------------
$ 2 to $31            14,353               6.9            $11.35             9,236            $ 6.98
======================================================================================================

   The Company applies Accounting Principles Board Opinion No. 25 - Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the Company's options. Had compensation expense for the Company's options been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 - Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts presented below:

Year Ended December 31,                    1996       1995
----------------------------------------------------------
Net Income:   As reported              $233,803   $172,604
              Pro forma                $227,401   $168,296
==========================================================
Primary/Fully Diluted Earnings

  Per Share:  As reported              $   1.30   $    .97
              Pro forma                $   1.27   $    .94
==========================================================

   The pro forma effect on net income for 1996 and 1995 is not representative of the pro forma effect on net income in future years because it only takes into consideration pro forma compensation expense related to grants made after December 31, 1994.

   Restricted stock awards are restricted from sale, and some vest based upon the Company achieving certain financial measures. The market value of shares associated with the restricted stock awards is recorded as unamortized restricted stock compensation and is amortized to compensation expense over the vesting periods, generally four years.

EMPLOYEE BENEFIT PLANS

   The Company has a profit sharing and employee stock ownership plan (the Profit Sharing Plan), including a 401(k) salary deferral component, for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense was $36 million, $32 million and $14 million for 1996, 1995 and 1994, respectively. The increase from 1994 to 1995 was primarily due to changes in the way in which the Company accounts for the employee stock ownership plan (ESOP) component of the Profit Sharing Plan (described below).

   In January 1993, the Profit Sharing Plan borrowed $15 million from the Company to purchase over 2 million shares of the Company's common stock. The note receivable from the Profit Sharing Plan had a balance of $5 million and $9 million at December 31, 1996 and 1995, respectively, bears interest at 7.9% and is due in annual installments through 2007. As the note is repaid, shares are released for allocation to eligible employees based on the proportion of debt service paid during the year. In accordance with Statement of Position No. 93-6
- Employers' Accounting for Employee Stock Ownership Plans (the Statement), the Company recognizes as expense the fair value of shares released for allocation to employees through the ESOP. Only released ESOP shares are considered outstanding for earnings per share computations. Dividends on allocated shares and unallocated shares are charged to retained earnings and compensation and benefits expense, respectively. Compensation and benefits expense related to shares released for allocation through the ESOP loan repayments was $14 million, $2 million and $3 million in 1996, 1995 and 1994, respectively, for shares purchased in 1993, and $2 million in 1994, for shares purchased prior to 1993. The increase from 1995 to 1996 was primarily due to a greater number of shares released for allocation. The unallocated shares are recorded as unearned ESOP shares on the consolidated balance sheet. Under the "grandfather" provisions of the Statement, the Company did not apply the Statement to shares purchased by the ESOP prior to 1993.

   The ESOP share information is as follows:

December 31,                            1996           1995
-----------------------------------------------------------
Allocated shares:
   Purchased prior to 1993            10,239         11,494
   Purchased in 1993 and after           813            701

Shares released for allocation:

   Purchased in 1993 and after         1,153            112
Unreleased shares:
   Purchased in 1993 and after           797          1,364
-----------------------------------------------------------
Total ESOP shares                     13,002         13,671
===========================================================
Fair value of unreleased shares      $25,510        $27,454
===========================================================

   During 1994, the Company, as the beneficiary, implemented a life insurance program covering the majority of its employees. Under the program, the cash surrender value of insurance policies is recorded net of policy loans in other assets. At December 31, 1996 and 1995, policy loans with an interest rate of 8.00% and 8.96% totaled $81 million and $80 million, respectively.

REGULATORY REQUIREMENTS

   Schwab and M&S are subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the Rule) and each compute net capital under the alternative method permitted by this Rule, which requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from customer transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and M&S is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 1996, Schwab's net capital was $541 million (10% of aggregate debit balances), which was $436 million in excess of its minimum required net capital and $279 million in excess of 5% of aggregate debit balances. At December 31, 1996, M&S' net capital was $6 million (134% of aggregate debit balances), which was $5 million in excess of its minimum required net capital.

   Schwab, M&S and ShareLink Limited, a subsidiary of ShareLink Investment Services plc, had portions of their cash and investments segregated for the exclusive benefit of customers at December 31, 1996, in accordance with applicable regulations.

COMMITMENTS AND CONTINGENT LIABILITIES

   The Company has noncancelable operating leases for office space and equipment. Future minimum rental commitments under these leases at December 31, 1996 are as follows:

-----------------------------------------------------------
1997                                               $ 61,289
1998                                                 47,078
1999                                                 41,568
2000                                                 29,948
2001                                                 29,167
Thereafter                                          183,613
===========================================================

   Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $92 million, $79 million and $64 million for 1996, 1995 and 1994, respectively.

   M&S has been named as one of thirty-three defendant market-making firms in a consolidated class action, encaptioned In re: Nasdaq Market-Makers Antitrust Litigation, which is pending in the United States District Court for the Southern District of New York pursuant to an order of the Judicial Panel on Multidistrict Litigation. On December 16, 1994, the plaintiffs filed a consolidated amended complaint purportedly on behalf of certain persons who purchased or sold Nasdaq securities during the period May 1, 1989 through May 27, 1994. On August 22, 1995, a second consolidated amended class action complaint was filed. On November 26, 1996, a plaintiff class was certified by the Court. The consolidated complaint generally alleges an illegal combination and conspiracy among the defendant market makers to fix and maintain the spreads between the bid and ask prices of certain Nasdaq securities. The consolidated complaint does not set forth any specific amount of damages, although it requests that the actual damages be trebled where permitted by statute. The ultimate outcome of this consolidated action cannot currently be determined.

   On July 16, 1996, the Department of Justice (DOJ) filed a civil action in the United States District Court for the Southern District of New York, encaptioned United States of America v. Alex Brown & Sons, Inc., et al., against M&S and twenty-three other market makers in Nasdaq securities alleging violations of the federal antitrust laws in connection with certain customs and practices. On July 16, 1996, the twenty-four market-maker defendants, including M&S, entered into a Stipulation and Order resolving the civil action. Under the Stipulation, the parties agreed that the defendants would not engage in certain types of market-making activities and would take specific steps to assure compliance with the agreement. No fines or damages were assessed. The Stipulation and Order is subject to approval by the District Court. Certain parties have challenged portions of the Stipulation and Order, and on January 14, 1997, the Court heard arguments on whether the Stipulation and Order should be approved. If the Court approves the Stipulation and Order, the civil action will be dismissed.

   Between August 12, 1993 and November 17, 1995, Schwab was named as a defendant in eleven class action lawsuits, five of which have been resolved favorably to Schwab and six of which are still pending in state courts in Illinois, Louisiana, Texas and California. The class actions purport to be brought on behalf of customers of Schwab who purchased or sold securities for which Schwab received payments from the market maker, stock dealer or other third party who executed the transaction. The complaints generally allege that Schwab failed to disclose and remit such payments to members of the class, and generally seek damages equal to the payments received by Schwab. On June 30, 1995, a class was certified in Civil District Court for the Parish of Orleans in Louisiana for Louisiana residents who purchased or sold securities through Schwab between February 1, 1985 and February 1, 1995 for which Schwab received monetary payments from the market maker or stock dealer who executed the transaction. The class certification was affirmed by the Louisiana Court of Appeals on February 29, 1996. On August 16, 1995, another class was certified in Civil District Court for the Parish of Natchitoches in Louisiana for residents of all states who purchased or sold securities through Schwab since 1985 for which Schwab received monetary payments from the market maker or the third party who executed the transaction. The class certification was affirmed by the Louisiana Court of Appeals on December 2, 1996. The actions in Illinois and California are on appeal by plaintiffs from rulings dismissing the complaints on the grounds that the claims asserted are preempted by federal law. The action in Texas has been stayed. The ultimate outcome of these actions cannot currently be determined.

   There are other various lawsuits pending against the Company which, in the opinion of management, will be resolved with no material impact on the Company's financial position or results of operations.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET
AND CREDIT RISK

   Through Schwab and M&S, the Company loans customer securities temporarily to other brokers in connection with its security lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company mitigates this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned on a daily basis and by requiring additional cash as collateral when necessary.

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

   Schwab enters into collateralized Resale Agreements principally with other broker-dealers which could result in losses in the event the counterparty to the transaction does not purchase the securities held as collateral for the cash advanced and the market value of these securities declines. To mitigate this risk, Schwab requires that the counterparty deliver to a custodian securities, to be held as collateral, with a market value in excess of the resale price. Schwab also sets standards for the credit quality of the counterparty, monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate.

CONCENTRATIONS

   Fees received from the Company's proprietary mutual funds represented approximately 12% of the Company's consolidated revenues in 1996. As of December 31, 1996, approximately 27% of Schwab's total customer accounts were located in California.

SUPPLEMENTAL CASH FLOW INFORMATION

Year Ended December 31,        1996        1995        1994
-----------------------------------------------------------
CASH PAID:

Income taxes                 $145,113   $ 98,444   $ 75,530
===========================================================
Interest:
   Customer cash balances    $369,960   $319,645   $176,487
   Stock-lending activities    24,302     14,106      7,029
   Borrowings                  16,931     11,131     11,632
   Other                        9,670      4,833        393
-----------------------------------------------------------
Total interest               $420,863   $349,715   $195,541
===========================================================

BUSINESSES ACQUIRED:
   Assets acquired                      $219,457
   Liabilities assumed                  (138,204)
   Other                     $  4,709     (5,484)
-----------------------------------------------------------
Cash payments                   4,709     75,769
Cash received                             (7,525)
-----------------------------------------------------------
Cash payments, net of
   cash received             $  4,709   $ 68,244
===========================================================

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

Steven L. Scheid
Executive Vice President and Chief Financial Officer



                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of The Charles Schwab Corporation:

     We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
San Francisco, California
February 21, 1997

The Charles Schwab Corporation
QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(In Millions, Except Per Share Data and Ratios)

-----------------------------------------------------------------------------------------------------------------
                                                                                      Weighted-    Primary/
                                                                                       Average   Fully Diluted
                                                             Expenses                  Common       Earnings
                                                             Excluding       Net      Equivalent      Per
                                             Revenues (a)    Interest      Income     Shares (b)     Share
-----------------------------------------------------------------------------------------------------------------
1996 BY QUARTER
Fourth                                         $ 482.3        $ 383.1      $ 59.7       179.9       $.33
Third      DIVIDEND INCREASE                     430.0          333.4        57.1       179.6        .32
Second                                           491.8          373.1        70.1       179.3        .39
First                                            446.8          367.2        46.9       178.9        .26
-----------------------------------------------------------------------------------------------------------------
1995 BY QUARTER
Fourth                                         $ 394.8        $ 332.4      $ 42.6       179.9       $.24
Third      DIVIDEND INCREASE/STOCK SPLIT         385.5          307.5        47.2       179.7        .26
Second                                           342.7          269.4        44.4       178.1        .25
First      DIVIDEND INCREASE/STOCK SPLIT         296.9          233.5        38.4       176.1        .22
-----------------------------------------------------------------------------------------------------------------
1994 BY QUARTER
Fourth                                         $ 270.4        $ 214.4      $ 33.8       175.2       $.19
Third                                            248.1          196.5        31.2       174.2        .18
Second                                           258.2          205.1        32.1       175.1        .18
First      DIVIDEND INCREASE                     287.9          224.3        38.2       176.4        .22
-----------------------------------------------------------------------------------------------------------------
1993 BY QUARTER
Fourth                                         $ 257.5        $ 212.3      $ 28.5       179.5       $.16
Third                                            238.8          191.1        22.2(d)    179.0        .12(d)
Second     DIVIDEND INCREASE/STOCK SPLIT         232.4          180.4        31.6       177.9        .18
First                                            236.3          174.9        35.4       177.0        .20
-----------------------------------------------------------------------------------------------------------------
1992 BY QUARTER
Fourth                                         $ 193.5        $ 148.2      $ 25.2       173.5       $.15
Third                                            159.3          144.3         7.8       174.7        .04
Second     DIVIDEND INCREASE                     176.8          143.8        18.5       177.2        .10
First                                            219.9          167.0        29.7       177.5        .17
-----------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------
                                            Dividends
                                            Declared        Range          Range
                                               Per        of Common       of Price/
                                             Common      Stock Price      Earnings
                                              Share       Per Share       Ratio (c)
-----------------------------------------------------------------------------------
1996 BY QUARTER
Fourth                                       $.050      $32.88-22.50     25-17
Third      DIVIDEND INCREASE                  .050       26.88-19.88     22-16
Second                                        .040       26.50-21.88     23-19
First                                         .040       27.38-18.63     27-18
-----------------------------------------------------------------------------------
1995 BY QUARTER
Fourth                                       $.040      $26.68-16.63     28-17
Third      DIVIDEND INCREASE/STOCK SPLIT      .040       29.00-20.75     32-23
Second                                        .030       22.88-14.75     27-18
First      DIVIDEND INCREASE/STOCK SPLIT      .030       16.50-11.04     21-14
-----------------------------------------------------------------------------------
1994 BY QUARTER
Fourth                                       $.023      $12.33-9.21      16-12
Third                                         .023       10.29-8.46      14-11
Second                                        .023       11.29-8.25      16-12
First      DIVIDEND INCREASE                  .023       11.00-8.67      16-13
-----------------------------------------------------------------------------------
1993 BY QUARTER
Fourth                                       $.017      $12.79-9.58      19-15
Third                                         .017       12.38-8.92      18-13
Second     DIVIDEND INCREASE/STOCK SPLIT      .017        9.67-6.81      17-12
First                                         .013        8.28-5.53      17-11
-----------------------------------------------------------------------------------
1992 BY QUARTER
Fourth                                       $.013      $ 6.19-3.69      13- 8
Third                                         .013        5.78-3.72      14- 9
Second     DIVIDEND INCREASE                  .013        7.69-4.53      18-10
First                                         .009        8.39-6.47      22-17
-----------------------------------------------------------------------------------


(a)  Revenues are presented net of interest expense.
(b)  Amounts shown are used to calculate primary earnings per share.
(c) Price/earnings ratio is computed by dividing the high and low market prices by primary/fully diluted earnings per share for the 12-month period ended on the last day of the quarter presented. The extraordinary charge in 1993 (described at right) has been excluded.
(d) Net income and primary/fully diluted earnings per share are net of the effect of a $6.7 million ($.04 per share) extraordinary charge from the early retirement of debt.

                         THE CHARLES SCHWAB CORPORATION

                               CHART APPENDIX LIST

       In this appendix, the following descriptions of certain charts in portions of the Company's 1996 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits such more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Company's 1996 Annual Report to Stockholders.


   EDGAR                            Chart Description
  Version
Page Number

     2 Bar chart titled "Active Schwab Customer Accounts" depicting the number of active Schwab customer accounts at year end 1996, 1995, 1994, 1993 and 1992 (shown on the left axis) as follows (millions of accounts) (bar labeled): 4.0, 3.4, 3.0,
                  2.5 and 2.0, respectively.

     2 Stacked bar chart titled "Assets in Schwab Customer Accounts" depicting the composition of assets in Schwab customer accounts at year end 1996, 1995, 1994, 1993 and 1992 (shown on the left axis) as follows (billions of dollars): Cash and Equivalents $50.0, $37.9, $28.6, $20.1 and $15.6,
                  respectively; Mutual Fund Marketplace (registered trademark) $78.3, $52.0, $32.2, $26.2 and $12.2, respectively; Stocks
                  (net of margin loans) $98.5, $71.6, $46.1, $39.5 and $29.6, respectively; Fixed Income Securities $26.4, $20.2, $15.7, $10.0 and $8.2, respectively; Assets in Schwab Customer Accounts (bar labeled) $253.2, $181.7, $122.6, $95.8 and
                  $65.6, respectively.

     3 Bar chart titled "Revenues" depicting the revenues for the fiscal years 1996, 1995 and 1994 (shown on the left axis) as follows (millions of dollars) (bar labeled): $1,851, $1,420 and $1,065, respectively.

     3 Stacked bar chart titled "Schwab Customers' Daily Average Trading Volume" depicting the composition of Schwab customers' daily average trading volume for the fiscal years 1996, 1995 and 1994 (shown on the left axis) as follows (thousands of trades): Commission and Other Trades 50.7, 38.3 and 29.2, respectively; Mutual Fund OneSource (registered trademark) Trades 27.3, 18.0 and 14.3, respectively; Schwab Customers' Daily Average Trading Volume (bar labeled) 78.0, 56.3 and 43.5, respectively.

     3 Bar chart titled "Net Income" depicting the net income for the fiscal years 1996, 1995 and 1994 (shown on the left axis) as follows (millions of dollars) (bar labeled): $234, $173 and $135, respectively.

     3 Pie chart titled "Composition of Revenues" depicting the composition of revenues (percent of total) for the fiscal years 1996, 1995 and 1994 as follows: Commissions 52%, 53% and 51%, respectively; Mutual Fund Service Fees 17%, 15% and 15%, respectively; Principal Transactions 14%, 13% and 15%, respectively; Net Interest Revenue 14%, 15% and 15%, respectively; Other 3%, 4% and 4%, respectively.

     3 Stacked bar chart titled "Commissions" depicting the composition of commissions for the fiscal years 1996, 1995 and 1994 (shown on the left axis) as follows (millions of dollars): Listed $423, $348 and $279, respectively; Nasdaq $394, $283 and $169, respectively; Options $66, $53 and $39, respectively; Other $71, $67 and $59, respectively; Commissions (bar labeled) $954, $751 and $546, respectively.

     4 Bar chart titled "New Schwab Customer Accounts" depicting the number of new Schwab customer accounts for the fiscal years 1996, 1995 and 1994 (shown on the left axis) as follows (thousands of accounts) (bar labeled): 985, 698 and 688, respectively.

     6 Pie chart titled "Expenses Excluding Interest" depicting the composition of expenses excluding interest (percent of total) for the fiscal years 1996, 1995 and 1994 as follows:
                  Compensation and Benefits 53%, 52% and 52%, respectively; Communications 11%, 11% and 13%, respectively; Occupancy and Equipment 9%, 10% and 10%, respectively; Depreciation and Amortization 7%, 6% and 6%, respectively; Advertising and Marketing Development 6%, 5% and 4%, respectively; Commissions, Clearance and Floor Brokerage 5%, 7% and 6%, respectively; Other 9%, 9% and 9%, respectively.

     6 Stacked bar chart titled "Compensation and Benefits" depicting the composition of compensation and benefits for the fiscal years 1996, 1995 and 1994 (shown on the left axis) as follows (millions of dollars): Salaries and Wages $451, $355 and $273, respectively; Variable Compensation $205, $144 and $101, respectively; Other Benefits $110, $95 and $63, respectively; Compensation and Benefits (bar labeled) $766, $594 and $437, respectively.

     8 Bar chart titled "Net Income Plus Depreciation and Amortization" depicting the net income plus depreciation and amortization for the fiscal years 1996, 1995 and 1994 (shown on the left axis) as follows (millions of dollars) (bar labeled): $332, $241 and $190, respectively.

     9 Bar chart titled "Dividends Declared Per Common Share" depicting the dividends declared per common share for the fiscal years 1996, 1995 and 1994 (shown on the left axis) as follows (bar labeled): $.180, $.140 and $.092, respectively.