Form 10-K, Exhibit 13
period 1997-12-31
SCHWAB CHARLES CORP
filed 1998-03-27
CIK 316709

                                                                    EXHIBIT 13.1
                         The Charles Schwab Corporation
                       1997 Annual Report to Stockholders
        (only those portions specifically incorporated by reference into
         The Charles Schwab Corporation 1997 Annual Report on Form 10-K)


THE CHARLES SCHWAB CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                         Growth Rates
                                                  -------------------------
                                                  Compounded         Annual
                                                  ----------         ------
                                                      5-Year         1-Year
                                                   1992-1997      1996-1997  1997 (1)     1996      1995      1994       1993
-----------------------------------------------------------------------------------------------------------------------------

OPERATING RESULTS
  Revenues                                                25%            24%  $ 2,299   $ 1,851   $ 1,420   $ 1,065    $  965
  Expenses excluding interest                             25%            27%  $ 1,852   $ 1,457   $ 1,142   $   841    $  758
  Net income                                              27%            16%  $   270   $   234   $   173   $   135    $  118
  Basic earnings per share (2, 3)                         27%            14%  $  1.03   $   .90   $   .67   $   .53    $  .45
  Diluted earnings per share (2, 3)                       26%            14%  $   .99   $   .87   $   .64   $   .51    $  .44
  Dividends declared per common share  (2)                33%            16%  $  .139   $  .120   $  .094   $  .064    $ .042
  Weighted-average number of common shares
  outstanding (2, 4)                                                              273       269       268       263       268
  Trading revenues as a % of revenues (5)                                          62%       65%       66%       67%       75%
  Non-trading revenues as a % of revenues (5)                                      38%       35%       34%       33%       25%
  Effective income tax rate                                                      39.6%     40.7%     37.7%     39.7%     39.7%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

PERFORMANCE MEASURES
  Revenue growth                                                                   24%       30%       33%       10%       29%
  Pre-tax profit margin                                                          19.5%     21.3%     19.5%     21.1%     21.4%
  After-tax profit margin                                                        11.8%     12.6%     12.2%     12.7%     12.2%
  Return on stockholders' equity                                                   27%       31%       31%       32%       37%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

FINANCIAL CONDITION (AT YEAR END)
  Total assets                                            23%            20%  $16,482   $13,779   $10,552   $ 7,918    $6,897
  Borrowings                                              19%            27%  $   361   $   284   $   246   $   171    $  185
  Stockholders' equity                                    35%            34%  $ 1,145   $   855   $   633   $   467    $  379
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


(1) 1997 INCLUDES CHARGES FOR A LITIGATION SETTLEMENT OF $24 MILLION AFTER-TAX ($.09 PER SHARE FOR BOTH BASIC AND DILUTED EARNINGS PER SHARE).
(2)  REFLECTS THE SEPTEMBER 1997 THREE-FOR-TWO COMMON STOCK SPLIT.
(3) BOTH BASIC AND DILUTED EARNINGS PER SHARE ARE NET OF THE EFFECT OF AN EXTRAORDINARY CHARGE IN 1993 OF $.03 PER SHARE.
(4)  AMOUNTS SHOWN ARE USED TO CALCULATE DILUTED EARNINGS PER SHARE.
(5) TRADING REVENUES INCLUDE COMMISSION AND PRINCIPAL TRANSACTION REVENUES. NON-TRADING REVENUES INCLUDE MUTUAL FUND SERVICE FEES, NET INTEREST REVENUE AND OTHER REVENUES.


CERTAIN PRIOR YEARS' REVENUES AND EXPENSES HAVE BEEN RECLASSIFIED TO CONFORM TO THE 1997 PRESENTATION.

                         THE CHARLES SCHWAB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


DESCRIPTION OF BUSINESS

     The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide securities brokerage and related financial services for over 4.8 million active customer accounts(a). Customer assets totaled $353.7 billion at December 31, 1997. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 272 domestic branch offices in 47 states, as well as a branch in each of the Commonwealth of Puerto Rico and the United Kingdom. Schwab served an estimated 55% of the discount brokerage market in 1997, up from 52% in 1996(b). Another subsidiary, Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq and other securities, provides trade execution services to broker-dealers and institutional customers. Other subsidiaries include Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, and Charles Schwab Europe (formerly known as ShareLink), a retail discount securities brokerage firm located in the United Kingdom.

                                 (CHART OMITTED)

     The Company's strategy is to attract, retain and grow customer assets by focusing on a number of areas within the financial services industry -- retail brokerage, mutual funds, support services for independent investment managers, equity securities market-making and 401(k) defined contribution plans. To pursue its strategy and its objective of long-term profitable growth, the Company plans to continue to leverage its competitive advantages. These advantages include a nationally recognized brand, a broad range of products and services, multi-channel delivery systems and an ongoing investment in technology.

     The Company's nationwide advertising and marketing programs are designed to distinguish the Schwab brand as well as its products and services. These programs helped the Company open 1,164,000 new accounts and gather $68.9 billion in net new customer assets during 1997.

     The Company offers both a broad range of value-oriented products and services tailored to meet customers' varying investment and financial needs, as well as access to extensive investment news and information. The Company's branch office network assists investors in developing asset allocation strategies and evaluating their investment choices. Branch staff also refer investors who desire additional guidance to independent investment managers through the Schwab AdvisorSource-TM- service. The Company's Mutual Fund Marketplace-Registered Trademark- provides customers with the ability to invest in nearly 1,400 mutual funds from 219 fund families, including 825 Mutual Fund OneSource-Registered Trademark- funds. The Company responds to changing customer needs with continued product and service innovations. During 1997, Schwab announced alliances with three investment banking firms to provide certain of its customers access to initial and secondary public stock offerings managed by these firms. Additionally, the Company began to offer access to futures and commodities trading to certain of its most active customers.

     The Company differentiates itself with multi-channel delivery systems which allow customers to choose how they prefer to do business with the Company. To enable customers to obtain services in person with a Company representative, the Company maintains a network of branch offices. Telephonic access to the Company is provided primarily through four regional customer telephone service centers and two online customer support centers that operate both during and after normal market hours. Additionally, customers are able to obtain financial information and execute trades on an automated basis through the Company's electronic brokerage channels that provide both online and telephonic access. Online channels include PC-based services such as SchwabLink-Registered Trademark- -- a service for investment managers, and the Charles Schwab Web Site-TM- (formerly known as SchwabNOW!-TM-) -- an information and trading service on the Internet. The Company's online channels handled 37% of total trades during 1997, up from 25% of total trades in 1996. Automated telephonic channels include TeleBroker-Registered Trademark- -- Schwab's touch-tone telephone trading service, and VoiceBroker-TM- -- Schwab's voice recognition quote service. Schwab's automated telephonic channels handled 73% of the 110 million customer calls received during 1997, up from 67% of the 97 million customer calls received in 1996.

     The Company's ongoing investment in technology is a key element in enhancing its delivery systems, providing fast and consistent customer service, and reducing processing costs. The Company uses technology to empower its customers to manage their financial affairs and is a forerunner in driving technological advancements in the financial services industry. In 1997, the Company introduced a number of new Internet-based investment services, including the Asset Allocation Toolkit-TM- for portfolio allocation guidance, and the Mutual Fund OneSource Online and Market Buzz-TM- sites for research and information. Schwab also introduced the SchwabLink Web-TM- site for independent investment managers, which enables them to use the Internet to communicate directly with Schwab service teams, as well as receive news and information tailored to their needs. In addition, the Company launched a service that allows customers of its Cayman Islands and Hong Kong subsidiaries to trade third-

---------------
(a)  ACCOUNTS WITH BALANCES OR ACTIVITY WITHIN THE PRECEDING TWELVE MONTHS.
(b) SOURCE: SECURITIES INDUSTRY ASSOCIATION BASED ON THE AVERAGE OF THE FIRST THREE QUARTERS OF EACH RESPECTIVE YEAR.

party mutual funds online and obtain information on mutual fund performance and fees, all through the Company's international Web site. Also during 1997, Schwab introduced a speech recognition telephone trading service that enables customers to trade any of the funds in the Mutual Fund Marketplace-Registered Trademark-using vocal commands.

     The Company faces significant competition from companies seeking to attract customer financial assets, including full commission brokerage firms, discount brokerage firms, mutual fund companies and banks. Certain of these competitors have significantly greater financial resources than the Company, particularly given the continued consolidation within the financial services industry. In addition, the recent expansion and customer acceptance of conducting financial transactions online has attracted competition from software development companies and providers of online services. In 1997, price competition continued to intensify in the area of online investing as competitors sought to gain market share in this rapidly growing area. The Company experienced declines in its average commission per revenue trade as the proportion of its customers using electronic brokerage channels, which provide discounts from the Company's standard commission rates, has increased. As the Company focuses on further enhancements to its electronic service offering, average commission per revenue trade is expected to continue to decline. These competitive factors may negatively impact the Company's revenue growth and profit margin.

     The Company's business, like that of other securities brokerage firms, is directly affected by the fluctuations in securities trading volumes and price levels that occur in fundamentally cyclical financial markets. Since transaction-based revenues continue to represent a majority of the Company's revenues, the Company may experience significant variations in revenues from period to period.

     The Company adjusts its expenses in anticipation of and in response to changes in financial market conditions and customer trading patterns. Certain of the Company's expenses (including variable compensation, portions of communications, and commissions, clearance and floor brokerage) vary directly with changes in financial performance or customer trading activity. Expenses relating to the level of temporary employees, contractors, overtime hours, professional services, and advertising and market development are adjustable over the short term to help the Company achieve its financial objectives. Additionally, developmental spending (including branch openings, product and service rollouts, and technology enhancements) is discretionary and can be altered in response to market conditions. However, a significant portion of the Company's expenses such as salaries and wages, occupancy and equipment, and depreciation and amortization do not vary directly, at least in the short term, with fluctuations in revenues or securities trading volumes. Also, the Company views its development spending as essential for future growth and therefore tries to avoid major adjustments in such spending unless faced with a sustained slowdown in customer trading activity. Given the nature of the Company's revenues and expenses, and the economic and competitive factors discussed above, the Company's earnings and common stock price may be subject to significant volatility from period to period. The Company's results for any period are not necessarily indicative of results for a future period.

     In addition to historical information, this Annual Report contains forward-looking statements that reflect management's objectives and expectations as of the date hereof. These statements relate to, among other things, the Company's strategy (see Description of Business), sources of liquidity (see Liquidity and Capital Resources -- Liquidity), capital expenditures and capital structure (see Liquidity and Capital Resources -- Cash Flows and Capital Resources), Year 2000 project (see Liquidity and Capital Resources -- Year 2000), and revenue growth, after-tax profit margin, and return on stockholders' equity (see Results of Operations and Looking Ahead). Achievement of the expressed objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed objectives and expectations. Important factors that may cause such differences are noted throughout this Annual Report and in the Company's Annual Report on Form 10-K and include, but are not limited to: the effect of customer trading patterns on Company revenues and earnings; changes in technology; computer system failures; risks associated with the Year 2000 computer systems conversions; the effects of competitors' pricing, product and service decisions and intensified competition; evolving regulation and changing industry customs and practices adversely affecting the Company; adverse results of litigation; changes in revenues and profit margin due to cyclical securities markets and interest rates; and a significant downturn in the securities markets over a short period of time or a sustained decline in securities prices and trading volumes.

RESULTS OF OPERATIONS

FINANCIAL OVERVIEW

     The Company achieved record revenues for the eighth consecutive year and record earnings for the seventh consecutive year in 1997. One of the factors contributing to this record performance was strong trading volumes in the securities markets during the year. The combined daily average share volume for the New York Stock Exchange (NYSE) and Nasdaq reached an all time high of 1,175 million shares in 1997, a 23% increase over 1996. The Standard & Poor's 500 Index (on a dividend reinvested basis) rose 33% during 1997.

                                 (CHART OMITTED)

     Other key factors that contributed to the Company's financial performance in 1997 include:

- Assets in Schwab customer accounts rose $100.5 billion, or 40%, to a record $353.7 billion. This increase resulted from net new customer assets of $68.9 billion and net market gains of $31.6 billion.

- A record 1,164,000 new Schwab customer accounts were opened, an increase of 18% from 985,000 opened in 1996.

- Trading activity reached record levels as shown in the following table (in thousands):

--------------------------------------------------------------------------------
Daily Average Trades                                  1997      1996      1995
--------------------------------------------------------------------------------

Online                                                39.6      20.2      12.4
TeleBroker-Registered Trademark-                      13.5      13.1       9.4
Regional customer telephone service centers,
  branch offices and other                            52.9      47.9      36.8
--------------------------------------------------------------------------------
Total (1)                                            106.0      81.2      58.6
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  % change                                              31%       39%       34%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) Includes Mutual Fund OneSource-Registered Trademark- daily average trades of 34.2 in 1997, 27.2 in 1996 and 17.8 in 1995.

     Revenues increased mainly due to higher customer trading volume and an increase in customer assets. Revenues of $2,299 million in 1997 grew 24% from 1996, exceeding management's annual long-term objective of 20% revenue growth, due to a 23% increase in commission revenues, as well as a 37% increase in mutual fund service fees and a 39% increase in interest revenue, net of interest expense (referred to as net interest revenue). Non-trading revenues (which consist of mutual fund service fees, net interest revenue, and other revenues) increased $227 million, or 35%, to $867 million in 1997.

                                 (CHART OMITTED)

     The Company's earnings rose 16% to $270 million, or $.99 diluted earnings per share, up from $234 million, or $.87 diluted earnings per share, in 1996. Share and per share information throughout this report have been restated to reflect the September 1997 three-for-two common stock split, effected in the form of a 50% stock dividend.

     The Company's 1997 results include charges for the settlement of a class-action lawsuit involving M&S and other firms engaged in making markets in Nasdaq securities. These charges totaled $24 million after-tax, or $.09 diluted earnings per share. Excluding these charges, the Company's earnings would have increased 26% from 1996.

     The Company's operating expenses increased 27% during 1997 to $1,852 million, primarily due to a 26% increase in compensation and benefits expense, a 54% increase in advertising and market development spending, and a 71% increase in other expenses primarily due to the litigation settlement. The Company's after-tax profit margin for 1997 was 11.8%, which was slightly lower than the 12.6% margin in 1996, and above the Company's annual long-term objective of 10%. Excluding the charges relating to the litigation settlement, the Company's after-tax profit margin would have been 12.8%. Net income plus depreciation and amortization increased 19% during 1997 to $395 million and capital expenditures decreased $20 million in 1997 to $139 million.

     Return on stockholders' equity was 27% in 1997, exceeding the Company's annual long-term objective of 20%. The Company's Board of Directors declared a cash dividend increase during 1997, raising the effective annual dividend rate 20%.

REVENUES


--------------------------------------------------------------------------------
Composition of Revenues                               1997      1996      1995
--------------------------------------------------------------------------------

Commissions                                             51%       52%       53%
Mutual fund service fees                                19        17        15
Net interest revenue                                    15        14        15
Principal transactions                                  11        14        13
Other                                                    4         3         4
--------------------------------------------------------------------------------
Total                                                  100%      100%      100%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COMMISSIONS

     The Company earns commission revenues by executing customer trades. These revenues are affected by the number of customer accounts that traded, the average number of commission-generating trades per account, and the average commission per trade. Commission revenues were $1,174 million in 1997, compared to $954 million in 1996 and $751 million in 1995.

                                 (CHART OMITTED)

     As shown in the table below, from 1995 to 1997, the total number of customer revenue trades executed by the Company has increased over 78% as the Company's customer base has grown. From 1995 to 1997, average commission per revenue trade decreased 12%, mainly due to more trades placed through electronic brokerage channels, which provide discounts from the Company's standard commission rates.


--------------------------------------------------------------------------------
Commissions Earned on
  Customer Revenue Trades                             1997      1996      1995
--------------------------------------------------------------------------------

Customer accounts that traded
  during the year (in thousands)                     2,380     2,037     1,619
Average customer revenue
  trades per account                                   7.6       6.7       6.3
Total revenue trades (in thousands)                 18,169    13,717    10,192
Average commission per revenue trade               $ 64.27   $ 69.08   $ 73.11
Commissions earned on customer
  revenue trades (in millions) (1)                 $ 1,168   $   947   $   745
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Excludes commissions on trades with specialists totaling $6 million in 1997, $7 million in 1996 and $6 million in 1995.

     In December 1997, the Company announced a plan to integrate its online and traditional brokerage services, and to reduce the price of online trades for most of its customers. As a result, the Company expects average commission per revenue trade to continue to decline.

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

     Mutual fund service fees were $428 million in 1997, compared to $311 million in 1996 and $219 million in 1995. The increases from 1995 to 1997 were primarily due to significant increases in customer assets in funds purchased through Schwab's Mutual Fund OneSource-Registered Trademark- service, and in customer assets in Schwab's proprietary funds, collectively referred to as the SchwabFunds-Registered Trademark-.

     At December 31, 1997, Schwab's Mutual Fund OneSource service enabled customers to trade 825 mutual funds in 121 fund families without incurring transaction fees. The service allows investors to access multiple mutual fund companies, avoid brokerage transaction fees, and achieve investment diversity among fund families. In addition, investors' record keeping and investment monitoring are simplified through one consolidated statement. Customer assets held by Schwab that have been purchased through the Mutual Fund OneSource service, excluding Schwab's proprietary funds, were $56.6 billion, $39.2 billion and $23.9 billion at the end of 1997, 1996 and 1995, respectively.

     Additionally, customer assets invested in the Mutual Fund Marketplace-Registered Trademark-, excluding the Mutual Fund OneSource service, were
$48.0 billion, $35.4 billion and $26.1 billion at the end of 1997, 1996 and 1995, respectively. Schwab charges a transaction fee on trades placed in the funds included in the Mutual Fund Marketplace (except on trades through the Mutual Fund OneSource service). These fees are recorded as commission revenues.

     The SchwabFunds include money market funds, equity index funds, bond funds, asset allocation funds, and funds that primarily invest in stock, bond and money market funds. Schwab customers may elect to have cash balances in their brokerage accounts automatically invested in certain SchwabFunds money market funds. Customer assets invested in the SchwabFunds were $55.8 billion, $43.1 billion and $31.7 billion at the end of 1997, 1996 and 1995, respectively.

NET INTEREST REVENUE

     Net interest revenue is the difference between interest earned on assets (mainly margin loans to customers and investments) and interest paid on liabilities (mainly customer cash balances). Net interest revenue is affected by changes in the volume and mix of these assets and liabilities, as well as by fluctuations in interest rates.

     Substantially all of the Company's net interest revenue is earned by Schwab. In clearing its customers' trades, Schwab holds cash balances payable to customers. In most cases, Schwab pays its customers interest on cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend funds to customers on a secured basis to purchase qualified securities -- a practice commonly known as "margin lending." Pursuant to Securities and Exchange Commission (SEC) regulations, customer cash balances that are not used for margin lending are segregated into an investment account that is maintained for the exclusive benefit of customers.

     When investing segregated customer cash balances, Schwab must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts, and resale agreements collateralized by qualified securities. Schwab's policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. In each of the last three years, resale agreements accounted for over 70% of Schwab's investments of segregated customer cash balances. The average maturities of Schwab's total investments of segregated customer cash balances were 63 days in 1997, 60 days in 1996 and 48 days in 1995.

     Net interest revenue was $354 million in 1997, compared to $255 million in 1996 and $211 million in 1995, as shown in the following table (in millions):


--------------------------------------------------------------------------------
                                                      1997      1996      1995
--------------------------------------------------------------------------------

INTEREST REVENUE
Margin loans to customers                             $489      $339      $264
Investments, customer-related                          376       313       283
Other                                                   35        29        21
--------------------------------------------------------------------------------
Total                                                  900       681       568
--------------------------------------------------------------------------------
INTEREST EXPENSE
Customer cash balances                                 481       368       321
Stock-lending activities                                37        25        15
Borrowings                                              20        18        12
Other                                                    8        15         9
--------------------------------------------------------------------------------
Total                                                  546       426       357
--------------------------------------------------------------------------------
Net interest revenue                                  $354      $255      $211
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The Company's interest-earning assets are financed primarily by interest-bearing customer cash balances. Other funding sources include noninterest-bearing customer cash balances, proceeds from stock-lending activities, borrowings, and stockholders' equity. Customer-related daily average balances, interest rates, and average net interest margin are summarized as follows (dollars in millions):


--------------------------------------------------------------------------------
                                                      1997      1996      1995
--------------------------------------------------------------------------------

INTEREST-EARNING ASSETS (CUSTOMER-RELATED):
Investments:
  Average balance outstanding                      $ 6,990    $5,883    $4,815
  Average interest rate                               5.38%     5.32%     5.88%
Margin loans to customers:
  Average balance outstanding                      $ 6,367    $4,482    $3,221
  Average interest rate                               7.68%     7.57%     8.20%
Average yield on interest-earning assets              6.48%     6.29%     6.81%
FUNDING SOURCES (CUSTOMER-RELATED AND OTHER):
Interest-bearing customer cash balances:
  Average balance outstanding                      $10,661    $8,377    $6,553
  Average interest rate                               4.51%     4.40%     4.90%
Other interest-bearing sources:
  Average balance outstanding                      $ 1,122    $  775    $  457
  Average interest rate                               4.44%     4.37%     4.54%
Average noninterest-bearing portion                $ 1,574    $1,213    $1,026
Average interest rate on funding sources              3.97%     3.88%     4.26%
SUMMARY:
  Average yield on interest-earning assets            6.48%     6.29%     6.81%
  Average interest rate on funding sources            3.97%     3.88%     4.26%
--------------------------------------------------------------------------------
Average net interest margin                           2.51%     2.41%     2.55%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     The increases in net interest revenue from 1995 to 1997 were primarily due to higher levels of average earning assets.

     Since the Company establishes the rates paid on customer cash balances and charged on margin loans, a substantial portion of its net interest margin is managed by the Company. However, the margin is highly influenced by external factors such as the interest rate environment and competition. As interest rates in general were higher in 1997 than in 1996, the Company's average net interest margin increased during 1997. To pay competitive yields to customers in a lower interest rate environment, the Company's average net interest margin declined from 1995 to 1996.

PRINCIPAL TRANSACTIONS

     Principal transaction revenues are primarily comprised of net gains from market-making activities in Nasdaq securities. Factors that influence principal transaction revenues include the volume of customer trades, market price volatility, and changes in regulations, and industry customs and practices as discussed below. As a market maker in Nasdaq and other securities, M&S generally executes customer trades as principal. While substantially all Nasdaq security trades originated by the customers of Schwab are directed to M&S, the majority of M&S' trading volume comes from parties other than Schwab.

     Principal transaction revenues were $258 million in 1997, compared to $257 million in 1996 and $191 million in 1995. Revenues were essentially unchanged from 1996 to 1997 primarily due to greater share volume handled by M&S, substantially offset by lower average revenue per principal transaction (see discussion below). The increase from 1995 to 1996 was primarily due to greater share volume handled by M&S.

     In August 1996, the SEC adopted certain new rules and rule amendments, known as the Order Handling Rules, which have significantly altered the manner in which orders related to both Nasdaq and listed securities are handled. These rules were implemented in phases between January 20, 1997 and October 13, 1997. Additionally, in June 1997, most major U.S. securities markets, including Nasdaq and the NYSE, began quoting and trading securities in increments of one-sixteenth dollar per share instead of one-eighth dollar per share for most securities, and these markets are currently considering further changes to reduce the increments by which securities are priced. Mainly as a result of these regulatory changes and changes in industry customs and practices, average revenue per principal transaction declined during 1997 as compared to 1996. M&S' average revenue per principal transaction declined 42% from the first to the last quarter of 1997, while M&S' share volume increased 55% over the same period. Had M&S' average revenue per principal transaction not decreased in 1997 compared to 1996, M&S' principal transaction revenues would have been $80 million higher in 1997. Since the change to trading securities in increments of one-sixteenth dollar per share was not implemented until June 1997 and the Order Handling Rules were not fully implemented until October 1997, the Company expects M&S' average revenue per principal transaction for 1998 to be materially less than the average during substantially all of 1997. Recent and future regulatory changes, changes in industry customs and practices, and changes in trading systems are expected to continue to result in declines in average revenue per principal transaction, and are expected to have a material adverse impact on M&S' revenues and profit margin.

     See "Commitments and Contingent Liabilities" note in the Notes to Consolidated Financial Statements regarding certain civil litigation relating to various principal transaction activities.

     Revenues relating to Schwab's specialist operations were $21 million in 1997, $14 million in 1996 and $9 million in 1995.

OTHER REVENUES

     Other revenues include retirement plan services fees and other brokerage fees (mainly wire fees and minimum account balance fees). These revenues were $86 million in 1997, compared to $74 million in 1996 and $48 million in 1995. The increases from 1995 to 1997 were primarily due to increased customer activity and an increase in retirement plan balances.

EXPENSES EXCLUDING INTEREST


--------------------------------------------------------------------------------
Expenses Excluding Interest as a Percentage
  of Revenues                                         1997      1996      1995
--------------------------------------------------------------------------------

Compensation and benefits                               42%       41%       42%
Communications                                           8         9         9
Occupancy and equipment                                  7         7         8
Advertising and market development                       6         5         4
Depreciation and amortization                            5         5         5
Commissions, clearance and floor brokerage               4         4         5
Professional services                                    3         3         3
Other                                                    6         5         4
--------------------------------------------------------------------------------
Total                                                   81%       79%       80%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COMPENSATION AND BENEFITS

     Compensation and benefits expense includes salaries and wages, variable compensation, and related employee benefits and taxes. Employees receive variable compensation that is tied to the achievement of specified objectives relating primarily to revenue growth, profit margin and growth in customer assets. Therefore, a significant portion of compensation and benefits expense will fluctuate with these measures.

                                 (CHART OMITTED)

     Compensation and benefits expense was $962 million in 1997, compared to $766 million in 1996 and $594 million in 1995. Increases in compensation and benefits expense between 1995 and 1997 were generally due to a greater number of employees to support the Company's continued growth. The increase from 1995 to 1996 was also due to higher variable compensation resulting from the Company's financial performance. The following table shows a comparison of certain compensation and benefits components and employee data (in thousands):


--------------------------------------------------------------------------------
                                                      1997      1996      1995
--------------------------------------------------------------------------------

Variable compensation as a
  % of compensation and benefits expense               23%       27%       24%
Compensation for temporary employees,
  contractors and overtime hours as a
  % of compensation and benefits expense               14%       11%       12%
Full-time equivalent employees(1)                     12.7      10.4       9.2
Revenues per average full-time equivalent
  employee                                            $198      $190      $185
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes full-time, part-time and temporary employees, and persons employed on a contract basis.

     The Company encourages and provides for employee ownership of the Company's common stock through its profit sharing and employee stock ownership plan, its stock incentive plans and an automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees, and to align the interests of employees with those of stockholders. To further this alignment and in recognition of the Company's financial performance, the Company awarded all non-officer employees a stock option grant in 1997 which totaled options to buy 1,110,000 shares of common stock. The Company also awarded all non-officer employees a stock grant in 1996 which totaled 252,000 shares of common stock.

     At December 31, 1997, directors, management and employees, and their respective families, trusts and foundations, owned, including stock held for employees' benefit in the Company's profit sharing and employee stock ownership plan, approximately 37% of the Company's outstanding common stock. In addition, directors, management and employees held options to purchase common stock in an amount equal to approximately 8% of the Company's outstanding common stock at December 31, 1997.

COMMUNICATIONS

     Communications expense includes telephone, postage, and news and quotation costs. This expense was $183 million in 1997, compared to $165 million in 1996 and $129 million in 1995. The increases from 1995 to 1997 primarily resulted from higher customer transaction volumes, including increased customer use of electronic channels. The increase from 1996 to 1997 was also due to additional leased telephone lines related to online service offerings.

OCCUPANCY AND EQUIPMENT

     Occupancy and equipment expense includes the costs of leasing and maintaining the Company's office space, four regional customer telephone service centers, a primary data center and 272 domestic branch offices. It also includes lease and rental expenses on computer and other equipment.

Occupancy and equipment expense was $154 million in 1997, compared to $130 million in 1996 and $111 million in 1995. This trend reflects the Company's continued growth and expansion, and its commitment to customer service. The Company expanded its office space in 1997 and 1996, its primary data center in 1996, and each of its regional customer telephone service centers in 1995. Schwab opened 40 new branch offices in 1997, 9 in 1996 and 19 in 1995.

ADVERTISING AND MARKET DEVELOPMENT

     Advertising and market development expense includes media, print and direct mail advertising expenses, and related production, printing and postage costs. This expense was $130 million in 1997, compared to $84 million in 1996 and $53 million in 1995. The increases from 1995 to 1997 were primarily a result of the Company's increased media spending relating to campaigns covering Mutual Fund OneSource-Registered Trademark- and online investing services, as well as new product and service offerings. Print and direct mail advertisements were also higher during this period. The Company's role as the official investment firm for the Professional Golf Association Tour also contributed to the increase from 1996 to 1997.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization includes expenses relating to equipment and office facilities, property, goodwill, leasehold improvements and other intangibles. This expense was $125 million in 1997, compared to $98 million in 1996 and $69 million in 1995. The increases from 1995 to 1997 were primarily due to newly acquired data processing and telecommunication equipment which increased the Company's customer service capacity. Amortization expense related to intangible assets was $15 million in 1997, compared to $12 million in 1996 and $14 million in 1995.

COMMISSIONS, CLEARANCE AND FLOOR BROKERAGE

     Commissions, clearance and floor brokerage expense includes fees paid to stock and option exchanges for trade executions, fees paid by M&S to broker-dealers for orders received for execution, and fees paid to clearing entities for trade processing. This expense was $92 million in 1997, compared to $81 million in 1996 and $77 million in 1995. The increases from 1995 to 1997 were due to increases in the trading volume processed by M&S and Schwab.

PROFESSIONAL SERVICES

     Professional services expense includes fees paid to consultants engaged to support product, service and systems development, and legal and accounting fees. This expense was $70 million in 1997, compared to $52 million in 1996 and $41 million in 1995. The increases from 1995 to 1997 were primarily due to higher levels of consulting fees in many areas, including new and expanded products and services, systems development, and capacity expansion.

OTHER EXPENSES

     Other expenses include those relating to travel and entertainment, errors and bad debts, registration fees for employees, and other miscellaneous expenses. None of these specific categories were more than 25% of total other expenses (except for the litigation settlement in 1997 -- see discussion in Financial Overview). These other expenses were $137 million in 1997, compared to $80 million in 1996 and $69 million in 1995. The increase from 1996 to 1997 was primarily due to the $39 million pre-tax charge for the litigation settlement, and higher travel and entertainment expense. The remainder of the increase from 1996 to 1997, and the increase from 1995 to 1996 were primarily due to higher volume-related expenses reflecting the Company's continued growth.

TAXES ON INCOME

     The Company's effective income tax rate was 39.6% in 1997, 40.7% in 1996 and 37.7% in 1995. The effective income tax rate during 1995 was lower than in 1997 and 1996, primarily due to the settlement in 1995 of a U.S. Tax Court case.

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

LIQUIDITY

SCHWAB
     Most of Schwab's assets are liquid, consisting primarily of short-term (i.e., less than 90 days) investment-grade, interest-earning investments (the majority of which are segregated for the exclusive benefit of customers pursuant to regulatory requirements), receivable from customers, and receivable from brokers, dealers and clearing organizations. Customer margin loans are demand loan obligations secured by readily marketable securities. Receivable from and payable to brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle, or can be closed out, within a few business days.

     Liquidity needs relating to customer trading and margin borrowing activities are met primarily through cash balances in customer accounts, which were $12.7 billion, $10.9 billion and $8.4 billion at December 31, 1997, 1996 and 1995, respectively. Earnings from Schwab's operations are the primary source of liquidity for capital expenditures and investments in new services, marketing, and technology. Management believes that customer cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.

     Schwab is subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations prohibit Schwab from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement of $1 million. At December 31, 1997, Schwab had $823 million of net capital (11% of aggregate debit balances), which was $667 million in excess of its minimum required net capital and $434 million in excess of 5% of aggregate debit balances. Schwab has historically targeted net capital to be 10% of its aggregate debit balances, which primarily consist of customer margin loans. To achieve this target, as customer margin loans have grown, a larger portion of cash flows have been retained to support aggregate debit balances.

     To manage Schwab's regulatory capital position, CSC provides Schwab with a $400 million subordinated revolving credit facility maturing in September 1999, of which $315 million was outstanding at December 31, 1997. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 1999. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.

     For use in its brokerage operations, Schwab maintained uncommitted, unsecured bank credit lines totaling $595 million at December 31, 1997. The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments. Schwab used such borrowings for 11 days in 1997, 5 days in 1996 and 9 days in 1995, with the daily amounts borrowed averaging $85 million, $52 million and $24 million, respectively. These lines were unused at December 31, 1997.

     In 1997, Schwab entered into unsecured letter of credit agreements with five banks totaling $450 million to satisfy the margin requirement of customer option transactions with the Options Clearing Corporation. Schwab pays a fee to maintain these letter of credit agreements.

M&S

     M&S' liquidity needs are generally met through earnings generated by its operations. Most of M&S' assets are liquid, consisting primarily of cash and cash equivalents, marketable securities, and receivable from brokers, dealers and clearing organizations.

     M&S' liquidity is affected by the same net capital regulatory requirements as Schwab (see discussion above). At December 31, 1997, M&S had $5 million of net capital (347% of aggregate debit balances), which was $4 million in excess of its minimum required net capital.

     M&S may borrow up to $35 million under a subordinated lending arrangement with CSC. Borrowings under this arrangement qualify as regulatory capital for M&S. This facility was unused in 1997.

CSC

     CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. As discussed above, Schwab and M&S are subject to regulatory requirements that may restrict them from certain transactions with CSC. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs and maintaining Schwab's and M&S' net capital.

     CSC has liquidity needs that arise from its issued and outstanding
$361 million Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, common stock repurchases, and acquisitions. The Medium-Term Notes have maturities ranging from 1998 to 2007 and fixed interest rates ranging from 5.67% to 7.72% with interest payable semiannually. The Medium-Term Notes are rated A3 by Moody's Investors Service and A- by Standard & Poor's Ratings Group. The rating by Standard & Poor's was raised to A- from BBB+ in October 1997.

     As of December 31, 1997, CSC had a prospectus supplement on file with the SEC enabling CSC to issue up to $196 million in Senior or Senior Subordinated Medium-Term Notes, Series A. At December 31, 1997, $85 million of these notes remained unissued.

     CSC may borrow under its $350 million committed, unsecured credit facility with a group of 11 banks through June 1998. The funds are available for general corporate purposes for which CSC pays a commitment fee on the unused balance. The terms of this facility require CSC to maintain minimum levels of stockholders' equity, and Schwab and M&S to maintain specified levels of net capital, as defined. The Company believes that these restrictions will not have a material effect on its ability to meet future dividend or funding requirements. This facility was unused in 1997.

CASH FLOWS AND CAPITAL RESOURCES

     Net income plus depreciation and amortization was $395 million during 1997, up 19% from $332 million in 1996, allowing the Company to finance the majority of its growth with internally generated funds. Depreciation and amortization expense related to equipment, office facilities and property was $110 million in 1997 and $86 million in 1996. Amortization expense related to intangible assets was $15 million in 1997 and $12 million in 1996.

                                 (CHART OMITTED)

     The Company's capital expenditures were $139 million in 1997 and $160 million in 1996, or 6% and 9% of revenues, respectively. Capital expenditures in 1997 were for equipment relating to continued enhancements of its data processing and telecommunications systems, as well as leasehold improvements and additional office facilities to support the Company's growth. In addition, the Company opened 40 new branch offices during 1997, compared to 9 branch offices opened in 1996.

     As has been the case in recent years, capital expenditures will vary from period to period as business conditions change. While management retains substantial flexibility to adjust capital expenditures as necessary, in general the level of future expenditures will be influenced by the rate of growth in customer assets and trading activities, staffing and facilities requirements, and availability of relevant technology to support innovation in products and services. Management currently anticipates that 1998 capital expenditures will be approximately $190 million. These planned expenditures include $110 million related to technology and $80 million for facilities expansion and improvements.

     During 1997, the Company:

     -    Issued $111 million and repaid $28 million of Medium-Term Notes;
     -    Paid common stock dividends of $37 million;
     -    Repurchased 820,000 shares of its common stock for $18 million.

     The Company monitors both the relative composition and absolute level of its capital structure. The Company's total financial capital (borrowings plus stockholders' equity) at December 31, 1997 was $1,506 million, up $368 million, or 32%, from a year ago. At December 31, 1997, the Company had borrowings of $361 million, or 24% of total financial capital, that bear interest at a weighted-average rate of 6.65%. At December 31, 1997, the Company's stockholders' equity was $1,145 million, or 76% of total financial capital. Management currently anticipates that borrowings will remain below 30% of total financial capital.

SHARE REPURCHASES

     The Company repurchased 820,000 shares of its common stock for $18 million in 1997, 1,621,500 shares for $28 million in 1996 and 1,310,700 shares for $17 million in 1995. Since the inception of the repurchase plan in 1988, the Company has repurchased 40,107,300 shares of its common stock for $164 million. At December 31, 1997, authorization granted by the Company's Board of Directors allows for future repurchases of 4,986,500 shares. The Company will continue to monitor opportunities to repurchase common stock in cases where the Company believes stockholder value would be enhanced. In considering opportunities to repurchase stock, the Company takes into account the dilutive effects of stock option exercises and stock grants.

DIVIDEND POLICY

     As a result of the Company's continued earnings growth, the Board of Directors increased the quarterly dividend 20% to $.040 per share in 1997. Since the initial dividend in 1989, the Company has paid 35 consecutive quarterly dividends and has increased the dividend 10 times. Since 1989, dividends have increased by a 41% compounded annual growth rate. The Company paid common stock dividends of $.139 per share in 1997, $.120 per share in 1996 and $.094 per share in 1995. While the payment and amount of dividends are at the discretion of the Company's Board of Directors, the Company has historically targeted its cash dividend at approximately 10% of net income plus depreciation and amortization.

                                 (CHART OMITTED)

YEAR 2000

     Many existing computer programs use only two digits to identify a specific year and therefore may not accurately recognize the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. Due to the Company's dependence on computer technology to operate its business, and the dependence of the financial services industry on computer technology, the nature and impact of Year 2000 processing failures on the Company's business could be material. The Company is currently modifying its computer systems in order to enable its systems to process data and transactions incorporating year 2000 dates without material errors or interruptions. The Company's Year 2000 compliance project began in 1996. The Company plans to have its significant systems modified by the end of 1998. The Company's progress under its comprehensive Year 2000 compliance plan is reviewed and monitored by senior management.

     The success of the Company's plan depends in part on parallel efforts being undertaken by other entities with which the Company's systems interact and therefore, the Company is taking steps to determine the status of these other entities' Year 2000 compliance. The Company's plan may also be affected by regulatory changes, changes in industry customs and practices, and changes in trading systems that would require other significant systems modifications, such as the potential shift of securities pricing from fractions to decimals and proposed order audit trail requirements. The Company's plan includes participation in industry-wide testing, and the Company is communicating its concerns regarding the timely compliance of all securities market participants to others with whom it does business, regulators, and industry groups. Additionally, the Company is formulating contingency plans to be implemented in the event that any other entity with which the Company's systems interact, or the Company itself, fails to achieve timely and adequate Year 2000 compliance.

     The Company currently estimates that it will cost approximately $35 million to $45 million to modify its core brokerage computer systems to be Year 2000 compliant. These expenditures will consist primarily of compensation for information technology employees and contractors dedicated to this project and related hardware and software costs. This estimate excludes the time that may be spent by management and administrative staff in guiding and assisting the information technology effort described above or for bringing systems other than core brokerage computer systems into Year 2000 compliance. The Company expects to fund all Year 2000 related costs through operating cash flows. These costs are not expected to result in increased information technology expenditures because they will be funded through a reallocation of the Company's overall development spending. In accordance with generally accepted accounting principles, Year 2000 expenditures will be recognized as incurred.

MARKET RISK

     The Company adopted SEC Release No. 33-7386, issued in 1997, which requires qualitative disclosures of market risk exposure and management of that exposure, and quantitative disclosures of the magnitude of market risk. See "Financial Instruments with Off-Balance-Sheet and Credit Risk" note in the Notes to Consolidated Financial Statements for additional information regarding financial instruments discussed below.

FINANCIAL INSTRUMENTS HELD FOR TRADING PURPOSES

     The Company held government securities with a fair value of approximately $5 million at December 31, 1997. These securities, and the associated interest rate risk, are not material to the Company's financial position, results of operations or cash flows.

     Through Schwab and M&S, the Company maintains inventories in exchange-listed and Nasdaq securities on both a long and short basis. The fair value of these securities at December 31, 1997, was $52 million in long positions and $28 million in short positions. The potential loss in fair value, using a hypothetical 10% decline in prices, is estimated to be approximately $3 million due to the offset of losses in long positions with gains in short positions. In addition, the Company generally enters into exchange-traded option contracts to hedge against potential losses in inventory positions, thus reducing this potential loss exposure. This hypothetical 10% decline in prices would not be material to the Company's financial position, results of operations or cash flows. The notional amount of option contracts was not material to the Company's consolidated balance sheet at December 31, 1997.

FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

     For its working capital and reserves required to be segregated under federal or other regulations, the Company invests in money market funds, resale agreements, certificates of deposit, and commercial paper. Money market funds do not have maturity dates and do not present a material market risk. The other financial instruments, as shown in the following table, are fixed rate investments with short maturities and do not present a material interest rate risk (dollars in millions):


                                                   Principal amount       Fair
                                                   by maturity date      value
December 31,                                      1998     Thereafter     1997
--------------------------------------------------------------------------------

Resale agreements (1)                           $5,107                  $5,107
  Weighted-average interest rate                 5.72%
Certificates of deposit                         $1,499                  $1,499
  Weighted-average interest rate                 5.73%
Commercial paper                                $  221                  $  221
  Weighted-average interest rate                 6.42%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) Includes resale agreements of $4,707 million included in cash and investments required to be segregated under federal or other regulations and $400 million included in cash and cash equivalents.

     At December 31, 1997, CSC had $361 million aggregate principal amount of Medium-Term Notes, with fixed interest rates. The Company has no cash flow exposure regarding these Medium-Term Notes due to the fixed rate of interest. The fair value of these Medium-Term Notes at December 31, 1997, based on estimates of market rates for debt with similar terms and remaining maturities, approximated their carrying amount. The table below presents the principal amount of these Medium-Term Notes by year of maturity (dollars in millions):


Year Ended
  December 31,       1998      1999      2000      2001      2002   Thereafter
--------------------------------------------------------------------------------

Fixed rate            $40       $40       $48       $39       $40         $154
Weighted-average
  interest rate       6.1%      6.8%      6.3%      7.0%      7.0%         6.7%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The Company maintains investments in mutual funds, approximately
$32 million at December 31, 1997, to fund obligations under its deferred compensation plan. These investments match the Company's obligation under its deferred compensation plan, net of the income tax benefit. Any decrease in the fair value of these investments would result in a comparable decrease in the deferred compensation plan obligation and would not affect the Company's financial position, results of operations or cash flows.

LOOKING AHEAD

     Management expects financial services to remain intensely competitive during 1998, as the industry's financial success and a continued trend of consolidation have attracted new competitors and strengthened existing ones. The Company believes that it possesses a number of competitive advantages that will enable it to pursue its strategy of attracting and retaining customer assets. As described more fully in the Description of Business section above, these competitive advantages include: a nationally recognized brand, a broad line of products and services offered at prices that management believes represent superior value, multi-channel delivery systems, and the commitment and skills necessary to invest in technology intended to empower customers and reduce costs. Additionally, the Company's significant level of employee ownership aligns the interests of management with those of stockholders.

     While fundamentally cyclical financial markets may adversely impact the Company's financial results, management believes that the above competitive advantages, combined with recent trends affecting the characteristics and behavior of individual investors, will enable the firm to pursue its objective of long-term profitable growth. These trends include the advent of a new generation of investors who are currently entering their peak savings years, as well as the increased desire of many individuals to assume greater control over their financial affairs.

     Capitalizing on and strengthening the Company's competitive advantages requires significant operating expense outlays and capital expenditures. Management believes that these ongoing investments are critical to increasing the Company's market share and achieving its long-term financial objectives, which include annual growth in revenues of 20%, an after-tax profit margin of 10%, and a return on stockholders' equity of 20%.

THE CHARLES SCHWAB CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Year Ended December 31,                                                                  1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------

REVENUES
Commissions                                                                          $1,174,023     $  954,129     $  750,896
Mutual fund service fees                                                                427,673        311,067        218,784
Interest revenue, net of interest expense of $546,483 in 1997,
 $425,872 in 1996 and $357,223 in 1995                                                  353,552        254,988        210,897
Principal transactions                                                                  257,985        256,902        191,392
Other                                                                                    85,517         73,836         47,934
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                 2,298,750      1,850,922      1,419,903
-----------------------------------------------------------------------------------------------------------------------------

EXPENSES EXCLUDING INTEREST
Compensation and benefits                                                               961,824        766,377        594,105
Communications                                                                          182,739        164,756        128,554
Occupancy and equipment                                                                 154,181        130,494        110,977
Advertising and market development                                                      129,550         83,987         52,772
Depreciation and amortization                                                           124,682         98,342         68,793
Commissions, clearance and floor brokerage                                               91,933         80,674         77,061
Professional services                                                                    69,583         52,055         41,304
Other                                                                                   137,011         80,174         69,233
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                 1,851,503      1,456,859      1,142,799
-----------------------------------------------------------------------------------------------------------------------------

Income before taxes on income                                                           447,247        394,063        277,104
Taxes on income                                                                         176,970        160,260        104,500
-----------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                           $  270,277     $  233,803     $  172,604
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Weighted-average number of common
shares outstanding (1, 2)                                                               272,575        269,101        267,714
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE (1)
  Basic                                                                              $     1.03     $      .90     $      .67
  Diluted                                                                            $      .99     $      .87     $      .64
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

DIVIDENDS DECLARED PER COMMON SHARE (1)                                              $     .139     $     .120     $     .094
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


(1) Reflects the September 1997 three-for-two common stock split.
(2) Amounts shown are used to calculate diluted earnings per share.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

THE CHARLES SCHWAB CORPORATION
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


December 31,                                                                                            1997           1996
-----------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                                                          $   797,447    $   633,317
Cash and investments required to be segregated under federal or other regulations
 (including resale agreements of $4,707,187 in 1997
and $6,069,930 in 1996)                                                                              6,774,024      7,235,971
Receivable from brokers, dealers and clearing organizations                                            267,070        230,943
Receivable from customers -- net                                                                     7,751,513      5,012,815
Securities owned -- at market value                                                                    282,569        127,866
Equipment, office facilities and property -- net                                                       342,273        315,376
Intangible assets -- net                                                                                55,854         68,922
Other assets                                                                                           210,957        153,558
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                              $16,481,707    $13,778,768
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Drafts payable                                                                                     $   268,644    $   225,136
Payable to brokers, dealers and clearing organizations                                               1,122,663        877,742
Payable to customers                                                                                13,106,202     11,176,836
Accrued expenses and other liabilities                                                                 478,032        360,683
Borrowings                                                                                             361,049        283,816
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                   15,336,590     12,924,213
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
  Preferred stock -- 9,940 shares authorized; $.01 par value per share;
    none issued
  Common stock --  500,000 shares authorized; $.01 par value per share;
    267,689 shares issued in 1997 and 1996 *                                                             2,677          1,785
  Additional paid-in capital                                                                           241,422        200,857
  Retained earnings                                                                                    955,496        723,085
  Treasury stock -- 1,753 shares in 1997 and 5,087
    shares in 1996, at cost *                                                                          (35,401)       (60,277)
  Unearned ESOP shares                                                                                  (2,769)        (5,517)
  Unamortized restricted stock compensation                                                            (17,228)        (8,658)
  Foreign currency translation adjustment                                                                  920          3,280
-----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                           1,145,117        854,555
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                              $16,481,707    $13,778,768
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



* Reflects the September 1997 three-for-two common stock split.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

THE CHARLES SCHWAB CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(IN THOUSANDS)


December 31,                                                                               1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                          $   270,277    $   233,803    $   172,604
  Noncash items included in net income:
    Depreciation and amortization                                                       124,682         98,342         68,793
    Compensation payable in common stock                                                 24,385         26,693          3,307
    Deferred income taxes                                                               (29,074)        (5,214)        (6,975)
    Other                                                                                 3,047          4,526            302
Change in securities owned -- at market value                                          (154,699)       (14,344)       (53,297)
Change in other assets                                                                  (25,934)        (2,396)       (39,610)
Change in accrued expenses and other liabilities                                        153,234         48,964        141,431
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided before change in customer- related balances                           365,918        390,374        286,555
-----------------------------------------------------------------------------------------------------------------------------

Change in customer-related balances (excluding
 the effects of businesses acquired):
  Cash and investments required to be segregated under
   federal or other regulations                                                         456,662     (1,796,722)    (1,157,717)
  Receivable from brokers, dealers and clearing organizations                           (37,449)       (81,517)       (15,908)
  Receivable from customers                                                          (2,741,796)    (1,066,802)    (1,011,008)
  Drafts payable                                                                         43,908         11,069         89,909
  Payable to brokers, dealers and clearing organizations                                245,327        292,699        285,363
  Payable to customers                                                                1,935,507      2,608,577      1,775,434
-----------------------------------------------------------------------------------------------------------------------------
Net change in customer-related balances                                                 (97,841)       (32,696)       (33,927)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                               268,077        357,678        252,628
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment, office facilities and property -- net                           (139,416)      (159,812)      (165,630)
Cash payments for businesses acquired, net of cash received                              (1,200)        (4,709)       (68,244)
Purchase of life insurance policies                                                                                   (39,628)
-----------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                  (140,616)      (164,521)      (273,502)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings                                                                111,000         64,000         70,000
Repayment of borrowings                                                                 (33,649)       (27,459)        (2,781)
Dividends paid                                                                          (37,091)       (31,495)       (24,249)
Purchase of treasury stock                                                              (18,234)       (28,171)       (17,345)
Proceeds from loans on life insurance policies                                                                         38,297
Proceeds from stock options exercised and other                                          14,530          7,839         11,623
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                         36,556        (15,286)        75,545
-----------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and cash equivalents                                113            450           (706)
-----------------------------------------------------------------------------------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                                   164,130        178,321         53,965
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                          633,317        454,996        401,031
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $   797,447    $   633,317    $   454,996
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

THE CHARLES SCHWAB CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(IN THOUSANDS)


                                                              Common Stock            Additional
                                                          --------------------          Paid-In       Retained       Treasury
                                                          Shares*       Amount          Capital       Earnings         Stock
-----------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994                              256,344         $  595       $166,103       $373,161       $(57,968)
Net income                                                                                             172,604
Dividends declared on common stock                                                                     (24,249)
Purchase of treasury stock                                 (1,311)                                                    (17,345)
Stock options exercised and restricted stock
 compensation awards                                        6,015                        12,809                        24,345
Three-for-two stock split effected in the
 form of a 50% stock dividend                                                297                          (297)
Two-for-one stock split effected in the
 form of a 100% stock dividend                                               893                          (893)
Amortization of restricted stock
 compensation awards
ESOP shares released for allocation                                                       1,390            206
Foreign currency translation adjustment
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                              261,048          1,785        180,302        520,532        (50,968)
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                                                             233,803
Dividends declared on common stock                                                                     (31,495)
Purchase of treasury stock                                 (1,621)                                                    (28,171)
Stock options exercised and restricted stock
 compensation awards                                        3,175                        10,180                        18,862
Amortization of restricted stock
 compensation awards
ESOP shares released for allocation                                                      10,375            245
Foreign currency translation adjustment
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                              262,602          1,785        200,857        723,085        (60,277)
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                                                             270,277
Dividends declared on common stock                                                                     (37,091)
Purchase of treasury stock                                   (820)                                                    (18,234)
Stock options exercised and restricted stock
 compensation awards                                        4,154                        25,830                        43,110
Three-for-two stock split effected in the
 form of a 50% stock dividend                                                892                          (892)
Amortization of restricted stock
 compensation awards
ESOP shares released for allocation                                                      14,735            117
Foreign currency translation adjustment
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                              265,936         $2,677       $241,422       $955,496       $(35,401)
-----------------------------------------------------------------------------------------------------------------------------


                                                                       Unamortized       Foreign
                                                          Unearned     Restricted       Currency
                                                            ESOP          Stock        Translation
                                                           Shares     Compensation     Adjustment       Total
--------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994                             $(10,174)      $ (4,703)                   $  467,014
Net income                                                                                             172,604
Dividends declared on common stock                                                                     (24,249)
Purchase of treasury stock                                                                             (17,345)
Stock options exercised and restricted stock
 compensation awards                                                      (3,511)                       33,643
Three-for-two stock split effected in the
 form of a 50% stock dividend
Two-for-one stock split effected in the
 form of a 100% stock dividend
Amortization of restricted stock
 compensation awards                                                       1,140                         1,140
ESOP shares released for allocation                           777                                        2,373
Foreign currency translation adjustment                                                 $(2,286)        (2,286)
--------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                               (9,397)        (7,074)        (2,286)       632,894
--------------------------------------------------------------------------------------------------------------
Net income                                                                                             233,803
Dividends declared on common stock                                                                     (31,495)
Purchase of treasury stock                                                                             (28,171)
Stock options exercised and restricted stock
 compensation awards                                                      (5,068)                       23,974
Amortization of restricted stock
 compensation awards                                                       3,484                         3,484
ESOP shares released for allocation                         3,880                                       14,500
Foreign currency translation adjustment                                                   5,566          5,566
--------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                               (5,517)        (8,658)         3,280        854,555
--------------------------------------------------------------------------------------------------------------
Net income                                                                                             270,277
Dividends declared on common stock                                                                     (37,091)
Purchase of treasury stock                                                                             (18,234)
Stock options exercised and restricted stock
 compensation awards                                                     (14,179)                       54,761
Three-for-two stock split effected in the
 form of a 50% stock dividend
Amortization of restricted stock
 compensation awards                                                       5,609                         5,609
ESOP shares released for allocation                         2,748                                       17,600
Foreign currency translation adjustment                                                  (2,360)        (2,360)
--------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                             $ (2,769)      $(17,228)       $   920     $1,145,117
-------------------------------------------------------------------------------------------------------------



* Share amounts are presented net of treasury shares and reflect the September 1997 three-for-two common stock split.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         THE CHARLES SCHWAB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Tabular Amounts in Thousands, Except Per Share and Option Price Amounts)

BASIS OF PRESENTATION

     The consolidated financial statements include The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company). CSC is a holding company engaged, through its subsidiaries, in securities brokerage and related financial services. CSC's principal operating subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 272 domestic branch offices in 47 states, as well as a branch in each of the Commonwealth of Puerto Rico and the United Kingdom. Another subsidiary, Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq and other securities, provides trade execution services to broker-dealers, including Schwab, and institutional customers. Other subsidiaries include Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, and Charles Schwab Europe (formerly known as ShareLink), a retail discount securities brokerage firm located in the United Kingdom.

     Certain items in prior years' financial statements have been reclassified to conform to the 1997 presentation. All material intercompany balances and transactions have been eliminated.

SIGNIFICANT ACCOUNTING POLICIES

SECURITIES TRANSACTIONS: Customers' securities transactions are recorded on a settlement date basis with related commission revenues and expenses recorded on a trade date basis. Principal transactions are recorded on a trade date basis.

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

COSTS associated with internally developed software, and the acquisition of new customer accounts are expensed as incurred.

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

RECEIVABLE FROM CUSTOMERS that remain unsecured or partially secured for more than 30 days are substantially reserved for, and are stated net of allowance for doubtful accounts of $8 million and $6 million at December 31, 1997 and 1996, respectively.

EQUIPMENT, OFFICE FACILITIES AND PROPERTY: Equipment and office facilities are depreciated on a straight-line basis over the estimated useful life of the asset of three to seven years. Buildings are depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the life of the lease. Equipment, office facilities and property are stated at cost net of accumulated depreciation and amortization of $366 million and $270 million at December 31, 1997 and 1996, respectively.

INTANGIBLE ASSETS, including goodwill and customer lists, are amortized on a straight-line basis over three to fifteen years. Intangible assets are stated at cost net of accumulated amortization of $186 million and $175 million at December 31, 1997 and 1996, respectively.

FOREIGN CURRENCY TRANSLATION: Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date, while revenues and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as a separate component of stockholders' equity.

DERIVATIVES: The Company's derivatives activities were limited to exchange-traded option contracts to reduce market risk on inventories in Nasdaq and exchange-listed securities. The notional amount of such derivatives was not material to the Company's consolidated balance sheets at December 31, 1997 and 1996.

INCOME TAXES: The Company files a consolidated U.S. federal income tax return and uses the asset and liability method in providing for income tax expense. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes, using currently enacted tax law.

COMMON STOCK SPLIT: Share and per share information presented in the financial statements and related notes have been restated to reflect the September 1997 three-for-two common stock split, effected in the form of a 50% stock dividend.

CASH FLOWS: For purposes of reporting cash flows, the Company considers all highly liquid investments (including resale agreements) with original maturities of three months or less that are not required to be segregated under federal or other regulations to be cash equivalents.

NEW ACCOUNTING STANDARDS: Statement of Financial Accounting Standards (SFAS) No. 125 -- Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was adopted by the Company in 1997, except for certain financial assets for which the effective date has been delayed until 1998 by SFAS No. 127 -- Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities, and its adoption did not have an effect on the Company's financial position, results of operations, earnings per share or cash flows. The adoption of SFAS No. 127 will not have an effect on the Company's financial position, results of operations, earnings per share or cash flows.

     SFAS No. 130 -- Reporting Comprehensive Income, and SFAS No. 131 -- Disclosures about Segments of an Enterprise and Related Information, were issued in 1997 and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income, which includes net income and changes in equity except those resulting from investments by, or distributions to, stockholders. SFAS
No. 131 establishes standards for disclosures related to business operating segments. The adoption of these standards will not have an effect on the Company's financial position, results of operations, earnings per share or cash flows, but will impact financial statement disclosure.

ACQUISITIONS

     During 1995, the Company completed several acquisitions. The largest acquisition was Charles Schwab Europe for $60 million, net of cash received. Because the acquisitions were accounted for using the purchase method of accounting, the operating results of the acquired companies are included in the consolidated results of the Company since the respective dates of acquisitions. The historical results of the acquired companies are not included in periods prior to such acquisitions. During 1997 and 1996, the Company made additional payments relating to a 1995 acquisition.

SECURITIES OWNED

     Securities owned are recorded at market value and consist of the following:


December 31,                                                 1997         1996
--------------------------------------------------------------------------------

SchwabFunds-Registered Trademark- money market funds     $161,175     $ 50,405
Equity and bond mutual funds                               63,504       38,305
Equity and other securities                                57,890       39,156
--------------------------------------------------------------------------------
Total securities owned                                   $282,569     $127,866
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The Company's positions in SchwabFunds money market funds arise from certain overnight funding of customers' redemption and check-writing activities. Equity and bond mutual funds include investments made by the Company to fund obligations under its deferred compensation plan. Equity and other securities include M&S' inventories in Nasdaq securities and Schwab's inventories in exchange-listed securities relating to its specialist operations.

     Securities sold, but not yet purchased of $28 million and $24 million at December 31, 1997 and 1996, respectively, consist of equity and other securities, and are recorded at market value in accrued expenses and other liabilities.

PAYABLE TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

     Payable to brokers, dealers and clearing organizations consist primarily of securities loaned of $998 million and $776 million at December 31, 1997 and 1996, respectively. Securities loaned are recorded at the amount of cash collateral received. The market value of securities pledged under securities lending transactions approximated amounts due.

PAYABLE TO CUSTOMERS

     The principal source of funding for Schwab's margin lending is cash balances in customer accounts. At December 31, 1997, Schwab was paying interest at 4.7% on $11,161 million of cash balances in customer brokerage accounts, which were included in payable to customers. At December 31, 1996, Schwab was paying interest at 4.5% on $9,392 million of such cash balances.

BORROWINGS

     Borrowings consist of the following:


December 31,                                                 1997         1996
--------------------------------------------------------------------------------

Medium-Term Notes                                        $361,000     $278,000
Other                                                          49        5,816
--------------------------------------------------------------------------------
Total borrowings                                         $361,049     $283,816
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     At December 31, 1997, CSC had $361 million aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes) outstanding, with fixed interest rates ranging from 5.67% to 7.72% and maturities ranging from 1998 to 2007 as follows:


--------------------------------------------------------------------------------

1998                                                                  $ 40,000
1999                                                                    40,000
2000                                                                    48,000
2001                                                                    39,000
2002                                                                    40,000
Thereafter                                                             154,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     The Medium-Term Notes carry a weighted-average interest rate of 6.65%. The fair value of the Medium-Term Notes at December 31, 1997 and 1996, based on estimates of market rates for debt with similar terms and remaining maturities, approximated their carrying amounts.

     As of December 31, 1997, CSC had a prospectus supplement on file with the Securities and Exchange Commission (SEC) enabling CSC to issue up to $196 million in Senior or Senior Subordinated Medium-Term Notes, Series A. At December 31, 1997, $85 million of these notes remained unissued.

     CSC may borrow under its $350 million committed, unsecured credit facility with a group of 11 banks through June 1998. The funds are available for general corporate purposes for which CSC pays a commitment fee on the unused balance. The terms of this facility require CSC to maintain minimum levels of stockholders' equity and Schwab and M&S to maintain specified levels of net capital, as defined. This facility was unused in 1997.

     For use in its brokerage operations, Schwab maintained uncommitted, unsecured bank credit lines totaling $595 million and $495 million at December 31, 1997 and 1996, respectively. There were no borrowings outstanding under these lines at December 31, 1997 and 1996. In 1997, Schwab entered into unsecured letter of credit agreements with five banks totaling $450 million to satisfy the margin requirement of customer option transactions with the Options Clearing Corporation. Schwab pays a fee to maintain these letter of credit agreements.

TAXES ON INCOME

     Income tax expense is as follows:


Year Ended December 31,                           1997       1996         1995
--------------------------------------------------------------------------------

Current:
  Federal                                     $179,110   $138,990     $ 96,742
  State                                         26,934     26,484       14,733
--------------------------------------------------------------------------------
    Total current                              206,044    165,474      111,475
--------------------------------------------------------------------------------
Deferred:
  Federal                                      (26,484)    (4,881)      (6,818)
  State                                         (2,590)      (333)        (157)
--------------------------------------------------------------------------------
    Total deferred                             (29,074)    (5,214)      (6,975)
--------------------------------------------------------------------------------
Total taxes on income                         $176,970   $160,260     $104,500
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


  The above amounts do not include the tax benefit from the exercise of stock options and the vesting of restricted stock awards, which for accounting purposes is credited directly to additional paid-in capital. Such tax benefits reduced income taxes paid by $34 million in 1997, $15 million in 1996 and $22 million in 1995.
  The temporary differences which created deferred tax assets and liabilities, included in other assets, and accrued expenses and other liabilities, are detailed below:


December 31,                                                 1997         1996
--------------------------------------------------------------------------------

Deferred Tax Assets:
  Reserves and allowances                                 $33,456      $12,733
  Deferred compensation                                    33,142       19,872
  Depreciation and amortization                               735          934
--------------------------------------------------------------------------------
    Total deferred assets                                  67,333       33,539
--------------------------------------------------------------------------------
Deferred Tax Liabilities:
  State and local taxes                                    (2,622)        (923)
  Asset valuation differences                              (1,101)      (3,289)
  Other                                                    (4,479)         816
--------------------------------------------------------------------------------
    Total deferred liabilities                             (8,202)      (3,396)
--------------------------------------------------------------------------------
Net deferred tax asset                                    $59,131      $30,143
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     The Company determined that no valuation allowance against deferred tax assets at December 31, 1997 and 1996 was necessary.

     The effective income tax rate differs from the amount computed by applying the federal statutory income tax rate as follows:


Year Ended December 31,                           1997       1996         1995
--------------------------------------------------------------------------------

Federal statutory income tax rate                 35.0%      35.0%        35.0%
State income taxes, net of
  federal tax benefit                              3.5        4.3          3.4
Other                                              1.1        1.4          (.7)
--------------------------------------------------------------------------------
Effective income tax rate                         39.6%      40.7%        37.7%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


STOCK OPTIONS AND RESTRICTED STOCK AWARDS

     The Company's stock incentive plans provide for granting options to employees, officers and directors, and restricted stock awards to employees and officers.

     In 1997, the Board of Directors approved a new stock incentive plan for granting options and restricted stock awards to non-officer employees. In January 1998, the Company granted over one million options under this plan to non-officer employees employed as of December 31, 1997. The Company expects to grant such options annually with the size of the grant based on Company and individual performance.

     Options are granted for the purchase of shares of common stock at not less than market value on the date of grant, and expire within either eight or ten years from the date of grant. Options generally vest over a four-year period from the date of grant. A summary of option activity follows:


                                                     1997                          1996                        1995
                                          -------------------------     -------------------------     -----------------------
                                                          Weighted-                     Weighted-                   Weighted-
                                                           Average                       Average                     Average
                                            Number        Exercise        Number        Exercise        Number      Exercise
                                          of Options        Price       of Options        Price       of Options      Price
-----------------------------------------------------------------------------------------------------------------------------

Outstanding at beginning of year            21,572        $  7.57         23,164        $  6.20         26,127        $  3.72
    Granted                                  4,033        $ 30.03          2,137        $ 16.83          3,943        $ 15.96
    Exercised                               (3,474)       $  4.20         (2,838)       $  2.64         (5,788)       $  1.97
    Canceled                                  (417)       $ 13.16           (891)       $  9.75         (1,118)       $  4.58
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                  21,714        $ 12.17         21,572        $  7.57         23,164        $  6.20
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                  13,357        $  6.29         13,871        $  4.66         10,559        $  3.05
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Available for future grant at
  end of year                               15,981                         4,422                         5,902
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of
  options granted during the year          $ 13.31                       $  7.36                       $  7.14
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


     The fair value of each option granted is estimated as of the grant date using the Black-Scholes option-pricing model with the following assumptions:


                                                  1997       1996         1995
--------------------------------------------------------------------------------

Dividend yield                                     .75%       .75%         .75%
Expected volatility                                 44%        44%          44%
Risk-free interest rate                            6.2%       6.0%         6.0%
Expected life (in years)                             5          5            5
--------------------------------------------------------------------------------


     The following table summarizes information about options outstanding and exercisable:


December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------
                                                     Options Outstanding                              Options Exercisable
                                     --------------------------------------------------          ----------------------------
                                                           Weighted-
                                                            Average           Weighted-                              Weighted-
                                                           Remaining           Average                                Average
 Range of                              Number             Contractual         Exercise             Number            Exercise
 Exercise Prices                     of Options         Life (in years)         Price            of Options            Price
-----------------------------------------------------------------------------------------------------------------------------

$ 1.00 to $ 5.00                        7,111                 2.5             $  2.81               7,111             $  2.81
$ 5.01 to $17.00                        7,549                 6.7             $  9.45               4,942             $  8.35
$17.01 to $43.00                        7,054                 8.8             $ 24.53               1,304             $ 17.46
-----------------------------------------------------------------------------------------------------------------------------
$ 1.00 to $43.00                       21,714                 6.0             $ 12.17              13,357             $  6.29
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


     The Company applies Accounting Principles Board Opinion No. 25 -- Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the Company's options. Had compensation expense for the Company's options been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 -- Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts presented below:


Year Ended December 31,                           1997       1996         1995
--------------------------------------------------------------------------------

Net Income:    As reported                    $270,277   $233,803     $172,604
               Pro forma                      $255,850   $227,401     $168,296
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Basic Earnings
  Per Share:   As reported                    $   1.03   $    .90     $    .67
               Pro forma                      $    .97   $    .87     $    .65
Diluted Earnings
  Per Share:   As reported                    $    .99   $    .87     $    .64
               Pro forma                      $    .94   $    .85     $    .63
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The pro forma effects on net income may not be representative of the pro forma effects on net income in future years because SFAS No. 123 is applicable only to options granted after December 31, 1994. The pro forma effect will not be fully reflected until 1999.

     Restricted stock awards are restricted from sale, and some vest based upon the Company achieving certain financial measures. The market value of shares associated with the restricted stock awards is recorded as unamortized restricted stock compensation and is amortized to compensation expense over the vesting periods, generally four years.

EMPLOYEE BENEFIT PLANS

     The Company has a profit sharing and employee stock ownership plan (Profit Sharing Plan), including a 401(k) salary deferral component, for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense was $44 million in 1997, $36 million in 1996 and $32 million in 1995.

     In January 1993, the Profit Sharing Plan borrowed $15 million from the Company to purchase over 3 million shares of the Company's common stock. The note receivable from the Profit Sharing Plan had a balance of $2 million and $5 million at December 31, 1997 and 1996, respectively, bears interest at 7.9% and is due in annual installments through 2007. As the note is repaid, shares are released for allocation to eligible employees based on the proportion of debt service paid during the year. In accordance with Statement of Position
No. 93-6 -- Employers' Accounting for Employee Stock Ownership Plans (the Statement), the Company recognizes as compensation and benefits expense the fair value of shares released for allocation to employees through the employee stock ownership plan (ESOP). Only released ESOP shares are considered outstanding for basic and diluted earnings per share computations. Dividends on allocated shares and unallocated shares are charged to retained earnings and compensation and benefits expense, respectively. Compensation and benefits expense related to shares released for allocation through the ESOP loan repayments was $17 million in 1997, $14 million in 1996 and $2 million in 1995. The increase from 1995 to 1997 was primarily due to higher employer ESOP contributions. The unallocated shares are recorded as unearned ESOP shares on the consolidated balance sheet. Under the "grandfather" provisions of the Statement, the Company did not apply the Statement to shares purchased by the ESOP prior to 1993.

     The ESOP share information is as follows:


December 31,                                                 1997         1996
--------------------------------------------------------------------------------

Allocated shares:
  Purchased prior to 1993                                  12,640       15,358
  Purchased in 1993 and after                               2,949        1,220
Shares released for allocation:
  Purchased in 1993 and after                                 681        1,729
Unreleased shares:
  Purchased in 1993 and after                                 597        1,196
--------------------------------------------------------------------------------
Total ESOP shares                                          16,867       19,503
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Fair value of unreleased shares                           $25,020      $25,510
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     The Company is the beneficiary of a life insurance program covering the majority of its employees. Under the program, the cash surrender value of insurance policies is recorded net of policy loans in other assets. At December 31, 1997 and 1996, policy loans with an interest rate of 8.0% totaled $81 million.

EARNINGS PER SHARE

     The Company adopted SFAS No. 128 -- Earnings Per Share in 1997. This standard replaced previous earnings per share (EPS) reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential reduction in EPS that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Earnings per share under the basic and diluted computations are as follows:


Year Ended December 31,                           1997       1996         1995
--------------------------------------------------------------------------------

Net Income                                    $270,277   $233,803     $172,604
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Basic Shares:
  Weighted-average common
  shares outstanding                           262,545    259,909      257,696
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Diluted Shares:
  Weighted-average common
  shares outstanding                           262,545    259,909      257,696
  Common stock equivalent shares
  related to stock incentive plans              10,030      9,192       10,018
--------------------------------------------------------------------------------
  Diluted weighted-average
  common shares outstanding                    272,575    269,101      267,714
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Basic earnings per share                      $   1.03   $    .90     $    .67
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Diluted earnings per share                    $    .99   $    .87     $    .64
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



REGULATORY REQUIREMENTS

     Schwab and M&S are subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the Rule) and each compute net capital under the alternative method permitted by this Rule, which requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from customer transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and M&S is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 1997, Schwab's net capital was $823 million (11% of aggregate debit balances), which was $667 million in excess of its minimum required net capital and $434 million in excess of 5% of aggregate debit balances. At December 31, 1997, M&S' net capital was $5 million (347% of aggregate debit balances), which was $4 million in excess of its minimum required net capital.

     Schwab and Charles Schwab Europe had portions of their cash and investments segregated for the exclusive benefit of customers at December 31, 1997, in accordance with applicable regulations. M&S had no such cash reserve requirement at December 31, 1997.

COMMITMENTS AND CONTINGENT LIABILITIES

     The Company has noncancelable operating leases for office space and equipment. Future minimum rental commitments under these leases at December 31, 1997 are as follows:


--------------------------------------------------------------------------------
1998                                                                  $ 77,556
1999                                                                    75,529
2000                                                                    63,709
2001                                                                    58,938
2002                                                                    66,515
Thereafter                                                             335,939
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $104 million in 1997, $92 million in 1996 and $79 million in 1995.

     On December 24, 1997, M&S and 30 of the 31 other remaining defendants submitted for court approval a settlement agreement in a consolidated class action, IN RE: NASDAQ MARKET-MAKERS ANTITRUST LITIGATION, which is pending in the United States District Court for the Southern District of New York. The settlement would fully resolve alleged claims on behalf of certain persons who purchased or sold Nasdaq securities during the period May 1, 1989 through July 17, 1996 concerning the width of spreads between the bid and ask prices of certain Nasdaq securities. Pursuant to the settlement agreement, M&S paid approximately $1 million on December 31, 1997, and agreed that on September 30, 1998, it would contribute Treasury securities which would mature to a value of approximately $46 million on or before July 30, 1999. As of December 31, 1997, the Company has recognized all of the settlement charges for the litigation and does not expect to incur any charges relating to this settlement beyond 1997. The court granted preliminary approval of the settlement on December 31, 1997, and is expected to consider final approval in 1998.

     Between August 12, 1993 and November 17, 1995, Schwab was named as a defendant in eleven class action lawsuits in seven states. The class actions all purport to be brought on behalf of customers of Schwab who purchased or sold securities for which Schwab received payments from the market maker, stock dealer or third party who executed the transaction. The complaints generally allege that Schwab failed to disclose and remit such payments to members of the class, and generally seek damages equal to the payments received by Schwab. Through October 1997, one of the actions was voluntarily dismissed and five were resolved favorably to Schwab on the grounds that the claims asserted are preempted by federal law. In addition, on November 20, 1997, the Illinois Supreme Court ruled that the claims asserted in a case in that state were preempted by federal law. The remaining four cases are still pending in state courts in Texas, California and Louisiana. The action in Texas has been stayed. The action in California has been dismissed, and plaintiffs have filed an appeal.

     On June 30, 1995, a class was certified in the action in Civil District Court for the Parish of Orleans in Louisiana on behalf of Louisiana residents who purchased or sold securities through Schwab between February 1, 1985 and February 1, 1995 for which Schwab received monetary payments from the market maker or stock dealer who executed the transaction. The action is currently on appeal, by order of the Louisiana Supreme Court, from the trial court's denial of Schwab's motion to dismiss on the grounds of federal preemption. On
August 16, 1995, a class was certified in the action in Civil District Court for the Parish of Natchitoches in Louisiana on behalf of residents of all states who purchased or sold securities through Schwab since 1985 for which Schwab received monetary payments from the market maker or the third party who executed the transaction. On August 26, 1997, the Natchitoches action was stayed pending a determination of the preemption issue by the Louisiana Court of Appeals.

     The ultimate outcome of the legal proceedings described above and the various other civil actions, arbitration proceedings, and claims pending against the Company cannot be determined at this time, and the results of these legal proceedings cannot be predicted with certainty. There can be no assurance that these legal proceedings will not have a material adverse effect on the results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the Company's financial condition and results of operations. However, it is the opinion of management, after consultation with outside legal counsel, that the ultimate outcome of these actions will not have a material adverse impact on the financial condition or operating results of the Company.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET
AND CREDIT RISK

     Through Schwab and M&S, the Company loans customer securities temporarily to other brokers in connection with its securities lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company mitigates this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned on a daily basis and by requiring additional cash as collateral when necessary.

     The Company is obligated to settle transactions with brokers and other financial institutions even if its customers fail to meet their obligations to the Company. Customers are required to complete their transactions on settlement date, generally three business days after trade date. If customers do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring deposits from customers in excess of amounts prescribed by regulatory requirements for certain types of trades.

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

     Schwab enters into collateralized resale agreements principally with other broker-dealers which could result in losses in the event the counterparty to the transaction does not purchase the securities held as collateral for the cash advanced and the market value of these securities declines. To mitigate this risk, Schwab requires that the counterparty deliver securities to a custodian, to be held as collateral, with a market value in excess of the resale price. Schwab also sets standards for the credit quality of the counterparty, monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate.

CONCENTRATIONS

     Fees received from the Company's proprietary mutual funds represented approximately 12% of the Company's consolidated revenues in 1997. As of December 31, 1997, approximately 28% of Schwab's total customer accounts were located in California.

SUPPLEMENTAL CASH FLOW INFORMATION


Year Ended December 31,                           1997       1996         1995
--------------------------------------------------------------------------------

CASH PAID:
Income taxes                                  $166,773   $145,113    $  98,444
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Interest:
  Customer cash balances                      $479,504   $369,960    $ 319,645
  Stock-lending activities                      36,939     24,302       14,106
  Borrowings                                    18,790     16,931       11,131
  Other                                         10,749      9,670        4,833
--------------------------------------------------------------------------------
Total interest                                $545,982   $420,863    $ 349,715
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
BUSINESSES ACQUIRED IN 1995 AND
  RESIDUAL PAYMENTS:
  Assets acquired                                                    $ 219,457
  Liabilities assumed                                                 (138,204)
  Other                                       $  1,200   $  4,709       (5,484)
--------------------------------------------------------------------------------
Cash payments                                    1,200      4,709       75,769
Cash received                                                           (7,525)
--------------------------------------------------------------------------------
Cash payments, net of
  cash received                               $  1,200   $  4,709    $  68,244
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               MANAGEMENT'S REPORT


To Our Stockholders:

     Management of the Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and the other financial information presented in this annual report. To meet these responsibilities we maintain a system of internal control that is designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of Company and customer assets from unauthorized use, and the execution and recording of transactions in accordance with management's authorization. The system is augmented by careful selection of our managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that employees adhere to the highest standards of personal and professional integrity. The Company's internal audit function monitors and reports on the adequacy of and compliance with our internal controls, policies and procedures. Although no cost-effective internal control system will preclude all errors and irregularities, we believe the Company's system of internal control is adequate to accomplish the objectives set forth above.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and necessarily include some amounts that are based on estimates and our best judgments. The financial statements have been audited by the independent accounting firm of Deloitte & Touche LLP, who were given unrestricted access to the Company's financial records and related data. We believe that all representations made to Deloitte & Touche LLP during their audit were valid and appropriate.

     The Board of Directors through its Audit Committee, which is comprised entirely of nonmanagement directors, has an oversight role in the area of financial reporting and internal control. The Audit Committee periodically meets with Deloitte & Touche LLP, our internal auditors and Company management to discuss accounting, auditing, internal control over financial reporting and other matters.



Charles R. Schwab
Chairman of the Board and Co-Chief Executive Officer



David S. Pottruck
President, Co-Chief Executive Officer and Chief Operating Officer



Steven L. Scheid
Executive Vice President and Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of The Charles Schwab Corporation:

     We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
San Francisco, California
February 23, 1998

THE CHARLES SCHWAB CORPORATION
QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)


                                                                                                        Weighted-         Basic
                                                                          Expenses                       Average        Earnings
                                                                          Excluding          Net         Common            Per
                                                         Revenues (a)     Interest         Income      Shares (b)         Share
--------------------------------------------------------------------------------------------------------------------------------

1997 BY QUARTER (d)
Fourth    DIVIDEND INCREASE                                $  620.6       $  516.3        $  63.1          274.4            $.24
Third     STOCK SPLIT                                         611.8          484.9           76.5          273.0             .29
Second                                                        530.7          424.9           64.0          271.6             .24
First                                                         535.7          425.4           66.7          271.2             .26
--------------------------------------------------------------------------------------------------------------------------------
1996 BY QUARTER
Fourth                                                     $  482.3       $  383.1        $  59.7          269.8            $.23
Third     DIVIDEND INCREASE                                   430.0          333.4           57.1          269.4             .22
Second                                                        491.8          373.1           70.1          268.9             .27
First                                                         446.8          367.2           46.9          268.3             .18
--------------------------------------------------------------------------------------------------------------------------------
1995 BY QUARTER
Fourth                                                     $  394.8       $  332.4        $  42.6          269.8            $.17
Third     DIVIDEND INCREASE/STOCK SPLIT                       385.5          307.5           47.2          269.5             .18
Second                                                        342.7          269.4           44.4          267.2             .17
First     DIVIDEND INCREASE/STOCK SPLIT                       296.9          233.5           38.4          264.2             .15
--------------------------------------------------------------------------------------------------------------------------------
1994 BY QUARTER
Fourth                                                     $  270.4       $  214.4        $  33.8          262.7            $.13
Third                                                         248.1          196.5           31.2          261.3             .12
Second                                                        258.2          205.1           32.1          262.6             .13
First     DIVIDEND INCREASE                                   287.9          224.3           38.2          264.6             .15
--------------------------------------------------------------------------------------------------------------------------------
1993 BY QUARTER
Fourth                                                     $  257.5       $  212.3        $  28.5          269.3            $.11
Third                                                         238.8          191.1           22.2(e)       268.5             .08(e)
Second   DIVIDEND INCREASE / STOCK SPLIT                      232.4          180.4           31.6          266.9             .12
First                                                         236.3          174.9           35.4          265.4             .14
--------------------------------------------------------------------------------------------------------------------------------


                                                                           Dividends
                                                         Diluted           Declared                 Range             Range
                                                        Earnings              Per                 of Common         of Price/
                                                           Per              Common               Stock Price        Earnings
                                                          Share              Share                Per Share         Ratio (c)
--------------------------------------------------------------------------------------------------------------------------------

1997 BY QUARTER (d)
Fourth   DIVIDEND INCREASE                                 $.23              $.040             $44.25 - 29.25        45 - 30
Third    STOCK SPLIT                                        .28               .033              36.56 - 26.67        37 - 27
Second                                                      .23               .033              28.58 - 20.25        31 - 22
First                                                       .25               .033              28.00 - 20.25        30 - 22
--------------------------------------------------------------------------------------------------------------------------------
1996 BY QUARTER
Fourth                                                     $.22              $.033             $21.92 - 15.00        25 - 17
Third    DIVIDEND INCREASE                                  .21               .033              17.92 - 13.25        22 - 16
Second                                                      .26               .027              17.67 - 14.58        23 - 19
First                                                       .18               .027              18.25 - 12.42        27 - 18
--------------------------------------------------------------------------------------------------------------------------------
1995 BY QUARTER
Fourth                                                     $.15              $.027             $17.78 - 11.08        28 - 17
Third    DIVIDEND INCREASE/STOCK SPLIT                      .17               .027              19.33 - 13.83        32 - 23
Second                                                      .17               .020              15.25 -  9.83        27 - 18
First    DIVIDEND INCREASE/STOCK SPLIT                      .15               .020              11.00 -  7.36        21 - 14
--------------------------------------------------------------------------------------------------------------------------------
1994 BY QUARTER
Fourth                                                     $.13              $.016             $ 8.22 -  6.14        16 - 12
Third                                                       .12               .016               6.86 -  5.64        14 - 11
Second                                                      .12               .016               7.53 -  5.50        16 - 12
First    DIVIDEND INCREASE                                  .14               .016               7.33 -  5.78        16 - 13
--------------------------------------------------------------------------------------------------------------------------------
1993 BY QUARTER
Fourth                                                     $.11              $.011              $ 8.53 - 6.39        19 - 15
Third                                                       .08(e)            .011                8.25 - 5.94        18 - 13
Second   DIVIDEND INCREASE/STOCK SPLIT                      .12               .011                6.44 - 4.54        17 - 12
First                                                       .13               .009                5.52 - 3.69        17 - 11
--------------------------------------------------------------------------------------------------------------------------------



ALL SHARE AND PER SHARE DATA REFLECT THE SEPTEMBER 1997 THREE-FOR-TWO COMMON STOCK SPLIT.
(a)  REVENUES ARE PRESENTED NET OF INTEREST EXPENSE.
(b)  AMOUNTS SHOWN ARE USED TO CALCULATE DILUTED EARNINGS PER SHARE.
(c) PRICE/EARNINGS RATIO IS COMPUTED BY DIVIDING THE HIGH AND LOW MARKET PRICES BY DILUTED EARNINGS PER SHARE FOR THE 12-MONTH PERIOD ENDED ON THE LAST DAY OF THE QUARTER PRESENTED. THE EXTRAORDINARY CHARGE IN 1993 (DESCRIBED BELOW) HAS BEEN EXCLUDED.
(d) 1997 INCLUDES CHARGES FOR A LITIGATION SETTLEMENT OF $23.6 MILLION AFTER-TAX ($.09 PER SHARE FOR BOTH BASIC AND DILUTED EARNINGS PER SHARE).
(e) NET INCOME AND EARNINGS PER SHARE ARE NET OF THE EFFECT OF A $6.7 MILLION ($.03 PER SHARE FOR BOTH BASIC AND DILUTED EARNINGS PER SHARE) EXTRAORDINARY CHARGE FROM THE EARLY RETIREMENT OF DEBT.

                         THE CHARLES SCHWAB CORPORATION

                               CHART APPENDIX LIST

     In this appendix, the following descriptions of certain charts in portions of the Company's 1997 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits such more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Company's 1997 Annual Report to Stockholders.



   EDGAR                      Chart Description
  Version                     -----------------
Page Number
-----------

     2 Stacked bar chart titled "Assets in Schwab Customer Accounts" depicting the composition of assets in Schwab customer accounts at year end 1997, 1996, 1995, 1994 and 1993 (shown on the bottom axis) as follows (billions of dollars): Cash and Equivalents $60.9, $50.0, $37.9, $28.6 and $20.1, respectively; Mutual Fund
              Marketplace (registered trademark) $112.1, $78.3, $52.0, $32.2 and $26.2, respectively; Stocks (net of margin loans) $150.8, $98.5, $71.6, $46.1 and $39.5, respectively; Fixed Income Securities $29.9, $26.4, $20.2, $15.7 and $10.0, respectively; Assets in
              Schwab Customer Accounts (bar labeled) $353.7, $253.2, $181.7, $122.6 and $95.8, respectively.

     3 Bar chart titled "Revenues" depicting the revenues for the fiscal years 1997, 1996 and 1995 (shown on the bottom axis) as follows (millions of dollars) (bar labeled): $2,299, $1,851 and $1,420, respectively.

     4 Bar chart titled "Net Income" depicting the net income for the fiscal years 1997, 1996 and 1995 (shown on the bottom axis) as follows (millions of dollars) (bar labeled): $270, $234 and $173, respectively.

     4 Stacked bar chart titled "Commissions" depicting the composition of commissions for the fiscal years 1997, 1996 and 1995 (shown on the bottom axis) as follows (millions of dollars): Listed $527, $423 and $348, respectively; Nasdaq $465, $394 and $283, respectively; Options $103, $66 and $53, respectively; Other $79, $71 and $67, respectively; Commissions (bar labeled) $1,174, $954 and $751, respectively.

     7 Stacked bar chart titled "Compensation and Benefits" depicting the composition of compensation and benefits for the fiscal years 1997, 1996 and 1995 (shown on the bottom axis) as follows (millions of dollars): Salaries and Wages $601, $451 and $355, respectively; Variable Compensation $217, $205 and $144, respectively; Other Benefits $144, $110 and $95, respectively; Compensation and Benefits (bar labeled) $962, $766 and $594, respectively.

     9 Bar chart titled "Net Income Plus Depreciation and Amortization" depicting the net income plus depreciation and amortization for the fiscal years 1997, 1996 and 1995 (shown on the bottom axis) as follows (millions of dollars) (bar labeled): $395, $332 and $241, respectively.

    10 Bar chart titled "Dividends Declared Per Common Share" depicting the dividends declared per common share for the fiscal years 1997, 1996 and 1995 (shown on the bottom axis) as follows (bar labeled):
              $.139, $.120 and $.094, respectively.