Form 10-K, Exhibit 13
period 1998-12-31
SCHWAB CHARLES CORP
filed 1999-03-30
CIK 316709

EXHIBIT 13.1
                         The Charles Schwab Corporation
                       1998 Annual Report to Stockholders
           (Only those portions specifically incorporated by reference into The Charles Schwab Corporation 1998 Annual Report on Form 10-K)

The Charles Schwab Corporation
Selected Financial and Operating Data
(In Millions, Except Per Share Amounts and Ratios)

------------------------------------------------------------------------------------------------------------------------------------
                                                                 Growth Rates
                                                            ---------------------
                                                           Compounded    Annual
                                                             5-Year      1-Year
                                                            1993-1998  1997-1998     1998      1997(1)       1996      1995     1994
------------------------------------------------------------------------------------------------------------------------------------
Operating Results
   Revenues                                                     23%        19%    $ 2,736     $ 2,299     $ 1,851   $ 1,420  $ 1,065
   Expenses excluding interest                                  23%        17%    $ 2,160     $ 1,852     $ 1,457   $ 1,143  $   840
   Net income                                                   24%        29%    $   348     $   270     $   234   $   173  $   135
   Basic earnings per share (2)                                 24%        28%    $   .88     $   .69     $   .60   $   .45  $   .35
   Diluted earnings per share (2)                               24%        29%    $   .85     $   .66     $   .58   $   .43  $   .34
   Dividends declared per common share (2)                      31%        16%    $ .1080     $ .0933     $ .0800   $ .0622  $ .0416
   Weighted-average common shares outstanding - diluted (2)                           412         409         404       402      394
   Trading revenues as a percentage of revenues (3)                                   58%         62%         66%       66%      67%
   Non-trading revenues as a percentage of revenues (3)                               42%         38%         34%       34%      33%
   Effective income tax rate                                                        39.6%       39.6%       40.7%     37.7%    39.7%
====================================================================================================================================

Performance Measures
   Revenue growth                                                                     19%         24%         30%       33%      10%
   Pre-tax profit margin                                                            21.1%       19.5%       21.3%     19.5%    21.1%
   After-tax profit margin                                                          12.7%       11.8%       12.6%     12.2%    12.7%
   Return on stockholders' equity                                                     27%         27%         31%       31%      32%
====================================================================================================================================

Financial Condition (at year end)
   Total assets                                                 26%        35%    $22,264     $16,482     $13,779   $10,552  $ 7,918
   Borrowings                                                   14%        (3%)   $   351     $   361     $   284   $   246  $   171
   Stockholders' equity                                         30%        25%    $ 1,429     $ 1,145     $   855   $   633  $   467
====================================================================================================================================

Certain prior years' revenues and expenses have been reclassified to conform to the 1998 presentation.

(1) 1997 includes charges for a litigation settlement of $24 million after-tax ($.06 per share for both basic and diluted earnings per share).
(2) Reflects the December  1998  three-for-two  common  stock  split.
(3) Trading revenues  include   commission  and  principal transaction revenues.
    Non-trading revenues include mutual fund service fees, net interest revenue and other revenues.

                         The Charles Schwab Corporation
                      Management's Discussion and Analysis
                of Results of Operations and Financial Condition



DESCRIPTION OF BUSINESS

   The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide securities brokerage and related financial services for 5.6 million active customer accounts(a). Customer assets in these accounts totaled $491.1 billion at December 31, 1998. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 291 domestic branch offices in 47 states, as well as branches in the Commonwealth of Puerto Rico, the United Kingdom and the U.S. Virgin Islands. Another subsidiary, Charles Schwab Europe (CSE), is a retail securities brokerage firm located in the United Kingdom. Other subsidiaries include Charles Schwab Investment Management, Inc. (CSIM), the investment advisor for Schwab's proprietary mutual funds, and Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional customers.
--------------------------------------------------------------------------------
(a) Effective in 1998, active accounts are defined as accounts with balances or activity within the preceding eight months instead of twelve months as previously defined. This change in definition had the effect of decreasing the number of active accounts in 1998 by approximately 200,000.
--------------------------------------------------------------------------------
   The Company provides financial services to individuals, institutional customers and broker-dealers through three segments -- Individual Investor, Institutional Investor and Capital Markets. The Individual Investor segment includes the Company's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, and serves company 401(k) plan sponsors and third-party administrators. The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers and institutional customers.

                                 (CHART OMITTED)

   The Company's strategy is to attract and retain customer assets by focusing on a number of areas within the financial services industry -- retail brokerage, mutual funds, support services for independent investment managers, 401(k) defined contribution plans and equity securities market-making.
   To pursue its strategy and its objective of long-term profitable growth, the Company plans to continue to leverage its competitive advantages. These advantages include a nationally recognized brand, a broad range of products and services, multi-channel delivery systems and an ongoing investment in technology.
   The Company's nationwide advertising and marketing programs are designed to strengthen the Schwab brand, as well as distinguish its products and services. The Company primarily uses a combination of network, cable and local television, national and local radio, print media, and athletic event sponsorship in its advertising to investors. These programs helped the Company attract $80.8 billion in net new customer assets and open 1,380,000 new accounts during 1998.
   The Company offers a broad range of value-oriented products and services to meet customers' varying investment and financial needs, including access to extensive investment news and information. The Company's representatives can assist investors in developing asset allocation strategies and evaluating their investment choices, and refer investors who desire additional guidance to independent investment managers through the Schwab AdvisorSource service. The Company's Mutual Fund Marketplace provides customers with the ability to invest in over 1,600 mutual funds from 261 fund families, including 1,024 Mutual Fund OneSource funds. Schwab also provides custodial, trading and support services to approximately 5,400 independent investment managers. As of December 31, 1998, these managers were guiding the investments of 690,000 Schwab customer accounts containing $146.4 billion in assets.
   The Company responds to changing customer needs with continued product, technology and service innovations. In 1998, Schwab began to offer equity research reports from Credit Suisse First Boston Corporation (CSFB) and Hambrecht & Quist L.L.C. Additionally, Schwab expanded its offerings to certain customers to include debt underwritings lead-managed by CSFB. Also in 1998, Schwab announced alliances with Intuit, Inc. and Excite, Inc. to provide investors with investment education, research and analysis tools. Schwab also introduced the Managed Account Connection, which enables investment managers to provide their clients with personalized equity portfolio management by a variety of institutional asset managers.

   The Company's multi-channel delivery systems allow customers to choose how they prefer to do business with the Company. To enable customers to obtain services in person with a Company representative, the Company maintains a network of branch offices. The Company's branch office network also provides investors with access to the Internet. Telephonic access to the Company is provided primarily through four regional customer telephone service centers and two online customer support centers that operate both during and after normal market hours. Additionally, customers are able to obtain financial information on an automated basis through the Company's automated telephonic and online channels. Automated telephonic channels include TeleBroker -- Schwab's touch-tone telephone quote and trading service, and VoiceBroker -- Schwab's voice recognition quote and trading service. While Schwab's automated telephonic channels handled over 70% of customer calls received in both 1998 and 1997, total calls received in 1998 were 104 million, down 5% from 1997, due to significant growth in the use of online channels. Online channels include the Charles Schwab Web Site(TM) -- an information and trading service on the Internet, and PC-based services such as SchwabLink(R) -- a service for investment managers. The Company's online channels handled 54% of total trades during 1998, up from 37% of total trades in 1997. Schwab provides every retail customer access to all delivery channels and flat-fee pricing for Internet-based trades.
   The Company's ongoing investment in technology is a key element in expanding its product and service offerings, enhancing its delivery systems, providing fast and consistent customer service, and reducing processing costs. The Company uses technology to empower its customers to manage their financial affairs and is a leader in driving technological advancements in the financial services industry. In 1998, Schwab introduced a number of Internet-based investment services, including: The Analyst Center, which connects customers to proprietary and third-party investment research, guidance and decision-making tools; the Positions Monitor, which tracks customers' mutual fund and equity holdings' historical performance; the Mutual Fund Performance Profile(TM), which allows customers to analyze the performance of their entire mutual fund portfolio; and the Stock Screener, which allows customers to search over 9,000 equities on the Web. Schwab also introduced two new services that provide investors with greater access and flexibility in managing their finances: Schwab MoneyLink, which allows customers to transfer funds electronically between Schwab and other financial institutions via the Internet, automated telephone system or Schwab representatives; and Schwab BillPay(TM), which allows customers to use the Internet to initiate payments electronically instead of writing checks. In addition, Schwab introduced the first Web site that enables investors to review their accounts and trade securities in Chinese, and CSE launched the first Web site in the United Kingdom to offer online trading in stocks listed on the London Stock Exchange.

FORWARD-LOOKING STATEMENTS

   In addition to historical information, this Annual Report contains forward-looking statements that reflect management's beliefs, objectives and expectations as of the date hereof. These statements relate to, among other things, the Company's strategy (see Description of Business), average commission per revenue trade (see Revenues - Commissions and Risk Management - Competition), average revenue per share traded (see Revenues - Principal
Transactions), sources of liquidity (see Liquidity and Capital Resources -- Liquidity), development spending (see Liquidity and Capital Resources -- Development Spending), capitalization of certain costs incurred for developing internal-use software (see Liquidity and Capital Resources -- Development Spending, and note "2. Significant Accounting Policies" in the Notes to Consolidated Financial Statements), capital expenditures and capital structure (see Liquidity and Capital Resources -- Cash Flows and Capital Resources), the Year 2000 project (see Year 2000), market risk (see Risk Management - Market
Risk), revenue growth, after-tax profit margin, and return on stockholders' equity (see Results of Operations and Looking Ahead), and Company contingencies (see note "12. Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements). Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed objectives and expectations. Important factors that may cause such differences are noted throughout this Annual Report and in the Company's Annual Report on Form 10-K and include, but are not limited to: the effect of customer trading patterns on Company revenues and earnings; changes in technology; computer system failures; risks associated with the Year 2000 computer systems conversions; the effects of competitors' pricing, product and service decisions and intensified competition; evolving regulation and changing industry practices adversely affecting the Company; adverse results of litigation; changes in revenues and profit margin due to cyclical securities markets and interest rates; the level and volatility of equity prices; and a significant downturn in the securities markets over a short period of time or a sustained decline in securities prices and trading volumes.

RESULTS OF OPERATIONS

Financial Overview
   The Company achieved record revenues for the ninth consecutive year and record earnings for the eighth consecutive year in 1998. One of the factors contributing to this record performance was strong trading volumes in the securities markets during the year. The combined daily average share volume for the New York Stock Exchange (NYSE) and Nasdaq reached an all-time high of 1,460 million shares in 1998, a 24% increase over 1997. The Standard & Poor's 500 Index (on a dividend reinvested basis) rose 29% during 1998.

                                 (CHART OMITTED)

   Other key factors that contributed to the Company's financial performance in 1998 include:
-- Assets in Schwab customer accounts rose $137.4 billion, or 39%, to a record $491.1 billion. This increase resulted from net new customer assets of $80.8 billion and net market gains of $56.6 billion.
-- A record 1,380,000 new Schwab customer accounts were opened, an increase of 19% from 1,164,000 opened in 1997.
   Trading activity reached record levels as shown in the following table (in thousands):

------------------------------------------------------------
Daily Average Trades                   1998     1997    1996
------------------------------------------------------------
Revenue Trades
  Online                               56.3     26.8    11.8
  TeleBroker and VoiceBroker            8.2     12.2    11.9
  Regional customer telephone
     service centers, branch offices
     and other                         32.7     32.8    30.3
------------------------------------------------------------
  Total                                97.2     71.8    54.0
============================================================
Mutual Fund OneSource Trades
  Online                               18.0     12.8     8.4
  TeleBroker and VoiceBroker            1.0      1.3     1.2
  Regional customer telephone
     service centers, branch offices
     and other                         21.3     20.1    17.6
------------------------------------------------------------
  Total                                40.3     34.2    27.2
============================================================
Total Daily Average Trades
  Online                               74.3     39.6    20.2
  TeleBroker and VoiceBroker            9.2     13.5    13.1
  Regional customer telephone
     service centers, branch offices
     and other                         54.0     52.9    47.9
------------------------------------------------------------
  Total                               137.5    106.0    81.2
============================================================

   Revenues increased mainly due to higher customer trading volume and an increase in customer assets. Revenues of $2,736 million in 1998 grew 19% from 1997 due to increases in revenues of $280 million, or 17%, in the Individual Investor segment, $115 million, or 35%, in the Institutional Investor segment, and $42 million, or 14%, in the Capital Markets segment. See note "14. Segment Information" in the Notes to Consolidated Financial Statements for financial information by segment for the last three years.
   The Company's 1998 earnings rose 29% to $348 million, or $.85 per share, up from $270 million, or $.66 per share, in 1997. Share and per share information throughout this report have been restated to reflect the December 1998 three-for-two common stock split, effected in the form of a 50% stock dividend. All references to earnings per share information in this report reflect diluted earnings per share unless otherwise noted.
   The Company's 1997 results include charges for the settlement of a class-action lawsuit involving M&S and other firms engaged in making markets in Nasdaq securities. These charges totaled $24 million after-tax, or $.06 per share. Excluding these charges, the Company's 1998 earnings would have increased 18% from 1997.
   The Company's operating expenses increased 17% during 1998 to $2,160 million, primarily due to a 21% increase in compensation and benefits, a 30% increase in occupancy and equipment, and a 20% increase in advertising and market development expenses. The Company's after-tax profit margin for 1998 was 12.7%, which was higher than the 11.8% margin in 1997, and above the Company's annual long-term objective of 10%. Excluding the litigation settlement charges, the Company's after-tax profit margin would have been 12.8% in 1997. During 1998, net income plus depreciation and amortization increased 23% to $487 million and capital expenditures increased 33% to $185 million.
   Return on stockholders' equity was 27% in 1998, exceeding the Company's annual long-term objective of 20%. The Company's Board of Directors declared a cash dividend increase during 1998, raising the effective annual dividend rate 5%.

REVENUES
   Revenues grew $437 million, or 19%, in 1998 due to a 12% increase in commission revenues and a 31% increase in mutual fund service fees, as well as a 35% increase in interest revenue, net of interest expense (referred to as net interest revenue). The Company's revenue growth of 19% was slightly less than management's annual long-term objective of 20% due to declines in average commission per revenue trade (see Commissions) and average principal transaction revenue per share traded (see Principal Transactions).
   As the Company's mutual fund service fees and net interest revenue continued to grow at rates that exceeded the growth rate of total revenues, non-trading revenues increased to 42% of total revenues for 1998, up from 38% for 1997 and 34% for 1996 as shown in the table below.

Composition of Revenues                1998     1997     1996
-------------------------------------------------------------
Commissions                             48%      51%      52%
Principal transactions                  10       11       14
-------------------------------------------------------------
   Total trading revenues               58       62       66
-------------------------------------------------------------
Mutual fund service fees                20       19       17
Net interest revenue                    17       15       14
Other                                    5        4        3
-------------------------------------------------------------
   Total non-trading revenues           42       38       34
-------------------------------------------------------------
Total                                  100%     100%     100%
=============================================================

Commissions
   The Company earns commission revenues by executing customer trades primarily through the Individual Investor and Institutional Investor segments. These revenues are affected by the number of customer accounts that traded, the average number of commission-generating trades per account, and the average commission per trade. Commission revenues were $1,309 million in 1998, compared to $1,174 million in 1997 and $954 million in 1996.

   As shown in the table below, from 1996 to 1998, the total number of customer revenue trades executed by the Company has increased 79% as the Company's customer base has grown and the average number of trades per account has increased. From 1996 to 1998, average commission per revenue trade decreased 23%. The 7% decrease from 1996 to 1997 was mainly due to an increase in the proportion of trades placed through online channels. The 16% decrease from 1997 to 1998 was mainly due to the Company's integration of its online and traditional brokerage services and the resulting reduction of the price of online trades for most of its customers in 1998. However, the increase in trading activity more than offset the effect of the lower average commission per revenue trade. As more customers migrate to online channels, average commission per revenue trade is expected to continue to decline.

Commissions Earned on
   Customer Revenue Trades              1998      1997      1996
----------------------------------------------------------------
Customer accounts that traded
  during the year (in thousands)       2,783     2,380     2,037
Average customer revenue
  trades per account                     8.8       7.6       6.7
Total revenue trades (in thousands)   24,508    18,169    13,717
Average commission per revenue trade $ 53.44   $ 64.27   $ 69.08
Commissions earned on customer
  revenue trades (in millions) (1)   $ 1,309   $ 1,168   $   947
================================================================

(1) Includes certain non-commission revenues relating to the execution of customer trades totaling $25 million in 1998, $16 million in 1997 and $12 million in 1996. Excludes commissions on trades relating to specialist operations totaling $25 million in 1998, $22 million in 1997 and $19 million in 1996.

Mutual Fund Service Fees
   The Company earns mutual fund service fees for record keeping and shareholder services provided to third-party funds, and for transfer agent services, shareholder services, administration and investment management provided to its proprietary funds. These fees are based upon the daily balances of customer assets invested in third-party funds and upon the average daily net assets of Schwab's proprietary funds. Mutual fund service fees are earned primarily through the Individual Investor and Institutional Investor segments.
   Mutual fund service fees were $559 million in 1998, compared to $428 million in 1997 and $311 million in 1996. The increases from 1996 to 1998 were primarily due to significant increases in customer assets in Schwab's proprietary funds, referred to as the SchwabFunds, and in funds purchased through Schwab's Mutual Fund OneSource service.
   The SchwabFunds include money market funds, equity index funds, bond funds, asset allocation funds, and funds that primarily invest in stock, bond and money market funds. Schwab customers may elect to have cash balances in their brokerage accounts automatically invested in certain SchwabFunds money market funds. Customer assets invested in the SchwabFunds were $81.5 billion, $55.8 billion and $43.1 billion at the end of 1998, 1997 and 1996, respectively.
   At December 31, 1998, Schwab's Mutual Fund OneSource service enabled customers to trade 1,024 mutual funds in 179 fund families without incurring transaction fees. The service allows investors to access multiple mutual fund companies, avoid brokerage transaction fees, and achieve investment diversity among fund families. In addition, investors' record keeping and investment monitoring are simplified through one consolidated statement. Customer assets held by Schwab that have been purchased through the Mutual Fund OneSource service, excluding SchwabFunds, were $69.9 billion, $56.6 billion and $39.2 billion at the end of 1998, 1997 and 1996, respectively.
   Additionally, customer assets invested in the Mutual Fund Marketplace, excluding the Mutual Fund OneSource service, were $59.2 billion, $48.0 billion and $35.4 billion at the end of 1998, 1997 and 1996, respectively. Schwab charges a transaction fee on trades placed in the funds included in the Mutual Fund Marketplace (except on trades through the Mutual Fund OneSource service). These fees are recorded as commission revenues.

Net Interest Revenue
   Net interest revenue is the difference between interest earned on assets (mainly margin loans to customers and investments) and interest paid on liabilities (mainly customer cash balances). Net interest revenue is affected by changes in the volume and mix of these assets and liabilities, as well as by fluctuations in interest rates.
   Substantially all of the Company's net interest revenue is earned by Schwab through the Individual Investor and Institutional Investor segments. In clearing its customers' trades, Schwab holds cash balances payable to customers. In most cases, Schwab pays its customers interest on cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend funds to customers on a secured basis to purchase qualified securities -- a practice commonly known as "margin lending." Pursuant to Securities and Exchange Commission (SEC) regulations, customer cash balances that are not used for margin lending are segregated into an investment account that is maintained for the exclusive benefit of customers.
   When investing segregated customer cash balances, Schwab must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts, and resale agreements collateralized by qualified securities. Schwab's policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. In each of the last three years, resale agreements accounted for over 70% of Schwab's investments of segregated customer cash balances. The average maturities of Schwab's total investments of segregated customer cash balances were 66 days in 1998, 63 days in 1997 and 60 days in 1996.
   Net interest revenue was $476 million in 1998, compared to $354 million in 1997 and $255 million in 1996, as shown in the following table (in millions):

                                       1998     1997     1996
-------------------------------------------------------------
Interest Revenue
Margin loans to customers            $  671   $  489   $  339
Investments, customer-related           400      376      313
Other                                    57       35       29
-------------------------------------------------------------
     Total                            1,128      900      681
-------------------------------------------------------------
Interest Expense
Customer cash balances                  580      481      368
Stock-lending activities                 37       37       25
Borrowings                               25       20       18
Other                                    10        8       15
-------------------------------------------------------------
     Total                              652      546      426
-------------------------------------------------------------
Net interest revenue                 $  476   $  354   $  255
=============================================================

   The Company's interest-earning assets are financed primarily by interest-bearing customer cash balances. Other funding sources include noninterest-bearing customer cash balances, proceeds from stock-lending activities, borrowings, and stockholders' equity. Customer-related daily average balances, interest rates, and average net interest margin are summarized as follows (dollars in millions):

                                                  1998     1997    1996
-----------------------------------------------------------------------
Interest-Earning Assets (customer-related):
Margin loans to customers:
  Average balance outstanding                  $ 8,772  $ 6,367 $ 4,482
  Average interest rate                          7.65%    7.68%   7.57%
Investments:
  Average balance outstanding                  $ 7,687  $ 6,990 $ 5,883
  Average interest rate                          5.21%    5.38%   5.32%
Average  yield on  interest-earning assets       6.51%    6.48%   6.29%
Funding  Sources (customer-related and other):
Interest-bearing customer cash balances:
  Average balance outstanding                  $13,278  $10,661 $ 8,377
  Average interest rate                          4.37%    4.51%   4.40%
Other interest-bearing sources:
  Average balance outstanding                  $ 1,299  $ 1,122 $   775
  Average interest rate                          4.23%    4.44%   4.37%
Average noninterest-bearing portion            $ 1,882  $ 1,574 $ 1,213
Average interest rate on funding sources         3.86%    3.97%   3.88%
Summary:
  Average yield on interest-earning assets       6.51%    6.48%   6.29%
  Average interest rate on funding sources       3.86%    3.97%   3.88%
-----------------------------------------------------------------------
Average net interest margin                      2.65%    2.51%   2.41%
=======================================================================

   The increases in net interest revenue from 1996 to 1998 were primarily due to higher levels of margin loans to customers.
   Since the Company establishes the rates paid on customer cash balances and charged on margin loans, a substantial portion of its net interest margin is managed by the Company. However, the margin is highly influenced by external factors such as the interest rate environment and competition. The Company's average net interest margin increased in 1998 as the average yield on interest-earning assets increased and the average interest rate on funding sources declined. As interest rates in general increased from 1996 to 1997, the Company's average net interest margin increased in 1997.

Principal Transactions
   Principal transaction revenues are primarily comprised of net gains from market-making activities in Nasdaq and other securities through the Capital Markets segment. Factors that influence principal transaction revenues include the volume of customer trades, market price volatility, and changes in regulations  and industry  practices as  discussed  below.  As a market maker in
Nasdaq and other securities, M&S generally executes customer trades as principal. While substantially all Nasdaq security trades originated by the customers of Schwab are directed to M&S, the majority of M&S' trading volume comes from parties other than Schwab.
   Principal transaction revenues were $287 million in 1998, compared to $258 million in 1997 and $257 million in 1996. The increase from 1997 to 1998 was primarily due to a significant increase in share volume handled by M&S, partially offset by lower average revenue per share traded. Revenues were essentially unchanged from 1996 to 1997, primarily due to greater share volume handled by M&S being substantially offset by lower average revenue per share traded.
   Certain SEC rules and rule amendments, known as the Order Handling Rules, have significantly altered the manner in which orders for both Nasdaq and exchange-listed securities are handled. These rules were implemented in phases between January 20, 1997 and October 13, 1997. Additionally, in June 1997, most major U.S. securities markets, including Nasdaq and the NYSE, began quoting and trading most securities in increments of one-sixteenth dollar per share instead of one-eighth dollar per share. Mainly as a result of these regulatory changes and changes in industry practices, M&S' average revenue per share traded declined from 3.3 cents in 1997 to 2.5 cents in 1998. While M&S' average revenue per share traded declined 24% from 1997 to 1998, M&S' share volume increased 41% over the same period. Similarly, while M&S' average revenue per share traded declined 28% from 1996 to 1997, M&S' share volume increased 32% over the same period. The major U.S. securities markets have announced that at an unspecified date after the beginning of 2000, they intend to begin quoting and trading securities in decimal increments. This change is likely to cause further decreases in average revenue per share traded.
   See note "12. Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements regarding certain civil litigation relating to various principal transaction activities.

   Revenues relating to Schwab's specialist operations were $29 million in 1998, $21 million in 1997 and $14 million in 1996. Higher revenues related to Schwab's specialist operations and gains from the sale of fixed income securities owned by Schwab for the purpose of facilitating customer orders also contributed to the increase in principal transaction revenues from 1997 to 1998.

Other Revenues
   Other revenues include retirement plan services fees and other brokerage fees (mainly minimum account balance fees, wire fees and related financial services fees). Other revenues are earned primarily through the Individual Investor and Institutional Investor segments. These revenues were $105 million in 1998, compared to $86 million in 1997 and $74 million in 1996. The increase from 1997 to 1998 was due to higher revenue from minimum account balance and other brokerage fees, 401(k) record keeping fees, Schwab AdvisorSource referral fees and software maintenance fees. The increase from 1996 to 1997 was primarily due to higher revenue from 401(k) record keeping and other retirement plan services fees, as well as other brokerage fees.

EXPENSES EXCLUDING INTEREST

Expenses Excluding Interest as a Percentage
   of Revenues                            1998     1997     1996
----------------------------------------------------------------
Compensation and benefits                  42%      42%      41%
Communications                              8        8        9
Occupancy and equipment                     7        7        7
Advertising and market development          6        6        5
Depreciation and amortization               5        5        5
Professional services                       3        3        3
Commissions, clearance and floor brokerage  3        4        4
Other                                       5        6        5
----------------------------------------------------------------
Total                                      79%      81%      79%
================================================================

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

                                 (CHART OMITTED)

   Compensation and benefits expense was $1,163 million in 1998, compared to $962 million in 1997 and $766 million in 1996. The increases from 1996 to 1998 were generally due to a greater number of employees to support the Company's growth. The increase from 1997 to 1998 was also due to higher variable compensation expense resulting from the Company's financial performance. The following table shows a comparison of certain compensation and benefits components and employee data (in thousands):

                                                 1998     1997     1996
-----------------------------------------------------------------------
Variable compensation as a
   % of compensation and benefits expense         23%      23%      27%
Compensation for temporary employees,
   contractors and overtime hours as a
   % of compensation and benefits expense         14%      14%      11%
Full-time equivalent employees(1)                13.3     12.7     10.4
Revenues per average full-time equivalent
   employee                                     $ 208    $ 198    $ 190
-----------------------------------------------------------------------

(1) Includes full-time, part-time and temporary employees, and persons employed on a contract basis.


   The Company encourages and provides for employee ownership of the Company's common stock through its profit sharing and employee stock ownership plan, its stock incentive plans and an automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees, and to align the interests of employees with those of stockholders. To further this alignment and in recognition of the Company's financial performance, the Company awarded all non-officer employees stock option grants in 1997 for options to buy shares of common stock totaling 1,660,000 shares. The Company expects to grant such options annually with the size of the grant based on Company and individual performance. The Company also awarded all non-officer employees a stock grant in 1996 which totaled 378,000 shares of common stock.
   At December 31, 1998, directors, management and employees, and their respective families, trusts and foundations, owned, including stock held for employees' benefit in the Company's profit sharing and employee stock ownership plan, approximately 34% of the Company's outstanding common stock. In addition, directors, management and employees held options to purchase common stock in an amount equal to approximately 8% of the Company's outstanding common stock at December 31, 1998.

Communications
   Communications expense includes telephone, postage, and news and quotation costs. This expense was $206 million in 1998, compared to $183 million in 1997 and $165 million in 1996. The increases from 1996 to 1998 primarily resulted from higher customer trading volumes, increased customer use of automated telephonic and online channel news, quotation and information services, additional leased telephone lines related to online service offerings, new branch offices, and higher postage costs in connection with the growth in customer accounts.

Occupancy and Equipment
   Occupancy and equipment expense includes the costs of leasing and maintaining the Company's office space, four regional customer telephone service centers, two online customer support centers, two primary data centers and 291 domestic branch offices. It also includes lease and rental expenses on computer and other equipment. Occupancy and equipment expense was $201 million in 1998, compared to $154 million in 1997 and $130 million in 1996. This trend reflects the Company's continued growth and expansion, and its commitment to customer service and investment in technology. The Company expanded its office space in 1998, 1997 and 1996, expanded its primary data center in 1996, and opened its second data center in 1998. Schwab opened 19 new branch offices in 1998, 40 in 1997 and 9 in 1996. The increase in occupancy and equipment expense from 1997 to 1998 also reflects higher lease and maintenance expenses on data processing equipment.

Advertising and Market Development
   Advertising and market development expense includes media, print and direct mail advertising expenses, and related production, printing and postage costs. This expense was $155 million in 1998, compared to $130 million in 1997 and $84 million in 1996. The increases from 1996 to 1998 were primarily a result of the Company's increased media spending and online advertising. The increase from 1996 to 1997 was also due to higher print and direct mail advertisements, as well as the Company's role as the official investment firm for the Professional Golf Association Tour.

Depreciation and Amortization
   Depreciation and amortization includes expenses relating to equipment and office facilities, property, goodwill, leasehold improvements and other intangibles. This expense was $138 million in 1998, compared to $125 million in 1997 and $98 million in 1996. The increases from 1996 to 1998 were primarily due to newly acquired data processing and telecommunication equipment that increased the Company's customer service capacity. The increase from 1997 to 1998 also reflects increased amortization of leasehold improvements for new branches and expanded office space. Amortization expense related to intangible assets was $10 million in 1998, compared to $15 million in 1997 and $12 million in 1996. Amortization expense decreased from 1997 to 1998 due to certain intangibles becoming fully amortized in 1998.

Professional Services
   Professional services expense includes fees paid to consultants engaged to support product, service and systems development, and legal and accounting fees. This expense was $88 million in 1998, compared to $70 million in 1997 and $52 million in 1996. The increases from 1996 to 1998 were primarily due to higher levels of consulting fees in many areas, including new and expanded products and services, systems development, and capacity expansion.

Commissions,  Clearance and Floor Brokerage
   Commissions, clearance and floor brokerage expense includes fees paid to stock and option exchanges for trade executions, fees paid by M&S to broker-dealers for orders received for execution, and fees paid to clearing entities for trade processing. This expense was $83 million in 1998, compared to $92 million in 1997 and $81 million in 1996. The decrease from 1997 to 1998 was primarily due to a decrease in the fees paid per share traded by M&S to broker-dealers for orders received for execution, partially offset by an increase in trading volume processed by M&S and Schwab. The increase from 1996 to 1997 was due to an increase in trading volume processed by M&S and Schwab.

Other Expenses
   Other expenses include those relating to errors and bad debts, travel and entertainment, registration fees for employees, and other miscellaneous expenses. These other expenses were $126 million in 1998, compared to $137 million in 1997 and $80 million in 1996. The decrease from 1997 to 1998 was primarily due to the $39 million pre-tax litigation settlement charges in 1997, partially offset by higher trade errors and other volume-related expenses in 1998 reflecting the Company's continued growth. The increase from 1996 to 1997 was primarily due to the litigation settlement charges, as well as higher travel and entertainment and volume-related expenses.

Taxes on Income
   The Company's effective income tax rate was 39.6% in both 1998 and 1997, and 40.7% in 1996.

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

   Liquidity needs relating to customer trading and margin borrowing activities are met primarily through cash balances in customer accounts, which were $17.5 billion, $12.7 billion and $10.9 billion at December 31, 1998, 1997 and 1996, respectively. Management believes that customer cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.
   Schwab is subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations prohibit Schwab from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement of $1 million. At December 31, 1998, Schwab's net capital was $987 million (10% of aggregate debit balances), which was $793 million in excess of its minimum required net capital and $503 million in excess of 5% of aggregate debit balances. Schwab has historically targeted net capital to be 10% of its aggregate debit balances, which primarily consist of customer margin loans. To achieve this target, as customer margin loans have grown, an increasing amount of cash flows have been retained to support aggregate debit balances.
   To manage Schwab's regulatory capital position, CSC provides Schwab with a $450 million subordinated revolving credit facility maturing in September 2000, of which $405 million was outstanding at December 31, 1998. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 2000. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.
   To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines totaling $545 million at December 31, 1998 (these lines are also available for CSC to use). The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments. Schwab used such borrowings for six days in 1998, eleven days in 1997 and five days in 1996, with the daily amounts borrowed averaging $87 million, $85 million and $52 million, respectively.
These lines were unused at December 31, 1998.
   To satisfy the margin requirement of customer option transactions with the Options Clearing Corporation, Schwab had unsecured letter of credit agreements with seven banks totaling $670 million at December 31, 1998. Schwab pays a fee to maintain these letter of credit agreements. No funds were drawn under these agreements at December 31, 1998.

M&S
   M&S' liquidity needs are generally met through earnings generated by its operations. Most of M&S' assets are liquid, consisting primarily of cash and cash equivalents, marketable securities, and receivable from brokers, dealers and clearing organizations.
   M&S' liquidity is affected by the same net capital regulatory requirements as Schwab (see discussion above). At December 31, 1998, M&S' net capital was $14 million, which was $13 million in excess of its minimum required net capital.
   M&S may borrow up to $35 million under a subordinated lending arrangement with CSC maturing in 2000. Borrowings under this arrangement qualify as regulatory capital for M&S. This facility was unused in 1998.

CSC
   CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. As discussed above, Schwab and M&S are subject to regulatory requirements that may restrict them from certain transactions with CSC. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs and maintaining Schwab's and M&S' net capital.
   CSC has liquidity needs that arise from its issued and outstanding $351 million Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, common stock repurchases and acquisitions. The Medium-Term Notes have maturities ranging from 1999 to 2008 and fixed interest rates ranging from 5.78% to 7.72% with interest payable semiannually. The Medium-Term Notes are rated A3 by Moody's Investors Service and A- by Standard & Poor's Ratings Group.
   In July 1998, the SEC declared effective CSC's registration statement covering the issuance of up to an additional $150 million in Senior or Senior Subordinated Medium-Term Notes, Series A, bringing the aggregate principal amount of such notes available to be issued to $205 million. At December 31, 1998, all of these notes remained unissued.
   CSC may borrow under its $350 million committed, unsecured credit facility with a group of ten banks. One-half of the commitments under this facility expires in June 1999, and the other half expires in June 2001. CSC plans to renegotiate the terms for the portion that is due to expire in June 1999. The funds are available for general corporate purposes and CSC pays a commitment fee on the unused balance of this facility. The terms of this facility require CSC to maintain minimum levels of stockholders' equity, and Schwab and M&S to maintain specified levels of net capital, as defined. The Company believes that these restrictions will not have a material effect on its ability to meet future dividend or funding requirements. This facility was unused in 1998.
   CSC also has access to the $545 million uncommitted, unsecured bank credit lines that are primarily utilized by Schwab to manage short-term liquidity. These lines were not used by CSC in 1998.

Development Spending
   A significant portion of the Company's liquidity needs arises from ongoing investments to support future growth. These investments, which the Company refers to as development spending, are comprised of two categories: media spending (including media and production expenses) and project spending. Project spending is generally targeted towards enhancing future revenue growth, such as branch expansion, new proprietary SchwabFunds, or improvements to the Company's Web site; enhancing the Company's infrastructure, such as investments to improve customer statements or its systems integration; and improving the firm's productivity, such as enhancements to its telecommunications systems or operations processes. This spending is imbedded throughout certain categories of the Company's non-interest expenses.
   Development spending in 1998 was approximately $270 million and management currently anticipates an increase of approximately 35% in 1999, reflecting management's belief that development spending is critical to strengthening the Company's competitive advantages. Due to new accounting standards covering internal-use software development costs, certain 1999 development expenses will be capitalized and amortized over the software's estimated useful life (see note "2. Significant Accounting Policies" in the Notes to Consolidated Financial Statements). In prior years, these costs, as well as virtually all development costs, were expensed as incurred. The Company estimates that $40 million to $60 million in software development costs will be capitalized in 1999. However, the positive impact to earnings caused by capitalizing these costs versus expensing them is expected to be substantially offset by the Company's anticipated increase in development spending in 1999.

                                 (CHART OMITTED)

   As has been the case in recent years, the Company may adjust its development spending from period to period as business conditions change. In general, the level of future spending will be influenced by the rate of growth in customer assets and trading activities, the opportunities to invest in technology that improve capacity, productivity or the customer experience, and the expected return on these investments as compared to the Company's financial objectives and cost of capital. While development spending is discretionary and can be altered in response to business conditions, the Company views its development spending as essential for future growth and therefore prefers to avoid major adjustments in such spending unless faced with a sustained slowdown in revenue growth.

Cash Flows and Capital Resources
   Net income plus depreciation and amortization was $487 million in 1998, up 23% from $395 million in 1997, allowing the Company to finance the majority of its growth with internally generated funds. Depreciation and amortization expense related to equipment, office facilities and property was $128 million in 1998 and $110 million in 1997. Amortization expense related to intangible assets was $10 million in 1998 and $15 million in 1997.

                                (CHART OMITTED)

   The Company's capital expenditures were $190 million in 1998 and $140 million in 1997. The Company's capital expenditures net of proceeds from the sale of fixed assets were $185 million in 1998 and $139 million in 1997, or 7% and 6% of revenues, respectively. Capital expenditures in 1998 were for equipment relating to the Company's information technology systems, leasehold improvements, and additional office furniture and equipment to support the Company's growth. In addition, the Company opened 19 new branch offices during 1998, compared to 40 branch offices opened in 1997, and continues to view new branches as important to pursuing its strategy of attracting customer assets.
   Management  currently  anticipates  that 1999  capital  expenditures  will be approximately 40% higher than 1998 spending. Approximately 75% of the 1999 planned expenditures relate to capacity and information technology and approximately 25% relate to facilities expansion and improvements. The significant increase in 1999 planned expenditures is primarily due to the Company's plans to enhance its systems capacity. As has been the case in recent years, the Company may adjust its capital expenditures from period to period as business conditions change.
     During 1998, the Company:
     -- Issued $30 million and repaid $40 million of  Medium-Term  Notes;
     -- Paid common stock dividends of $43 million;
     -- Repurchased  6,254,500  shares of its common stock for $150 million.
   The Company monitors both the relative composition and absolute level of its capital structure. The Company's total financial capital (borrowings plus stockholders' equity) at December 31, 1998 was $1,780 million, up $273 million, or 18%, from a year ago. At December 31, 1998, the Company had borrowings of $351 million, or 20% of total financial capital, bearing interest at a weighted-average rate of 6.7%. At December 31, 1998, the Company's stockholders' equity was $1,429 million, or 80% of total financial capital. Management currently anticipates that borrowings will remain below 30% of total financial capital.

Share Repurchases
   The Company repurchased 6,254,500 shares of its common stock for $150 million in 1998, 1,230,000 shares for $18 million in 1997 and 2,432,200 shares for $28 million in 1996. Since the inception of the repurchase plan in 1988, the Company has repurchased 66,415,400 shares of its common stock for $314 million. At December 31, 1998, authorization granted by the Company's Board of Directors allows for future repurchases of 1,225,300 shares. The Company will continue to monitor opportunities to repurchase common stock in cases where the Company believes stockholder value would be enhanced. In considering opportunities to repurchase stock, the Company takes into account the dilutive effects of stock option exercises and stock grants, although management expects that some increase in shares outstanding is likely to occur despite share repurchases.

Dividend Policy
   As a result of the Company's continued earnings growth, the Board of Directors increased the quarterly dividend 5% to $.0280 per share in 1998. Since the initial dividend in 1989, the Company has paid 39 consecutive quarterly dividends and has increased the dividend 11 times. Since 1989, dividends have increased by a 38% compounded annual growth rate. The Company paid common stock dividends of $.1080 per share in 1998, $.0933 per share in 1997 and $.0800 per share in 1996. While the payment and amount of dividends are at the discretion of the Company's Board of Directors, the Company has historically targeted its cash dividend at approximately 10% of net income plus depreciation and amortization.

International Expansion
   In December 1998, the Company entered into agreements to purchase Canadian-based Priority Brokerage Inc. and Porthmeor Securities Inc. The acquisitions were completed in early 1999 and the two companies were combined to create Charles Schwab Canada, Co., a subsidiary of CSC. The cost of these acquisitions was not material to the Company's financial position.

YEAR 2000

   Many existing computer programs use only two digits to identify a specific year and therefore may not accurately recognize the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. Due to the Company's dependence on computer technology to operate its business, and the dependence of the financial services industry on computer technology, the nature and impact of Year 2000 processing failures on the Company's business, financial position, results of operations or cash flows could be material. The Company is currently modifying its computer systems in order to enable its systems to process data and transactions incorporating year 2000 dates without material errors or interruptions. Because systems critical to the Company's functioning other than its computer systems may be affected by the century change, the Company's Year 2000 compliance efforts also encompass facilities and equipment which rely on date-dependent technology, such as building equipment that contains embedded technology.

Status of Compliance Efforts
   The Company's Year 2000 compliance efforts are directed towards defined categories of actions, which include awareness, inventory, assessment, remediation, testing, installation, contingency planning and vendor management. With respect to particular business units, the work associated with those categories may be performed in phases or simultaneously with other categories of Year 2000 tasks, depending on the nature of the work to be performed and the technology and business requirements of the specific business unit. For instance, the Company's contingency planning efforts continue simultaneously with testing efforts. Assuring that the Company's mission critical systems achieve Year 2000 compliance, that is, that they will operate without material errors or interruptions when processing data and transactions incorporating year 2000 dates, has received the highest priority in the Company's Year 2000 compliance efforts. "Mission critical" systems means systems critical to the ongoing operation of the business.
   Currently, the focus of the Company's efforts is testing, continuing contingency planning and vendor management. The Company anticipates that work on the awareness, contingency planning and vendor management phases of the project will continue through the century change. The Company anticipates that installation, remediation and testing will be completed by mid-1999. The Company's domestic broker-dealer subsidiaries are implementing plans to be prepared to participate in the industry-wide tests sponsored by the Securities Industry Association in the first half of 1999.
   The Company's vendor management initiatives include creating inventories of vendors, analyzing the results of the inventories to assess the criticality of specific vendor relationships in order to formulate plans for dealing with possible Year 2000 issues, inquiring directly as to the status of vendors' Year 2000 compliance efforts, and continuing contacts with vendors to monitor the progress of vendors who may not yet have achieved Year 2000 compliance. As of December 31, 1998, the Company has contacted all significant vendors to ascertain the Year 2000 compliance status of such vendors' products and services. These initiatives also include joint testing with selected critical vendors, joint contingency planning with selected critical vendors, and addressing Year 2000 concerns with new vendors. As of December 31, 1998, more than 50% of all testable mission critical third-party products and services which vendors have represented to be Year 2000 compliant have been tested by the Company to confirm such compliance. Testing of the remainder of such products and services is continuing. The anticipated completion date for all vendor compliance efforts for mission critical third-party products and services is July 31, 1999. The vendor management initiatives include computer system vendors as well as vendors of goods and services that comprise or rely upon date-dependent technology, such as embedded technology.

   The success of the Company's Year 2000 compliance efforts depends in part on parallel efforts being undertaken by vendors and other third parties with which the Company's systems interact, and therefore the Company is taking steps to determine the status of critical third parties' Year 2000 compliance. There can be no assurance that all such third parties will provide accurate and complete information, or that all of their systems in fact will achieve full Year 2000 compliance. Third parties' Year 2000 processing failures might have a material adverse impact on the Company's systems and operations. The Company's plan may be affected by regulatory changes, changes in industry practices, and significant systems modifications unrelated to the Year 2000 project including upgrades and additions to capacity, and the cost and continued availability of qualified personnel and other resources.
   The progress of the Company's Year 2000 compliance efforts is managed and reviewed by senior management and the Company's Year 2000 Corporate Steering Committee, which is responsible for maintaining awareness of Year 2000 issues throughout the Company, monitoring overall progress of the project, resolving issues, and providing strategic direction. The Company's Board of Directors receives regular status reports on the project.

Subsidiaries Status Reports

Schwab
   As of December 31, 1998, Schwab had completed the Year 2000 compliance code modifications of its mainframe legacy systems, and had installed approximately 95% of such modified code into its production systems. The installation into production systems of the remaining 5% of such modified code is anticipated to be completed during the first quarter of 1999. Year 2000 compliance code modifications and pre-installation testing for all mission critical Schwab systems were more than 90% complete as of December 31, 1998, and installation into production of such modified code is anticipated to be completed by July 31, 1999. Installation into production of systems which are being replaced, rather than modified, to achieve Year 2000 compliance is scheduled for completion by July 31, 1999.
   Schwab's testing strategy includes testing both prior to, and subsequent to, installation of remediated software into its production systems. The post-installation testing includes testing of selected systems to confirm Year 2000 readiness, and testing with certain third parties, including vendors and industry tests.

CSE
   As of December 31, 1998, CSE had completed the code modification for all of the code of its mission critical systems. One-half of such modified code has been future date tested and installed into CSE's production systems and the remainder is currently undergoing testing, which is anticipated to be completed during the second quarter of 1999.

CSIM
   As of December 31, 1998, CSIM had completed the code modification and future date testing for all of the code of its mission critical systems, and such code had been installed into its production systems.

M&S
   As of December 31, 1998, M&S had completed the code modification and future date testing for all of the code of its mission critical systems, and such code had been installed into its production systems.

   Post-installation testing for CSE, CSIM and M&S will continue through July 31, 1999.

Contingency Planning and Risks
   The Company commenced its contingency planning efforts in 1997. Its contingency planning process is intended to create, update, and implement, as necessary, plans in the event of Year 2000 errors or failures of third parties with whom the Company interacts or who supply critical services or goods to the Company, or of the Company itself.
   In management's opinion, currently there is not sufficient reliable information available to enable the Company to determine whether any specific Year 2000 failures are reasonably likely to occur. The Company continues to take steps to reduce this uncertainty through its testing strategy and by participating in industry conferences, communicating with business alliance partners, monitoring the progress of critical vendors, monitoring national and international governmental and industry initiatives, and working with professional consultants and advisors. Given the uncertainty of predicting at this point which, if any, Year 2000 errors or failures are reasonably likely to occur, the Company's contingency planning process targets systems, transactions, processes, and third parties that are deemed to be critical to the Company's business, results of operations, or financial condition.

Compliance Cost Estimates
   The Company currently estimates that the cost of completing its Year 2000 project, including mission critical and other core brokerage computer systems, distributed applications, facilities, and systems in subsidiaries other than Schwab, but excluding potential costs related to the implementation of contingency plans that address possible Year 2000 failures of third-party systems or the Company's systems, is approximately $80 million to $95 million. This estimate is $20 million higher than the estimate in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998, due to the adoption of a highly centralized Year 2000 project management and reporting structure. This structure has enabled the Company to more comprehensively isolate and account for the costs of existing management and administrative staff dedicated to the Year 2000 project. Previously, the costs of these personnel were included in their respective business units. The Company's cost estimate excludes the time that may be spent by staff not specifically dedicated to the Year 2000 project. As of December 31, 1998, the Company had incurred approximately $43 million of the estimated cost of the project.

   The estimated cost and timing of the project are based on the Company's estimates, which make numerous assumptions about future events. However, there can be no assurance that these estimates will be correct and actual costs and timing could differ materially from these estimates. The Company expects to fund all Year 2000 related costs through operating cash flows and a reallocation of the Company's overall development spending. This reallocation did not result in the delay of any critical information technology projects. In accordance with generally accepted accounting principles, Year 2000 expenditures are expensed as incurred.


EUROPEAN ECONOMIC AND MONETARY UNION

   On January 1, 1999, eleven of the fifteen member countries of the European Union (referred to as the participating countries) established fixed conversion rates between their existing national currencies and the euro and adopted the euro as their common legal currency. The United Kingdom is not a participating country and did not change its national currency. As a retail securities brokerage firm in the United Kingdom, CSE will continue to trade securities in sterling, and does not need to modify its information technology systems to accommodate the euro conversion for its current business operations. Therefore, the euro conversion did not have a material financial impact on the Company given its current business operations.


RISK MANAGEMENT

Overview
   The Company's business and activities expose it to different types of risks including, but not limited to, those discussed below. Proper identification, assessment and management of these risks are essential to the success and financial soundness of the Company. Managing risk at the Company begins with the expertise and experience of management at the business unit level. To supplement risk management at the business unit level, the Company has formed several risk committees consisting of members of senior management. These committees include the Global Risk Management Committee, which reviews existing risk management programs, identifies key risk areas, and works with the business units to assess and address these exposures; the Financial Risk Committee, which focuses on liquidity and capital resources, interest rate risk, and securities owned; and the Customer Risk and Credit Committee, which focuses on margin lending activities to customers, customer option activities, and short selling by customers. Additionally, the Finance, Compliance, and Internal Audit Departments and the Office of Corporate Counsel assist management and the various risk committees in evaluating and monitoring the Company's risk profile.
   The following discussion highlights the Company's principal risks and some of the policies and procedures for risk identification, assessment and mitigation. See Liquidity and Capital Resources for a discussion on liquidity risk and note "13. Financial Instruments with Off-Balance-Sheet and Credit Risk" in the Notes to Consolidated Financial Statements for additional discussion on credit risk.
   Given the nature of the Company's revenues, expenses and risk profile, the Company's earnings and common stock price may be subject to significant volatility from period to period. The Company's results for any period are not necessarily indicative of results for a future period. Risk is inherent in the Company's business. Consequently, despite the Company's attempts to identify areas of risk, oversee operational areas involving risk and implement policies and procedures designed to mitigate risk, there can be no assurance that the Company will not suffer unexpected losses due to operating or other risks.

Competition
   The Company faces significant competition from companies seeking to attract customer financial assets, including full-commission brokerage firms, discount brokerage firms, online brokerage firms, mutual fund companies and banks. Certain of these competitors have significantly greater financial resources than the Company, particularly given the consolidation trend within the financial services industry. In addition, the recent expansion and customer acceptance of conducting financial transactions online has attracted competition from providers of online services and software development companies. The Company experienced declines in its average commission per revenue trade in 1998 mainly due to the Company's integration of its online and traditional brokerage services and reduction of the price of online trades for most of its customers, resulting in an increase in the proportion of trades placed through its online channels. As the Company focuses on further enhancements to its electronic service offering and online trades increase, average commission per revenue trade is expected to continue to decline.

Business Environment
   The Company's business, like that of other securities brokerage firms, is directly affected by the fluctuations in securities trading volumes and price levels that occur in fundamentally cyclical financial markets. While the Company's non-trading revenues have grown, transaction-based revenues continue to represent a majority of the Company's revenues and the Company may experience significant variations in revenues from period to period. The Company adjusts its expenses in anticipation of and in response to changes in financial market conditions and customer trading patterns. Certain of the Company's expenses (including variable compensation, portions of communications, and commissions, clearance and floor brokerage) vary directly with changes in financial performance or customer trading activity. Expenses relating to the level of contractors, temporary employees, overtime hours, advertising and market development, and professional services are adjustable over the short term to help the Company achieve its financial objectives. Additionally, development spending is discretionary and can be altered in response to market conditions. However, a significant portion of the Company's expenses such as salaries and wages, occupancy and equipment, and depreciation and amortization do not vary directly, at least in the short term, with fluctuations in revenues or securities trading volumes. Also, the Company views its development spending as essential for future growth and therefore prefers to avoid major adjustments in such spending unless faced with a sustained slowdown in revenue growth.

Operating Risk
  Operating risk is the potential for loss due to deficiencies in control processes or computer and technological systems. The Company's operations are highly dependent on the integrity of its computer and technological systems and the Company's success depends, in part, on its ability to make timely enhancements and additions to its technology to anticipate customer demands. To the extent the Company experiences system interruptions, errors or downtime (which could result from a variety of causes, including changes in customer use patterns, technological failure, changes to its systems, linkages with third-party systems, and power failures), the Company's business and operations could be negatively impacted. Additionally, rapid increases in customer demand may strain the Company's ability to enhance its technology and expand its operating capacity. To minimize business interruptions, the Company has built a second data center intended, in part, to further improve the recovery of business processing in the event of an emergency. The Company attempts to mitigate operating risk by maintaining a comprehensive internal control system, employing experienced personnel and maintaining backup and recovery functions.

Credit Risk
  Credit risk is the potential for loss due to a customer or counterparty failing to perform its contractual obligations. The Company's exposure to credit risk mainly results from its margin lending activities, securities lending activities, role as a counterparty in financial contracts, investing activities, and the investing activities of certain of the Company's proprietary funds. To mitigate the risks of such losses, the Company has established policies and procedures which include: establishing and reviewing credit limits, and monitoring of credit limits and quality of counterparties. In addition, many of the Company's credit extensions, such as margin loans to customers and resale agreements, are supported by collateral arrangements. These arrangements are subject to requirements to provide additional collateral in the event that market fluctuations result in declines in the value of collateral received.

Market Risk
   Market risk is the potential for loss due to a change in the value of a financial instrument held by the Company as a result of fluctuations in currency exchange and interest rates, and equity prices. The Company's exposure to currency exchange rate risk through its operations in Europe is not material.
   The Company is exposed to interest rate risk primarily from changes in the interest rates on its interest-earning assets (mainly margin loans to customers and investments) and its funding sources (including customer cash balances, proceeds from stock-lending activities, borrowings, and stockholders' equity) which finance these assets. The Company attempts to mitigate this risk by monitoring the net interest margin and average maturity of its investments, and has the ability to adjust the rates paid on customer balances and charged on margin loans.
   The Company is exposed to equity price risk through its role as a financial intermediary in customer-related transactions, and by holding financial instruments mainly in its capacity as a market maker and relating to its specialists operations. To mitigate the risk of losses, these financial instruments are marked to market daily and are monitored by management to assure compliance with limits established by the Company. Additionally, the Company may purchase exchange-traded option contracts to reduce market risk on these inventories.
   Additional qualitative and quantitative disclosures about market risk are summarized as follows.

Financial Instruments Held For Trading Purposes
   The Company held government securities with a fair value of approximately $13 million and $5 million at December 31, 1998 and 1997, respectively. These securities, and the associated interest rate risk, are not material to the Company's financial position, results of operations or cash flows.
   Through Schwab and M&S, the Company maintains inventories in exchange-listed and Nasdaq securities on both a long and short basis. The fair value of these securities at December 31, 1998, was $60 million in long positions and $35 million in short positions. The fair value of these securities at December 31, 1997 was $52 million in long positions and $28 million in short positions. The potential loss in fair value, using a hypothetical 10% decline in prices, is estimated to be approximately $3 million for both years due to the offset of losses in long positions with gains in short positions. In addition, the Company generally enters into exchange-traded option contracts to hedge against potential losses in inventory positions, thus reducing this potential loss exposure. This hypothetical 10% decline in prices would not be material to the Company's financial position, results of operations or cash flows. The notional amount of option contracts was approximately $74 million and $39 million at December 31, 1998 and 1997, respectively. The fair value of such option contracts was not material to the Company's consolidated balance sheets at December 31, 1998 and 1997.

Financial Instruments Held For Purposes Other Than Trading
  For its working capital and reserves required to be segregated under federal or other regulations, the Company invests in money market funds, resale agreements, certificates of deposit, and commercial paper. Money market funds do not have maturity dates and do not present a material market risk. The other financial instruments, as shown in the following table, are fixed rate investments with short maturities and are not subject to material changes in value due to interest rate movements (dollars in millions):


                                           Principal Amount
                                           by Maturity Date          Fair Value
December 31,                              1999    Thereafter        1998    1997
--------------------------------------------------------------------------------
Resale agreements (1)                   $7,608                    $7,608  $5,107
  Weighted-average interest rate         4.96%
Certificates of deposit                 $2,004                    $2,004  $1,499
  Weighted-average interest rate         5.04%
Commercial paper                        $  525                    $  525  $  221
  Weighted-average interest rate         5.35%
================================================================================

(1) 1997 includes resale agreements of $4,707 million included in cash and investments required to be segregated under federal or other regulations and $400 million included in cash and cash equivalents.


  At December 31, 1998, CSC had $351 million aggregate principal amount of Medium-Term Notes issued and outstanding, with fixed interest rates ranging from 5.78% to 7.72%. At December 31, 1997, CSC had $361 million aggregate principal amount of Medium-Term Notes issued and outstanding, with fixed interest rates ranging from 5.67% to 7.72%. The Company has fixed cash flow requirements regarding these Medium-Term Notes due to the fixed rate of interest. The fair value of these Medium-Term Notes at December 31, 1998 and 1997, based on estimates of market rates for debt with similar terms and remaining maturities, approximated their carrying amount. The table below presents the principal amount of these Medium-Term Notes by year of maturity (dollars in millions):


Year Ending                 Weighted-Average     Principal
 December 31,                Interest Rate         Amount
-----------------------------------------------------------
1999                              6.8%                $ 40
2000                              6.3%                  48
2001                              7.0%                  39
2002                              7.0%                  40
2003                              6.4%                  43
Thereafter                        6.7%                 141
===========================================================

  The Company maintains investments in mutual funds, approximately $50 million and $32 million at December 31, 1998 and 1997, respectively, to fund obligations under its deferred compensation plan, which is available to certain employees. Any decrease in the fair value of these investments would result in a comparable decrease in the deferred compensation plan obligation and would not affect the Company's financial position, results of operations or cash flows.

Legal and Compliance Risk
  Legal and compliance risk refers to the possibility that the Company will be found, by a court, arbitration panel or regulatory authority, not to have complied with an applicable legal or regulatory requirement. The Company may be subject to lawsuits or arbitration claims by customers, employees or other third parties in the different jurisdictions in which it conducts business. In addition, the Company is subject to extensive regulation by the SEC, the National Association of Securities Dealers, Inc., the NYSE, and other federal, state and market regulators, as well as certain foreign regulatory authorities. The Company attempts to mitigate legal and compliance risk through policies and procedures that it believes are reasonably designed to prevent or detect violations of applicable statutory and regulatory requirements (see note "12. Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements).


LOOKING AHEAD

   The consolidation trend in financial services continued during 1998, in some cases creating competitors that have significantly greater financial resources than the Company. However, management believes that the Company's competitive advantages will enable the firm to pursue its strategy of attracting and retaining customer assets. As described more fully in the Description of Business section above, these competitive advantages include: a nationally recognized brand, a broad line of products and services offered at prices that management believes represent superior value, multi-channel delivery systems, and the commitment and skills necessary to invest in technology intended to empower customers and reduce costs. Additionally, the Company's significant level of employee ownership aligns the interests of management with those of stockholders.
   During 1999, the Company expects to remain focused primarily on serving individual investors in the U.S., either directly or through independent investment managers. Management also expects to continue a process of selective international expansion.
   While certain competitors, especially brokerage firms focused on trading via online channels, are expected to continue price-based competition, management believes that providing superior service and value are crucial to appealing to a broad set of investors. Management believes that the key to the Company's future success will be its ability to combine people and technology in ways that provide investors with the access, information, guidance and advice they expect, as well as superior service, all at a significantly lower cost than traditional providers of financial services. As a result, the Company expects to increasingly compete with full-commission brokerage firms, banks and other traditional providers of financial products and services.
   Capitalizing on and strengthening the Company's competitive advantages requires significant development spending and capital expenditures. Management believes that these ongoing investments are critical to increasing the Company's market share and achieving its long-term financial objectives, which include annual growth in revenues of 20%, an after-tax profit margin of 10%, and a return on stockholders' equity of 20%.

The Charles Schwab Corporation
Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

Year Ended December 31,                                                          1998                 1997               1996
------------------------------------------------------------------------------------------------------------------------------
Revenues
   Commissions                                                             $1,309,383           $1,174,023         $  954,129
   Mutual fund service fees                                                   559,241              427,673            311,067
   Interest revenue, net of interest expense of $651,881 in 1998,
       $546,483 in 1997 and $425,872 in 1996                                  475,617              353,552            254,988
   Principal transactions                                                     286,754              257,985            256,902
   Other                                                                      105,226               85,517             73,836
------------------------------------------------------------------------------------------------------------------------------
     Total                                                                  2,736,221            2,298,750          1,850,922
------------------------------------------------------------------------------------------------------------------------------
Expenses Excluding Interest
   Compensation and benefits                                                1,162,823              961,824            766,377
   Communications                                                             206,139              182,739            164,756
   Occupancy and equipment                                                    200,951              154,181            130,494
   Advertising and market development                                         154,981              129,550             83,987
   Depreciation and amortization                                              138,477              124,682             98,342
   Professional services                                                       87,504               69,583             52,055
   Commissions, clearance and floor brokerage                                  82,981               91,933             80,674
   Other                                                                      125,821              137,011             80,174
------------------------------------------------------------------------------------------------------------------------------
     Total                                                                  2,159,677            1,851,503          1,456,859
------------------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                 576,544              447,247            394,063
Taxes on income                                                               228,082              176,970            160,260
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                 $  348,462           $  270,277         $  233,803
==============================================================================================================================
Weighted-Average Common Shares Outstanding - Diluted*                         411,505              408,863            403,652
==============================================================================================================================
Earnings Per Share*
   Basic                                                                   $      .88           $      .69         $      .60
   Diluted                                                                 $      .85           $      .66         $      .58
==============================================================================================================================
Dividends Declared Per Common Share*                                       $    .1080           $    .0933         $    .0800
==============================================================================================================================

*Reflects the December 1998 three-for-two common stock split.
See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
Consolidated Balance Sheet
(In Thousands, Except Per Share Amounts)

December 31,                                                                                               1998              1997
----------------------------------------------------------------------------------------------------------------------------------
Assets
    Cash and cash equivalents                                                                      $  1,155,928      $    797,447
    Cash and investments required to be segregated under federal or other regulations
        (including resale agreements of $7,608,067 in 1998 and $4,707,187 in 1997)                   10,242,943         6,774,024
    Receivable from brokers, dealers and clearing organizations                                         334,334           267,070
    Receivable from customers - net                                                                   9,646,140         7,751,513
    Securities owned - at market value                                                                  242,115           282,569
    Equipment, office facilities and property - net                                                     396,163           342,273
    Intangible assets - net                                                                              46,274            55,854
    Other assets                                                                                        200,493           210,957
----------------------------------------------------------------------------------------------------------------------------------
      Total                                                                                        $ 22,264,390      $ 16,481,707
==================================================================================================================================
Liabilities and Stockholders' Equity
    Drafts payable                                                                                 $    324,597      $    268,644
    Payable to brokers, dealers and clearing organizations                                            1,422,300         1,122,663
    Payable to customers                                                                             18,119,622        13,106,202
    Accrued expenses and other liabilities                                                              618,249           478,032
    Borrowings                                                                                          351,000           361,049
----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                              20,835,768        15,336,590
----------------------------------------------------------------------------------------------------------------------------------
    Stockholders' equity:
      Preferred stock - 9,940 shares authorized; $.01 par value per share;
          none issued
      Common stock -  500,000 shares authorized; $.01 par value per share; 401,883
          shares issued and outstanding in 1998 and 401,533 shares issued in 1997*                        4,019             2,677
      Additional paid-in capital                                                                        213,312           241,422
      Retained earnings                                                                               1,254,953           955,496
      Treasury stock - 2,630 shares in 1997, at cost*                                                                     (35,401)
      Unearned ESOP shares                                                                               (1,088)           (2,769)
      Unamortized restricted stock compensation                                                         (43,882)          (17,228)
      Foreign currency translation adjustment                                                             1,308               920
----------------------------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                                                  1,428,622         1,145,117
----------------------------------------------------------------------------------------------------------------------------------
      Total                                                                                        $ 22,264,390      $ 16,481,707
==================================================================================================================================

* Reflects the December 1998 three-for-two common stock split.
See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
Consolidated Statement of Cash Flows
(In Thousands)

December 31,                                                                       1998             1997           1996
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
    Net income                                                              $   348,462      $   270,277    $   233,803
        Noncash items included in net income:
            Depreciation and amortization                                       138,477          124,682         98,342
            Compensation payable in common stock                                 28,189           24,385         26,693
            Deferred income taxes                                                (6,219)         (29,074)        (5,214)
            Other                                                                 4,714            3,047          4,526
    Change in securities owned                                                   40,454         (154,699)       (14,344)
    Change in other assets                                                       16,547          (25,934)        (2,396)
    Change in accrued expenses and other liabilities                            208,783          153,234         48,964
------------------------------------------------------------------------------------------------------------------------
        Net cash provided before change in customer-related balances            779,407          365,918        390,374
------------------------------------------------------------------------------------------------------------------------
    Change in customer-related balances:
        Cash and investments required to be segregated under
            federal or other regulations                                     (3,466,062)         456,662     (1,796,722)
        Receivable from brokers, dealers and clearing organizations             (65,978)         (37,449)       (81,517)
        Receivable from customers - net                                      (1,893,821)      (2,741,796)    (1,066,802)
        Drafts payable                                                           56,028           43,908         11,069
        Payable to brokers, dealers and clearing organizations                  298,411          245,327        292,699
        Payable to customers                                                  5,010,081        1,935,507      2,608,577
------------------------------------------------------------------------------------------------------------------------
            Net change in customer-related balances                             (61,341)         (97,841)       (32,696)
------------------------------------------------------------------------------------------------------------------------
              Net cash provided by operating activities                         718,066          268,077        357,678
------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
    Purchase of equipment, office facilities and property - net                (185,494)        (139,416)      (159,812)
    Cash payments for businesses acquired                                        (1,400)          (1,200)        (4,709)
------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                  (186,894)        (140,616)      (164,521)
------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
    Proceeds from borrowings                                                     30,000          111,000         64,000
    Repayment of borrowings                                                     (40,049)         (33,649)       (27,459)
    Dividends paid                                                              (43,068)         (37,091)       (31,495)
    Purchase of treasury stock                                                 (150,180)         (18,234)       (28,171)
    Proceeds from stock options exercised and other                              30,766           14,530          7,839
------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                       (172,531)          36,556        (15,286)
------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                       (160)             113            450
------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                           358,481          164,130        178,321
Cash and cash equivalents at beginning of year                                  797,447          633,317        454,996
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $ 1,155,928      $   797,447    $   633,317
========================================================================================================================

See Notes to Consolidated Financial Statements.

The Charles Schwab Corporation
Consolidated Statement of Stockholders' Equity
(In Thousands)

                                                                                                 Unamortized   Foreign
                                        Common Stock   Additional                      Unearned  Restricted    Currency
                                      ----------------  Paid-In   Retained   Treasury    ESOP       Stock     Translation
                                       Shares*  Amount  Capital   Earnings    Stock     Shares   Compensation  Adjustment    Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995           391,571  $1,785 $180,302 $  520,532 $ (50,968) $ (9,397)   $ (7,074)     $(2,286) $  632,894
Comprehensive income:
     Net income                                                    233,803                                                  233,803
     Foreign currency translation
        adjustment                                                                                                5,566       5,566
                                                                                                                         -----------
     Total comprehensive income                                                                                             239,369
Dividends declared on common stock                                 (31,495)                                                 (31,495)
Purchase of treasury stock              (2,432)                              (28,171)                                       (28,171)
Stock options exercised and restricted
   stock compensation awards             4,763           10,180               18,862                (5,068)                  23,974
Amortization of restricted stock
   compensation awards                                                                               3,484                    3,484
ESOP shares released for allocation                      10,375        245               3,880                               14,500
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996           393,902   1,785  200,857    723,085   (60,277)   (5,517)     (8,658)       3,280     854,555
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
     Net income                                                    270,277                                                  270,277
     Foreign currency translation
        adjustment                                                                                               (2,360)     (2,360)
                                                                                                                         -----------
     Total comprehensive income                                                                                             267,917
Dividends declared on common stock                                 (37,091)                                                 (37,091)
Purchase of treasury stock              (1,230)                              (18,234)                                       (18,234)
Stock options exercised and restricted
   stock compensation awards             6,231           25,830               43,110               (14,179)                  54,761
Three-for-two stock split effected in
   the form of a 50% stock dividend                         892                 (892)
Amortization of restricted stock
   compensation awards                                                                               5,609                    5,609
ESOP shares released for allocation                      14,735        117               2,748                               17,600
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997           398,903   2,677  241,422    955,496   (35,401)   (2,769)    (17,228)         920   1,145,117
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
     Net income                                                    348,462                                                  348,462
     Foreign currency translation
        adjustment                                                                                                  388         388
                                                                                                                         -----------
     Total comprehensive income                                                                                             348,850
Dividends declared on common stock                                 (43,068)                                                 (43,068)
Purchase of treasury stock              (6,255)                             (150,180)                                      (150,180)
Stock options exercised and restricted
   stock compensation awards             9,245       4  (40,872)    (4,375)  185,581               (42,153)                  98,185
Three-for-two stock split effected in
   the form of a 50% stock dividend              1,338              (1,338)
Cash paid in lieu of fractional shares
   as a result of the stock split          (10)                       (364)                                                    (364)
Amortization of restricted stock
   compensation awards                                                                              15,499                   15,499
ESOP shares released for allocation                      12,762        140               1,681                               14,583
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998           401,883  $4,019 $213,312 $1,254,953            $ (1,088)   $(43,882)     $ 1,308  $1,428,622
====================================================================================================================================

* Share amounts are presented net of treasury shares and reflect the December 1998 three-for-two common stock split.
See Notes to Consolidated Financial Statements.

                         The Charles Schwab Corporation
                   Notes to Consolidated Financial Statements
    (Tabular Amounts in Thousands, Except Per Share and Option Price Amounts)

1.  Basis of Presentation

   The consolidated  financial statements include The Charles Schwab Corporation
(CSC) and its subsidiaries (collectively referred to as the Company). CSC is a holding company engaged, through its subsidiaries, in securities brokerage and related financial services. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 291 domestic branch offices in 47 states, as well as branches in the Commonwealth of Puerto Rico, the United Kingdom and the U.S. Virgin Islands. Another subsidiary, Charles Schwab Europe
(CSE), is a retail securities brokerage firm located in the United Kingdom. Other subsidiaries include Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, and Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional customers.
   Certain items in prior years' financial statements have been reclassified to conform to the 1998 presentation. All material intercompany balances and transactions have been eliminated.

2.  Significant Accounting Policies

Securities transactions: Customers' securities transactions are recorded on the date that they settle, while the related commission revenues and expenses are recorded on the date that the trade occurs. Principal transactions are recorded on a trade date basis.

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

Receivable from customers that remain unsecured or partially secured for more than 90 days are fully reserved for, and are stated net of allowance for doubtful accounts of $8 million at December 31, 1998 and 1997.

Equipment, office facilities and property: Equipment and office facilities are depreciated on a straight-line basis over the estimated useful life of the asset of three to seven years. Buildings are depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the life of the lease. Equipment, office facilities and property are stated at cost net of accumulated depreciation and amortization of $452 million and $366 million at December 31, 1998 and 1997, respectively.

Intangible assets, including goodwill and customer lists, are amortized on a straight-line basis over three to fifteen years. Intangible assets are stated at cost net of accumulated amortization of $196 million and $186 million at December 31, 1998 and 1997, respectively.

Estimated fair value of financial instruments: The Company considers the amounts recorded for financial instruments on the consolidated balance sheet to be reasonable estimates of fair value.

Derivatives: The Company's derivatives activities were limited to exchange-traded option contracts to reduce market risk on inventories in Nasdaq and exchange-listed securities. The notional amount of such derivatives was $74 million and $39 million at December 31, 1998 and 1997, respectively. The fair value of such derivatives was not material to the Company's consolidated balance sheets at December 31, 1998 and 1997.

Securities lending activities: Securities loaned are recorded at the amount of cash collateral received and included in payable to brokers, dealers and clearing organizations. The Company monitors the market value of securities loaned on a daily basis and requires additional cash as collateral when necessary.

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

Common stock split: Share and per share information presented in the financial statements and related notes have been restated to reflect the December 1998 three-for-two common stock split, effected in the form of a 50% stock dividend.

Cash flows: For purposes of reporting cash flows, the Company considers all highly liquid investments (including resale agreements) with original maturities of three months or less that are not required to be segregated under federal or other regulations to be cash equivalents.

New accounting standards: Statement of Financial Accounting Standards (SFAS) No. 125 -- Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was adopted by the Company in 1997, except for certain financial assets for which the effective date had been delayed by SFAS No. 127 -- Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, which was adopted by the Company effective January 1, 1998. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The adoption of these statements did not have an effect on the Company's financial position, results of operations, earnings per share or cash flows.
   The Company adopted SFAS No. 130 -- Reporting Comprehensive Income in 1998. This statement establishes standards for the reporting and display of comprehensive income, which includes net income and changes in equity except those resulting from investments by, or distributions to, stockholders. Comprehensive income, which includes net income and foreign currency translation adjustments, is disclosed in the Consolidated Statement of Stockholders' Equity.
   SFAS No. 133 -- Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and the Company is required to adopt this statement by January 1, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability, measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and such hedge accounting treatment is elected. While the Company is currently evaluating the effects of this statement, its adoption is not expected to have a material impact on the Company's financial position, results of operations, earnings per share or cash flows.
   Statement of Position 98-1 -- Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, was issued in March 1998 and the Company is required to adopt this statement by January 1, 1999. This statement requires that certain costs incurred for purchasing or developing software for internal use be capitalized and amortized over the software's estimated useful life. In prior years, the Company capitalized costs incurred for purchasing internal-use software, but expensed costs incurred for developing internal-use software. In accordance with the statement, prior years' financial statements will not be adjusted to reflect this accounting change. The Company estimates that $40 million to $60 million in software development costs will be capitalized in 1999. However, the positive impact to earnings caused by capitalizing these costs versus expensing them is expected to be substantially offset by the Company's anticipated increase in development spending in 1999.

3.  Securities Owned

   Securities owned are recorded at market value and consist of the following:

December 31,                                 1998      1997
-----------------------------------------------------------
SchwabFunds money market funds           $ 88,131  $161,175
Equity and bond mutual funds               80,758    63,504
Equity and other securities                73,226    57,890
-----------------------------------------------------------
  Total securities owned                 $242,115  $282,569
===========================================================

   The Company's positions in SchwabFunds money market funds arise from certain overnight funding of customers' redemption, check-writing and debit card activities. Equity and bond mutual funds include investments made by the Company for funding obligations under its deferred compensation plan and for overnight funding of certain SchwabFunds customers' transactions. Equity and other securities include M&S' inventories in Nasdaq securities and Schwab's inventories in exchange-listed securities relating to its specialist operations.
   Securities sold, but not yet purchased, of $35 million and $28 million at December 31, 1998 and 1997, respectively, consist of equity and other securities, and are recorded at market value in accrued expenses and other liabilities.

4. Payable to Brokers, Dealers and Clearing Organizations

   Payable to brokers, dealers and clearing organizations consist primarily of securities loaned of $1,201 million and $998 million at December 31, 1998 and 1997, respectively. Securities loaned are recorded at the amount of cash collateral received. The market value of securities pledged under securities lending transactions approximated amounts due.

5.  Payable to Customers

   The principal source of funding for Schwab's margin lending is cash balances in customer accounts. At December 31, 1998, Schwab was paying interest at 4.1% on $15,143 million of cash balances in customer brokerage accounts, which were included in payable to customers. At December 31, 1997, Schwab was paying interest at 4.7% on $11,161 million of such cash balances.

6.  Borrowings

   Borrowings consist of the following:

December 31,                                1998       1997
-----------------------------------------------------------
Medium-Term Notes                      $ 351,000  $ 361,000
Other                                                    49
-----------------------------------------------------------
  Total borrowings                     $ 351,000  $ 361,049
===========================================================

   At December 31, 1998, CSC had $351 million aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes) outstanding, with fixed interest rates ranging from 5.78% to 7.72% and maturities ranging from 1999 to 2008 as follows:

------------------------------------------------------------
1999                                                $ 40,000
2000                                                  48,000
2001                                                  39,000
2002                                                  40,000
2003                                                  43,000
Thereafter                                           141,000
============================================================

   The Medium-Term Notes carry a weighted-average interest rate of 6.70%. The fair value of the Medium-Term Notes at December 31, 1998 and 1997, based on estimates of market rates for debt with similar terms and remaining maturities, approximated their carrying amounts.
   At December 31, 1998, CSC had $205 million in Senior or Senior Subordinated Medium-Term Notes, Series A available to be issued.
   CSC may borrow under its $350 million committed, unsecured credit facility with a group of ten banks. One-half of the commitments under this facility expires in June 1999, and the other half expires in June 2001. The funds are available for general corporate purposes and CSC pays a commitment fee on the unused balance of this facility. The terms of this facility require CSC to maintain minimum levels of stockholders' equity, and Schwab and M&S to maintain specified levels of net capital, as defined. The Company believes that these restrictions will not have a material effect on its ability to meet future dividend or funding requirements. This facility was unused in 1998.
   To manage short-term liquidity, CSC and Schwab maintain uncommitted, unsecured bank credit lines totaling $545 million and $595 million at December 31, 1998 and 1997, respectively. There were no borrowings outstanding under these lines at December 31, 1998 and 1997.
   To satisfy the margin requirement of customer option transactions with the Options Clearing Corporation, Schwab had unsecured letter of credit agreements with seven banks totaling $670 million at December 31, 1998. Schwab pays a fee to maintain these letter of credit agreements. No funds were drawn under these agreements at December 31, 1998 and 1997.

7.  Taxes on Income

   Income tax expense is as follows:

Year Ended December 31,        1998         1997         1996
-------------------------------------------------------------
Current:
   Federal                 $206,500     $179,110     $138,990
   State                     27,801       26,934       26,484
-------------------------------------------------------------
      Total current         234,301      206,044      165,474
-------------------------------------------------------------
Deferred:
   Federal                   (6,343)     (26,484)      (4,881)
   State                        124       (2,590)        (333)
-------------------------------------------------------------
      Total deferred         (6,219)     (29,074)      (5,214)
-------------------------------------------------------------
Total taxes on income      $228,082     $176,970     $160,260
=============================================================

   The above amounts do not include tax benefits from the exercise of stock options and the vesting of restricted stock awards, which for accounting purposes are credited directly to additional paid-in capital. Such tax benefits reduced income taxes paid by $69 million in 1998, $34 million in 1997 and $15 million in 1996.
   The temporary differences that created deferred tax assets and liabilities, included in other assets, and accrued expenses and other liabilities, are detailed below:

December 31,                                1998        1997
------------------------------------------------------------
Deferred Tax Assets:
   Deferred compensation                 $40,963     $33,142
   Reserves and allowances                22,264      33,456
   Asset valuation differences             3,017      (1,101)
   Other                                   3,081      (4,479)
------------------------------------------------------------
        Total deferred assets             69,325      61,018
------------------------------------------------------------
Deferred Tax Liabilities:
   State and local taxes                  (2,407)     (2,622)
   Depreciation and amortization          (1,713)        735
------------------------------------------------------------
        Total deferred liabilities        (4,120)     (1,887)
------------------------------------------------------------
Net deferred tax asset                   $65,205     $59,131
============================================================

   The Company determined that no valuation allowance against deferred tax assets at December 31, 1998 and 1997 was necessary.
   The effective income tax rate differs from the amount computed by applying the federal statutory income tax rate as follows:

Year Ended December 31,               1998     1997     1996
------------------------------------------------------------
Federal statutory income tax rate    35.0%    35.0%    35.0%
State income taxes, net of
   federal tax benefit                3.2      3.5      4.3
Other                                 1.4      1.1      1.4
------------------------------------------------------------
   Effective income tax rate         39.6%    39.6%    40.7%
============================================================

8.  Stock Options and Restricted Stock Awards

   The Company's stock incentive plans provide for granting options to employees, officers and directors, and restricted stock awards to employees and officers.
   Under the Company's stock incentive plan for granting options and restricted stock awards to non-officer employees, the Company granted 1,660,000 options in 1998 to non-officer employees employed as of December 31, 1997. The Company expects to grant such options annually with the size of the grant based on Company and individual performance.
   Options are granted for the purchase of shares of common stock at not less than market value on the date of grant, and expire within either eight or ten years from the date of grant. Options generally vest over a four-year period from the date of grant. A summary of option activity follows:

                                   1998                        1997                        1996
                        -------------------------   -------------------------   -------------------------
                                       Weighted-                   Weighted-                   Weighted-
                                        Average                     Average                     Average
                           Number      Exercise        Number      Exercise        Number      Exercise
                         of Options      Price       of Options      Price       of Options      Price
---------------------------------------------------------------------------------------------------------
 Outstanding at
   beginning of year        32,575        $ 8.12        32,358        $ 5.05        34,746        $ 4.13
     Granted (1)            10,070        $30.09         6,050        $20.02         3,205        $11.22
     Exercised              (7,963)       $ 3.99        (5,210)       $ 2.80        (4,256)       $ 1.76
     Canceled               (1,284)       $19.21          (623)       $ 8.79        (1,337)       $ 6.50
---------------------------------------------------------------------------------------------------------
 Outstanding at
   end of year              33,398        $15.30        32,575        $ 8.12        32,358        $ 5.05
=========================================================================================================
 Exercisable at
   end of year              17,261        $ 6.49        20,038        $ 4.20        20,807        $ 3.11
=========================================================================================================
 Available for
   future grant at
   end of year              17,381                      23,972                       6,633
=========================================================================================================
 Weighted-average
   fair value of
   options granted
   during the year (1)     $ 10.95                     $  8.89                     $  4.94
=========================================================================================================

(1)In 1998, 1,800,000 options were granted with an exercise price greater than the fair market value of the Company's common stock on the date of grant. The weighted-average exercise price of these options is $50.00 and the weighted-average fair value is $8.53. The remaining 8,270,000 options were granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant. The weighted-average exercise price of these options is $25.76 and the weighted-average fair value is $11.48.


   The fair value of each option granted is estimated as of the grant date using the Black-Scholes option-pricing model with the following assumptions:

                                    1998      1997    1996
----------------------------------------------------------
Dividend yield                      .65%      .75%    .75%
Expected volatility                  45%       44%     44%
Risk-free interest rate             5.6%      6.2%    6.0%
Expected life (in years)           5 - 8        5       5
----------------------------------------------------------


   The following table summarizes information about options outstanding and exercisable:

December 31, 1998
--------------------------------------------------------------------------------------------------
                                     Options Outstanding                   Options Exercisable
                          ------------------------------------------   ---------------------------
                                           Weighted-
                                            Average       Weighted-                     Weighted-
                                           Remaining       Average                       Average
         Range of            Number       Contractual     Exercise        Number        Exercise
     Exercise Prices       of Options   Life (in years)     Price       of Options        Price
--------------------------------------------------------------------------------------------------
 $    1.00  to  $   5.00      11,594         3.3            $ 3.32          11,594        $ 3.32
 $    5.01  to  $  21.00      10,783         7.3            $13.52           5,293        $12.06
 $   21.01  to  $  67.00      11,021         9.2            $29.64             374        $25.92
--------------------------------------------------------------------------------------------------
 $    1.00  to  $  67.00      33,398         6.6            $15.30          17,261        $ 6.49
==================================================================================================


   The Company applies Accounting Principles Board Opinion No. 25 -- Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the Company's options. Had compensation expense for the Company's options been determined based on the fair value at the grant dates for awards under those plans consistent with the fair value method of SFAS No. 123 -- Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts presented below:

Year Ended December 31,         1998       1997       1996
----------------------------------------------------------
Net Income:   As reported   $348,462   $270,277   $233,803
              Pro forma     $320,779   $255,850   $227,401
==========================================================
Basic Earnings
  Per Share:  As reported   $    .88   $    .69   $    .60
              Pro forma     $    .81   $    .65   $    .58
Diluted Earnings
  Per Share:  As reported   $    .85   $    .66   $    .58
              Pro forma     $    .78   $    .63   $    .56
==========================================================

   The pro forma effect on net income increased in 1998 due to the 66% increase in options granted in 1998 and due to the fully reflected pro forma effect on net income resulting from SFAS No. 123 applying only to options granted after December 31, 1994.
   Restricted stock awards are restricted from sale and generally vest over a four-year period, but some vest based upon the Company achieving certain financial measures. The fair market value of shares associated with the restricted stock awards is recorded as unamortized restricted stock compensation in stockholders' equity and is amortized to compensation expense over the vesting periods.

   Restricted stock information is as follows:

                                              1998      1997       1996
-----------------------------------------------------------------------
Restricted stock awards                      1,532     1,158        452
Average market price of awarded shares     $ 27.51   $ 16.94     $10.70
Restricted shares outstanding (at year end)  2,639     2,324      1,712
Restricted stock expense and amortization  $19,516   $10,285     $4,369
-----------------------------------------------------------------------

9.  Employee Benefit Plans

   The Company has a profit sharing and employee stock ownership plan (Profit Sharing Plan), including a 401(k) salary deferral component, for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense was $46 million in 1998, $44 million in 1997 and $36 million in 1996.
   In 1993, the Profit Sharing Plan borrowed $15 million from the Company to purchase approximately 5 million shares of the Company's common stock. The note receivable from the Profit Sharing Plan had a balance of $1 million and $2 million at December 31, 1998 and 1997, respectively, bears interest at 7.9% and is due in annual installments through 2007. Shares are released for allocation to eligible employees' accounts based on the proportion of principal and interest payments made during the year as compared to the total of these payments and the remaining principal and interest. In accordance with Statement of Position No. 93-6 -- Employers' Accounting for Employee Stock Ownership Plans (the Statement), the fair value of shares released for allocation to employees through the employee stock ownership plan (ESOP) is recognized by the Company as compensation and benefits expense -- $15 million in 1998, $17 million in 1997 and $14 million in 1996. Only released ESOP shares are considered outstanding for basic and diluted earnings per share computations. Dividends on allocated shares and unallocated shares are charged to retained earnings and are used to make principal and interest payments on the ESOP note receivable, respectively. The unallocated shares are recorded as unearned ESOP shares on the consolidated balance sheet. Under the "grandfather" provisions of the Statement, the Company did not apply the Statement to shares purchased by the ESOP prior to 1993.
   The ESOP share information is as follows:

December 31,                            1998           1997
-----------------------------------------------------------
Allocated shares:
   Purchased prior to 1993            15,862         18,959
   Purchased in 1993 and after         5,446          4,424
Shares released for allocation:
   Purchased in 1993 and after           604          1,022
Unreleased shares:
   Purchased in 1993 and after           356            895
-----------------------------------------------------------
Total ESOP shares                     22,268         25,300
===========================================================
Fair value of unreleased shares      $20,028        $25,020
===========================================================

   The Company is the beneficiary of a life insurance program covering the majority of its employees. Under the program, the cash surrender value of insurance policies is recorded net of policy loans in other assets. At December 31, 1998 and 1997, policy loans with an interest rate of 7.1% and 8.0%, respectively, totaled $81 million.

10.  Earnings Per Share

  SFAS No. 128 -- Earnings Per Share requires a dual presentation of basic and diluted earnings per share (EPS). Basic EPS excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential reduction in EPS that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Earnings per share under the basic and diluted computations are as follows:

Year Ended December 31,                                 1998        1997         1996
--------------------------------------------------------------------------------------
Net income                                          $348,462    $270,277     $233,803
======================================================================================

Weighted-average common
     shares outstanding - basic                      397,028     393,821      389,863
Common stock equivalent shares
     related to stock option plans                    14,477      15,042       13,789
--------------------------------------------------------------------------------------
Weighted-average common
     shares outstanding - diluted                    411,505     408,863      403,652
======================================================================================

Basic earnings per share                            $    .88    $    .69     $    .60
======================================================================================
Diluted earnings per share                          $    .85    $    .66     $    .58
======================================================================================

   Stock options to purchase 10,103,000 shares in 1998, 2,635,000 shares in 1997 and 4,925,000 shares in 1996 were outstanding at each respective year end, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares, and therefore the effect would be antidilutive.

11.  Regulatory Requirements

   Schwab and M&S are subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the Rule) and each compute net capital under the alternative method permitted by this Rule, which requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from customer transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and M&S is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 1998, Schwab's net capital was $987 million (10% of aggregate debit balances), which was $793 million in excess of its minimum required net capital and $503 million in excess of 5% of aggregate debit balances. At December 31, 1998, M&S' net capital was $14 million, which was $13 million in excess of its minimum required net capital.
   Schwab and CSE had portions of their cash and investments segregated for the exclusive benefit of customers at December 31, 1998, in accordance with applicable regulations. M&S had no such cash reserve requirement at December 31, 1998.

12.  Commitments and Contingent Liabilities

   The  Company  has  noncancelable   operating  leases  for  office  space  and
equipment. Future minimum rental commitments under these leases at December 31, 1998 are as follows:

-----------------------------------------------------------
1999                                               $101,433
2000                                                 85,472
2001                                                 81,732
2002                                                 73,625
2003                                                 51,524
Thereafter                                          346,511
===========================================================

   Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $138 million in 1998, $104 million in 1997 and $92 million in 1996.
   On November 9, 1998, the United States District Court for the Southern District of New York granted final approval of the settlement agreement in the consolidated class action, In re: Nasdaq Market-Makers Antitrust Litigation. The settlement fully resolves alleged claims on behalf of certain persons who purchased or sold Nasdaq securities during the period May 1, 1989 through July 17, 1996 concerning the width of spreads between the bid and ask prices of certain Nasdaq securities. An appeal of the court's approval order is pending. The Company recognized settlement charges in 1997 of $39 million ($24 million after-tax), and does not expect to incur any further charges relating to this settlement.
   Between August 12, 1993 and November 17, 1995, Schwab was named as a defendant in eleven class action lawsuits in seven states. The class actions all purport to be brought on behalf of customers of Schwab who purchased or sold securities for which Schwab received "order flow" payments from the market maker, stock dealer or third party who executed the transaction. The complaints generally allege that Schwab failed to disclose and remit such payments to members of the class, and generally seek damages equal to the payments received by Schwab. Through December 1998, one of the actions was voluntarily dismissed and seven were resolved favorably to Schwab on the grounds that the claims asserted are preempted by federal law. The remaining three cases are pending in state courts in Texas and Louisiana. The Texas action and one of the two Louisiana actions are stayed and there has been no recent activity in the other Louisiana action.
   On January 11, 1999, the SEC announced the institution and settlement of an administrative proceeding in which the SEC found that M&S and 25 other Nasdaq market-making firms, in 1994, had violated certain trading practice rules. M&S settled the proceeding, without admitting or denying the SEC's findings, by consenting to pay $588,000 in penalties and disgorgement, and certain other non-monetary relief.
   The ultimate outcome of the legal proceedings described above and the various other lawsuits, arbitration proceedings, and claims pending against the Company cannot be determined at this time, and the results of these legal proceedings cannot be predicted with certainty. There can be no assurance that these legal proceedings will not have a material adverse effect on the Company's results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the Company's financial condition and results of operations. However, it is the opinion of management, after consultation with outside legal counsel, that the ultimate outcome of these actions will not have a material adverse impact on the financial condition or operating results of the Company.

13.  Financial Instruments with Off-Balance-Sheet and Credit Risk

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

   The Company is obligated to settle transactions with brokers and other financial institutions even if its customers fail to meet their obligations to the Company. Customers are required to complete their transactions on settlement date, generally three business days after trade date. If customers do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring deposits from customers in excess of amounts prescribed by regulatory requirements for certain types of trades.
   In the normal course of its margin lending activities, Schwab may be liable for the margin requirement of customer margin securities transactions. As customers write option contracts or sell securities short, the Company may incur losses if the customers do not fulfill their obligations and the collateral in customer accounts is not sufficient to fully cover losses which customers may incur from these strategies. To mitigate this risk, the Company monitors required margin levels daily and customers are required to deposit additional collateral, or reduce positions, when necessary.
   In its capacity as market maker, M&S maintains inventories in Nasdaq securities on both a long and short basis. While long inventory positions represent M&S' ownership of securities, short inventory positions represent M&S' obligations to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to M&S as market values of securities fluctuate. Also, Schwab maintains inventories in exchange-listed securities on both a long and short basis relating to its specialist operations and could incur losses or gains as a result of changes in the market value of these securities. To mitigate the risk of losses, long and short positions are marked to market daily and are monitored by management to assure compliance with limits established by the Company. Additionally, the Company may purchase exchange-traded option contracts to reduce market risk on these inventories.
   Schwab enters into collateralized resale agreements principally with other broker-dealers, which could result in losses in the event the counterparty to the transaction does not purchase the securities held as collateral for the cash advanced and the market value of these securities declines. To mitigate this risk, Schwab requires that the counterparty deliver securities to a custodian, to be held as collateral, with a market value in excess of the resale price. Schwab also sets standards for the credit quality of the counterparty, monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate.

14.  Segment Information

   The  Company  adopted  SFAS  No.  131 --  Disclosures  about  Segments  of an
Enterprise and Related Information during the fourth quarter of 1998. The adoption of this statement did not have an effect on the Company's financial position, results of operations, earnings per share or cash flows. This statement establishes standards for disclosures related to business operating segments (segments) in annual financial statements and requires selected information about segments to be disclosed in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services and geographic areas. Segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.
   The Company structures its segments according to its various types of customers and the services provided to those customers. These segments have been aggregated based on similarities in economic characteristics, types of customers, services provided, distribution channels and regulatory environment, into three reportable segments -- Individual Investor, Institutional Investor and Capital Markets. The Individual Investor segment includes Schwab's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, and serves company 401(k) plan sponsors and third-party administrators. (The Company's mutual fund services are considered a product and not a segment. Mutual fund service fees are included in both the Individual Investor and Institutional Investor segments.) The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers and institutional customers.
   The  accounting  policies of the segments are the same as those  described in note 2. Significant Accounting Policies. The Company evaluates the performance of its segments based on income before taxes on income. Segment assets are not disclosed because they are not used for evaluating segment performance and deciding how to allocate resources to segments. However, capital expenditures are used in evaluating segment performance and are therefore disclosed. Revenues from transactions with other segments within the Company (referred to as intersegment revenues) are recorded at market prices, as if the transactions were to third parties. Technology, corporate and general administrative expenses are allocated to segments generally in proportion to either their respective revenues or average full-time equivalent employees.
   Fees received from Schwab's proprietary mutual funds represented approximately 14% of the Company's consolidated revenues in 1998 and 12% in both 1997 and 1996. No single customer, except for Schwab's proprietary mutual funds, accounted for more than 10% of the Company's consolidated revenues in 1998, 1997 and 1996. Substantially all of the Company's revenues and assets are attributed to or located in the U.S. The percentage of Schwab's total customer accounts located in California were approximately 25%, 28% and 27% as of December 31, 1998, 1997 and 1996, respectively.

   Financial information for the Company's reportable segments is presented in the table below, and the totals are equal to the Company's consolidated amounts as reported in the consolidated financial statements. Capital expenditures are reported in total, as opposed to net of proceeds from the sale of fixed assets.

Year Ended December 31,         1998       1997        1996
-----------------------------------------------------------
Revenues
Individual investor       $1,992,316 $1,735,129  $1,377,587
Institutional investor       446,639    331,984     252,516
Capital markets              338,295    298,454     284,042
-----------------------------------------------------------
  Total                   $2,777,250 $2,365,567  $1,914,145
===========================================================
Intersegment Revenues
Individual investor       $   37,130 $   59,658  $   57,808
Institutional investor         1,954      3,140       3,043
Capital markets                1,945      4,019       2,372
-----------------------------------------------------------
  Total                   $   41,029 $   66,817  $   63,223
============================================================
Revenues from External
  Customers
Individual investor       $1,955,186 $1,675,471  $1,319,779
Institutional investor       444,685    328,844     249,473
Capital markets              336,350    294,435     281,670
-----------------------------------------------------------
  Total                   $2,736,221 $2,298,750  $1,850,922
===========================================================
Interest Revenue, Net of
  Interest Expense
Individual investor       $  397,355 $  300,741  $  217,827
Institutional investor        65,950     43,662      32,374
Capital markets               12,312      9,149       4,787
-----------------------------------------------------------
  Total                   $  475,617 $  353,552  $  254,988
===========================================================
Income Before Taxes on
  Income
Individual investor       $  402,150 $  331,514  $  273,966
Institutional investor        92,842     43,315      47,623
Capital markets               81,552     72,418      72,474
-----------------------------------------------------------
  Total                   $  576,544 $  447,247  $  394,063
===========================================================
Capital Expenditures
Individual investor       $  145,394 $  110,047  $  121,909
Institutional investor        24,944     18,633      19,876
Capital markets               19,905     11,518      22,246
-----------------------------------------------------------
  Total                   $  190,243 $  140,198  $  164,031
===========================================================
Depreciation and
  Amortization
Individual investor       $  102,903 $   92,074  $   71,550
Institutional investor        21,115     18,617      14,855
Capital markets               14,459     13,991      11,937
-----------------------------------------------------------
  Total                   $  138,477 $  124,682  $   98,342
===========================================================


15.  Supplemental Cash Flow Information

Year Ended December 31,          1998      1997        1996
-----------------------------------------------------------
Cash paid:
Income taxes                 $128,723  $166,773   $ 145,113
===========================================================
Interest:
   Customer cash balances    $579,406  $479,504   $ 369,960
   Stock-lending activities    38,118    36,939      24,302
   Borrowings                  24,114    18,790      16,931
   Other                       12,934    10,749       9,670
-----------------------------------------------------------
Total interest               $654,572  $545,982   $ 420,863
===========================================================

                               Management's Report


To Our Stockholders:

     Management of the Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and the other financial information presented in this annual report. To meet these responsibilities we maintain a system of internal control that is designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of Company and customer assets from unauthorized use, and the execution and recording of transactions in accordance with management's authorization. The system is augmented by careful selection of our managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that employees adhere to the highest standards of personal and professional integrity. The Company's internal audit function monitors and reports on the adequacy of and compliance with our internal controls, policies and procedures. Although no cost-effective internal control system will preclude all errors and irregularities, we believe the Company's system of internal control is adequate to accomplish the objectives set forth above.
     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and necessarily include some amounts that are based on estimates and our best judgments. The financial statements have been audited by the independent accounting firm of Deloitte & Touche LLP, who were given unrestricted access to all the Company's financial records and related data. We believe that all representations made to Deloitte & Touche LLP during their audit were valid and appropriate.
     The Board of Directors through its Audit Committee, which is comprised entirely of nonmanagement directors, has an oversight role in the area of financial reporting and internal control. The Audit Committee periodically meets with Deloitte & Touche LLP, our internal auditors and Company management to discuss accounting, auditing, internal controls over financial reporting and other matters.


/s/Charles R. Schwab
Charles R. Schwab
Chairman of the Board and Co-Chief Executive Officer

/s/David S. Pottruck
David S. Pottruck
President and Co-Chief Executive Officer

/s/Steven L. Scheid
Steven L. Scheid
Executive Vice President and Chief Financial Officer





                          Independent Auditors' Report

To the Stockholders and Board of Directors of The Charles Schwab Corporation:

     We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/DELOITTE & TOUCHE LLP
San Francisco, California
February 22, 1999

The Charles Schwab Corporation
Quarterly Financial Information (Unaudited)
(In Millions, Except Per Share Data and Ratios)

                                                                                       Weighted-
                                                                                       Average       Basic
                                                             Expenses                   Common      Earnings
                                                             Excluding      Net        Shares -       Per
                                                 Revenues(1) Interest      Income       Diluted      Share
------------------------------------------------------------------------------------------------------------
1998 by Quarter
Fourth     dividend increase / stock split         $788.6     $ 612.8      $106.4         413.9        $.27
Third                                               705.2       542.7        97.8         410.2         .25
Second                                              638.0       512.2        76.3         409.7         .19
First                                               604.4       492.0        68.0         412.2         .17
------------------------------------------------------------------------------------------------------------
1997 by Quarter (3)
Fourth     dividend increase                       $620.6     $ 516.3      $ 63.1         411.6        $.16
Third      stock split                              611.8       484.9        76.5         409.5         .20
Second                                              530.7       424.9        64.0         407.5         .16
First                                               535.7       425.4        66.7         406.9         .17
------------------------------------------------------------------------------------------------------------
1996 by Quarter
Fourth                                             $482.3     $ 383.1      $ 59.7         404.7        $.15
Third      dividend increase                        430.0       333.4        57.1         404.0         .15
Second                                              491.8       373.1        70.1         403.3         .18
First                                               446.8       367.2        46.9         402.5         .12
------------------------------------------------------------------------------------------------------------
1995 by Quarter
Fourth                                             $394.8     $ 332.4      $ 42.6         404.7        $.11
Third      dividend increase / stock split          385.5       307.5        47.2         404.3         .12
Second                                              342.7       269.4        44.4         400.8         .12
First      dividend increase / stock split          296.9       233.5        38.4         396.3         .10
------------------------------------------------------------------------------------------------------------
1994 by Quarter
Fourth                                             $270.4     $ 214.4      $ 33.8         394.1        $.08
Third                                               248.1       196.5        31.2         392.0         .09
Second                                              258.2       205.1        32.1         393.9         .08
First      dividend increase                        287.9       224.3        38.2         396.9         .10
------------------------------------------------------------------------------------------------------------

                                                              Dividends
                                                 Diluted      Declared           Range           Range
                                                 Earnings       Per            of Common       of Price/
                                                   Per         Common         Stock Price      Earnings
                                                  Share         Share          Per Share       Ratio (2)
--------------------------------------------------------------------------------------------------------
1998 by Quarter
Fourth     dividend increase / stock split          $.26       $.0280       $68.50 - 21.08      81 - 25
Third                                                .24        .0266        30.67 - 18.50      41 - 25
Second                                               .19        .0267        26.67 - 19.75      39 - 29
First                                                .16        .0267        27.96 - 22.75      42 - 34
--------------------------------------------------------------------------------------------------------
1997 by Quarter (3)
Fourth     dividend increase                        $.15       $.0267       $29.50 - 19.50      45 - 30
Third      stock split                               .19        .0222        24.38 - 17.78      37 - 27
Second                                               .16        .0222        19.06 - 13.50      31 - 22
First                                                .16        .0222        18.67 - 13.50      30 - 22
--------------------------------------------------------------------------------------------------------
1996 by Quarter
Fourth                                              $.15       $.0222       $14.61 - 10.00      25 - 17
Third      dividend increase                         .14        .0222        11.94 -  8.83      22 - 16
Second                                               .17        .0178        11.78 -  9.72      23 - 19
First                                                .12        .0178        12.17 -  8.28      27 - 18
--------------------------------------------------------------------------------------------------------
1995 by Quarter
Fourth                                              $.11       $.0178       $11.86 -  7.39      28 - 17
Third      dividend increase / stock split           .11        .0178        12.89 -  9.22      32 - 23
Second                                               .11        .0133        10.17 -  6.56      27 - 18
First      dividend increase / stock split           .10        .0133         7.33 -  4.91      21 - 14
--------------------------------------------------------------------------------------------------------
1994 by Quarter
Fourth                                              $.08       $.0104       $ 5.48 -  4.09      16 - 12
Third                                                .08        .0104         4.57 -  3.76      14 - 11
Second                                               .08        .0104         5.02 -  3.67      16 - 12
First      dividend increase                         .10        .0104         4.89 -  3.85      16 - 13
--------------------------------------------------------------------------------------------------------

All share and per share data reflect the December 1998 three-for-two common stock split.
(1) Revenues are presented net of interest expense.
(2) Price/earnings ratio is computed by dividing the high and low market prices by diluted earnings per share for the 12-month period ended on the last day of the quarter presented. The extraordinary charge in 1993 (described below) has been excluded.
(3) 1997 includes charges for a litigation settlement of $23.6 million after-tax ($.06 per share for both basic and diluted earnings per share).

                         THE CHARLES SCHWAB CORPORATION

                               Chart Appendix List

      In this appendix, the following descriptions of certain charts in portions of the Company's 1998 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits such more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Company's 1998 Annual Report to Stockholders.


       EDGAR                           Chart Description
      Version
    Page Number

         2 Stacked bar chart titled "Assets in Schwab Customer Accounts" representing the composition of assets in Schwab customer accounts at year end 1998, 1997, 1996, 1995 and 1994 (shown on the bottom axis) as follows (billions of dollars): Schwab One and Other Cash Equivalents $17.5, $12.6, $10.6, $8.2 and $6.5, respectively; SchwabFunds $81.5, $55.8, $43.1, $31.7 and $23.3, respectively; Mutual
                     Fund Marketplace  $129.1,  $104.6,  $74.6, $50.0 and $31.0,
                     respectively; Stocks and Other (Net of Margin Loans) $227.2, $150.8, $98.5, $71.6 and $46.1, respectively; Fixed
                     Income Securities  $35.8,  $29.9,  $26.4,  $20.2 and $15.7,
                     respectively; Assets in Schwab Customer Accounts (bar labeled) $491.1, $353.7, $253.2, $181.7 and $122.6, respectively.

         3 Stacked bar chart titled "Revenues by Segment" representing the composition of revenues by segment for the years ended December 31, 1998, 1997 and 1996 (years shown on the bottom axis) as follows (millions of dollars): Individual Investor $1,955, $1,676 and $1,320, respectively; Institutional Investor $445, $329 and $249, respectively; Capital Markets $336, $294 and $282, respectively; Revenues by Segment (bar labeled) $2,736, $2,299 and $1,851, respectively.

         7 Stacked bar chart titled "Compensation and Benefits" representing the composition of compensation and benefits for the years ended December 31, 1998, 1997 and 1996 (years shown on the bottom axis) as follows (millions of dollars):
                     Salaries  and  Wages  $728,  $601 and  $451,  respectively;
                     Variable Compensation $267, $217 and $205, respectively; Other Benefits $168, $144 and $110, respectively; Compensation and Benefits (bar labeled) $1,163, $962 and $766, respectively.

        10 Pie chart titled "Development Spending for 1999" representing the composition of estimated development spending for the year ended December 31, 1999 as follows (percentage of total): (pie pieces labeled) Project Spending 55% and Media Spending 45%.

        10 Line chart titled "Net Income Plus Depreciation and Amortization" representing the net income plus depreciation and amortization for the years ended December 31, 1998, 1997 and 1996 (years shown on the bottom axis) as follows (millions of dollars) (line labeled): $487, $395 and $332, respectively.