Form 10-K, Exhibit 13
period 1999-12-31
SCHWAB CHARLES CORP
filed 2000-03-28
CIK 316709

EXHIBIT 13.1


                         The Charles Schwab Corporation
                       1999 Annual Report to Stockholders
        (Only those portions specifically incorporated by reference into
         The Charles Schwab Corporation 1999 Annual Report on Form 10-K



------------------------------------------------------------------------------------------------------------------------------------
Selected Financial and Operating Data                                                                 The Charles Schwab Corporation
(In Millions, Except Per Share Amounts, Ratios,
 Number of Branches, Average Commission and as Noted)
------------------------------------------------------------------------------------------------------------------------------------
                                                              Growth Rates
                                                           Compunded    Annual
                                                            5-Year      1-Year
                                                           1994-1999  1998-1999   1999       1998    1997(1)       1996       1995
------------------------------------------------------------------------------------------------------------------------------------
Operating Results
     Revenues                                                 30%      44%     $ 3,945    $ 2,736    $ 2,299    $ 1,851    $ 1,420
     Expenses excluding interest                              29%      38%     $ 2,974    $ 2,160    $ 1,852    $ 1,457    $ 1,143
     Net income (2)                                           34%      69%     $   589    $   348    $   270    $   234    $   173
     Basic earnings per share (2, 3, 4)                       32%      66%     $   .73    $   .44    $   .34    $   .30    $   .22
     Diluted earnings per share (2, 3, 4)                     33%      67%     $   .70    $   .42    $   .33    $   .29    $   .21
     Dividends declared per common share (3)                  22%       4%     $ .0560    $ .0540    $ .0467    $ .0400    $ .0311
     Weighted-average common shares outstanding - diluted (3)                      843        823        818        807        803
     Trading revenues as a percentage of revenues (5)                              60%        58%        62%        66%        66%
     Non-trading revenues as a percentage of revenues (5)                          40%        42%        38%        34%        34%
     Effective income tax rate                                                   39.4%      39.6%      39.6%      40.7%      37.7%
====================================================================================================================================
Performance Measures
     Revenue growth                                                                44%        19%        24%        30%        33%
     Pre-tax profit margin                                                       24.6%      21.1%      19.5%      21.3%      19.5%
     After-tax profit margin                                                     14.9%      12.7%      11.8%      12.6%      12.2%
     Return on stockholders' equity                                                32%        27%        27%        31%        31%
====================================================================================================================================
Financial Condition (at year end)
     Total assets                                             30%      32%     $29,299    $22,264    $16,482    $13,779    $10,552
     Borrowings                                               22%      30%     $   455    $   351    $   361    $   284    $   246
     Stockholders' equity                                     37%      59%     $ 2,274    $ 1,429    $ 1,145    $   855    $   633
     Assets to stockholders' equity ratio                                           13         16         14         16         17
     Borrowings to total financial capital
      (borrowings plus stockholders' equity)                                       17%        20%        24%        25%        28%
====================================================================================================================================
Customer Information (at year end)
     Schwab active customer accounts (6)                      17%      18%         6.6        5.6        4.8        4.0        3.4
     Schwab customer assets (in billions)                     43%      48%     $   725    $   491    $   354    $   253    $   182
     SchwabFunds(R) assets (in billions) (7)                  36%      32%     $ 107.9    $  81.5    $  55.8    $  43.1    $  31.7
     Mutual Fund OneSource(R) assets (in billions) (8)        52%      46%     $ 102.3    $  69.9    $  56.6    $  39.2    $  23.9
     Total Mutual Fund Marketplace(R) assets
      (in billions) (8)                                       42%      37%     $ 176.6    $ 129.1    $ 104.6    $  74.6    $  50.0
     Active independent investment managers (in thousands)     4%       7%         5.8        5.4        5.3        4.8        5.6
     Independent investment manager client accounts
      (in thousands)                                          23%      23%       848.3      689.9      547.2      442.2      390.6
     Independent investment manager client assets
      (in billions)                                           46%      46%     $ 213.1    $ 146.4    $ 105.8    $  72.9    $  50.6
     Number of domestic branches                              10%      17%         340        291        272        235        226
====================================================================================================================================
Employee Information
     Full-time equivalent employees
      (at year end, in thousands)                             23%      36%        18.1       13.3       12.7       10.4        9.2
     Revenues per average full-time equivalent employee
      (in thousands)                                           8%      18%     $   245    $   208    $   198    $   190    $   185
     Compensation and benefits expense as a percentage
      of revenues                                                                41.2%      42.5%      41.8%      41.4%      41.8%
====================================================================================================================================
Selected Cash Flow Highlights
     Net income plus depreciation and amortization (2)        31%      53%     $   746    $   487    $   395    $   332    $   241
     Capital expenditures - cash purchases of
      equipment, office facilities and property, net          55%      53%     $   283    $   185    $   139    $   160    $   166
     Capital expenditures as a percentage of revenues                             7.2%       6.8%       6.0%       8.6%      11.7%
     Cash dividends paid                                      24%       7%     $    46    $    43    $    37    $    31       $ 24
====================================================================================================================================
Customers' Daily Average Trading Volume (in thousands) (9)
     Daily average revenue trades                             41%      68%       163.1       97.2       71.8       54.0       40.8
     Mutual Fund OneSource trades                             26%      13%        45.6       40.3       34.2       27.2       17.8
------------------------------------------------------------------------------------------------------------------------------------
     Daily average trades                                     37%      52%       208.7      137.5      106.0       81.2       58.6
====================================================================================================================================
Average Commission Per Revenue Trade                          (9%)    (15%)    $ 45.55    $ 53.44    $ 64.27    $ 69.08    $ 73.11
====================================================================================================================================
Certain prior years' revenues and expenses have been reclassified to conform to the 1999 presentation.
(1)  1997 includes charges for a litigation settlement of $24 million after-tax ($.03 per share for both basic and diluted earnings per share).
(2)  1999 reflects an accounting change, which increased net income by $41 million ($.05 per share for both basic and diluted earnings per share), for certain internal-use software development costs to conform with Statement of Position 98-1.
(3)  All periods have been restated for the July 1999 two-for-one common stock split.
(4)  Both basic and diluted earnings per share are net of the effect of an extraordinary charge in 1993 of $.01 per share.
(5)  Trading revenues include commission and principal transaction revenues.  Non-trading revenues include mutual fund service fees, net interest revenue and other revenues.
(6)  Effective in 1998, active accounts are defined as accounts with balances or activity within the preceding eight months instead of twelve months as previously defined. This change in definition had the effect of decreasing the number of active accounts in 1998 by approximately 200,000.  Prior years have not been restated.
(7)  Includes money market, equity and bond funds.
(8)  Excludes money market funds and all of Schwab's proprietary money market, equity and bond funds. Mutual Fund OneSource assets are included in Total Mutual Fund Marketplace assets.
(9)  Effective in 1997, revenue trades have been restated for all years presented to include all customer trades (both domestic and international) that generate either commission revenue or revenue from principal markups.


                         The Charles Schwab Corporation
                      Management's Discussion and Analysis
                of Results of Operations and Financial Condition


DESCRIPTION OF BUSINESS

   The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide securities brokerage and related financial services for 6.6 million active customer accounts(a). Customer assets in these accounts totaled $725.2 billion at December 31, 1999. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 340 domestic branch offices in 48 states, as well as branches in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. Another subsidiary, Charles Schwab Europe (CSE), is a retail securities brokerage firm located in the United Kingdom. Other subsidiaries include Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, and Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional customers.

--------
(a) Accounts with balances or activity within the preceding eight months.

   The Company provides financial services to individuals, institutional customers and broker-dealers through three segments - Individual Investor, Institutional Investor and Capital Markets. The Individual Investor segment includes the Company's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, and serves company 401(k) plan sponsors and third-party administrators. The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers and institutional customers. The Company's mutual fund services are considered a product and not a segment. Mutual fund service fees are included in both the Individual Investor and Institutional Investor segments.

                                (CHART OMITTED)

   The Company's strategy is to attract and retain customer assets by focusing on a number of areas within the financial services industry - retail brokerage, mutual funds, support services for independent investment managers, 401(k) defined contribution plans and equity securities market-making.
   To pursue its strategy and its objective of long-term profitable growth, the Company plans to continue to leverage its competitive advantages. These advantages include a nationally recognized brand, a broad range of products and services, multi-channel delivery systems and an ongoing investment in technology. While the Company's business continues to be predominantly conducted in the U.S., in 1999 the Company continued to selectively expand its international presence.
   Brand: The Company's nationwide advertising and marketing programs support its strategy by continually reinforcing the strengths and key attributes of Schwab's full-service offering. By maintaining a consistent level of visibility in the marketplace, the Company seeks to establish a leading and lasting financial services brand in a focused and cost-effective manner. The Company primarily uses a combination of network, cable and local television, print media, national and local radio, and athletic event sponsorship in its advertising to investors. These programs helped the Company attract $106.9 billion in net new customer assets and open 1,481,000 new accounts during 1999.
   Products and Services: The Company offers a broad range of value-oriented products and services to meet customers' varying investment and financial needs, including help and advice and access to extensive investment research, news and information. The Company's approach to advice is based on long-term investment strategies and guidance on portfolio diversification and asset allocation. The Company strives to demystify investing by educating and assisting customers in the development of investment plans. This approach is designed to be offered consistently across all of the Company's delivery channels and provides customers with a wide selection of choices for their investment needs. Schwab's registered representatives can assist investors in developing asset allocation strategies and evaluating their investment choices, and refer investors who desire additional guidance to independent investment managers through the Schwab AdvisorSource(TM) service. In 1999, Schwab expanded the AdvisorSource referral services program to include financial planners and certified public accountants. Schwab also introduced customized portfolio guidance through Schwab investment specialists and a range of new Web-based planning and investment evaluation tools. Schwab's Mutual Fund Marketplace(R) provides customers with the ability to invest in over 1,900 mutual funds from 316 fund families, including 1,143 Mutual Fund OneSource(R) funds. Schwab's share of the industry's net inflows to direct-marketed mutual funds was 14% in 1999, down from 18% in 1998(b). Schwab's share of the industry's direct-marketed mutual fund assets was 11% at December 31, 1999, up from 10% at December 31, 1998(b).

--------
(b) Source: Strategic Insight Mutual Fund Research and Consulting, LLC.

Schwab also provides custodial, trading and support services to approximately 5,800 independent investment managers. As of December 31, 1999, these managers were guiding the investments of 848,000 Schwab customer accounts containing $213.1 billion in assets.
   The Company responds to changing customer needs with continued product, technology and service innovations. In 1999, the Company launched the Schwab
Signature Services(TM) program and Velocity(TM). Schwab Signature Services provides enhanced personal and online services for customers with higher asset balances or trading volumes with Schwab. Velocity, an online trading system, provides enhanced trade information and order execution for certain of Schwab's customers who trade frequently. Also in 1999, Schwab introduced a number of Web-based service offerings, including MyResearch(TM) report, which enables customers to design their own research reports. Additionally, Schwab launched two mutual fund research tools, Advanced Mutual Fund Screener and Fund Details, which allow customers to access detailed information on all Morningstar, Inc. rated funds. Further, Schwab enabled customers to open a new account, update contact information, sign up for the Schwab MoneyLink(R) service and request a check through automated Web-based processes. Continuing its practice of leveraging technology to improve customer service, in 1999 Schwab launched SchwabAlerts(TM), which delivers investment and market activity news to customers via both wireless and regular e-mail. Also in 1999, Schwab introduced eConfirms(TM), a service that delivers trade confirmations electronically. Additionally, Schwab launched an online service, MySchwab(TM), allowing users to customize a personal Schwab home page with content provided by Excite@Home. The Company formed additional alliances during 1999 with Financial Engines, Inc. and mPower.com, Inc. to provide participants in SchwabPlan(R), a bundled 401(k) offering, with access to online investment guidance services; and with OffRoad Capital to provide certain customers with access to private equity investment opportunities. Further, during 1999, the Company and several major financial services firms formed a new electronic communications network (ECN), REDIBook ECN LLC, which utilizes technology developed by Spear, Leeds & Kellogg LP. Participation in this ECN has enabled Schwab to launch an extended-hours trading session for certain Nasdaq and selected exchange-listed stocks. Also in 1999, the Company entered into an agreement with TD Waterhouse Group, Inc., Ameritrade Holding Corporation, KPCB Holdings, Inc., Trident Capital Management, LLC and Benchmark Capital Partners to form Epoch Partners, a new online investment bank that intends to focus on information technology and Internet companies. This new company plans to commence operations in 2000. In addition, a precedent-setting no-action letter from the Securities and Exchange Commission (SEC) will enable Schwab to be the first brokerage firm to provide individual investors with access to Web-based presentations by companies in the process of going public.
   Delivery Systems: The Company's multi-channel delivery systems allow customers to choose how they prefer to do business with the Company. To enable customers to obtain services in person with a Company representative, the Company maintains a network of branch offices which also provides investors with access to the Internet. The Company's branch office network was expanded by 49 during 1999 to 340 at December 31, 1999. Telephonic access to the Company is provided primarily through four regional customer telephone service centers and two online customer support centers that operate both during and after normal market hours. Additionally, customers are able to obtain financial information on an automated basis through the Company's automated telephonic and online channels. Automated telephonic channels include TeleBroker(R), Schwab's touch-tone telephone quote and trading service, and VoiceBroker(TM), Schwab's voice recognition quote and trading service. Schwab's automated telephonic channels handled over 70% of customer calls received in both 1999 and 1998. Schwab handled a total of 110 million automated and live calls received in 1999, up 6% from 1998. Online channels include the Charles Schwab Web Site(TM), an information and trading service on the Internet at www.schwab.com, and PC-based services such as SchwabLink(R), a service for investment managers. While the online channel is the Company's fastest-growing channel, the Company continues to stress the importance of Clicks and Mortar(TM) access - blending the power of the Internet with personal service to create a full-service customer experience. The Company's online channels handled 68% of total trades during 1999, up from 54% of total trades in 1998. Schwab's share of the industry's online assets was 39% at December 31, 1999, down from 42% at December 31, 1998(c). Schwab's share of the industry's online trades was 24% in 1999, down from 30% in 1998(c). Schwab provides every retail customer access to all delivery channels and flat-fee pricing for Internet trades. To help improve multi-channel access for independent investment managers and their customers, Schwab launched the Signature Services Alliance(TM) during 1999. This service provides enhanced personalized services, including access to a dedicated team of representatives, a new Schwab Institutional Web site(TM) and flat-fee pricing for Internet trades.

--------
(c) Source: U.S. Bancorp Piper Jaffray.

   Technology: The Company's ongoing investment in technology is a key element in expanding its product and service offerings, enhancing its delivery systems, providing fast and consistent customer service, reducing processing costs, and facilitating the Company's ability to handle significant increases in customer activity without a corresponding rise in staffing levels. The Company uses technology to empower its customers to manage their financial affairs and is a leader in driving technological advancements in the financial services industry. In 1999, the Company announced a joint effort with IBM to implement new systems technology intended to help the Company's computers share their workload more efficiently. Additionally in 1999, the Company's investment in systems capacity, which totaled $126 million, expanded the Company's Web server, mainframe and data storage capacity by 765%, 225% and 190%, respectively.
   International Expansion: The Company moved to expand its international presence through several transactions during 1999, including entering into a joint venture agreement with The Tokio Marine and Fire Insurance Co., Limited
(TMI) and certain of its related companies (collectively, the TMI Group). The Company and each member of the TMI Group are shareholders in a Japanese corporation, Charles Schwab Tokio Marine Securities Co., Ltd. (CSTMS), in which the Company has a 50% equity interest. CSTMS, whose business is expected to commence in the first half of 2000, will initially provide retail brokerage and investment services in U.S. dollar-denominated securities to residents of Japan. CSTMS is currently expected to offer Japanese Yen-denominated securities later in 2000. In 1999, the Company made an initial capital contribution of (Yen)
3.0 billion, or approximately $27 million. The Company may, under certain circumstances, be required to make additional capital contributions pursuant to the joint venture agreements, including contributions to assure that CSTMS is in compliance with regulatory requirements regarding capital adequacy. Also in 1999, the Company completed the acquisitions of Canadian-based Priority Brokerage Inc. and Porthmeor Securities Inc. These two companies were combined to create Charles Schwab Canada, Co., a subsidiary of CSC. Additionally in 1999, the Company signed a definitive agreement to form a joint venture with ecorp Limited to provide financial services to Australian and New Zealand investors. The transaction closed in February 2000. Further, during 1999 CSE extended online and telephonic services to Swiss investors.

SUBSEQUENT EVENTS

   On January 13, 2000, the Company announced the execution of a merger agreement with U.S. Trust Corporation (U.S. Trust), a leading wealth management firm serving affluent individuals and families. This transaction is intended to
combine   certain  of  the  Company's   strengths  -  technology,   operations,
advertising and distribution - with U.S. Trust's highly personalized service model, research capabilities, trust and estate services, investment track record and reputation in wealth management services. Management believes that the combined organization can create a comprehensive, integrated, value-priced, wealth management offering for affluent households, including both individual investors and customers of independent investment managers.
   Under the terms of the agreement, which provides for a non-taxable stock-for-stock exchange, U.S. Trust will become a wholly owned subsidiary of CSC and U.S. Trust's shareholders will receive 3.427 shares of CSC's common stock for each common share of U.S. Trust. Based on CSC's closing stock price immediately prior to announcement as of January 12, 2000 the transaction valued each of U.S. Trust's shares at $129, resulting in a total transaction value of approximately $2.7 billion. Assuming completion of the transaction and assuming the completion of the CyBerCorp, Inc. (CyBerCorp) acquisition described below,
U.S. Trust's shareholders are expected to hold approximately 8% pro-forma ownership of CSC's common stock as of February 1, 2000 on a fully-diluted basis. Following the merger, the Company expects to become a financial holding company under the Bank Holding Company Act of 1956, as amended. The transaction is subject to Federal Reserve Board and other regulatory approvals and to U.S. Trust's shareholder approval. If such regulatory and shareholder approvals are obtained, the Company will be required to limit its business to financial services. It may be required to maintain capital at certain levels which could affect its ability to pay dividends. Under certain circumstances, the Company may be required to provide additional capital to its subsidiaries, and such subsidiaries may be prohibited from paying dividends. Additionally, Federal Reserve Board approval will be required for certain changes in control of CSC. The transaction, which is expected to be completed by July 2000, is intended to qualify for pooling of interests accounting treatment.
   On February 2, 2000, the Company announced the execution of a definitive agreement to acquire CyBerCorp, a closely-held electronic trading technology and brokerage firm providing Internet-based services to highly active, online investors. This acquisition is intended to utilize CyBerCorp's order entry, routing and management technology to attract and retain actively trading individual investors. The technology is also intended to benefit Schwab's independent investment advisors' customers and other institutional and international investors.
   Under the terms of the agreement, which provides for a non-taxable stock-for-stock exchange, CyBerCorp will become a wholly owned subsidiary of CSC. Based on CSC's $35.50 closing stock price immediately prior to announcement as of February 1, 2000, the total value of the transaction is approximately $488 million. Assuming completion of the transaction and assuming the completion of the U.S. Trust acquisition described above, CyBerCorp's shareholders are expected to hold approximately 1.5% pro-forma ownership of CSC's common stock as of February 1, 2000 on a fully-diluted basis. CSC has agreed to register the shares with the SEC after the closing. The acquisition has been approved by both companies' Boards of Directors and is subject to various closing conditions, including the approval of the transaction by CyBerCorp's shareholders. Agreements to vote in favor of the acquisition have been entered into by holders of approximately 95% of CyBerCorp's common stock. The acquisition, which is expected to be completed in the first quarter of 2000, is intended to be accounted for as a purchase (see note "16 - Subsequent Events" in the Notes to Consolidated Financial Statements).

FORWARD-LOOKING STATEMENTS

     In addition to historical information, this Annual Report contains forward-looking statements that reflect management's beliefs, objectives and expectations as of the date hereof. These statements relate to, among other things, the Company's strategy (see Description of Business), acquisitions (see Description of Business and Subsequent Events), average commission per revenue trade (see Revenues - Commissions and Risk Management - Competition), Internet trade pricing for independent investment managers and reduced pricing on equity online trades for certain customers (see Revenues - Commissions), average revenue per share traded (see Revenues - Principal Transactions), fee adjustments related to minimum account balances (see Revenues - Other Revenues), sources of liquidity (see Liquidity and Capital Resources - Liquidity), development spending (see Liquidity and Capital Resources - Development Spending), capital expenditures and capital structure (see Liquidity and Capital Resources - Cash Flows and Capital Resources), market risk (see Risk Management
- Market Risk), revenue growth, after-tax profit margin, and return on stockholders' equity (see Results of Operations and Looking Ahead), the Company's competitive position (see Looking Ahead), and contingent liabilities (see note "12 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements). Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed objectives and expectations. Important factors that may cause such differences include, but are not limited to: the effect of customer trading patterns on Company revenues and earnings; the risk of not completing the above described acquisitions; the inability to assimilate the acquired companies and to achieve the anticipated benefits; the Company's inability to attract and retain key personnel; changes in the Company's level of personnel hiring, investment in new or existing technology, or utilization of public media for advertising; changes in technology; computer system failures and security breaches; the effects of competitors' pricing, product and service decisions and intensified competition; evolving regulation and changing industry practices adversely affecting the Company; adverse results of litigation; the inability to obtain external financing; changes in revenues and profit margin due to cyclical securities markets and interest rates; the level and volatility of equity prices; a significant downturn in the securities markets over a short period of time or a sustained decline in securities prices and trading volumes; and risks associated with international expansion and operations. Certain of these factors are discussed in greater detail in this Annual Report and in the Company's Annual Report on Form 10-K.

RESULTS OF OPERATIONS

Financial Overview
   The Company achieved record revenues for the tenth consecutive year and record earnings for the ninth consecutive year in 1999. One of the factors contributing to this record performance was strong trading volumes in the securities markets during the year. The combined daily average share volume for the New York Stock Exchange (NYSE) and Nasdaq reached an all-time high of 1,864 million shares in 1999, a 28% increase over 1998. The Standard & Poor's 500 Index (on a dividend reinvested basis) rose 21% during 1999.

                                (CHART OMITTED)

   Other key factors that contributed to the Company's financial performance in 1999 include:
   - Assets in Schwab customer accounts rose $234.1 billion, or 48%, to a record $725.2 billion. This increase resulted from net new customer assets of $106.9 billion and net market gains of $127.2 billion.
   - A record 1,481,000 new Schwab customer accounts were opened, an increase of 7% from 1,380,000 opened in 1998.

   Trading activity reached record levels as shown in the following table (in thousands):

--------------------------------------------------------------------------------
Daily Average Trades                                       1999     1998    1997
--------------------------------------------------------------------------------
Revenue Trades
  Online                                                  119.1     56.3    26.8
  TeleBroker(R) and VoiceBroker(TM)                         8.5      8.2    12.2
  Regional customer telephone
     service centers, branch offices
     and other                                             35.5     32.7    32.8
--------------------------------------------------------------------------------
  Total                                                   163.1     97.2    71.8
================================================================================
Mutual Fund OneSource(R) Trades
  Online                                                   23.3     18.0    12.8
  TeleBroker and VoiceBroker                                1.0      1.0     1.3
  Regional customer telephone
     service centers, branch offices
     and other                                             21.3     21.3    20.1
--------------------------------------------------------------------------------
  Total                                                    45.6     40.3    34.2
================================================================================
Total Daily Average Trades
  Online                                                  142.4     74.3    39.6
  TeleBroker and VoiceBroker                                9.5      9.2    13.5
  Regional customer telephone
     service centers, branch offices
     and other                                             56.8     54.0    52.9
--------------------------------------------------------------------------------
  Total                                                   208.7    137.5   106.0
================================================================================

   Revenues increased mainly due to higher customer trading volume and an increase in customer assets. Revenues of $3,945 million in 1999 grew 44% from 1998 due to increases in revenues of $829 million, or 42%, in the Individual Investor segment, $215 million, or 64%, in the Capital Markets segment, and $165 million, or 37%, in the Institutional Investor segment. See note "14 - Segment Information" in the Notes to Consolidated Financial Statements for financial information by segment for the last three years.
   The Company's 1999 earnings rose 69% to $589 million, or $.70 per share, up from $348 million, or $.42 per share, in 1998. Share and per share information throughout this report have been restated to reflect the July 1999 two-for-one common stock split, effected in the form of a 100% stock dividend. All references to earnings per share information in this report reflect diluted earnings per share unless otherwise noted.
   The Company's 1997 results include charges for the settlement of a class-action lawsuit involving M&S and other firms engaged in making markets in Nasdaq securities. These charges totaled $24 million after-tax, or $.03 per share. Excluding these charges, the Company's 1998 earnings would have increased 18% from 1997.
   The Company's operating expenses increased 38% during 1999 to $2,974 million, primarily due to a 40% increase in compensation and benefits, a 56% increase in advertising and market development, and a 33% increase in occupancy and equipment expenses. The Company's after-tax profit margin for 1999 was 14.9%, which was higher than the 12.7% margin in 1998, and above the Company's annual long-term objective of 12%. During 1999, net income plus depreciation and amortization increased 53% to $746 million and capital expenditures increased 53% to $283 million.
   Return on stockholders' equity was 32% in 1999, exceeding the Company's annual long-term objective of 20%.

REVENUES
   Revenues grew $1,209 million, or 44%, in 1999, exceeding management's annual long-term objective of 20%, due to a 42% increase in commission revenues, a 48% increase in interest revenue, net of interest expense (referred to as net interest revenue), a 75% increase in principal transaction revenues and a 34% increase in mutual fund service fees. Non-trading revenues represented 40% of total revenues for 1999, down from 42% for 1998 and up from 38% for 1997 as shown in the table below.

--------------------------------------------------------------------------------
Composition of Revenues                                   1999     1998     1997
--------------------------------------------------------------------------------
Commissions                                                47%      48%      51%
Principal transactions                                     13       10       11
--------------------------------------------------------------------------------
   Total trading revenues                                  60       58       62
--------------------------------------------------------------------------------
Mutual fund service fees                                   19       20       19
Net interest revenue                                       18       17       15
Other                                                       3        5        4
--------------------------------------------------------------------------------
   Total non-trading revenues                              40       42       38
--------------------------------------------------------------------------------
Total                                                     100%     100%     100%
================================================================================

Commissions
   The Company earns commission revenues by executing customer trades primarily through the Individual Investor and Institutional Investor segments. These revenues are affected by the number of customer accounts that traded, the average number of commission-generating trades per account, and the average commission per trade. Commission revenues were $1,863 million in 1999, compared to $1,309 million in 1998 and $1,174 million in 1997.
   As illustrated in the following table below, from 1997 to 1999, the total number of customer revenue trades executed by the Company has increased 126% as the Company's customer base has grown and the average number of trades per account has increased. From 1997 to 1999, average commission per revenue trade decreased 29%. The 15% decrease from 1998 to 1999 was mainly due to an increase in the proportion of trades placed through online channels, which have lower commission rates than the Company's other channels. The 17% decrease from 1997 to 1998 was mainly due to the Company's integration of its online and traditional brokerage services and the resulting reduction of the price of online trades for most of its customers in 1998. However, the increase in trading activity more than offset the effect of the lower average commission per revenue trade. As more customers migrate to online channels, average commission per revenue trade is expected to continue to decline.
   In November 1999, the Company began to provide independent investment managers with flat-fee pricing for Internet trades. This price reduction is designed to enhance the Company's competitive position and to align the pricing of Internet trades for independent investment managers with that offered to most of the Company's individual customers. While the effect of this price reduction cannot be predicted with certainty, management expects that the impact of this reduction on the Company's results of operations will be offset by the lower cost of processing Internet trades and by expected growth in customer assets and trading volumes associated with independent investment managers. This price reduction will only affect the Institutional Investor segment and, based on management's expectations, it will not have a material impact on that segment's revenues.
   In February 2000, the Company announced a plan to provide customers who meet certain online equity trading criteria with reduced pricing. This price reduction is designed to enhance the Company's competitive position with actively trading investors. While the effect of this price reduction cannot be predicted with certainty, management expects that the impact of this reduction on the Company's results of operations will be offset over time with increased trading volume and increased fees related to minimum account balances (see Other Revenues). This price reduction will only affect the Individual Investor segment and, based on management's expectations, will not have a material impact on that segment's revenues.

--------------------------------------------------------------------------------
Commissions Earned on Customer Revenue Trades          1999       1998      1997
--------------------------------------------------------------------------------
Customer accounts that traded during the year
  (in thousands)                                      3,349      2,783     2,380
Average customer revenue trades per account            12.3        8.8       7.6
Total revenue trades (in thousands)                  41,116     24,508    18,169
Average commission per revenue trade                 $45.55     $53.44    $64.27
Commissions earned on customer revenue trades
  (in millions) (1)                                  $1,873     $1,309    $1,168
================================================================================
(1) Includes certain non-commission revenues relating to the execution of customer trades totaling $39 million in 1999, $25 million in 1998 and $16 million in 1997. Excludes commissions on trades relating to specialist operations totaling $29 million in 1999, $25 million in 1998 and $22 million in 1997.

Mutual Fund Service Fees
   The Company earns mutual fund service fees for recordkeeping and shareholder services provided to third-party funds, and for transfer agent services, shareholder services, administration and investment management provided to its proprietary funds. These fees are based upon the daily balances of customer assets invested in third-party funds and upon the average daily net assets of Schwab's proprietary funds. Mutual fund service fees are earned primarily through the Individual Investor and Institutional Investor segments.
   Mutual fund service fees were $750 million in 1999, compared to $559 million in 1998 and $428 million in 1997. The increases from 1997 to 1999 were primarily due to significant increases in customer assets in Schwab's proprietary funds, referred to as the SchwabFunds(R), and in funds purchased through Schwab's Mutual Fund OneSource(R) service.
   The SchwabFunds include money market funds, equity index funds, bond funds, asset allocation funds, and funds that primarily invest in stock, bond and money market funds. Schwab customers may elect to have cash balances in their brokerage accounts automatically invested in certain SchwabFunds money market funds. Customer assets invested in the SchwabFunds were $107.9 billion, $81.5 billion and $55.8 billion at the end of 1999, 1998 and 1997, respectively.
   At December 31, 1999, Schwab's Mutual Fund OneSource service enabled customers to trade 1,143 mutual funds in 208 fund families without incurring transaction fees. The service allows investors to access multiple mutual fund companies, avoid brokerage transaction fees, and achieve investment diversity among fund families. In addition, investors' recordkeeping and investment monitoring are simplified through one consolidated statement. Customer assets held by Schwab that have been purchased through the Mutual Fund OneSource service, excluding SchwabFunds, were $102.3 billion, $69.9 billion and $56.6 billion at the end of 1999, 1998 and 1997, respectively.
   Additionally, customer assets invested in the Mutual Fund Marketplace(R), excluding the Mutual Fund OneSource service, were $74.3 billion, $59.2 billion and $48.0 billion at the end of 1999, 1998 and 1997, respectively. Schwab charges a transaction fee on trades placed in the funds included in the Mutual Fund Marketplace (except on trades through the Mutual Fund OneSource service). These fees are recorded as commission revenues.

Net Interest Revenue
   Net interest revenue is the difference between interest earned on assets (mainly margin loans to customers and investments) and interest paid on liabilities (mainly customer cash balances). Net interest revenue is affected by changes in the volume and mix of these assets and liabilities, as well as by fluctuations in interest rates.
   Substantially all of the Company's net interest revenue is earned by Schwab through the Individual Investor and Institutional Investor segments. In clearing its customers' trades, Schwab holds cash balances payable to customers. In most cases, Schwab pays its customers interest on cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend funds to customers on a secured basis to purchase qualified securities - a practice commonly known as "margin lending." Pursuant to SEC regulations, customer cash balances that are not used for margin lending are segregated into an investment account that is maintained for the exclusive benefit of customers.
   When investing segregated customer cash balances, Schwab must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts, and resale agreements collateralized by qualified securities. Schwab's policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. In each of the last three years, resale agreements accounted for over 70% of Schwab's investments of segregated customer cash balances. The average maturities of Schwab's total investments of segregated customer cash balances were 62 days in 1999, 66 days in 1998 and 63 days in 1997.
   Net interest revenue was $703 million in 1999, compared to $476 million in 1998 and $354 million in 1997, as shown in the following table (in millions):

--------------------------------------------------------------------------------
                                                          1999     1998     1997
--------------------------------------------------------------------------------
Interest Revenue
Margin loans to customers                               $  983   $  671     $489
Investments, customer-related                              404      400      376
Other                                                       84       57       35
--------------------------------------------------------------------------------
     Total                                               1,471    1,128      900
--------------------------------------------------------------------------------
Interest Expense
Customer cash balances                                     689      580      481
Stock-lending activities                                    32       37       37
Borrowings                                                  28       25       20
Other                                                       19       10        8
--------------------------------------------------------------------------------
     Total                                                 768      652      546
--------------------------------------------------------------------------------
Net interest revenue                                    $  703   $  476     $354
================================================================================

   The Company's interest-earning assets are financed primarily by interest-bearing customer cash balances. Other funding sources include noninterest-bearing customer cash balances, proceeds from stock-lending activities, borrowings, and stockholders' equity. Customer-related daily average balances, interest rates, and average net interest margin are summarized as follows (dollars in millions):

--------------------------------------------------------------------------------
                                                        1999      1998      1997
--------------------------------------------------------------------------------
Interest-Earning Assets (customer-related):
Margin loans to customers:
  Average balance outstanding                        $13,172   $ 8,772   $ 6,367
  Average interest rate                                7.46%     7.65%     7.68%
Investments:
  Average balance outstanding                        $ 8,555   $ 7,687   $ 6,990
  Average interest rate                                4.72%     5.21%     5.38%
Average  yield on  interest-earning  assets            6.38%     6.51%     6.48%
Funding  Sources (customer-related and other):
Interest-bearing customer cash balances:
  Average balance outstanding                        $17,344   $13,278   $10,661
  Average interest rate                                3.97%     4.37%     4.51%
Other interest-bearing sources:
  Average balance outstanding                        $ 1,510   $ 1,299   $ 1,122
  Average interest rate                                3.85%     4.23%     4.44%
Average  noninterest-bearing  portion                $ 2,873   $ 1,882   $ 1,574
Average interest rate on funding sources               3.44%     3.86%     3.97%
Summary:
  Average yield on interest-earning assets             6.38%     6.51%     6.48%
  Average interest rate on funding sources             3.44%     3.86%     3.97%
--------------------------------------------------------------------------------
Average net interest margin                            2.94%     2.65%     2.51%
================================================================================

   The increases in net interest revenue from 1997 to 1999 were primarily due to higher levels of margin loans to customers, partially offset by higher average customer cash balances.
   Since the Company establishes the rates paid on customer cash balances and charged on margin loans, a substantial portion of its net interest margin is managed by the Company. However, the margin is highly influenced by external factors such as the interest rate environment and competition. The Company's average net interest margin increased from 1998 to 1999 as the average interest rate on funding sources declined more than the decline in the average yield on interest-earning assets. The Company's average net interest margin increased from 1997 to 1998 as the average yield on interest-earning assets increased and the average interest rate on funding sources declined.

Principal Transactions
   Principal transaction revenues are primarily comprised of net gains from market-making activities in Nasdaq and other securities effected through the Capital Markets segment. Factors that influence principal transaction revenues include the volume of customer trades, market price volatility, average revenue per share traded and changes in regulations and industry practices as discussed below. As a market maker in Nasdaq and other securities, M&S generally executes customer trades as principal. While substantially all Nasdaq security trades originated by the customers of Schwab are directed to M&S, a substantial portion of M&S' trading volume comes from parties other than Schwab. Orders handled by M&S represented approximately 8% of the total shares traded on Nasdaq in 1999, up from 7% in 1998(d).

--------
(d) Source: The Nasdaq Stock Market, Inc.

   Principal transaction revenues were $500 million in 1999, compared to $287 million in 1998 and $258 million in 1997. The increases from 1997 to 1999 were primarily due to significant increases in share volume handled by M&S. The increase from 1997 to 1998 was partially offset by lower average revenue per share traded.
   Certain SEC rules and rule amendments, known as the Order Handling Rules, have significantly altered the manner in which orders for both Nasdaq and exchange-listed securities are handled. These rules were implemented in phases between January 20, 1997 and October 13, 1997. Additionally, in June 1997, most major U.S. securities markets, including Nasdaq and the NYSE, began quoting and trading most securities in increments of one-sixteenth dollar per share instead of one-eighth dollar per share. Mainly as a result of these regulatory changes and changes in industry practices, M&S' average revenue per share traded declined from 3.3(cent) in 1997 to 2.5(cent) in 1998. However, M&S' average revenue per share traded increased to 2.8(cent) in 1999. An increase in the market price volatility of technology stocks in 1999 contributed to M&S' higher average revenue per share traded. The major U.S. securities markets have announced that beginning on July 3, 2000 for some stocks, they intend to begin quoting and trading securities in decimal increments. This change is likely to cause decreases in average revenue per share traded, will only affect the Capital Markets segment and, based on management's expectations, will not have a material impact on that segment's revenues.
   See note "12 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements regarding certain civil litigation relating to principal transaction activities.
   Revenues relating to Schwab's specialist operations were $41 million in 1999, $29 million in 1998 and $21 million in 1997. Higher revenues related to Schwab's specialist operations and gains from the sale of fixed income securities owned by Schwab for the purpose of facilitating customer orders also contributed to the increase in principal transaction revenues from 1997 to 1998.

Other Revenues
   Other revenues include retirement plan services fees and other brokerage fees (mainly minimum account balance fees and related financial services fees). Other revenues are earned primarily through the Individual Investor and Institutional Investor segments. These revenues were $128 million in 1999, compared to $105 million in 1998 and $86 million in 1997. The increase from 1998 to 1999 was due to higher levels of trading volume-related revenues and customer account-based fees, as well as higher revenue from 401(k) recordkeeping fees. The increase from 1997 to 1998 was due to higher revenue from minimum account balance and other brokerage fees, 401(k) recordkeeping fees, Schwab AdvisorSource(TM) referral fees and software maintenance fees.
   In February 2000, the Company announced a plan to increase fees related to minimum account balances (effective April 1, 2000). This fee adjustment is designed to more effectively align account fees with the expanded and improved services currently available to Schwab customers. While the effect of this fee adjustment cannot be predicted with certainty, management expects that the impact of this adjustment on the Company's results of operations will be more than offset by the price reduction related to online equity trades for customers who meet certain criteria for such trades (see Commissions). This fee adjustment will only affect the Individual Investor segment and, based on management's expectations, it will not have a material impact on that segment's revenues.

EXPENSES EXCLUDING INTEREST

--------------------------------------------------------------------------------
Expenses Excluding Interest as a Percentage
   of Revenues                                            1999     1998     1997
--------------------------------------------------------------------------------
Compensation and benefits                                  41%      42%      42%
Occupancy and equipment                                     7        7        7
Communications                                              7        8        8
Advertising and market development                          6        6        6
Depreciation and amortization                               4        5        5
Professional services                                       4        3        3
Commissions, clearance and floor brokerage                  2        3        4
Other                                                       4        5        6
--------------------------------------------------------------------------------
Total                                                      75%      79%      81%
================================================================================

Compensation and Benefits
   Compensation and benefits expense includes salaries and wages, variable compensation, and related employee benefits and taxes. Employees receive variable compensation that is tied to the achievement of specified objectives relating primarily to revenue growth, profit margin and growth in customer assets. Therefore, a significant portion of compensation and benefits expense will fluctuate with these measures.
   Compensation and benefits expense was $1,625 million in 1999, compared to $1,163 million in 1998 and $962 million in 1997. The increases from 1997 to 1999 were generally due to a greater number of employees and higher variable compensation expense resulting from the Company's financial performance. The following table shows a comparison of certain compensation and benefits components and employee data (in thousands):

--------------------------------------------------------------------------------
                                                          1999     1998     1997
--------------------------------------------------------------------------------
Variable compensation as a
   % of compensation and benefits expense                  30%      23%      23%
Compensation for temporary employees,
   contractors and overtime hours as a
   % of compensation and benefits expense                  12%      14%      14%
Full-time equivalent employees(1)                         18.1     13.3     12.7
Revenues per average full-time equivalent employee        $245     $208     $198
================================================================================
(1) Includes full-time, part-time and temporary employees, and persons employed on a contract basis.

   The Company encourages and provides for employee ownership of the Company's common stock through its profit sharing and employee stock ownership plan, its stock incentive plans and an automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees, and to align the interests of employees with those of stockholders. To further this alignment and in recognition of the Company's financial performance, the Company awarded all non-officer employees stock option grants in 1999 and 1998 for options to buy shares of common stock totaling 3,783,000 and 3,478,000 shares, respectively. The Company expects to grant such options annually with the size of the grant based on Company performance.
   At December 31, 1999, directors, management and employees, and their respective families, trusts and foundations, owned, including stock held for employees' benefit in the Company's profit sharing and employee stock ownership plan, approximately 31% of the Company's outstanding common stock. In addition, directors, management and employees held options to purchase common stock in an amount equal to approximately 7% of the Company's outstanding common stock at December 31, 1999.

Occupancy and Equipment
   Occupancy and equipment expense includes the costs of leasing and maintaining the Company's office space, four regional customer telephone service centers, two online customer support centers, two primary data centers and 340 domestic branch offices. It also includes lease and rental expenses on computer and other equipment. Occupancy and equipment expense was $266 million in 1999, compared to $201 million in 1998 and $154 million in 1997. This trend reflects the Company's continued growth and expansion, and its commitment to customer service and investment in technology. The Company expanded its office space in 1999, 1998 and 1997, and opened its second data center in 1998. Schwab opened 49 new branch offices in 1999, 19 in 1998 and 40 in 1997. The increases in occupancy and equipment expense from 1997 to 1999 also reflect higher lease and maintenance expenses on information technology equipment.

Communications
   Communications expense includes telephone, postage and printing, and news and quotation costs. This expense was $266 million in 1999, compared to $206 million in 1998 and $183 million in 1997. The increases from 1997 to 1999 primarily resulted from higher customer trading volumes, higher postage and printing costs in connection with the growth in customer accounts, increased customer use of automated telephonic and online channel news, quotation and information services, additional leased telephone lines related to online service offerings, and new branch offices.

Advertising and Market Development
   Advertising and market development expense includes media, print and direct mail advertising expenses, and related production, printing and postage costs. This expense was $242 million in 1999, compared to $155 million in 1998 and $130 million in 1997. The increases from 1997 to 1999 were primarily a result of the Company's increased brand-focused media spending. Advertising and market development expense was 6% of revenues in each of 1999, 1998 and 1997.

Depreciation and Amortization
   Depreciation and amortization includes expenses relating to equipment and office facilities, capitalized software, leasehold improvements, goodwill, property and other intangibles. This expense was $157 million in 1999, compared to $138 million in 1998 and $125 million in 1997. The increases from 1997 to 1999 were primarily due to newly acquired information technology equipment that increased the Company's customer service capacity. The increases from 1997 to 1999 also reflect increased amortization of leasehold improvements for new branches and expanded office space. Amortization expense related to intangible assets was $8 million in 1999, compared to $10 million in 1998 and $15 million in 1997. Amortization expense decreased from 1997 to 1999 due to certain intangibles becoming fully amortized.

Professional Services
   Professional services expense includes fees paid to consultants engaged to support product, service and information technology projects, and legal and accounting fees. This expense was $151 million in 1999, compared to $88 million in 1998 and $70 million in 1997. The increases from 1997 to 1999 were primarily due to higher levels of consulting fees in many areas, including new and expanded products and services, information technology projects, and capacity expansion.

Commissions, Clearance and Floor Brokerage
   Commissions, clearance and floor brokerage expense includes fees paid to stock and option exchanges for trade executions, fees paid by M&S to broker-dealers for orders received for execution, and fees paid to clearing entities for trade processing. This expense was $96 million in 1999, compared to $83 million in 1998 and $92 million in 1997.

The increase from 1998 to 1999 was primarily due to an increase in trading volume processed by M&S and Schwab. The decrease from 1997 to 1998 was primarily due to a decrease in the fees paid per share traded by M&S to broker-dealers for orders received for execution, partially offset by an increase in trading volume processed by M&S and Schwab.

Other Expenses
   Other expenses include trade-related errors, travel and entertainment, regulatory fees and dues, and other miscellaneous expenses. These other expenses were $171 million in 1999, compared to $126 million in 1998 and $137 million in 1997. The change from 1998 to 1999 was primarily due to higher levels of travel and related costs, volume-related regulatory fees and dues, an increase in reserves for uncollectible accounts and contingent liabilities, and increased trade-related errors resulting from system downtime. The decrease from 1997 to 1998 was primarily due to the $39 million pre-tax litigation settlement charges in 1997, partially offset by higher trade-related errors and other volume-related expenses in 1998.

Taxes on Income
   The Company's effective income tax rate was 39.4% in 1999 and 39.6% in both 1998 and 1997.

New Accounting Pronouncement
   In 1999, the Company adopted a new accounting standard related to internal-use software development costs (see note "2 - Significant Accounting Policies" in the Notes to Consolidated Financial Statements). As required by the standard, in 1999 certain of the Company's costs, primarily compensation and benefits, were capitalized and will be amortized over the software's estimated useful life of three years. In prior years, these costs were expensed as incurred. The Company capitalized $68 million in software development costs in 1999.

LIQUIDITY AND CAPITAL RESOURCES

   CSC operates as a holding company, conducting virtually all business through its wholly owned subsidiaries. The capital structure among CSC and its subsidiaries is designed to provide each entity with capital and liquidity consistent with its operations. A description of significant aspects of this structure for CSC and three of its subsidiaries, Schwab, M&S and CSE, follows.

Liquidity
CSC
   CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. As discussed below, Schwab, M&S and CSE are subject to regulatory requirements that may restrict them from certain transactions with CSC. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs and maintaining Schwab's and M&S' net capital.
   CSC has liquidity needs that arise from its issued and outstanding $455 million Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, acquisitions and other investments. The Medium-Term Notes have maturities ranging from 2000 to 2009 and fixed interest rates ranging from 5.96% to 7.50% with interest payable semiannually. The Medium-Term Notes are rated A3 by Moody's Investors Service and A- by Standard & Poor's Ratings Group.
   In June 1999, the SEC declared effective CSC's registration statement covering the issuance of $395 million in Senior or Senior Subordinated Medium-Term Notes, Series A (including $145 million of unissued notes previously included in CSC's registration statement). At December 31, 1999, $311 million of these notes remained unissued.
   CSC may borrow under its committed, unsecured credit facilities. CSC maintains a $600 million facility with a group of fourteen banks which expires in June 2000 and a $175 million facility with a group of nine banks which expires in June 2001. CSC plans to renegotiate the terms for the facility that is due to expire in June 2000. The funds under both of these facilities are available for general corporate purposes and CSC pays a commitment fee on the unused balance of these facilities. The financial covenants in these facilities require CSC to maintain minimum levels of stockholders' equity, and Schwab and M&S to maintain specified levels of net capital, as defined. The Company believes that these restrictions will not have a material effect on its ability to meet foreseeable dividend or funding requirements. Other than an overnight borrowing to test the availability of the $600 million facility, these facilities were unused in 1999.
   CSC has access to $685 million of the $795 million uncommitted, unsecured bank credit lines that are primarily utilized by Schwab to manage short-term liquidity. These lines were not used by CSC in 1999.

Schwab
   Most of Schwab's assets are liquid, consisting primarily of receivable from customers, short-term (i.e., less than 90 days) investment-grade, interest-earning investments (the majority of which are segregated for the exclusive benefit of customers pursuant to regulatory requirements), and receivable from brokers, dealers and clearing organizations. Customer margin loans are demand loan obligations secured by readily marketable securities. Receivable from and payable to brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle, or can be closed out, within a few business days.
   Liquidity needs relating to customer trading and margin borrowing activities are met primarily through cash balances in customer accounts, which were $23.0 billion, $17.5 billion and $12.7 billion at December 31, 1999, 1998 and 1997, respectively. Management believes that customer cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.
   Schwab is subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations prohibit Schwab from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement of $1 million. At December 31, 1999, Schwab's net capital was $1,766 million (10% of aggregate debit balances), which was $1,421 million in excess of its minimum required net capital and $903 million in excess of 5% of aggregate debit balances. Schwab has historically targeted net capital to be 10% of its aggregate debit balances, which primarily consist of customer margin loans. To achieve this target, as customer margin loans have grown, an increasing amount of cash flows have been retained to support aggregate debit balances.
   To manage Schwab's regulatory capital position, CSC provides Schwab with a $1,400 million subordinated revolving credit facility maturing in September 2001, of which $905 million was outstanding at December 31, 1999. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 2001. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.
   To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines totaling $795 million at December 31, 1999 ($685 million of these lines are also available for CSC to use). The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments. Schwab used such borrowings for twenty-six days in 1999, six days in 1998 and eleven days in 1997, with the daily amounts borrowed averaging $125 million, $87 million and $85 million, respectively. These lines were unused at December 31, 1999.
   To satisfy the margin requirement of customer option transactions with the Options Clearing Corporation (OCC), Schwab had unsecured letter of credit agreements with eleven banks in favor of the OCC aggregating $905 million at December 31, 1999. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at December 31, 1999.

M&S
   M&S' liquidity needs are generally met through earnings generated by its operations. Most of M&S' assets are liquid, consisting primarily of marketable securities, receivable from brokers, dealers and clearing organizations, and cash and cash equivalents.
   M&S' liquidity is affected by the same net capital regulatory requirements as Schwab (see discussion above). At December 31, 1999, M&S' net capital was $13 million, which was $12 million in excess of its minimum required net capital.
   M&S may borrow up to $35 million under a subordinated lending arrangement with CSC maturing in 2001. Borrowings under this arrangement qualify as regulatory capital for M&S. This facility was unused in 1999. In addition, CSC provides M&S with a $25 million short-term credit facility. Borrowings under this arrangement do not qualify as regulatory capital for M&S. This facility was unused at December 31, 1999.

CSE
   CSE's liquidity needs are generally met through earnings generated by its operations. Most of CSE's assets are liquid, consisting primarily of cash and investments required to be segregated, receivable from brokers, dealers and clearing organizations, and receivable from customers and others.
   CSE may borrow up to (pound)20 million, equivalent to $32 million at December 31, 1999, under subordinated lending arrangements with CSC. At December 31, 1999, CSE had outstanding (pound)18 million under these arrangements, equivalent to $29 million, with (pound)5 million maturing in 2001 and (pound)13 million maturing in 2003.

Development Spending
   A significant portion of the Company's liquidity needs arises from ongoing investments to support future growth. These investments, which the Company refers to as development spending, are comprised of two categories: media spending (including media and production expenses) and project spending. Project spending is generally targeted towards enhancing future revenue growth, such as improvements to the Company's Web site or branch expansion; enhancing the Company's infrastructure, such as investments to improve customer statements or its systems integration; and improving the firm's productivity, such as enhancements to its telecommunications systems or operations processes. This spending is imbedded throughout certain categories of the Company's non-interest expenses.
   Development spending in 1999 was approximately $448 million and management currently anticipates an increase of approximately 30% in 2000, reflecting management's belief that development spending is critical to strengthening the Company's competitive advantages.

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

Cash Flows and Capital Resources
   Net income plus depreciation and amortization was $746 million in 1999, up 53% from $487 million in 1998, allowing the Company to finance the majority of its growth with internally generated funds. Depreciation and amortization expense related to equipment, office facilities and property was $149 million in 1999 and $128 million in 1998. Amortization expense related to intangible assets was $8 million in 1999 and $10 million in 1998.

                                (CHART OMITTED)

   The Company's capital expenditures were $286 million ($283 million net of proceeds from the sale of fixed assets) in 1999 and $190 million ($185 million net of proceeds) in 1998, or 7% of revenues in both years. In 1999, 75% of capital expenditures were for information technology and 25% for facilities expansion and improvements. Capital expenditures as described above exclude the capitalized costs for developing internal-use software of $68 million in 1999. The Company opened 49 new branch offices during 1999, compared to 19 branch offices opened in 1998, and continues to view its branch office network as important to pursuing its strategy of attracting customer assets.
   Management currently anticipates that 2000 capital expenditures will be approximately 70% higher than 1999 spending. Approximately 66% of the 2000 planned expenditures relate to facilities expansion and improvements and approximately 34% relate to information technology. The significant increase in 2000 planned expenditures is primarily due to leasehold improvements to support the Company's growth in employees, and the Company's plans to enhance systems capacity and availability. As has been the case in recent years, the Company may adjust its capital expenditures from period to period as business conditions change.
   During 1999, the Company:
    - Issued $144 million and repaid $40 million of Medium-Term Notes;
    - Paid common stock dividends of $46 million.
   The Company monitors both the relative composition and absolute level of its capital structure. The Company's total financial capital (borrowings plus stockholders' equity) at December 31, 1999 was $2,729 million, up $949 million, or 53%, from a year ago. At December 31, 1999, the Company had borrowings of $455 million, or 17% of total financial capital, bearing interest at a weighted-average rate of 6.7%. At December 31, 1999, the Company's stockholders' equity was $2,274 million, or 83% of total financial capital. Management currently anticipates that borrowings will remain below 30% of total financial capital.

Share Repurchases
   The Company did not repurchase any shares of its common stock in 1999 and repurchased 12,509,000 shares for $150 million in 1998 and 2,460,000 shares for $18 million in 1997. Since the inception of the repurchase plan in 1988, the Company has repurchased 132,830,700 shares of its common stock for $314 million. There is no current authorization for share repurchases.

Dividend Policy
   Since the initial dividend in 1989, the Company has paid 43 consecutive quarterly dividends and has increased the dividend 11 times. Since 1989, dividends have increased by a 34% compounded annual growth rate. The Company paid common stock dividends of $.0560 per share in 1999, $.0540 per share in 1998 and $.0467 per share in 1997. While the payment and amount of dividends are at the discretion of the Company's Board of Directors, the Company targets its cash dividend at approximately 5% to 10% of net income plus depreciation and amortization.


YEAR 2000 CENTURY CHANGE

   The Company's mission critical systems operated throughout the Year 2000 century change without material errors or interruptions when processing data and transactions incorporating year 2000 dates, and the Company did not encounter any material problems with any of its mission critical vendor-supplied systems, services or products. Mission critical systems, services and products means those systems, services and products critical to the ongoing operation of the business.

Compliance Costs
   As of December 31, 1999, the Company spent approximately $91 million of the estimated cost for its Year 2000 project. The Company currently anticipates spending approximately $3 million during the first quarter of 2000 to complete the project.
   The Company has funded all Year 2000 related costs through operating cash flows and a reallocation of the Company's overall development spending. This reallocation did not result in the delay of any critical information technology projects. In accordance with generally accepted accounting principles, Year 2000 expenditures are expensed as incurred.


RISK MANAGEMENT

Overview
   The Company's business and activities expose it to different types of risks including, but not limited to, those discussed below. Proper identification, assessment and management of these risks are essential to the success and financial soundness of the Company. Managing risk at the

Company begins with the expertise and experience of management at the business unit level. To supplement risk management at the business unit level, the Company has formed a Global Risk Steering Committee, and various other risk committees consisting of members of senior management. The Global Risk Steering Committee takes an active role in the oversight of the various risk committees by reviewing risk exposures, leading in the continued development of the Company's risk management practices, reviewing existing risk management programs and policies, discussing changes in regulations and other risk-related developments, and reporting regularly to the Audit Committee of the Company's Board of Directors. Other risk committees include the Technology and Operations Risk Committee, which focuses on the integrity of the Company's technology systems and enhancements, and operating capacity; the Credit Oversight Committee, which focuses on customer activity (i.e., margin lending activities to customers and customer option activities), the investing activities of certain of the Company's proprietary funds, and corporate credit activities (i.e., counterparty and corporate investing activities); and the Financial Risk Committee, which focuses on liquidity and capital resources, interest rate risk, and securities owned. Additionally, the Finance, Compliance, and Internal Audit Departments and the Office of Corporate Counsel assist management and the various risk committees in evaluating and monitoring the Company's risk profile.
   The following discussion highlights the Company's principal risks and some of the policies and procedures for risk identification, assessment and mitigation. See Liquidity and Capital Resources for a discussion on liquidity risk and note "13 - Financial Instruments with Off-Balance-Sheet and Credit Risk" in the Notes to Consolidated Financial Statements for additional discussion on credit risk.
   Given the nature of the Company's revenues, expenses and risk profile, the Company's earnings and CSC's common stock price may be subject to significant volatility from period to period. The Company's results for any period are not necessarily indicative of results for a future period. Risk is inherent in the Company's business. Consequently, despite the Company's attempts to identify areas of risk, oversee operational areas involving risk and implement policies and procedures designed to mitigate risk, there can be no assurance that the Company will not suffer unexpected losses due to operating or other risks.

Competition
   The Company faces significant competition from companies seeking to attract customer financial assets, including traditional brokerage firms (particularly firms that have started providing online trading services), discount brokerage firms, online brokerage firms, mutual fund companies and banks. Certain of these competitors have greater financial resources than the Company. The consolidation trend in the financial services industry is likely to increase in light of the new financial modernization legislation that becomes effective in March 2000. This new legislation allows banks, securities firms and insurance companies more flexibility to affiliate under one holding company. These holding companies can engage in activities and acquire companies engaged in activities that are financial in nature. The expansion and customer acceptance of conducting financial transactions online has also attracted competition from providers of online services, software development companies and other providers of financial services. Finally, the growth of online trading has led to the creation of new ECNs and new exchanges, and is causing major existing markets to consider converting to for-profit status, all of which may intensify competition. The Company experienced declines in its average commission per revenue trade in 1998 mainly due to the Company's integration of its online and traditional brokerage services and reduction of the price of online trades for most of its customers, resulting in an increase in the proportion of trades placed through its online channels. The Company's average commission per revenue trade declined in 1999 due to the continued increase in the proportion of trades placed through its online channels. As the Company focuses on further enhancements to its electronic service offering and online trades increase, average commission per revenue trade is expected to continue to decline.

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

Technology and Operating Risk
   Technology and operating risk is the potential for loss due to deficiencies in control processes or technology systems that constrain the Company's ability to gather, process and communicate information efficiently and securely, without interruptions. The Company's operations are highly dependent on the integrity of its technology systems and the Company's success depends, in part, on its ability to make timely enhancements and additions to its technology in anticipation of customer demands. To the extent the Company experiences system interruptions, errors or downtime (which could result from a variety of causes, including changes in customer use patterns, technological failure, changes to its systems, linkages with third-party systems, and power failures), the Company's business and operations could be significantly negatively impacted.
Additionally, rapid increases in customer demand may strain the Company's ability to enhance its technology and expand its operating capacity. To minimize business interruptions, the Company has two data centers intended, in part, to further improve the recovery of business processing in the event of an emergency. The Company attempts to mitigate technology and operating risk by maintaining a comprehensive internal control system and by employing experienced personnel. Also, the Company maintains backup and recovery functions, including facilities for backup and communications, and conducts periodic testing of a disaster recovery plan. The Company is committed to an ongoing process of upgrading, enhancing and testing its technology systems. This effort is focused on meeting customer demands, meeting market and regulatory changes, and deploying standardized technology platforms.

Credit Risk
   Credit risk is the potential for loss due to a customer or counterparty failing to perform its contractual obligations. The Company's exposure to credit risk mainly results from its margin lending activities, securities lending activities, role as a counterparty in financial contracts, investing activities, and the investing activities of certain of the Company's proprietary funds. To mitigate the risks of such losses, the Company has established policies and procedures which include: establishing and reviewing credit limits, monitoring of credit limits and quality of counterparties, and increasing margin requirements for certain securities. In addition, most of the Company's credit extensions, such as margin loans to customers, securities lending agreements, and resale agreements, are supported by collateral arrangements. These arrangements are subject to requirements to provide additional collateral in the event that market fluctuations result in declines in the value of collateral received.

Market Risk
   Market risk is the potential for loss due to a change in the value of a financial instrument held by the Company as a result of fluctuations in interest and currency exchange rates, and equity prices.
   The Company is exposed to interest rate risk primarily from changes in the interest rates on its interest-earning assets (mainly margin loans to customers and investments) and its funding sources (including customer cash balances, proceeds from stock-lending activities, borrowings, and stockholders' equity) which finance these assets. The Company attempts to mitigate this risk by monitoring the net interest margin and average maturity of its investments. The Company also has the ability to adjust the rates paid on customer balances and charged on margin loans.
   The Company is exposed to equity price risk through its role as a financial intermediary in customer-related transactions, and by holding financial instruments mainly in its capacity as a market maker and relating to its specialists' operations. To mitigate the risk of losses, these financial instruments are marked to market daily and are monitored by management to assure compliance with limits established by the Company. Additionally, the Company purchases from time to time exchange-traded option contracts to reduce market risk on these inventories. The Company may also purchase futures contracts to reduce this risk. The Company may enter into foreign currency contracts to reduce currency exchange rate risk. However, the Company's exposure to currency exchange risks through its international operations is not material.
   Additional qualitative and quantitative disclosures about market risk are summarized as follows.

Financial Instruments Held For Trading Purposes
   The Company held government securities and certificates of deposit with a fair value of approximately $22 million and $13 million at December 31, 1999 and 1998, respectively. These securities, and the associated interest rate risk, are not material to the Company's financial position, results of operations or cash flows.
   Through Schwab and M&S, the Company maintains inventories in exchange-listed and Nasdaq securities on both a long and short basis. The fair value of these securities at December 31, 1999 was $107 million in long positions and $60 million in short positions. The fair value of these securities at December 31, 1998 was $60 million in long positions and $35 million in short positions. Using a hypothetical 10% increase or decrease in prices, the potential loss or gain in fair value is estimated to be approximately $5 million and $3 million at December 31, 1999 and 1998, respectively, due to the offset of the change in fair value in long and short positions. In addition, the Company generally enters into exchange-traded option contracts to hedge against potential losses in equity inventory positions, thus reducing this potential loss exposure. This hypothetical 10% change in fair value of these securities at December 31, 1999 and 1998 would not be material to the Company's financial position, results of operations or cash flows. The notional amount of option contracts was approximately $103 million and $74 million at December 31, 1999 and 1998, respectively. The fair value of such option contracts was not material to the Company's consolidated balance sheets at December 31, 1999 and 1998.

Financial Instruments Held For Purposes Other Than Trading
   For its working capital and reserves required to be segregated under federal or other regulations, the Company invests in money market funds, resale agreements, certificates of deposit, and commercial paper. Money market funds do not have maturity dates and do not present a material market risk. The other financial instruments, as shown in the following table, are fixed rate investments with short-term maturities and are not subject to material changes in value due to interest rate movements (dollars in millions):

--------------------------------------------------------------------------------
                                             Principal Amount
                                             by Maturity Date       Fair Value
December 31,                                2000    Thereafter    1999      1998
--------------------------------------------------------------------------------
Resale agreements (1)                     $6,915                $6,915    $7,608
  Weighted-average interest rate           5.05%
Certificates of deposit                   $1,659                $1,659    $2,004
  Weighted-average interest rate           5.66%
Commercial paper                          $  220                $  220    $  525
  Weighted-average interest rate           4.18%
================================================================================
(1) Fair value at December 31, 1999 includes resale agreements of $6,165 million included in cash and investments required to be segregated under federal or other regulations and $750 million included in cash and cash equivalents.

   At December 31, 1999, CSC had $455 million aggregate principal amount of Medium-Term Notes outstanding, with fixed interest rates ranging from 5.96% to 7.50%. At December 31, 1998, CSC had $351 million aggregate principal amount of Medium-Term Notes outstanding, with fixed interest rates ranging from 5.78% to 7.72%. The Company has fixed cash flow requirements regarding these Medium-Term Notes due to the fixed rate of interest. The fair value of these Medium-Term Notes at December 31, 1999 and 1998, based on estimates of market rates for debt with similar terms and remaining maturities, approximated their carrying amount. The table below presents the principal amount of these Medium-Term Notes by year of maturity (dollars in millions):

--------------------------------------------------------------------------------
Year Ending                                      Weighted-Average      Principal
   December 31,                                   Interest Rate          Amount
--------------------------------------------------------------------------------
2000                                                  6.3%                $ 48
2001                                                  7.0%                  39
2002                                                  7.0%                  53
2003                                                  6.5%                  49
2004                                                  6.6%                  81
Thereafter                                            6.8%                 185
================================================================================

   The Company maintains investments primarily in mutual funds, approximately $60 million and $50 million at December 31, 1999 and 1998, respectively, to fund obligations under its deferred compensation plan, which is available to certain employees. Any decrease in the fair value of these investments would result in a comparable decrease in the deferred compensation plan obligation and would not affect the Company's financial position, results of operations or cash flows.

Legal and Compliance Risk
   Legal and compliance risk refers to the possibility that the Company will be found, by a court, arbitration panel or regulatory authority, not to have complied with an applicable legal or regulatory requirement. The Company may be subject to lawsuits or arbitration claims by customers, employees or other third parties in the different jurisdictions in which it conducts business. In addition, the Company is subject to extensive regulation by the SEC, the National Association of Securities Dealers, Inc., the NYSE, and other federal, state and market regulators, as well as certain foreign regulatory authorities. The Company attempts to mitigate legal and compliance risk through policies and procedures that it believes are reasonably designed to prevent or detect violations of applicable statutory and regulatory requirements (see note "12 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements).

LOOKING AHEAD
   During 1999, the competitive environment in financial services intensified - several traditional brokerage firms adjusted their pricing, enhanced their online services and, along with a number of discount brokerage firms, substantially increased their spending on advertising and marketing programs. While this trend of intensified competition is expected to continue in 2000, management believes that the Company's competitive advantages will enable the firm to pursue its strategy of attracting and retaining customer assets. As described more fully in the Description of Business section above, these competitive advantages include: a nationally recognized brand, a broad line of products and services offered at prices that management believes represent superior value, multi-channel delivery systems, and the commitment and skills necessary to invest in technology intended to empower customers and reduce costs. Additionally, the Company's significant level of employee ownership aligns the interests of management with those of stockholders.
   During 2000, the Company expects to sustain its competitive advantages by providing its customers with expanded and enhanced services, including a broadened service offering for affluent investors. The acquisition of U.S. Trust is designed to help complete the Company's offering to affluent investors, as well as independent investment managers and their customers, by providing them with access to an array of wealth management services. The Company's acquisition of CyBerCorp is designed to help provide actively trading investors with access to advanced order entry, routing and management technology, as well as to support the Company's ongoing role as a leader in the evolution of customer access to the capital markets. The Company also expects to continue its focus on developing an enhanced help and advice offering for all customers, and to continue its process of selective international expansion.
   The Company's efforts to expand and enhance services are being driven by evolving customer needs. A substantial portion of growth in investable assets in coming years is anticipated to be concentrated with the "baby boom" generation. As these investors continue to accumulate wealth, many will need more guidance in managing their financial affairs, as well as access to more complex and specialized services such as estate and tax planning, and trust and investment management. As a result, the Company expects to continue evaluating the breadth of its service offering relative to customer needs.
   Management continues to believe that the key to sustaining the Company's competitive advantages will be its ability to combine people and technology in ways that provide investors with the access, information, guidance, advice and control they expect - as well as superior service - all at a lower cost than traditional providers of financial services. Accordingly, the Company expects to remain in direct competition with traditional, online and discount brokerage firms, banks and other providers of financial products and services.
   Capitalizing on and strengthening the Company's competitive advantages requires significant development spending and capital expenditures. Management believes that these ongoing investments are critical to increasing the Company's market share and achieving its long-term financial objectives, which include annual growth in revenues of 20%, an after-tax profit margin of 12%, and a return on stockholders' equity of 20%.


------------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Income                                                                      The Charles Schwab Corporation
(In Thousands, Except Per Share Amounts)


Year Ended December 31,                                                             1999                   1998                 1997
------------------------------------------------------------------------------------------------------------------------------------

Revenues
    Commissions                                                               $1,863,306             $1,309,383           $1,174,023
    Mutual fund service fees                                                     750,141                559,241              427,673
    Interest revenue, net of interest expense of $768,403 in 1999,
        $651,881 in 1998 and $546,483 in 1997                                    702,677                475,617              353,552
    Principal transactions                                                       500,496                286,754              257,985
    Other                                                                        128,202                105,226               85,517
------------------------------------------------------------------------------------------------------------------------------------
       Total                                                                   3,944,822              2,736,221            2,298,750
------------------------------------------------------------------------------------------------------------------------------------
Expenses Excluding Interest
    Compensation and benefits                                                  1,624,526              1,162,823              961,824
    Occupancy and equipment                                                      266,382                200,951              154,181
    Communications                                                               265,914                206,139              182,739
    Advertising and market development                                           241,895                154,981              129,550
    Depreciation and amortization                                                156,678                138,477              124,682
    Professional services                                                        151,081                 87,504               69,583
    Commissions, clearance and floor brokerage                                    96,012                 82,981               91,933
    Other                                                                        171,095                125,821              137,011
------------------------------------------------------------------------------------------------------------------------------------
       Total                                                                   2,973,583              2,159,677            1,851,503
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                    971,239                576,544              447,247
Taxes on income                                                                  382,362                228,082              176,970
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                    $  588,877             $  348,462           $  270,277
====================================================================================================================================
Weighted-Average Common Shares Outstanding - Diluted*                            843,090                823,005              817,726
====================================================================================================================================
Earnings Per Share*
    Basic                                                                     $      .73             $      .44           $      .34
    Diluted                                                                   $      .70             $      .42           $      .33
====================================================================================================================================
Dividends Declared Per Common Share*                                          $    .0560             $    .0540           $    .0467
====================================================================================================================================

* All periods have been restated for the July 1999 two-for-one common stock split.
See Notes to Consolidated Financial Statements.




------------------------------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheet                                                                            The Charles Schwab Corporation
(In Thousands, Except Per Share Amounts)


December 31,                                                                                                 1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Assets
    Cash and cash equivalents                                                                         $ 2,079,128       $ 1,155,928
    Cash and investments required to be segregated under federal or other regulations
        (including resale agreements of $6,165,043 in 1999 and $7,608,067 in 1998)                      8,465,528        10,242,943
    Receivable from brokers, dealers and clearing organizations                                           482,657           334,334
    Receivable from customers - net                                                                    17,060,222         9,646,140
    Securities owned - at market value                                                                    339,634           242,115
    Equipment, office facilities and property - net                                                       597,761           396,163
    Intangible assets - net                                                                                45,149            46,274
    Other assets                                                                                          228,982           200,493
------------------------------------------------------------------------------------------------------------------------------------
      Total                                                                                           $29,299,061       $22,264,390
====================================================================================================================================
Liabilities and Stockholders' Equity
    Drafts payable                                                                                    $   467,758       $   324,597
    Payable to brokers, dealers and clearing organizations                                              1,748,765         1,422,300
    Payable to customers                                                                               23,422,592        18,119,622
    Accrued expenses and other liabilities                                                                931,011           618,249
    Borrowings                                                                                            455,000           351,000
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                                27,025,126        20,835,768
------------------------------------------------------------------------------------------------------------------------------------
    Stockholders' equity:
      Preferred stock - 9,940 shares authorized; $.01 par value per share;
          none issued
      Common stock -  2,000,000 and 500,000 shares authorized in 1999 and 1998, respectively; $.01 par value per share; 822,249 and 803,765 shares issued
          and outstanding in 1999 and 1998, respectively*                                                   8,224             4,019
      Additional paid-in capital                                                                          539,408           213,312
      Retained earnings                                                                                 1,794,282         1,254,953
      Deferred compensation stock trust                                                                     2,405
      Unearned ESOP shares                                                                                   (967)           (1,088)
      Unamortized restricted stock compensation                                                           (70,926)          (43,882)
      Common stock issued to deferred compensation trust                                                   (2,405)
      Foreign currency translation adjustment                                                               3,914             1,308
------------------------------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                                                    2,273,935         1,428,622
------------------------------------------------------------------------------------------------------------------------------------
               Total                                                                                  $29,299,061       $22,264,390
====================================================================================================================================

* All periods have been restated for the July 1999 two-for-one common stock split.
See Notes to Consolidated Financial Statements.



------------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Cash Flows                                                                  The Charles Schwab Corporation
(In Thousands)


December 31,                                                                                   1999            1998            1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
    Net income                                                                          $   588,877     $   348,462     $   270,277
        Noncash items included in net income:
            Depreciation and amortization                                                   156,678         138,477         124,682
            Compensation payable in common stock                                             27,865          28,189          24,385
            Deferred income taxes                                                            (3,570)         (6,219)        (29,074)
            Other                                                                             4,659           4,714           3,047
    Change in securities owned                                                              (97,519)         40,454        (154,699)
    Change in other assets                                                                   (8,785)         16,547         (25,934)
    Change in accrued expenses and other liabilities                                        528,758         208,783         153,234
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided before change in customer-related balances                      1,196,963         779,407         365,918
------------------------------------------------------------------------------------------------------------------------------------
    Change in customer-related balances:
        Cash and investments required to be segregated under
            federal or other regulations                                                  1,765,328      (3,466,062)        456,662
        Receivable from brokers, dealers and clearing organizations                        (152,287)        (65,978)        (37,449)
        Receivable from customers - net                                                  (7,419,482)     (1,893,821)     (2,741,796)
        Drafts payable                                                                      144,006          56,028          43,908
        Payable to brokers, dealers and clearing organizations                              329,423         298,411         245,327
        Payable to customers                                                              5,317,093       5,010,081       1,935,507
------------------------------------------------------------------------------------------------------------------------------------
            Net change in customer-related balances                                         (15,919)        (61,341)        (97,841)
------------------------------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities                                 1,181,044         718,066         268,077
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
    Purchase of equipment, office facilities and property - net                            (282,973)       (185,494)       (139,416)
    Capitalized costs of developing software for internal use                               (68,002)
    Cash payments for businesses acquired, net of cash received                              (5,657)         (1,400)         (1,200)
    Cash payments for investments in businesses                                             (17,102)
------------------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                              (373,734)       (186,894)       (140,616)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
    Proceeds from borrowings                                                                144,000          30,000         111,000
    Repayment of borrowings                                                                 (40,080)        (40,049)        (33,649)
    Dividends paid                                                                          (45,502)        (43,068)        (37,091)
    Purchase of treasury stock                                                                             (150,180)        (18,234)
    Proceeds from stock options exercised and other                                          55,090          30,766          14,530
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                    113,508        (172,531)         36,556
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                  2,382            (160)            113
------------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                                       923,200         358,481         164,130
Cash and cash equivalents at beginning of year                                            1,155,928         797,447         633,317
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                $ 2,079,128     $ 1,155,928     $   797,447
====================================================================================================================================

See Notes to Consolidated Financial Statements.



------------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Stockholders' Equity                                                        The Charles Schwab Corporation
(In Thousands)
                                                                                                       Common
                                                                                             Un-        Stock    Foreign
                                                               Deferred                   amortized   Issued to  Currency
                                            Add-               Compen-             Un-    Restricted  Deferred   Trans-
                           Common  Stock   itional              sation            earned    Stock      Compen-   lation
                          ---------------  Paid-In   Retained   Stock   Treasury   ESOP    Compen-     sation    Adjust-
                          Shares*  Amount  Capital   Earnings   Trust    Stock    Shares   sation      Trust      ment       Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31,1996         787,805  $1,785 $200,857  $  723,085         $ (60,277) $(5,517) $ (8,658)           $ 3,280   $  854,555
Comprehensive income:
 Net income                                            270,277                                                              270,277
 Foreign currency
  translation adjustment                                                                                        (2,360)      (2,360)
                                                                                                                           ---------
 Total comprehensive
  income                                                                                                                    267,917
Dividends declared on
 common stock                                          (37,091)                                                             (37,091)
Purchase of treasury
 stock                     (2,460)                                       (18,234)                                           (18,234)
Stock options exercised
 and restricted stock
 compensation awards       12,460           25,830                        43,110            (14,179)                         54,761
Three-for-two stock
 split effected in the
 form of a 50% stock
 dividend                             892                 (892)
Amortization of
 restricted stock
 compensation awards                                                                          5,609                           5,609
ESOP shares released
 for allocation                             14,735         117                      2,748                                    17,600
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1997        797,805   2,677  241,422     955,496           (35,401)  (2,769)  (17,228)               920    1,145,117
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                            348,462                                                              348,462
 Foreign currency
  translation adjustment                                                                                           388          388
                                                                                                                           ---------
 Total comprehensive
  income                                                                                                                    348,850
Dividends declared on
 common stock                                          (43,068)                                                             (43,068)
Purchase of treasury
 stock                    (12,509)                                      (150,180)                                          (150,180)
Stock options exercised
 and restricted stock
 compensation awards       18,489       4  (40,872)     (4,375)          185,581            (42,153)                         98,185
Three-for-two stock
 split effected in the
 form of a 50% stock
 dividend                           1,338               (1,338)
Cash paid in lieu of
 fractional shares as
 a result of the
 stock split                  (20)                        (364)                                                                (364)
Amortization of
 restricted stock
 compensation awards                                                                         15,499                          15,499
ESOP shares released
 for allocation                             12,762         140                      1,681                                    14,583
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1998        803,765   4,019  213,312   1,254,953                     (1,088)  (43,882)             1,308    1,428,622
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                            588,877                                                              588,877
 Foreign currency
  translation adjustment                                                                                         2,606        2,606
                                                                                                                           ---------
 Total comprehensive
  income                                                                                                                    591,483
Dividends declared on
 common stock                                          (45,502)                                                             (45,502)
Deferred compensation
 liability settled by
 issuing common stock          74       1    2,404              $2,405                               $(2,405)                 2,405
Stock options exercised
 and restricted stock
 compensation awards       18,389     118  319,815                                          (54,072)                        265,861
Two-for-one stock
 split effected in
 the form of a 100%
 stock dividend                     4,086               (4,086)
Issuance of common
 stock in connection
 with Canadian-
 based acquisitions            21              714                                                                              714
Amortization of
 restricted stock
 compensation awards                                                                         27,028                          27,028
ESOP shares released
 for allocation                              3,163          40                        121                                     3,324
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1999        822,249  $8,224 $539,408  $1,794,282  $2,405            $  (967) $(70,926) $(2,405)  $ 3,914   $2,273,935
====================================================================================================================================

* Share amounts are presented net of treasury shares and all periods have been restated for the July 1999 two-for-one common stock split.
See Notes to Consolidated Financial Statements.


                         The Charles Schwab Corporation
                   Notes to Consolidated Financial Statements
    (Tabular Amounts in Thousands, Except Per Share and Option Price Amounts)


1.  Basis of Presentation

   The consolidated  financial statements include The Charles Schwab Corporation
(CSC) and its subsidiaries (collectively referred to as the Company). CSC is a holding company engaged, through its subsidiaries, in securities brokerage and related financial services. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 340 domestic branch offices in 48 states, as well as branches in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. Another subsidiary, Charles Schwab Europe (CSE), is a retail securities brokerage firm located in the United Kingdom. Other subsidiaries include Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, and Mayer & Schweitzer, Inc. (M&S), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional customers.
   Certain items in prior years' financial statements have been reclassified to conform to the 1999 presentation. All material intercompany balances and transactions have been eliminated.

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

Cash and investments required to be segregated under federal or other regulations consist primarily of securities purchased under agreements to resell (resale agreements) and certificates of deposit. Certificates of deposit are stated at cost, which approximates market.

Securities financing activities: Resale agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts. The Company obtains possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. Collateral is valued daily by the Company, with additional collateral obtained or refunded when necessary.
   Securities borrowed and securities loaned are reported as collateralized financing transactions. Securities borrowed require the Company to deposit cash with the lender and are included in receivable from brokers, dealers and clearing organizations. For securities loaned, the Company receives collateral in the form of cash in an amount generally equal to the market value of securities loaned. Securities loaned are included in payable to brokers, dealers and clearing organizations. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded when necessary.

Receivable from customers that remain unsecured for more than 30 days or partially secured for more than 90 days are fully reserved for, and are stated net of allowance for doubtful accounts of $11 million and $8 million at December 31, 1999 and 1998, respectively.

Equipment, office facilities and property: Equipment and office facilities are depreciated on a straight-line basis over the estimated useful life of the asset of three to seven years. Buildings are depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the life of the lease. Equipment, office facilities and property are stated at cost net of accumulated depreciation and amortization of $575 million and $452 million at December 31, 1999 and 1998, respectively.

Intangible assets, including goodwill and customer lists, are amortized on a straight-line basis over three to fifteen years. Intangible assets are stated at cost net of accumulated amortization of $203 million and $196 million at December 31, 1999 and 1998, respectively.

Derivatives: The Company's derivatives activities primarily consist of exchange-traded option contracts to reduce market risk on inventories in Nasdaq and exchange-listed securities. The notional amount of such derivatives was $103 million and $74 million at December 31, 1999 and 1998, respectively. The fair value of such derivatives was not material to the Company's consolidated balance sheets at December 31, 1999 and 1998.

Foreign currency translation: Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date, while revenues and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as other comprehensive income.

Income taxes: The Company files a consolidated U.S. federal income tax return and uses the asset and liability method in providing for income tax expense. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes, using currently enacted tax law.

Common stock split: Share and per share information presented in the financial statements and related notes have been restated to reflect the July 1999 two-for-one common stock split, effected in the form of a 100% stock dividend.

Cash flows: For purposes of reporting cash flows, the Company considers all highly liquid investments (including resale agreements) with maturities of three months or less that are not required to be segregated under federal or other regulations to be cash equivalents.

Accounting change: Statement of Position 98-1 - Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, was adopted by the Company effective January 1, 1999. This statement requires that certain costs incurred for purchasing or developing software for internal use be capitalized and amortized over the software's estimated useful life of three years. In prior years, the Company capitalized costs incurred for purchasing internal-use software, but expensed costs incurred for developing internal-use software. In accordance with this statement, prior years' financial statements were not adjusted to reflect this accounting change. Adoption of this statement resulted in the capitalization of $68 million of internal-use software development costs during 1999, which increased net income by $41 million, or $.05 diluted earnings per share.

New accounting standard: Statement of Financial Accounting Standards (SFAS) No. 137, which amended the effective date of SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities, was issued in June 1999. The Company is required to adopt SFAS No. 133 by January 1, 2001. This statement establishes accounting and reporting standards requiring that all derivative instruments are recorded on the balance sheet as either an asset or a liability, measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and such hedge accounting treatment is elected. While the Company is currently evaluating the effects of this statement, its adoption is not expected to have a material impact on the Company's financial position, results of operations, earnings per share or cash flows.

3.  Securities Owned

   Securities owned are recorded at market value and consist of the following:

--------------------------------------------------------------------------------
December 31,                                                      1999      1998
--------------------------------------------------------------------------------
Equity and other securities                                   $129,830  $ 73,226
SchwabFunds(R) money market funds                              117,289    88,131
Equity and bond mutual funds                                    92,515    80,758
--------------------------------------------------------------------------------
  Total securities owned                                      $339,634  $242,115
================================================================================

   Equity and other securities include M&S' inventories in Nasdaq and other securities and Schwab's inventories in exchange-listed securities relating to its specialist operations. The Company's positions in SchwabFunds money market funds arise from certain overnight funding of customers' redemption, check-writing and debit card activities. Equity and bond mutual funds include investments made by the Company for funding obligations under its deferred compensation plan and for overnight funding of certain SchwabFunds customers' transactions.
   Securities sold, but not yet purchased, of $60 million and $35 million at December 31, 1999 and 1998, respectively, consist of equity and other securities, and are recorded at market value in accrued expenses and other liabilities.

4.  Payable to Brokers, Dealers and Clearing Organizations

   Payable to brokers, dealers and clearing organizations consist primarily of securities loaned of $1,421 million and $1,201 million at December 31, 1999 and 1998, respectively. The market value of securities pledged by counterparties under securities lending transactions approximated amounts due.

5.  Payable to Customers

   The principal source of funding for Schwab's margin lending is cash balances in customer accounts. At December 31, 1999, Schwab was paying interest at 4.5% on $19,565 million of cash balances in customer brokerage accounts, which were included in payable to customers. At December 31, 1998, Schwab was paying interest at 4.1% on $15,143 million of such cash balances.

6.  Borrowings

   Borrowings consist of Senior Medium-Term Notes, Series A (Medium-Term Notes). At December 31, 1999, CSC had $455 million aggregate principal amount of Medium-Term Notes outstanding, with fixed interest rates ranging from 5.96% to 7.50% and maturities ranging from 2000 to 2009 as follows:

--------------------------------------------------------------------------------
2000                                                                    $ 48,000
2001                                                                      39,000
2002                                                                      53,000
2003                                                                      49,000
2004                                                                      80,500
Thereafter                                                               185,500
================================================================================

   The Medium-Term Notes carry a weighted-average interest rate of 6.73%. The fair value of the Medium-Term Notes at December 31, 1999 and 1998, based on estimates of market rates for debt with similar terms and remaining maturities, approximated their carrying amounts.
   At December 31, 1999, CSC had $311 million in Senior or Senior Subordinated Medium-Term Notes, Series A available to be issued.
   CSC may borrow under its committed, unsecured credit facilities. CSC maintains a $600 million facility with a group of fourteen banks which expires in June 2000 and a $175 million facility with a group of nine banks which expires in June 2001. The funds under both of these facilities are available for general corporate purposes and CSC pays a commitment fee on the unused balance of these facilities. The financial covenants in these facilities require CSC to maintain minimum levels of stockholders' equity, and Schwab and M&S to maintain specified levels of net capital, as defined. The Company believes that these restrictions will not have a material effect on its ability to meet foreseeable dividend or funding requirements. Other than an overnight borrowing to test the availability of the $600 million facility, these facilities were unused in 1999.
   To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines which total $795 million and $545 million at December 31, 1999 and 1998, respectively. CSC has access to $685 million and $545 million of these credit lines at December 31, 1999 and 1998, respectively. There were no borrowings outstanding under these lines at December 31, 1999 and 1998.
   To satisfy the margin requirement of customer option transactions with the Options Clearing Corporation (OCC), Schwab had unsecured letter of credit agreements with eleven banks in favor of the OCC aggregating $905 million at December 31, 1999. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at December 31, 1999 and 1998.

7.  Taxes on Income

   Income tax expense is as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                             1999        1998       1997
--------------------------------------------------------------------------------
Current:
   Federal                                      $334,720    $206,500   $179,110
   State                                          51,212      27,801     26,934
--------------------------------------------------------------------------------
      Total current                              385,932     234,301    206,044
--------------------------------------------------------------------------------
Deferred:
   Federal                                        (2,828)     (6,343)   (26,484)
   State                                            (742)        124     (2,590)
--------------------------------------------------------------------------------
      Total deferred                              (3,570)     (6,219)   (29,074)
--------------------------------------------------------------------------------
Total taxes on income                           $382,362    $228,082   $176,970
================================================================================

   The above amounts do not include tax benefits from the exercise of stock options and the vesting of restricted stock awards, which for accounting purposes are credited directly to additional paid-in capital. Such tax benefits reduced income taxes paid by $213 million in 1999, $69 million in 1998 and $34 million in 1997.
   The temporary differences that created deferred tax assets and liabilities, included in other assets, and accrued expenses and other liabilities, are detailed below:

--------------------------------------------------------------------------------
December 31,                                                 1999          1998
--------------------------------------------------------------------------------
Deferred Tax Assets:
   Deferred compensation                                 $ 60,049       $40,963
   Reserves and allowances                                 30,185        22,264
   Asset valuation differences                              3,248         3,017
   Other                                                    2,128         3,081
--------------------------------------------------------------------------------
        Total deferred assets                              95,610        69,325
--------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Depreciation and amortization                          (24,366)       (1,713)
   State and local taxes                                   (2,469)       (2,407)
--------------------------------------------------------------------------------
        Total deferred liabilities                        (26,835)       (4,120)
--------------------------------------------------------------------------------
Net deferred tax asset                                   $ 68,775       $65,205
================================================================================

   The Company determined that no valuation allowance against deferred tax assets at December 31, 1999 and 1998 was necessary.
   The effective income tax rate differs from the amount computed by applying the federal statutory income tax rate as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                   1999     1998     1997
--------------------------------------------------------------------------------
Federal statutory income tax rate                        35.0%    35.0%    35.0%
State income taxes, net of
   federal tax benefit                                    3.4      3.2      3.5
Other                                                     1.0      1.4      1.1
--------------------------------------------------------------------------------
   Effective income tax rate                             39.4%    39.6%    39.6%
================================================================================

8.  Employee Incentive and Deferred Compensation Plans

   The Company's stock incentive plans provide for granting options to employees, officers and directors, and restricted stock awards to employees and officers. The Company also sponsors deferred compensation plans for both officers and non-employee directors.
   The Company granted to all non-officer employees 3,783,000 options in 1999 and 3,478,000 options in 1998. The Company expects to grant such options annually with the size of the grant based on Company performance.
   Options are granted for the purchase of shares of common stock at an exercise price not less than market value on the date of grant, and expire within either eight or ten years from the date of grant. Options generally vest over a four-year period from the date of grant. A summary of option activity follows:

                        -------------------------   -------------------------   -------------------------
                                   1999                        1998                        1997
                        -------------------------   -------------------------   -------------------------
                                        Weighted-                   Weighted-                   Weighted-
                                         Average                     Average                     Average
                          Number        Exercise      Number        Exercise      Number        Exercise
                        of Options       Price      of Options       Price      of Options       Price
---------------------------------------------------------------------------------------------------------
 Outstanding at
   beginning of year       66,736         $ 7.65       65,151          $ 4.06       64,717         $ 2.52
     Granted(1)            12,520         $40.65       20,141          $15.04       12,100         $10.01
     Exercised            (17,255)        $ 3.22      (15,919)         $ 2.00      (10,421)        $ 1.40
     Canceled              (1,745)        $18.27       (2,637)         $ 9.61       (1,245)        $ 4.40
---------------------------------------------------------------------------------------------------------
 Outstanding at
   end of year             60,256         $15.46       66,736          $ 7.65       65,151         $ 4.06
=========================================================================================================
 Exercisable at
   end of year             26,706         $ 5.56       34,535          $ 3.24       40,078         $ 2.10
=========================================================================================================
 Available for
   future grant at
   end of year             24,752                      34,761                       47,944
=========================================================================================================
 Weighted-average
   fair value of
   options granted
   during the year(1)      $18.51                       $5.48                        $4.44
=========================================================================================================
(1) In 1998,  3,600,000  options were granted with an exercise price greater than the fair market value of the Company's common stock on the date of grant. The
    weighted-average   exercise   price  of  these  options  is  $25.00  and  the
    weighted-average  fair value is $4.26. The remaining  16,541,000 options were granted  with an  exercise  price  equal  to the  fair  market  value  of the
    Company's  common stock on the date of grant. The  weighted-average  exercise price of these  options  is $12.88  and the  weighted-average  fair  value is
    $5.74.


   The fair value of each option granted is estimated as of the grant date using the Black-Scholes option-pricing model with the following assumptions:

--------------------------------------------------------------------------------
                                                          1999      1998    1997
--------------------------------------------------------------------------------
Dividend yield                                            .50%      .65%    .75%
Expected volatility                                        46%       45%     44%
Risk-free interest rate                                   5.5%      5.6%    6.2%
Expected life (in years)                                    5       5-8       5
--------------------------------------------------------------------------------

   The following table summarizes information about options outstanding and exercisable:


------------------------------------------------------------------------------------------------------
December 31, 1999
------------------------------------------------------------------------------------------------------
                                   Options Outstanding                       Options Exercisable
                      ----------------------------------------------   -------------------------------
                                           Weighted-
                                            Average        Weighted-                        Weighted-
                                           Remaining        Average                          Average
     Range of              Number         Contractual      Exercise         Number          Exercise
  Exercise Prices        of Options     Life (in years)     Price         of Options         Price
------------------------------------------------------------------------------------------------------
 $ 1.00  to  $ 5.00          11,725          2.8            $ 1.86            11,624         $ 1.83
 $ 5.01  to  $ 8.00          11,119          6.2            $ 5.90             9,072         $ 5.73
 $ 8.01  to  $13.00          12,102          7.8            $10.84             4,156         $10.66
 $13.01  to  $21.00          10,802          8.2            $14.24             1,727         $14.05
 $21.01  to  $35.00           6,533          8.9            $32.28                 6         $32.56
 $35.01  to  $58.00           7,975          9.5            $43.70               121         $53.19
------------------------------------------------------------------------------------------------------
 $ 1.00  to  $58.00          60,256          6.9            $15.46            26,706         $ 5.56
======================================================================================================


   The Company applies Accounting Principles Board Opinion No. 25 - Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the Company's options. Had compensation expense for the Company's options been determined based on the fair value at the grant dates for awards under those plans consistent with the fair value method of SFAS No. 123 - Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts presented below:

--------------------------------------------------------------------------------
Year Ended December 31,                               1999       1998       1997
--------------------------------------------------------------------------------
Net Income:   As reported                         $588,877   $348,462   $270,277
              Pro forma                           $531,832   $320,779   $255,850
================================================================================
Basic Earnings
  Per Share:  As reported                         $    .73   $    .44   $    .34
              Pro forma                           $    .66   $    .40   $    .32
Diluted Earnings
  Per Share:  As reported                         $    .70   $    .42   $    .33
              Pro forma                           $    .63   $    .39   $    .31
================================================================================

   Restricted stock awards are restricted from sale and generally vest over a four-year period, but some vest based upon the Company achieving certain financial or other measures. The fair market value of shares associated with the restricted stock awards is recorded as unamortized restricted stock compensation in stockholders' equity and is amortized to compensation expense over the vesting periods.
   Restricted stock information is as follows:

--------------------------------------------------------------------------------
                                                       1999       1998      1997
--------------------------------------------------------------------------------
Restricted stock awards                               1,448      3,065     2,316
Average market price of awarded shares              $ 37.49    $ 13.75   $  8.47
Restricted stock cancellations                          322        402       256
Restricted shares outstanding (at year end)           5,850      5,279     4,649
Restricted stock expense and amortization           $24,617    $19,765   $10,296
================================================================================

   The Company's unfunded deferred compensation plan for officers permits participants to defer the payment of certain cash compensation. The deferred compensation liability was $106 million and $82 million at December 31, 1999 and 1998, respectively. The Company's unfunded deferred compensation plan for non-employee directors permits participants to defer receipt of all or a portion of their directors' fees and to receive either a grant of stock options, or upon ceasing to serve as a director, the amount that would have resulted from investing the deferred fee amount into CSC's common stock.
   In 1999, the Company issued 74,000 shares of CSC's common stock and placed such shares into a trust to settle the directors' deferred compensation liability. In accordance with the Emerging Issues Task Force Issue 97-14 - Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, assets of the trust are consolidated with those of the Company and the value of CSC's common stock held in the stock trust is classified in stockholders' equity in a manner similar to treasury stock. The shares and the corresponding obligation to directors are shown as separate components of stockholders' equity in the Company's consolidated balance sheet.

9.  Employee Benefit Plans

   The Company has a profit sharing and employee stock ownership plan (Profit Sharing Plan), including a 401(k) salary deferral component, for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense was $74 million in 1999, $46 million in 1998 and $44 million in 1997.
   In 1993, the Profit Sharing Plan borrowed $15 million from the Company to purchase approximately 10 million shares of CSC's common stock. The note receivable from the Profit Sharing Plan had a balance of $1 million at both December 31, 1999 and 1998, bears interest at 7.9% and is due in annual installments through 2007. Shares are released for allocation to eligible employees' accounts based on the proportion of principal and interest payments made during the year as compared to the total of these payments and the remaining principal and interest. In accordance with Statement of Position No. 93-6 - Employers' Accounting for Employee Stock Ownership Plans (the Statement), the fair value of shares released for allocation to employees through the employee stock ownership plan (ESOP) is recognized by the Company as compensation and benefits expense - $3 million in 1999, $15 million in 1998 and $17 million in 1997. At December 31, 1999, a $25 million accrued liability was recorded for 1999 retirement benefits and will be contributed to the ESOP during the first half of 2000 for the purchase from CSC of newly issued shares of CSC's common stock. Only released ESOP shares are considered outstanding for basic and diluted earnings per share computations. Dividends on allocated shares and unallocated shares are charged to retained earnings and are used to make principal and interest payments on the ESOP note receivable, respectively. The unallocated shares are recorded as unearned ESOP shares on the consolidated balance sheet. Under the "grandfather" provisions of the Statement, the Company did not apply the Statement to shares purchased by the ESOP prior to 1993.
   The ESOP share information is as follows:

--------------------------------------------------------------------------------
December 31,                                                 1999           1998
--------------------------------------------------------------------------------
Allocated shares:
   Purchased prior to 1993                                 19,216         31,723
   Purchased in 1993 and after                             12,100         10,892
Shares released for allocation:
   Purchased in 1993 and after                                 96          1,208
Unreleased shares:
   Purchased in 1993 and after                                634            713
--------------------------------------------------------------------------------
Total ESOP shares                                          32,046         44,536
================================================================================
Fair value of unreleased shares                           $24,239        $20,028
================================================================================

   The Company is the beneficiary of a life insurance program covering some of its employees. Under the program, the cash surrender value of insurance policies is recorded net of policy loans in other assets. During 1999, the Company repaid $65 million on the policy loans and received $65 million cash surrender value on the insurance policies. At December 31, 1999 and 1998, policy loans with interest rates of 8.2% and 7.1% totaled $15 million and $80 million, respectively.

10.  Earnings Per Share

   Basic earnings per share (EPS) excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential reduction in EPS that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Earnings per share under the basic and diluted computations are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                         1999          1998          1997
--------------------------------------------------------------------------------
Net income                                  $588,877      $348,462      $270,277
================================================================================
Weighted-average common
     shares outstanding - basic              809,997       794,050       787,641
Common stock equivalent shares
     related to stock incentive plans         33,093        28,955        30,085
--------------------------------------------------------------------------------
Weighted-average common
     shares outstanding - diluted            843,090       823,005       817,726
================================================================================
Basic earnings per share                    $    .73      $    .44      $    .34
================================================================================
Diluted earnings per share                  $    .70      $    .42      $    .33
================================================================================

   The computation of diluted EPS for the years ended December 31, 1999, 1998 and 1997, respectively, excludes outstanding stock options to purchase 5,335,000, 20,205,000 and 5,271,000 shares, respectively, because the exercise prices for those options were greater than the average market price of the common shares, and therefore the effect would be antidilutive.


11.  Regulatory Requirements

   Schwab and M&S are subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the Rule) and each compute net capital under the alternative method permitted by this Rule, which requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from customer transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and M&S is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 1999, Schwab's net capital was $1,766 million (10% of aggregate debit balances), which was $1,421 million in excess of its minimum required net capital and $903 million in excess of 5% of aggregate debit balances. Aggregate debit balances as of December 29, 1999 were used to calculate Schwab's minimum required net capital at December 31, 1999, in accordance with applicable regulations. At December 31, 1999, M&S' net capital was $13 million, which was $12 million in excess of its minimum required net capital.
   Schwab, M&S and CSE had portions of their cash and investments segregated for the exclusive benefit of customers at December 31, 1999, in accordance with applicable regulations. Schwab elected to compute its reserve requirement, in accordance with applicable regulations as of December 29, 1999 rather than December 31, 1999. The amount held on deposit in the reserve bank account at December 31, 1999 exceeded cash and investments required to be segregated under federal or other regulations by approximately $200 million. This excess is included in cash and cash equivalents.

12.  Commitments and Contingent Liabilities

   The  Company  has  noncancelable   operating  leases  for  office  space  and
equipment. Future minimum rental commitments under these leases at December 31, 1999 are as follows:

--------------------------------------------------------------------------------
2000                                                                    $126,434
2001                                                                     120,439
2002                                                                     106,657
2003                                                                      72,605
2004                                                                      76,969
Thereafter                                                               337,482
================================================================================

   Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $188 million in 1999, $138 million in 1998 and $104 million in 1997.
   The Company may, under certain circumstances, be required to make additional capital contributions pursuant to joint venture agreements with The Tokio Marine Fire Insurance Co., Limited and certain of its related companies, including contributions to assure that Charles Schwab Tokio Marine Securities Co., Ltd. is in compliance with regulatory requirements regarding capital adequacy.
   On November 9, 1998, the United States District Court for the Southern District of New York granted final approval of the settlement agreement in the consolidated class action, In re: Nasdaq Market-Makers Antitrust Litigation. The settlement fully resolves alleged claims on behalf of certain persons who purchased or sold Nasdaq securities during the period May 1, 1989 through July 17, 1996 concerning the width of spreads between the bid and ask prices of certain Nasdaq securities. The Company recognized settlement charges in 1997 of $39 million ($24 million after-tax), and does not expect to incur any further charges relating to this settlement.
   In the first half of 2000, a federal district court in New Orleans, Louisiana is expected to hold a fairness hearing on a settlement between Schwab and plaintiffs in two class action lawsuits. The lawsuits were filed on behalf of a class consisting of all individuals nationwide who purchased or sold securities through Schwab from 1985 until July 1999. These lawsuits alleged that Schwab improperly retained monetary payments for routing orders to market makers and other third parties, and did not provide best execution to customer orders. Schwab vigorously contested the allegations and had successfully obtained dismissal of many of the plaintiffs' claims. However, in the interests of avoiding the expense of further litigation, Schwab agreed to settle the cases on the following terms: plaintiffs will dismiss the complaints with prejudice in return for certain non-monetary relief from Schwab, including commitments to implement various systems changes relating to trade handling and execution; to adopt certain internal procedures to review order routing arrangements and execution quality; and to conduct a one-year investor education campaign on trading and execution-related issues. In addition, Schwab agreed to pay plaintiffs' attorneys' fees and costs. The settlement would preclude any other claims on best execution or payment for order flow issues during the class period, except for claimants who affirmatively opt out of the settlement. Schwab believes that all claims in four purported class action lawsuits on best execution issues, consolidated for pretrial proceedings in the federal district court in San Francisco but in which no classes have been certified, would be precluded as a result of the Louisiana settlement. The plaintiffs in the San Francisco cases are opposing the Louisiana settlement and have moved to transfer the Louisiana case to San Francisco. The Company recognized the cost of the Louisiana settlement, which was not material, in the second quarter of 1999.
   The ultimate outcome of the legal proceedings described above and the various other lawsuits, arbitration proceedings, and claims pending against the Company cannot be determined at this time, and the results of these legal proceedings cannot be predicted with certainty. There can be no assurance that these legal proceedings will not have a material adverse effect on the Company's results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the Company's financial condition and results of operations. However, it is the opinion of management, after consultation with outside legal counsel, that the ultimate outcome of these actions will not have a material adverse impact on the financial condition or operating results of the Company.

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

14.  Segment Information

   Segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company structures its segments according to its various types of customers and the services provided to those customers. These segments have been aggregated based on similarities in economic characteristics, types of customers, services provided, distribution channels and regulatory environment, into three reportable segments - Individual Investor, Institutional Investor and Capital Markets. The Individual Investor segment includes Schwab's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, and serves company 401(k) plan sponsors and third-party administrators. (The Company's mutual fund services are considered a product and not a segment. Mutual fund service fees are included in both the Individual Investor and Institutional Investor segments.) The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers and institutional customers.
   The  accounting  policies of the segments are the same as those  described in note 2 - Significant Accounting Policies. The Company evaluates the performance of its segments based on income before taxes on income. Segment assets are not disclosed because they are not used for evaluating segment performance and deciding how to allocate resources to segments. However, capital expenditures are used in evaluating segment performance and are therefore disclosed. Intersegment revenues, defined as revenues from transactions with other segments within the Company, are immaterial and are therefore not disclosed. Technology, corporate and general administrative expenses are allocated to segments generally in proportion to either their respective revenues or average full-time equivalent employees.
   Fees received from Schwab's proprietary mutual funds represented approximately 13% of the Company's consolidated revenues in 1999, 14% in 1998 and 12% in 1997. No single customer, except for Schwab's proprietary mutual funds, accounted for more than 10% of the Company's consolidated revenues in 1999, 1998 and 1997. Substantially all of the Company's revenues and assets are attributed to or located in the U.S. The percentage of Schwab's total customer accounts located in California were approximately 25% as of both December 31, 1999 and 1998, and 28% as of December 31, 1997.
   Financial information for the Company's reportable segments is presented in the table below, and the totals are equal to the Company's consolidated amounts as reported in the consolidated financial statements. Capital expenditures are reported in total, as opposed to net of proceeds from the sale of fixed assets.

--------------------------------------------------------------------------------
Year Ended December 31,                       1999           1998           1997
--------------------------------------------------------------------------------
Revenues
  Individual investor                   $2,782,790     $1,954,053     $1,675,424
  Institutional investor                   610,965        445,899        328,895
  Capital markets                          551,067        336,269        294,431
--------------------------------------------------------------------------------
    Total                               $3,944,822     $2,736,221     $2,298,750
================================================================================
Interest Revenue, Net of Interest Expense
  Individual investor                   $  598,136     $  397,334     $  300,741
  Institutional investor                   100,380         65,968         43,662
  Capital markets                            4,161         12,315          9,149
--------------------------------------------------------------------------------
    Total                               $  702,677     $  475,617     $  353,552
================================================================================
Income Before Taxes on Income
  Individual investor                   $  683,250     $  395,009     $  332,808
  Institutional investor                   164,523         99,613         48,111
  Capital markets                          123,466         81,922         66,328
--------------------------------------------------------------------------------
    Total                               $  971,239     $  576,544     $  447,247
================================================================================
Capital Expenditures (1)
  Individual investor                   $  221,376     $  145,394     $  110,047
  Institutional investor                    34,166         24,944         18,633
  Capital markets                           30,050         19,905         11,518
--------------------------------------------------------------------------------
    Total                               $  285,592     $  190,243     $  140,198
================================================================================
Depreciation and Amortization
  Individual investor                   $  116,394     $  102,279     $   91,727
  Institutional investor                    22,192         21,469         18,836
  Capital markets                           18,092         14,729         14,119
--------------------------------------------------------------------------------
    Total                               $  156,678     $  138,477     $  124,682
================================================================================
(1) Excludes capitalized costs for developing internal-use software of $68 million in 1999.

15.  Supplemental Cash Flow Information

--------------------------------------------------------------------------------
Year Ended December 31,                       1999           1998           1997
--------------------------------------------------------------------------------
Cash paid:
 Income taxes                             $135,863       $128,723       $166,773
================================================================================
Interest:
   Customer cash balances                 $700,518       $579,406       $479,504
   Stock-lending activities                 30,905         38,118         36,939
   Borrowings                               25,290         24,114         18,790
   Other                                    11,530         12,934         10,749
--------------------------------------------------------------------------------
Total interest                            $768,243       $654,572       $545,982
================================================================================

16.  Subsequent Events

   On  January  13,  2000,  the  Company  announced  the  execution  of a merger agreement with U.S. Trust Corporation (U.S. Trust). Under the terms of the agreement, U.S. Trust will become a wholly owned subsidiary of CSC and U.S. Trust shareholders will receive 3.427 shares of CSC's common stock for each common share of U.S. Trust. Based on the number of common shares of U.S. Trust and options and other equity rights to acquire common shares of U.S. Trust outstanding on January 12, 2000, the Company anticipates that U.S. Trust's shareholders will receive approximately 73,000,000 shares (net of shares for employees' payroll tax withholding) of CSC's common stock in the merger. Following the merger, the Company expects to become a financial holding company under the Bank Holding Company Act of 1956, as amended. The transaction is subject to Federal Reserve Board and other regulatory approvals and to U.S. Trust shareholder approval. The transaction, which is expected to be completed by July 2000, is intended to be a non-taxable stock-for-stock exchange and to qualify for pooling of interests accounting treatment.
   On February 2, 2000, the Company announced the execution of a definitive agreement to acquire CyBerCorp, Inc. (CyBerCorp). Under the terms of the agreement, CyBerCorp will become a wholly owned subsidiary of CSC and approximately 13,767,000 unregistered shares of CSC's common stock will be exchanged for all of the outstanding shares, options and equity rights of CyBerCorp. CSC has agreed to register the shares with the SEC after the closing. The acquisition has been approved by both companies' Boards of Directors and is subject to various closing conditions, including the approval of the transaction by CyBerCorp's shareholders. Agreements to vote in favor of the acquisition have been entered into by holders of approximately 95% of CyBerCorp's common stock. The transaction, which is expected to be completed in the first quarter of 2000, is intended to be a non-taxable stock-for-stock exchange and to be accounted for using the purchase method. Under this accounting method, the net assets acquired are recorded at fair value and the excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. Based on the $36.64 average of the closing prices of CSC's common stock for the seven-day period from three days before to three days after the February 2, 2000 acquisition announcement date, the purchase price is approximately $510 million. CSC would record intangible assets acquired of approximately $500 million, including approximately $470 million of goodwill. The goodwill is expected to be amortized over a period of approximately ten years. The other intangible assets acquired, which consist primarily of purchased technology, are expected to be amortized over a period of approximately three years.

                         The Charles Schwab Corporation

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


/s/Charles R. Schwab
--------------------
Charles R. Schwab
Chairman of the Board and Co-Chief Executive Officer


/s/David S. Pottruck
--------------------
David S. Pottruck
President and Co-Chief Executive Officer


/s/Christopher V. Dodds
-----------------------
Christopher V. Dodds
Executive Vice President and Chief Financial Officer

                          Independent Auditors' Report

To the Stockholders and Board of Directors of The Charles Schwab Corporation:

     We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.
     As discussed in Note 2 to the consolidated financial statements, in 1999 the Company changed its method of accounting for certain internal-use software development costs to conform with Statement of Position 98-1.



/s/DELOITTE & TOUCHE LLP
------------------------
Deloitte & Touche LLP
San Francisco, California
February 16, 2000


------------------------------------------------------------------------------------------------------------------------------------
Quarterly Financial Information (Unaudited)                                                           The Charles Schwab Corporation
(In Millions, Except Per Share Data and Ratios)
------------------------------------------------------------------------------------------------------------------------------------

                                                                   Weighted-                       Dividends
                                                                    Average    Basic     Diluted   Declared     Range        Range
                                                Expenses            Common    Earnings  Earnings     Per      of Common    of Price/
                                               Excluding    Net     Shares-     Per        Per      Common   Stock Price    Earnings
                                   Revenues(1)  Interest  Income(2) Diluted   Share(2)  Share(2)    Share     Per Share     Ratio(3)
------------------------------------------------------------------------------------------------------------------------------------
1999 by Quarter
Fourth                                $1,127.4    $845.7   $170.5     843.7      $.21     $.20    $.0140   $46.75 - 26.94    67 - 38
Third   stock split                      883.7     679.8    124.5     844.5       .16      .15     .0140    56.50 - 32.00    91 - 52
Second                                   982.1     732.5    151.0     845.6       .18      .18     .0140    77.50 - 40.00   131 - 68
First                                    951.6     715.5    142.9     838.5       .18      .17     .0140    49.00 - 25.44    98 - 51
------------------------------------------------------------------------------------------------------------------------------------
1998 by Quarter
Fourth  dividend increase/stock split $  788.6    $612.8   $106.4     827.7      $.13     $.12    $.0140   $34.25 - 10.54    81 - 25
Third                                    705.2     542.7     97.8     820.4       .13      .12     .0134    15.33 -  9.25    41 - 25
Second                                   638.0     512.2     76.3     819.4       .09      .09     .0133    13.33 -  9.88    39 - 29
First                                    604.4     492.0     68.0     824.5       .09      .09     .0133    13.98 - 11.38    42 - 34
------------------------------------------------------------------------------------------------------------------------------------
1997 by Quarter (4)
Fourth  dividend increase             $  620.6    $516.3   $ 63.1     823.2      $.08     $.08    $.0134   $14.75 -  9.75    45 - 30
Third   stock split                      611.8     484.9     76.5     819.0       .09      .09     .0111    12.19 -  8.89    37 - 27
Second                                   530.7     424.9     64.0     814.9       .08      .08     .0111     9.53 -  6.75    31 - 22
First                                    535.7     425.4     66.7     813.7       .09      .08     .0111     9.33 -  6.75    30 - 22
------------------------------------------------------------------------------------------------------------------------------------
1996 by Quarter
Fourth                                $  482.3    $383.1   $ 59.7     809.4      $.08     $.07    $.0111   $ 7.31 -  5.00    25 - 17
Third   dividend increase                430.0     333.4     57.1     808.1       .07      .07     .0111     5.97 -  4.42    22 - 16
Second                                   491.8     373.1     70.1     806.6       .09      .09     .0089     5.89 -  4.86    23 - 19
First                                    446.8     367.2     46.9     805.0       .06      .06     .0089     6.08 -  4.14    27 - 18
------------------------------------------------------------------------------------------------------------------------------------
1995 by Quarter
Fourth                                $  394.8    $332.4   $ 42.6     809.5      $.05     $.05    $.0089   $ 5.93 -  3.69    28 - 17
Third   dividend increase/stock split    385.5     307.5     47.2     808.6       .06      .06     .0089     6.44 -  4.61    32 - 23
Second                                   342.7     269.4     44.4     801.6       .06      .05     .0067     5.08 -  3.28    27 - 18
First   dividend increase/stock split    296.9     233.5     38.4     792.7       .05      .05     .0066     3.67 -  2.45    21 - 14
------------------------------------------------------------------------------------------------------------------------------------
1994 by Quarter
Fourth                                $  270.4    $214.4   $ 33.8     788.2      $.05     $.04    $.0052   $ 2.74 -  2.05    16 - 12
Third                                    248.1     196.5     31.2     784.0       .04      .04     .0052     2.29 -  1.88    14 - 11
Second                                   258.2     205.1     32.1     787.8       .04      .04     .0052     2.51 -  1.83    16 - 12
First   dividend increase                287.9     224.3     38.2     793.8       .05      .05     .0051     2.44 -  1.93    16 - 13
------------------------------------------------------------------------------------------------------------------------------------

All share and per share data have been restated for the July 1999 two-for-one common stock split.
(1)  Revenues are presented net of interest expense.
(2)  1999 reflects an accounting  change, which  increased  net income  by $41 million ($.05 per share for  both  basic  and diluted earnings per share), for certain internal-use software development costs to conform with Statement of Position 98-1.
(3)  Price/earnings ratio is computed by dividing the high and low market  prices  by  diluted  earnings per share for  the 12-month period ended on the last day of the quarter presented.
(4)  1997  includes  charges  for  a  litigation  settlement  of $23.6 million  after-tax ($.03 per share for both basic and diluted earnings per share).


                         THE CHARLES SCHWAB CORPORATION

                               Chart Appendix List

     In this appendix, the following descriptions of certain charts in portions of the Company's 1999 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits such more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Company's 1999 Annual Report to Stockholders.


   EDGAR
  Version
Page Number                           Chart Description

     2 Bar chart titled "Assets in Schwab Customer Accounts" representing total assets in Schwab customer accounts at year end 1999, 1998, 1997, 1996 and 1995 (years shown on the bottom axis) as follows (billions of dollars) (bar labeled): $725.2, $491.1, $353.7, $253.2 and $181.7, respectively; and annual growth rate for 1999, 1998, 1997 and 1996 (percentages shown in shaded area between bars) as follows: 48%, 39%, 40% and 39%, respectively.

     5 Stacked bar chart titled "Revenues by Segment" representing the composition of revenues by segment for the years ended December 31, 1999, 1998 and 1997 (years shown on the bottom axis) as follows (millions of dollars): Individual Investor $2,783, $1,954 and $1,676, respectively; Institutional Investor $611, $446 and $329, respectively; Capital Markets $551, $336 and $294, respectively; Revenues by Segment (bar labeled) $3,945, $2,736 and $2,299, respectively.

     12 Pie chart titled "Development Spending for 2000" representing the composition of estimated development spending for the year ended December 31, 2000 as follows (percentage of total): (pie pieces labeled) Project Spending 52% and Media Spending 48%.

     13 Bar chart titled "Net Income Plus Depreciation and Amortization" representing the net income plus depreciation and amortization for the years ended December 31, 1999, 1998 and 1997 (years shown on the bottom axis) as follows (millions of dollars) (bar labeled):
            $746, $487 and $395, respectively.