Form 10-K, Exhibit 13
period 2000-12-31
SCHWAB CHARLES CORP
filed 2001-03-28
CIK 316709

EXHIBIT 13.1

                         The Charles Schwab Corporation
                       2000 Annual Report to Stockholders
        (Only those portions specifically incorporated by reference into
         The Charles Schwab Corporation 2000 Annual Report on Form 10-K)

--------------------------------------------------------------------------------------------------------------------------------
Selected Financial and Operating Data                                                             The Charles Schwab Corporation
(In Millions, Except Per Share Amounts, Ratios,
 Number of Offices, Average Commission and as Noted)
--------------------------------------------------------------------------------------------------------------------------------
                                                              Growth Rates
                                                         ---------------------
                                                         Compounded    Annual
                                                         ----------  ---------
                                                           5-Year      1-Year
                                                         1995-2000   1999-2000    2000      1999      1998      1997      1996
--------------------------------------------------------------------------------------------------------------------------------
Operating Results
    Revenues                                                26%       29%      $  5,788   $ 4,486   $ 3,178   $ 2,672   $ 2,174
    Expenses excluding interest                             23%       34%      $  4,556   $ 3,388   $ 2,500   $ 2,141   $ 1,710
    Operating income(1)                                     32%       27%      $    849   $   666   $   410   $   345   $   275
    Net income(2)                                           43%        8%      $    718   $   666   $   410   $   321   $   275
    Basic earnings per share(3)                             40%        4%      $    .53   $   .51   $   .32   $   .25   $   .22
    Diluted earnings per share(3)                           41%        4%      $    .51   $   .49   $   .31   $   .24   $   .21
    Dividends declared per common share(3, 4)               14%        9%      $  .0407   $ .0373   $ .0360   $ .0311   $ .0267
    Weighted-average common shares outstanding - diluted(3)                       1,404     1,373     1,343     1,338     1,320
    Trading revenues as a percentage of revenues(5)                                 49%       53%       51%       54%       56%
    Non-trading revenues as a percentage of revenues(5)                             51%       47%       49%       46%       44%
    Effective income tax rate                                                     41.7%     39.4%     39.5%     39.5%     40.7%
================================================================================================================================
Performance Measures
    Revenue growth                                                                  29%       41%       19%       23%       20%
    Pre-tax profit margin                                                         21.3%     24.5%     21.3%     19.9%     21.3%
    After-tax profit margin - reported                                            12.4%     14.9%     12.9%     12.0%     12.6%
    After-tax profit margin - operating(1)                                        14.7%     14.9%     12.9%     12.9%     12.6%
    Return on stockholders' equity                                                  21%       31%       27%       26%       29%
================================================================================================================================
Financial Condition (at year end)
    Total assets                                            24%       11%      $ 38,154   $34,322   $26,407   $20,297   $17,256
    Long-term debt                                          23%       49%      $    770   $   518   $   419   $   433   $   310
    Stockholders' equity                                    39%       64%      $  4,230   $ 2,576   $ 1,673   $ 1,376   $ 1,069
    Assets to stockholders' equity ratio                                              9        13        16        15        16
    Long-term debt to total financial capital
       (long-term debt plus stockholders' equity)                                   15%       17%       20%       24%       22%
================================================================================================================================
Client Information (at year end)
    Active client accounts(6)                               17%       14%           7.5       6.6       5.6       4.8       4.1
    Client assets (in billions)                             29%        3%      $  871.7   $ 846.0   $ 594.3   $ 437.2   $ 324.1
    Proprietary funds (SchwabFunds and Excelsior)
       (in billions)                                        32%       19%      $  139.5   $ 117.4   $  89.0   $  61.7   $  47.8
    Mutual Fund OneSource assets (in billions)(7)           33%       (3%)     $   98.3   $ 101.0   $  69.3   $  56.6   $  39.2
    Total Mutual Fund Marketplace assets (in billions)(7)   31%        8%      $  190.8   $ 176.6   $ 129.1   $ 104.6   $  74.6
    Active independent investment managers (in thousands)             (2%)          5.7       5.8       5.4       5.3       4.8
    Independent investment manager client accounts
       (in thousands)                                       21%       19%       1,009.7     848.3     689.9     547.2     442.2
    Independent investment manager client assets
       (in billions)                                        36%       10%      $  234.1   $ 213.1   $ 146.4   $ 105.8   $  72.9
    Number of Schwab domestic branch offices                11%       13%           384       340       291       272       235
    Number of U.S. Trust offices                            17%       11%            31        28        24        19        18
================================================================================================================================
Employee Information
    Full-time equivalent employees (at year end,
       in thousands)                                        20%       31%          26.3      20.1      15.1      14.3      11.9
    Revenues per average full-time equivalent employee
       (in thousands)                                        6%       (4%)     $    239   $   249   $   214   $   204   $   195
    Compensation and benefits expense as a percentage
       of revenues                                                                41.7%     42.1%     43.3%     42.5%     42.1%
================================================================================================================================
Selected Cash Flow Highlights
    Capital expenditures - cash purchases of equipment,
       office facilities, property and internal-use
       software development costs, net                      31%       91%      $    705   $   370   $   199   $   150   $   173
    Capital expenditures as a percentage of revenues                              12.2%      8.3%      6.3%      5.6%      8.0%
================================================================================================================================
Clients' Daily Average Trading Volume (in thousands)(8)
    Daily average revenue trades                            43%       48%         242.0     163.1      97.2      71.8      54.0
    Mutual Fund OneSource trades                            27%       27%          58.1      45.6      40.3      34.2      27.2
--------------------------------------------------------------------------------------------------------------------------------
    Daily average trades                                    39%       44%         300.1     208.7     137.5     106.0      81.2
================================================================================================================================
Average Commission Per Revenue Trade                       (13%)     (18%)     $  37.38   $ 45.55   $ 53.44   $ 64.27   $ 69.08
================================================================================================================================


All periods have been  restated to reflect the merger of The Charles  Schwab  Corporation  with U.S.  Trust  Corporation
(USTC) except as noted.

(1)  Represents an adjusted operating income measure which in 2000 excludes goodwill and intangible asset amortization, acquisition-related compensation expense and other merger-related costs totaling $131 million after-tax. In 1997, excludes charges for a litigation settlement of $24 million after-tax.
(2)  2000 and 1999 include an accounting change, for certain internal-use software development costs to conform with
     Statement of Position 98-1, totaling $55 million after-tax and $41 million after-tax, respectively. Excluding this accounting change, net income would have been $663 million in 2000 and $625 million in 1999.
(3)  All periods have been restated for the May 2000 three-for-two common stock split.
(4)  Dividends declared per common share do not include dividends declared by USTC prior to the completion of the merger.
(5)  Trading revenues include commission and principal transaction revenues. Non-trading revenues include asset management and administration fees, net interest revenue and other revenues.
(6)  Effective in 1998, active accounts are defined as accounts with balances or activity within the preceding eight months instead of twelve months as previously defined. This change in definition had the effect of decreasing the number of active accounts in 1998 by approximately 200,000. Prior years have not been restated.
(7)  Excludes money market funds and all of Schwab's proprietary money market, equity and bond funds. Mutual Fund
     OneSource assets are included in Total Mutual Fund Marketplace assets.
(8)  Effective in 1997, revenue trades have been restated for all years presented to include all client trades (both domestic and international) that generate either commission revenue or revenue from principal markups. This data is reported on a trade date basis.


                         The Charles Schwab Corporation
                      Management's Discussion and Analysis
                of Results of Operations and Financial Condition




DESCRIPTION OF BUSINESS

The Company
   The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide securities brokerage and related financial services for 7.5 million active client accounts(a). Client assets in these accounts totaled $871.7 billion at December 31, 2000. Charles Schwab & Co., Inc. (Schwab) is a securities broker-dealer with 384 domestic branch offices in 48 states, as well as branches in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. U.S. Trust Corporation (USTC, and with its subsidiaries collectively referred to as U.S. Trust) is an investment management firm that through its subsidiaries also provides fiduciary services and private banking services with 31 offices in 11 states. Other subsidiaries include Charles Schwab Europe, a retail securities brokerage firm located in the United Kingdom, Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, Schwab Capital Markets L.P. (SCM), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional clients, and CyBerCorp Holdings, Inc. (CyBerCorp), an electronic trading technology and brokerage firm providing Internet-based services to highly active, online investors.

--------
(a) Accounts with balances or activity within the preceding eight months.

                                 (CHART OMITTED)

   The Company provides financial services to individuals, institutional clients and broker-dealers through four segments - Individual Investor, Institutional Investor, Capital Markets and U.S. Trust. The Individual Investor segment includes the Company's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, and serves company 401(k) plan sponsors and third-party administrators. The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers and institutional clients. The U.S. Trust segment provides investment management, fiduciary services and private banking services to individual and institutional clients.
   The Company's strategy is to attract and retain client assets by focusing on a number of areas within the financial services industry - retail brokerage, support services for independent investment managers, 401(k) defined contribution plans, equity securities market-making, mutual funds, investment management, fiduciary services and private banking services.
   To pursue its strategy and its objective of long-term profitable growth, the Company plans to continue leveraging its competitive advantages. These advantages include nationally recognized brands, a broad range of products and services, multi-channel delivery systems and an ongoing investment in technology. While the Company's business continues to be predominantly conducted in the U.S., the Company intends to continue to selectively expand its international presence.
   Brands: The Company's worldwide advertising and marketing programs support its strategy by continually reinforcing the strengths and key attributes of Schwab's full-service offering, CyBerCorp's trading technology and U.S. Trust's wealth management services. By maintaining a consistent level of visibility in the marketplace, the Company seeks to establish Schwab, CyBerCorp and U.S. Trust as leading financial services brands in a focused and cost-effective manner. The Company primarily uses a combination of network, cable and local television, print media, athletic event sponsorship, and online channels in its advertising to clients and potential clients.
   Products and Services: The Company offers a broad range of value-oriented products and services to meet clients' varying investment and financial needs, including help and advice and access to extensive investment research, news and information. The Company's approach to advice is based on long-term investment strategies and guidance on portfolio diversification and asset allocation.
   Schwab strives to demystify investing by educating and assisting clients in the development of investment plans. This approach is designed to be offered consistently across all of Schwab's delivery channels and provides clients with a wide selection of choices for their investment needs. Schwab's registered representatives can assist investors in developing asset allocation strategies and evaluating their investment choices, and refer investors who desire additional guidance to independent investment managers, financial planners and certified public accountants through the Schwab AdvisorSource service. Schwab also provides investors with investment education, research and analysis tools which include WebShops(TM) - a series of workshops designed to help investors increase their skills in using Schwab's online services, and The Analyst Center
- an Internet-based tool which connects clients to proprietary and third-party investment research, guidance and decision-making tools.

   Additionally, Schwab provides custodial, trading and support services to approximately 5,700 independent investment managers. As of December 31, 2000, these managers were guiding the investments of 1 million Schwab client accounts containing $234.1 billion in assets. Further, the Company provides 401(k) recordkeeping and other retirement plan services directly through a dedicated
sales  force,  as  well  as  indirectly   through   alliances  with  third-party
administrators. In the direct channel, SchwabPlan is the Company's 401(k) retirement plan, which offers plan sponsors a wide array of investment options, participant education and servicing, trustee services, and participant-level recordkeeping. The Company also provides its clients with quick and efficient access to the securities markets by offering trade execution services in Nasdaq, exchange-listed and other securities through its market maker and specialist operations; access to extended-hours trading through its participation in the REDIBook ECN LLC, an electronic communication network; and the ability to analyze and trade a variety of fixed income securities through Schwab's multi-channel delivery systems.
   Schwab's Mutual Fund Marketplace provides clients with the ability to invest in over 2,000 mutual funds from 341 fund families, including 1,280 Mutual Fund OneSource funds. Schwab's share of the industry's net inflows to direct-marketed mutual funds was 22% in 2000, up from 14% in 1999(b). Schwab's share of the industry's direct-marketed mutual fund assets was 13% at December 31, 2000, up from 11% at December 31, 1999(b).

--------
(b) Source: Strategic Insight Mutual Fund Research and Consulting, LLC.

   U.S. Trust provides an array of financial services for affluent individuals and their families. These services include investment management, investment consulting, trust, financial and estate planning and private banking, including mortgage, personal lending and deposit products. U.S. Trust also provides investment management, corporate trust and special fiduciary services for corporations, endowments, foundations, pension plans and other institutional clients.
   Delivery Systems: The Company's multi-channel delivery systems allow clients to choose how they prefer to do business with the Company. To enable clients to obtain services in person with a Company representative, the Company maintains a network of offices. Schwab's branch offices, which also provide investors with access to the Internet, were expanded by 44 during 2000 to 384 at December 31, 2000. U.S. Trust's total offices were expanded by 3 during 2000 to 31 at December 31, 2000. Telephonic access to Schwab is provided primarily through five regional client telephone service centers and two online client support centers that operate both during and after normal market hours. The Company's fifth regional client telephone service center, which is located in Austin, Texas, began handling calls during 2000. Additionally, clients are able to obtain financial information on an automated basis through Schwab's automated telephonic and online channels. Automated telephonic channels include TeleBroker, Schwab's touch-tone telephone quote and trading service, and Schwab by Phone, Schwab's voice recognition quote and trading service. Schwab's automated telephonic channels handled over 70% of client calls received in each of 2000 and 1999. Schwab handled approximately 110 million automated and live calls received in each of 2000 and 1999. Online channels include the Charles Schwab Web Site, an information and trading service on the Internet at www.schwab.com; the CyBerCorp Web site, an Internet service for highly active investors at www.cybercorp.com; PocketBroker, a wireless information and trading service; and PC-based services such as SchwabLink(R), a service for investment managers. While the online channel is the Company's fastest-growing channel, the Company continues to stress the importance of Clicks and Mortar(TM) access - blending the power of the Internet with personal service to create a full-service client experience. The Company's online channels handled 80% of total trades during 2000, up from 68% of total trades in 1999. Schwab's share of the industry's online assets was 38% at September 30, 2000, down from 39% at December 31, 1999(c). Schwab's share of the industry's online trades was 22% in 2000, down from 24% in 1999(c). Schwab provides every retail client access to all delivery channels.

--------
(c) Source: U.S. Bancorp Piper Jaffray. Effective March 2000, includes CyBerCorp trades. Online trade data for 2000 is based on information for the first three quarters of 2000.

   Technology: The Company's ongoing investment in technology is a key element in expanding its product and service offerings, enhancing its delivery systems, providing fast and consistent client service, reducing processing costs, and facilitating the Company's ability to handle significant increases in client activity without a corresponding rise in staffing levels. The Company uses technology to empower its clients to manage their financial affairs and is a leader in driving technological advancements in the financial services industry. In 2000, all trading and order entry systems were remediated and tested for industry decimalization requirements. Additionally in 2000, further enhancements to trading and backup systems improved overall systems availability.
   International: The Company's international business serves both foreign investors and non-English-speaking U.S. clients. The Company has established a presence in the United Kingdom, Canada, Hong Kong, Japan, Australia, the Cayman Islands and Brazil. In the U.S., the Company serves Chinese-, Korean-, Vietnamese- and Spanish-speaking clients through a combination of designated branch offices and Web-based and telephonic services. As of December 31, 2000, client assets in the Company's international business totaled $23.7 billion.

Business Combinations
   On May 31, 2000, CSC completed its merger (the Merger) with USTC. Under the terms of the merger agreement, USTC became a wholly owned subsidiary of CSC and USTC shareholders received 5.1405 shares of CSC's common stock for each common share of USTC. The Merger was treated as a non-taxable stock-for-stock exchange and USTC's shareholders received approximately 112,000,000 shares of CSC's common stock. Upon completion of the Merger, CSC became a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956, as amended (the Act). The consolidated financial statements and financial information in this Annual Report give retroactive effect to the Merger, which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if CSC and USTC had been operating as a combined entity during such periods. Share and per share information presented throughout this Annual Report has been restated to reflect the common shares issued to USTC shareholders pursuant to the exchange ratio under the terms of the merger agreement.
   On March 1, 2000, the Company acquired CyBerCorp in a non-taxable stock-for-stock exchange. Pursuant to the acquisition, CyBerCorp became a wholly owned subsidiary of CSC which resulted in 17,570,000 shares of CSC's common stock and 3,077,000 options to purchase CSC common stock being exchanged for all of the outstanding shares, options and equity rights of CyBerCorp. Because the acquisition was accounted for using the purchase method, the operating results of CyBerCorp are included in the consolidated results of the Company since the acquisition date. The historical results of CyBerCorp are not included in periods prior to the acquisition.
   On November 14, 2000, the Company acquired Chicago Investment Analytics, Inc., a private research firm, to help expand Schwab's research offerings. The acquisition was treated as a non-taxable stock-for-stock exchange and accounted for using the purchase method.

New Developments During 2000
   The Company responds to changing client needs with continued product, technology and service innovations. During 2000:
o Schwab launched the Schwab Portfolio Consultation, a package of analytical services and individual consultations with Schwab investment specialists designed to assist clients in evaluating their asset allocations.
o Schwab entered into a global financial services alliance with AOL Time Warner Inc. (AOL) to provide investment information, tools and assistance to AOL's users and to enable Schwab to reach potential clients. Under the alliance, Schwab and AOL are expected to engage in a series of marketing and promotional programs and both companies are expected to incorporate co-branded initiatives into their ongoing marketing efforts.
o Schwab introduced PocketBroker, a wireless investing service that enables U.S. clients to access their account information or place an equity order via PalmPilot, RIM Wireless Handheld pager and Internet-ready cellular phones.
o Schwab began offering clients and potential clients referrals to U.S. Trust's investment management, trust and private banking capabilities as part of the AdvisorSource referral services program. Schwab created a special version of the Schwab Signature Services(TM) offering for U.S. Trust clients who want to utilize Schwab's products and services.
o Schwab introduced Administrative Trustee Services, a program enabling independent investment managers, through U.S. Trust, to offer trust administration services to their clients.
o Schwab invested in and formed an alliance with E-LOAN, Inc., to provide Schwab clients with online access to E-LOAN's broad choice of mortgage products, as well as online rate search and loan comparison, selection, application and tracking services, all supported by trained client representatives.
o As part of its participation in the REDIBook ECN LLC, an electronic communication network, Schwab launched a pre-market trading session, as well as introduced a series of enhancements to its existing after-hours trading session.
o The Company's joint venture in Japan, Charles Schwab Tokio Marine Securities Co., Ltd., commenced business and opened two branch offices in Tokyo, Japan.
o Through a joint venture with ecorp Limited, the Company formed Charles Schwab Australia Pty Ltd. to provide financial services to investors in Australia and New Zealand.
o Schwab launched a Spanish-language Web site that serves Hispanic clients in the U.S., the Caribbean, and Central and South America. Additionally, Schwab introduced a Korean-language Web site and enhanced its Chinese-language Web site, both of which provide information about the U.S. financial markets and Schwab products and services.

FORWARD-LOOKING STATEMENTS

   In addition to historical information, this Annual Report contains forward-looking statements that reflect management's beliefs, objectives and expectations as of the date hereof. These statements relate to, among other things, the impact on the Company's results of operations of reduced pricing on certain equity trades (see Revenues - Commissions), the impact on the Company's results of operations of decimalization (see Revenues - Principal Transactions), sources of liquidity and capital (see Liquidity and Capital Resources - Liquidity), development spending (see Liquidity and Capital Resources - Development Spending and Looking Ahead), capital expenditures and capital structure (see Liquidity and Capital Resources
- Cash Flows and Capital Resources and Looking Ahead), revenue growth, after-tax operating profit margin and return on stockholders' equity (see Results of Operations and Looking Ahead), the Company's ability to pursue its strategy of attracting and retaining client assets (see Description of Business and Looking Ahead), and contingent liabilities (see note "19 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements). Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed objectives and expectations. Important factors that may cause such differences include, but are not limited to: the effect of client trading patterns on Company revenues and earnings; changes in revenues and profit margin due to cyclical securities markets and fluctuations in interest rates; the level and volatility of equity prices; a significant downturn in the securities markets over a short period of time or a sustained decline in securities prices and trading volumes; the Company's inability to attract and retain key personnel; the timing and impact of changes in the Company's level of investments in personnel, technology, or advertising; changes in technology; computer system failures and security breaches; the effects of competitors' pricing, product and service decisions and intensified competition; evolving regulation and changing industry practices adversely affecting the Company; adverse results of litigation; the inability to obtain external financing; a significant decline in the real estate market; and risks associated with international expansion and operations. Certain of these factors are discussed in greater detail in this Annual Report and in the Company's Annual Report on Form 10-K.

RESULTS OF OPERATIONS

Financial Overview
   During 2000, the securities markets experienced significant volatility - record volumes and valuations early in the year shifted to a slowdown in the second half of the year. The Nasdaq Composite Index reached a record high in March, but closed the year down 39% - the largest one-year decrease in Nasdaq's history. The Standard & Poor's 500 Index also reached a record high in March, but closed the year down 9%.
   Throughout 2000, the Company remained focused on improving client service levels and expanding its full-service capabilities. The Company achieved record revenues for the eleventh consecutive year and record earnings in 2000. Assets in client accounts rose $25.7 billion, or 3%, to $871.7 billion. This increase resulted from net new client assets of $171.3 billion, partially offset by net market losses of $145.6 billion.

                                 (CHART OMITTED)

   Trading activity reached record levels as shown in the following table (in thousands):

--------------------------------------------------------------------------------
Daily Average Trades                                       2000     1999    1998
--------------------------------------------------------------------------------
Revenue Trades
  Online                                                  204.1    119.1    56.3
  TeleBroker and Schwab by Phone                            8.2      8.5     8.2
  Regional client telephone
     service centers, branch offices
     and other                                             29.7     35.5    32.7
--------------------------------------------------------------------------------
  Total                                                   242.0    163.1    97.2
================================================================================
Mutual Fund OneSource Trades
  Online                                                   36.8     23.3    18.0
  TeleBroker and Schwab by Phone                            1.0      1.0     1.0
  Regional client telephone
     service centers, branch offices
     and other                                             20.3     21.3    21.3
--------------------------------------------------------------------------------
  Total                                                    58.1     45.6    40.3
================================================================================
Total Daily Average Trades
  Online                                                  240.9    142.4    74.3
  TeleBroker and Schwab by Phone                            9.2      9.5     9.2
  Regional client telephone
     service centers, branch offices
     and other                                             50.0     56.8    54.0
--------------------------------------------------------------------------------
  Total                                                   300.1    208.7   137.5
================================================================================

   Revenues increased mainly due to higher client trading volume and an increase in client assets. Revenues of $5.8 billion in 2000 grew $1.3 billion, or 29%, from 1999 due to increases in revenues of $883 million, or 32%, in the Individual Investor segment, $229 million, or 36%, in the Institutional Investor segment, $101 million, or 19%, in the U.S. Trust segment, and $88 million, or 16%, in the Capital Markets segment. See note "21 - Segment Information" in the Notes to Consolidated Financial Statements for financial information by segment for the last three years.
   Total expenses increased 34% during 2000 to $4.6 billion, primarily due to a 28% increase in compensation and benefits, a 35% increase in occupancy and equipment expenses, and a 50% increase in depreciation and amortization. The increase in total expenses was also due to costs of $157 million, or $131 million after-tax, for professional fees, change in control related and retention program compensation and other expenses related to the merger with USTC, and goodwill and intangible asset amortization and retention program compensation related to the acquisition of CyBerCorp.
   The Company's income before taxes on income for 2000 was $1.2 billion, up $133 million, or 12% from 1999. The Company's 2000 net income rose 8% to $718 million, or $.51 per share, up from $666 million, or $.49 per share, in 1999. The Company's after-tax profit margin for 2000 was 12.4%, which was lower than the 14.9% margin in 1999. The Company's 2000 results include charges totaling $131 million after-tax for professional fees, change in control related and retention program compensation and other expenses related to the merger with USTC, and goodwill and intangible asset amortization and retention program compensation related to the acquisition of CyBerCorp. In evaluating the Company's financial performance, management now uses an adjusted operating income measure, which excludes the aforementioned charges. On that basis, the Company's operating income was $849 million, up 27% from 1999, and its after-tax operating profit margin for 2000 was 14.7%.
   The Company's operating income before taxes for 2000 was $1.4 billion, up $289 million, or 26%, from 1999 due to increases of $147 million, or 21%, in the Individual Investor segment, $122 million, or 70%, in the Institutional Investor segment and $30 million, or 23%, in the U.S. Trust segment, partially offset by a decrease of $10 million, or 10%, in the Capital Markets segment. The decrease in income in the Capital Markets segment was primarily due to continued growth in employees and higher trading volume-related expenses while revenues were adversely impacted by securities market conditions and volatility.
   In light of more difficult market conditions and the Company's continued investments in personnel, technology and advertising, the after-tax operating profit margin for the second half of 2000 was 12.3%, just above the Company's minimum long-term objective of 12%. Beginning in November 2000, the Company implemented a number of expense containment measures, including hiring restrictions.
   Return on stockholders' equity was 21% in 2000, which was lower than the 31% return on stockholders' equity in 1999, but just above the Company's annual long-term objective of 20%. The decrease was primarily due to a 64% increase in average stockholders' equity from 1999, partially offset by an increase in earnings as discussed above.
   Certain reclassifications have been made to prior year amounts to conform to the current presentation. Share and per share information throughout this Annual Report has been restated to reflect the May 2000 three-for-two common stock split, effected in the form of a 50% stock dividend. All references to earnings per share information in this Annual Report reflect diluted earnings per share unless otherwise noted.

REVENUES

   Revenues grew $1.3 billion, or 29%, in 2000, exceeding management's annual long-term objective of 20%, mainly due to a 22% increase in commission revenues, a 30% increase in asset management and administration fees, a 51% increase in interest revenue, net of interest expense (referred to as net interest revenue) and a 14% increase in principal transaction revenues. Non-trading revenues represented 51% of total revenues for 2000, up from 47% for 1999 and 49% for 1998 as shown in the table below. While revenues in the Individual Investor and Institutional Investor segments are comprised of both trading and non-trading, revenues in the Capital Markets segment are primarily trading and revenues in the U.S. Trust segment are primarily non-trading.

--------------------------------------------------------------------------------
Composition of Revenues                                 2000       1999     1998
--------------------------------------------------------------------------------
Commissions                                              39%        42%      41%
Principal transactions                                   10         11       10
--------------------------------------------------------------------------------
   Total trading revenues                                49         53       51
================================================================================
Asset management and administration fees                 27         27       29
Net interest revenue                                     21         18       18
Other                                                     3          2        2
--------------------------------------------------------------------------------
   Total non-trading revenues                            51         47       49
--------------------------------------------------------------------------------
Total                                                   100%       100%     100%
================================================================================

Commissions
   The Company earns commission revenues by executing client trades primarily through the Individual Investor and Institutional Investor segments. These revenues are affected by the number of client accounts that trade, the average number of commission-generating trades per account, and the average commission per trade. Commission revenues were $2.3 billion in 2000, compared to $1.9 billion in 1999 and $1.3 billion in 1998.
   As illustrated in the table below, from 1998 to 2000, the total number of client revenue trades executed by the Company increased 149% as the average number of trades per account increased and the Company's client base grew. From 1998 to 2000, average commission per revenue trade decreased 30%. The 18% decrease from 1999 to 2000 was mainly due to reduced equity online pricing for more actively trading investors and the impact of CyBerCorp's lower equity online pricing. The 15% decrease from 1998 to 1999 was mainly due to an increase in the proportion of trades placed through online channels, which have lower commission rates than the Company's other channels. However, in both 2000 and 1999 the increases in trading activity more than offset the effect of lower average commissions per revenue trade.

   The Company continually evaluates its commission pricing structure for its client groups and investment products. In February 2000, Schwab reduced the equity online pricing for more actively trading investors. In October 2000, Schwab also reduced the price of equity trades made through the automated telephone channels to align with the price of equity trades made through online channels. These price reductions will only affect the Individual Investor and Institutional Investor segments and, based on management's expectations, will not have a material impact on these segments' revenues. Any similar pricing actions in the future would be expected to cause further declines in average commission per revenue trade.

--------------------------------------------------------------------------------
Commissions Earned on
   Client Revenue Trades                                2000      1999      1998
--------------------------------------------------------------------------------
Client accounts that traded
  during the year (in thousands)                       3,787     3,349     2,783
Average client revenue
  trades per account                                    16.1      12.3       8.8
Total revenue trades (in thousands)                   60,972    41,116    24,508
Average commission per revenue trade                 $ 37.38   $ 45.55   $ 53.44
Commissions earned on client
  revenue trades (in millions)(1)                    $ 2,279   $ 1,873   $ 1,309
================================================================================
(1) Includes certain non-commission revenues relating to the execution of client trades. Excludes commissions on trades relating to specialist operations and U.S. Trust commissions on trades.

Asset Management and Administration Fees
   Asset management and administration fees include mutual fund service fees, as well as fees for other asset-based financial services provided to individual and institutional clients. The Company earns mutual fund service fees for recordkeeping and shareholder services provided to third-party funds, and for transfer agent services, shareholder services, administration and investment management provided to its proprietary funds. These fees are based upon the daily balances of client assets invested in third-party funds and upon the average daily net assets of the Company's proprietary funds. Mutual fund service fees are earned primarily through the Individual Investor and Institutional Investor segments. The Company also earns asset management and administration fees for financial services, including investment management and consulting, trust and fiduciary services, financial and estate planning, and private banking services, provided to individual and institutional clients. These fees are primarily based on the value and composition of assets under management and are earned primarily through the U.S. Trust segment, as well as the Individual Investor and Institutional Investor segments.
   Asset management and administration fees were $1.6 billion in 2000, compared to $1.2 billion in 1999 and $937 million in 1998, as shown in the following table (in millions):

--------------------------------------------------------------------------------
Asset Management and Administration Fees                 2000      1999     1998
--------------------------------------------------------------------------------
Mutual fund service fees:
   Proprietary funds (SchwabFunds
     and Excelsior)                                    $  673    $  542     $401
   Mutual Fund OneSource                                  334       229      175
   Other                                                   32        17       13
Asset management and related services                     544       432      348
--------------------------------------------------------------------------------
   Total                                               $1,583    $1,220     $937
================================================================================

   The increases from 1998 to 2000 were primarily due to significant increases in client assets in Schwab's proprietary funds, referred to as the SchwabFunds, increases in client assets in funds purchased through Schwab's Mutual Fund OneSource service and increases in U.S. Trust's client assets.
   The Company's proprietary funds include money market funds, equity index funds, bond funds, asset allocation funds, funds that primarily invest in stock, bond and money market funds, and actively-managed equity funds. Schwab clients may elect to have cash balances in their brokerage accounts automatically invested in certain SchwabFunds money market funds. Client assets invested in the SchwabFunds were $127.2 billion, $107.9 billion and $81.5 billion at the end of 2000, 1999 and 1998, respectively.
   At December 31, 2000, Schwab's Mutual Fund OneSource service enabled clients to trade 1,280 mutual funds in 237 fund families without incurring transaction fees. The service allows investors to access multiple mutual fund companies, avoid brokerage transaction fees, and achieve investment diversity among fund families. In addition, investors' recordkeeping and investment monitoring are simplified through one consolidated statement. Client assets invested in third-party funds that have been purchased through the Mutual Fund OneSource service were $98.3 billion, $101.0 billion and $69.3 billion at the end of 2000, 1999 and 1998, respectively.
   Further, U.S. Trust's client assets were $130.4 billion, $120.8 billion and $103.2 billion at the end of 2000, 1999 and 1998, respectively. In addition, U.S. Trust provides administrative services for corporations, municipalities, and financial and other institutions through its corporate trust division. U.S. Trust's client assets do not include these assets under administration, which were $338.0 billion, $330.7 billion and $300.5 billion at the end of 2000, 1999 and 1998, respectively.

Net Interest Revenue
   Net interest revenue is the difference between interest earned on assets (mainly margin loans to clients, investments required to be segregated for clients, securities available for sale and private banking loans) and interest paid on liabilities (mainly brokerage client cash balances and banking deposits). Net interest revenue is affected by changes in the volume and mix of these assets and liabilities, as well as by fluctuations in interest rates and hedging strategies.
   Most of the Company's net interest revenue is earned by Schwab through the Individual Investor and Institutional Investor segments, as well as by U.S. Trust through the U.S. Trust segment. In clearing its clients' trades, Schwab holds cash balances payable to clients. In most cases, Schwab pays its clients interest on cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend funds to clients on a secured basis to purchase qualified securities - a practice commonly known as "margin lending." Pursuant to Securities and Exchange Commission (SEC) regulations, client cash balances that are not used for margin lending are segregated into an investment account that is maintained for the exclusive benefit of clients. U.S. Trust lends funds primarily to its private banking clients.
   When investing segregated client cash balances, Schwab must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts, and resale agreements collateralized by qualified securities. Schwab's policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. In each of the last three years, resale agreements accounted for approximately 70% of Schwab's investments of segregated client cash balances. The annual average maturities of Schwab's total investments of segregated client cash balances were 59 days in 2000, 62 days in 1999 and 66 days in 1998.
   Net interest revenue was $1.2 billion in 2000, compared to $820 million in 1999 and $578 million in 1998, as shown in the following table (in millions):

--------------------------------------------------------------------------------
                                                          2000     1999     1998
--------------------------------------------------------------------------------
Interest Revenue:
Margin loans to clients                                 $1,772   $  983   $  671
Investments, client-related                                338      404      400
Private banking loans                                      219      175      149
Securities available for sale                               69       57       60
Other                                                      191       99       72
--------------------------------------------------------------------------------
     Total                                               2,589    1,718    1,352
--------------------------------------------------------------------------------
Interest Expense:
Brokerage client cash balances                           1,076      701      580
Deposits from banking clients                              155      117      108
Long-term debt                                              55       33       30
Stock-lending activities                                    40       32       37
Short-term borrowings                                       20        8        9
Other                                                        6        7       10
--------------------------------------------------------------------------------
     Total                                               1,352      898      774
--------------------------------------------------------------------------------
Net interest revenue                                    $1,237   $  820   $  578
================================================================================

   The Company's interest-earning assets are financed primarily by interest-bearing brokerage client cash balances and banking deposits. Other funding sources include noninterest-bearing brokerage client cash balances, proceeds from stock-lending activities, short-term borrowings and long-term debt, and stockholders' equity. Client-related daily average balances, interest rates, and average net interest spread are summarized as follows (dollars in millions):

--------------------------------------------------------------------------------
                                                      2000       1999       1998
--------------------------------------------------------------------------------
Interest-Earning Assets (client-related and other):
Margin loans to clients:
  Average balance outstanding                      $19,764    $13,172    $ 8,772
  Average interest rate                              8.96%      7.46%      7.65%
Investments (client-related):
  Average balance outstanding                      $ 6,170    $ 8,555    $ 7,687
  Average interest rate                              5.48%      4.72%      5.21%
Private banking loans:
  Average balance outstanding                      $ 2,867    $ 2,404    $ 1,973
  Average interest rate                              7.65%      7.26%      7.58%
Securities available for sale:
  Average balance outstanding                      $ 1,133    $   997    $   995
  Average interest rate                              6.08%      5.75%      5.99%
Average  yield on  interest-earning  assets          8.01%      6.44%      6.59%
Funding  Sources (client-related and other):
Interest-bearing brokerage client cash balances:
  Average balance outstanding                      $20,961    $17,344    $13,278
  Average interest rate                              5.14%      4.04%      4.37%
Interest-bearing banking deposits:
  Average balance outstanding                      $ 3,071    $ 2,779    $ 2,351
  Average interest rate                              5.05%      4.23%      4.59%
Other interest-bearing sources:
  Average balance outstanding                      $ 1,831    $ 1,510    $ 1,299
  Average interest rate                              4.53%      3.85%      4.23%
Average  noninterest-bearing  portion              $ 4,071    $ 3,495    $ 2,499
Average interest rate on funding sources             4.39%      3.49%      3.82%
Summary:
  Average yield on interest-earning assets           8.01%      6.44%      6.59%
  Average interest rate on funding sources           4.39%      3.49%      3.82%
--------------------------------------------------------------------------------
Average net interest spread                          3.62%      2.95%      2.77%
================================================================================

   The increases in net interest revenue from 1998 to 2000 were primarily due to higher levels of margin loans to clients, partially offset by higher average brokerage client cash balances. After increasing from 1998 to 1999 and reaching a peak of $22.3 billion in April 2000, margin loans to clients declined to $15.8 billion at December 31, 2000 along with the decline in equity valuations in the securities markets. The increase in net interest revenue from 1999 to 2000 was also due to an increase in the average rate on margin loans to clients, which was partially offset by an increase in the average rate on brokerage client cash balances.

   Since the Company establishes the rates paid on brokerage client cash balances and certain banking deposits and the rates charged on margin and private banking loans, a substantial portion of its net interest spread is managed by the Company. However, the spread is highly influenced by external factors such as the interest rate environment and competition. The Company's average net interest spread increased from 1999 to 2000 as the average yield on interest-earning assets, primarily margin loans to clients, increased more than the increase in average interest rate on funding sources. The Company's average net interest spread increased from 1998 to 1999 as the average interest rate on funding sources declined more than the decline in the average yield on interest-earning assets.

Principal Transactions
   Principal transaction revenues are primarily comprised of net gains from market-making activities in Nasdaq and other securities effected through the Capital Markets segment. Factors that influence principal transaction revenues include the volume of client trades, market price volatility, average revenue per share traded and changes in regulations and industry practices. As a market maker in Nasdaq and other securities, SCM generally executes client trades as principal. While substantially all Nasdaq security trades originated by the clients of Schwab are directed to SCM, a substantial portion of SCM's trading volume comes from parties other than Schwab. Orders handled by SCM represented approximately 8% of the total shares traded on Nasdaq in both 2000 and 1999(d).

--------
(d) Source: The Nasdaq Stock Market, Inc.

   Principal transaction revenues were $570 million in 2000, compared to $500 million in 1999 and $287 million in 1998. The increases from 1998 to 2000 were primarily due to significant increases in share volume handled by SCM. The increase from 1999 to 2000 was partially offset by lower average revenue per share traded. SCM's average revenue per share traded increased from 2.5(cent) in 1998 to 2.8(cent) in 1999 partially due to an increase in the market price volatility of technology stocks in 1999. However, SCM's average revenue per share traded decreased from 2.8(cent) in 1999 to 1.8(cent) in 2000 primarily due to market conditions.
    The SEC ordered the exchanges and Nasdaq to submit a plan to phase in decimal pricing, which pricing began for certain listed stocks and options on September 5, 2000, and which pricing begins for certain Nasdaq securities on March 12, 2001, and for all remaining equity securities and options by April 9, 2001. This change, which will only affect the Capital Markets segment, is likely to cause decreases in average revenue per share traded, and therefore management considers it likely that decimalization will adversely impact this segment's revenues. Applicable laws and regulations also limit SCM's ability to engage in principal transactions with certain accounts where U.S. Trust acts as a fiduciary.
   See note "19 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements regarding certain civil litigation relating to principal transaction activities.
   Principal transaction revenues also include revenues relating to Schwab's specialist operations and to client trading of fixed income securities. These amounts totaled $84 million in 2000, $67 million in 1999 and $50 million in 1998.

Other Revenues
   Other revenues include fees for services, such as payments received by Schwab for order flow, software maintenance and account service fees. Other revenues are earned primarily through the Individual Investor, Institutional Investor and U.S. Trust segments. These revenues were $103 million in 2000, compared to $71 million in 1999 and $59 million in 1998. The increases from 1998 to 2000 were due to higher levels of client activity-related revenues and financial services fees. The increase from 1999 to 2000 was also due to higher volumes of payment for order flow.

EXPENSES EXCLUDING INTEREST

--------------------------------------------------------------------------------
Expenses Excluding Interest as a Percentage
   of Revenues                                               2000    1999   1998
--------------------------------------------------------------------------------
Compensation and benefits                                     42%     42%    43%
Other compensation - merger retention programs                 1
Occupancy and equipment                                        7       7      7
Communications                                                 6       6      7
Advertising and market development                             6       6      5
Depreciation and amortization                                  5       4      5
Professional services                                          4       4      4
Commissions, clearance and floor brokerage                     2       2      3
Merger-related                                                 1
Goodwill amortization                                          1
Other                                                          4       5      5
--------------------------------------------------------------------------------
Total                                                         79%     76%    79%
================================================================================

Compensation and Benefits
   Compensation and benefits expense includes salaries and wages, variable compensation, and related employee benefits and taxes. Employees receive variable compensation that is tied to the achievement of specified objectives relating primarily to revenue growth, profit margin and growth in client assets. Therefore, a significant portion of compensation and benefits expense will fluctuate with these measures.
   Compensation and benefits expense was $2.4 billion in 2000, compared to $1.9 billion in 1999 and $1.4 billion in 1998. The increase from 1999 to 2000 was primarily due to a greater number of employees. The increase from 1998 to 1999 was generally due to a greater number of employees and higher variable compensation expense resulting from the Company's financial performance. The following table shows a comparison of certain compensation and benefits components and employee data (in thousands):

--------------------------------------------------------------------------------
                                                          2000     1999     1998
--------------------------------------------------------------------------------
Variable compensation as a
   % of compensation and benefits expense                  28%      30%      24%
Compensation for temporary employees,
   contractors and overtime hours as a
   % of compensation and benefits expense                   9%      11%      12%
Full-time equivalent employees(1)
   (at end of year)                                       26.3     20.1     15.1
Revenues per average full-time equivalent
   employee                                               $239     $249     $214
================================================================================
(1) Includes full-time, part-time and temporary employees, and persons employed on a contract basis.

   The Company encourages and provides for employee ownership of the Company's common stock through its profit sharing and employee stock ownership plan, its stock incentive plans and its automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees, and to align the interests of employees with those of stockholders. To further this alignment and in recognition of the Company's financial performance, the Company granted to all non-officer employees 11,339,000, 5,675,000 and 5,217,000 stock options in 2000, 1999 and 1998, respectively. (Stock options granted in 1999 and 1998 were granted prior to the Merger, and therefore did not include U.S. Trust employees.)

Other Compensation - Merger Retention Programs
   Other compensation - merger retention programs consists of retention programs established for U.S. Trust and CyBerCorp employees, under which the employees will receive cash compensation, contingent upon continued employment for the two-year periods ending May 31, 2002 and March 1, 2002, respectively. The costs of the U.S. Trust and CyBerCorp retention programs are approximately $125 million and $8 million, respectively, and are being amortized over the two-year periods. These amounts could be reduced if employees leave U.S. Trust and CyBerCorp prior to the end of the respective two-year periods. The combined expense for the programs was $39 million in 2000.

Occupancy and Equipment
   Occupancy and equipment expense includes the costs of leasing and maintaining the Company's office space, five regional client telephone service centers, two online client support centers, two primary data centers, 384 Schwab domestic branch offices and 31 U.S. Trust offices. It also includes lease and rental expenses for computer and other equipment. Occupancy and equipment expense was $415 million in 2000, compared to $307 million in 1999 and $236 million in 1998. This trend reflects the Company's continued growth and expansion, and its commitment to client service and investment in technology. The Company expanded its office space in 2000, 1999 and 1998, and opened its fifth regional client telephone service center in 2000 and its second data center in 1998. Schwab opened 44 new branch offices in 2000, 49 in 1999 and 19 in 1998. U.S. Trust opened 3 new offices in 2000, 4 in 1999 and 5 in 1998. The increases in occupancy and equipment expense from 1998 to 2000 also reflect higher lease and maintenance expenses for information technology equipment.

Communications
   Communications expense includes telephone, postage and printing, and news and quotation costs. This expense was $353 million in 2000, compared to $279 million in 1999 and $216 million in 1998. The increases from 1998 to 2000 primarily resulted from higher client trading volumes, higher postage and printing costs in connection with the growth in client accounts, increased client use of automated telephonic and online channel news, quotation and information services, and additional telephone lines related to new branch offices and a greater number of employees.

Advertising and Market Development
   Advertising and market development expense includes media, print and direct mail advertising expenses, and related production, printing and postage costs. This expense was $332 million in 2000, compared to $248 million in 1999 and $160 million in 1998. The increases from 1998 to 2000 were primarily a result of the Company's increased brand-focused television and print media spending.

Depreciation and Amortization
   Depreciation and amortization includes expenses relating to equipment and office facilities, capitalized software, leasehold improvements, property and other intangibles. This expense was $262 million in 2000, compared to $175 million in 1999 and $152 million in 1998. The increases from 1998 to 2000 were primarily due to newly acquired information technology equipment that increased the Company's client service capacity, as well as increased amortization of leasehold improvements for new branches and expanded office space. The increase from 1999 to 2000 was also due to the amortization of internally-developed software. Amortization expense related to intangible assets was $17 million in 2000, compared to $8 million in 1999 and $9 million in 1998. The increase from 1999 to 2000 was primarily due to intangible assets (excluding goodwill) related to the acquisition of CyBerCorp. Amortization expense decreased from 1998 to 1999 due to certain intangible assets becoming fully amortized.

Professional Services
   Professional services expense includes fees paid to consultants engaged to support product, service and information technology projects, as well as legal and accounting fees, but excludes all merger-related professional fees. This expense was $255 million in 2000, compared to $184 million in 1999 and $114 million in 1998. The increases from 1998 to 2000 were primarily due to higher levels of consulting fees in several areas, including new and expanded products and services, information technology projects, and capacity expansion.

Commissions, Clearance and Floor Brokerage
   Commissions, clearance and floor brokerage expense includes fees paid to stock and option exchanges for trade executions, fees paid by SCM to broker-dealers for orders received for execution, and fees paid to clearing entities for trade processing. This expense was $138 million in 2000, compared to $100 million in 1999 and $87 million in 1998. The increases from 1998 to 2000 were primarily due to an increase in trading volume processed by SCM and Schwab.


Merger-related
   Merger-related expense includes professional fees, change in control related compensation expense and other expenses relating to the merger with USTC. This expense was $69 million in 2000.

Goodwill Amortization
   Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition and is amortized on a straight-line basis. Goodwill amortization expense was $46 million in 2000 and $6 million in both 1999 and 1998. The increase from 1999 to 2000 was primarily due to goodwill related to the acquisition of CyBerCorp.

Other Expenses
   Other expenses include travel and entertainment, trade-related errors, regulatory fees and dues, and other miscellaneous expenses. These other expenses were $233 million in 2000, compared to $200 million in 1999 and $153 million in 1998. The increases from 1998 to 2000 were primarily due to higher levels of travel and related costs and volume-related regulatory fees and dues. The increase from 1998 to 1999 was also due to an increase in reserves for uncollectible accounts and contingent liabilities, and increased trade-related errors resulting from system downtime.

Taxes on Income
   The Company's effective income tax rate was 41.7% in 2000, 39.4% in 1999 and 39.5% in 1998. The increase from 1999 to 2000 was primarily due to charges, which are non-deductible for tax purposes, for certain professional costs related to the merger with USTC and goodwill amortization related to the acquisition of CyBerCorp.

New Accounting Standard
   In 1999, the Company adopted a new accounting standard related to internal-use software development costs (see "Accounting Change" in note "2 - Significant Accounting Policies" in the Notes to Consolidated Financial Statements). As required by the standard, in 2000 and 1999 certain of the Company's costs, primarily compensation and benefits, were capitalized and will be amortized over the software's estimated useful life of three years. In prior years, these costs were expensed as incurred. Adoption of this standard resulted in the capitalization, net of amortization, of $93 million and $68 million of internal-use software development costs during 2000 and 1999, respectively, which increased net income by $55 million and $41 million, or $.04 and $.03 diluted earnings per share, respectively.

LIQUIDITY AND CAPITAL RESOURCES

   Upon completion of the merger with USTC, CSC became a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Federal Reserve Board under the Act. CSC conducts virtually all business through its wholly owned subsidiaries. The capital structure among CSC and its subsidiaries is designed to provide each entity with capital and liquidity consistent with its operations. See note "18 - Regulatory Requirements" in the Notes to Consolidated Financial Statements.

Liquidity
CSC
   CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. As discussed below, Schwab, CSC's depository institution subsidiaries, and SCM are subject to regulatory requirements that may restrict them from certain transactions with CSC. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs, maintaining CSC's depository institution subsidiaries' capital guidelines and maintaining Schwab's and SCM's net capital. Based on their respective regulatory capital ratios at December 31, 2000 and 1999, the Company and its depository institution subsidiaries are considered well capitalized.

   CSC has liquidity needs that arise from its issued and outstanding $718 million Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, acquisitions and other investments. The Medium-Term Notes have maturities ranging from 2001 to 2010 and fixed interest rates ranging from 5.96% to 8.05% with interest payable semiannually. The Medium-Term Notes are rated A2 by Moody's Investors Service, A by Standard & Poor's Ratings Group and A+ by Fitch IBCA, Inc.
   In May 2000, the SEC declared effective CSC's Registration Statement covering the issuance of $750 million in Senior or Senior Subordinated Medium-Term Notes, Series A. At December 31, 2000, all of these notes remained unissued.
   In October 2000, the Company's Board of Directors authorized a $1.2 billion commercial paper program for CSC. At December 31, 2000, no commercial paper has been issued. CSC's short-term ratings are P-1 by Moody's Investors Service and A-1 by Standard & Poor's Ratings Group.
   CSC maintains a $1.2 billion committed, unsecured credit facility with a group of twenty-seven banks which is scheduled to expire in June 2001. CSC plans to establish a similar facility to replace this one when it expires. The funds under this facility are available for general corporate purposes and CSC pays a commitment fee on the unused balance of this facility. The financial covenants in this facility require CSC to maintain a minimum level of tangible net worth, and Schwab and SCM to maintain specified levels of net capital, as defined. Management believes that these restrictions will not have a material effect on its ability to meet foreseeable dividend or funding requirements. This facility was unused in 2000.
   CSC also has direct access to $740 million of the $880 million uncommitted, unsecured bank credit lines, provided by eight banks, that are primarily utilized by Schwab to manage short-term liquidity. The amount available to CSC under these lines is lower than the amount available to Schwab because the credit line provided by one of these banks is only available to Schwab, while the credit line provided by another one of these banks includes a sub-limit on credit available to CSC. These lines were not used by CSC in 2000.

Schwab
   Most of Schwab's assets are liquid, consisting primarily of receivables from brokerage clients, short-term (i.e., less than 90 days) investment-grade, interest-earning investments (the majority of which are segregated for the exclusive benefit of clients pursuant to regulatory requirements), and receivables from brokers, dealers and clearing organizations. Client margin loans are demand loan obligations secured by readily marketable securities. Receivables from and payables to brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle, or can be closed out, within a few business days.
   Liquidity needs relating to client trading and margin borrowing activities are met primarily through cash balances in brokerage client accounts, which were $25.2 billion, $23.0 billion and $17.5 billion at December 31, 2000, 1999 and 1998, respectively. Management believes that brokerage client cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.
   Schwab is subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations prohibit Schwab from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement of $1 million. At December 31, 2000, Schwab's net capital was $1.7 billion (11% of aggregate debit balances), which was $1.4 billion in excess of its minimum required net capital and $913 million in excess of 5% of aggregate debit balances. Schwab has historically targeted net capital to be 10% of its aggregate debit balances, which primarily consist of client margin loans. To achieve this target, as client margin loans have grown, an increasing amount of cash flows have been retained to support aggregate debit balances.
   To manage Schwab's regulatory capital position, CSC provides Schwab with a $1.4 billion subordinated revolving credit facility maturing in September 2002, of which $520 million was outstanding at December 31, 2000. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 2002. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.
   To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines totaling $880 million at December 31, 2000 ($740 million of these lines are also available for CSC to use). The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments. Schwab used such borrowings for twenty-six days in both 2000 and 1999 and six days in 1998, with the daily amounts borrowed averaging $80 million, $125 million and $87 million, respectively. These lines were unused at December 31, 2000.
   To satisfy the margin requirement of client option transactions with the Options Clearing Corporation (OCC), Schwab has unsecured letter of credit agreements with twelve banks in favor of the OCC aggregating $855 million at December 31, 2000. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at December 31, 2000.

U.S. Trust
   U.S. Trust's liquidity needs are generally met through earnings generated by its operations.
   U.S. Trust is subject to the Federal Reserve Board's risk-based and leverage capital guidelines. These regulations require banks and bank holding companies to maintain minimum levels of capital. In addition, CSC's depository institution subsidiaries are subject to limitations on the amount of dividends they can pay.
   In addition to traditional funding sources such as deposits, federal funds purchased and repurchase agreements, CSC's depository institution subsidiaries have established their own external funding sources. At December 31, 2000, U.S. Trust had $50 million in Trust Preferred Capital Securities outstanding with a fixed interest rate of 8.41%. Certain of CSC's depository institution subsidiaries have established credit facilities with the Federal Home Loan Bank System (FHLB) totaling approximately $498 million. At December 31, 2000, $150 million in short-term borrowings and $2 million in long-term debt were outstanding under these facilities.

SCM
   SCM's liquidity needs are generally met through earnings generated by its operations. Most of SCM's assets are liquid, consisting primarily of marketable securities, cash and cash equivalents, and receivables from brokers, dealers and clearing organizations.
   SCM's liquidity is affected by the same net capital regulatory requirements as Schwab (see discussion above). At December 31, 2000, SCM's net capital was $36 million, which was $35 million in excess of its minimum required net capital.
   SCM may borrow up to $70 million under a subordinated lending arrangement with CSC maturing in 2002. Borrowings under this arrangement qualify as regulatory capital for SCM. In addition, CSC provides SCM with a $25 million short-term credit facility. Borrowings under this arrangement do not qualify as regulatory capital for SCM. No funds were drawn under these facilities at December 31, 2000.

Development Spending
   A significant portion of the Company's liquidity needs arises from ongoing investments to support future growth. These investments, which the Company refers to as development spending, are comprised of two categories: media spending (including media and production expenses) and project spending. Project spending is generally targeted towards enhancing future revenue growth, such as improvements to the Company's Web site or branch expansion; enhancing the Company's infrastructure, such as investments to improve client statements or its systems integration; and improving the firm's productivity, such as enhancements to its telecommunications systems or operations processes. This spending is imbedded throughout certain categories of the Company's non-interest expenses.
   Development spending in 2000 was approximately $530 million, up 18% from 1999. Given the prevailing market conditions and the Company's financial performance, the Company reduced its development spending in the second half of 2000 below the level originally anticipated. Management currently anticipates 2001 development spending to stay at approximately the 2000 level, reflecting management's focus on expense containment in light of prevailing market conditions.
   As has been the case in recent years, the Company may adjust its development spending from period to period as business conditions change. In general, the level of future spending will be influenced by the rate of growth in client assets and trading activities, the opportunities to invest in technology that improve capacity, productivity or the client experience, and the expected return on these investments as compared to the Company's financial objectives and cost of capital. While development spending is discretionary and can be altered in response to business conditions, the Company views its development spending as essential for future growth and therefore prefers to avoid major adjustments in such spending unless faced with what it believes is a sustained slowdown in revenue growth.

                                 (CHART OMITTED)

Cash Flows and Capital Resources
   Net income plus depreciation and amortization including goodwill amortization was $1.0 billion in 2000, up 21% from $848 million in 1999, allowing the Company to finance the majority of its growth with internally generated funds. Depreciation and amortization expense related to equipment, office facilities and property was $245 million in 2000 and $167 million in 1999. Amortization expense related to intangible assets was $17 million in 2000 and $8 million in 1999. Goodwill amortization expense was $46 million in 2000 and $6 million in 1999. This increase was primarily due to goodwill amortization related to the acquisition of CyBerCorp.

                                 (CHART OMITTED)

   The Company's capital expenditures were $705 million in 2000 and $373 million ($370 million net of proceeds) in 1999, or 12% and 8% of revenues, respectively. In 2000, 58% of capital expenditures were for information technology and 42% for facilities expansion and improvements. The $332 million, or 89%, increase in capital expenditures in 2000 was primarily due to facilities and leasehold improvements to support the Company's growth in employees, increased systems capacity and enhanced systems availability. Capital expenditures as described above include the capitalized costs for developing internal-use software of $109 million in 2000 and $68 million in 1999. Schwab opened 44 new branch offices during 2000, compared to 49 in 1999. U.S. Trust opened 3 new offices in 2000, compared to 4 in 1999. The Company continues to view its office network as important to pursuing its strategy of attracting client assets.
   Management currently anticipates that 2001 capital expenditures will be approximately 35% to 45% lower than 2000 spending. As has been the case in recent years, the Company may adjust its capital expenditures from period to period as business conditions change.
   During 2000, the Company:
   o  Issued $311 million and repaid $59 million of long-term debt and
   o  Paid common stock dividends of $62 million.
   The Company monitors both the relative composition and absolute level of its capital structure. The Company's total financial capital (long-term debt plus stockholders' equity) at December 31, 2000 was $5.0 billion, up $1.9 billion, or 62%, from a year ago. At December 31, 2000, the Company had long-term debt of $770 million, or 15% of total financial capital, bearing interest at a weighted-average rate of 7.33%. At December 31, 2000, the Company's stockholders' equity was $4.2 billion, or 85% of total financial capital. Management currently anticipates that long-term debt will remain below 30% of total financial capital.

Share Repurchases
   CSC did not repurchase any common stock in 2000. CSC repurchased 3,371,100 shares of its common stock in 1999 for $54 million and 23,219,700 shares in 1998 for $208 million. At December 31, 2000, there was no authorization for share repurchases.

Dividend Policy
   Since the initial dividend in 1989, CSC has paid 47 consecutive quarterly dividends and has increased the dividend 12 times. Since 1989, dividends have increased by a 32% compounded annual growth rate. CSC paid common stock dividends of $.0407 per share in 2000, $.0373 per share in 1999 and $.0360 per share in 1998. Dividends declared per common share do not include dividends declared by USTC prior to the completion of the merger. While the payment and amount of dividends are at the discretion of the Company's Board of Directors, the Company targets its cash dividend at approximately 5% to 10% of net income plus depreciation and amortization.

RISK MANAGEMENT

Overview
   The Company's business and activities expose it to different types of risks including, but not limited to, those discussed below. Proper identification, assessment and management of these risks are essential to the success and financial soundness of the Company. Managing risk at the Company begins with the expertise and experience of management at the business unit level. To supplement risk management at the business unit level, the Company has formed a Global Risk Steering Committee, and various other functional risk committees consisting of members of senior management. The Global Risk Steering Committee takes an active role in the oversight of the various risk committees by reviewing risk exposures, leading in the continued development of the Company's risk management practices, discussing changes in regulations and other risk-related developments, and reporting regularly to the Audit Committee of the Company's Board of Directors. Other risk committees include the Technology and Operations Risk Committee, which focuses on the integrity and operating capacity of the Company's technology systems; the Credit Oversight Committee, which focuses on client activity (i.e., margin lending activities and private banking loans), the investing activities of certain of the Company's proprietary funds, and corporate credit activities (i.e., counterparty and corporate investing activities); the Fiduciary Risk Committee, which focuses on financial or reputational risk caused by a potential breach of fiduciary duties to a client; and the Financial Risk Management Committee, which focuses on liquidity and capital resources, interest rate risk, and securities positioning activities. Further, the U.S. Trust Risk Policy Committee, which has broad responsibilities for the oversight of risk management at U.S. Trust, reports to the Company's Global Risk Steering Committee, as well as to the Board of Directors of U.S. Trust. Additionally, the Finance, Compliance, and Internal Audit Departments and the Office of Corporate Counsel assist management and the various risk committees in evaluating and monitoring the Company's risk profile.
   The following discussion highlights the Company's principal risks and some of the policies and procedures for risk identification, assessment and mitigation. See Liquidity and Capital Resources for a discussion on liquidity risk and note "20 - Financial Instruments with Off-Balance-Sheet and Credit Risk" in the Notes to Consolidated Financial Statements for additional discussion on credit risk.
   Given the nature of the Company's revenues, expenses and risk profile, the Company's earnings and CSC's common stock price may be subject to significant volatility from period to period. The Company's results for a period are not necessarily indicative of results for any future period. Risk is inherent in the Company's business. Consequently, despite the Company's attempts to identify areas of risk, oversee operational areas involving risk and implement policies and procedures designed to mitigate risk, there can be no assurance that the Company will not suffer unexpected losses due to operating or other risks.

Competition
   The Company faces significant competition from companies seeking to attract client financial assets, including traditional brokerage firms (particularly firms that have started providing online trading services), discount brokerage firms, online brokerage firms, mutual fund companies, banks, and asset management companies. Certain of these competitors have greater financial resources than the Company. The consolidation trend in the financial services industry is likely to increase in light of the new financial modernization legislation that became effective in March 2000. This new legislation allows banks, securities firms and insurance companies more flexibility to affiliate under one holding company. These holding companies can engage in activities and acquire companies engaged in activities that are financial in nature. The expansion and client acceptance of conducting financial transactions online, as well as through wireless applications, have also attracted competition from providers of online services, software development companies and other providers of financial services. Finally, the growth of online trading has led to the creation of new ECNs and new exchanges, and is causing major existing markets to consider converting to for-profit status, all of which may intensify competition. Increased competition may have a negative impact on the Company's business and operations.

Business Environment
   The Company's business, like that of other securities brokerage and related financial services firms, is directly affected by the fluctuations in securities trading volumes and price levels that occur in fundamentally cyclical financial markets, as well as by changes in government monetary policies that impact the growth of bank loans and investments and the level of interest charged for loans and paid on deposits and other funding sources. While the Company's non-trading revenues have grown, transaction-based revenues continue to represent approximately half of the Company's revenues and the Company may experience significant variations in revenues from period to period. The Company's non-trading revenues are less cyclical than its trading revenues, but would be impacted by a sustained downturn in the securities markets. The Company adjusts its expenses in anticipation of and in response to changes in financial market conditions and client trading patterns. Certain of the Company's expenses (including variable compensation, portions of communications, and commissions, clearance and floor brokerage) vary directly with changes in financial performance or client trading activity. Expenses relating to the level of contractors, temporary employees, overtime hours, advertising and market development, and professional services are adjustable over the short term to help the Company achieve its financial objectives. Additionally, development spending is discretionary and can be altered in response to market conditions. However, a significant portion of the Company's expenses such as salaries and wages, occupancy and equipment, and depreciation and amortization do not vary directly, at least in the short term, with fluctuations in revenues or securities trading volumes. Also, the Company views its development spending as essential for future growth and therefore prefers to avoid major adjustments in such spending unless faced with a sustained slowdown in revenue growth.

Technology and Operating Risk
   Technology and operating risk is the potential for loss due to deficiencies in control processes or technology systems that constrain the Company's ability to gather, process and communicate information efficiently and securely, without interruptions. The Company's operations are highly dependent on the integrity of its technology systems and the Company's success depends, in part, on its ability to make timely enhancements and additions to its technology in anticipation of client demands. To the extent the Company experiences system interruptions, errors or downtime (which could result from a variety of causes, including changes in client use patterns, technological failure, changes to its systems, linkages with third-party systems, and power failures), the Company's business and operations could be significantly negatively impacted. Additionally, rapid increases in client demand may strain the Company's ability to enhance its technology and expand its operating capacity. To minimize business interruptions, Schwab has two data centers intended, in part, to further improve the recovery of business processing in the event of an emergency. Technology and operating risk also includes human error, fraud and natural disaster. The Company attempts to mitigate technology and operating risk by maintaining a comprehensive internal control system and by employing experienced personnel. Also, the Company maintains backup and recovery functions, including facilities for backup and communications, and conducts periodic testing of a disaster recovery plan. Each functional area deemed to be potentially of medium to high risk by management performs a risk self-assessment on an annual basis to evaluate the appropriateness of these internal controls and recovery plans. The Company is committed to an ongoing process of upgrading, enhancing and testing its technology systems. This effort is focused on meeting client demands, meeting market and regulatory changes, and deploying standardized technology platforms.

   In addition, USTC has an outsourcing agreement with a third party that provides data processing, security processing, custodial and other operational support services. Under the terms of the outsourcing agreement, the third-party provider has the right to terminate the contract upon the change in control that resulted from the merger of CSC with USTC. The Company plans to repatriate to the Company's systems substantially all of the service functions provided by this third party, and the Company and U.S. Trust expect to be able to provide for an orderly repatriation of such functions. The transition is expected to be completed before the end of the third quarter of 2001. While management believes that there will be a successful transition, there is a possibility that the transition could result in a significant disruption to U.S. Trust's ability to service its clients and as a consequence could result in lost business and a deterioration in U.S. Trust's fee revenues.
   The Company is engaged in the research and development of new technologies, services and products. The Company endeavors to protect its research and development efforts, and its brands, through the use of copyrights, patents, trade secrets and contracts. From time to time, third parties indicate that they believe the Company may be infringing on their intellectual property rights. The Company's efforts to assess the merits of third-party claims of infringement of intellectual property, and its efforts to protect its own intellectual property, require an investment of time and resources. In certain circumstances, the Company attempts to obtain licenses under third-party intellectual property rights. In some circumstances, a license may not be available from a third party under acceptable terms. Similarly, the Company from time to time licenses its intellectual property to third parties. Under some circumstances, litigation may result from questions regarding infringement, ownership, validity, and scope of intellectual property. Such litigation can require the expenditure of significant Company resources. If the Company were found to have infringed a third-party patent, or other intellectual property rights, it could incur substantial liability, and in some circumstances could be enjoined from using certain technology, or providing certain products or services.

Credit Risk
   Credit risk is the potential for loss due to a client or counterparty failing to perform its contractual obligations, or the value of collateral held to secure obligations proving to be inadequate. The Company's direct exposure to credit risk mainly results from its margin lending activities, securities lending activities, role as a counterparty in financial contracts, and investing activities, and indirectly from the investing activities of certain of the Company's proprietary funds. To mitigate the risks of such losses, the Company has established policies and procedures which include: establishing and reviewing credit limits, monitoring of credit limits and quality of counterparties, and increasing margin requirements for certain securities. In addition, most of the Company's credit extensions, such as margin loans to clients, securities lending agreements, and resale agreements, are supported by collateral arrangements. These arrangements are subject to requirements to provide additional collateral in the event that market fluctuations result in declines in the value of collateral received.
   Additionally, the Company has exposure to credit risk associated with the Company's private banking loan portfolio held at U.S. Trust. This counterparty credit exposure is actively managed through individual and portfolio reviews performed by account officers and senior line management. Periodic assessment of the validity of credit ratings, credit quality and the credit management process is conducted by a risk review department which is separate from the loan origination and monitoring department. Management regularly reviews asset quality including concentrations, delinquencies, non-performing private banking loans, losses and recoveries. All are factors in the determination of an appropriate allowance for credit losses, which is reviewed quarterly by senior management. See notes "6 - Loans to Banking Clients and Related Allowance for Credit Losses" and "20 - Financial Instruments with Off-Balance-Sheet and Credit Risk" in the Notes to Consolidated Financial Statements for an analysis of the Company's loan portfolio and allowance for credit losses, and for an additional discussion on credit risk, respectively.
   There were no troubled debt restructurings at December 31, 2000 and 1999. As of December 31, 2000, management is not aware of any significant potential problem loans other than the amounts disclosed in the table in note "6 - Loans to Banking Clients and Related Allowance for Credit Losses" in the Notes to Consolidated Financial Statements.

Fiduciary Risk
   Fiduciary risk is the potential for financial or reputational loss through the breaching of fiduciary duties to a client. Fiduciary activities include, but are not limited to, individual and corporate trust, investment management, custody and cash and securities processing. The Company attempts to mitigate this risk by establishing procedures to ensure that obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. Business units have the primary responsibility for adherence to the procedures applicable to their business. Guidance and control is provided through the creation, approval and ongoing review of applicable policies by business units and the Fiduciary Risk Committee.

Market Risk
   Market risk is the potential for loss due to a change in the value of a financial instrument held by the Company as a result of fluctuations in interest rates, currency exchange rates, or equity prices.
   The Company is exposed to interest rate risk primarily from changes in the interest rates on its interest-earning assets (mainly margin loans to clients, investments, private banking loans, mortgage-backed securities and other fixed-rate investments) and its funding sources (including brokerage client cash balances, banking deposits, proceeds from stock-lending activities, long-term debt, and stockholders' equity) which finance these assets. The Company attempts to mitigate this risk by monitoring the net interest margin and average maturity of its interest-earning assets and funding sources. The Company also has the ability to adjust the rates paid on certain brokerage client cash balances and certain banking deposits and the rates charged on margin loans. Additionally, the Company uses interest rate swaps (Swaps) to mitigate interest rate exposure associated with short-term floating interest-rate deposits.
   The Company is exposed to equity price risk through its role as a financial intermediary in client-related transactions, and by holding financial instruments mainly in its capacity as a market maker and relating to its specialists' operations. To mitigate the risk of losses, these financial instruments are marked to market daily and are monitored by management to assure compliance with limits established by the Company. Additionally, the Company purchases from time to time exchange-traded option contracts to reduce market risk on these inventories. The Company may also purchase futures contracts to reduce this risk. The Company may enter into foreign currency contracts to reduce currency exchange rate risk. However, the Company's exposure to currency exchange risks through its international operations is not material.
   Additional qualitative and quantitative disclosures about market risk are summarized as follows. See note "20 - Financial Instruments with Off-Balance-Sheet and Credit Risk" in the Notes to Consolidated Financial Statements for an additional discussion on credit risk.

Financial Instruments Held For Trading Purposes
   The Company held government securities and certificates of deposit with a fair value of approximately $32 million and $22 million at December 31, 2000 and 1999, respectively. These securities, and the associated interest rate risk, are not material to the Company's financial position, results of operations or cash flows.
   Through Schwab and SCM, the Company maintains inventories in exchange-listed, Nasdaq and other equity securities on both a long and short basis. The fair value of these securities at December 31, 2000 was $69 million in long positions and $30 million in short positions. The fair value of these securities at December 31, 1999 was $107 million in long positions and $60 million in short positions. Using a hypothetical 10% increase or decrease in prices, the potential loss or gain in fair value is estimated to be approximately $4 million and $5 million at December 31, 2000 and 1999, respectively, due to the offset of the change in fair value in long and short positions. In addition, the Company generally enters into exchange-traded option contracts to hedge against potential losses in equity inventory positions, thus reducing this potential loss exposure. This hypothetical 10% change in fair value of these securities at December 31, 2000 and 1999 would not be material to the Company's financial position, results of operations or cash flows. The notional amount of option contracts was approximately $66 million and $103 million at December 31, 2000 and 1999, respectively. The fair value of such option contracts was not material to the Company's consolidated balance sheets at December 31, 2000 and 1999.

Financial Instruments Held For Purposes Other Than Trading
   The Company maintains investments primarily in mutual funds to fund the majority of the obligations under its deferred compensation plan, which is available to certain employees. These investments were approximately $70 million and $60 million at December 31, 2000 and 1999, respectively. Any decrease in the fair value of these investments would result in a comparable decrease in the deferred compensation plan obligation and would not affect the Company's financial position, results of operations or cash flows.

Debt Issuances
   At December 31, 2000, CSC had $718 million aggregate principal amount of Medium-Term Notes outstanding, with fixed interest rates ranging from 5.96% to 8.05%. At December 31, 1999, CSC had $455 million aggregate principal amount of Medium-Term Notes outstanding, with fixed interest rates ranging from 5.96% to 7.50%. At December 31, 2000 and 1999, U.S. Trust had $50 million Trust Preferred Capital Securities outstanding, with a fixed interest rate of 8.41%. In addition, at December 31, 2000 and 1999, U.S. Trust had $2 million and $13 million of FHLB borrowings outstanding, respectively. The FHLB borrowings had fixed interest rates ranging from 6.69% to 6.76% at December 31, 2000 and from 6.59% to 6.76% at December 31, 1999.
   The Company has fixed cash flow requirements regarding these long-term debt obligations due to the fixed rate of interest. The estimated fair value of these obligations at December 31, 2000 and 1999, based on estimates of market rates for debt with similar terms and remaining maturities, was $785 million and $498 million, respectively, which approximated their carrying amounts of $770 million and $518 million, respectively.

Net Interest Revenue Simulation
   The Company uses net interest revenue simulation modeling techniques to evaluate and manage the effect of changing interest rates. The simulation model (the model) includes all interest-sensitive assets and liabilities and Swaps utilized by U.S. Trust to hedge its interest rate risk. Key variables in the model include assumed margin loan and brokerage client cash balance growth, changes to the level and term structure of interest rates, the repricing of financial instruments, prepayment and reinvestment assumptions, loan, banking deposit, and brokerage client cash balance pricing and volume assumptions. The simulations involve assumptions that are inherently uncertain and as a result, the simulations cannot precisely estimate net interest revenue or precisely predict the impact of changes in interest rates on net interest revenue. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies, including changes in asset and liability mix.
   The simulations in the table below assume that the asset and liability structure of the consolidated balance sheet would not be changed as a result of the simulated changes in interest rates. As the Company actively manages its consolidated balance sheet and interest rate exposure, in all likelihood the Company would take steps to manage any additional interest rate exposure that could result from changes in the interest rate environment. During the second quarter of 2000, the Company revised the interest rate scenarios for the model to more closely reflect the risks inherent in the balance sheet resulting from the merger with USTC. The interest rate scenarios were changed from an immediate 100 basis point change to a gradual 200 basis point change in equal monthly increments over twelve months. The following table shows the results of a gradual 200 basis point increase or decrease in interest rates and the effect on simulated net interest revenue over the next twelve months at December 31, 2000 and 1999. The change in simulated net interest revenue sensitivity from 1999 to 2000 was primarily due to a decrease in margin loan balances as a percentage of assets and an increase in equity as a source of funding.

--------------------------------------------------------------------------------
Impact on Net Interest Revenue
Percentage Increase (Decrease)

December 31,                                                      2000     1999
--------------------------------------------------------------------------------
Increase of 200 basis points                                      6.9%     9.2%
Decrease of 200 basis points                                     (7.1%)   (9.2%)
================================================================================

   As demonstrated by the simulations presented, the Company manages the consolidated balance sheet to produce increases in net interest revenue when interest rates rise. This position partially offsets the potential for decreases in trading activity, and therefore commission revenue, that may result during periods of rising interest rates.
   The impact of the Company's hedging activities upon net interest revenue for the years ended December 31, 2000, 1999 and 1998 was immaterial to the Company's results of operations.

Legal and Compliance Risk
   Legal and compliance risk refers to the possibility that the Company will be found, by a court, arbitration panel or regulatory authority, not to have complied with an applicable legal or regulatory requirement. The Company may be subject to lawsuits or arbitration claims by clients, employees or other third parties in the different jurisdictions in which it conducts business. In addition, the Company is subject to extensive regulation by the SEC, the National Association of Securities Dealers, Inc., the NYSE, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Superintendent of Banks of the State of New York, and other federal, state and market regulators, as well as certain foreign regulatory authorities. New rules and changes in application of current rules could affect the Company's manner of operations and profitability. The Company attempts to mitigate legal and compliance risk through policies and procedures that it believes are reasonably designed to prevent or detect violations of applicable statutory and regulatory requirements (see note "19 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements). However, violations of applicable statutory and regulatory requirements could subject the Company and/or its directors, officers or employees to disciplinary proceedings or civil or criminal liability. Any such proceeding could cause a significant negative impact on the Company's business and operations.

BANK HOLDING COMPANY ACT REQUIREMENTS

   Upon completion of the Merger, CSC became a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Federal Reserve Board under the Act.
   The Gramm-Leach-Bliley Act (the GLB Act), which became effective in March 2000, permits qualifying bank holding companies to become financial holding companies and thereby affiliate with a far broader range of financial companies than has previously been permitted for a bank holding company. The GLB Act identifies several activities as financial in nature, including securities brokerage, underwriting, dealing in or making a market in securities, investment management services and insurance activities.

The Federal Reserve Board may impose limitations, restrictions, or prohibitions on the activities or acquisitions of a financial holding company if the Federal Reserve Board believes that the company does not have the appropriate financial and managerial resources to commence or conduct an activity, make an acquisition, or retain ownership of a company and the Federal Reserve Board may take actions as appropriate to enforce applicable federal law.
   Federal Reserve Board policy provides that a bank holding company generally should not pay cash dividends unless its net income is sufficient to fully fund the dividends and the Company's prospective retained earnings appear to be sufficient to meet the capital needs, asset quality and overall financial condition of the holding company and its depository institution subsidiaries.
   CSC's primary depository institution subsidiary is United States Trust Company of New York. The operations and financial condition of CSC's depository institution subsidiaries are subject to regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing: transactions with CSC and its non-depository institution subsidiaries, including loans and other extensions of credit, investments or asset purchases, or otherwise financing or supplying funds to CSC; dividends; investments; and aspects of CSC's operations. The federal banking agencies have broad powers to enforce these regulations, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. CSC, U.S. Trust and their U.S.-based insured depository institution subsidiaries must meet regulatory capital guidelines adopted by the federal banking agencies. The Federal Reserve Board has not indicated whether the guidelines will be modified with respect to a bank holding company, such as CSC, that also qualifies as a financial holding company. Under the Federal Deposit Insurance Act, the banking regulatory agencies are permitted or, in certain cases, required to take certain substantial restrictive actions with respect to institutions falling within one of the lowest three of five capital categories.
   To remain a financial holding company, each of CSC's depository institution subsidiaries must be well capitalized and well managed. In addition, each of CSC's insured depository institution subsidiaries must be rated "satisfactory" or better on the institutions' records of meeting the credit needs of their communities under the Community Reinvestment Act of 1977 in order for CSC to engage in new financial activities or, with certain limited exceptions, acquire a company engaged in financial activities. If CSC ceases to qualify as a financial holding company it will be subject to substantial additional restrictions on its activities.
   The Federal Reserve Board has not published consolidated capital requirements specific to financial holding companies. In January 2001, the federal bank agencies requested comment on a new Capital Accord proposed by the Basel Committee on Banking Supervision. Among other issues, the bank agencies have not determined the category of banks that would be subject to the Capital Accord and have requested comment generally on this question and on whether the Capital Accord should cover bank holding companies. The Company is evaluating how the Capital Accord will affect CSC at this time.
   Subject to limited exceptions, the privacy provisions of the GLB Act prohibit financial institutions from disclosing to unaffiliated third parties nonpublic personal information regarding consumers and require financial institutions to disclose consumer privacy policies. Federal law does not preempt state financial privacy laws that are stricter than the federal provisions. Schwab and U.S. Trust are amending their privacy policies and consumer disclosures to comply with the GLB Act and its implementing regulations. See note "18 - Regulatory Requirements" in the Notes to Consolidated Financial Statements.

LOOKING AHEAD

   During 2000, competition in financial services remained intense - a number of traditional and discount brokerage firms spent aggressively on their advertising and marketing programs, and many firms added new products and services. In addition, the trend of industry consolidation continued, particularly in retail brokerage and Nasdaq market making. Further, firms offering wealth management services continued to expand their marketing efforts. While this pattern of intensified competition is expected to continue in 2001, management believes that the Company's competitive advantages will enable the firm to pursue its strategy of attracting and retaining client assets. As described more fully in the Description of Business section above, these competitive advantages include: nationally recognized brands, a broad line of products and services offered at prices that management believes represent superior value, multi-channel delivery systems, and the commitment and skills necessary to invest in technology intended to empower clients and reduce costs. Additionally, the Company's significant level of employee ownership aligns the interests of management with those of stockholders.
   Management continues to believe that the key to sustaining the Company's competitive advantages will be its ability to combine people and technology in ways that provide investors with the access, information, guidance, advice and control they expect - as well as superior service - all at a lower cost than traditional providers of financial services. Accordingly, the Company expects to remain in direct competition with traditional, online and discount brokerage firms, investment management companies, banks and other providers of financial products and services.
   During 2001,  the Company  expects to sustain its
competitive advantages by providing its clients with expanded and enhanced services driven by evolving client needs. As clients continue to accumulate wealth, many will need more guidance in managing their financial affairs and the Company therefore expects to continue developing an enhanced help and advice offering for all clients, including more affluent investors. The Company intends to leverage U.S. Trust's highly personalized service model, research capabilities, trust and estate services, investment track record and reputation in wealth management services to help provide affluent investors, as well as independent investment managers and their clients, with access to a broad array of wealth management services. The Company also intends to leverage CyBerCorp's technological skills to provide actively trading investors with access to advanced order entry, routing and management technology, as well as to support the Company's ongoing role as a leader in the evolution of client access to the capital markets. The Company also expects to continue its process of selective international expansion.
   Capitalizing on and strengthening the Company's competitive advantages requires significant development spending and capital expenditures. While such outlays are expected to moderate in 2001 in light of prevailing market conditions and a substantial buildup in service capacity during the prior year, management continues to believe that these ongoing investments are critical to increasing the Company's market share and achieving its long-term financial objectives, which include annual growth in revenues of 20%, an after-tax operating profit margin of at least 12%, and a return on stockholders' equity of 20%.



------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Income                                                                The Charles Schwab Corporation
(In Thousands, Except Per Share Amounts)

Year Ended December 31,                                                              2000             1999             1998
------------------------------------------------------------------------------------------------------------------------------
Revenues
   Commissions                                                                    $2,294,145       $1,874,594       $1,318,103
   Asset management and administration fees                                        1,583,098        1,220,346          936,796
   Interest revenue, net of interest expense of $1,351,776 in 2000,
       $898,219 in 1999 and $773,998 in 1998                                       1,237,100          819,790          577,643
   Principal transactions                                                            570,207          500,496          286,754
   Other                                                                             103,101           71,193           58,574
------------------------------------------------------------------------------------------------------------------------------
      Total                                                                        5,787,651        4,486,419        3,177,870
------------------------------------------------------------------------------------------------------------------------------
Expenses Excluding Interest
   Compensation and benefits                                                       2,414,480        1,888,414        1,374,436
   Other compensation - merger retention programs                                     38,703
   Occupancy and equipment                                                           415,356          306,900          236,232
   Communications                                                                    353,044          278,509          216,389
   Advertising and market development                                                332,311          247,808          159,784
   Depreciation and amortization                                                     261,732          174,651          152,107
   Professional services                                                             254,549          184,470          114,097
   Commissions, clearance and floor brokerage                                        138,038          100,132           87,273
   Merger-related (1)                                                                 68,986
   Goodwill amortization                                                              45,544            6,419            6,443
   Other                                                                             233,435          200,201          153,471
------------------------------------------------------------------------------------------------------------------------------
      Total                                                                        4,556,178        3,387,504        2,500,232
------------------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                      1,231,473        1,098,915          677,638
Taxes on income                                                                      513,336          432,469          267,509
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                        $  718,137       $  666,446       $  410,129
==============================================================================================================================
Weighted-Average Common Shares Outstanding - Diluted (2)                           1,403,763        1,373,030        1,342,895
==============================================================================================================================
Earnings Per Share (2)
   Basic                                                                          $      .53       $      .51       $      .32
   Diluted                                                                        $      .51       $      .49       $      .31
==============================================================================================================================
Dividends Declared Per Common Share (2, 3)                                        $    .0407       $    .0373       $    .0360
==============================================================================================================================

All periods have been restated to reflect the merger of The Charles Schwab Corporation (CSC) with U.S. Trust Corporation
(USTC) except as noted.

(1)  Merger-related costs include professional fees, change in control related compensation expense and other expenses relating to the merger of CSC with USTC.
(2)  All periods have been restated for the May 2000 three-for-two common stock split.
(3)  Dividends declared per common share do not include dividends declared by USTC prior to the completion of the merger.

See Notes to Consolidated Financial Statements.




--------------------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheet                                                                  The Charles Schwab Corporation
(In Thousands, Except Per Share Amounts)

December 31,                                                                                     2000             1999
--------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                                                 $ 3,302,255      $ 2,612,451
   Cash and investments required to be segregated under federal or other regulations
      (including resale agreements of $7,002,252 in 2000 and $6,165,043 in 1999)              10,998,368        8,826,121
   Securities owned - at market value                                                          1,602,942        1,333,220
   Receivables from brokers, dealers and clearing organizations                                  348,199          484,247
   Receivables from brokerage clients - net                                                   16,332,113       17,060,222
   Loans to banking clients - net                                                              3,147,435        2,689,205
   Equipment, office facilities and property - net                                             1,132,602          678,208
   Goodwill - net                                                                                508,511           53,723
   Other assets                                                                                  781,544          584,715
--------------------------------------------------------------------------------------------------------------------------
      Total                                                                                  $38,153,969      $34,322,112
==========================================================================================================================
Liabilities and Stockholders' Equity
   Deposits from banking clients                                                             $ 4,209,415      $ 4,204,943
   Drafts payable                                                                                543,539          467,758
   Payables to brokers, dealers and clearing organizations                                     1,070,322        1,748,765
   Payables to brokerage clients                                                              25,714,691       23,422,592
   Accrued expenses and other liabilities                                                      1,277,030        1,243,121
   Short-term borrowings                                                                         339,031          141,157
   Long-term debt                                                                                770,229          518,000
--------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                       33,924,257       31,746,336
--------------------------------------------------------------------------------------------------------------------------
   Stockholders' equity:
      Preferred  stock - 9,940 shares  authorized;  $.01 par value per share;
          none issued
      Common stock - 2,000,000 shares authorized; $.01 par value per share;
          1,385,625 shares issued and outstanding in 2000 and 1,336,636 shares
          issued in 1999*                                                                         13,856           13,366
      Additional paid-in capital                                                               1,588,298          595,282
      Retained earnings*                                                                       2,713,094        2,144,683
      Treasury stock - 7,336 shares in 1999, at cost*                                                             (96,742)
      Employee stock ownership plans                                                                                 (967)
      Unamortized stock-based compensation                                                       (71,026)         (70,926)
      Accumulated other comprehensive loss                                                       (14,510)          (8,920)
--------------------------------------------------------------------------------------------------------------------------
           Total stockholders' equity                                                          4,229,712        2,575,776
--------------------------------------------------------------------------------------------------------------------------
                Total                                                                        $38,153,969      $34,322,112
==========================================================================================================================


All periods have been restated to reflect the merger of The Charles Schwab Corporation with U.S. Trust Corporation.

* All periods have been restated for the May 2000 three-for-two common stock split.

See Notes to Consolidated Financial Statements.




----------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Cash Flows                                                               The Charles Schwab Corporation
(In Thousands)

Year Ended December 31,                                                                 2000              1999             1998
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net income                                                                      $   718,137       $   666,446      $   410,129
     Adjustments to reconcile net income to net cash provided
       by operating activities:
         Depreciation and amortization                                                 261,732           174,651          152,107
         Goodwill amortization                                                          45,544             6,419            6,443
         Net amortization of premium on securities available for sale                    3,627             4,677            3,384
         Compensation payable in common stock                                           81,578            34,977           30,891
         Deferred income taxes                                                         (26,724)           (3,218)          (9,498)
         Tax benefits from stock options exercised and other stock-based
             compensation                                                              329,858           215,480           70,589
         Other                                                                           4,656             6,814            7,020
       Net change in:
         Cash and investments required to be segregated under federal
             or other regulations                                                   (2,218,395)        1,475,017       (3,500,320)
         Securities owned (excluding securities available for sale)                    (38,340)          (97,519)          40,454
         Receivables from brokers, dealers and clearing organizations                  130,863          (153,877)         (65,978)
         Receivables from brokerage clients                                            727,251        (7,419,482)      (1,893,821)
         Other assets                                                                 (109,586)          (29,133)           3,578
         Drafts payable                                                                 75,060           144,006           56,028
         Payables to brokers, dealers and clearing organizations                      (662,028)          329,423          298,411
         Payables to brokerage clients                                               2,328,866         5,317,093        5,010,081
         Accrued expenses and other liabilities                                        (12,713)          333,028          155,060
----------------------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                                 1,639,386         1,004,802          774,558
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Purchases of securities available for sale                                         (545,436)         (465,789)        (367,762)
   Proceeds from sales of securities available for sale                                 93,456            10,019
   Proceeds from maturities, calls and mandatory redemptions of securities
       available for sale                                                              227,016           413,454          429,929
   Net increase in loans to banking clients                                           (458,350)         (517,865)        (251,463)
   Purchase of equipment, office facilities and property - net                        (704,558)         (370,191)        (199,168)
   Cash payments for business combinations and investments,
       net of cash received                                                            (34,989)          (25,568)         (23,584)
----------------------------------------------------------------------------------------------------------------------------------
       Net cash used for investing activities                                       (1,422,861)         (955,940)        (412,048)
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Net increase in deposits from banking clients                                         4,472           790,152          340,889
   Net change in short-term borrowings                                                 197,874               232          (38,662)
   Proceeds from long-term debt                                                        311,000           144,000           30,000
   Repayment of long-term debt                                                         (58,903)          (44,853)         (44,531)
   Dividends paid                                                                      (62,366)          (61,107)         (56,041)
   Purchase of treasury stock                                                                            (53,924)        (208,353)
   Proceeds from stock options exercised and other                                      84,891            65,799           36,015
----------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                       476,968           840,299           59,317
----------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                            (3,689)            2,382             (160)
----------------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                                  689,804           891,543          421,667
Cash and Cash Equivalents at Beginning of Year                                       2,612,451         1,720,908        1,299,241
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                           $ 3,302,255       $ 2,612,451      $ 1,720,908
==================================================================================================================================

All periods have been restated to reflect the merger of The Charles Schwab Corporation with U.S. Trust Corporation.

See Notes to Consolidated Financial Statements.


----------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Stockholders' Equity                                                     The Charles Schwab Corporation
(In Thousands)

                                                                                                      Common
                                                                                                      Stock   Accumu-
                                                              Deferred                                Issued   lated
                                                              Compen-                     Unamortized   to     Other
                                                               sation            Employee   Stock-   Deferred  Compre-
                                        Additional              Stock             Stock     based     Compen-  hensive
                                Common   Paid-In     Retained   Trust  Treasury  Ownership  Compen-   sation   Income
                               Stock(1)  Capital    Earnings(1)  (2)     Stock    Plans     sation   Trust(2)  (Loss)      Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1997             $13,073 $  272,619  $1,191,103         $ (78,028) $(10,023) $(17,228)          $  4,747  $1,376,263
Comprehensive income:
 Net income                                           410,129                                                              410,129
 Foreign currency
  translation adjustment                                                                                           388         388
 Change in net unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                                                                       187         187
                                                                                                                        -----------
   Total comprehensive
    income                                                                                                                 410,704
Dividends declared on
 common stock                                         (56,519)                                                             (56,519)
Purchase of treasury
 stock                                                                 (208,353)                                          (208,353)
Stock options exercised,
 and shares and stock
 options issued under
 stock-based
 compensation plans                 10    (37,140)     (4,284)          189,075             (42,153)                       105,508
Issuance of shares for
 acquisitions                               2,917                         9,538                                             12,455
Cash paid in lieu of
 fractional shares as
 a result of the stock
 split                                                   (364)                                                                (364)
Amortization of stock-based
 compensation awards                                                                         15,499                         15,499
Principal payment by U.S.
 Trust Corporation ESOP                                                             3,481                                    3,481
ESOP shares released for
 allocation                                12,762         140                       1,681                                   14,583
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1998              13,083    251,158   1,540,205           (87,768)   (4,861)  (43,882)             5,322   1,673,257
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                           666,446                                                              666,446
 Foreign currency
  translation adjustment                                                                                         2,606       2,606
 Change in net unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                                                                   (16,848)    (16,848)
                                                                                                                        -----------
   Total comprehensive
    income                                                                                                                 652,204
Dividends declared on
 common stock                                         (61,868)                                                             (61,868)
Purchase of treasury
 stock                                                                  (53,924)                                           (53,924)
Deferred compensation
 liability settled by
 issuing common stock                1      2,404              $2,405                                $(2,405)                2,405
Stock options exercised,
 and shares and stock
 options issued under
 stock-based
 compensation plans                282    325,279        (140)           12,769             (54,072)                       284,118
Issuance of shares for
 acquisitions                              13,278                        32,181                                             45,459
Amortization of stock-based
 compensation awards                                                                         27,028                         27,028
Principal payment by U.S.
 Trust Corporation ESOP                                                             3,773                                    3,773
ESOP shares released for
 allocation                                 3,163          40                         121                                    3,324
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1999              13,366    595,282   2,144,683   2,405   (96,742)     (967)  (70,926)  (2,405)   (8,920)  2,575,776
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                           718,137                                                              718,137
 Foreign currency
  translation adjustment                                                                                       (15,213)    (15,213)
 Change in net unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                                                                     9,623       9,623
                                                                                                                        -----------
   Total comprehensive
    income                                                                                                                 712,547
Dividends declared on
 common stock                                         (57,746)                                                             (57,746)
Deferred compensation
 payable in common stock                        5                   5                                     (5)                    5
Stock options exercised,
 and shares and stock
 options issued under
 stock-based
 compensation plans                376    440,301         (50)              135             (37,020)                       403,742
Cash paid in lieu of
 fractional shares as
 a result of the stock
 split                                                   (469)                                                                (469)
Issuance of shares for
 acquisitions                      184    528,602         (59)               88                                            528,815
Retirement of treasury
 stock                             (70)    (5,009)    (91,440)           96,519
Amortization of stock-based
 compensation awards                                                                         36,920                         36,920
ESOP shares released for
 allocation                                29,117          38                         967                                   30,122
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 2000             $13,856 $1,588,298  $2,713,094  $2,410                      $(71,026) $(2,410) $(14,510) $4,229,712
===================================================================================================================================

All periods have been restated to reflect the merger of The Charles Schwab Corporation with U.S. Trust Corporation.

(1) All periods have been restated for the May 2000 three-for-two common stock split.
(2) Deferred compensation stock trust amounts are presented net on the Consolidated Balance Sheet.

See Notes to Consolidated Financial Statements.


                         The Charles Schwab Corporation
                   Notes to Consolidated Financial Statements
    (Tabular Amounts in Thousands, Except Per Share and Option Price Amounts)


1.  Basis of Presentation

The Company
   The consolidated  financial statements include The Charles Schwab Corporation
(CSC) and its majority-owned subsidiaries (collectively referred to as the Company). CSC is a financial holding company engaged, through its subsidiaries, in securities brokerage and related financial services. Charles Schwab & Co., Inc. (Schwab) is a securities broker-dealer with 384 domestic branch offices in 48 states, as well as branches in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. U.S. Trust Corporation (USTC, and with its subsidiaries collectively referred to as U.S. Trust) is an investment management firm that through its subsidiaries also provides fiduciary services and private banking services with 31 offices in 11 states. Other subsidiaries include Charles Schwab Europe (CSE), a retail securities brokerage firm located in the United Kingdom, Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, Schwab Capital Markets L.P. (SCM), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional clients, and CyBerCorp Holdings, Inc. (CyBerCorp), an electronic trading technology and brokerage firm providing Internet-based services to highly active, online investors.
   Investments in which the Company has significant influence, but owns less than a majority of the voting stock, are generally accounted for by the equity method. Certain items in prior years' financial statements have been reclassified to conform to the 2000 presentation. All material intercompany balances and transactions have been eliminated.

Merger with U.S. Trust Corporation
   On May 31, 2000, CSC completed its merger (the Merger) with USTC. Under the terms of the merger agreement, U.S. Trust became a wholly owned subsidiary of CSC and USTC shareholders received 5.1405 shares of CSC's common stock for each common share of USTC. The Merger was treated as a non-taxable stock-for-stock exchange and USTC's shareholders received approximately 112,000,000 shares of CSC's common stock. Upon completion of the Merger, CSC became a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements, included in this Annual Report, give retroactive effect to the Merger, which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if CSC and USTC had been operating as a combined entity during such periods. For the years ended December 31, 2000, 1999 and 1998, stockholders' equity and other per share information reflects the accounts of CSC and its subsidiaries as if the common stock issued to USTC shareholders had been issued during all of the periods presented. Dividends declared per common share do not include dividends declared by USTC prior to the completion of the Merger.
   The separate results of operations for U.S. Trust and the Company (excluding U.S. Trust) during the periods preceding the Merger that are included in the Company's consolidated statement of income are as follows:

--------------------------------------------------------------------------------
                                         (Unaudited)
                                        Three Months             Year Ended
                                            Ended                December 31,
                                       March 31, 2000        1999          1998
--------------------------------------------------------------------------------
Revenues:
  Company (excluding
   U.S. Trust)                            $1,571,876    $3,944,822    $2,736,221
  U.S. Trust                                 153,752       541,597       441,649
--------------------------------------------------------------------------------
   Combined                               $1,725,628    $4,486,419    $3,177,870
================================================================================
Net Income:
  Company (excluding
   U.S. Trust)                            $  284,247    $  588,877    $  348,462
  U.S. Trust                                  15,711        77,569        61,667
--------------------------------------------------------------------------------
   Combined                               $  299,958    $  666,446    $  410,129
================================================================================


2.  Significant Accounting Policies

Securities transactions: Clients' securities transactions are recorded on the date that they settle, while the related commission revenues and expenses are recorded on the date that the trade occurs. Principal transactions are recorded on a trade date basis.

Use of estimates: The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make certain estimates and assumptions that affect the reported amounts in the accompanying financial statements. Such estimates relate to useful lives of equipment, office facilities, buildings, goodwill and other intangible assets, capitalized internal-use software development costs, fair value of financial instruments, allowance for credit losses on banking loans, allowance for doubtful accounts of brokerage clients, retirement and postretirement benefits, future tax benefits and legal reserves. Actual results could differ from such estimates.

Cash and cash equivalents: The Company considers all highly liquid investments (including securities purchased under agreements to resell (resale agreements), money market funds, interest-bearing deposits with banks and federal funds sold) with maturities of three months or less that are not required to be segregated under federal or other regulations to be cash equivalents.

Cash  and  investments   required  to  be  segregated  under  federal  or  other
regulations consist primarily of resale agreements and certificates of deposit. Certificates of deposit are stated at cost, which approximates market.

Securities financing activities: Resale agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts plus accrued interest. The Company obtains possession of collateral with a market value equal to or in excess of the principal amount loaned and accrued interest under resale agreements. Collateral is valued daily by the Company, with additional collateral obtained or refunded when necessary.
   Securities borrowed and securities loaned are reported as collateralized financing transactions. Securities borrowed require the Company to deposit cash with the lender and are included in receivables from brokers, dealers and clearing organizations. For securities loaned, the Company receives collateral in the form of cash in an amount generally equal to the market value of securities loaned. Securities loaned are included in payables to brokers, dealers and clearing organizations. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded when necessary.

Securities owned include securities available for sale that are recorded at estimated fair value with unrealized gains and losses reported, net of taxes, in accumulated other comprehensive income (loss) included in stockholders' equity. Realized gains and losses from sales of securities available for sale are determined on a specific identification basis and are included in other revenues.
   Securities owned also include equity, fixed income and other securities, SchwabFunds money market funds and equity and bond mutual funds. These securities are recorded at estimated fair value with unrealized gains and losses included in principal transaction revenues.

Receivables from brokerage clients that remain unsecured for more than 30 days or partially secured for more than 90 days are fully reserved for, and are stated net of allowance for doubtful accounts.

Nonperforming assets included in the loan portfolio consist of financial instruments and other real estate owned where the Company has stopped accruing interest (non-accrual financial instruments). Interest accruals are discontinued when principal or interest is contractually past due ninety days or more unless collectibility of the loan is reasonably assured. In addition, interest accruals may be discontinued when principal or interest is contractually past due less than ninety days if, in the opinion of management, the amount due is not likely to be paid in accordance with the terms of the contractual agreement, even though the financial instruments are currently performing. Any accrued but unpaid interest previously recorded on a non-accrual financial instrument is reversed and recorded as a reduction of interest income. Interest received on non-accrual financial instruments is applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Non-accrual financial instruments are generally returned to accrual status only when all delinquent principal and interest payments become current and the collectibility of future principal and interest on a timely basis is reasonably assured.

Allowance for credit losses on banking loans is established through charges to income based on management's evaluation of the adequacy of the allowance for credit losses in the existing credit portfolio.
   The adequacy of the allowance is reviewed regularly by management, taking into consideration current economic conditions, the present loan portfolio composition, past loss experience and risks inherent in the credit portfolio, including the value of impaired loans.

Equipment, office facilities and property: Equipment and office facilities are depreciated on a straight-line basis over the estimated useful life of the asset of two to fifteen years. Buildings are depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the life of the lease. Software is amortized on a straight-line basis over an estimated useful life of three years. Equipment, office facilities, property and capitalized internal-use software development costs are stated at cost net of accumulated depreciation and amortization.

Goodwill, which represents the cost of acquired businesses in excess of the fair value of the related net assets acquired, is amortized on a straight-line basis over a period generally not to exceed fifteen years. Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Goodwill is stated at cost net of accumulated amortization of $79 million and $31 million at December 31, 2000 and 1999, respectively.

Estimated fair value of financial instruments: Substantially all of the Company's financial instruments are recorded at estimated fair value or amounts that approximate fair value.
   The fair value of securities, loans and long-term debt are estimated using quoted market prices, third-party pricing services, discounted cash flow analyses utilizing discount rates currently available for similar instruments, or other valuation techniques. Other equity securities where quoted market prices are not available are initially recorded at cost. The carrying value of such securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by listed market prices or transactions which directly affect the value of such securities.

Derivative financial instruments: As part of its asset and liability management activities, the Company uses interest rate swaps (Swaps) to mitigate the interest rate risk associated with nontrading-related balance sheet financial instruments. The Company utilizes Swaps solely as hedging instruments.
   Swaps that qualify as hedges are accounted for under the accrual method, whereby the interest component associated with Swaps is recognized over the life of the contract in net interest revenue and there is no recognition of unrealized gains and losses on Swaps in the consolidated balance sheet.
   Other derivative activities primarily consist of exchange-traded option contracts to reduce market risk on inventories in Nasdaq and exchange-listed securities. Options are recorded at market value in securities owned on the consolidated balance sheet, and gains and losses are included in principal transaction revenues.
   The Company plans to adopt Statement of Financial Accounting Standards (SFAS) No. 133 by January 1, 2001 which will impact the accounting for Swaps (see discussion below).

Foreign currency translation: Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date, while revenues and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments are included in other comprehensive income (loss).

Income taxes: The Company files a consolidated U.S. federal income tax return and uses the asset and liability method in recording income tax expense. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes, using currently enacted tax law.

Common stock split: Share and per share information presented in the financial statements and related notes have been restated to reflect the May 2000 three-for-two common stock split, effected in the form of a 50% stock dividend.

Accounting change: Statement of Position 98-1 - Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, was adopted by the Company effective January 1, 1999. This statement requires that certain costs incurred for purchasing or developing software for internal use be capitalized and amortized over the software's estimated useful life of three years. In prior years, the Company capitalized costs incurred for purchasing internal-use software, but expensed costs incurred for developing internal-use software. In accordance with this statement, prior years' financial statements were not adjusted to reflect this accounting change. Adoption of this statement resulted in the capitalization, net of amortization, of $93 million and $68 million of internal-use software development costs during 2000 and 1999, respectively, which increased net income by $55 million and $41 million, or $.04 and $.03 diluted earnings per share, respectively.

New accounting standards: SFAS No. 137, which amended the effective date of SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities, was issued in June 1999. SFAS No. 138, which also amended SFAS No. 133, was issued in June 2000. The Company plans to adopt SFAS No. 133 by January 1, 2001. This statement establishes accounting and reporting standards requiring that all derivative instruments are recorded on the balance sheet as either an asset or a liability, measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and such hedge accounting treatment is elected. On January 1, 2001, the Company will designate its Swaps as cash flow hedges of the interest rate risk associated with nontrading-related balance sheet financial instruments. Changes in the fair value of the Swaps will be initially recorded in accumulated other comprehensive income and will be reclassified into earnings when realized. The Company will record the transition adjustment to adopt this statement on January 1, 2001. The effect of this change in accounting principle as of the transition date will not have a material impact on the Company's financial position, results of operations, earnings per share or cash flows and also is not expected to have a material impact in the future.
   SFAS No. 140 - Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125, was issued in September 2000. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company adopted SFAS No. 140 in the fourth quarter of 2000 for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral and plans to adopt SFAS No. 140 by the second quarter of 2001 for transfers and servicing of financial assets and extinguishments of liabilities.

   In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101 (SAB 101) - Revenue Recognition in Financial Statements, as amended, which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. This bulletin specifies that revenue should not be recognized until it is realized or realizable and earned. The Company adopted SAB 101 in the fourth quarter of 2000.
   In July 2000, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board issued a consensus in EITF No. 00-16 - Recognition and Measurement of Employer Payroll Taxes on Employee Stock-Based Compensation (EITF No. 00-16), that requires an employer to recognize a liability and corresponding expense for employer payroll taxes on employee stock options on the date of exercise of the stock option. The Company adopted EITF No. 00-16 in the third quarter of 2000 on a prospective basis. Prior to adoption, the Company recorded an estimated liability for employer payroll taxes on employee stock options based on the number of "in the money" vested stock options outstanding at the end of each period. At December 31, 2000, the remaining accrued liability balance was $30 million. This liability balance will be reduced to zero over time as employer payroll taxes become payable on employee stock option exercises.
   The adoptions of SFAS No. 140, SAB 101 and EITF No. 00-16 did not have, and are not expected to have in the future, a material impact on the Company's financial position, results of operations, earnings per share or cash flows.


3.  Business Combinations

   Upon completion of the merger with USTC, the Company incurred merger-related costs of $50 million pre-tax, or $44 million after-tax, for change in control related compensation payable to U.S. Trust employees and professional fees. During 2000, merger-related costs totaled $69 million pre-tax, or $63 million after-tax. Merger-related costs are recorded separately on the consolidated statement of income. In addition, under the terms of the merger agreement, the Company established a retention program for all U.S. Trust employees, whereby the employees will receive cash compensation, contingent upon continued employment, at the end of the two-year period following the completion of the Merger. The Company is recognizing the $125 million cost of the cash component of the U.S. Trust retention program over this two-year period ending May 31, 2002. The cost of this program is recorded separately on the consolidated statement of income as other compensation expense - merger retention programs. In addition, under the terms of the merger agreement, U.S. Trust employees received an aggregate of 2,718,000 stock options, of which 50% vest at the end of the three-year period following the completion of the Merger and 50% vest at the end of the four-year period following the completion of the Merger.
   On March 1, 2000, the Company acquired CyBerCorp for $517 million in a non-taxable stock-for-stock exchange. Pursuant to the acquisition, CyBerCorp became a wholly owned subsidiary of CSC which resulted in 17,570,000 shares of CSC's common stock and 3,077,000 options to purchase CSC common stock being exchanged for all of the outstanding shares, options and equity rights of CyBerCorp. Because the acquisition is accounted for using the purchase method, the operating results of CyBerCorp are included in the consolidated results of the Company since the acquisition date. The historical results of CyBerCorp are not included in periods prior to the acquisition. The net assets acquired are recorded at fair value and the excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. The Company recorded intangible assets acquired of $512 million, including $482 million of goodwill. The goodwill is amortized on a straight-line basis over a period of ten years. Other intangible assets acquired, which consist primarily of purchased technology and total $30 million, are amortized on a straight-line basis over a period of three years.


4.  Securities Owned

   A summary of securities owned is as follows:

--------------------------------------------------------------------------------
December 31,                                                   2000         1999
--------------------------------------------------------------------------------
Securities available for sale                            $1,222,460   $  993,586
Equity and bond mutual funds                                140,430       92,515
SchwabFunds money market funds                              138,521      117,289
Equity, fixed income and other securities                   101,531      129,830
--------------------------------------------------------------------------------
   Total                                                 $1,602,942   $1,333,220
================================================================================

   The amortized cost, estimated fair value and gross unrealized gains and losses on securities available for sale are as follows:

--------------------------------------------------------------------------------
December 31,                                               2000             1999
--------------------------------------------------------------------------------
U.S. treasury securities:
   Amortized cost                                    $  156,791       $  178,068
   Aggregate fair value                              $  156,893       $  176,816
   Gross unrealized gains                            $      245       $       24
   Gross unrealized losses                           $      143       $    1,276
U.S. government sponsored agencies
   and corporations:
    Amortized cost                                      774,236          690,450
    Aggregate fair value                                776,273          672,103
    Gross unrealized gains                                6,391            2,507
    Gross unrealized losses                               4,354           20,854
State and municipal obligations:
   Amortized cost                                       134,330          119,633
   Aggregate fair value                                 135,410          117,936
   Gross unrealized gains                                 1,392              185
   Gross unrealized losses                                  312            1,882
Collateralized mortgage obligations(1):
   Amortized cost                                       129,459            5,185
   Aggregate fair value                                 129,408            5,209
   Gross unrealized gains                                   309               24
   Gross unrealized losses                                  360
Other securities:
   Amortized cost                                        32,988           22,086
   Aggregate fair value                                  24,476           21,522
   Gross unrealized gains                                   510              370
   Gross unrealized losses                                9,022              934
--------------------------------------------------------------------------------
Total securities available for sale:
   Amortized cost                                    $1,227,804       $1,015,422
   Aggregate fair value                              $1,222,460       $  993,586
   Gross unrealized gains                            $    8,847       $    3,110
   Gross unrealized losses                           $   14,191       $   24,946
================================================================================
(1) Collateralized by either GNMA, FNMA or FHLC obligations.

   The maturities of debt securities available for sale at December 31, 2000, and the related weighted-average yield on such debt securities are as follows:

--------------------------------------------------------------------------------
                                    Within     1 - 5   5 - 10  Over 10
                                    1 Year     Years    Years   Years      Total
--------------------------------------------------------------------------------
U.S. treasury securities          $151,276  $  5,515                  $  156,791
U.S. government sponsored
   agencies and corporations        73,902   517,940 $166,814 $15,580    774,236
State and municipal obligations     16,962    80,703   36,665            134,330
Collateralized mortgage
   obligations(1)                    5,636    58,893   37,445  27,485    129,459
Other debt securities                2,027    20,942               19     22,988
--------------------------------------------------------------------------------
Total at amortized cost            249,803   683,993  240,924  43,084  1,217,804
Estimated fair value               250,972   683,083  243,814  43,257  1,221,126
--------------------------------------------------------------------------------
Net unrealized gains (losses)     $  1,169  $   (910)$  2,890 $   173 $    3,322
================================================================================
Weighted-average yield(2)            6.10%     6.61%    7.41%   7.34%      6.69%
================================================================================
(1) Collateralized mortgage obligations have been allocated over maturity groupings based on contractual maturities. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.
(2) Yields have been computed by dividing annualized interest revenue, on a taxable equivalent basis, by the amortized cost of the respective securities at December 31, 2000.

   The components of net realized securities gains related to securities available for sale are as follows:

--------------------------------------------------------------------------------
December 31,                                              2000     1999     1998
--------------------------------------------------------------------------------
Gross realized gains from sales, calls
  and mandatory redemptions                              $ 988      $17       $4
Gross realized losses from sales, calls
  and mandatory redemptions                               (105)
--------------------------------------------------------------------------------
   Securities gains, net                                 $ 883      $17       $4
================================================================================

   Equity, fixed income and other securities include SCM's inventories in Nasdaq and other securities and Schwab's inventories in securities relating to its specialist and fixed income operations. The Company's positions in SchwabFunds money market funds arise from certain overnight funding of clients' redemption, check-writing and debit card activities. Equity and bond mutual funds include investments made by the Company for funding obligations under its deferred compensation plan and for overnight funding of certain SchwabFunds clients' transactions.
   Securities sold, but not yet purchased, of $30 million and $60 million at December 31, 2000 and 1999, respectively, consist of equity and other securities, and are recorded at market value in accrued expenses and other liabilities.


5.  Receivables from Brokerage Clients

   Receivables from brokerage clients consist primarily of margin loans to brokerage clients. Securities owned by brokerage clients are held as collateral for margin loans. Such collateral is not reflected in the consolidated financial statements. Receivables from brokerage clients are stated net of allowance for doubtful accounts of $11 million at both December 31, 2000 and 1999.

6.  Loans to Banking Clients and Related Allowance for Credit Losses

   An analysis of the composition of the loan portfolio is as follows:

--------------------------------------------------------------------------------
December 31,                                                    2000        1999
--------------------------------------------------------------------------------
Private banking:
  Residential real estate mortgages                       $2,248,566  $1,984,732
  Other                                                      849,505     663,977
--------------------------------------------------------------------------------
     Total private banking loans                           3,098,071   2,648,709
--------------------------------------------------------------------------------
Loans to financial institutions for purchasing
  and carrying securities                                     60,552      57,686
All other                                                      9,101       2,979
--------------------------------------------------------------------------------
  Total                                                   $3,167,724  $2,709,374
================================================================================

   Nonperforming assets consist of non-accrual loans of $1 million and $2 million at December 31, 2000 and 1999, respectively. The Company considers all non-accrual loans impaired. For 2000 and 1999, the impact of interest revenue which would have been earned on non-accrual loans versus interest revenue recognized on these loans was not material to the Company's results of operations.
   The amount of loans accruing interest that were contractually 90 days or more past due was less than $1 million at both December 31, 2000 and 1999.
   An analysis of the allowance for credit losses on the loan portfolio is as follows:

--------------------------------------------------------------------------------
                                                       2000      1999      1998
--------------------------------------------------------------------------------

Balance at beginning of year                        $20,169   $19,414   $18,294
--------------------------------------------------------------------------------
Private banking charge-offs                             (28)     (292)     (327)
--------------------------------------------------------------------------------
Recoveries:
  Private banking                                       148     1,047       800
  Other                                                                      47
--------------------------------------------------------------------------------
   Total recoveries                                     148     1,047       847
--------------------------------------------------------------------------------
Net recoveries                                          120       755       520
Provision charged to income                                                 600
--------------------------------------------------------------------------------
Balance at end of year                              $20,289   $20,169   $19,414
================================================================================

   The estimated fair value of the loan portfolio was $3.1 billion and $2.6 billion at December 31, 2000 and 1999, respectively.


7.  Equipment, Office Facilities and Property

   Equipment, office facilities and property are detailed below:

--------------------------------------------------------------------------------
December 31,                                                  2000          1999
--------------------------------------------------------------------------------
Land                                                    $   18,646    $   16,348
Buildings                                                  234,786       109,788
Leasehold improvements                                     378,247       281,669
Furniture and equipment                                    228,099       170,928
Telecommunications equipment                               165,645       126,778
Information technology equipment and software              800,871       552,067
Construction and software development
  in progress                                              181,358        56,932
--------------------------------------------------------------------------------
  Subtotal                                               2,007,652     1,314,510
Accumulated depreciation and amortization                  875,050       636,302
--------------------------------------------------------------------------------
  Total                                                 $1,132,602    $  678,208
================================================================================


8. Deposits from Banking Clients

   Deposits from banking clients consist of money market and other savings deposits, noninterest-bearing deposits and certificates of deposit. Deposits from banking clients are as follows:

--------------------------------------------------------------------------------
December 31,                                                  2000          1999
--------------------------------------------------------------------------------
Interest-bearing deposits                               $3,331,365    $2,957,691
Noninterest-bearing deposits                               878,050     1,247,252
--------------------------------------------------------------------------------
  Total                                                 $4,209,415    $4,204,943
================================================================================


9.  Payables to Brokers, Dealers and Clearing Organizations

   Payables to brokers, dealers and clearing organizations consist primarily of securities loaned of $900 million and $1.4 billion at December 31, 2000 and 1999, respectively. The cash collateral received from counterparties under securities lending transactions approximated the market value of the securities loaned.


10.  Payables to Brokerage Clients

   The principal source of funding for Schwab's margin lending is cash balances in brokerage client accounts. At December 31, 2000, Schwab was paying interest at 5.4% on $22.0 billion of cash balances in brokerage client accounts, which were included in payables to brokerage clients. At December 31, 1999, Schwab was paying interest at 4.5% on $19.6 billion of such cash balances.

11.  Short-term Borrowings

   CSC may borrow under its $1.2 billion committed, unsecured credit facility with a group of twenty-seven banks which is scheduled to expire in June 2001. CSC plans to establish a similar facility to replace this one when it expires. The funds under this facility are available for general corporate purposes and CSC pays a commitment fee on the unused balance of this facility. The financial covenants in this facility require CSC to maintain a minimum level of tangible net worth, and Schwab and SCM to maintain specified levels of net capital, as defined. This facility was unused in 2000 and 1999.
   To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines totaling $880 million at December 31, 2000 ($740 million of these lines are also available for CSC to use). The amount available to CSC under these lines is lower than the amount available to Schwab because the credit line provided by one of these banks is only available to Schwab, while the credit line provided by another one of these banks includes a sub-limit on credit available to CSC. There were no borrowings outstanding under these lines at December 31, 2000 and 1999.
   To satisfy the margin requirement of client option transactions with the Options Clearing Corporation (OCC), Schwab has unsecured letter of credit agreements with twelve banks in favor of the OCC aggregating $855 million at December 31, 2000. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at December 31, 2000 and 1999.
   Other short-term borrowings include federal funds purchased, securities sold under agreements to repurchase and other borrowed funds. At December 31, 2000 and 1999, these other short-term borrowings totaled $339 million and $106 million, respectively, with weighted-average interest rates ranging from 5.81% to 6.76% and 4.50% to 6.62%, respectively.
   Included in other short-term borrowings at December 31, 1999 was the utilization of $35 million of U.S. Trust's $80 million unsecured revolving credit facilities with a weighted-average interest rate of 6.62%. Upon completion of the merger of CSC with USTC, these facilities were terminated.


12.  Long-term Debt

   Long-term debt consists of the following:

December 31,                                                  2000          1999
--------------------------------------------------------------------------------
Senior Medium-Term Notes, Series A                        $718,000      $455,000
8.414% Trust Preferred Capital Securities                   50,000        50,000
Other                                                        2,229        13,000
--------------------------------------------------------------------------------
  Total                                                   $770,229      $518,000
================================================================================

   The $718 million aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes) outstanding at December 31, 2000 have maturities ranging from 2001 to 2010 and fixed interest rates ranging from 5.96% to 8.05%. The Medium-Term Notes carry a weighted-average interest rate of 7.26%.
   The Trust Preferred Capital Securities qualify as tier 1 capital under guidelines of the Federal Reserve Board and have no voting rights. Holders of the Trust Preferred Capital Securities are entitled to receive cumulative cash distributions semi-annually. The Company has the right to redeem the Trust Preferred Capital Securities prior to their stated maturity of February 1, 2027, on or after February 1, 2007, upon approval (if then required) of the Federal Reserve Board.
   The estimated fair value of long-term debt was $785 million and $498 million at December 31, 2000 and 1999, respectively.
   Annual maturities on long-term debt outstanding at December 31, 2000 are as follows:

--------------------------------------------------------------------------------
2001                                                                    $ 40,156
2002                                                                     114,027
2003                                                                     100,027
2004                                                                      80,519
2005                                                                      56,000
Thereafter                                                               379,500
--------------------------------------------------------------------------------
Total                                                                   $770,229
================================================================================

13.  Taxes on Income

   Income tax expense is as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                           2000         1999        1998
--------------------------------------------------------------------------------

Current:
   Federal                                    $475,483     $375,934    $241,420
   State                                        64,577       59,753      35,587
--------------------------------------------------------------------------------
      Total current                            540,060      435,687     277,007
--------------------------------------------------------------------------------
Deferred:
   Federal                                     (23,647)      (2,187)     (8,969)
   State                                        (3,077)      (1,031)       (529)
--------------------------------------------------------------------------------
      Total deferred                           (26,724)      (3,218)     (9,498)
--------------------------------------------------------------------------------
Total taxes on income                         $513,336     $432,469    $267,509
================================================================================

   The above amounts do not include tax benefits from the exercise of stock options and the vesting of restricted stock awards, which for accounting purposes are credited directly to additional paid-in capital. Such tax benefits reduced income taxes paid by $190 million in 2000, $215 million in 1999 and $71 million in 1998. The above amounts also do not include a tax benefit of $140 million in 2000 from the conversion of unexercised USTC stock options into shares of CSC's common stock. Additionally, the above deferred amounts do not include tax expenses or benefits related to intangible assets recorded in connection with the acquisition of CyBerCorp, and other comprehensive income
(loss).
   The temporary differences that created deferred tax assets and liabilities, included in other assets, and accrued expenses and other liabilities, are detailed below:

--------------------------------------------------------------------------------
December 31,                                                   2000        1999
--------------------------------------------------------------------------------
Deferred tax assets:
  Deferred compensation and employee benefits              $147,238    $108,968
  Reserves and allowances                                    46,937      39,150
  Trust and fiduciary activities                              7,826      10,698
  Property and equipment leasing                              6,432       7,007
  Asset valuation                                             6,315       3,248
  Net unrealized losses on securities
    available for sale                                        2,133       9,002
  Other                                                       7,376
--------------------------------------------------------------------------------
    Total deferred assets                                   224,257     178,073
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Capitalized internal-use software development
    costs                                                   (62,284)    (25,136)
  Depreciation and amortization                             (10,126)     (3,769)
  State and local taxes                                      (1,979)     (2,469)
  Other                                                                  (5,256)
--------------------------------------------------------------------------------
    Total deferred liabilities                              (74,389)    (36,630)
--------------------------------------------------------------------------------
Net deferred tax asset                                     $149,868    $141,443
================================================================================

   The Company determined that no valuation allowance against deferred tax assets at December 31, 2000 and 1999 was necessary.
   The effective income tax rate differs from the amount computed by applying the federal statutory income tax rate as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                  2000     1999     1998
--------------------------------------------------------------------------------
Federal statutory income tax rate                        35.0%    35.0%    35.0%
State income taxes, net of
   federal tax benefit                                    3.4      3.5      3.4
Goodwill amortization                                     1.3       .2       .2
Merger-related costs                                      1.3
Other                                                      .7       .7       .9
--------------------------------------------------------------------------------
   Effective income tax rate                             41.7%    39.4%    39.5%
================================================================================


14.  Employee Incentive and Deferred Compensation Plans

   The Company's employee incentive and deferred compensation plans consist of CSC's and U.S. Trust's plans that were in effect prior to the merger with USTC. The following summarizes such plans.

Stock Option Plans
   The Company's stock incentive plans provide for granting options to employees, officers and directors. Options are granted for the purchase of shares of common stock at an exercise price not less than market value on the date of grant, and expire within either eight or ten years from the date of grant. Options generally vest over a four-year period from the date of grant.

   The Company granted to all non-officer employees 11,339,000 options in 2000, 5,675,000 in 1999 and 5,217,000 in 1998(a).

   A summary of option activity follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                          2000                           1999 (a)                    1998 (a)
                                                ------------------------      ------------------------      ------------------------
                                                              Weighted-                     Weighted-                     Weighted-
                                                              Average                       Average                       Average
                                                  Number      Exercise          Number      Exercise         Number       Exercise
                                                of Options     Price          of Options     Price         of Options      Price
------------------------------------------------------------------------------------------------------------------------------------
 Outstanding at
   beginning of year                              90,388       $10.31          100,105       $ 5.10           97,726       $ 2.71
     Granted(1)                                   29,352       $26.27           18,805       $27.10           30,212       $10.03
     Exercised                                   (20,225)      $ 2.74          (25,882)      $ 2.15          (23,878)      $ 1.33
     Canceled                                     (2,649)      $20.15           (2,640)      $12.26           (3,955)      $ 6.41
------------------------------------------------------------------------------------------------------------------------------------
 Outstanding at
   end of year                                    96,866       $16.46           90,388       $10.31          100,105       $ 5.10
====================================================================================================================================
 Exercisable at
   end of year                                    37,914       $ 7.02           40,064       $ 3.71           51,802       $ 2.16
====================================================================================================================================
 Available for
   future grant at
   end of year                                    22,472                        37,128                        52,142
====================================================================================================================================
 Weighted-average
   fair value of
   options granted
   during the year(1)                           $  15.44                      $  12.34                      $   3.65
------------------------------------------------------------------------------------------------------------------------------------
(1)  In 2000, 3,077,000 options were granted and exchanged for outstanding options of CyBerCorp. The exercise prices for individual options granted retained the excess of the market value over the exercise price on each CyBerCorp option canceled.  The  weighted-average  exercise price of these options is $1.04 and the  weighted-average  fair value is
     $28.27. The remaining  26,275,000 options were granted with an exercise price equal to the fair market value of the
     Company's common stock on the date of grant. The weighted-average exercise price of these options is $29.23 and the weighted-average fair value is $13.93.

     In 1998,  5,400,000 options were granted with an exercise price greater than the fair market value of the Company's common  stock on the date of  grant.  The  weighted-average  exercise  price of these  options  is  $16.67  and the weighted-average fair value is $2.84. The remaining 24,812,000 options were granted with an exercise price equal to the fair market value of the Company's  common stock on the date of grant. The  weighted-average  exercise price of these options is $8.59 and the weighted-average fair value is $3.83.


--------
(a) 1999 and 1998 stock options were granted prior to the merger with USTC, and therefore did not include U.S. Trust employees.

   Options outstanding and exercisable are as follows:


------------------------------------------------------------------------------------------------------------------------------------
December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
                                                       Options Outstanding                                 Options Exercisable
                                          ---------------------------------------------             --------------------------------
                                                          Weighted-
                                                           Average            Weighted-                                   Weighted-
                                                          Remaining           Average                                     Average
          Range of                          Number       Contractual          Exercise                Number              Exercise
       Exercise Prices                    of Options   Life (in years)         Price                of Options             Price
------------------------------------------------------------------------------------------------------------------------------------

$ 1.00     to      $ 5.00                    18,494         4.4                $ 2.89                 18,406               $ 2.88
$ 5.01     to      $ 8.00                    17,220         6.8                $ 7.05                 10,180               $ 6.96
$ 8.01     to      $12.00                    13,458         7.2                $ 9.07                  5,934               $ 9.27
$12.01     to      $24.00                    11,072         7.8                $20.46                  1,648               $21.67
$24.01     to      $30.00                    24,122         9.4                $27.54                  1,148               $26.73
$30.01     to      $40.00                    12,500         9.2                $32.53                    598               $34.78
------------------------------------------------------------------------------------------------------------------------------------
$ 1.00     to      $40.00                    96,866         7.4                $16.46                 37,914               $ 7.02
====================================================================================================================================



   The following tables summarize U.S. Trust's option activities. On the closing date of the merger with USTC, 8,461,000 USTC stock options were converted into shares of CSC's common stock based upon the excess of the market value over the exercise price of the unexercised stock options as of that date, net of the number of shares required to satisfy the participant's payroll tax withholding obligation.


------------------------------------------------------------------------------------------------------------------------------------
                                                   2000                              1999                              1998
                                         -------------------------          ------------------------         -----------------------
                                                         Weighted-                         Weighted-                       Weighted-
                                                          Average                           Average                         Average
                                           Number        Exercise             Number       Exercise            Number      Exercise
                                         of Options        Price            of Options       Price           of Options      Price
------------------------------------------------------------------------------------------------------------------------------------

 Outstanding at
   beginning of year                       13,327         $ 8.39             11,694         $ 6.96             10,202         $ 5.84
     Granted                                                                  2,341         $14.86              1,983         $12.42
     Exercised                             (4,800)        $ 7.06               (601)        $ 5.37               (391)        $ 4.98
     Canceled                                 (66)        $ 7.32               (107)        $10.44               (100)        $ 8.78
     Converted
        into CSC's
        common stock                       (8,461)        $ 9.15
------------------------------------------------------------------------------------------------------------------------------------
 Outstanding at
   end of year                                                               13,327         $ 8.39             11,694         $ 6.96
====================================================================================================================================
 Exercisable at
   end of year                                                                5,382         $ 6.19              3,562         $ 5.23
====================================================================================================================================
 Available for
   future grant at
   end of year                                                                2,576                             4,484
====================================================================================================================================
 Weighted-average
   fair value of
   options granted
   during the year                                                          $  4.53                           $  3.01
====================================================================================================================================



   The fair value of each option granted is estimated as of the grant date using the Black-Scholes option-pricing model with the following assumptions:

--------------------------------------------------------------------------------
                                                Company(b)              USTC
                                           -------------------     -------------
                                           2000    1999   1998      1999    1998
--------------------------------------------------------------------------------
Dividend yield                             .40%    .50%   .65%     1.10%   2.60%
Expected volatility                         48%     46%    45%       29%     25%
Risk-free interest rate                    6.0%    5.5%   5.6%      4.6%    5.6%
Expected life (in years)                      5       5  5 - 8         5       5
--------------------------------------------------------------------------------

--------
(b) The assumptions for 1999 and 1998 relate to options granted prior to the merger with USTC which did not include U.S. Trust employees.

   The Company applies Accounting Principles Board Opinion No. 25 - Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the Company's options. Had compensation expense for the Company's options been determined based on the fair value at the grant dates for awards under those plans consistent with the fair value method of SFAS No. 123 - Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts presented below:

--------------------------------------------------------------------------------
Year Ended December 31,                              2000       1999        1998
--------------------------------------------------------------------------------
Net Income:                 As reported          $718,137   $666,446    $410,129
                            Pro forma            $606,084   $604,605    $379,035
================================================================================
Basic Earnings
  Per Share:                As reported          $    .53   $    .51    $    .32
                            Pro forma            $    .45   $    .46    $    .29
Diluted Earnings
  Per Share:                As reported          $    .51   $    .49    $    .31
                            Pro forma            $    .43   $    .44    $    .28
================================================================================

Restricted Stock Plans

The Company
   The Company's stock incentive plans provide for granting restricted stock awards to employees and officers. Restricted stock awards are restricted from sale and generally vest over a four-year period, but some vest based upon the Company achieving certain financial or other measures. The fair market value of shares associated with the restricted stock awards is recorded as unamortized stock-based compensation in stockholders' equity and is amortized to compensation expense over the vesting periods.
   Restricted stock information is as follows(c):

--------------------------------------------------------------------------------
                                                          2000     1999     1998
--------------------------------------------------------------------------------
Restricted stock awards                                  1,278    2,173    4,597
Average market price of awarded shares                 $ 27.73  $ 24.99  $  9.17
Restricted stock cancellations                             328      483      603
Restricted shares outstanding (at year end)              8,240    8,774    7,918
Restricted stock expense and amortization              $31,614  $24,617  $19,765
================================================================================

--------
(c) 1999 and 1998 restricted stock awards were granted prior to the merger with USTC, and therefore did not include U.S. Trust employees.

U.S. Trust
   Under the U.S. Trust Restricted Stock Unit Plan, the Company issues restricted stock units (RSUs). RSUs accrue dividend equivalent credits and generally cliff vest (the entire award typically vests at the end of a five-year vesting period) at which time they may be converted into common stock. The fair market value of the grant is amortized to compensation expense and recorded to additional paid in capital ratably over the vesting period.
   Upon completion of the merger with USTC, substantially all of USTC's RSUs were converted into CSC's common stock pursuant to the exchange ratio, net of the number of shares required to satisfy the participant's payroll tax withholding obligation.
   Restricted stock unit information is as follows:

--------------------------------------------------------------------------------
                                                      2000       1999       1998
--------------------------------------------------------------------------------
Restricted stock unit grants                           462        646        488
Average market price of granted units              $ 24.38     $15.22     $12.57
Restricted stock unit cancellations                     18        102         11
Restricted stock units outstanding
   (at year end)                                       692      1,768      1,209
Restricted stock unit amortization (1)             $18,590     $4,190     $2,560
================================================================================
(1) 2000 includes $14 million of accelerated amortization expense recognized upon completion of the merger with USTC and recorded on the consolidated statement of income as merger-related expense.

Other Deferred Compensation Plans

   The Company sponsors deferred compensation plans for both officers and non-employee directors. The Company's unfunded deferred compensation plan for officers permits participants to defer the payment of certain cash compensation. The deferred compensation liability was $119 million and $106 million at December 31, 2000 and 1999, respectively. The Company's unfunded deferred compensation plan for non-employee directors permits participants to defer receipt of all or a portion of their directors' fees and to receive either a grant of stock options, or upon ceasing to serve as a director, the number of shares of CSC's common stock that would have resulted from investing the deferred fee amount into CSC's common stock.
   In 1999, the Company issued 111,000 shares of CSC's common stock and placed such shares into a trust to settle the directors' deferred compensation liability. In accordance with EITF No. 97-14 - Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, assets of the trust are consolidated with those of the Company and the value of CSC's common stock held in the stock trust is classified in stockholders' equity in a manner similar to treasury stock. The shares and the corresponding obligation to directors are shown as separate components of stockholders' equity in the Company's consolidated statement of stockholders' equity.

15.  Retirement and Other Employee Benefit Plans

   The Company's retirement and other employee benefit plans consist of CSC's and U.S. Trust's plans that were in effect prior to the merger with USTC. The following summarizes such plans.

Employee Stock Ownership Plans

   The Company has a profit sharing and employee stock ownership plan (Profit Sharing Plan), including a 401(k) salary deferral component, for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense was $78 million in 2000, $74 million in 1999 and $46 million in 1998.
   In 1993, the Profit Sharing Plan borrowed $15 million from the Company to purchase approximately 15 million shares of CSC's common stock. In 2000, the final payment on the note receivable from the Profit Sharing Plan was received and all remaining shares were allocated to eligible participants. The note receivable had a balance of $1 million at December 31, 1999, bearing interest at 7.9%. Shares are released for allocation to eligible employees' accounts based on the proportion of principal and interest payments made during the year as compared to the total of these payments and the remaining principal and interest. In accordance with Statement of Position No. 93-6 - Employers' Accounting for Employee Stock Ownership Plans (the Statement), the fair value of shares released for allocation to employees through the employee stock ownership plan (ESOP) is recognized by the Company as compensation and benefits expense - $31 million in 2000, $3 million in 1999 and $15 million in 1998. At December 31, 1999, a $25 million accrued liability was recorded for 1999 retirement benefits and was contributed to the ESOP during the first half of 2000 for the purchase from CSC of newly issued shares of CSC's common stock. Only released ESOP shares are considered outstanding for basic and diluted earnings per share computations. Dividends on allocated shares and unallocated shares are charged to retained earnings and are used to make principal and interest payments on the ESOP note receivable, respectively. The unallocated shares are recorded as unearned ESOP shares included in employee stock ownership plans on the consolidated balance sheet. Under the "grandfather" provisions of the Statement, the Company did not apply the Statement to shares purchased by the ESOP prior to 1993.

   The ESOP(d) share information is as follows:

--------------------------------------------------------------------------------
December 31,                                                 2000           1999
--------------------------------------------------------------------------------
Allocated shares:
   Purchased prior to 1993                                 22,708         28,826
   Purchased in 1993 and after                             18,293         18,150
Shares released for allocation:
   Purchased in 1993 and after                              1,003            143
Unreleased shares:
   Purchased in 1993 and after                                               951
--------------------------------------------------------------------------------
Total ESOP shares                                          42,004         48,070
================================================================================
Fair value of unreleased shares                                          $24,239
================================================================================

--------
(d) The profit sharing plan and the ESOP were in place prior to the merger with USTC, and therefore did not include U.S. Trust employees.

   U.S. Trust sponsors a 401(k) Plan and ESOP covering all U.S. Trust employees who have met the specified service requirement. Effective January 1, 1999, U.S. Trust began matching certain employees' U.S. Trust 401(k) plan contributions in the form of common stock. Total contribution expense under the U.S. Trust 401(k) Plan was $4 million in 2000 and $3 million in 1999.
   In 1989 and 1988, the U.S. Trust ESOP borrowed a total of $27 million to purchase 7 million shares of common stock. The Company accounts for the U.S. Trust ESOP shares in accordance with Statement of Position No. 76-3 - Accounting Practices for Certain Employee Stock Ownership Plans. Accordingly, the loan to the U.S. Trust ESOP is recorded as a reduction to stockholders' equity included in employee stock ownership plans on the consolidated balance sheet. On February 1, 1999 the final payment on the U.S. Trust ESOP loan was made, and all remaining shares were allocated to eligible participants. ESOP compensation expense is based on the costs of the U.S. Trust ESOP shares and is recorded as shares are released and allocated to participants' accounts. ESOP compensation expense was $3 million in 1998. There was no ESOP compensation expense in 2000 and 1999. Dividends on allocated and unallocated U.S. Trust ESOP shares are used to make principal and interest payments on the U.S. Trust ESOP loans and are recorded as a reduction to retained earnings. U.S. Trust ESOP shares are allocated to participants' accounts ratably over the term of the loans. The Company receives a tax benefit for dividends paid on U.S. Trust ESOP shares. This tax benefit is recorded in the consolidated statement of income as a reduction to income tax expense. All shares held by the U.S. Trust ESOP are considered outstanding for basic and diluted earnings per share computations.
   At December 31, 2000 and 1999 the U.S. Trust ESOP held a total of 7,569,000 shares and 7,802,000 shares of common stock, respectively. Dividends on U.S. Trust ESOP shares used for debt repayment were less than $1 million in 1999 and $1 million in 1998.

   The U.S. Trust ESOP share information is as follows:

--------------------------------------------------------------------------------
December 31,                                                      2000      1999
--------------------------------------------------------------------------------
Allocated shares                                                 7,569     6,649
Shares released for allocation                                             1,153
--------------------------------------------------------------------------------
Total U.S. Trust ESOP shares                                     7,569     7,802
================================================================================

Other Benefit Plans
   The Company is the beneficiary of a life insurance program covering some of its employees. Under the program, the cash surrender value of insurance policies is recorded net of policy loans in other assets. During 1999, the Company repaid $65 million on the policy loans and received $65 million cash surrender value on the insurance policies. At both December 31, 2000 and 1999, policy loans totaled $15 million with interest rates of 8.4% and 8.2%, respectively.

Pension and Other Postretirement Benefits
   U.S. Trust provides a trusteed, noncontributory, qualified defined benefit pension plan to substantially all U.S. Trust employees. Benefits are based upon years of service, average compensation over the final years of service and the social security covered compensation. U.S. Trust uses the projected unit credit cost method to compute the vested benefit obligation, where the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled based on the employee's expected date of separation or retirement.
   In addition,  U.S.  Trust  provides  certain  health care and life  insurance benefits for all employees, certain qualifying retired employees and their dependents. Postretirement medical and life insurance benefits are accrued during the years that the employee renders service to reflect the expected cost of providing health care and life insurance and other benefits to an employee upon retirement.
   The following table summarizes the components of retirement and postretirement benefit expenses (credits), the funded status of U.S. Trust's qualified retirement plan, changes in the benefit obligations related to these plans and the major assumptions used to determine these amounts.


------------------------------------------------------------------------------------------------------------------------------------
                                            2000                               1999                              1998
                            ----------------------------------  ---------------------------------  ---------------------------------
                              Pension      Health &               Pension     Health &              Pension     Health &
                                Plan         Life      Total        Plan        Life      Total       Plan        Life      Total
------------------------------------------------------------------------------------------------------------------------------------
Components of expense
(credit):
  Service cost and
    expenses                $   8,161    $    178    $  8,339   $   9,119   $    238    $  9,357   $  6,617    $    278   $  6,895
  Interest cost                15,621       1,515      17,136      14,601      1,394      15,995     14,077       1,779     15,856
  Amortization of prior
    service cost                   87        (391)       (304)         87       (391)       (304)       177        (391)      (214)
  Actual return on plan
    assets                     (9,267)                 (9,267)    (84,668)               (84,668)   (46,341)               (46,341)
  Other net amortizations
    and deferrals             (24,962)                (24,962)     58,987         34      59,021     30,541      (6,759)    23,782
  Special termination
    benefits charge                                                   193                    193
------------------------------------------------------------------------------------------------------------------------------------
    Net expense
      (credit)(1)           $ (10,360)   $  1,302    $ (9,058)  $  (1,681)  $  1,275    $   (406)  $  5,071    $ (5,093)  $    (22)
------------------------------------------------------------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan
    assets at
    beginning of year       $ 366,788                           $ 291,128                          $253,442
  Actual return on plan
    assets                      9,267                              84,668                            46,341
  Employer
    contribution                         $    967                           $  1,630                           $  1,666
  Benefits and expenses
    paid                       (6,934)       (967)                 (9,008)    (1,630)                (8,655)     (1,666)
------------------------------------------------------------------------------------------------------------------------------------
  Fair value of plan
    assets at end of year   $ 369,121                           $ 366,788                          $291,128
------------------------------------------------------------------------------------------------------------------------------------
Change in benefit
  obligation:
  Benefit obligation at
    beginning of year       $ 200,387    $ 19,001               $ 220,715   $ 20,821               $192,352    $ 31,940
  Service cost                  7,961         178                   8,919        238                  6,417         278
  Interest cost                15,621       1,515                  14,601      1,394                 14,077       1,779
  Actuarial (gain) loss        (5,877)         58                 (34,850)    (1,822)                16,327     (11,510)
  Benefits paid                (6,782)       (967)                 (8,717)    (1,630)                (8,458)     (1,666)
  Amendments                                                         (474)
  Special termination
    benefits charge                                                   193
------------------------------------------------------------------------------------------------------------------------------------
  Benefit obligation at
    end of year             $ 211,310    $ 19,785               $ 200,387   $ 19,001               $220,715    $ 20,821
-----------------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) cost:
  Excess of plan assets
    over benefit
    obligation              $ 157,811    $(19,785)              $ 166,401   $(19,001)              $ 70,413    $(20,821)
  Amount contributed
    10/1 through 12/31                        258
  Unrecognized cumulative
    net (gains) losses       (119,753)     (1,203)               (136,391)   (1,261)                (40,246)        595
  Unrecognized prior
    service cost                  892      (1,191)                    978    (1,582)                  1,539      (1,973)
  Unrecognized net
    liability (asset) at
    date of initial
    application                (2,399)                             (4,797)                           (7,196)
-----------------------------------------------------------------------------------------------------------------------------------
  Prepaid (accrued)
    cost                    $  36,551    $(21,921)              $  26,191   $(21,844)              $ 24,510    $(22,199)
-----------------------------------------------------------------------------------------------------------------------------------
Discount rate                    8.00%       8.00%                   8.00%      8.00%                  6.75%       6.75%
Rate of increase
  in salary (2)                  6.10%       6.10%                   6.00%      6.00%                  6.00%       6.00%
Health care cost
  trend rate                      N/A        8.00%                    N/A       8.50%                   N/A        9.00%
Expected rate of return
  on plan assets                 9.00%        N/A                    9.00%       N/A                   9.00%        N/A
------------------------------------------------------------------------------------------------------------------------------------
(1)  The pension expense (credit) and postretirement benefit expense (credit) are determined using the assumptions as of the beginning of the year. The benefit obligations and the funded status are determined using the assumptions as of the end of the year.
(2)  The rate of  increase  in  compensation  is  based on an  age-related  table  with  assumed  rates of  increase  in compensation ranging from 9.0% to 3.5%. The amount shown is the average assumed rate of increase for the given plan year.
N/A  Not applicable.

                                                         - 37 -




   The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 8.0% in 2000, decreasing gradually to 5.5% in the year 2005. A one percentage point change in the assumed health care cost trend rates would have the following effects:

--------------------------------------------------------------------------------
                                                       2000      1999      1998
--------------------------------------------------------------------------------
Effect on total of service and
   interest cost components:
     1% increase                                      $  10     $  17     $  26
     1% decrease                                      $  (9)    $ (16)    $ (26)
Effect on postretirement benefit obligation:
     1% increase                                      $ 133     $ 208     $ 317
     1% decrease                                      $(122)    $(217)    $(333)
--------------------------------------------------------------------------------


16.  Accumulated Other Comprehensive Income (Loss)

   Accumulated other comprehensive income (loss) represents cumulative gains and losses that are not reflected in earnings. The components of accumulated other comprehensive income (loss) are as follows:

--------------------------------------------------------------------------------
                                                        2000      1999      1998
--------------------------------------------------------------------------------
Foreign currency translation
  adjustment:
    Beginning balance                                $  3,914  $  1,308   $  920
    Change during the year                            (15,213)    2,606      388
--------------------------------------------------------------------------------
    Ending balance                                   $(11,299) $  3,914   $1,308
================================================================================
Net unrealized gain (loss) on
  securities available for sale,
  net of tax:
    Beginning balance                                $(12,834) $   4,014  $3,827
    Change during the year                              9,623   (16,848)     187
--------------------------------------------------------------------------------
    Ending balance                                   $ (3,211) $(12,834)  $4,014
================================================================================
Total accumulated other comprehensive
  income (loss), net of tax:
    Beginning balance                                $ (8,920) $  5,322   $4,747
    Change during the year                             (5,590)  (14,242)     575
--------------------------------------------------------------------------------
    Ending balance                                   $(14,510) $ (8,920)  $5,322
================================================================================


17.  Earnings Per Share

   Basic earnings per share (EPS) excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential reduction in EPS that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Earnings per share under the basic and diluted computations are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                           2000         1999         1998
--------------------------------------------------------------------------------
Net income                                  $  718,137   $  666,446   $  410,129
================================================================================
Weighted-average common
  shares outstanding - basic                 1,359,433    1,310,444    1,287,460
Common stock equivalent shares
  related to stock incentive plans              44,330       62,586       55,435
--------------------------------------------------------------------------------
Weighted-average common
  shares outstanding - diluted               1,403,763    1,373,030    1,342,895
================================================================================
Basic earnings per share                    $      .53   $      .51   $      .32
================================================================================
Diluted earnings per share                  $      .51   $      .49   $      .31
================================================================================

   The computation of diluted EPS for the years ended December 31, 2000, 1999 and 1998, respectively, excludes outstanding stock options to purchase 12,510,000, 8,069,000 and 30,340,000 shares, respectively, because the exercise prices for those options were greater than the average market price of the common shares, and therefore the effect would be antidilutive.


18.  Regulatory Requirements

   Upon completion of the merger with USTC, CSC became a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the Act).
   The Gramm-Leach-Bliley Act (the GLB Act), which became effective in March 2000, permits qualifying bank holding companies to become financial holding companies and thereby affiliate with a far broader range of financial companies than has previously been permitted for a bank holding company. The GLB Act identifies several activities as financial in nature, including securities brokerage, underwriting, dealing in or making a market in securities, investment management services and insurance activities. The Federal Reserve Board may impose limitations, restrictions, or prohibitions on the activities or acquisitions of a financial holding company if the Federal Reserve Board believes that the company does not have the appropriate financial and managerial resources to commence or conduct an activity, make an acquisition, or retain ownership of a company and the Federal Reserve Board may take actions as appropriate to enforce applicable federal law.
   Federal Reserve Board policy provides that a bank holding company generally should not pay cash dividends unless its net income is sufficient to fully fund the dividends and the Company's prospective retained earnings appear to be sufficient to meet the capital needs, asset quality and overall financial condition of the holding company and its depository institution subsidiaries.
   CSC's primary depository institution subsidiary is United States Trust Company of New York (U.S. Trust NY). The operations and financial condition of CSC's depository institution subsidiaries are subject to regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing: transactions with CSC and its non-depository institution subsidiaries, loans and other extensions of credit, investments or asset purchases, or otherwise financing or supplying funds to CSC; dividends; investments; and aspects of CSC's operations. The federal banking agencies have broad powers to enforce these regulations, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. CSC, U.S. Trust and their U.S.-based insured depository institution subsidiaries must meet regulatory capital guidelines adopted by the federal banking agencies. Under the Federal Deposit Insurance Act, the banking regulatory agencies are permitted or, in certain cases, required to take certain substantial restrictive actions with respect to institutions falling within one of the lowest three of five capital categories.
   Under the Act, the Federal Reserve Board has established consolidated capital requirements for bank holding companies. CSC is subject to those guidelines. The GLB Act prohibits the Federal Reserve Board from imposing capital requirements on functionally regulated non-depository institution subsidiaries of a financial holding company, such as broker-dealers and investment advisors.
   The Company's, U.S. Trust's and U.S. Trust NY's regulatory capital and ratios are as follows:

--------------------------------------------------------------------------------
                                                 2000                 1999
                                         ------------------    -----------------
December 31,                               Amount  Ratio(1)     Amount  Ratio(1)
--------------------------------------------------------------------------------
Tier 1 Capital:
  Company                                $3,677,974   14.6%    $2,500,831  11.0%
  U.S. Trust                             $  556,471   20.3%    $  272,044  11.8%
  U.S. Trust NY                          $  370,180   16.7%    $  186,360   9.7%
Total Capital:
  Company                                $3,709,756   14.7%    $2,532,352  11.2%
  U.S. Trust                             $  576,760   21.0%    $  292,213  12.7%
  U.S. Trust NY                          $  387,995   17.5%    $  204,153  10.7%
Leverage:
  Company                                $3,677,974   10.4%    $2,500,831   7.3%
  U.S. Trust                             $  556,471   11.1%    $  272,044   6.2%
  U.S. Trust NY                          $  370,180    9.4%    $  186,360   5.4%
--------------------------------------------------------------------------------
(1) Minimum tier 1 capital, total capital and tier 1 leverage ratios are 4%, 8% and 3%-5%, respectively, for bank holding companies and banks. Each of CSC's other depository institution subsidiaries exceed the well-capitalized standards set forth by the banking regulatory authorities.

   Based on their respective regulatory capital ratios at December 31, 2000 and 1999, the Company, U.S. Trust and U.S. Trust NY are well capitalized (the highest category). There are no conditions or events that management believes have changed the Company's, U.S. Trust's and U.S. Trust NY's well-capitalized status. The capital of the Company, U.S. Trust and U.S. Trust NY exceeded minimum requirements at December 31, 2000.
   To remain a financial holding company, each of CSC's depository institution subsidiaries must be well capitalized and well managed. In addition, each of CSC's insured depository institution subsidiaries must be rated "satisfactory" or better on the institutions' records of meeting the credit needs of their communities under the Community Reinvestment Act of 1977 in order for CSC to engage in new financial activities or, with certain limited exceptions, acquire a company engaged in financial activities.
   CSC's depository institution subsidiaries are required, under federal regulations, to maintain reserve balances at the Federal Reserve Bank based on deposit levels. These amounts are included in cash and investments required to be segregated under federal or other regulations. The average balances were $55 million in 2000 and $39 million in 1999.
   Schwab and SCM are subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the Rule). Schwab and SCM compute net capital under the alternative method permitted by this Rule. This method requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from client transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and SCM is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 2000, Schwab's net capital was $1.7 billion (11% of aggregate debit balances), which was $1.4 billion in excess of its minimum required net capital and $913 million in excess of 5% of aggregate debit balances. At December 31, 2000, SCM's net capital was $36 million, which was $35 million in excess of its minimum required net capital.
   Schwab, SCM and CSE had portions of their cash and investments segregated for the exclusive benefit of clients at December 31, 2000, in accordance with applicable regulations. The amount held on deposit in the reserve bank account at December 31, 1999 exceeded cash and investments required to be segregated under federal or other regulations by approximately $200 million. This excess is included in cash and cash equivalents.

19.  Commitments and Contingent Liabilities

   The  Company  has  noncancelable   operating  leases  for  office  space  and
equipment. Future minimum rental commitments, including guaranteed residual values under these leases, at December 31, 2000 are as follows:

--------------------------------------------------------------------------------
2001                                                                  $  249,963
2002                                                                     225,424
2003                                                                     177,046
2004                                                                     171,546
2005                                                                     338,603
Thereafter                                                               654,546
--------------------------------------------------------------------------------
Total                                                                 $1,817,128
================================================================================

   Certain leases contain provisions for renewal options, purchase options and rent escalations based on increases in certain costs incurred by the lessor. The Company has provided a residual value guarantee of approximately $200 million to one of its lessors in the event the leased property is sold and the proceeds on the sale are below the guarantee. Rent expense was $298 million in 2000, $218 million in 1999 and $164 million in 1998.
   The Company may, under certain circumstances, be required to make additional capital contributions pursuant to joint venture agreements with The Tokio Marine Fire Insurance Co., Limited and certain of its related companies, including contributions to assure that Charles Schwab Tokio Marine Securities Co., Ltd. is in compliance with regulatory requirements regarding capital adequacy.
   On November 9, 2000, a federal district court in New Orleans, Louisiana entered a Final Order and Judgment dismissing two payment for order flow and best execution class action lawsuits against Schwab that have been pending since 1995. The judgment precludes members of the class from asserting any other claims against Schwab on payment for order flow or best execution issues for the period 1985 through July 1999. The judgment of dismissal was entered into after the court approved a settlement of the two cases following a fairness hearing that was held in May 2000. The lawsuits, which were filed on behalf of a class consisting of all individuals nationwide who purchased or sold securities through Schwab from 1985 until July 1999, alleged that Schwab improperly retained monetary payments for routing orders to market makers and other third parties, and did not provide best execution to client orders. Prior to the settlement, Schwab vigorously contested the allegations. However, in the interests of avoiding the expense of further litigation, in June 1999 Schwab agreed to settle the cases for certain non-monetary relief. In addition, Schwab agreed, and the court approved, the payment of up to $900,000 in plaintiffs' attorneys' fees and costs. In response to the entry of judgment, four similar payment for order flow and best execution class action lawsuits against Schwab, which had been consolidated in federal court in the Northern District of California, were voluntarily dismissed. The plaintiffs' attorneys in those cases, who had objected to the settlement of the Louisiana cases, have filed a notice of appeal of the judgment of dismissal that was entered by the federal court in Louisiana on November 9, 2000.
   In December 1998, a class action complaint was filed against U.S. Trust Company, N.A. (USTC, N.A.) in the U.S. District Court for the Southern District of Texas. The suit alleged that USTC, N.A., in its capacity as trustee, breached its fiduciary duty to the MidCon Corp.'s Employee Stock Ownership Plan (MidCon
ESOP) in connection with Occidental Petroleum Corporation's (Occidental) sale of its subsidiary, MidCon Corp., to KN Energy, Inc., in December 1997. The complaint sought damages exceeding $200 million. The court certified a class consisting of the participants in the MidCon ESOP. On December 12, 2000, the parties agreed, in writing, to settle the case. Under the terms of the settlement, Occidental agreed to make certain payments to plaintiffs and their attorneys, but USTC, N.A., which under certain circumstances is indemnified by Occidental, will not make any payment. On December 18, 2000, the court entered an order preliminarily approving settlement and authorized the sending of notice to the class members. The final hearing to approve the settlement is scheduled for March 2001.
   In March 2000, three purported class action complaints were filed against USTC, N.A., all of which are now pending in the U.S. District Court for the Middle District of Louisiana. All three suits are brought on behalf of participants in an employee stock ownership plan (the Plan) sponsored by United Companies Financial Corporation (United Companies), which is currently in chapter 11 bankruptcy proceedings in Delaware. Plaintiffs allege that USTC, N.A., which acted as directed trustee of the Plan, breached its fiduciary duties under the Employee Retirement Income Security Act of 1974 by failing to diversify the assets of the Plan. Damages have not yet been specified. In October 2000, the court declined to grant a motion to dismiss the case at that time, and ordered that the three purported class action complaints be consolidated. In November 2000, the plaintiffs filed a consolidated complaint which USTC, N.A. has answered, denying all liability. USTC, N.A. intends to vigorously defend against these claims.
   The nature of the Company's business subjects it to claims, lawsuits, regulatory examinations and other proceedings in the ordinary course of business. The ultimate outcome of the legal proceedings described above and the various other lawsuits, arbitration proceedings, and claims pending against the Company cannot be determined at this time, and the results of these legal proceedings cannot be predicted with certainty. There can be no assurance that these legal proceedings will not have a material adverse effect on the Company's results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the Company's financial condition and results of operations. However, it is the opinion of management, after consultation with outside legal counsel, that the ultimate outcome of these actions will not have a material adverse impact on the financial condition or operating results of the Company.


20.  Financial Instruments with Off-Balance-Sheet and Credit Risk

   Through Schwab and SCM, the Company loans client securities temporarily to other brokers in connection with its securities lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities or provide additional cash collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its client obligations. The Company mitigates this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned on a daily basis and by requiring additional cash as collateral when necessary.
   The Company is obligated to settle transactions with brokers and other financial institutions even if its clients fail to meet their obligations to the Company. Clients are required to complete their transactions on settlement date, generally three business days after trade date. If clients do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring deposits from clients in excess of amounts prescribed by regulatory requirements for certain types of trades.
   Schwab provides margin loans to its clients which are collateralized by securities in their brokerage accounts. These clients have agreed to allow
Schwab to sell or repledge those securities in accordance with federal regulations. At December 31, 2000, Schwab was allowed, under such regulations, to sell or repledge securities with a fair market value of $22.3 billion. At December 31, 2000, the fair market value of Schwab's client securities pledged in securities lending transactions to other broker-dealers was $864 million and the fair market value of Schwab's client securities pledged to fulfill the short sales of its clients was $477 million. At December 31, 2000, the fair market value of Schwab's client securities pledged to fulfill Schwab's and SCM's proprietary short sales was $27 million. Schwab has pledged a portion of its securities owned in order to fulfill the short sales of clients and in connection with securities lending transactions to other broker-dealers. At December 31, 2000, the fair market value of these pledged securities was not material to the Company's consolidated balance sheet.
   In the normal course of its margin lending activities, Schwab may be liable for the margin requirement of client margin securities transactions. As clients write option contracts or sell securities short, the Company may incur losses if the clients do not fulfill their obligations and the collateral in client accounts is not sufficient to fully cover losses which clients may incur from these strategies. To mitigate this risk, the Company monitors required margin levels daily and clients are required to deposit additional collateral, or reduce positions, when necessary.
   In its capacity as market maker, SCM maintains inventories in Nasdaq securities on both a long and short basis. While long inventory positions represent SCM's ownership of securities, short inventory positions represent SCM's obligations to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to SCM as market values of securities fluctuate. Also, Schwab maintains inventories in exchange-listed securities on both a long and short basis relating to its specialist and fixed income operations and could incur losses or gains as a result of changes in the market value of these securities. To mitigate the risk of losses, long and short positions are marked to market daily and are monitored by management to assure compliance with limits established by the Company. Additionally, the Company may purchase exchange-traded option contracts to reduce market risk on these inventories. The notional amount of such derivatives was $66 million and $103 million at December 31, 2000 and 1999, respectively. The estimated fair value of such derivatives was not material to the Company's consolidated balance sheets at December 31, 2000 and 1999.
   Schwab and U.S. Trust enter into collateralized resale agreements principally with other broker-dealers, which could result in losses in the event the counterparty to the transaction does not purchase the securities held as collateral for the cash advanced and the market value of these securities declines. To mitigate this risk, Schwab requires that the counterparty deliver securities to a custodian, to be held as collateral, with a market value in excess of the resale price. Schwab also sets standards for the credit quality of the counterparty, monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate. At December 31, 2000, the fair value of collateral received in connection with resale agreements that is available to be repledged or sold is $7.3 billion.
   At December 31, 2000 and 1999, financial instruments in the amount of $421 million and $208 million, respectively, were pledged to secure public deposits, to qualify for fiduciary powers and for other purposes or as collateral for borrowings. Included in the above amount at December 31, 2000, the fair value of collateral pledged under repurchase agreements that is available to be repledged or sold by the counterparties is $101 million.
   In the normal course of business, U.S. Trust enters into various transactions involving off-balance sheet financial instruments to meet the needs of its clients and to reduce its own exposure to interest rate risk. The credit risk associated with these instruments varies depending on the creditworthiness of the client and the value of any collateral held. Collateral requirements vary by type of instrument. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.
   Credit-related financial instruments include firm commitments to extend credit (firm commitments) and standby letters of credit. Firm commitments are legally binding agreements to lend to a client that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of U.S. Trust's firm commitments are related to mortgage lending to private banking clients. Firm commitments totaled $429 million and $307 million at December 31, 2000 and 1999, respectively. Standby letters of credit are conditional commitments issued by U.S. Trust to guarantee the performance of a client to a third party. Standby letters of credit outstanding at December 31, 2000 and 1999 amounted to $78 million and $80 million, respectively. Standby letters of credit are generally partially or fully collateralized by cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities) and other assets.
   As part of its overall asset and liability management process, U.S. Trust utilizes Swaps as hedges of the interest rate risk associated with nontrading-related balance sheet financial instruments. The market values of Swaps can vary depending on movements in interest rates. The amounts at risk upon default are generally limited to the unrealized market value gains of the Swaps, if any. The risk of default depends on the creditworthiness of the counterparty. U.S. Trust evaluates the creditworthiness of its counterparties as part of its normal credit review procedures. At December 31, 2000 and 1999, the Company was a counterparty to Swaps with a total notional principal amount of $1.0 billion and $1.1 billion, respectively. Outstanding Swaps had a weighted-average maturity of approximately 3.3 years at both December 31, 2000 and 1999. The estimated fair value of the Swaps was not material to the Company's consolidated balance sheets at December 31, 2000 and 1999.


21.  Segment Information

   Segments are defined as components of a company in which  separate  financial information is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company structures its segments according to its various types of clients and the services provided to those clients. These segments have been aggregated based on similarities in economic characteristics, types of clients, services provided, distribution channels and regulatory environment, into four reportable segments - Individual Investor, Institutional Investor, Capital Markets and U.S. Trust. The Individual Investor segment includes Schwab's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, and serves company 401(k) plan sponsors and third-party administrators. (The Company's mutual fund services are considered a product and not a segment. Mutual fund service fees are included in both the Individual Investor and Institutional Investor segments.) The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers and institutional clients. The U.S. Trust segment provides investment management, fiduciary services and private banking services to individual and institutional clients.
   The accounting policies of the segments are the same as those described in note "2 - Significant Accounting Policies." The Company evaluates the performance of its segments based on an adjusted operating income before taxes measure, which excludes merger- and acquisition-related charges. Segment assets are not disclosed because they are not used for evaluating segment performance and deciding how to allocate resources to segments. However, capital expenditures are used in evaluating segment performance and are therefore disclosed. Intersegment revenues, defined as revenues from transactions with other segments within the Company, are not material and are therefore not disclosed. Except for the U.S. Trust segment, for which expenses are directly incurred, technology, corporate and general administrative expenses are allocated to the remaining segments generally in proportion to either their respective revenues or average full-time equivalent employees.
   Financial information for the Company's reportable segments is presented in the table below, and the totals are equal to the Company's consolidated amounts as reported in the consolidated financial statements. Capital expenditures are reported in total, as opposed to net of proceeds from the sale of fixed assets.

--------------------------------------------------------------------------------
Year Ended December 31,                            2000        1999         1998
--------------------------------------------------------------------------------
Revenues
Individual investor                         $ 3,644,672  $ 2,761,585  $1,936,494
Institutional investor                          860,902      631,945     461,056
Capital markets                                 639,467      551,292     338,671
U.S. Trust                                      642,610      541,597     441,649
--------------------------------------------------------------------------------
  Total                                     $ 5,787,651  $ 4,486,419  $3,177,870
================================================================================
Interest Revenue, Net of
  Interest Expense
Individual investor                         $  939,841   $  591,967   $  393,242
Institutional investor                         165,365      106,351       69,897
Capital markets                                  5,710        4,359       12,478
U.S. Trust                                     126,184      117,113      102,026
--------------------------------------------------------------------------------
  Total                                     $1,237,100   $  819,790   $  577,643
================================================================================
Operating Income
Individual investor                         $  837,345   $  689,694   $  388,580
Institutional investor                         296,888      175,000      109,534
Capital markets                                 96,409      106,545       78,430
U.S. Trust                                     157,336      127,676      101,094
--------------------------------------------------------------------------------
  Operating income                           1,387,978    1,098,915      677,638
Merger- and acquisition-
   related charges (1)                         156,505
--------------------------------------------------------------------------------
Total income before taxes
  on income                                 $1,231,473   $1,098,915   $  677,638
================================================================================
Capital Expenditures
Individual investor                         $  482,699   $  264,039   $  145,394
Institutional investor                          95,298       51,762       24,944
Capital markets                                 82,730       37,793       19,905
U.S. Trust                                      44,008       19,216       13,673
--------------------------------------------------------------------------------
  Total                                     $  704,735   $  372,810   $  203,916
================================================================================
Depreciation and Amortization (2)
Individual investor                         $  228,173   $  115,602   $  101,350
Institutional investor                          31,060       23,433       22,438
Capital markets                                 22,834       17,641       14,689
U.S. Trust                                      25,209       24,394       20,073
--------------------------------------------------------------------------------
  Total                                     $  307,276   $  181,070   $  158,550
================================================================================
(1) Includes professional fees, change in control related and retention program compensation and other expenses related to the merger with USTC, and goodwill and intangible asset amortization and retention program compensation related to the acquisition of CyBerCorp.
(2)  Includes goodwill amortization.

   During the fourth quarter of 2000, the Company reallocated certain shared revenues and technology expenses among the Individual Investor, Institutional Investor and Capital Markets segments. Additionally, the Company conformed its financial presentation with management's focus on an adjusted operating income measure that excludes merger- and acquisition-related charges as discussed in the Results of Operations section in Management's Discussion and Analysis of Results of Operations and Financial Condition. Previously, the Company's segment information disclosure focused on income before taxes on income. None of these changes had any impact on the Company's consolidated income statement, balance sheet, statement of cash flows or earnings per share. The following table provides unaudited quarterly restated segment information for operating income before taxes, which changes information previously reported in the Company's 2000 Quarterly Reports filed with the Securities and Exchange Commission on Forms 10-Q to conform with the revised presentation.

--------------------------------------------------------------------------------
                                                                (Unaudited)
Three Months Ended March 31,                                 2000           1999
--------------------------------------------------------------------------------
Individual investor                                      $339,429       $166,513
Institutional investor                                     78,148         33,823
Capital markets                                            75,492         35,756
U.S. Trust                                                 42,427         30,324
--------------------------------------------------------------------------------
  Operating income before taxes on
   operating income                                       535,496        266,416
Merger- and acquisition-related charges (1)                23,941
--------------------------------------------------------------------------------
Total income before taxes on income                      $511,555       $266,416
================================================================================

--------------------------------------------------------------------------------
                                                                (Unaudited)
Three Months Ended June 30,                                  2000           1999
--------------------------------------------------------------------------------
Individual investor                                      $199,741       $169,104
Institutional investor                                     74,197         44,678
Capital markets                                            10,984         35,797
U.S. Trust                                                 39,346         32,299
--------------------------------------------------------------------------------
  Operating income before taxes on
   operating income                                       324,268        281,878
Merger- and acquisition-related charges (1)                70,731
--------------------------------------------------------------------------------
Total income before taxes on income                      $253,537       $281,878
================================================================================

--------------------------------------------------------------------------------
                                                                (Unaudited)
Three Months Ended September 30,                             2000           1999
--------------------------------------------------------------------------------
Individual investor                                      $162,791       $146,424
Institutional investor                                     68,503         37,541
Capital markets                                              (753)        19,883
U.S. Trust                                                 41,267         32,015
--------------------------------------------------------------------------------
  Operating income before taxes on
   operating income                                       271,808        235,863
Merger- and acquisition-related charges (1)                31,337
--------------------------------------------------------------------------------
Total income before taxes on income                      $240,471       $235,863
================================================================================

--------------------------------------------------------------------------------
                                                                (Unaudited)
Three Months Ended December 31,                              2000           1999
--------------------------------------------------------------------------------
Individual investor                                      $135,384       $207,653
Institutional investor                                     76,040         58,958
Capital markets                                            10,686         15,109
U.S. Trust                                                 34,296         33,038
--------------------------------------------------------------------------------
  Operating income before taxes on
   operating income                                       256,406        314,758
Merger- and acquisition-related charges (1)                30,496
--------------------------------------------------------------------------------
Total income before taxes on income                      $225,910       $314,758
================================================================================
(1) Includes professional fees, change in control related and retention program compensation and other expenses related to the merger with USTC, and goodwill and intangible asset amortization and retention program compensation related to the acquisition of CyBerCorp.

   Fees received from Schwab's proprietary mutual funds represented approximately 11% of the Company's consolidated revenues in both 2000 and 1999 and 12% in 1998. Except for Schwab's proprietary mutual funds, which are considered a single client for purposes of this computation, no single client accounted for more than 10% of the Company's consolidated revenues in 2000, 1999 and 1998. Substantially all of the Company's revenues and assets are attributed to or located in the U.S. The percentage of Schwab's total client accounts located in California was approximately 27% at December 31, 2000 and 25% at both December 31, 1999 and 1998.


22.  Supplemental Cash Flow Information

--------------------------------------------------------------------------------
Year Ended December 31,                               2000       1999       1998
--------------------------------------------------------------------------------
Income taxes paid                               $  240,113   $182,019   $172,420
================================================================================
Interest paid:
  Brokerage clients cash balances               $1,068,283   $700,518   $579,477
  Deposits from banking clients                    154,963    116,251    107,834
  Long-term debt                                    46,799     29,773     29,274
  Stock-lending activities                          41,937     30,905     38,118
  Short-term borrowings                             18,550      7,267     11,159
  Other                                              3,099      7,385     11,236
--------------------------------------------------------------------------------
Total interest paid                             $1,333,631   $892,099   $777,098
================================================================================
Non-cash investing and financing
  activities:
   Common stock and options issued
    for purchases of businesses                 $  528,815   $ 45,459   $ 12,455
================================================================================

                               Management's Report


To Our Stockholders:

     Management of the Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and the other financial information presented in this annual report. To meet these responsibilities we maintain a system of internal control that is designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of Company and client assets from unauthorized use, and the execution and recording of transactions in accordance with management's authorization. The system is augmented by careful selection of our managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that employees adhere to the highest standards of personal and professional integrity. The Company's internal audit function monitors and reports on the adequacy of and compliance with our internal controls, policies and procedures. Although no cost-effective internal control system will preclude all errors and irregularities, we believe the Company's system of internal control is adequate to accomplish the objectives set forth above.
     The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and necessarily include some amounts that are based on estimates and our best judgments. The financial statements have been audited by the independent accounting firm of Deloitte & Touche LLP, who were given unrestricted access to all the Company's financial records and related data. We believe that all representations made to Deloitte & Touche LLP during their audit were valid and appropriate.
     The Board of Directors through its Audit Committee, which is comprised entirely of nonmanagement directors, has an oversight role in the area of financial reporting and internal control. The Audit Committee periodically meets with Deloitte & Touche LLP, our internal auditors and Company management to discuss accounting, auditing, internal controls over financial reporting and other matters.



/s/Charles R. Schwab
---------------------------
Charles R. Schwab
Chairman of the Board and Co-Chief Executive Officer



/s/David S. Pottruck
---------------------------
David S. Pottruck
President and Co-Chief Executive Officer



/s/Christopher V. Dodds
---------------------------
Christopher V. Dodds
Executive Vice President and Chief Financial Officer

                          Independent Auditors' Report

To the Stockholders and Board of Directors of The Charles Schwab Corporation:

     We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 2 to the consolidated financial statements, in 1999 the Company changed its method of accounting for certain internal-use software development costs to conform with Statement of Position 98-1.



/s/DELOITTE & TOUCHE LLP
---------------------------
DELOITTE & TOUCHE LLP
San Francisco, California
February 22, 2001


-----------------------------------------------------------------------------------------------------------------------------------
The Charles Schwab Corporation
Quarterly Financial Information (Unaudited)
(In Millions, Except Per Share Data and Ratios)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Weighted-                   Dividends
                                                                    Average    Basic   Diluted  Declared      Range          Range
                                                 Expenses            Common   Earnings Earnings   Per       of Common      of Price/
                                                Excluding    Net     Shares-    Per      Per     Common    Stock Price     Earnings
                                    Revenues(1)  Interest  Income(2) Diluted  Share(2) Share(2) Share(3)    Per Share      Ratio(4)
------------------------------------------------------------------------------------------------------------------------------------

2000 by Quarter (5)
Fourth                                $1,335.0  $1,109.1   $138.7   1,414.0    $.10     $.10    $.0110  $35.88 -  25.69     70 - 50
Third   dividend increase              1,322.5   1,082.1    142.3   1,414.9     .10      .10     .0110   40.50 -  30.00     74 - 55
Second  stock split                    1,404.6   1,151.1    137.1   1,407.4     .10      .09     .0094   40.58 -  24.00     72 - 43
First                                  1,725.6   1,214.0    300.0   1,390.0     .23      .22     .0093   44.75 -  22.46     76 - 38
------------------------------------------------------------------------------------------------------------------------------------
1999 by Quarter
Fourth                                $1,274.0  $  959.3   $190.5   1,374.2    $.15     $.14    $.0094  $31.17 -  17.96     64 - 37
Third   stock split                    1,015.7     779.8    144.2   1,375.7     .11      .11     .0093   37.67 -  21.33     84 - 47
Second                                 1,116.2     834.3    170.5   1,377.0     .13      .12     .0093   51.67 -  26.67    123 - 64
First                                  1,080.5     814.1    161.2   1,365.6     .12      .12     .0093   32.67 -  16.96     88 - 46
------------------------------------------------------------------------------------------------------------------------------------
1998 by Quarter
Fourth  dividend increase/stock split $  904.7  $  703.0   $122.1   1,349.0    $.10     $.10    $.0093  $22.83 -   7.03     74 - 23
Third                                    818.9     630.4    113.7   1,339.2     .08      .08     .0089   10.22 -   6.17     38 - 23
Second                                   745.9     594.9     91.6   1,337.9     .08      .07     .0089    8.89 -   6.58     36 - 26
First                                    708.4     572.0     82.7   1,345.5     .06      .06     .0089    9.32 -   7.58     39 - 32
------------------------------------------------------------------------------------------------------------------------------------
1997 by Quarter (6)
Fourth  dividend increase             $  720.8  $  594.2   $ 76.7   1,345.9    $.06     $.06    $.0089  $ 9.83 -   6.50     41 - 27
Third   stock split                      705.8     557.5     89.6   1,339.4     .07      .06     .0074    8.13 -   5.93     34 - 25
Second                                   620.8     494.6     76.4   1,333.3     .06      .06     .0074    6.35 -   4.50     28 - 20
First                                    624.2     494.3     78.6   1,332.4     .06      .06     .0074    6.22 -   4.50     27 - 20
------------------------------------------------------------------------------------------------------------------------------------
1996 by Quarter
Fourth                                $  566.5  $  448.9   $ 70.9   1,324.5    $.06     $.06    $.0074  $ 4.87 -   3.33     23 - 16
Third   dividend increase                511.7     397.7     67.3   1,321.2     .05      .05     .0074    3.98 -   2.94     21 - 15
Second                                   571.2     435.6     80.0   1,318.9     .07      .06     .0060    3.93 -   3.24     33 - 27
First                                    524.2     428.1     56.5   1,315.5     .04      .04     .0059    4.06 -   2.76     45 - 31
------------------------------------------------------------------------------------------------------------------------------------

All periods have been restated to reflect the merger of The Charles Schwab Corporation with U.S. Trust Corporation
(USTC) except as noted. Additionally, all share and per share data have been restated for the May 2000 three-for-two common stock split.

(1)  Revenues are presented net of interest expense.
(2)  2000 and 1999 include an accounting change, for certain internal-use software development costs to conform with
     Statement of Position 98-1, totaling $55 million after-tax and $41 million after-tax, respectively. Excluding this accounting change, net income would have been $663 million in 2000 and $625 million in 1999.
(3)  Dividends declared per common share do not include dividends declared by USTC prior to the completion of the merger.
(4)  Price/earnings ratio is computed by dividing the high and low market prices by diluted earnings per share for the
     12-month period ended on the last day of the quarter presented.
(5)  2000 includes goodwill and intangible asset amortization, acquisition-related compensation expense and other merger-related costs totaling $131 million after-tax. Excluding this amount, net income would have been $849 million and the after-tax profit margin would have been 14.7%.
(6)  1997 includes charges for a litigation settlement of $24 million after-tax ($.02 per share for both basic and diluted earnings per share).


                         THE CHARLES SCHWAB CORPORATION

                               Chart Appendix List

   In this appendix, the following descriptions of certain charts in portions of the Company's 2000 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits such more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Company's 2000 Annual Report to Stockholders.


       EDGAR
      Version
    Page Number                 Chart Description

        2 Bar chart titled "Assets in Client Accounts" representing total assets in client accounts at year end 2000, 1999, 1998, 1997 and 1996 (years shown on the bottom axis) as follows (billions of dollars) (bar labeled): $871.7, $846.0, $594.3, $437.2 and
               $324.1, respectively; and annual growth rate for 2000, 1999, 1998 and 1997 (percentages shown in shaded area between bars) as follows: 3%, 42%, 36% and 35%, respectively.

        5 Stacked bar chart titled "Revenues by Segment" representing the composition of revenues by segment for the years ended December 31, 2000, 1999 and 1998 (years shown on the bottom axis) as follows (billions of dollars): Individual Investor $3.7, $2.8 and $1.9, respectively; Institutional Investor $.9, $.6 and $.5, respectively; Capital Markets $.6, $.6 and $.4, respectively; U.S. Trust $.6, $.5 and $.4, respectively; Revenues by Segment (bar labeled) $5.8, $4.5 and $3.2, respectively.

        13 Pie chart titled "Development Spending for 2001" representing the composition of estimated development spending for the year ended December 31, 2001 as follows (percentage of total): (pie pieces labeled) Project Spending 54% and Media Spending 46%.

        13 Bar chart titled "Net Income Plus Depreciation and Amortization, and Goodwill Amortization" representing the net income plus depreciation and amortization, and goodwill amortization for the years ended December 31, 2000, 1999 and 1998 (years shown on the bottom axis) as follows (millions of dollars) (bar labeled):
               $1,025, $848 and $569, respectively.