Form 10-K, Exhibit 13
period 2001-12-31
SCHWAB CHARLES CORP
filed 2002-03-27
CIK 316709

EXHIBIT 13.1

                    The Charles Schwab Corporation
                  2001 Annual Report to Stockholders
 (Only those portions specifically incorporated by reference into The Charles Schwab Corporation 2001 Annual Report on Form 10-K)


Selected Financial and Operating Data                                                                 The Charles Schwab Corporation
(In Millions, Except Per Share Amounts, Ratios, Number of Offices, Average Commission and as Noted)
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Growth Rates
                                                               ----------------------
                                                               Compounded     Annual
                                                                 5-Year       1-Year
                                                               1996-2001     2000-2001    2001     2000     1999      1998     1997
------------------------------------------------------------------------------------------------------------------------------------
Operating Results
 Revenues                                                           15%      (25%)     $ 4,353  $ 5,788  $ 4,486   $ 3,178  $ 2,672
 Expenses excluding interest                                        20%       (7%)     $ 4,218  $ 4,557  $ 3,387   $ 2,500  $ 2,141
 Operating income (1)                                                8%      (52%)     $   407  $   849  $   666   $   410  $   345
 Net income (2)                                                     (6%)     (72%)     $   199  $   718  $   666   $   410  $   321
 Basic earnings per share (3)                                       (9%)     (74%)     $   .14  $   .53  $   .51   $   .32  $   .25
 Diluted earnings per share (3)                                     (8%)     (73%)     $   .14  $   .51  $   .49   $   .31  $   .24
 Dividends declared per common share (4)                            11%        8%      $ .0440  $ .0407  $ .0373   $ .0360  $ .0311
 Weighted-average common shares outstanding - diluted                                    1,399    1,404    1,373     1,343    1,338
 Trading revenues as a percentage of revenues (5)                                          37%      49%      53%       51%      54%
 Non-trading revenues as a percentage of revenues (5)                                      63%      51%      47%       49%      46%
 Effective income tax rate                                                               44.1%    41.7%    39.4%     39.5%    39.5%
====================================================================================================================================
Performance Measures
 Revenue growth (decline) (6)                                                             (25%)     29%      41%       19%      23%
 Pre-tax profit margin - reported                                                         8.2%    21.3%    24.5%     21.3%    19.9%
 After-tax profit margin - reported                                                       4.6%    12.4%    14.9%     12.9%    12.0%
 After-tax profit margin - operating (1,6)                                                9.4%    14.7%    14.9%     12.9%    12.9%
 Return on stockholders' equity (6)                                                         5%      21%      31%       27%      26%
====================================================================================================================================
Financial Condition (at year end)
 Total assets                                                       19%        6%      $40,464  $38,154  $34,322   $26,407  $20,297
 Long-term debt                                                     19%       (5%)     $   730  $   770  $   518   $   419  $   433
 Stockholders' equity                                               31%       (2%)     $ 4,163  $ 4,230  $ 2,576   $ 1,673  $ 1,376
 Assets to stockholders' equity ratio                                                       10        9       13        16       15
 Long-term debt to total financial capital
  (long-term debt plus stockholders' equity)                                               15%      15%      17%       20%      24%
====================================================================================================================================
Client Information (at year end)
 Active client accounts (7)                                         14%        4%          7.8      7.5      6.6       5.6      4.8
 Client assets (in billions)                                        21%       (3%)     $ 845.9  $ 871.7  $ 846.0   $ 594.3  $ 437.2
 Total mutual fund assets (in billions)                             23%        4%      $ 342.8  $ 330.3  $ 294.0   $ 218.1  $ 166.3
 Active independent investment managers (in thousands)               4%        2%          5.8      5.7      5.8       5.4      5.3
 Independent investment manager client accounts (in thousands)      20%       10%      1,081.7    986.5    848.3     689.9    547.2
 Independent investment manager client assets (in billions)         26%        2%      $ 235.0  $ 231.3  $ 213.1   $ 146.4  $ 105.8
 Number of Schwab domestic branch offices                           11%        3%          395      384      340       291      272
 Number of U.S. Trust offices                                       14%       10%           34       31       28        24       19
====================================================================================================================================
Employee Information
 Full-time equivalent employees (at year end, in thousands)         10%      (25%)        19.6     26.3     20.1      15.1     14.3
 Revenues per average full-time equivalent employee
  (in thousands)                                                             (20%)     $   192  $   239  $   249   $   214  $   204
 Compensation and benefits expense as a percentage of revenues                           43.1%    41.7%    42.1%     43.3%    42.5%
====================================================================================================================================
Selected Cash Flow Highlights
 Net income plus depreciation and
   amortization (including goodwill amortization) (2)                9%      (41%)     $   603  $ 1,026  $   847   $   569  $   460
 Capital expenditures - cash purchases
   of equipment, office facilities,
   property and internal-use software development costs, net        12%      (57%)     $   301  $   705  $   370   $   199  $   150
 Capital expenditures as a percentage of revenues                                         6.9%    12.2%     8.3%      6.3%     5.6%
 Cash dividends paid                                                 8%       (2%)     $    61  $    62  $    61   $    56  $    48
====================================================================================================================================
Clients' Daily Average Trading Volume (in thousands) (8)
 Daily average revenue trades                                       24%      (34%)       159.7    242.0    163.1      97.2     71.8
 Mutual Fund OneSource trades                                       15%       (7%)        54.0     58.1     45.6      40.3     34.2
------------------------------------------------------------------------------------------------------------------------------------
 Daily average trades                                               21%      (29%)       213.7    300.1    208.7     137.5    106.0
====================================================================================================================================
Average Commission Per Revenue Trade                               (13%)      (6%)     $ 35.02  $ 37.38  $ 45.55   $ 53.44  $ 64.27
====================================================================================================================================
(1)Represents an adjusted  income measure which in 2001 excludes an  extraordinary  gain,  non-operating  revenue  (which  primarily consists of a gain on the sale of an  investment),  restructuring  and other  charges and merger- and  acquisition-related  costs totaling $208 million after-tax.  In 2000,  excludes merger- and  acquisition-related  costs totaling $131 million after-tax.  In
   1997, excludes charges for a litigation settlement of $24 million after-tax.
(2)2001, 2000 and 1999 include an accounting change, for certain  internal-use  software development costs to conform with Statement of Position 98-1, totaling $16 million,  $55 million and $41 million after-tax,  respectively.  Excluding this accounting change, net income would have been $183 million in 2001, $663 million in 2000 and $625 million in 1999.
(3)Both basic and diluted earnings per share include an extraordinary gain in 2001 of $.08 per share.
(4)Dividends declared per common share do not include dividends declared by USTC prior to the completion of the merger in 2000.
(5)Trading  revenues  include  commission and principal  transaction  revenues.  Non-trading  revenues  include asset management and administration fees, net interest revenue and other revenues.
(6)The Company's  long-term  objectives for annual revenue growth,  after-tax  profit margin - operating and return on stockholders'
   equity are 20%, 12% and 20%, respectively.
(7)Effective in 1998,  active  accounts are defined as accounts with balances or activity  within the preceding eight months instead of twelve months as previously  defined.  This change in definition had the effect of decreasing the number of active accounts in
   1998 by approximately 200,000. Prior years have not been adjusted.
(8)Effective in 1997,  revenue  trades have been adjusted for all years  presented to include all client  trades (both  domestic and international)  that generate either commission revenue or revenue from principal markups.  This data is reported on a trade date basis.


                         The Charles Schwab Corporation
                      Management's Discussion and Analysis
                of Results of Operations and Financial Condition
             (Tabular Amounts in Millions, Except Trades, Average
                  Commission Per Revenue Trade, and as noted)

DESCRIPTION OF BUSINESS

The Company
   The Charles Schwab Corporation (CSC) and its subsidiaries (collectively referred to as the Company) provide securities brokerage and related financial services for 7.8 million active client accounts(a). Client assets in these accounts totaled $845.9 billion at December 31, 2001. Charles Schwab & Co., Inc. (Schwab) is a securities broker-dealer with 395 domestic branch offices in 48 states, as well as branches in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. U.S. Trust Corporation (USTC, and with its subsidiaries collectively referred to as U.S. Trust) is an investment management firm that through its subsidiaries also provides fiduciary services and private banking services with 34 offices in 12 states. Other subsidiaries include Charles Schwab Europe (CSE), a retail securities brokerage firm located in the United Kingdom, Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, Schwab Capital Markets L.P. (SCM), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional clients, and CyberTrader, Inc. (CyberTrader, formerly known as CyBerCorp, Inc.), an electronic trading technology and brokerage firm providing services to highly active, online investors.

                                 [CHART OMITTED]

   The Company provides financial services to individuals, institutional clients and broker-dealers through four segments -- Individual Investor, Institutional Investor, Capital Markets and U.S. Trust. The Individual Investor segment includes the Company's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, serves company 401(k) plan sponsors and third-party administrators, and supports company stock option plans and stock purchase programs. The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers, including Schwab, and institutional clients. The U.S. Trust segment provides investment and wealth management, fiduciary services and private banking services to individual and institutional clients.

Business Strategy
   The Company's overall strategy is to attract and retain client assets by focusing on a number of areas within the financial services industry - retail brokerage, investment and wealth management, fiduciary services, support services for independent investment managers, 401(k) defined contribution plans, investment services to companies and their employees, equity securities market-making and banking and other financial services.
   To pursue its strategy and its objective of long-term profitable growth, the Company plans to leverage its competitive advantages, which include nationally recognized brands, a broad range of products, services, and advice offerings, multi-channel delivery systems and an ongoing investment in technology. Management continues to believe that the key to sustaining the Company's competitive advantages will be its ability to combine people and technology in ways that provide investors with the access, information, guidance, advice and control they expect - as well as high-quality service - all at a lower cost than traditional providers of financial services.
   The Company's products and services are designed to meet clients' varying investment and financial needs, including help and advice and access to extensive investment research, news and information. The Company seeks to provide clients with customized advice which is objective, uncomplicated and not driven by commission. The Company's approach to advice is based on long-term investment strategies and guidance on portfolio diversification and asset allocation. This approach is built on fact-based research, with the goal of improving clients' ability to achieve better investment outcomes.
   Schwab strives to demystify investing by educating and assisting clients in the development of investment plans. This approach is designed to be offered consistently across all of Schwab's delivery channels and provides clients with a wide selection of choices for their investment needs. Schwab's products, services and advice offerings cross the spectrum of its clients - those who manage their own investments and make independent investment decisions, those who want ongoing access to guidance while retaining control over their investment decisions, and those who desire to have experienced professionals manage their assets.
--------
(a)  Accounts with balances or activity within the preceding eight months.

   In 2001, the Company focused on aligning its infrastructure and resources with its current strategic priorities, which include:

   - providing the spectrum of affluent investors with the advice, relationships and choices that support their desired investment outcomes;
   - delivering the information, technology, service and pricing needed to remain a leader in serving active traders;
   - providing individual investing services through employers, including retirement and option plans as well as personal brokerage accounts;
   - offering selected banking services and developing investment products that give clients greater control and understanding of their finances;
   - retaining a strong capital markets business to address investors' financial product and trade execution needs; and
   - continuing to provide high-quality service to clients with smaller investment portfolios.

   Services for Affluent Investors: For affluent investors who make independent investment decisions, the Company offers research, analytic tools and access to fee-based portfolio consultations and financial planning services. Clients looking for more guidance while retaining control have access to advanced research, trading and planning resources, combined with professional advice from Schwab's investment specialists designed to assist in developing an investment strategy and carrying out investment and portfolio management decisions. In 2001, Schwab introduced Schwab Private Client (SPC) services on a limited basis. SPC provides higher net-worth clients with more personalized, one-on-one advice interactions, access to expanded financial planning, asset management capabilities and enhanced performance reporting. Schwab also established its MarketPlace, an internal Web site which includes the AdviceSuite, a software platform that enables service representatives to apply a consistent set of principles and practices when providing market viewpoints and investment advice. MarketPlace also provides tools to support discussions with clients about events such as retirement and college planning and charitable giving. Schwab's new Mutual Fund internal Web site provides service representatives with news, research and analytic tools designed to support their fund-related advice interactions with clients. Schwab also expanded its advice offering to affluent clients by adding access to Goldman Sachs research as well as Schwab's proprietary rating system for individual equities.
   Affluent clients who desire to have their assets managed for them may choose to work with one of the approximately 5,800 independent investment managers who use Schwab for custodial, trading, technology and other support services, including the more than 400 independent investment managers who participate in the Schwab AdvisorSource referral program. The Company is focused on enhancing the support services it offers to independent investment managers, including improvements to their business management and client service technology, as well as expanding the wealth management services and investment alternatives available to them and their clients. In 2001, Schwab established several new services to help independent investment managers manage and build their practices, including the Electronic Account Submission system, which allows independent investment managers to establish new client account numbers immediately upon request. In addition, Schwab introduced Managed Account Select, which enables independent investment managers to provide clients with access to pre-screened money managers under a simplified single-fee structure. During 2002, the Company expects to continue adding new support services for independent investment managers including Advisor Branded Web Services, which will build and maintain secure, customized Web sites using independent investment  managers'  own  brands,  as  well  as  support  account  aggregation capabilities, supply access to a variety of research, and provide enhanced communication tools.
   The Company's most affluent clients and their families may choose to utilize U.S. Trust's broad array of financial services, including investment and wealth management, trust, financial and estate planning and private banking, which includes mortgage, personal lending and deposit products. High net worth investors can receive referrals to U.S. Trust as part of AdvisorSource. In 2001, U.S. Trust introduced an enhanced Web site which provides clients with secure access to consolidated account information as well as updated equity pricing, proprietary research, and financial information from third-party providers. In 2002, the Company intends to continue leveraging U.S. Trust's highly personalized service model, research capabilities, trust and estate services, investment track record and reputation in wealth management services in providing affluent investors, as well as independent investment managers and their clients, with access to a broad array of wealth management services.
   In order to more  effectively  refer  affluent  investors  to the  investment professionals who meet their needs and improve their overall referral experience, Schwab is redesigning its AdvisorSource program in 2002 to include new criteria for participating investment managers and more involvement by Schwab branch specialists. This enhanced referral program will be renamed the Schwab Advisor Network.

   Services for Active Traders: Schwab strives to deliver information, technology, service and pricing which meets the needs of active traders. For highly active traders, Schwab offers CyberTrader's integrated software-based trading platforms and other online trading systems which provide enhanced trade
information  and  order  execution.   In  2001,

CyberTrader upgraded its two direct-access trading platforms to include streaming news and remote trading, and enhanced its Web site to include an industry news center and CyberTrader U(TM), which offers a variety of introductory and intermediate online classes. CyberTrader also introduced CyberTrader Direct(TM), a software application that gives clients wireless access to CyberTrader's proprietary order-routing capabilities.
   In addition to its existing Velocity (TM) desktop trading software available for active trader clients, Schwab began offering access to StreetSmart Pro in 2001, which leverages CyberTrader's trading technology and combines Nasdaq Level II quotes, real-time streaming news, unlimited watch lists and real-time, streaming, interactive charts with account management features, risk management tools, multi-channel access and dedicated personal support. StreetSmart Pro allows clients to execute their trades through SmartEx - Schwab's proprietary order-routing technology - without having to access another trading program. Through education initiatives such as the Branch Active Trader program, Schwab clients can receive training from specially qualified representatives on all of these advanced trading platforms. The Company expects to continue expanding its services for active traders and leveraging CyberTrader's technological skills to provide its actively trading clients with access to advanced technology.

   Corporate Services: The Company also serves individuals through their workplace in a variety of ways. The Company provides 401(k) recordkeeping and other retirement plan services directly through a dedicated sales force, as well as indirectly through alliances with third-party administrators. In the direct channel, SchwabPlan, the Company's 401(k) retirement plan product, offers plan sponsors a wide array of investment options, participant education and servicing, trustee services, and participant-level recordkeeping. The Company has also created a bundled 401(k) plan designed specifically to meet the needs of 401(k) programs with as little as $2 million to $20 million in participant assets. Additionally, the Company offers stock option plan, stock purchase program and restricted stock services to companies, as well as trade execution and education services to their employees. These services include online tools such as the Schwab OptionCenter(R) and StockPlanCenter(R). A new self-service tool to provide stock plan administrators with online access to real-time data and customized on-demand reporting is currently in pilot. During 2002, the Company intends to enhance its investing and advice services offered to individuals through employers, including employee retirement and option plan capabilities.

   Banking and Other Financial Products: The Company is working to provide its clients with access to selected banking products that complement its existing asset and wealth management capabilities and facilitate the consolidation of household financial assets at Schwab. The Company expects to begin offering a broader array of cash management and credit products beginning in 2002. The Company anticipates filing an application to charter a new bank, which will be the platform for launching these new products. The Company intends for the first phase of its product expansion to be focused on building and launching checking and savings accounts products and consumer loans, including residential mortgage loans. As the Company makes progress in its development of banking and other financial products, it expects to provide a fully integrated client experience which combines cash, credit, and asset management capabilities, helping clients to gain greater control over, and more effectively manage, their personal finances.

   Capital Markets: The Company provides its clients with quick and efficient access to the securities markets by offering trade execution services in Nasdaq, exchange-listed and other securities through its market maker and specialist operations; access to extended-hours trading through its participation in the REDIBook ECN LLC (REDIBook), an electronic communication network; and the ability to analyze and trade a variety of fixed income securities through Schwab's multi-channel delivery systems. During 2001, SCM expanded its automated order execution capabilities and established a securities market-making joint venture in the United Kingdom. Schwab also expanded its fixed income offering in 2001 by introducing Schwab CDSource, a service that enables clients to research and purchase certificates of deposits from a variety of FDIC-insured depository institutions, including U.S. Trust, entirely online. Management believes that the merger of REDIBook and Archipelago ECN LLC - announced in 2001 and expected to close in the first quarter of 2002 after regulatory approvals - will provide Schwab's clients with access to an increased pool of liquidity. The Company intends to continue strengthening SCM's capabilities in the future through further automation, increased scale in its market-making business and expanded product offerings.

   Services for Clients with Smaller Portfolios: The Company strives to provide high-quality service to committed investors with portfolios of all sizes. As part of its strategic priorities, the Company is focused on developing more value-added products and services for smaller portfolio investors, including advice that clients can use at their discretion and improved technology-enabled tools such as online asset allocation, investment research and retirement planning software. Other efforts underway include making it easier for clients to develop as investors with Schwab and find the appropriate service model for them over the long term, as well as creating incentives for clients to consolidate their financial relationships at Schwab. The Company also expects to continue serving a full spectrum of investors by pricing services appropriately based on resources utilized and by its ongoing work to combine people and technology in ways that enable clients to manage and administer their investments independently.

   Capitalizing on and strengthening the Company's competitive advantages while pursuing its strategic priorities requires significant development spending and capital expenditures. In light of prevailing market conditions and uncertainty, management continues to believe that these ongoing investments are critical to increasing the Company's market share and achieving its long-term financial objectives, which include annual growth in revenues of 20%, an after-tax operating profit margin (as defined in Results of Operations - Financial Overview) of at least 12%, and a return on stockholders' equity of 20%.


FORWARD-LOOKING STATEMENTS

   In addition to historical information, this Annual Report contains forward-looking statements that reflect management's beliefs, objectives and expectations as of the date hereof. These statements relate to, among other things, the Company's ability to carry out its plans for its U.S.-dollar-based international business, strengthen its brands through advertising, and achieve anticipated service expansions and branch office openings (see question-and-answer section with the Company's Co-Chief Executive Officers and the Schwab enterprises section); revenue growth, after-tax operating profit margin and return on stockholders' equity (see 11-Year Selected Financial and Operating Data and Description of Business - Business Strategy); the Company's ability to pursue its strategy of attracting and retaining client assets as well as achieve its strategic priorities, and the Company's ability to realize the expected benefits of the merger of REDIBook and Archipelago ECN LLC (see Description of Business - Business Strategy); the impact of the restructuring plan on the Company's results of operations (see Results of Operations - Financial Overview); sources of liquidity and capital (see Liquidity and Capital Resources - Liquidity and - Commitments); the impact of changes in management's estimates on the Company's results of operations (see Description of Business - Critical Accounting Policies); development spending (see Liquidity and Capital Resources - Development Spending); capital expenditures and capital structure (see Liquidity and Capital Resources - Cash Flows and Capital Resources); and contingent liabilities (see note "21 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements). Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed beliefs, objectives and expectations described in these statements. Important factors that may cause such differences include, but are not limited to: the effect of client trading patterns on Company revenues and earnings; changes in revenues and profit margin due to cyclical securities markets and fluctuations in interest rates; the level and volatility of equity prices; a significant downturn in the securities markets over a short period of time or a sustained decline in securities prices and trading volumes; changes in the rate of employee attrition; the Company's inability to attract and retain key personnel; the timing and impact of changes in the Company's level of investments in personnel, technology, or advertising; changes in technology; computer system failures and security breaches; the effects of competitors' pricing, product and service decisions and intensified competition; evolving legislation, regulation and changing industry practices adversely affecting the Company; adverse results of litigation; the inability to obtain external financing at acceptable rates; a significant decline in the real estate market, including the Company's ability to successfully sublease certain properties; risks associated with international operations; and the impact of the September 11, 2001 terrorist attacks and their aftermath on the U.S. and world economies and the regulatory climate. Certain of these factors are discussed in greater detail in this Annual Report and in the Company's Annual Report on Form 10-K.

CRITICAL ACCOUNTING POLICIES

   The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S. The Company records trading revenues (i.e., commissions and principal transactions) and related expenses on a trade date basis. The Company records non-trading revenues (e.g., proprietary mutual fund and asset-based financial services fees, and interest on client-related balances) and related expenses when the revenues are earned. The majority of the Company's revenues, expenses, assets and liabilities are not based on significant estimates. Management regularly reviews the estimates and assumptions used in preparation of the Company's financial statements for reasonableness and adequacy. Certain of the Company's accounting policies that involve a higher degree of judgment and complexity are discussed below.

Valuation of Long-Lived Assets, including Goodwill: The Company accounts for business combinations in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 - Business Combinations. This statement requires management to allocate the purchase price to the assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. The cost of an acquired entity in excess of the fair value of the related net assets is recognized as goodwill. Goodwill and other long-lived assets including other intangibles, equipment, office facilities and property, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company assesses the recoverability of goodwill and other long-lived assets using expected undiscounted future cash flows. These assets are considered impaired when the expected undiscounted future cash flow is less than the carrying amount. The Company is required to adopt SFAS No. 142 - Goodwill and Other Intangible Assets effective on January 1, 2002. This statement requires that goodwill and certain intangible assets with an indefinite useful life not be amortized. SFAS No. 142 also requires that goodwill and certain intangible assets be tested for impairment at least annually under new criteria. The new criteria require management to estimate the fair value of the Company's reporting units (generally defined as businesses for which financial information is available and reviewed regularly by management), as well as allocate the carrying value of the assets and liabilities, including goodwill associated with those reporting units. In accordance with the provisions of SFAS No. 142, the Company intends to complete the analyses and implementation during the first half of 2002. Accordingly, the Company is currently evaluating the impact of this statement on its financial position, results of operations, earnings per share and cash flows.

Pension and Other Postretirement Benefits: Under U.S. Trust's trusteed, noncontributory, qualified defined benefit pension plan, the benefit obligation and related plan assets are based on certain estimates - years of employee service, rate of increase in salary, discount rate and expected rate of return on plan assets - which are made by management with recommendations by actuaries. In addition to the years of employee service, rate of increase in salary and discount rate, U.S. Trust's postretirement medical and life insurance benefit obligation is based on the health care cost trend rate which is an actuarial estimated rate of future increases in per capita cost of health care benefits. The Company does not have any other pension or other postretirement benefit obligations subject to such estimates.

Software Development Costs: The Company capitalizes software and certain costs incurred for developing software for internal use under Statement of Position 98-1 - Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs directly related to the development of the software incurred in the application development stage are capitalized based on an estimate of the portion of a project's total costs that relate to the application development stage. This estimated percentage is based on the Company's historical computer software project spending and is reviewed periodically by management for reasonableness.

Reserves: Certain of the Company's reserves are based on significant estimates. The Company uses historical information and the probability of ultimate legal outcomes in determining its contingent liability reserve related to litigation. Additionally, a portion of the reserves under the Company's restructuring plan are based on assumptions, including the Company's ability to successfully sublease certain real estate properties. Further, the Company's reserves for credit losses on banking loans and receivables from brokerage clients are reviewed regularly by management, taking into consideration current economic conditions, the composition of those portfolios, past loss experience, risks inherent in the portfolios and unsecured receivables.

   For further information on the Company's accounting  policies,  see note "2 -
Significant   Accounting  Policies"  in  the  Notes  to  Consolidated  Financial
Statements.

RESULTS OF OPERATIONS

Financial Overview
   The Company's 2001 financial performance was significantly affected by declines in client trading activity, the change to decimal pricing in the Company's market-making activities and lower client margin loan balances. In the difficult market environment that prevailed during 2001, daily average revenue trades decreased 34% from the record level in 2000 and average revenue per share traded in the Capital Markets segment decreased 56% from 2000. As a result of these two factors, the Company's trading revenues in 2001 decreased 44% from 2000.
   Average margin loans to clients decreased 42% from 2000 which greatly contributed to the 25% decline in interest revenue, net of interest expense (referred to as net interest revenue), from 2000. Because the decline in net interest revenue more than offset a 6% increase in asset management and administration fees, the Company's non-trading revenues decreased 6% from 2000.
   Despite declines of 21% and 13% in the Nasdaq Composite and Standard & Poor's 500 indices in 2001, respectively, assets in client accounts totaled $845.9 billion at December 31, 2001, down $25.8 billion, or 3%, from December 31, 2000. This decrease resulted from net market losses of $99.4 billion, partially offset by net new assets of $73.6 billion.
   In 2001, the Company initiated a restructuring plan (the Plan) to reduce operating expenses due to continued economic uncertainties and difficult market conditions. The Plan included a workforce reduction, a reduction in operating facilities, the removal of certain systems hardware, software and equipment from service, and the withdrawal from certain international operations. The Plan realigned the Company's workforce, facilities and systems capacity with the current market environment and the Company's strategic priorities, allowing the Company to improve financial performance while continuing to maintain appropriate capacity, provide high-quality client service, and sustain essential investments in the Company's future.
   The Company recorded pre-tax charges for restructuring costs of $391 million in 2001. There were no such charges in 2000 or 1999. A summary of pre-tax restructuring charges is as follows:

                                                                        2001
--------------------------------------------------------------------------------
Workforce reduction                                                   $  187
Facilities reduction                                                     141
Systems removal                                                           63
--------------------------------------------------------------------------------
Total restructuring charges                                           $  391 (1)
================================================================================
(1)Includes charges of $175 million recognized in the fourth quarter of 2001, of which $31 million related to the Company's international restructuring initiatives.

   The Company expects to recognize approximately $20 million to $25 million in additional estimated restructuring charges during the first quarter of 2002 as it completes the Plan. The actual costs of the Plan could be greater than the Company's estimates, depending primarily on the Company's ability to successfully sublease certain properties.
   The following table illustrates the savings in pre-tax operating expenses directly attributable to the Plan during 2001 and the estimated future quarterly savings. Overall changes in these and other operating expenses from period to period have been, and may continue to be, affected by management decisions outside of the Plan.


                                              2001                   Estimated
                                    ------------------------          Future
                                    Third     Fourth                 Quarterly
                                    Quarter   Quarter  Total          Savings
--------------------------------------------------------------------------------
Compensation and benefits           $ 28      $ 70     $  98           $  90
Occupancy and equipment                6        14        20              18
Depreciation and amortization          1         1         2               2
--------------------------------------------------------------------------------
Total                               $ 35      $ 85     $ 120           $ 110
================================================================================

   For further information on the Plan, see note "3 - Restructuring and Other Charges" in the Notes to Consolidated Financial Statements.
   The Company recorded other pre-tax charges of $28 million in 2001. These charges include a regulatory fine assessed to USTC and its subsidiary, United States Trust Company of New York (U.S. Trust NY), professional service fees for operational and risk management remediation at USTC and U.S. Trust NY, and the write-off of certain software development costs at CSE. There were no such charges in 2000 or 1999.
   Total expenses excluding interest during 2001 were $4.2 billion, down $339 million or 7% from 2000. Excluding the non-operating charges as detailed in the following table, expenses during 2001 were $3.7 billion, down $720 million, or 16%, from $4.4 billion during 2000. The Company implemented a number of expense reduction measures, including its restructuring plan, to reduce operating expenses in light of prevailing market conditions. As a result of these expense reduction measures and a substantial decline in bonuses, most expense categories in 2001 decreased when compared to 2000.
   In June 2001, USTC sold its Corporate Trust business to The Bank of New York Company, Inc. (Bank of NY). The Company recognized a pre-tax extraordinary gain of $221 million on this sale, or $121 million after tax. Total proceeds received were $273 million and the Company incurred pre-tax closing and exit costs of $30 million for severance, professional fees and other related disposal costs. As part of the sale agreement, up to $22 million of the sale proceeds may be returned to Bank of NY if certain client retention requirements are not met. This amount has been deferred and the appropriate amount will be recognized in earnings based upon actual client retention. The Company expects to recognize all of the remaining sales proceeds in income in the first quarter of 2002.
   In evaluating the Company's financial performance, management uses adjusted operating income, which excludes non-operating items as detailed in the following table. The Company's after-tax operating income for 2001 was $407 million, down 52% from 2000, and its after-tax operating profit margin for 2001 was 9.4%, down from 14.7% for 2000. A reconciliation of the Company's operating income to net income is shown in the following table:

--------------------------------------------------------------------------------
                                                                       Percent
                                                        2001    2000   Change
--------------------------------------------------------------------------------
Operating income, after tax                             $407   $ 849    (52%)
Non-operating items:
   Extraordinary gain (1)                                221
   Other income (2)                                       26
   Restructuring charges (3)                            (391)
   Other charges (4)                                     (28)
   Merger- and acquisition-related charges (5)          (119)   (157)   (24)
--------------------------------------------------------------------------------
     Total non-operating items                          (291)   (157)    85
       Tax effect                                         83      26    n/m
--------------------------------------------------------------------------------
Total non-operating items, after tax                    (208)   (131)    59
Net income                                              $199   $ 718    (72%)
================================================================================
(1) The Company recorded an extraordinary gain, net of closing and exit costs, from the sale of USTC's Corporate Trust business to the Bank of NY.
(2) Primarily consists of a gain recorded on the sale of an investment.
(3) The restructuring plan primarily includes a workforce reduction, a reduction in operating facilities, and the removal of certain systems hardware, software and equipment from service.
(4) Other charges primarily include a regulatory fine assessed to USTC and U.S. Trust NY and professional service fees for operational and risk management remediation at USTC and U.S. Trust NY, and the write-off of certain software development costs at CSE.
(5) Includes   professional  fees,   change-in-control   and  retention  program
    compensation,  and other  expenses  related  to the merger  with USTC,  and
    goodwill  and  intangible   asset   amortization   and  retention   program
    compensation related to the acquisition of CyberTrader.
n/m Not meaningful

   The Company's operating income before taxes for 2001 was $647 million, down $741 million, or 53%, from 2000 due to decreases of $589 million, or 71%, in the Individual Investor segment, $18 million, or 6%, in the Institutional Investor segment, $88 million, or 83%, in the Capital Markets segment and $46 million, or 29%, in the U.S. Trust segment. These decreases were primarily due to lower levels of trading activity, lower levels of margin loans to clients, lower average revenue per share traded in the Capital Markets segment, and higher costs primarily related to repatriation of U.S. Trust's systems to the Company.
   The Company's net income for 2001 was $199 million, or $.14 per share, down 72% from $718 million, or $.51 per share, for 2000. The Company's after-tax profit margin for 2001 was 4.6%, down from 12.4% for 2000.
   Return on stockholders' equity was 5% for 2001, compared to 21% in 2000. The decrease was primarily due to the decline in earnings as discussed above, as well as a 23% increase in average stockholders' equity from 2000.
   Certain reclassifications have been made to prior year amounts to conform to the current presentation. All references to earnings per share information in this Annual Report reflect diluted earnings per share unless otherwise noted.

REVENUES

   Revenues declined $1.4 billion, or 25%, to $4.4 billion in 2001, mainly due to a 41% decrease in commission revenues, a 55% decrease in principal transaction revenues, and a 25% decrease in net interest revenue. These declines were slightly offset by a 6% increase in asset management and administration fees and a 34% increase in other revenues. As trading volumes decreased significantly during 2001, non-trading revenues represented 63% of total revenues, up from 51% of total revenues for 2000 and 47% for 1999 as shown in the following table.

--------------------------------------------------------------------------------
Composition of Revenues                                 2001    2000   1999
--------------------------------------------------------------------------------
Commissions                                              31%     39%    42%
Principal transactions                                    6      10     11
--------------------------------------------------------------------------------
   Total trading revenues                                37      49     53
--------------------------------------------------------------------------------
Asset management and administration fees                 38      27     27
Net interest revenue                                     21      21     18
Other                                                     4       3      2
--------------------------------------------------------------------------------
   Total non-trading revenues                            63      51     47
--------------------------------------------------------------------------------
Total                                                   100%    100%   100%
================================================================================

   While the Individual Investor and Institutional Investor segments generate both trading and non-trading revenues, the Capital Markets segment generates primarily trading revenues and the U.S. Trust segment generates primarily non-trading revenues. The $1.4 billion decline in revenues from 2000 was due to decreases in revenues of $1.1 billion, or 31%, in the Individual Investor segment, $17 million, or 2%, in the Institutional Investor segment and $329 million, or 51%, in the Capital Markets segment. These decreases were slightly offset by increases of $11 million, or 2%, in the U.S. Trust segment and $26 million in non-operating revenues consisting primarily of a gain on the sale of an investment. See note "23 - Segment Information" in the Notes to Consolidated Financial Statements for financial information by segment for the last three years.

                                 [CHART OMITTED]

Asset Management and Administration Fees
   Asset management and administration fees include mutual fund service fees, as well as fees for other asset-based financial services provided to individual and institutional clients. The Company earns mutual fund service fees for recordkeeping and shareholder services provided to third-party funds, and for transfer agent services, shareholder services, administration and investment management provided to its proprietary funds. These fees are based upon the daily balances of client assets invested in third-party funds and upon the average daily net assets of the Company's proprietary funds. Mutual fund service fees are earned primarily through the Individual Investor and

Institutional Investor segments. The Company also earns asset management and administration fees for financial services, including investment management and consulting, trust and fiduciary services, financial and estate planning, and private banking services, provided to individual and institutional clients. These fees are primarily based on the value and composition of assets under management and are earned primarily through the U.S. Trust, Individual Investor and Institutional Investor segments.
   Asset management and administration fees were $1.7 billion in 2001, compared to $1.6 billion in 2000 and $1.2 billion in 1999, as shown in the following table:

--------------------------------------------------------------------------------
Asset Management and Administration Fees                2001    2000    1999
--------------------------------------------------------------------------------
Mutual fund service fees:
   Proprietary funds (SchwabFunds
     and Excelsior)                                   $  818  $  673  $  542
   Mutual Fund OneSource                                 282     331     227
   Other                                                  41      35      19
Asset management and related services                    534     544     432
--------------------------------------------------------------------------------
   Total                                              $1,675 $ 1,583 $ 1,220
================================================================================

   The increase from 2000 to 2001 was primarily due to a significant increase in client assets in the Company's proprietary funds, partially offset by a decrease in client assets in Schwab's Mutual Fund OneSource. The increase from 1999 to 2000 was primarily due to a significant increase in client assets in Schwab's proprietary funds, an increase in client assets in Schwab's Mutual Fund OneSource and an increase in U.S. Trust's client assets.
   The Company's proprietary funds include money market funds, equity index funds, bond funds, asset allocation funds, funds that primarily invest in stock, bond and money market funds, and actively-managed equity funds. Schwab clients may elect to have cash balances in their brokerage accounts automatically invested in certain SchwabFunds money market funds. Client assets invested in the SchwabFunds were $148.0 billion, $127.2 billion and $107.9 billion at the end of 2001, 2000 and 1999, respectively.
   At December 31, 2001, Schwab's Mutual Fund OneSource service enabled clients to trade 1,079 mutual funds in 240 fund families without incurring transaction fees. The service allows investors to access multiple mutual fund companies, avoid brokerage transaction fees, and achieve investment diversity among fund families. In addition, investors' recordkeeping and investment monitoring are simplified through one consolidated statement. Client assets invested in third-party funds that have been purchased through the Mutual Fund OneSource service were $87.0 billion, $98.3 billion and $101.0 billion at the end of 2001, 2000 and 1999, respectively.
   Further, U.S. Trust's client assets were $124.0 billion, $130.4 billion and $120.8 billion at the end of 2001, 2000 and 1999, respectively.

Commissions
   The Company earns commission revenues by executing client trades primarily through the Individual Investor and Institutional Investor segments. These revenues are affected by the number of client accounts that trade, the average number of commission-generating trades per account, and the average commission per trade. Commission revenues were $1.4 billion in 2001, compared to $2.3 billion in 2000 and $1.9 billion in 1999.
   The Company's client trading activity is shown in the following table (in thousands):
--------------------------------------------------------------------------------
Daily Average Trades                               2001      2000      1999
--------------------------------------------------------------------------------
Revenue Trades
  Online                                          133.5     204.1     119.1
  TeleBroker(R) and Schwab by Phone                 7.5       8.2       8.5
  Regional client telephone
     service centers, branch offices
     and other                                     18.7      29.7      35.5
--------------------------------------------------------------------------------
  Total                                           159.7     242.0     163.1
================================================================================
Mutual Fund OneSource Trades
  Online                                           37.0      36.8      23.3
  TeleBroker and Schwab by Phone                     .5       1.0       1.0
  Regional client telephone
     service centers, branch offices
     and other                                     16.5      20.3      21.3
--------------------------------------------------------------------------------
  Total                                            54.0      58.1      45.6
================================================================================
Total Daily Average Trades
  Online                                          170.5     240.9     142.4
  TeleBroker and Schwab by Phone                    8.0       9.2       9.5
  Regional client telephone
     service centers, branch offices
     and other                                     35.2      50.0      56.8
--------------------------------------------------------------------------------
  Total                                           213.7     300.1     208.7
================================================================================

   As illustrated in the following table, the total number of client revenue trades executed by the Company decreased 35% in 2001 as both the number of client accounts that traded and the average number of trades per account have declined. Average commission per revenue trade decreased 6% from 2000 to 2001, mainly due to reduced pricing for online equity trades placed by more actively trading investors, as well as reduced pricing of equity trades made through automated telephone channels to align them with online pricing. Average commission per revenue trade decreased 18% from 1999 to 2000, mainly due to reduced pricing for online equity trades placed by more actively trading investors and the impact of CyberTrader's lower pricing. In 2000, the increase in trading activity more than offset the effect of lower average commission per revenue trade. However, in 2001 both trading activity and average commissions per revenue trade declined.

--------------------------------------------------------------------------------
Commissions Earned on
   Client Revenue Trades                           2001      2000      1999
--------------------------------------------------------------------------------
Client accounts that traded
   during the year (in thousands)                 3,028     3,787     3,349
Average client revenue
   trades per account                              13.1      16.1      12.3
Total revenue trades (in thousands)              39,625    60,972    41,116
Average commission per revenue trade           $  35.02 $   37.38   $ 45.55
Commissions earned on client
  revenue trades (1)                           $  1,388 $   2,279   $ 1,873
--------------------------------------------------------------------------------
(1)Includes certain non-commission revenues relating to the execution of client trades. Excludes commissions on trades relating to specialist operations and U.S. Trust commissions on trades.

Net Interest Revenue
   Net interest revenue is the difference between interest earned on assets (mainly margin loans to clients, investments required to be segregated for clients, securities available for sale and private banking loans) and interest paid on liabilities (mainly brokerage client cash balances and banking deposits). Net interest revenue is affected by changes in the volume and mix of these assets and liabilities, as well as by fluctuations in interest rates and hedging strategies.
   Most of the Company's net interest revenue is earned through the Individual Investor, Institutional Investor and U.S. Trust segments. In clearing its clients' trades, Schwab holds cash balances payable to clients. In most cases, Schwab pays its clients interest on cash balances awaiting investment, and may invest these funds and earn interest revenue. Schwab also may lend funds to clients on a secured basis to purchase qualified securities -- a practice commonly known as "margin lending." Pursuant to Securities and Exchange Commission (SEC) regulations, client cash balances that are not used for margin lending are generally segregated into an investment account that is maintained for the exclusive benefit of clients.
   When investing segregated client cash balances, Schwab must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates and mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts, and resale agreements collateralized by qualified securities. Schwab's policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. In each of the last three years, resale agreements accounted for over 80% of Schwab's investments of segregated client cash balances. The average maturities of Schwab's total investments of segregated client cash balances were 66 days for 2001, 59 days for 2000 and 62 days for 1999. U.S. Trust lends funds to its private banking clients primarily in the form of mortgage loans. These loans are largely funded by interest-bearing deposits from banking clients.
   Net interest revenue was $929 million in 2001, compared to $1.2 billion in 2000 and $820 million in 1999, as shown in the following table:

--------------------------------------------------------------------------------
                                                   2001      2000      1999
--------------------------------------------------------------------------------
Interest Revenue:
Margin loans to clients                          $  832   $ 1,772    $  983
Investments, client-related                         555       338       404
Private banking loans                               240       219       175
Securities available for sale                        79        69        57
Other                                               151       191        99
--------------------------------------------------------------------------------
     Total                                        1,857     2,589     1,718
--------------------------------------------------------------------------------
Interest Expense:
Brokerage client cash balances                      696     1,076       701
Deposits from banking clients                       128       155       117
Long-term debt                                       55        55        33
Short-term borrowings                                27        20         8
Stock-lending activities                             17        40        32
Other                                                 5         6         7
--------------------------------------------------------------------------------
     Total                                          928     1,352       898
--------------------------------------------------------------------------------
Net interest revenue                             $  929   $ 1,237    $  820
================================================================================
   The Company's interest-earning assets are financed primarily by interest-bearing brokerage client cash balances and banking deposits. Other funding sources include noninterest-bearing brokerage client cash balances, proceeds from stock-lending activities, short-term borrowings and long-term debt, and stockholders' equity. Client-related daily average balances, interest rates, and average net interest spread are summarized as follows:

--------------------------------------------------------------------------------
                                                      2001      2000      1999
--------------------------------------------------------------------------------
Interest-Earning Assets (client-related and other):
Investments (client-related):
  Average balance outstanding                      $14,198   $ 6,170   $ 8,555
  Average interest rate                              3.91%     5.48%     4.72%
Margin loans to clients:
  Average balance outstanding                      $11,432   $19,764   $13,172
  Average interest rate                              7.28%     8.96%     7.46%
Private banking loans:
  Average balance outstanding                      $ 3,469   $ 2,867   $ 2,404
  Average interest rate                              6.91%     7.65%     7.26%
Securities available for sale:
  Average balance outstanding                      $ 1,317   $ 1,133   $   997
  Average interest rate                              5.98%     6.08%     5.75%
Average yield on interest-earning assets             5.61%     8.01%     6.44%
Funding Sources(client-related and other):
Interest-bearing brokerage client cash balances:
  Average balance outstanding                      $22,295   $20,961   $17,344
  Average interest rate                              3.12%     5.14%     4.04%
Interest-bearing banking deposits:
  Average balance outstanding                      $ 3,365   $ 3,071   $ 2,779
  Average interest rate                              3.80%     5.05%     4.23%
Other interest-bearing sources:
  Average balance outstanding                      $ 1,117   $ 1,831   $ 1,510
  Average interest rate                              3.99%     4.53%     3.85%
Average noninterest-bearing portion                $ 3,639   $ 4,071   $ 3,495
Average interest rate
on funding sources                                   2.85%     4.39%     3.49%
  Summary:
Average yield on interest-earning assets             5.61%     8.01%     6.44%
Average interest rate on funding sources             2.85%     4.39%     3.49%
--------------------------------------------------------------------------------
Average net interest spread                          2.76%     3.62%     2.95%
================================================================================
   The decrease in net interest revenue from 2000 to 2001 was primarily due to lower levels of, and lower rates received on, margin loans to clients, partially offset by higher average balances of client-related investments and lower rates paid on brokerage client cash balances. After reaching a peak of $22.3 billion in April 2000, margin loans to clients declined to $15.8 billion at December 31, 2000 along with the decline in equity valuations in the securities markets. The increase in net interest revenue from 1999 to 2000 was also due to an increase in the average rate on margin loans to clients, which was partially offset by an increase in the average rate on brokerage client cash balances.
   Since  the  Company  establishes  the rates  paid on  brokerage  client  cash balances and certain banking deposits and the rates charged on margin and private banking loans, a substantial portion of its net interest spread is managed by the Company. However, the spread is influenced by external factors such as the interest rate environment and competition. The Company's average net
interest   spread   decreased  from  2000  to  2001  as  the  average  yield  on interest-earning assets, primarily margin loans to clients, declined more than the decline in average interest rate on funding sources. The Company's average net interest spread increased from 1999 to 2000 as the average yield on interest-earning assets, primarily margin loans to clients, increased more than the increase in average interest rate on funding sources.

Principal Transactions
   Principal transaction revenues are primarily comprised of net gains from market-making activities in Nasdaq and other securities effected through the Capital Markets segment. Factors that influence principal transaction revenues include the volume of client trades, market price volatility, average revenue per share traded and changes in regulations and industry practices. As a market maker in Nasdaq and other securities, SCM generally executes client trades as principal. While substantially all Nasdaq security trades originated by the clients of Schwab are directed to SCM, a substantial portion of SCM's trading volume comes from parties other than Schwab. Orders handled by SCM represented approximately 4% and 7% of the total shares traded on Nasdaq in 2001 and 2000, respectively(b).
   Principal transaction revenues were $255 million in 2001, compared to $570 million in 2000 and $500 million in 1999. The decrease from 2000 to 2001 was primarily due to the change to decimal pricing which was fully implemented by April 2001, and lower share volume handled by SCM. The increase from 1999 to 2000 was primarily due to a significant increase in share volume handled by SCM, partially offset by lower average revenue per share traded. SCM's average revenue per share traded decreased from 2.8(cent) in 1999 to 1.8(cent) in 2000 primarily due to market conditions. Additionally, SCM's average revenue per share traded decreased from 1.8(cent) in 2000 to .8(cent) in 2001 primarily due to the change to decimal pricing as well as market conditions.
   Principal transaction revenues also include revenues relating to Schwab's specialist operations and to client trading of fixed income securities. These amounts totaled $51 million in 2001, $84 million in 2000 and $67 million in 1999.

Other Revenues
   Other revenues include fees for services, such as payments received by Schwab for order flow, net gains and losses on certain investments, software maintenance and account service fees. Other revenues are earned primarily through the Individual Investor, Institutional Investor and U.S. Trust segments. These revenues were $139 million in 2001, compared to $104 million in 2000 and $71 million in 1999. The increase from 2000 to 2001 was primarily due to gains recorded on sales of investments. The increase from 1999 to
--------
(b)  Source: The Nasdaq Stock Market, Inc.

2000 was due to higher levels of client activity-related revenues and financial services fees, as well as a higher volume of payment for order flow.

EXPENSES EXCLUDING INTEREST

   Total expenses excluding interest declined $339 million, or 7%, in 2001. Total expenses excluding non-operating charges declined $720 million, or 16%, in 2001. The Company's initiatives under its restructuring plan and other expense reduction measures resulted in decreases in most expense categories during 2001 when compared to 2000. Increases in 2001 in occupancy and equipment expense and depreciation and amortization expense were due to the Company's continued investment in technology and facilities during 2000.

--------------------------------------------------------------------------------
Expenses Excluding Interest as a Percentage
   of Revenues                                      2001      2000      1999
--------------------------------------------------------------------------------
Compensation and benefits                            43%       42%       42%
Other compensation - merger retention programs        1         1
Occupancy and equipment                              11         7         7
Communications                                        8         6         6
Depreciation and amortization                         8         4         4
Advertising and market development                    6         6         6
Professional services                                 4         4         4
Commissions, clearance and floor brokerage            2         2         2
Goodwill amortization                                 2         1
Merger-related                                                  1
Restructuring and other charges                      10
Other                                                 2         5         5
--------------------------------------------------------------------------------
Total                                                97%       79%       76%
================================================================================

Compensation and Benefits
   Compensation and benefits expense includes salaries and wages, variable compensation, and related employee benefits and taxes. Employees receive variable compensation that is tied to the achievement of specified objectives relating primarily to revenue growth, profit margin and growth in client assets. Therefore, a significant portion of compensation and benefits expense will fluctuate with these measures.
   Compensation and benefits expense was $1.9 billion in 2001, down 22% from 2000 and unchanged from 1999. The decrease from 2000 to 2001 was primarily due to a substantial decline in variable compensation expense resulting from the Company's financial performance, as well as a reduction in full-time equivalent employees. The increase from 1999 to 2000 was primarily due to a greater number of employees. The following table shows a comparison of certain compensation and benefits components and employee data (in thousands):
--------------------------------------------------------------------------------
                                                   2001      2000      1999
--------------------------------------------------------------------------------
Variable compensation as a
   % of compensation and benefits expense           11%       28%       30%
Compensation for temporary employees,
   contractors and overtime hours as a
   % of compensation and benefits expense            6%        9%       11%
Full-time equivalent employees(1)
   (at year end)                                   19.6      26.3      20.1
Revenues per average full-time equivalent
   employee                                       $ 192     $ 239     $ 249
================================================================================
(1)Includes full-time, part-time and temporary employees, and persons employed on a contract basis.

   The Company encourages and provides for employee ownership of the Company's common stock through its qualified retirement plan, its stock incentive plans and its automatic investment plan. The Company's overall compensation structure is intended to attract, retain and reward highly qualified employees, and to align the interests of employees with those of stockholders. To further this alignment, the Company granted to all non-officer employees 26 million, 11 million and 6 million stock options in 2001, 2000 and 1999, respectively. (Stock options granted in 1999 were granted prior to the merger with USTC and therefore did not include U.S. Trust employees.)
   At December 31, 2001, directors, management and employees, and their respective families, trusts and foundations, owned, including stock held for employees' benefit in the Company's retirement plan, approximately 28% of the Company's outstanding common stock. In addition, directors, management and employees held options to purchase common stock in an amount equal to approximately 11% of the Company's outstanding common stock at December 31, 2001.

Other Compensation - Merger Retention Programs
   Other compensation - merger retention programs consists of retention programs established for U.S. Trust and CyberTrader employees, under which the employees will receive cash compensation, contingent upon continued employment for the two-year periods ending May 31, 2002 and March 1, 2002, respectively. The aggregate cost of the U.S. Trust and CyberTrader retention programs is approximately $119 million and is being amortized over the programs' respective two-year periods. The combined expense for the programs was $56 million in 2001 and $39 million in 2000. The increase from 2000 to 2001 was due to the fact that the retention programs were in place for the full year, partially offset by employees who have left U.S. Trust and CyberTrader. At December 31, 2001, the remaining estimated expense under these merger retention programs was $24 million, which the Company plans to record in the first half of 2002.

Occupancy and Equipment
   Occupancy and equipment expense includes the costs of leasing and maintaining the Company's office space, five regional client telephone service centers, two online client support centers, two primary data centers, 395 Schwab domestic branch offices and 34 U.S. Trust offices. It also includes lease and rental expenses for computer and other equipment. Occupancy and equipment expense was $490 million in 2001, compared to $415 million in 2000 and $307 million in 1999. This trend reflects the Company's growth and expansion in 1999 and 2000, and its commitment to client service and investment in technology. Schwab opened 22 new domestic branch offices in 2001, 44 in 2000 and 49 in 1999. U.S. Trust opened 3 new offices in both 2001 and 2000, and 4 in 1999. The Company opened its fifth regional client telephone service center in 2000. The increases in occupancy and equipment expense from 1999 to 2001 also reflect higher lease and maintenance expenses for information technology equipment.

Communications
   Communications expense includes telephone, postage and printing, and news and quotation costs. This expense was $339 million in 2001, compared to $353 million in 2000 and $279 million in 1999. The decrease from 2000 to 2001 was primarily due to lower client trading volumes and the Company's expense reduction measures, partially offset by increased client use of automated telephonic and online channel news, quotation and information services. The increase from 1999 to 2000 primarily resulted from higher client trading volumes, higher postage and printing costs in connection with the growth in client accounts, and increased client use of automated telephonic and online channel news, quotation and information services.

Depreciation and Amortization
   Depreciation and amortization includes expenses relating to equipment and office facilities, capitalized software, leasehold improvements, property and other intangibles. This expense was $338 million in 2001, compared to $255 million in 2000 and $169 million in 1999. The increases from 1999 to 2001 were primarily due to increased amortization of internally-developed software, information technology equipment acquired in 2000 and 1999, and leasehold improvements for new branches and expanded office space. Amortization expense related to intangible assets was $11 million in 2001, compared to $10 million in 2000 and $2 million in 1999. The increase from 1999 to 2000 was primarily due to intangible assets (excluding goodwill) related to the acquisition of CyberTrader.

Advertising and Market Development
   Advertising and market development expense includes media, print and direct mail advertising expenses, and related production, printing and postage costs. This expense was $246 million in 2001, compared to $332 million in 2000 and $248 million in 1999. The decrease from 2000 to 2001 was primarily a result of reductions, as part of the Company's expense reduction measures, in brand-focused television and print media spending. The increase from 1999 to 2000 was primarily a result of the Company's increased brand-focused television and print media spending.

Professional Services
   Professional services expense includes fees paid to consultants engaged to support product, service and information technology projects, as well as legal and accounting fees, but excludes all merger-related professional fees. This expense was $193 million in 2001, compared to $255 million in 2000 and $184 million in 1999. The decrease from 2000 to 2001 was primarily due to the Company's expense reduction measures. The increase from 1999 to 2000 was primarily due to higher levels of consulting fees in several areas, including new and expanded products and services, information technology projects, and capacity expansion.

Commissions, Clearance and Floor Brokerage
   Commissions, clearance and floor brokerage expense includes fees paid to stock and option exchanges for trade executions, fees paid by SCM to broker-dealers for orders received for execution, and fees paid to clearing entities for trade processing. This expense was $92 million in 2001, compared to $138 million in 2000 and $100 million in 1999. The decrease from 2000 to 2001 was primarily due to a decrease in trading volume processed by SCM and Schwab. The increase from 1999 to 2000 was primarily due to an increase in trading volume processed by SCM and Schwab.

Goodwill Amortization
   Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition and is amortized on a straight-line basis. Goodwill amortization expense was $66 million in 2001, compared to $53 million in 2000 and $12 million in 1999. The increases from 1999 to 2001 were primarily due to goodwill related to the acquisition of CyberTrader.

Merger-related
   Merger-related expense includes professional fees, change-in-control related compensation expense and other expenses relating to the merger with USTC. This expense was $69 million in 2000. There were no such expenses in 2001 or 1999.

Other Expenses
   Other expenses include trading volume-related regulatory expenses, travel and entertainment, trade-related errors, and other miscellaneous expenses. These other expenses were $104 million in 2001, compared to $234 million in 2000 and $200 million in 1999. The decrease from 2000 to 2001 was primarily due to lower levels of trade-related errors, travel and related costs, and trading volume-related regulatory expenses. The increase from 1999 to 2000 was primarily due to higher levels of travel and related costs and trading volume-related regulatory expenses.

Taxes on Income
   The Company's effective income tax rate was 44.1% in 2001, 41.7% in 2000, and 39.4% in 1999. The increase from 2000 to 2001 was primarily due to the greater impact of goodwill amortization, which is non-deductible for tax purposes, as a percentage of income before taxes on income. The increase from 1999 to 2000 was primarily due to charges, which are non-deductible for tax purposes, for certain professional costs related to the merger with USTC as well as goodwill amortization primarily related to the acquisition of CyberTrader.

LIQUIDITY AND CAPITAL RESOURCES

   CSC is a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956, as amended (the Act). CSC conducts virtually all business through its wholly owned subsidiaries. The capital structure among CSC and its subsidiaries is designed to provide each entity with capital and liquidity consistent with its operations. See note "20 - Regulatory Requirements" in the Notes to Consolidated Financial Statements.

Liquidity
CSC
   CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. As discussed below, Schwab, CSC's depository institution subsidiaries and SCM are subject to regulatory requirements that may restrict them from certain transactions with CSC. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs, meeting CSC's depository institution subsidiaries' capital guidelines and maintaining Schwab's and SCM's net capital. Based on their respective regulatory capital ratios at December 31, 2001 and 2000, the Company and its depository institution subsidiaries are considered well capitalized.
   CSC has liquidity needs that arise from its issued and outstanding $679 million Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, acquisitions and other investments. The Medium-Term Notes have maturities ranging from 2002 to 2010 and fixed interest rates ranging from 6.04% to 8.05% with interest payable semiannually. The Medium-Term Notes are rated A2 by Moody's Investors Service, A by Standard & Poor's Ratings Group and A+ by Fitch IBCA, Inc.
   CSC has a prospectus supplement on file with the SEC enabling CSC to issue up to $750 million in Senior or Senior Subordinated Medium-Term Notes, Series A. At December 31, 2001, all of these notes remained unissued.
   CSC has authorization from its Board of Directors to issue up to $1.2 billion in commercial paper. At December 31, 2001, no commercial paper has been issued. CSC's ratings for these short-term borrowings are P-1 by Moody's Investors Service and A-1 by Standard & Poor's Ratings Group.
   CSC maintains a $1.2 billion committed, unsecured credit facility with a group of twenty-three banks which is scheduled to expire in June 2002. CSC plans to establish a similar facility to replace this one when it expires. Any issuances under CSC's commercial paper program (see above) will reduce the amount available under this facility. The funds under this facility are available for general corporate purposes and CSC pays a commitment fee on the unused balance of this facility. The financial covenants in this facility require CSC to maintain a minimum level of tangible net worth, and Schwab and SCM to maintain specified levels of net capital, as defined. Management believes that these restrictions will not have a material effect on its ability to meet foreseeable dividend or funding requirements. This facility was unused in 2001.
   CSC also has direct access to $665 million of the $845 million uncommitted, unsecured bank credit lines, provided by seven banks, that are primarily utilized by Schwab to manage short-term liquidity. The amount available to CSC under these lines is lower than the amount available to Schwab because the credit line provided by one of these banks is only available to Schwab, while the credit line provided by another one of these banks includes a sub-limit on credit available to CSC. These lines were not used by CSC in 2001.
      During 2001, the Company began occupying and making lease payments on a newly renovated office building. The lease for the building was arranged by working with a bank to create an unconsolidated special purpose trust (Trust). The Trust, through an agent, raised the $245 million needed to acquire and renovate the building by issuing long-term debt ($235 million) and raising equity capital ($10 million). The Company's lease payments to the Trust vary with fluctuations in interest rates and are structured to cover the interest on the debt obligations and a specified return on the equity. This financing arrangement, known as a synthetic lease, enables the Company to acquire office space at attractive rates; it is, however, more complex than standard lease structures. For example, upon the expiration of the lease in June 2005, the Company may renew the lease for an additional five years subject to certain approvals and conditions, or arrange a sale of the office building to a third party. The Company also has an option to purchase the office building for $245 million at any time after June 18, 2003. The Company has provided the Trust with a residual value guarantee, which means that if the building is sold to a third party the Company is responsible for making up any shortfall between the actual sales price and the $245 million funded by the Trust, up to a maximum of $202 million. The Company has recently obtained a preliminary appraisal of $200 million for the estimated value of the building at the end of the lease term. The shortfall in estimated value below $245 million will be recorded as expense using the straight-line method over the remaining term of the lease.

Schwab
   Most of Schwab's assets are liquid, consisting primarily of short-term (i.e., less than 90 days) investment-grade, interest-earning investments (the majority of which are segregated for the exclusive benefit of clients pursuant to regulatory requirements), receivables from brokerage clients, and receivables from brokers, dealers and clearing organizations. Client margin loans are demand loan obligations secured by readily marketable securities. Receivables from and payables to brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle, or can be closed out, within a few business days.
   Liquidity needs relating to client trading and margin borrowing activities are met primarily through cash balances in brokerage client accounts, which were $25.0 billion, $25.2 billion and $23.0 billion at December 31, 2001, 2000 and 1999, respectively. Management believes that brokerage client cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.
   Schwab is subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations prohibit Schwab from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement of $1 million. At December 31, 2001, Schwab's net capital was $1.2 billion (12% of aggregate debit balances), which was $968 million in excess of its minimum required net capital and $673 million in excess of 5% of aggregate debit balances. Schwab has historically targeted net capital to be 10% of its aggregate debit balances, which primarily consist of client margin loans.
   To manage Schwab's regulatory capital position, CSC provides Schwab with a $1.4 billion subordinated revolving credit facility maturing in September 2003, of which $220 million was outstanding at December 31, 2001. At year end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC maturing in 2003. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.
   To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines with a group of seven banks totaling $845 million at December 31, 2001 (as noted previously, $665 million of these lines are also available for CSC to use). The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments. Schwab used such borrowings for twenty-one days in 2001 and twenty-six days in both 2000 and 1999, with the daily amounts borrowed averaging $33 million, $80 million and $125 million, respectively. There were no borrowings outstanding under these lines at December 31, 2001.
   To satisfy the margin requirement of client option transactions with the Options Clearing Corporation (OCC), Schwab has unsecured letter of credit agreements with eleven banks in favor of the OCC aggregating $805 million at December 31, 2001. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at December 31, 2001.

U.S. Trust
   U.S. Trust's liquidity needs are generally met through earnings generated by its operations.
   U.S. Trust is subject to the Federal Reserve Board's risk-based and leverage capital guidelines. These regulations require banks and bank holding companies to maintain minimum levels of capital. In addition, CSC's depository institution subsidiaries are subject to limitations on the amount of dividends they can pay to USTC.
   In addition to traditional funding sources such as deposits, federal funds purchased and repurchase agreements, CSC's depository institution subsidiaries have established their own external funding sources. At December 31, 2001, U.S. Trust had $50 million in Trust Preferred Capital Securities outstanding with a fixed interest rate of 8.41%. Certain of CSC's depository institution subsidiaries have established credit facilities with the Federal Home Loan Bank System (FHLB) totaling $737 million. At December 31, 2001, $350 million in short-term borrowings and $1 million in long-term debt were outstanding under these facilities.
      Under a new agreement effective in 2001, CSC provides U.S. Trust with a $300 million short-term credit facility maturing in 2003. Borrowings under this facility do not qualify as regulatory capital for U.S. Trust. The amount outstanding under this facility was $30 million at December 31, 2001.

SCM
   SCM's liquidity needs are generally met through earnings generated by its operations. Most of SCM's assets are liquid, consisting primarily of cash and cash equivalents, marketable securities and receivables from brokers, dealers and clearing organizations.
   SCM's liquidity is affected by the same net capital regulatory requirements as Schwab (see discussion above). At December 31, 2001, SCM's net capital was $14 million, which was $13 million in excess of its minimum required net capital.
   SCM may borrow up to $70 million under a subordinated lending arrangement with CSC maturing in 2003. Borrowings under this arrangement qualify as regulatory capital for SCM. In addition, CSC provides SCM with a $50 million short-term credit facility. Borrowings under this arrangement do not qualify as regulatory capital for SCM. No funds were drawn under these facilities at December 31, 2001.

Liquidity Risk Factors
   The Company manages risk by maintaining sufficient liquid financial resources to fund its balance sheet and meet its obligations. The Company's liquidity needs are met primarily through cash generated by its subsidiaries' operations, as well as cash provided by external financing. Risks in meeting these needs may arise with fluctuations in client cash or deposit balances, as well as changes in market conditions.
   Specific risk factors which may affect the Company's liquidity position include:
- a dramatic increase in the Company's client lending activities (including margin, mortgage and personal lending) which may reduce the Company's liquid resources and capital position;
- a significant increase in client order flow in SCM's market-making activities, creating an imbalance of long or short securities positions which may reduce the Company's liquid resources and excess capital position;
- a reduction in cash held in banking or brokerage client accounts which may affect the amount of the Company's liquid assets; and
- a significant downgrade in the Company's credit ratings which could increase its borrowing costs and limit its access to the capital markets.

Development Spending
   A significant portion of the Company's liquidity needs arises from ongoing investments to support future growth. These investments, which the Company refers to as development spending, are comprised of two categories: media spending (including media and production expenses) and project spending.
Approximately 75% of project spending in 2002 is targeted towards enhancing future revenue growth and improving productivity in line with the Company's strategic  priorities.  The  remaining  25% is targeted  towards  enhancing  the
Company's infrastructure and ensuring compliance with appropriate risk management policies and industry practices. This spending is imbedded throughout certain categories of the Company's non-interest expenses.
   Development spending in 2001 was approximately $406 million, down 23% from 2000. Given the prevailing market conditions and the Company's financial performance, the Company reduced its development spending in 2001 below the level originally anticipated. Management currently anticipates 2002 development spending to be 5% to 10% lower than the 2001 level, reflecting management's continued focus on expense containment in light of prevailing market conditions. Development spending in 2002 is anticipated to be evenly split between project and media spending.
   As has been the case in recent years, the Company may adjust its development spending from period to period as business conditions change. In general, the level of future spending will be influenced by the rate of growth in client assets and trading activities, the opportunities to invest in technology that improve capacity, productivity or the client experience, and the expected return on these investments as compared to the Company's financial objectives and cost of capital. While development spending is discretionary and can be altered in response to business conditions, the Company views its development spending as essential for future growth and therefore prefers to avoid major adjustments in such spending unless faced with what it believes is a sustained slowdown in revenue growth.

Cash Flows and Capital Resources
   Net income plus depreciation and amortization including goodwill amortization was $603 million in 2001, down 41% from $1.0 billion in 2000. Depreciation and amortization expense related to equipment, office facilities and property was $327 million in 2001 and $245 million in 2000. Amortization expense related to intangible assets was $11 million in 2001 and $10 million in 2000. Goodwill amortization expense was $66 million in 2001 and $53 million in 2000.

                                 [CHART OMITTED]

      The Company's capital expenditures were $301 million in 2001 and $705 million in 2000, or 7% and 12% of revenues, respectively. In 2001, 69% of capital expenditures were for information technology and 31% for facilities expansion and improvements. The $404 million, or 57%, decrease in capital expenditures in 2001 was primarily due to the declines in client trading volumes and difficult market conditions which characterized most of the year. Capital expenditures as described above include the capitalized costs for developing internal-use software of $79 million in 2001 and $109 million in 2000. Schwab opened 22 new domestic branch offices during 2001, compared to 44 in 2000. U.S. Trust opened 3 new offices in both 2001 and 2000. The Company continues to view its office network as important to pursuing its strategy of attracting client assets.
   Management currently anticipates that 2002 capital expenditures will be approximately 10% to 20% lower than 2001 spending. As has been the case in recent years, the Company may adjust its capital expenditures from period to period as business conditions change.
   During 2001, the Company:
   -  Repaid $40 million of long-term debt;
   - Received cash proceeds of $30 million on the exercise of 6 million of the Company's stock options, with a weighted-average exercise price of $4.73, and a related tax benefit of $37 million; and
   -  Paid common stock dividends of $61 million.
   The Company monitors both the relative composition and absolute level of its capital structure. The Company's total financial capital (long-term debt plus stockholders' equity) at December 31, 2001 was $4.9 billion, down $107 million, or 2%, from a year ago. At December 31, 2001, the Company had long-term debt of $730 million, or 15% of total financial capital, bearing interest at a weighted-average rate of 7.35%. At December 31, 2001, the Company's stockholders' equity was $4.2 billion, or 85% of total financial capital. Management currently anticipates that long-term debt will remain below 30% of total financial capital.

Commitments
   A summary of the Company's principal contractual obligations and other commitments as of December 31, 2001 is shown in the following table. Management believes that funds generated by the operations of the Company's subsidiaries will continue to be the primary funding source in meeting these obligations and commitments.

                                          Less than  1 - 3  4 - 5 After 5
                                            1 Year   Years  Years  Years   Total
--------------------------------------------------------------------------------

Operating leases (1)                       $  267   $ 443   $ 471 $ 632   $1,813
Long-term debt (2)                            114     181     124   311      730
Short-term borrowings (3)                     578                            578
Merger-retention programs (4)                 117                            117
Credit-related financial
 instruments (5)                              568      95                    663
Other commitments (6)                          20                             20
--------------------------------------------------------------------------------
    Total                                  $1,664   $ 719   $ 595 $ 943   $3,921
================================================================================
   (1)Includes minimum rental commitments and maximum guaranteed residual values under noncancelable leases for office space and equipment. See Note 21 to the Consolidated Financial Statements.
   (2)See Note 14 to the Consolidated Financial Statements.
   (3)See Note 13 to the Consolidated Financial Statements.
   (4)Includes commitments under merger-retention programs for employees of U.S. Trust and CyberTrader. See Note 4 to the Consolidated Financial Statements.
   (5)Includes U.S. Trust firm commitments to extend credit primarily for mortgage loans to private banking clients and standby letters of credit. See Note 22 to the Consolidated Financial Statements.
   (6)Includes a guarantee on a bank credit facility and committed capital contributions to venture capital funds. See Note 21 to the Consolidated Financial Statements.

   In addition to the commitments summarized above, in the ordinary course of its business, the Company has entered into various agreements with third-party vendors, including agreements for advertising, sponsorships of sporting events, data processing equipment purchases, licensing and software installation. These agreements typically can be revoked by the Company if notice is given on the pre-determined dates specified in the agreements.

Share Repurchases
   On September 20, 2001, the Board of Directors authorized repurchases of the Company's common stock totaling up to $500 million. The shares may be repurchased through open market or privately negotiated transactions based on prevailing market conditions. This authorization superseded the Board of Directors' repurchase authorization on March 21, 2001 for up to 20 million shares of CSC's common stock. CSC repurchased 27 million shares of its common stock for $368 million in 2001 and 3 million shares of its common stock for $54 million in 1999. CSC did not repurchase any common stock in 2000. At December 31, 2001, the authorization granted by the Board of Directors allows for future repurchases of CSC's common stock totaling up to $399 million.

Dividend Policy
   Since the initial dividend in 1989, CSC has paid 51 consecutive quarterly dividends and has increased the dividend 12 times. Since 1989, dividends have increased by a 29% compounded annual growth rate. CSC paid common stock dividends of $.0440 per share in 2001, $.0407 per share in 2000 and $.0373 per share in 1999. Dividends declared per common share do not include dividends declared by USTC prior to the completion of the merger. While the payment and amount of dividends are at the discretion of the Company's Board of Directors, subject to certain regulatory and other restrictions, the Company targets its cash dividend at approximately 5% to 10% of net income plus depreciation and amortization.

Risk MANAGEMENT

Overview
   The Company's business and activities expose it to different types of risks including, but not limited to, those discussed below. Proper identification, assessment and management of these risks are essential to the success and financial soundness of the Company. Managing risk at the Company begins with the expertise and experience of management at the business unit level. To supplement risk management at the business unit level, the Company has formed a Global Risk Steering Committee, and various other functional risk committees consisting of members of senior management. The Global Risk Steering Committee takes an active role in the oversight of the various risk committees by reviewing risk exposures, leading in the continued development of the Company's risk management practices, discussing changes in regulations and other risk-related developments, and reporting regularly to the Audit Committee of the Company's Board of Directors. Other risk committees include the Technology and Operations Risk Committee, which focuses on the integrity of operational controls and operating capacity of the Company's technology and operations systems; the Credit and Market Risk Oversight Committee, which focuses on the credit exposures resulting from client activity (i.e., margin lending activities and private banking loans), the investing activities of certain of the Company's proprietary funds, and corporate credit activities (i.e., counterparty and corporate investing activities) and on the market risk resulting from securities positioning activities; the Fiduciary Risk Committee, which focuses on financial or reputational risk caused by a potential breach of fiduciary duties to a client; and the Financial Risk Management Committee, which focuses on liquidity and capital resources, and interest rate risk. Further, the U.S. Trust Risk Policy Committee, which has broad responsibilities for the oversight of risk management at U.S. Trust, reports to the Company's Global Risk Steering Committee, as well as to the Board of Directors of U.S. Trust. Additionally, the Finance, Compliance, and Internal Audit Departments and the Office of Corporate Counsel assist management and the various risk committees in evaluating and monitoring the Company's risk profile.
   The following discussion highlights the Company's principal risks and some of the policies and procedures for risk identification, assessment and mitigation. See Liquidity and Capital Resources for a discussion on liquidity risk and note "22 - Financial Instruments Subject to Off-Balance-Sheet Risk or Credit Risk" in the Notes to Consolidated Financial Statements for additional discussion on credit risk.
   The Company's business, like that of other securities brokerage and related financial services firms, is directly affected by the fluctuations in securities trading volumes and price levels that occur in fundamentally cyclical financial markets, as well as by changes in government monetary policies that impact the growth of bank loans and investments and the level of interest charged for loans and paid on deposits and other funding sources. The Company may experience significant variations in revenues from period to period depending on changes in these factors and the overall business environment.
   Given the nature of the Company's revenues, expenses and risk profile, the Company's earnings and CSC's common stock price may be subject to significant volatility from period to period. The Company's results for a period are not necessarily indicative of results for any future period. Risk is inherent in the Company's business. Consequently, despite the Company's attempts to identify areas of risk, oversee operational areas involving risk and implement policies and procedures designed to mitigate risk, there can be no assurance that the Company will not suffer unexpected losses due to operating or other risks.

Competition
   The Company faces significant competition from companies seeking to attract client financial assets, including traditional, discount and online brokerage firms, mutual fund companies, banks, asset management and wealth management companies. Certain of these competitors have greater financial resources than the Company. The financial modernization legislation which became effective in March 2000 allows banks, securities firms and insurance companies more flexibility to affiliate under one holding company. Holding companies can engage in activities and acquire companies engaged in activities that are financial in nature. As the Company makes progress in its development of banking and other financial products as well as advice offerings to affluent clients, it may face competition from different companies. The expansion and client acceptance of conducting financial transactions online, as well as through wireless applications, have also attracted competition from providers of online services, software development companies and other providers of financial services. Finally, online trading has led to the creation of ECNs and new exchanges which may intensify competition. Increased competition may have a negative impact on the Company's business and operations.

Technology and Operating Risk
   Technology and operating risk is the potential for loss due to deficiencies in control processes or technology systems that constrain the Company's ability to gather, process and communicate information efficiently and securely, without interruptions. The Company's operations are highly dependent on the integrity of its technology systems and the Company's success depends, in part, on its ability to make timely enhancements and additions to its technology in anticipation of client demands. To the extent the Company experiences system interruptions, errors or downtime (which could result from a variety of causes, including changes in client use patterns, technological failure, changes to its systems, linkages with third-party systems, and power failures), the Company's business and operations could be significantly negatively impacted. Additionally, rapid increases in client demand may strain the Company's ability to enhance its technology and expand its operating capacity. To minimize business interruptions, Schwab has two data centers intended, in part, to further improve the recovery of business processing in the event of an emergency. Technology and operating risk also includes human error, fraud and natural disaster. The Company attempts to mitigate technology and operating risk by maintaining a comprehensive internal control system and by employing experienced personnel. Also, the Company maintains backup and recovery functions, including facilities for backup and communications, and conducts periodic testing of a disaster recovery plan. Each functional area deemed to be potentially of medium to high risk by management performs a risk self-assessment on an annual basis to evaluate the appropriateness of these internal controls and recovery plans. The Company is committed to an ongoing process of upgrading, enhancing and testing its technology systems. This effort is focused on meeting client demands, meeting market and regulatory changes, and deploying standardized technology platforms.
   See note "20 - Regulatory Requirements" in the Notes to Consolidated Financial Statements for a discussion on the improvements to U.S. Trust's risk management processes and systems as a result of the USTC and U.S. Trust NY cease and desist order with the Federal Reserve Board and the Superintendent of Banks of the State of New York.
   The Company is engaged in the research and development of new technologies, services and products. The Company endeavors to protect its research and development efforts, and its brands, through the use of copyrights, patents, trade secrets and contracts. From time to time, third parties indicate that they believe the Company may be infringing on their intellectual property rights. The Company's efforts to assess the merits of third-party claims of infringement of intellectual property, and its efforts to protect its own intellectual property, require an investment of time and resources. In certain circumstances, the Company attempts to obtain licenses under third-party intellectual property rights. In some circumstances, a license may not be available from a third party under acceptable terms. Similarly, the Company from time to time licenses its intellectual property to third parties. Under some circumstances, litigation may result from questions regarding infringement, ownership, validity, and scope of intellectual property. Such litigation can require the expenditure of significant Company resources. If the Company were found to have infringed a third-party patent, or other intellectual property rights, it could incur substantial liability, and in some circumstances could be enjoined from using certain technology, or providing certain products or services.

Credit Risk
   Credit risk is the potential for loss due to a client or counterparty failing to perform its contractual obligations, or the value of collateral held to secure obligations proving to be inadequate. The Company's direct exposure to credit risk mainly results from its margin lending activities, securities lending activities, role as a counterparty in financial contracts, and investing activities, and indirectly from the investing activities of certain of the Company's proprietary funds. To mitigate the risks of such losses, the Company has established policies and procedures which include: establishing and reviewing credit limits, monitoring of credit limits and quality of counterparties, and increasing margin requirements for certain securities. In addition, most of the Company's credit extensions, such as margin loans to clients, securities lending agreements, and resale agreements, are supported by collateral arrangements. These arrangements are subject to requirements to provide additional collateral in the event that market fluctuations result in declines in the value of collateral received.
   Additionally, the Company has exposure to credit risk associated with the Company's private banking loan portfolio held at U.S. Trust. This counterparty credit exposure is actively managed through individual and portfolio reviews performed by account officers and senior line management. Periodic assessment of the validity of credit ratings, credit quality and the credit management process is conducted by a risk review department which is separate from the loan origination and monitoring department. Management regularly reviews asset quality including concentrations, delinquencies, non-performing private banking loans, losses and recoveries. All are factors in the determination of an appropriate allowance for credit losses, which is reviewed quarterly by senior management. See notes "8 - Loans to Banking Clients and Related

Allowance for Credit Losses" and "22 - Financial Instruments Subject to Off-Balance-Sheet Risk or Credit Risk" in the Notes to Consolidated Financial Statements for an analysis of the Company's loan portfolio and allowance for credit losses, and for an additional discussion on credit risk, respectively.
   There were no troubled debt restructurings at December 31, 2001 and 2000. As of December 31, 2001, management is not aware of any significant potential problem loans other than the amounts disclosed in the table in note "8 - Loans to Banking Clients and Related Allowance for Credit Losses" in the Notes to Consolidated Financial Statements.

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

Market Risk
   Market risk is the potential for loss due to a change in the value of a financial instrument held by the Company as a result of fluctuations in interest rates, equity prices or currency exchange rates.
   The Company is exposed to interest rate risk primarily from changes in the interest rates on its interest-earning assets (mainly margin loans to clients, investments, private banking loans, mortgage-backed securities and other fixed-rate investments) and its funding sources (including brokerage client cash balances, banking deposits, proceeds from stock-lending activities, long-term debt, and stockholders' equity) which finance these assets. To mitigate the risk of loss, the Company has established policies and procedures which include setting guidelines on the amount of net interest revenue at risk, and by monitoring the net interest margin and average maturity of its interest-earning assets and funding sources. The Company also has the ability to adjust the rates paid on certain brokerage client cash balances and certain banking deposits and the rates charged on margin loans. Additionally, the Company uses interest rate swaps (Swaps) to mitigate interest rate exposure associated with short-term floating interest-rate deposits.
   The Company is exposed to equity price risk through its role as a financial intermediary in client-related transactions, and by holding financial instruments mainly in its capacity as a market maker and relating to its specialists' and proprietary equity trading operations. To mitigate the risk of losses, these financial instruments are monitored by management to assure compliance with limits established by the Company. In addition, these financial instruments are marked to market on a daily basis. Also, the Company purchases and sells from time to time exchange-traded futures and options to offset market risk on these inventories. The Company may enter into foreign currency contracts to reduce currency exchange rate risk. However, the Company's exposure to currency exchange risks through its international operations is not material.
   Additional qualitative and quantitative disclosures about market risk are summarized in the following paragraphs. See note "22 - Financial Instruments Subject to Off-Balance-Sheet Risk or Credit Risk" in the Notes to Consolidated Financial Statements for an additional discussion on credit risk.

Financial Instruments Held For Trading Purposes
   The Company held municipal, other fixed income and government securities and certificates of deposit with a fair value of approximately $36 million and $32 million at December 31, 2001 and 2000, respectively. These securities, and the associated interest rate risk, are not material to the Company's financial position, results of operations or cash flows.
   The Company maintains inventories in exchange-listed, Nasdaq and other equity securities on both a long and short basis. The fair value of these securities at December 31, 2001 was $167 million in long positions and $27 million in short positions. The fair value of these securities at December 31, 2000 was $69 million in long positions and $30 million in short positions. Using a hypothetical 10% increase or decrease in prices, the potential loss or gain in fair value is estimated to be approximately $14 million and $4 million at December 31, 2001 and 2000, respectively, due to the offset of the change in fair value in long and short positions. In addition, the Company generally enters into exchange-traded futures and options to hedge against potential losses in equity inventory positions, thus offsetting this potential loss exposure. A hypothetical 10% change in fair value of the futures and options at December 31, 2001 and 2000 would substantially offset the potential loss or gain on the equity securities discussed above. The notional amount of futures and options was approximately $148 million and $66 million at December 31, 2001 and 2000, respectively. The fair value of such futures and options was not material to the Company's consolidated balance sheets at December 31, 2001 and 2000.

Financial Instruments Held For Purposes Other Than Trading
   The Company maintains investments primarily in mutual funds related to its deferred compensation plan, which is available to certain employees. These investments were approximately $67 million and $70 million at December 31, 2001 and 2000, respectively. These securities, and the associated market risk, are not material to the Company's financial position, results of operations or cash flows.

Debt Issuances
   At December 31, 2001, CSC had $679 million aggregate principal amount of Medium-Term Notes outstanding, with fixed interest rates ranging from 6.04% to 8.05%. At December 31, 2000, CSC had $718 million aggregate principal amount of Medium-Term Notes outstanding, with fixed interest rates ranging from 5.96% to 8.05%. At December 31, 2001 and 2000, U.S. Trust had $50 million Trust Preferred Capital Securities outstanding, with a fixed interest rate of 8.41%. In addition, at December 31, 2001 and 2000, U.S. Trust had $1 million and $2 million FHLB borrowings outstanding, respectively. The FHLB borrowings had a fixed interest rate of 6.69% at December 31, 2001 and interest rates ranging from 6.69% to 6.76% at December 31, 2000.
   The Company has fixed cash flow requirements regarding these long-term debt obligations due to the fixed rate of interest. The estimated fair value of these obligations at December 31, 2001 and 2000, based on estimates of market rates for debt with similar terms and remaining maturities, was $765 million and $785 million, respectively, which approximated their carrying amounts of $730 million and $770 million, respectively.

Net Interest Revenue Simulation
   The Company uses net interest revenue simulation modeling techniques to evaluate and manage the effect of changing interest rates. The simulation model (the model) includes all interest-sensitive assets and liabilities, as well as Swaps utilized by U.S. Trust to hedge its interest rate risk. Key variables in the model include assumed margin loan and brokerage client cash balance growth or decline, changes to the level and term structure of interest rates, the repricing of financial instruments, prepayment and reinvestment assumptions, loan, banking deposit, and brokerage client cash balance pricing and volume assumptions. The simulations involve assumptions that are inherently uncertain and as a result, the simulations cannot precisely estimate net interest revenue or precisely predict the impact of changes in interest rates on net interest revenue. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies, including changes in asset and liability mix.
   As demonstrated by the simulations presented below, the Company is positioned so that the consolidated balance sheet produces an increase in net interest revenue when interest rates rise and, conversely, a decrease in net interest revenue when interest rates fall (i.e., interest-earning assets are repricing more quickly than interest-bearing liabilities). Historically, this position has partially offset decreases in trading activity, and therefore commission revenues, which have resulted during periods of rising interest rates. U.S. Trust's interest-bearing liabilities are positioned to reprice more quickly than interest-earning assets, which naturally offsets a portion of Schwab's asset-sensitive interest-rate risk exposure.
   The simulations in the following table assume that the asset and liability structure of the consolidated balance sheet would not be changed as a result of the simulated changes in interest rates. As the Company actively manages its consolidated balance sheet and interest rate exposure, in all likelihood the Company would take steps to manage any additional interest rate exposure that could result from changes in the interest rate environment. The following table shows the results of a gradual 100 basis point increase or decrease in interest rates and the effect on simulated net interest revenue over the next twelve months at December 31, 2001 and 2000. While the Company typically uses a gradual 200 basis point change, it revised the methodology at December 31, 2001 due to the current low levels of interest rates. The Company will use a gradual 100 basis point change until such time as the level of interest rates justifies a return to the previous methodology. The disproportionate net interest revenue sensitivity in the decrease of 100 basis points scenario is primarily due to assumptions that rates paid on certain brokerage client cash balances and banking deposits cannot go below zero percent.

--------------------------------------------------------------------------------
Impact on Net Interest Revenue
Percentage Increase (Decrease)
December 31,                                                 2001      2000
--------------------------------------------------------------------------------
Increase of 100 basis points                                 3.8%      3.8%
Decrease of 100 basis points                                (7.0%)    (3.8%)
================================================================================

   The impact of the Company's hedging activities upon net interest revenue for the years ended December 31, 2001, 2000 and 1999 was immaterial to the Company's results of operations.

Legal and Compliance Risk
      Legal and compliance risk refers to the possibility that the Company will be found, by a court, arbitration panel or regulatory authority, not to have complied with an applicable legal or regulatory requirement. The Company may be subject to lawsuits or arbitration claims by clients, employees or other third parties in the different jurisdictions in which it conducts business. In addition, the Company is subject to extensive regulation by the SEC, the National Association of Securities Dealers, Inc., the NYSE, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Superintendent of Banks of the State of New York, and other federal, state and market regulators, as well as certain foreign regulatory authorities. New rules and changes in application of current rules could affect the Company's manner of operations and profitability. The Company attempts to mitigate legal and compliance risk through policies and procedures that it believes are reasonably designed to prevent or detect violations of applicable statutory and regulatory requirements (see note "21 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements). However, violations of applicable statutory and regulatory requirements could subject the Company and/or its directors, officers or employees to disciplinary proceedings or civil or criminal liability. Any such proceeding could cause a significant negative impact on the Company's business and operations.

BANK HOLDING COMPANY ACT REQUIREMENTS

   CSC is a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Federal Reserve Board under the Act.
   Under the Gramm-Leach-Bliley Act (the GLB Act), financial holding companies may affiliate with a far broader range of financial companies than is permitted for bank holding companies. The Federal Reserve Board may impose limitations, restrictions, or prohibitions on the activities or acquisitions of a financial holding company if the Federal Reserve Board believes that the company does not have the appropriate financial and managerial resources to commence or conduct an activity, make an acquisition, or retain ownership of a company and the Federal Reserve Board may take actions as appropriate to enforce applicable federal law.
   Federal Reserve Board policy provides that a bank holding company generally should not pay cash dividends unless its net income is sufficient to fully fund the dividends and the Company's prospective retained earnings appear to be sufficient to meet the capital needs, asset quality and overall financial condition of the holding company and its depository institution subsidiaries.
   CSC's primary depository institution subsidiary is U.S. Trust NY. The operations and financial condition of CSC's depository institution subsidiaries are subject to regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing: transactions with CSC and its non-depository institution subsidiaries, including loans and other extensions of credit, investments or asset purchases, or otherwise financing or supplying funds to CSC; dividends; investments; and aspects of CSC's operations. The federal banking agencies have broad powers to enforce these regulations, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. CSC, U.S. Trust and their U.S.-based insured depository institution subsidiaries must meet regulatory capital guidelines adopted by the federal banking agencies. The Federal Reserve Board has not indicated whether the guidelines will be modified with respect to a bank holding company, such as CSC, that also qualifies as a financial holding company. Under the Federal Deposit Insurance Act, the banking regulatory agencies are permitted or, in certain cases, required to take certain substantial restrictive actions with respect to institutions falling within one of the lowest three of five capital categories.
   To remain a financial holding company, each of CSC's depository institution subsidiaries must be well capitalized and well managed. In addition, each of CSC's insured depository institution subsidiaries must be rated "satisfactory" or better on the institutions' records of meeting the credit needs of their communities under the Community Reinvestment Act of 1977 in order for CSC to engage in new financial activities or, with certain limited exceptions, acquire a company engaged in financial activities. If CSC ceases to qualify as a financial holding company it will be subject to substantial additional restrictions on its activities.
   The Federal Reserve Board has not published consolidated capital requirements specific to financial holding companies. In January 2001, the federal bank agencies requested comment on a new Capital Accord proposed by the Basel Committee on Banking Supervision (Basel Committee). The Basel Committee is reviewing the comments received on the proposal and is expected to reissue the proposal.
   Subject to limited exceptions, the privacy provisions of the GLB Act prohibit financial institutions from disclosing to unaffiliated third parties nonpublic personal information regarding consumers and require financial institutions to disclose consumer privacy policies. Federal law does not preempt state financial privacy laws that are stricter than the federal provisions. Schwab and U.S. Trust have amended their privacy policies and consumer disclosures to comply with the GLB Act. See note "20 - Regulatory Requirements" in the Notes to Consolidated Financial Statements.
      The USA Patriot Act (Patriot Act), which became a law in October 2001, enhances the obligations of financial institutions to detect and prevent money laundering. The Patriot Act requires: financial institutions to collect enhanced information concerning certain types of accounts, especially for foreign financial institutions and individuals; the development of anti-money-laundering programs; the filing of reports to the government when financial institutions detect suspicious activities; and enhanced verification of clients' identities. The Patriot Act is expected to be implemented by regulations to be issued by the U.S.

Treasury Department by October 2002. The Company is participating in the development of these regulations and is monitoring and evaluating their potential effect on its operations.


Consolidated Statement of Income                                                                      The Charles Schwab Corporation
(In Millions, Except Per Share Amounts)

Year Ended December 31,                                                             2001                  2000                 1999
------------------------------------------------------------------------------------------------------------------------------------
Revenues
   Asset management and administration fees                                      $ 1,675               $ 1,583              $ 1,220
   Commissions                                                                     1,355                 2,294                1,875
   Interest revenue, net of interest expense of $928 in 2001,
      $1,352 in 2000 and $898 in 1999                                                929                 1,237                  820
   Principal transactions                                                            255                   570                  500
   Other                                                                             139                   104                   71
------------------------------------------------------------------------------------------------------------------------------------
      Total                                                                        4,353                 5,788                4,486
------------------------------------------------------------------------------------------------------------------------------------
Expenses Excluding Interest
   Compensation and benefits                                                       1,875                 2,414                1,888
   Other compensation - merger retention programs                                     56                    39
   Occupancy and equipment                                                           490                   415                  307
   Communications                                                                    339                   353                  279
   Depreciation and amortization                                                     338                   255                  169
   Advertising and market development                                                246                   332                  248
   Professional services                                                             193                   255                  184
   Commissions, clearance and floor brokerage                                         92                   138                  100
   Goodwill amortization                                                              66                    53                   12
   Merger-related                                                                                           69
   Restructuring and other charges                                                   419
   Other                                                                             104                   234                  200
------------------------------------------------------------------------------------------------------------------------------------
      Total                                                                        4,218                 4,557                3,387
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes on income and extraordinary gain                                 135                 1,231                1,099
Taxes on income                                                                       57                   513                  433
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary gain                                                      78                   718                  666
Extraordinary gain on sale of corporate trust business, net of tax of $100           121
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                       $   199               $   718              $   666
====================================================================================================================================
Weighted-Average Common Shares Outstanding - Diluted                               1,399                 1,404                1,373
====================================================================================================================================

Earnings Per Share - Basic
   Income before extraordinary gain                                              $   .06               $   .53              $   .51
   Extraordinary gain, net of tax                                                $   .08
   Net income                                                                    $   .14               $   .53              $   .51

Earnings Per Share - Diluted
   Income before extraordinary gain                                              $   .06               $   .51              $   .49
   Extraordinary gain, net of tax                                                $   .08
   Net income                                                                    $   .14               $   .51              $   .49
====================================================================================================================================
Dividends Declared Per Common Share                                              $ .0440               $ .0407              $ .0373
====================================================================================================================================


See Notes to Consolidated Financial Statements.

                                                                - 24 -


Consolidated Balance Sheet                                                                            The Charles Schwab Corporation
(In Millions, Except Share and Per Share Amounts)

December 31,                                                                                          2001                2000
------------------------------------------------------------------------------------------------------------------------------------
Assets
    Cash and cash equivalents                                                                     $  4,407            $  4,876
    Cash and investments segregated and on deposit for federal or other regulatory
      purposes (1) (including resale agreements of $14,811 in 2001 and $7,002 in 2000)              17,741               9,425
    Securities owned - at market value (including securities pledged of $185 in 2001
      and $104 in 2000)                                                                              1,700               1,618
    Receivables from brokers, dealers and clearing organizations                                       446                 348
    Receivables from brokerage clients - net                                                         9,620              16,332
    Loans to banking clients - net                                                                   4,046               3,147
    Equipment, office facilities and property - net                                                  1,058               1,133
    Goodwill - net                                                                                     628                 605
    Other assets                                                                                       818                 670
------------------------------------------------------------------------------------------------------------------------------------
      Total                                                                                       $ 40,464            $ 38,154
====================================================================================================================================
Liabilities and Stockholders' Equity
    Deposits from banking clients                                                                 $  5,448            $  4,209
    Drafts payable                                                                                     396                 544
    Payables to brokers, dealers and clearing organizations                                            833               1,070
    Payables to brokerage clients                                                                   26,989              25,715
    Accrued expenses and other liabilities                                                           1,327               1,277
    Short-term borrowings                                                                              578                 339
    Long-term debt                                                                                     730                 770
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                             36,301              33,924
------------------------------------------------------------------------------------------------------------------------------------

    Stockholders' equity:
      Preferred stock - 9,940,000 shares authorized; $.01 par value per share; none issued
      Common stock -  3 billion shares authorized in 2001 and 2 billion shares authorized in 2000; $.01 par value per share; 1,391,673,494 shares issued in 2001 and
        1,385,624,827 shares issued and outstanding in 2000                                             14                  14
      Additional paid-in capital                                                                     1,726               1,588
      Retained earnings                                                                              2,794               2,713
      Treasury stock  - 23,110,972 shares in 2001, at cost                                            (295)
      Unamortized stock-based compensation                                                             (39)                (71)
      Accumulated other comprehensive loss                                                             (37)                (14)
------------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                                   4,163               4,230
------------------------------------------------------------------------------------------------------------------------------------
             Total                                                                                $ 40,464            $ 38,154
====================================================================================================================================

(1)Amounts  included  represent  actual balances on deposit,  whereas cash and investments  required to be segregated for federal or other regulatory purposes were $18,261 million and $10,998 million at December 31, 2001 and 2000, respectively.  As of January 3,
   2002, the Company had deposited $710 million to meet its segregated cash  requirement.  On January 2, 2001, the Company deposited
   $1,779 million to meet its segregated cash requirement.

See Notes to Consolidated Financial Statements.



Consolidated Statement of Cash Flows                                                                  The Charles Schwab Corporation
(In Millions)

Year Ended December 31,                                                                           2001          2000           1999
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
     Net income                                                                                $   199       $   718        $   666
       Adjustments to reconcile net income to net cash provided
         by (used for) operating activities:
           Depreciation and amortization                                                           338           255            169
           Goodwill amortization                                                                    66            53             12
           Compensation payable in common stock                                                     32            82             35
           Deferred income taxes                                                                   (79)          (27)            (3)
           Tax benefits from stock options exercised and other stock-based
               compensation                                                                         37           330            215
           Non-cash restructuring and other charges                                                 80
           Net gain on sale of an investment                                                       (26)
           Extraordinary gain on sale of corporate trust business, net of tax                     (121)
           Other                                                                                    22             8             12
         Net change in:
           Cash and investments segregated and on deposit for federal
               or other regulatory purposes                                                     (8,334)         (942)         1,563
           Securities owned (excluding securities available for sale)                               14           (54)           (98)
           Receivables from brokers, dealers and clearing organizations                            (89)          131           (154)
           Receivables from brokerage clients                                                    6,709           727         (7,419)
           Other assets                                                                            (35)          (94)           (28)
           Drafts payable                                                                         (150)           75            144
           Payables to brokers, dealers and clearing organizations                                (335)         (662)           329
           Payables to brokerage clients                                                         1,291         2,329          5,317
           Accrued expenses and other liabilities                                                 (203)          (13)           334
------------------------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used for) operating activities                               (584)        2,916          1,094
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
     Purchases of securities available for sale                                                 (1,025)         (545)          (466)
     Proceeds from sales of securities available for sale                                          473            93             10
     Proceeds from maturities, calls and mandatory redemptions of
         securities available for sale                                                             611           227            414
     Net increase in loans to banking clients                                                     (835)         (458)          (518)
     Purchase of equipment, office facilities and property - net                                  (301)         (705)          (370)
     Cash payments for business combinations and investments,
         net of cash received                                                                      (52)          (35)           (26)
     Proceeds from sale of an investment                                                            49
     Proceeds from sale of corporate trust business                                                273
------------------------------------------------------------------------------------------------------------------------------------
               Net cash used for investing activities                                             (807)       (1,423)          (956)
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
     Net increase in deposits from banking clients                                               1,139             4            790
     Net increase in short-term borrowings                                                         224           198
     Proceeds from long-term debt                                                                                311            144
     Repayment of long-term debt                                                                   (40)          (59)           (45)
     Dividends paid                                                                                (61)          (62)           (61)
     Purchase of treasury stock                                                                   (368)                         (54)
     Proceeds from stock options exercised and other                                                30            85             66
------------------------------------------------------------------------------------------------------------------------------------
               Net cash provided by financing activities                                           924           477            840
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                        (2)           (4)             2
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                                                  (469)        1,966            980
Cash and Cash Equivalents at Beginning of Year                                                   4,876         2,910          1,930
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                                       $ 4,407       $ 4,876        $ 2,910
====================================================================================================================================

See Notes to Consolidated Financial Statements.



Consolidated Statement of Stockholders' Equity                                                        The Charles Schwab Corporation
(In Millions)

                                                                                                            Common
                                                                                                            Stock     Accumu-
                                                                                                            Issued    lated
                                                                    Deferred                    Unamortized to        Other
                                                   Addi-            Compen-           Employee  Stock-      Deferred  Compre-
                                                   tional           sation            Stock     based       Compen-   hensive
                                            Common Paid-In Retained Stock    Treasury Ownership Compen-     sation    Income
                                            Stock  Capital Earnings Trust(1) Stock    Plan      sation      Trust (1) (Loss) Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                $  13  $  251   $1,540           $ (88)   $  (5)    $ (44)                $   6  $1,673
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                  666                                                              666
   Foreign currency translation adjustment                                                                                3       3
   Net unrealized gain (loss) on securities
     available for sale, net of
     reclassification adjustment and tax                                                                                (17)    (17)
                                                                                                                             -------
   Total comprehensive income                                                                                                   652
Dividends declared on common stock                             (62)                                                             (62)
Purchase of treasury stock                                                     (54)                                             (54)
Deferred compensation liability
   settled by issuing common stock                      2           $ 2                                     $ (2)                 2
Stock options exercised, and shares and
   stock options issued under stock-based
   compensation plans                                 326        1              13                (54)                          286
Issuance of shares for acquisitions                    13                       32                                               45
Amortization of stock-based
   compensation awards                                                                             27                            27
Principal payment by U.S. Trust
   Corporation ESOP                                                                       4                                       4
ESOP shares released for allocation                     3                                                                         3
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                   13     595    2,145    2        (97)      (1)      (71)        (2)        (8)  2,576
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                  718                                                              718
   Foreign currency translation adjustment                                                                              (16)    (16)
   Net unrealized gain (loss) on securities
     available for sale, net of
     reclassification adjustment and tax                                                                                 10      10
                                                                                                                             -------
Total comprehensive income                                                                                                      712
Dividends declared on common stock                             (58)                                                             (58)
Stock options exercised, and shares and
   stock options issued under stock-based
   compensation plans                           1     440                                         (37)                          404
Issuance of shares for acquisitions                   529                                                                       529
Retirement of treasury stock                           (5)     (92)             97
Amortization of stock-based
   compensation awards                                                                             37                            37
ESOP shares released for allocation                    29                                 1                                      30
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                   14   1,588    2,713    2                           (71)        (2)       (14)  4,230
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                  199                                                              199
   Cumulative effect of accounting
      change, net of tax                                                                                                (12)    (12)
   Net loss on cash flow hedging
      instruments, net of tax                                                                                           (19)    (19)
   Foreign currency translation adjustment                                                                               (2)     (2)
   Net unrealized gain (loss) on securities
     available for sale, net of
     reclassification adjustment and tax                                                                                 10      10
                                                                                                                             -------
   Total comprehensive income                                                                                                   176
Dividends declared on common stock                             (61)                                                             (61)
Purchase of treasury stock                                                    (368)                                            (368)
Deferred compensation payable in
   common stock                                                       1                                       (1)
Stock options exercised, and shares and
   stock options issued under stock-based
   compensation plans                                  48      (57)             77                 (3)                           65
Non-cash stock-based compensation
   expense related to restructuring                    19                                           1                            20
Issuance of shares for acquisitions                    71                                                                        71
Receipt of shares in settlement of
   accounts receivable                                                          (4)                                              (4)
Amortization of stock-based
   compensation awards                                                                             34                            34
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                $  14  $1,726   $2,794  $ 3      $(295)             $ (39)      $ (3)     $ (37) $4,163
====================================================================================================================================

(1) Deferred compensation stock trust amounts are presented net on the Consolidated Balance Sheet.

See Notes to Consolidated Financial Statements.

                         The Charles Schwab Corporation
                   Notes to Consolidated Financial Statements
   (Tabular Amounts in Millions, Except Per Share and Option Price Amounts)


1.     Introduction and Basis of Presentation

   The Charles Schwab Corporation (CSC) is a financial holding company engaged, through its subsidiaries, in securities brokerage and related financial services. Charles Schwab & Co., Inc. (Schwab) is a securities broker-dealer with 395 domestic branch offices in 48 states, as well as branches in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. U.S. Trust Corporation (USTC, and with its subsidiaries collectively referred to as U.S. Trust) is an investment management firm that through its subsidiaries also provides fiduciary services and private banking services with 34 offices in 12 states. Other subsidiaries include Charles Schwab Europe (CSE), a retail securities brokerage firm located in the United Kingdom, Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, Schwab Capital Markets L.P. (SCM), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional clients, and CyberTrader, Inc. (CyberTrader, formerly known as CyBerCorp, Inc.), an electronic trading technology and brokerage firm providing services to highly active, online investors.
   The consolidated financial statements include CSC and its majority-owned subsidiaries (collectively referred to as the Company). Investments in equity securities of other firms where the Company has significant influence, but owns less than a majority of the voting securities are generally accounted for by the equity method. Under the equity method, the investment is initially recorded at cost with the carrying amount subsequently adjusted to recognize the Company's proportionate share of the earnings or losses of the investee.
   The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S., which require management to make certain estimates and assumptions that affect the reported amounts in the accompanying financial statements. Such estimates relate to capitalized development costs for internal-use software, useful lives of equipment, office facilities, property, goodwill and other intangible assets, fair value of financial instruments and investments, allowance for credit losses on banking loans, allowance for doubtful accounts of brokerage clients, retirement and postretirement benefits, future tax benefits, restructuring liabilities and legal reserves. Actual results could differ from such estimates. Certain prior-year amounts have been reclassified to conform to the 2001 presentation. All material intercompany balances and transactions have been eliminated.
   On May 31, 2000, CSC completed its merger (the Merger) with USTC. The consolidated financial statements, included in this Annual Report, give retroactive effect to the Merger, which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if CSC and USTC had been operating as a combined entity during such periods.

2.     Significant Accounting Policies

Securities transactions: Clients' securities transactions are recorded on the date that they settle, while the related commission revenues and expenses are recorded on the date that the trade occurs. Principal transactions are recorded on a trade date basis.

Cash and cash equivalents: The Company considers all highly liquid investments, including securities purchased under agreements to resell (resale agreements) which are collateralized by U.S. government securities, money market funds, interest-bearing deposits with banks, federal funds sold, commercial paper and treasury securities, with original maturities of three months or less that are not segregated and on deposit for federal or other regulatory purposes to be cash equivalents.

Cash and investments segregated and on deposit for federal or other regulatory purposes consist primarily of resale agreements and certificates of deposit. Certificates of deposit are stated at cost, which approximates market.

Securities financing activities: Resale agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts plus accrued interest. The Company obtains possession of collateral (U.S. government securities) with a market value equal to or in excess of the principal amount loaned and accrued interest under resale agreements. Collateral is valued by the Company, with additional collateral obtained or refunded when necessary.
   Securities borrowed and securities loaned are reported as collateralized financing transactions. Securities borrowed require the Company to deliver cash to the lender in exchange for securities and are included in receivables from brokers, dealers and clearing organizations. For securities loaned, the Company receives collateral in the form of cash in an amount generally equal to the market value of securities loaned. Securities loaned are included in payables to brokers, dealers and clearing organizations. The Company monitors the market value of securities borrowed and loaned, with additional collateral obtained or refunded when necessary.

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

Receivables from brokerage clients that remain unsecured for more than 30 days or partially secured for more than 90 days are generally fully reserved for, and are stated net of allowance for doubtful accounts.

Nonperforming assets included in the loan portfolio consist of financial instruments where the Company has stopped accruing interest (non-accrual financial instruments). Interest accruals are discontinued when principal or interest is contractually past due 90 days or more unless collectibility of the loan is reasonably assured. In addition, interest accruals may be discontinued when principal or interest is contractually past due less than 90 days if, in the opinion of management, the amount due is not likely to be received in accordance with the terms of the contractual agreement, even though the financial instruments are currently performing. Any accrued but unpaid interest previously recorded on a non-accrual financial instrument is reversed and recorded as a reduction of interest income. Interest received on non-accrual financial instruments is applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Non-accrual financial instruments are generally returned to accrual status only when all delinquent principal and interest payments become current and the collectibility of future principal and interest on a timely basis is reasonably assured.

Allowance for credit losses on banking loans is established through charges to income based on management's evaluation of the adequacy of the allowance for credit losses in the existing portfolio.
   The adequacy of the allowance is reviewed regularly by management, taking into consideration current economic conditions, the existing loan portfolio composition, past loss experience and risks inherent in the portfolio, including the value of impaired loans.

Equipment, office facilities and property: Equipment and office facilities are depreciated on a straight-line basis over the estimated useful life of the asset of two to fifteen years. Buildings are depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the term of the lease. Software and certain costs incurred for purchasing or developing software for internal use are amortized on a straight-line basis over an estimated useful life of three years. Equipment, office facilities and property are stated at cost net of accumulated depreciation and amortization, except for land, which is stated at cost. Equipment, office facilities and property are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. For a discussion of the Company's restructuring plan, which included the removal of assets from service, see note "3 - Restructuring and Other Charges."

Goodwill, which represents the cost of acquired businesses in excess of the fair value of the related net assets acquired, is amortized on a straight-line basis over a period generally not exceeding fifteen years. Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company assesses the recoverability of goodwill using expected undiscounted future cash flows. Goodwill is considered impaired when the expected undiscounted future cash flow is less than the carrying amount. There was no impairment recognized for goodwill in 2001, 2000 or 1999. The Company is required to adopt Statement of Financial Accounting Standards (SFAS) No. 142 effective on January 1, 2002 (see discussion below). Goodwill is stated at cost net of accumulated amortization of $167 million and $101 million at December 31, 2001 and 2000, respectively.

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

Derivative financial instruments: The Company uses interest rate swaps (Swaps) to hedge the interest rate risk associated with variable rate deposits from banking clients. These Swaps have been designated as cash flow hedges and are recorded at fair value on the consolidated balance sheet, with changes in their fair value primarily recorded in other comprehensive income (loss).

   Other derivative activities primarily consist of exchange-traded futures and options to offset market risk on inventories in Nasdaq and exchange-listed securities. These futures and options are recorded at fair value in securities owned on the consolidated balance sheet, and gains and losses are included in principal transaction revenues.

Foreign currency translation: Assets and liabilities denominated in foreign currencies where the local currency is the functional currency are translated at the exchange rate on the balance sheet date, while revenues and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments are included in other comprehensive income (loss).

Income taxes: The Company files a consolidated U.S. federal income tax return and uses the asset and liability method in recording income tax expense. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes, using currently enacted tax law.

Accounting change: SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities, was adopted by the Company on January 1, 2001. This statement requires that all derivatives be recorded on the balance sheet at fair value. Upon adoption of SFAS No. 133, the Company recorded a derivative liability of $20 million in accrued expenses and other liabilities and an after-tax net loss in other comprehensive income (loss) of $12 million for the Swaps. Previously, Swaps were accounted for under the accrual method, whereby the difference between interest revenue and interest expense was recognized over the life of the contract in net interest revenue. The cumulative effect of the accounting change was not material to the Company's consolidated financial statements.

New accounting standards: Pledged Collateral: On April 1, 2001, the Company completed its adoption of SFAS No. 140 - Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Company adopted SFAS No. 140 in the fourth quarter of 2000 for recognition and reclassification of collateral and for disclosures relating to collateral, and in the second quarter of 2001 for transfers of financial assets and extinguishments of liabilities (see note "22 - Financial Instruments Subject to Off-Balance-Sheet Risk or Credit Risk").
   Under SFAS No. 140, the Company is required to report the value of securities that it has received as collateral and which can in turn be used (or repledged) by the Company to generate financing such as securities lending, or to fulfill either client-originated or proprietary short sale transactions. The Company is also required to disclose the value of such securities that it has actually repledged as of the reporting date.
   The Company receives securities collateral in connection with its business as a broker-dealer through collateralized resale agreements, client margin lending and securities borrowed.
   Business Combinations: SFAS No. 141 - Business Combinations, was issued in June 2001. This statement eliminates, on a prospective basis, the pooling of interest method for accounting for business combinations and requires the use of the purchase method for business combinations initiated after June 30, 2001. This statement also broadens the criteria for recording intangible assets separately from goodwill.
   The adoption of SFAS Nos. 140 and 141 did not have a material impact on the Company's financial position, results of operations, earnings per share or cash flows.
   Goodwill and Other Intangible Assets: SFAS No. 142 - Goodwill and Other Intangible Assets, was issued in June 2001 and establishes new standards for accounting for goodwill and intangible assets. The Company is required to adopt this statement effective on January 1, 2002. This statement requires that goodwill and certain intangible assets with an indefinite useful life not be amortized. This statement also requires that goodwill and certain intangible assets be tested for impairment at least annually under new criteria. The new criteria require management to estimate the fair value of the Company's reporting units (generally defined as businesses for which financial information is available and reviewed regularly by management), as well as allocate the carrying value of the assets and liabilities, including goodwill associated with those reporting units. Previously, goodwill was tested for impairment using a cost recoverability approach based on expected undiscounted future cash flows. In accordance with the provisions of SFAS No. 142, the Company intends to complete the analyses and implementation during the first half of 2002. Accordingly, the Company is currently evaluating the full impact of this statement on its financial position, results of operations, earnings per share and cash flows. However, amortization of the existing goodwill will cease upon adoption. This amortization totaled $66 million, $53 million and $12 million in 2001, 2000 and 1999, respectively.
   Long-Lived Assets: SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001 and addresses the financial accounting and reporting for the impairment or disposal of long-lived assets (e.g., equipment and office facilities). This statement supersedes SFAS No. 121
- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and certain accounting and reporting provisions of Accounting Principles Board Opinion No. 30 - Reporting the Results of Operations. The Company is required to adopt this statement effective on January 1, 2002. The adoption of this statement is not expected to have an impact on the Company's financial position, results of operations, earnings per share or cash flows.

3.     Restructuring and Other Charges

Restructuring
   In 2001, the Company initiated a restructuring plan (the Plan) to reduce operating expenses due to continued economic uncertainties and difficult market conditions. The Plan included a workforce reduction, a reduction in operating facilities, the removal of certain systems hardware, software and equipment from service, and the withdrawal from certain international operations. The Company recorded pre-tax restructuring charges of $391 million in 2001. The Company expects to recognize additional restructuring charges during the first quarter of 2002 as it completes the Plan. The actual costs of the Plan could be greater than the Company's estimates, depending primarily on the Company's ability to successfully sublease certain properties.

Workforce: During 2001, the Company reduced full-time equivalent employees by 6,700, or 25%, including 4,200 through mandatory staff reductions. While the Plan's total workforce reduction encompassed employees from across the Company, Schwab's retail brokerage division and technology support functions accounted for most of the affected employees.

Facilities: The Plan included a reduction of the Company's operating space, primarily through subleases of certain space subject to lease commitments at the Company's telephone service and data centers, corporate administrative office space, and certain branch expansion space. The Plan also included impairment losses on assets removed from service at these facilities, as well as accelerated depreciation of leasehold improvements, furniture and equipment over their shortened remaining estimated useful lives.

Systems: The Plan included the removal of certain computer systems hardware, software and equipment from service at certain of the Company's facilities, including data center and international facilities.

   A summary of pre-tax restructuring charges is as follows:

                                                                    2001
--------------------------------------------------------------------------------
Workforce reduction:
   Severance pay and benefits                                     $  167
   Non-cash compensation expense for officers'
     stock options and restricted stock                               20
--------------------------------------------------------------------------------
Total workforce reduction                                            187
--------------------------------------------------------------------------------
Facilities reduction:
   Non-cancelable lease costs, net of estimated
     sublease income                                                 105
   Impairment losses                                                  19
   Accelerated depreciation                                           17
--------------------------------------------------------------------------------
Total facilities reduction                                           141
--------------------------------------------------------------------------------
Systems removal:
   Equipment lease and service agreement buyout costs                 47
   Impairment losses                                                  16
--------------------------------------------------------------------------------
Total systems removal                                                 63
--------------------------------------------------------------------------------
Total restructuring charges                                       $  391 (1)
================================================================================

(1)Includes charges of $175 million recognized in the fourth quarter of 2001, of which $31 million related to the Company's international restructuring initiatives.

   A summary of the activity in the restructuring liability for the year ended December 31, 2001 is as follows:

                                       Workforce   Facilities  Systems
                                       Reduction   Reduction   Removal    Total
--------------------------------------------------------------------------------
Restructuring charges                   $ 187       $ 141       $ 63      $ 391
Utilization:
   Cash payments                          (93)         (8)       (43)      (144)
   Non-cash charges (1)                   (20)        (36)       (16)       (72)
--------------------------------------------------------------------------------
Balance at
  December 31, 2001                     $  74 (2)   $  97 (3)   $  4 (2)  $ 175
================================================================================
(1)Includes charges for officers' stock-based compensation, impairment losses and accelerated depreciation.
(2)The Company expects to substantially utilize the remaining restructuring liability in the first quarter of 2002.
(3)The Company expects to utilize the remaining restructuring liability through cash payments for the net lease expense over the respective lease terms through 2010.

Other Charges
   The Company recorded other pre-tax charges of $28 million in 2001. These charges include a regulatory fine assessed to USTC and United States Trust Company of New York (U.S. Trust NY), professional service fees for operational and risk management remediation at USTC and U.S. Trust NY, and the write-off of certain software development costs at CSE. There were no such charges for 2000 or 1999.

4.     Business Combinations

   On May 31, 2000, CSC completed the Merger with USTC. Under the terms of the merger agreement, USTC became a wholly owned subsidiary of CSC and USTC shareholders received 5.1405 shares of CSC's common stock for each common share of USTC. The Merger was treated as a non-taxable stock-for-stock exchange and USTC's shareholders received approximately 112,000,000 shares of CSC's common stock. Upon completion of the Merger, CSC became a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956, as amended. During 2000, merger-related costs totaled $69 million pre-tax, or $63 million after-tax for change-in-control related compensation payable to U.S. Trust employees and professional fees. Merger-related costs are recorded separately on the consolidated statement of income. In addition, under the terms of the merger agreement, U.S. Trust employees received an aggregate of 2,718,000 stock options, of which 50% vest at the end of the three-year period following the completion of the Merger and 50% vest at the end of the four-year period following the completion of the Merger.
   On March 1, 2000, the Company acquired CyberTrader for $517 million in a non-taxable stock-for-stock exchange. Pursuant to the acquisition, CyberTrader became a wholly owned subsidiary of CSC which resulted in 17,570,000 shares of CSC's common stock and 3,077,000 options to purchase CSC common stock being exchanged for all of the outstanding shares, options and equity rights of CyberTrader. Because the acquisition is accounted for using the purchase method, the operating results of CyberTrader are included in the consolidated results of the Company since the acquisition date. The historical results of CyberTrader are not included in periods prior to the acquisition. The net assets acquired are recorded at fair value and the excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. The Company recorded intangible assets acquired of $512 million, including $482 million of goodwill. In 2001 and 2000, the goodwill was amortized on a straight-line basis over a period of ten years. Upon the adoption of SFAS No. 142, (see note "2 - Significant Accounting Policies") on January 1, 2002, amortization of the goodwill will cease. Other intangible assets acquired, which consist primarily of purchased technology and total $30 million, are amortized on a straight-line basis over a period of three years.
   The Company established retention programs for U.S. Trust and CyberTrader employees, whereby the employees will receive cash compensation, contingent upon continued employment, at the end of the two-year period following the completion of the Merger and the CyberTrader acquisition. The Company is recognizing the costs of the cash component of the U.S. Trust and CyberTrader retention programs over the two-year periods ending May 31, 2002 and March 1, 2002, respectively. The cost of these programs is recorded separately on the consolidated statement of income as other compensation expense - merger retention programs. At December 31, 2001, the estimated liability under these merger retention programs was $117 million, including the remaining estimated expense of $24 million which is expected to be recognized in the first half of 2002.


5.     Sale of Corporate Trust Business

   In June 2001, USTC sold its Corporate Trust business to The Bank of New York Company, Inc. (Bank of NY). During 2001, the Company recognized a pre-tax extraordinary gain of $221 million on this sale, or $121 million after tax. Total proceeds received were $273 million and the Company incurred pre-tax closing and exit costs of $30 million for severance, professional fees, and other related disposal costs. As part of the sale agreement, up to $22 million of the sale proceeds may be returned to Bank of NY if certain client retention requirements are not met. This amount has been deferred and the appropriate amount will be recognized in earnings based upon actual client retention. The Company expects to recognize all of the remaining sale proceeds in income in the first quarter of 2002.


6.     Securities Owned

   A summary of securities owned is as follows:

December 31,                                              2001        2000
--------------------------------------------------------------------------------
Securities available for sale                           $1,200      $1,222
Equity, fixed income and other securities                  222         117
SchwabFunds money market funds                             172         139
Equity and bond mutual funds                               106         140
--------------------------------------------------------------------------------
   Total                                                $1,700      $1,618
================================================================================

   The amortized cost, estimated fair value and gross unrealized gains and losses on securities available for sale are as follows:

December 31,                                              2001        2000
--------------------------------------------------------------------------------

U.S. treasury securities:
   Amortized cost                                      $   159     $   157
   Aggregate fair value                                $   160     $   157
   Gross unrealized gains                              $     1
   Gross unrealized losses
U.S. government sponsored agencies
   and corporations:
    Amortized cost                                         748         774
    Aggregate fair value                                   754         776
    Gross unrealized gains                                   7           6
    Gross unrealized losses                                  1           4
State and municipal obligations:
   Amortized cost                                          154         134
   Aggregate fair value                                    158         135
   Gross unrealized gains                                    4           1
   Gross unrealized losses
Collateralized mortgage obligations (1):
   Amortized cost                                           84         129
   Aggregate fair value                                     84         129
   Gross unrealized gains
   Gross unrealized losses
Other securities:
   Amortized cost                                           43          34
   Aggregate fair value                                     44          25
   Gross unrealized gains                                    1
   Gross unrealized losses                                               9
--------------------------------------------------------------------------------
Total securities available for sale:
   Amortized cost                                      $ 1,188     $ 1,228
   Aggregate fair value                                $ 1,200     $ 1,222
   Gross unrealized gains                              $    13     $     7
   Gross unrealized losses                             $     1     $    13
================================================================================
(1)Collateralized by either GNMA, FNMA or FHLC obligations.

   The maturities of debt securities available for sale at December 31, 2001, and the related weighted-average yield on such debt securities are as follows:

                                     Within   1 - 5   5 - 10  Over 10
                                     1 Year   Years   Years   Years     Total
--------------------------------------------------------------------------------

U.S. treasury securities             $  10    $  149                    $  159
U.S. government sponsored
  agencies and corporations             16       675  $  56   $   1        748
State and municipal obligations         12       139      3                154
Collateralized mortgage
  obligations (1)                                 60      3      21         84
Other debt securities                    2        36                        38
--------------------------------------------------------------------------------
Total at amortized cost                 40     1,059     62      22      1,183
Estimated fair value                    41     1,066     63      25      1,195
--------------------------------------------------------------------------------
Net unrealized gains (losses)        $   1    $    7  $   1   $   3     $   12
================================================================================
Weighted-average yield (2)           5.57%    5.73%   6.55%   2.98%     5.72%
================================================================================

(1)Collateralized mortgage obligations have been allocated over maturity groupings based on contractual maturities. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.
(2)Yields have been computed by dividing annualized interest revenue, on a taxable equivalent basis, by the amortized cost of the respective securities at December 31, 2001.

   Equity and other securities include the Company's inventories resulting from proprietary equity trading, market making and its specialist operations. Fixed income securities consist primarily of municipal bonds held to meet clients' trading activities. The Company's positions in SchwabFunds money market funds arise from certain overnight funding of clients' redemption, check-writing and debit card activities. Equity and bond mutual funds include investments made by the Company relating to its deferred compensation plan and inventory maintained to facilitate certain SchwabFunds and third-party mutual fund clients' transactions.
   Securities sold, but not yet purchased, of $27 million and $30 million at December 31, 2001 and 2000, respectively, consist of equity and other securities, and are recorded at market value in accrued expenses and other liabilities.


7.     Receivables from Brokerage Clients

   Receivables from brokerage clients consist primarily of margin loans to brokerage clients of $9.2 billion and $15.8 billion at December 31, 2001 and 2000, respectively. Securities owned by brokerage clients are held as collateral for margin loans. Such collateral is not reflected in the consolidated financial statements. Receivables from brokerage clients are stated net of allowance for doubtful accounts of $5 million and $11 million at December 31, 2001 and 2000, respectively.

8.     Loans to Banking Clients and Related Allowance for Credit Losses

   An analysis of the composition of the loan portfolio is as follows:

December 31,                                         2001        2000
--------------------------------------------------------------------------------

Private banking:
  Residential real estate mortgages                $3,085      $2,249
  Other                                               943         849
--------------------------------------------------------------------------------
    Total private banking loans                     4,028       3,098
--------------------------------------------------------------------------------
Loans to financial institutions for purchasing
  and carrying securities                              32          61
All other                                               7           8
--------------------------------------------------------------------------------
  Total                                            $4,067      $3,167
================================================================================

   Nonperforming assets consist of non-accrual loans of $5 million and $1 million at December 31, 2001 and 2000, respectively. The Company considers all non-accrual loans impaired. For 2001 and 2000, the impact of interest revenue which would have been earned on non-accrual loans versus interest revenue recognized on these loans was not material to the Company's results of operations.
   The amount of loans accruing interest that were contractually 90 days or more past due was immaterial at both December 31, 2001 and 2000.
   The allowance for credit losses on the loan portfolio was $21 million at December 31, 2001 and $20 million at both December 31, 2000 and 1999. Total charge-offs and total recoveries were immaterial for each of 2001, 2000 and 1999.
   The estimated fair value of the loan portfolio was $4.0 billion and $3.1 billion at December 31, 2001 and 2000, respectively.


9.     Equipment, Office Facilities and Property

   Equipment, office facilities and property are detailed below:

December 31,                                               2001       2000
--------------------------------------------------------------------------------
Land                                                    $    22    $    19
Buildings                                                   264        235
Leasehold improvements                                      410        378
Furniture and equipment                                     247        228
Telecommunications equipment                                184        166
Information technology equipment and software               875        801
Construction and software development
   in progress                                               72        181
--------------------------------------------------------------------------------
   Subtotal                                               2,074      2,008
Accumulated depreciation and amortization                 1,016        875
--------------------------------------------------------------------------------
   Total                                                $ 1,058    $ 1,133
================================================================================

10.    Deposits from Banking Clients

   Deposits from banking clients consist of money market and other savings deposits, noninterest-bearing deposits and certificates of deposit. Deposits from banking clients are as follows:

December 31,                                               2001       2000
--------------------------------------------------------------------------------

Interest-bearing deposits                                $4,046     $3,331
Noninterest-bearing deposits                              1,402        878
--------------------------------------------------------------------------------
  Total                                                  $5,448     $4,209
================================================================================

   During the years ended December 31, 2001 and 2000, the Company paid an average rate of 3.8% and 5.1%, respectively, on its interest-bearing deposits from banking clients.


11.    Payables to Brokers, Dealers and Clearing
       Organizations

   Payables to brokers, dealers and clearing organizations consist primarily of securities loaned of $628 million and $900 million at December 31, 2001 and 2000, respectively. The cash collateral received from counterparties under securities lending transactions was equal to or greater than the market value of the securities loaned.


12.    Payables to Brokerage Clients

   The principal source of funding for Schwab's margin lending is cash balances in brokerage client accounts. At December 31, 2001, Schwab was paying interest at 1.1% on $23.1 billion of cash balances in brokerage client accounts, which were included in payables to brokerage clients. At December 31, 2000, Schwab was paying interest at 5.4% on $22.0 billion of such cash balances.


13.    Short-term Borrowings

   CSC may borrow under its $1.2 billion committed, unsecured credit facility with a group of twenty-three banks which is scheduled to expire in June 2002. CSC plans to establish a similar facility to replace this one when it expires. The funds under this facility are available for general corporate purposes and CSC pays a commitment fee on the unused balance of this facility. The financial covenants in this facility require CSC to maintain a minimum level of tangible net worth, and Schwab and SCM to maintain specified levels of net capital, as defined. This facility was unused at December 31, 2001 and 2000.
   To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines with a group of seven banks totaling $845 million at December 31, 2001. CSC has access to $665 million of these credit lines. The amount available to CSC under these lines is lower than the amount available to Schwab because the credit line provided by one of these banks is only available to Schwab, while the credit line provided by another one of these banks includes a sub-limit on credit available to CSC. There were no borrowings outstanding under these lines at December 31, 2001 and 2000.
   To satisfy the margin requirement of client option transactions with the Options Clearing Corporation (OCC), Schwab has unsecured letter of credit agreements with eleven banks in favor of the OCC aggregating $805 million at December 31, 2001. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at December 31, 2001 and 2000.
   Other short-term borrowings include Federal Home Loan Bank System borrowings, federal funds purchased, securities sold under agreements to repurchase and other borrowed funds. At December 31, 2001 and 2000, these other short-term borrowings totaled $578 million and $339 million, respectively, with weighted-average interest rates ranging from 1.71% to 3.69% and 5.81% to 6.76%, respectively.


14.    Long-term Debt

   Long-term debt consists of the following:

December 31,                                               2001       2000
--------------------------------------------------------------------------------

Senior Medium-Term Notes, Series A                        $ 679      $ 718
8.414% Trust Preferred Capital Securities                    50         50
Other                                                         1          2
--------------------------------------------------------------------------------
  Total                                                   $ 730      $ 770
================================================================================

   The aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes) outstanding at December 31, 2001 had maturities ranging from 2002 to 2010 and fixed interest rates ranging from 6.04% to 8.05%. The aggregate principal amount of Medium-Term Notes outstanding at December 31, 2000 had fixed interest rates ranging from 5.96% to 8.05%. At December 31, 2001 and 2000, the Medium-Term Notes carried a weighted-average interest rate of 7.27% and 7.26%, respectively.
   The Trust Preferred Capital Securities qualify as tier 1 capital under guidelines of the Federal Reserve Board and have no voting rights. Holders of the Trust Preferred Capital Securities are entitled to receive cumulative cash distributions semi-annually. The Company has the right to redeem the Trust Preferred Capital Securities prior to their stated maturity of February 1, 2027, on or after February 1, 2007, upon approval (if then required) of the Federal Reserve Board.
   The estimated fair value of long-term debt was $765 million and $785 million at December 31, 2001 and 2000, respectively.
   Annual maturities on long-term debt outstanding at December 31, 2001 are as follows:

--------------------------------------------------------------------------------
2002                                                                 $ 114
2003                                                                   100
2004                                                                    81
2005                                                                    56
2006                                                                    68
Thereafter                                                             311
--------------------------------------------------------------------------------
Total                                                                $ 730
================================================================================


15.    Taxes on Income

   Income tax expense is as follows:

Year Ended December 31,                            2001      2000     1999
--------------------------------------------------------------------------------
Current:
   Federal                                         $201      $475     $376
   State                                             35        65       60
--------------------------------------------------------------------------------
     Total current                                  236       540      436
--------------------------------------------------------------------------------
Deferred:
   Federal                                          (70)      (24)      (2)
   State                                             (9)       (3)      (1)
--------------------------------------------------------------------------------
     Total deferred                                 (79)      (27)      (3)
--------------------------------------------------------------------------------
Taxes on income                                     157       513      433
Current tax expense on
   extraordinary gain                              (100)
--------------------------------------------------------------------------------
Taxes on income before
   extraordinary gain                              $ 57      $513     $433
================================================================================

   The above amounts do not include tax benefits from the exercise of stock options and the vesting of restricted stock awards, which for accounting purposes are credited directly to additional paid-in capital. Such tax benefits reduced income taxes paid by $37 million in 2001, $190 million in 2000 and $215 million in 1999. The above amounts also do not include a tax benefit of $140 million in 2000 from the conversion of unexercised USTC stock options into shares of CSC's common stock. Additionally, the above deferred amounts do not include tax expenses or benefits related to intangible assets recorded in connection with the acquisition of CyberTrader, and other comprehensive income
(loss).

   The temporary differences that created deferred tax assets and liabilities, included in other assets, and accrued expenses and other liabilities, are detailed below:

December 31,                                               2001       2000
--------------------------------------------------------------------------------
Deferred tax assets:
  Deferred compensation and employee benefits              $152       $147
  Reserves and allowances                                   128         47
  Net loss on cash flow hedging instruments                  23
  Trust and fiduciary activities                             10          8
  Property and equipment leasing                              7          6
  Other                                                       9          7
--------------------------------------------------------------------------------
    Total deferred assets                                   329        215
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Capitalized internal-use software development
    costs                                                   (70)       (61)
  Net unrealized (gains) losses on securities
    available for sale                                       (5)         2
  Depreciation and amortization                              (5)       (11)
  State and local taxes                                      (3)        (2)
  Asset valuation                                            (1)         7
--------------------------------------------------------------------------------
    Total deferred liabilities                              (84)       (65)
--------------------------------------------------------------------------------
Net deferred tax asset                                     $245       $150
================================================================================

   The Company determined that no valuation allowance against deferred tax assets at December 31, 2001 and 2000 was necessary.
   The effective income tax rate on income before extraordinary gain differs from the amount computed by applying the federal statutory income tax rate as follows:

Year Ended December 31,                             2001     2000     1999
--------------------------------------------------------------------------------
Federal statutory income tax rate                  35.0%    35.0%    35.0%
State income taxes, net of
   federal tax benefit                              1.6      3.4      3.5
Goodwill amortization                              14.8      1.3       .2
Variable life insurance                            (6.5)
Restructuring of international operations          (4.9)
Merger-related costs                                         1.3
Non-deductible penalties                            2.6
Other charges                                       (.4)      .7       .7
--------------------------------------------------------------------------------
   Effective income tax rate                       42.2%    41.7%    39.4%
================================================================================

   In 2001, the effective income tax rate including the extraordinary gain was 44.1%.


16.    Employee Incentive and Deferred Compensation Plans

   The Company's employee incentive and deferred compensation plans consist of CSC's and U.S. Trust's plans that were in effect prior to the merger with USTC. The following summarizes such plans.

Stock Option Plans
   The Company's stock incentive plans provide for granting options to employees, officers and directors. Options are granted for the purchase of shares of common stock at an exercise price not less than market value on the date of grant, and expire within ten years from the date of grant. Options generally vest over a four-year period from the date of grant.
   The Company granted to all non-officer employees 26 million, 11 million and 6 million options in 2001, 2000 and 1999(a), respectively.

   A summary of option activity follows:

                                                           2001                         2000                       1999 (a)
                                                  -------------------------- -------------------------- ----------------------------
                                                              Weighted-                      Weighted-                  Weighted-
                                                              Average                        Average                    Average
                                                  Number      Exercise          Number       Exercise      Number       Exercise
                                                  of Options  Price             of Options   Price         of Options   Price
------------------------------------------------------------------------------------------------------------------------------------
 Outstanding at
   beginning of year                               97       $ 16.46             90         $ 10.31         100        $  5.10
     Granted (1)                                   68       $ 15.43             29         $ 26.27          19        $ 27.10
     Exercised                                     (6)      $  4.73            (20)        $  2.74         (26)       $  2.15
     Canceled                                      (6)      $ 24.10             (2)        $ 20.15          (3)       $ 12.26
------------------------------------------------------------------------------------------------------------------------------------
 Outstanding at
   end of year                                    153       $ 16.20             97         $ 16.46          90        $ 10.31
====================================================================================================================================
 Exercisable at
   end of year                                     54       $ 11.31             38         $  7.02          40        $  3.71
====================================================================================================================================
 Available for
   future grant at
   end of year                                     50                           22                          37
====================================================================================================================================
 Weighted-average
   fair value of
   options granted
   during the year (1)                            $7.26                        $15.44                      $12.34
====================================================================================================================================

 (1) In 2000, 3 million  options  were  granted and  exchanged  for  outstanding  options of  CyberTrader.  The exercise  prices for individual options granted retained the excess of the market value over the exercise price on each CyberTrader option canceled. The weighted-average  exercise price of these options is $1.04 and the weighted-average  fair value is $28.27. The remaining 26 million options were granted with an exercise price equal to the fair market value of the Company's  common stock on the date of grant. The weighted-average exercise price of these options is $29.23 and the weighted-average fair value is $13.93.


--------
(a)1999 stock options were granted prior to the merger with USTC, and therefore did not include U.S. Trust employees.

Options outstanding and exercisable are as follows:

December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
                                            Options Outstanding                              Options Exercisable
                               ----------------------------------------------------- -----------------------------------------------
                                                   Weighted-
                                                    Average            Weighted-                         Weighted-
                                                   Remaining            Average                           Average
           Range of                Number         Contractual          Exercise           Number         Exercise
        Exercise Prices          of Options     Life (in years)          Price          of Options        Price
------------------------------------------------------------------------------------------------------------------------------------
 $   1.00     to   $   7.00           21              4.0                $ 3.97              21          $ 3.96
 $   7.01     to   $  10.00           20              6.0                $ 8.33              14          $ 8.30
 $  10.01     to   $  15.00           25              9.0                $11.97               4          $12.13
 $  15.01     to   $  19.00           31              9.4                $15.41                          $16.25
 $  19.01     to   $  26.00           26              7.8                $21.86              10          $21.82
 $  26.01     to   $  40.00           30              8.3                $29.62               5          $29.95
------------------------------------------------------------------------------------------------------------------------------------
 $   1.00     to   $  40.00          153              7.7                $16.20              54          $11.31
====================================================================================================================================



   The following tables summarize U.S. Trust's option activities. On the closing date of the merger with USTC, 8 million USTC stock options were converted into shares of CSC's common stock based upon the excess of the market value over the exercise price of the unexercised stock options as of that date, net of the number of shares required to satisfy the participant's payroll tax withholding obligation.


                                                                   2000                                    1999
                                                       ------------------------------        -------------------------------
                                                                            Weighted-                             Weighted-
                                                            Number          Average              Number           Average
                                                             of             Exercise               of             Exercise
                                                           Options           Price               Options           Price
----------------------------------------------------------------------------------------------------------------------------
 Outstanding at
   beginning of year                                         13              $ 8.39                12              $  6.96
     Granted                                                                                        2              $ 14.86
     Exercised                                               (5)             $ 7.06                (1)             $  5.37
     Converted
        into CSC's
        common stock                                         (8)             $ 9.15
----------------------------------------------------------------------------------------------------------------------------
 Outstanding at
   end of year                                                                                     13              $  8.39
============================================================================================================================
 Exercisable at
   end of year                                                                                      5              $  6.19
============================================================================================================================
 Available for
   future grant at
   end of year                                                                                      3
============================================================================================================================
 Weighted-average
   fair value of
   options granted
   during the year                                                                                $4.53
============================================================================================================================



   The fair value of each option granted is estimated as of the grant date using the Black-Scholes option-pricing model with the following assumptions:

                                         Company(b)             USTC
                                   ---------------------       ------
                                   2001    2000     1999        1999
--------------------------------------------------------------------------------
Expected dividend yield            .30%    .40%     .50%       1.10%
Expected volatility                 50%     48%      46%         29%
Risk-free interest rate            4.3%    6.0%     5.5%        4.6%
Expected life (in years)              5       5        5           5
--------------------------------------------------------------------------------

   The Company applies Accounting Principles Board Opinion No. 25 - Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans under which there is generally no charge to earnings, except for restructuring-related expense for officers' stock option compensation. Had compensation expense for the Company's options been determined based on the fair value at the grant dates for awards under those plans consistent with the fair value method of SFAS No. 123 - Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts presented below:


Year Ended December 31,            2001       2000       1999
--------------------------------------------------------------------------------
Net Income:      As reported    $   199     $  718      $ 666
                 Pro forma      $    32     $  606      $ 605
================================================================================
Basic Earnings
  Per Share:     As reported    $   .14     $  .53      $ .51
                 Pro forma      $   .02     $  .45      $ .46
Diluted Earnings
  Per Share:     As reported    $   .14     $  .51      $ .49
                 Pro forma      $   .02     $  .43      $ .44
================================================================================

Restricted Stock Plans
   The Company's stock incentive plans provide for granting restricted stock awards to employees and officers. Restricted stock awards are restricted from sale and generally vest over a four-year period, but some vest based upon the Company achieving certain financial or other measures. The fair market value of shares associated with the restricted stock awards is recorded as unamortized stock-based compensation in stockholders' equity and is amortized to compensation expense over the vesting periods.
   Restricted stock information is as follows(c):


                                                         2001      2000     1999
--------------------------------------------------------------------------------
Restricted stock awards                                               1        2
Average market price of awarded shares                 $18.15    $27.73   $24.99
Restricted shares outstanding (at year end)                 5         8        9
Restricted stock expense and amortization              $   27    $   32   $   25
================================================================================
--------
(b)The assumptions for 1999 relate to options granted prior to the merger with USTC which did not include U.S. Trust Employees.
(c)1999 restricted stock awards were granted prior to the merger with USTC, and therefore did not include U.S. Trust employees.

Other Deferred Compensation Plans
   The Company sponsors deferred compensation plans for both officers and non-employee directors. The Company's unfunded deferred compensation plan for officers permits participants to defer the payment of certain cash compensation. The deferred compensation liability was $199 million and $195 million at December 31, 2001 and 2000, respectively. The Company's unfunded deferred compensation plan for non-employee directors permits participants to defer receipt of all or a portion of their directors' fees and to receive either a grant of stock options, or upon ceasing to serve as a director, the number of shares of CSC's common stock that would have resulted from investing the deferred fee amount into CSC's common stock.
   In 1999, the Company issued 111,000 shares of CSC's common stock and placed such shares into a trust to settle the directors' deferred compensation liability. In accordance with EITF No. 97-14 - Accounting for Deferred
Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, assets of the trust are consolidated with those of the Company and the value of CSC's common stock held in the stock trust is classified in stockholders' equity in a manner similar to treasury stock. The shares and the corresponding obligation to directors are shown as separate components of stockholders' equity in the Company's consolidated statement of stockholders' equity.


17.    Retirement and Other Employee Benefit Plans

   The Company's retirement and other employee benefit plans consist of CSC's and U.S. Trust's plans that were in effect prior to the merger with USTC. The following summarizes such plans.

Retirement Plans
   Eligible employees of the Company who have met certain service requirements may participate in the Company's qualified retirement plan, the SchwabPlan 401(k) Retirement Savings and Investment Plan (SchwabPlan). The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total company contribution expense was $49 million in 2001, $78 million in 2000 and $74 million in 1999.
   In 2000, the final payment on the Company's note receivable from the employee stock ownership plan (ESOP) was received and all remaining shares were allocated to eligible participants. The fair value of shares released for allocation to employees through the ESOP was recognized by the Company as compensation and benefits expense - $31 million in 2000 and $3 million in 1999. At December 31, 2000, the ESOP held a total of 42 million shares of common stock. In 2001, substantially all shares held in the Company's ESOP were converted into units and transferred to the Schwab Equity Unit Fund in the SchwabPlan.
   U.S. Trust sponsors a 401(k) Plan and ESOP covering all U.S. Trust employees who have met the specified service requirement. Effective January 1, 1999, U.S. Trust began matching certain employees' U.S. Trust 401(k) plan contributions in the form of common stock. Total contribution expense under the U.S. Trust 401(k) Plan was $7 million in 2001 and $4 million in 2000. At December 31, 2001 and 2000, the U.S. Trust ESOP held a total of 7 million and 8 million shares of common stock, respectively.

Pension and Other Postretirement Benefits
   U.S. Trust provides a trusteed, noncontributory, qualified defined benefit pension plan to substantially all U.S. Trust employees. Benefits are based upon years of service, average compensation over the final years of service and the social security covered compensation. U.S. Trust uses the projected unit credit cost method to compute the vested benefit obligation, where the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled based on the employee's expected date of separation or retirement.
   In addition, U.S. Trust provides certain health care and life insurance benefits which are unfunded for all employees, certain qualifying retired employees and their dependents. Postretirement medical and life insurance benefits are accrued during the years that the employee renders service to reflect the expected cost of providing health care and life insurance and other benefits to an employee upon retirement.
   The following table summarizes the components of retirement and postretirement benefit expenses (credits), the funded status of U.S. Trust's qualified retirement plan, changes in the benefit obligations related to these plans and the major assumptions used to determine these amounts.
   The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 13.0% in 2001, decreasing gradually to 5.5% in the year 2009. A one percentage point change in the assumed health care cost trend rates would not have a material effect on the postretirement benefit obligation.



                                          2001                                2000                                 1999
                            ----------------------------------  --------------------------------   ---------------------------------

                            Pension     Health &                 Pension    Health &                Pension     Health &
                               Plan         Life       Total        Plan        Life      Total        Plan         Life      Total
------------------------------------------------------------------------------------------------------------------------------------

  Components of expense
  (credit):
   Service cost and
    expenses                  $   9                    $   9       $   8                  $   8       $   9                   $   9
   Interest cost                 17        $   1          18          16       $   1         17          15        $   1         16
   Actual (gain) loss on
    plan assets                  78                       78          (9)                    (9)        (84)                    (84)
   Other net amortizations
    and deferrals              (116)                    (116)        (25)                   (25)         59                      59
------------------------------------------------------------------------------------------------------------------------------------
    Net expense (credit) (1)  $ (12)       $   1       $ (11)      $ (10)      $   1      $  (9)      $  (1)       $   1
------------------------------------------------------------------------------------------------------------------------------------

  Change in plan assets:
   Fair value of plan
     assets at
     beginning of year        $ 369                                $ 367                              $ 291
   Actual gain (loss) on
     plan assets                (78)                                   9                                 85
   Employer
    contribution                           $   1                               $   1                               $   2
   Benefits and expenses
    paid                        (10)          (1)                     (7)         (1)                    (9)          (2)
------------------------------------------------------------------------------------------------------------------------------------
   Fair value of plan assets
   at end of year             $ 281                                $ 369                              $ 367
------------------------------------------------------------------------------------------------------------------------------------

  Change in benefit
   obligation:
   Benefit obligation at
    beginning of year         $ 211        $  20                   $ 200       $  19                  $ 220        $  21
   Service cost                   9                                    8                                  9
   Interest cost                 17            1                      16           2                     15            2
   Actuarial (gain) loss         16                                   (6)                               (35)          (2)
   Benefits paid                 (9)          (1)                     (7)         (1)                    (9)          (2)
   Amendments                     4
------------------------------------------------------------------------------------------------------------------------------------
  Benefit obligation at
    end of year               $ 248        $  20                   $ 211       $  20                  $ 200        $  19
------------------------------------------------------------------------------------------------------------------------------------

  Prepaid (accrued) cost:
   Excess of plan assets
    over benefit
    obligation                $  34        $ (20)                  $ 158       $ (20)                 $ 166        $ (19)
   Unrecognized cumulative
    net (gains) losses           10           (1)                   (120)         (1)                  (136)          (1)
   Unrecognized prior
    service cost                  5           (1)                      1          (1)                     1           (2)
   Unrecognized net
    liability (asset) at
    date of initial
    application                                                       (2)                                (5)
------------------------------------------------------------------------------------------------------------------------------------
  Prepaid (accrued)  cost     $  49        $ (22)                  $  37       $ (22)                  $ 26        $ (22)
------------------------------------------------------------------------------------------------------------------------------------
  Discount rate                7.50%        7.50%                   8.00%       8.00%                  8.00%        8.00%

  Rate of increase in
    salary (2)                 6.10%        6.10%                   6.10%       6.10%                  6.00%        6.00%

  Health care cost trend        N/A        13.00%                    N/A        8.00%                   N/A         8.50%
    rate

  Expected rate of return
   on plan assets              9.00%         N/A                    9.00%        N/A                   9.00%         N/A
-----------------------------------------------------------------------------------------------------------------------------------

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


18.    Accumulated Other Comprehensive Income (Loss)

   Accumulated other comprehensive income (loss) represents cumulative gains and losses that are not reflected in earnings. The components of accumulated other comprehensive income (loss) are as follows:

                                                  2001      2000      1999
--------------------------------------------------------------------------------
Net loss on cash flow
 hedging instruments, net of tax:
    Cumulative effect of accounting
     change for adoption of
     SFAS No. 133                                $ (12)
    Change during the year                         (19)
--------------------------------------------------------------------------------
    Ending balance                               $ (31)
================================================================================
Foreign currency translation
 adjustment:
    Beginning balance                            $ (11)    $   5     $   2
    Change during the year                          (2)      (16)        3
--------------------------------------------------------------------------------
    Ending balance                               $ (13)    $ (11)    $   5
================================================================================
Net unrealized gain (loss)on
 securities available for sale,
 net of tax:
    Beginning balance                            $  (3)    $ (13)    $   4
    Net unrealized gain (loss)
     arising during the year                         5        10       (17)
    Reclassification adjustment
     for realized loss included
     in net income                                   5
--------------------------------------------------------------------------------
    Ending balance                               $   7     $  (3)    $ (13)
================================================================================
Total accumulated other
  comprehensive income (loss),
  net of tax:
    Beginning balance                            $ (14)    $  (8)    $   6
    Change during the year                         (23)       (6)      (14)
--------------------------------------------------------------------------------
    Ending balance                               $ (37)    $ (14)    $  (8)
================================================================================


19.    Earnings Per Share

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

Year Ended December 31,                           2001      2000      1999
--------------------------------------------------------------------------------
Net income                                       $ 199     $ 718     $ 666
================================================================================
Weighted-average common
  shares outstanding - basic                     1,373     1,360     1,310
Common stock equivalent shares
  related to stock incentive plans                  26        44        63
--------------------------------------------------------------------------------
Weighted-average common
  shares outstanding - diluted                   1,399     1,404     1,373
================================================================================
Basic earnings per share:
Income before
  extraordinary gain                             $ .06     $ .53     $ .51
Extraordinary gain, net of tax                   $ .08
Net income                                       $ .14     $ .53     $ .51
================================================================================
Diluted earnings per share:
Income before
  extraordinary gain                             $ .06     $ .51     $ .49
Extraordinary gain, net of tax                   $ .08
Net income                                       $ .14     $ .51     $ .49
================================================================================
   The computation of diluted EPS for the years ended December 31, 2001, 2000 and 1999, respectively, excludes outstanding stock options to purchase 83 million, 13 million and 8 million shares, respectively, because the exercise prices for those options were greater than the average market price of the common shares, and therefore the effect would be antidilutive.


20.    Regulatory Requirements

   CSC is a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the Act).
   The Gramm-Leach-Bliley Act (the GLB Act), permits financial holding companies to engage in activities that are financial in nature, including banking, securities brokerage, underwriting, dealing in or making a market in securities, investment management services and insurance activities. The Federal Reserve Board may impose limitations, restrictions, or prohibitions on the activities or acquisitions of a financial holding company if the Federal Reserve Board believes that the company does not have the appropriate financial and managerial resources to commence or conduct an activity, make an acquisition, or retain ownership of a company and the Federal Reserve Board may take actions as appropriate to enforce applicable federal law.
   Federal Reserve Board policy provides that a bank holding company generally should not pay cash dividends unless its net income is sufficient to fully fund the dividends and the company's prospective retained earnings appear to be sufficient to meet the capital needs, asset quality and overall financial condition of the holding company and its depository institution subsidiaries.

   CSC's primary depository institution subsidiary is U.S. Trust NY. The operations and financial condition of CSC's depository institution subsidiaries are subject to regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing: transactions with CSC and its non-depository institution subsidiaries, loans and other extensions of credit, investments or asset purchases, or otherwise financing or supplying funds to CSC; dividends; investments; and aspects of CSC's operations. The federal banking agencies have broad powers to enforce these regulations, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. CSC, U.S. Trust and their U.S.-based insured depository institution subsidiaries must meet regulatory capital guidelines adopted by the federal banking agencies. Under the Federal Deposit Insurance Act, the banking regulatory agencies are permitted or, in certain cases, required to take certain substantial restrictive actions with respect to institutions falling within one of the lowest three of five capital categories.
   On July 11, 2001 USTC and U.S. Trust NY (collectively, USTC/USTNY) entered into a cease and desist order (the order) with the Federal Reserve Board and the Superintendent of Banks of the State of New York (State). Under the order, USTC/USTNY neither admitted nor denied that it had violated any law, but was required to pay a $5 million penalty to the Federal Reserve Board and a $5 million penalty to the State for alleged violations of various reporting and recordkeeping requirements. There was no allegation that client assets were exposed to any risk of loss, nor that there were any evidence or misappropriation or misuse of client funds on the part of any USTC/USTNY employee. In addition, the order required USTC/USTNY to take a number of steps to review and improve its risk management processes and systems with respect to the Bank Secrecy Act and banking and securities laws and to provide regular reports to regulators concerning the progress of such measures.
   USTC/USTNY reached an agreement with the regulators on a plan to improve risk management processes and systems in response to the order. Although the order remains in effect, the Company believes the measures USTC/USTNY have taken, and have committed to take in the future, will be sufficient to address substantially all of the issues identified in the order in a timely manner.
   Under the Act, the Federal Reserve Board has established consolidated capital requirements for bank holding companies. CSC is subject to those guidelines. The GLB Act prohibits the Federal Reserve Board from imposing capital requirements on functionally regulated non-depository institution subsidiaries of a financial holding company, such as broker-dealers and investment advisors.
   The Company's, U.S. Trust's and U.S. Trust NY's regulatory capital and ratios are as follows:

                                              2001                   2000
                                        -----------------      -----------------
December 31,                            Amount   Ratio(1)      Amount   Ratio(1)
--------------------------------------------------------------------------------

Tier 1 Capital:
  Company                               $3,606      19.8%      $ 3,678   14.6%
  U.S. Trust                            $  564      16.0%      $   556   20.3%
  U.S. Trust NY                         $  319      11.2%      $   370   16.7%
Total Capital:
  Company                               $3,632      19.9%      $ 3,710   14.7%
  U.S. Trust                            $  585      16.6%      $   577   21.0%
  U.S. Trust NY                         $  337      11.8%      $   388   17.5%
Leverage:
  Company                               $3,606       9.7%      $ 3,678   10.4%
  U.S. Trust                            $  564       8.9%      $   556   11.1%
  U.S. Trust NY                         $  319       6.3%      $   370    9.4%
--------------------------------------------------------------------------------
(1)Minimum tier 1 capital,  total capital and tier 1 leverage  ratios are 4%, 8%
   and   3%-5%,   respectively,   for  bank   holding   companies   and   banks.
   Well-capitalized tier 1 capital, total capital and tier 1 leverage ratios are 6%, 10% and 5%, respectively. Each of CSC's other depository institution subsidiaries exceed the well-capitalized standards set forth by the banking regulatory authorities.

   Based on their respective regulatory capital ratios at December 31, 2001 and 2000, the Company, U.S. Trust and U.S. Trust NY are considered well capitalized (the highest category). There are no conditions or events that management believes have changed the Company's, U.S. Trust's and U.S. Trust NY's well-capitalized status.
   To remain a financial holding company, each of CSC's depository institution subsidiaries must be well capitalized and well managed. In addition, each of CSC's insured depository institution subsidiaries must be rated "satisfactory" or better on the institutions' records of meeting the credit needs of their communities under the Community Reinvestment Act of 1977 in order for CSC to engage in new financial activities or, with certain limited exceptions, acquire a company engaged in financial activities.
   CSC's depository institution subsidiaries are required, under federal regulations, to maintain reserve balances at the Federal Reserve Bank based on deposit levels. These amounts are included in cash and investments segregated and on deposit for federal or other regulatory purposes. The average balances were $62 million in 2001 and $55 million in 2000.
   Schwab and SCM are subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the Rule). Schwab and SCM compute net capital under the alternative method permitted by this Rule. This method requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from client transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and SCM is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At December 31, 2001, Schwab's net capital was $1.2 billion (12% of aggregate debit balances), which was $968 million in excess of its minimum required net capital and $673 million in excess of 5% of aggregate debit balances. At December 31, 2001, SCM's net capital was $14 million, which was $13 million in excess of its minimum required net capital.
   Schwab, SCM and CSE had portions of their cash and investments segregated for the exclusive benefit of clients at December 31, 2001, in accordance with applicable regulations.


21.    Commitments and Contingent Liabilities

   The  Company  has  noncancelable   operating  leases  for  office  space  and
equipment. Future minimum rental commitments, including guaranteed residual values, under these leases at December 31, 2001 are as follows:
--------------------------------------------------------------------------------
2002                                                       $    267
2003                                                            240
2004                                                            203
2005                                                            349
2006                                                            122
Thereafter                                                      632
--------------------------------------------------------------------------------
Total                                                      $  1,813
================================================================================

   Certain leases contain provisions for renewal options, purchase options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $365 million in 2001, $298 million in 2000 and $218 million in 1999. At December 31, 2001, the Company had other commitments totaling $20 million, which include a guarantee on a bank credit facility and committed capital contributions to venture capital funds.
   During 2001, the Company began occupying and making lease payments on a newly renovated office building. The lease for the building was arranged by working with a bank to create an unconsolidated special purpose trust (Trust). The Trust, through an agent, raised the $245 million needed to acquire and renovate the building by issuing long-term debt ($235 million) and raising equity capital ($10 million). The Company's lease payments to the Trust vary with fluctuations in interest rates and are structured to cover the interest on the debt obligations and a specified return on the equity. This financing arrangement is known as a synthetic lease. Upon the expiration of the lease in June 2005, the Company may renew the lease for an additional five years subject to certain approvals and conditions, or arrange a sale of the office building to a third party. The Company also has an option to purchase the office building for $245 million at any time after June 18, 2003. The Company has provided the Trust with a residual value guarantee, which means that if the building is sold to a third party the Company is responsible for making up any shortfall between the actual sales price and the $245 million funded by the Trust, up to a maximum of $202 million. The Company has recently obtained a preliminary appraisal of $200 million for the estimated value of the building at the end of the lease term. The shortfall in estimated value below $245 million will be recorded as expense using the straight-line method over the remaining term of the lease.
   In March 2000, three purported class action complaints were filed against U.S. Trust Company, N.A. (USTC, N.A.) in the U.S. District Court in Louisiana. All three suits are brought on behalf of participants in an employee stock ownership plan (UC ESOP) sponsored by United Companies Financial Corporation (United Companies), which is currently in bankruptcy proceedings in Delaware. Plaintiffs allege that USTC, N.A., as directed trustee of UC ESOP, breached its fiduciary duties under the Employee Retirement Income Security Act of 1974 by failing to diversify the assets of UC ESOP. Damages were not specified. In November 2000, the plaintiffs filed a consolidated complaint for all three purported class actions, which USTC, N.A. answered, denying all liability. In December 2001, plaintiffs and USTC, N.A. reached a tentative settlement. Under the terms of this settlement, plaintiffs would release USTC, N.A. of all liability. Other than an insignificant deductible, the settlement payment would be paid from insurance coverage. The settlement is expected to be presented to the court for its approval after notice to members of the class.
   In 2001, three purported class action complaints and a number of related individual cases were filed against U.S. Trust NY and other defendants. In some of these cases, USTC, N.A. was also named as a defendant. The plaintiffs in all of these cases are former personal injury plaintiffs (Payees) who are entitled to future payments under "structured settlement" agreements. The settlement payments are obligations of Stanwich Financial Services Corp. (Stanwich), as Trustor of certain Trusts, and Stanwich has defaulted on certain of those obligations. USTC, N.A. served as Trustee of the Trusts from approximately December of 1992 to March of 1994, and U.S. Trust NY served as Trustee from approximately September 1998 until its recent resignation. At some time during the period from March of 1994 to September of 1998, while an unrelated trust company was the Trustee of the Trusts, the U.S. Treasury securities held by the trusts were pledged as collateral for a loan or loans and then lost through foreclosure. The class actions and all but two of the individual cases have been filed in California, and have been consolidated. The other two individual cases have been filed in Montana. In the complaints now applicable to the cases, the plaintiffs allege that, as Trustee during their respective tenures, U.S. Trust NY and USTC, N.A. owed certain duties to the Payees, and breached those duties in various ways. The plaintiffs in these cases seek unspecified compensatory damages, punitive damages and other relief. In the cases, U.S. Trust NY and USTC, N.A. have answered the complaints, denying the material allegations and raising affirmative defenses, and have filed cross-complaints for indemnity against other defendants in the cases. U.S. Trust NY and USTC, N.A. intend to defend the cases vigorously.
   On October 24, 2001, partnership and individual plaintiffs filed a complaint in the United States District Court in California (Betker Action) against U.S. Trust Company of Texas, N.A. (US Trust Texas) and other defendants, including USTC, in which the plaintiffs seek to hold the defendants liable for losses that the plaintiffs sustained in connection with the defaults of certain bond offerings (Heritage Bond Offerings). On November 26, 2001, the receiver for certain bond funds (Heartland Funds), filed a complaint in the U.S. District Court of Illinois (Heartland Action) against US Trust Texas, seeking to hold it liable for losses allegedly sustained by the Heartland Funds in connection with the Heritage Bond Offerings. On November 30, 2001, a plaintiff filed a purported class action complaint in California state court (Kivenson Class Action), against US Trust Texas, and other defendants, including USTC. The Kivenson Class Action seeks to hold defendants liable for losses allegedly sustained by the putative class in connection with the Heritage Bond Offerings.
   US Trust Texas was indenture trustee under various Indentures executed in connection with the Heritage Bond Offerings. Although USTC sold its corporate trust business in 2001, under the sale agreement, USTC retains responsibility for certain litigation, including these cases. In the complaints, the plaintiffs allege that, as indenture trustee, US Trust Texas breached certain duties owed to the plaintiffs. The plaintiffs in the Betker Action and the Kivenson Class Action seek unspecified compensatory damages, punitive damages and other relief. The representative plaintiff in the Heartland Action seeks compensatory damages in excess of $4.8 million, punitive damages and other relief. US Trust Texas and USTC have not yet answered any of these complaints. They intend to defend all of these cases vigorously.
   The nature of the Company's business subjects it to claims, lawsuits, regulatory examinations and other proceedings in the ordinary course of business. The ultimate outcome of the legal proceedings described above and the various other lawsuits, arbitration proceedings, and claims pending against the Company cannot be determined at this time, and the results of these legal proceedings cannot be predicted with certainty. There can be no assurance that these legal proceedings will not have a material adverse effect on the Company's results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the Company's financial condition and results of operations. However, it is the opinion of management, after consultation with legal counsel, that the ultimate outcome of these actions will not have a material adverse impact on the financial condition or operating results of the Company.


22.    Financial Instruments Subject to Off-Balance-Sheet Risk or Credit Risk

   Through Schwab and SCM, the Company loans client securities temporarily to other brokers in connection with its securities lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities or provide additional cash collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its client obligations. The Company mitigates this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned and by requiring additional cash as collateral when necessary.
   The Company is obligated to settle transactions with brokers and other financial institutions even if its clients fail to meet their obligations to the Company. Clients are required to complete their transactions on settlement date, generally three business days after trade date. If clients do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring deposits from clients in excess of amounts prescribed by regulatory requirements for certain types of trades.
   Schwab provides margin loans to its clients which are collateralized by securities in their brokerage accounts. These clients have agreed to allow
Schwab to sell or repledge those securities in accordance with federal regulations. Schwab was allowed, under such regulations, to sell or repledge securities with a market value of $13.1 billion and $22.3 billion at December 31, 2001 and 2000, respectively. The market value of Schwab's client securities pledged to fulfill the short sales of its clients was $894 million and $477 million at December 31, 2001 and 2000, respectively, and the market value of Schwab's client securities pledged in securities lending transactions to other broker-dealers was $554 million and $864 million at December 31, 2001 and 2000, respectively. The market value of Schwab's client securities pledged to fulfill Schwab's and SCM's proprietary short sales was $15 million and $27 million at
December 31, 2001 and 2000, respectively. Additionally, Schwab borrows securities from other broker-dealers to fulfill short sales of its clients. The market value of these pledged securities was $247 million and $6 million at December 31, 2001 and 2000, respectively. Schwab has also pledged a portion of its securities owned in order to fulfill the short sales of clients and in connection with securities lending transactions to other broker-dealers. The market value of these pledged securities was $1 million and $3 million at December 31, 2001 and 2000, respectively.
   In the normal course of its margin lending activities, Schwab may be liable for the margin requirement of client margin securities transactions. As clients write options or sell securities short, the Company may incur losses if the clients do not fulfill their obligations and the collateral in client accounts is not sufficient to fully cover losses which clients may incur from these strategies. To mitigate this risk, the Company monitors required margin levels and clients are required to deposit additional collateral, or reduce positions, when necessary.
   In its capacity as market maker, SCM maintains inventories in Nasdaq and other securities on both a long and short basis. While long inventory positions represent SCM's ownership of securities, short inventory positions represent SCM's obligations to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to SCM as market values of securities fluctuate. Also, the Company maintains inventories on both a long and short basis in exchange-listed securities relating to its specialist operations and proprietary equity trading operations. The Company also maintains inventories in securities on a long basis relating to its fixed income operations. The Company could incur losses or gains as a result of changes in the market value of these securities. To mitigate the risk of losses, long and short positions are marked to market and are monitored by management to assure compliance with limits established by the Company. Additionally, the Company may purchase or sell exchange-traded futures and options to offset market risk on these inventories. The notional amount of such derivatives was $148 million and $66 million at December 31, 2001 and 2000, respectively. The estimated fair value of such derivatives was not material to the Company's consolidated balance sheets at December 31, 2001 and 2000.
   Schwab and U.S. Trust enter into collateralized resale agreements principally with other broker-dealers, which could result in losses in the event the counterparty to the transaction does not purchase the securities held as collateral for the cash advanced and the market value of these securities declines. To mitigate this risk, Schwab requires that the counterparty deliver securities to a custodian, to be held as collateral, with a market value in excess of the resale price. Schwab also sets standards for the credit quality of the counterparty, monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate. At December 31, 2001 and 2000, the market value of collateral received in connection with resale agreements that is available to be repledged or sold is $15.3 billion and $7.3 billion, respectively.
   At December 31, 2001 and 2000, financial instruments in the amount of $809 million and $421 million, respectively, were pledged to secure public deposits, to qualify for fiduciary powers and for other purposes or as collateral for borrowings. Included in the above amounts at December 31, 2001 and 2000, the fair value of collateral pledged under repurchase agreements that is available to be repledged or sold by the counterparties is $184 million and $101 million, respectively.
   In the normal course of business, U.S. Trust enters into various transactions involving off-balance sheet financial instruments to meet the needs of its clients and to reduce its own exposure to interest rate risk. The credit risk associated with these instruments varies depending on the creditworthiness of the client and the value of any collateral held. Collateral requirements vary by type of instrument. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.
   Credit-related financial instruments include firm commitments to extend credit (firm commitments) and standby letters of credit. Firm commitments are legally binding agreements to lend to a client that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of U.S. Trust's firm commitments are related to mortgage lending to private banking clients. Firm commitments totaled $586 million and $429 million at December 31, 2001 and 2000, respectively. Standby letters of credit are conditional commitments issued by U.S. Trust to guarantee the performance of a client to a third party. Standby letters of credit outstanding at December 31, 2001 and 2000 amounted to $77 million and $78 million, respectively. Standby letters of credit are generally partially or fully collateralized by cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities) and other assets.
   As part of its overall asset and liability management process, U.S. Trust utilizes Swaps as hedges of the interest rate risk associated with variable rate deposits from banking clients. The market values of Swaps can vary depending on movements in interest rates. The amounts at risk upon default are generally limited to the unrealized market value gains of the Swaps, if any. The risk of default depends on the creditworthiness of the counterparty. U.S. Trust evaluates the creditworthiness of its counterparties as part of its normal credit review procedures. At December 31, 2001 and 2000, the Company was a counterparty to Swaps with a total notional principal amount of $930 million and $1.0 billion, respectively. Outstanding Swaps had a weighted-average maturity of approximately 2.6 years at December 31, 2001 and 3.3 years at December 31, 2000. The estimated fair value of the Swaps was not material to the Company's consolidated balance sheets at December 31, 2001 and 2000.

23.    Segment Information

   Segments are defined as components of a company in which  separate  financial information is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company structures its segments according to its various types of clients and the services provided to those clients. These segments have been aggregated, based on similarities in economic characteristics, types of clients, services provided, distribution channels and regulatory environment, into four reportable segments - Individual Investor, Institutional Investor, Capital Markets and U.S. Trust. The Individual Investor segment includes Schwab's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, serves company 401(k) plan sponsors and third-party administrators, and supports company stock option plans and stock purchase programs. (The Company's mutual fund services are considered a product and not a segment. Mutual fund service fees are included in both the Individual Investor and Institutional Investor segments.) The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers, including Schwab, and institutional clients. The U.S. Trust segment provides investment and wealth management, fiduciary services and private banking services to individual and institutional clients.
   The accounting policies of the segments are the same as those described in note "2 - Significant Accounting Policies." The Company evaluates the performance of its segments based on adjusted operating income before taxes, which excludes non-operating revenue, restructuring and other charges, merger- and acquisition-related charges and extraordinary gains. Segment assets are not disclosed because they are not used for evaluating segment performance and deciding how to allocate resources to segments. However, capital expenditures are used in evaluating segment performance and are therefore disclosed. Intersegment revenues, defined as revenues from transactions with other segments within the Company, are not material and are therefore not disclosed. Except for the U.S. Trust segment, for which expenses are directly incurred, technology, corporate and general administrative expenses are allocated to the remaining segments generally in proportion to either their respective revenues or average full-time equivalent employees.
   Financial information for the Company's reportable segments is presented in the table below. Total revenues, net interest revenue, income before taxes on income and extraordinary gain, and net income are equal to the Company's consolidated amounts as reported in the consolidated financial statements. Capital expenditures are reported gross, as opposed to net of proceeds from the sale of fixed assets.

Year Ended December 31,               2001       2000       1999
--------------------------------------------------------------------------------
Revenues
Individual Investor                 $2,531     $3,657     $2,762
Institutional Investor                 827        844        635
Capital Markets                        315        644        547
U.S. Trust                             654        643        542
--------------------------------------------------------------------------------
Operating revenues                   4,327      5,788      4,486
Non-operating revenue (1)               26
--------------------------------------------------------------------------------
  Total                             $4,353     $5,788     $4,486
================================================================================
Interest Revenue, Net of
  Interest Expense
Individual Investor                 $  616     $  940     $  593
Institutional Investor                 134        165        106
Capital Markets                          2          6          4
U.S. Trust                             177        126        117
--------------------------------------------------------------------------------
  Total                             $  929     $1,237     $  820
================================================================================
Operating Income Before Taxes
Individual Investor                 $  245     $  834     $  680
Institutional Investor                 272        290        180
Capital Markets                         18        106        111
U.S. Trust (2)                         112        158        128
--------------------------------------------------------------------------------
Operating Income Before Taxes          647      1,388      1,099
Non-operating revenue (1)               26
Restructuring and other charges (3)   (419)
Merger- and acquisition-
  related charges (4)                 (119)      (157)
--------------------------------------------------------------------------------
Income before taxes on income
  and extraordinary gain               135      1,231      1,099
Tax expense on income                  (57)      (513)      (433)
Extraordinary gain on sale of
  corporate trust business,
  net of tax of $100                   121
--------------------------------------------------------------------------------
Net Income                          $  199     $  718     $  666
================================================================================
Capital Expenditures
Individual Investor                 $  203     $  483     $  264
Institutional Investor                  51         95         52
Capital Markets                         25         83         38
U.S. Trust                              36         44         19
--------------------------------------------------------------------------------
  Total                             $  315     $  705     $  373
================================================================================
Depreciation and Amortization (5)
Individual Investor                 $  294     $  226     $  114
Institutional Investor                  51         34         26
Capital Markets                         26         23         17
U.S. Trust                              33         25         24
--------------------------------------------------------------------------------
  Total                             $  404     $  308     $  181
================================================================================

(1)Primarily consists of a gain on the sale of an investment.
(2)Excludes an extraordinary pre-tax gain of $221 million from the sale of USTC's Corporate Trust business for 2001.
(3)Restructuring charges primarily include costs relating to workforce, facilities, systems hardware, software and equipment reductions. Other charges include a regulatory fine, professional service fees for operational and risk management remediation, and the write-off of certain software development costs.
(4)Includes professional fees, change-in-control and retention program compensation, and other expenses related to the merger with USTC, and goodwill and intangible asset amortization and retention program compensation related to the acquisition of CyberTrader.
(5)Includes goodwill amortization.

   Fees received from Schwab's proprietary mutual funds represented approximately 18% of the Company's consolidated revenues in 2001 and 11% in both 2000 and 1999. Except for Schwab's proprietary mutual funds, which are considered a single client for purposes of this computation, no single client accounted for more than 10% of the Company's consolidated revenues in 2001, 2000 and 1999. Substantially all of the Company's revenues and assets are attributed to or located in the U.S. The percentage of Schwab's total client accounts located in California was approximately 27% at both December 31, 2001 and 2000 and 25% at December 31, 1999.


24.    Supplemental Cash Flow Information

Year Ended December 31,                 2001      2000      1999
--------------------------------------------------------------------------------
Income taxes paid                       $218    $  240     $ 182
================================================================================
Interest paid:
  Brokerage clients cash balances       $706    $1,068     $ 701
  Deposits from banking clients          128       155       116
  Long-term debt                          56        47        30
  Stock-lending activities                20        42        31
  Short-term borrowings                   25        19         7
  Other                                    5         3         7
--------------------------------------------------------------------------------
Total interest paid                     $940    $1,334     $ 892
================================================================================
Non-cash investing and financing
  activities:
    Common stock and options issued
    for purchases of businesses         $ 71    $  529     $  45
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


/s/Charles R. Schwab
Chairman of the Board and Co-Chief Executive Officer


/s/David S. Pottruck
President and Co-Chief Executive Officer


/s/Christopher V. Dodds
Executive Vice President and Chief Financial Officer






Independent Auditors' Report

To the Stockholders and Board of Directors of The Charles Schwab Corporation:

   We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/DELOITTE & TOUCHE LLP
San Francisco, California
March 8, 2002



Quarterly Financial Information (Unaudited)                                                           The Charles Schwab Corporation
(In Millions, Except Per Share Data and Ratios)

                                                                 Weighted  Basic    Diluted   Dividends
                                                                 Average   Earnings Earnings  Declared  Range
                                             Expenses  Net       Common    (Loss)   (Loss)    Per       of Common     Range of
                                             Excluding Income    Shares-   Per      Per       Common    Stock Price   Price/Earnings
                                   Revenues  Interest  (Loss)(1) Diluted   Share(2) Share(2)  Share(3)  Per Share     Ratio(4)
-----------------------------------------------------------------------------------------------------------------------------------
2001 by Quarter (5)
Fourth                             $1,059    $1,088    $ (13)    1,362     $(.01)   $(.01)    $.0110   $16.30 -  10.38   116 -  74
Third                               1,023       997       13     1,395       .01      .01      .0110    16.18 -   8.13    65 -  33
Second                              1,071     1,097      102     1,405       .07      .07      .0110    23.18 -  13.14    68 -  39
First                               1,200     1,036       97     1,410       .07      .07      .0110    33.00 -  14.50    92 -  40
-----------------------------------------------------------------------------------------------------------------------------------
2000 by Quarter (6)
Fourth                             $1,335    $1,109    $ 139     1,414     $ .10    $ .10     $.0110   $35.88 -  25.69    70 -  50
Third    dividend increase          1,323     1,083      142     1,415       .10      .10      .0110    40.50 -  30.00    74 -  55
Second   stock split                1,404     1,151      137     1,407       .10      .09      .0094    40.58 -  24.00    72 -  43
First                               1,726     1,214      300     1,390       .23      .22      .0093    44.75 -  22.46    76 -  38
-----------------------------------------------------------------------------------------------------------------------------------
1999 by Quarter
Fourth                             $1,274    $  959    $ 190     1,374     $ .15    $ .14     $.0094   $31.17 -  17.96    64 -  37
Third    stock split                1,015       779      144     1,376       .11      .11      .0093    37.67 -  21.33    84 -  47
Second                              1,117       835      171     1,377       .13      .12      .0093    51.67 -  26.67   123 -  64
First                               1,080       814      161     1,366       .12      .12      .0093    32.67 -  16.96    88 -  46
-----------------------------------------------------------------------------------------------------------------------------------
1998 by Quarter
Fourth   dividend increase /
         stock split               $  905    $  703    $ 122     1,349     $ .10    $ .10     $.0093   $22.83 -   7.03    74 -  23
Third                                 819       630      114     1,339       .08      .08      .0089    10.22 -   6.17    38 -  23
Second                                746       595       91     1,338       .08      .07      .0089     8.89 -   6.58    36 -  26
First                                 708       572       83     1,345       .06      .06      .0089     9.32 -   7.58    39 -  32
-----------------------------------------------------------------------------------------------------------------------------------
1997 by Quarter (7)
Fourth   dividend increase         $  721    $  595    $  76     1,346     $ .06    $ .06     $.0089   $ 9.83 -   6.50    41 -  27
Third    stock split                  706       557       90     1,339       .07      .06      .0074     8.13 -   5.93    34 -  25
Second                                621       495       76     1,333       .06      .06      .0074     6.35 -   4.50    28 -  20
First                                 624       494       79     1,332       .06      .06      .0074     6.22 -   4.50    27 -  20
-----------------------------------------------------------------------------------------------------------------------------------

(1)2001, 2000 and 1999 include an accounting change, for certain  internal-use  software development costs to conform with Statement of Position 98-1, totaling $16 million,  $55 million and $41 million after-tax,  respectively.  Excluding this accounting change, net income would have been $183 million in 2001, $663 million in 2000 and $625 million in 1999.
(2)2001 includes the effect of an extraordinary gain of $.08 per share.
(3)Dividends  declared per common share do not include  dividends  declared by U.S. Trust Corporation prior to the completion of the merger in 2000.
(4)Price/earnings  ratio is computed by  dividing  the high and low market  prices by diluted  earnings  per share for the  12-month period ended on the last day of the quarter presented.
(5)2001 includes an extraordinary  gain,  non-operating  revenue (which primarily  consists of a gain on the sale of an investment), restructuring and other charges and merger- and acquisition-related costs totaling $208 million after-tax. Excluding this amount, net income would have been $407 million and the after-tax profit margin would have been 9.4%.
(6)2000 includes merger- and  acquisition-related  costs totaling $131 million  after-tax.  Excluding this amount,  net income would have been $849 million and the after-tax profit margin would have been 14.7%.
(7)1997 includes charges for a litigation  settlement of $24 million  after-tax.  Excluding this amount,  net income would have been
   $345 million and the after-tax profit margin would have been 12.9%.


                       THE CHARLES SCHWAB CORPORATION

                              Chart Appendix List

   In this appendix, the following descriptions of certain charts in portions of the Company's 2001 Annual Report to Stockholders that are omitted from the EDGAR Version are more specific with respect to the actual numbers, amounts and percentages than is determinable from the charts themselves. The Company submits such more specific descriptions only for the purpose of complying with the requirements for transmitting portions of this Annual Report on Form 10-K electronically via EDGAR; such more specific descriptions are not intended in any way to provide information that is additional to the information otherwise provided in portions of the Company's 2001 Annual Report to Stockholders.


   EDGAR
  Version
Page Number                    Chart Description

     2 Bar chart titled "Assets in Client Accounts" representing total assets in client accounts at year end 2001, 2000, 1999, 1998 and 1997 (years shown on the bottom axis) as follows (billions of dollars) (bar labeled): $845.9, $871.7, $846.0, $594.3 and
                $437.2, respectively; and annual percentage change for 2001, 2000, 1999, and 1998 (percentages shown in area between bars) as follows: (3%), 3%, 42% and 36%, respectively.

     8 Stacked bar chart titled "Revenues by Segment" representing the composition of revenues by segment for the years ended December 31, 2001, 2000, and 1999 (years shown on the bottom axis) as follows (billions of dollars): Individual Investor $2.5, $3.7 and $2.8, respectively; Institutional Investor $.9, $.9 and $.6, respectively; Capital Markets $.3, $.6 and $.6, respectively; U.S. Trust $.7, $.6 and $.5, respectively; Revenues by Segment (bar labeled) $4.4, $5.8 and $4.5, respectively.

    16 Bar chart titled "Net Income Plus Depreciation and Amortization (including Goodwill Amortization)" representing the net income plus depreciation and amortization (including goodwill amortization) for the years ended December 31, 2001, 2000 and 1999 (years shown on the bottom axis) as follows (millions of dollars) (bar labeled): $603, $1,026 and $847, respectively.

                                      - 49 -