Form 10-K, Exhibit 13
period 2003-12-31
SCHWAB CHARLES CORP
filed 2004-03-11
CIK 316709

EXHIBIT 13.1
                         The Charles Schwab Corporation
                       2003 Annual Report to Stockholders
        (Only those portions specifically incorporated by reference into
        The Charles Schwab Corporation 2003 Annual Report on Form 10-K)

Selected Financial and Operating Data                                                                 The Charles Schwab Corporation
(In Millions, Except Per Share Amounts, Ratios, Number of Domestic Offices,
Average Revenue Per Revenue Trade, and as Noted)
------------------------------------------------------------------------------------------------------------------------------------
                                                             Growth Rates
                                                          -------------------
                                                          Compounded  Annual
                                                            5-Year    1-Year
                                                           1998-2003 2002-2003       2003      2002      2001       2000       1999
------------------------------------------------------------------------------------------------------------------------------------
Results of Operations
     Revenues (1)                                                 6%        -     $ 4,087   $ 4,091   $ 4,292    $ 5,695    $ 4,405
     Expenses excluding interest (1)                              7%      (13%)   $ 3,377   $ 3,864   $ 4,115    $ 4,433    $ 3,292
     Income from continuing operations before
        extraordinary items                                       3%      250%    $   472   $   135   $   106    $   738    $   676
     Net income                                                   3%      333%    $   472   $   109   $   199    $   718    $   666
     Income from continuing operations per share - basic          2%      250%    $   .35   $   .10   $   .08    $   .54    $   .52
     Income from continuing operations per share - diluted        2%      250%    $   .35   $   .10   $   .08    $   .53    $   .49
     Basic earnings per share (2)                                 2%      338%    $   .35   $   .08   $   .14    $   .53    $   .51
     Diluted earnings per share (2)                               2%      338%    $   .35   $   .08   $   .14    $   .51    $   .49
     Dividends declared per common share (3)                      7%       14%    $  .050   $  .044   $  .044    $  .041    $  .037
     Weighted-average common shares outstanding - diluted                           1,364     1,375     1,399      1,404      1,373
     Non-trading revenues as a percentage of revenues (4)                             66%       66%       63%        51%        47%
     Trading revenues as a percentage of revenues (4)                                 34%       34%       37%        49%        53%
     Effective income tax rate                                                      33.5%     42.6%     44.1%      41.7%      39.3%
     Capital expenditures - cash purchases of equipment,
        office facilities, property, and internal-use
        software development costs, net                          (5%)      (4%)   $   153   $   160   $   301    $   705    $   370
     Capital expenditures as a percentage of revenues                                3.7%      3.9%      7.0%      12.4%       8.4%
====================================================================================================================================
Performance Measures
     Revenue growth (decline)                                                           -       (5%)     (25%)       29%        42%
     Pre-tax profit margin - reported                                               17.4%      4.6%      8.3%      21.6%      24.9%
     After-tax profit margin - reported                                             11.5%      2.7%      4.6%      12.6%      15.1%
     Return on stockholders' equity                                                   11%        3%        5%        21%        31%
====================================================================================================================================
Financial Condition (at year end)
     Total assets                                                12%       16%    $45,866   $39,705   $40,464    $38,154    $34,322
     Long-term debt                                              13%       20%    $   772   $   642   $   730    $   770    $   518
     Stockholders' equity                                        22%       11%    $ 4,461   $ 4,011   $ 4,163    $ 4,230    $ 2,576
     Assets to stockholders' equity ratio                                              10        10        10          9         13
     Long-term debt to total financial capital
        (long-term debt plus stockholders' equity)                                    15%      14%        15%        15%        17%
====================================================================================================================================
Client Information (at year end)
     Active client accounts (5)                                   6%       (6%)       7.5       8.0       7.8        7.5        6.6
     Client assets (in billions)                                 10%       26%    $ 966.7   $ 764.8   $ 845.9    $ 871.7    $ 846.0
     Total mutual fund assets (in billions)                      12%       19%    $ 386.8   $ 323.8   $ 342.8    $ 330.3    $ 294.0
     Independent investment advisor client
        accounts (in thousands) (6)                              12%        5%    1,238.8   1,182.4   1,081.7      986.5      848.3
     Independent investment advisor client
        assets (in billions) (6)                                 14%       29%    $ 287.1   $ 222.4   $ 235.0    $ 231.3    $ 213.1
     Number of domestic offices                                   4%      (11%)       376       422       429        415        368
====================================================================================================================================
Employee Information
     Full-time equivalent employees
        (at year end, in thousands)                               2%       (2%)      16.3      16.7      19.6       26.3       20.1
     Revenues per average full-time equivalent
        employee (in thousands)                                  3%       14%    $   251   $   220   $   192    $   239    $   249
     Compensation and benefits expense as a
        percentage of revenues                                                      43.3%     45.1%     44.2%      42.2%      37.0%
====================================================================================================================================
Clients' Daily Average Trading Volume (in thousands) (7)
     Daily average revenue trades (8)                             8%        5%      140.8     134.1     159.7      242.0      163.1
     Mutual Fund OneSource and other asset-based trades           8%        3%       57.9      56.1      54.0       58.1       45.6
------------------------------------------------------------------------------------------------------------------------------------
     Daily average trades                                         8%        4%      198.7     190.2     213.7      300.1      208.7
====================================================================================================================================
Average Revenue Per Revenue Trade                                (7%)      (3%)   $ 36.72   $ 37.78   $ 35.02    $ 37.38    $ 45.55
====================================================================================================================================
(1)  Periods have been adjusted to summarize the impact of The Charles Schwab  Corporation's sale of its U.K. brokerage  subsidiary,
     Charles Schwab Europe, in loss from discontinued operations.
(2)  Both basic and diluted earnings per share include discontinued operations and extraordinary items.
(3)  Dividends declared per common share do not include dividends declared by USTC prior to the completion of the merger in 2000.
(4)  Non-trading  revenues include asset  management and  administration  fees, net interest  revenue,  and other revenues.  Trading revenues include commission and principal transaction revenues.
(5)  Reflects the removal of 192,000  accounts in 2003 related to the Company's  withdrawal  from the Employee  Stock  Purchase Plan business and the transfer of those  accounts to other  providers.  Active  accounts  are defined as accounts  with  balances or activity within the preceding eight months.
(6)  Represents amounts related to Schwab's Services for Investment Managers unit.
(7)  Effective in the third quarter of 2003, the Company  considers  reduced  exchange  trading sessions as half days in calculating daily average trades.
(8)  Revenue trades include all client trades (both individuals and institutions) that generate either commission revenue or revenue from principal markups (i.e., fixed income); also known as DART. This data is reported on a trade date basis.


                         The Charles Schwab Corporation
                      Management's Discussion and Analysis
                of Results of Operations and Financial Condition
              (Tabular Amounts in Millions, Except Trades, Average
                    Revenue Per Revenue Trade, and as noted)

DESCRIPTION OF BUSINESS

Overview

     Following three consecutive years of declines in securities market indices, 2003 began with heightened geopolitical uncertainties and mixed economic news, placing continued pressure on short-term interest rates, client asset valuations and trading activity.
     The disappointing market environment of the first quarter of 2003 was gradually reversed as the economy gained momentum over the last three quarters of the year. Investor uncertainty started to lift following the military action in Iraq, and, despite the initiation of investigations into questionable trading practices in the mutual fund industry, investors slowly began to regain confidence in the market. By year end the market had been revived by an economic recovery coupled with the continuation of the lowest interest rate environment in decades. The Dow Jones Industrial Average ended 2003 up 25% over the previous year end, its best performance since 1999. The Nasdaq Composite Index and the Standard and Poor's 500 Index ended 2003 up 50% and 26%, respectively. As securities markets improved, investors increased their trading activity and asset valuations recovered.
     While the Company experienced improvements in non-trading and trading revenue as the year progressed, the Company's 2003 revenues were flat with the prior year - even after considering that revenues for the first quarter of 2003 were 14% lower than in 2002. The Company's continued expense discipline enabled a substantial improvement in earnings, with an after-tax profit margin of 11.5% in 2003, compared to 2.7% in 2002 and 4.6% in 2001.
     The Charles Schwab Corporation (CSC), headquartered in San Francisco, California, and its subsidiaries (collectively referred to as the Company and primarily located in San Francisco except as indicated) provide securities brokerage, banking, and related financial services for 7.5 million active client accounts(a). Client assets in these accounts totaled $966.7 billion at December 31, 2003. Charles Schwab & Co., Inc. (Schwab) is a securities broker-dealer with 339 domestic branch offices in 48 states, as well as a branch in the Commonwealth of Puerto Rico. U.S. Trust Corporation (USTC, and with its subsidiaries collectively referred to as U.S. Trust), located in New York City, New York, is a wealth management firm that through its subsidiaries also provides fiduciary services and private banking services with 37 offices in 15 states. Other subsidiaries include Charles Schwab Investment Management, Inc.
(CSIM), the investment advisor for Schwab's proprietary mutual funds, Schwab Capital Markets L.P. (SCM), located in Jersey City, New Jersey, a market maker in Nasdaq, exchange-listed, and other securities providing trade execution services primarily to broker-dealers and institutional clients, CyberTrader, Inc. (CyberTrader), located in Austin, Texas, an electronic trading technology and brokerage firm providing services to highly active, online traders, and Charles Schwab Bank, N.A. (Schwab Bank), a retail bank located in Reno, Nevada, which commenced operations in April 2003.
     The  Company  provides  financial  services to  individuals,  institutional clients, and broker-dealers through four segments - Individual Investor, Institutional Investor, Capital Markets, and U.S. Trust. The Individual Investor segment includes the Company's retail brokerage and banking operations. Consistent with its evolving strategy, at the end of 2002, management made a strategic decision, which was executed in early 2003, to exit its remaining local-currency based international operations, previously included in the Individual Investor segment, including its United Kingdom (U.K.) brokerage subsidiary, Charles Schwab Europe (CSE). The Institutional Investor segment provides custodial, trading and support services to independent investment advisors (IAs), serves company 401(k) plan sponsors and third-party administrators, and supports company stock option plans. The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed, and other securities primarily to broker-dealers, including Schwab, and institutional clients. The U.S. Trust segment provides investment, wealth management, custody, fiduciary, and private banking services to individual and institutional clients.
     The Company generates cash primarily through the revenues of its brokerage and banking subsidiaries, as well as through external financing. The Company's revenues are classified into non-trading and trading categories. The Company earns non-trading revenues primarily through:
- Asset management and administration fees earned through its proprietary and third-party mutual fund offerings, as well as fee-based investment management and advisory services; and
--------
(a)  Accounts  with  balances or activity  within the  preceding  eight  months.
     Reflects the removal of 192,000 accounts in June 2003 related to the Company's withdrawal from the Employee Stock Purchase Plan business and the transfer of those accounts to other providers.

- Interest revenue earned on margin loans, loans to banking clients, and investments.
     Non-trading revenues are impacted by securities valuations, interest rates, the Company's ability to attract new clients, and client transaction levels. The Company earns trading revenues through:
-    Commissions earned for executing trades for clients; and
- Principal transaction revenues for trading activity in fixed income securities, and market-making activities in equity securities.
     Trading revenues are impacted by trading volumes, the volatility of equity prices in the securities markets and commission rates.
     Management   of  the  Company   focuses  on  several  key   financial   and
non-financial metrics (as shown in the following table) in evaluating the Company's financial position and operating performance:

--------------------------------------------------------------------------------
                                       Growth Rate
                                         1-year
Key Metrics                             2002-2003     2003      2002      2001
--------------------------------------------------------------------------------
Client Activity Metrics:
   Net new client assets
     (in billions) (1)                      18%     $ 56.2    $ 47.6    $ 73.6
   Client assets
     (in billions, at year end)             26%     $966.7    $764.8    $845.9
   Daily average revenue trades
     (in thousands)                          5%      140.8     134.1     159.7
Company Financial Metrics:
   Revenue growth (decline)                              -       (5%)     (25%)
   After-tax profit margin                           11.5%      2.7%      4.6%
   Return on stockholders' equity                      11%        3%        5%
   Net income growth (decline)                        333%      (45%)     (72%)
   Revenue per average full-time
     equivalent employee
       (in thousands)                       14%     $  251    $  220    $  192
--------------------------------------------------------------------------------
(1) Includes inflows of $12.1 billion in 2003 at U.S. Trust related to the acquisition of State Street Corporation's Private Asset Management group.

- Net new client assets is defined as the total inflows of client cash and securities to the firm less client outflows. Management believes that this metric depicts how well the Company's products and services appeal to new and existing clients.
- Client assets is the market value of all client assets housed at the Company. Management considers client assets to be indicative of the
     Company's appeal in the marketplace. Additionally, growth in certain components of client assets (e.g., money market funds) directly impacts asset management and administration fees revenues.
- Schwab's daily average revenue trades (DART) is deemed by management to be a key indicator of client engagement with securities markets and the most prominent driver of commission revenues.
- From an overall long-term financial perspective, management has articulated corporate goals of 20% annual revenue growth, an after-tax profit margin of at least 12%, and 20% return on stockholders' equity. Although these objectives had been consistently achieved in 2000 and prior years, the Company did not achieve these goals in 2001, 2002, or 2003.
-    Revenue per average  full-time  equivalent  employee  (revenue  per FTE) is considered by management to be the Company's broadest measure of productivity. With the Company's restructuring initiatives over the past three years, revenue per FTE has greatly improved to $251,000 in 2003, the highest figure since 1999 when revenue per FTE was $249,000.

     Management continues to believe that the key to sustaining and improving the Company's competitive position will be its ability to combine people and technology in ways that are intended to provide investors with the access, information, guidance, advice and control they expect - as well as high-quality service - all at a lower cost than traditional providers of financial services. In 2004, the Company will face the challenge of further improving its financial performance while managing higher expenses related to the full restoration of the Company's 401(k) employee contribution match, which was suspended in 2003, and management's intentions to increase marketing communications and employee variable compensation from the 2003 levels.
     As more fully detailed in the "Business Strategy" section below, the Company is actively engaged in offering an increasing array of investing and financial services to help clients achieve better outcomes and thereby establish and reinforce long-lasting relationships; further broadening the Company's product footprint by adding products that existing clients may be utilizing elsewhere; and diversifying into businesses that leverage the Company's core franchise to strengthen its ability to reach and serve core clients and to develop a more varied revenue stream.

Business Strategy

     The Company's primary strategy is to meet the financial services needs of individual investors and independent IAs. To sustain and advance this core franchise, the Company remains focused on improving service for these clients and building stronger relationships with them. The Company provides investors and IAs with products and services that are tailored to (a) support a full spectrum of investment styles and life stages, and (b) utilize its scale in trading, operations, distribution and marketing.
     Given that product and service offerings are frequently replicable across financial services firms, management believes that the Company's strategy is differentiated much more by how it approaches client service than by what is actually offered. The Company's vision is to be the most useful and ethical provider of financial services in the world. This goal is pursued by combining people and technology in unique ways. People provide the client focus and personal touch that serving investors requires  -  the  attitudes,  training,  and  incentives  of  Company  employees reinforce the "ethical" part of the vision. Technology helps create services that are scaleable, consistent, and great value for the money, enabling the delivery of highly useful and relevant offerings to the broadest possible array of clients.
     Management believes that its ability to combine people and technology is key to improving its competitive position - other investment firms either offer technology-based self-service investing, or relationship-based investing built around individual brokers with inconsistent advice and high pricing. The Company endeavors to offer a range of choices, which combine people and technology to provide the best of personal touch, consistency, insight, and value. Actively trading investors have access to information, guidance and technology through both Schwab and CyberTrader. Investors with a longer-term focus who wish to manage and administer their investments independently can access help and guidance, as well as extensive investment research, news and information, through Schwab's live and automated channels. Investors looking for ongoing access to advice have the choice - depending on the degree and nature of the investment insight, money management and wealth services they desire - of working with Schwab investment consultants, independent IAs, or U.S. Trust's client service officers. IAs can access custody, trading, technology and other support services through Schwab's Services for Investment Managers unit. All clients have access to a broad and growing array of banking and lending services, mutual funds, individual equities and fixed income securities.
     The Company is currently concentrating on three main avenues for growth:
     Offering an increasing array of investing and financial services that are designed to help clients achieve better outcomes and thereby establish and reinforce long-lasting relationships. A growing selection of value-added services can also help to increase the Company's scale and productivity and maximize the value of its marketing and service investments. Current examples include portfolio and financial planning for individual investors, succession planning support for independent advisors, estate and wealth planning for high net worth individuals, and trading strategy seminars for active traders.
     Further broadening the product footprint by adding products that existing clients may be utilizing elsewhere, which in turn enables the Company to maximize relationship value - clients gain increased convenience, utility and benefits while the firm gains enhanced revenues. Examples of products added or expanded in recent years include options and futures trading for active traders, banking services for long-term investors, specialized mutual funds for independent advisors, and private banking for high net worth individuals.
     Diversifying into businesses that leverage the Company's core, to strengthen its ability to reach and serve core clients and to develop a more varied revenue stream. For example, SCM's institutional equities trading business brings together both retail and institutional order flow in a way that supports high quality trade executions for all clients, as well as provides institutional investors with research that can also be offered to certain IA and individual clients. Schwab's Corporate Services unit serves the retirement plan needs of corporations, levering the Company's technology, open-architecture mutual fund offering and brand for the benefit of their employees, who, in turn, can become Schwab clients in their own right.
     In general, initiatives undertaken by the Company combine three key elements: a deep understanding of current and prospective clients' needs; the recognition that services or products offered must address those needs while providing structural competitive advantage - value to the client and value back to the Company that is sustainable and differentiated; and a consistent effort to ensure that training and incentives are structured to align the interests of front-line sales and service staff with those of clients. In 2003, the Company's new initiatives included the following:

Service/offer expansion
     The Company established several new services to help IAs manage and build their practices. The Company introduced Schwab Advisor Transition Support(TM), a suite of services designed to help advisors deal with succession planning issues. Additionally, The Schwab Fund for Charitable Giving(R) introduced Charitable Asset Management, a service which enables IAs working with our Services for Investment Managers group or U.S. Trust to manage the donated assets in client Charitable Giving Accounts of $500,000 or more in a flexible, personalized manner. The Company also enhanced its Advisor WebCenter(R) website design and maintenance offering, held a series of workshops to provide IA back office staff with training and suggestions for improving operating efficiency, and held a series of regional conferences to share ideas on practices and strategies for growth.
     For clients who seek occasional access to tailored guidance in managing their investments, the Company enhanced its offering of for-fee advice consultations; as well as expanded the investing insight available to clients through a series of online panel discussions that offer expert perspectives on topics ranging from macroeconomic conditions to international investing. Additionally in 2003, the Company piloted certain new offers that were the precursors of Schwab Personal Choice(TM) (see Subsequent Event).

     For actively trading clients, the Company added access to specialized trading consultants during 2003, as well as two new online seminars as part of an ongoing series designed to help clients measurably improve their trading results.
     In October 2003, U.S. Trust acquired State Street Corporation's Private Asset Management group (PAM), a provider of wealth management services to clients in the New England area. This transaction provides U.S. Trust with a presence in an important wealth market, as well as enables the Company to add a full array of private banking capabilities to complement the investment management and fiduciary services provided by PAM.

Product expansion
     Schwab Bank commenced operations as a retail bank in April 2003. During 2003, Schwab Bank originated $1.7 billion in first mortgages and borrowings under home equity lines of credit totaled $292 million at year end. Schwab Bank had total assets of $2.7 billion and deposits from banking clients of $2.4 billion at December 31, 2003.
     Additionally, Schwab introduced two additional proprietary mutual funds (collectively referred to as the SchwabFunds) which utilize Schwab Equity Ratings(TM) to help guide stock selection: the Schwab Small-Cap Equity Fund(TM), which primarily invests in small U.S. companies, and the Schwab Dividend Equity Fund(TM), which primarily invests in dividend-paying stocks. Schwab also introduced the Schwab GNMA Fund, a core fixed income mutual fund which invests primarily in Government National Mortgage Association bonds. Additionally, U.S. Trust launched the Excelsior Equity Income Fund, which focuses on stocks that pay above-average dividends. At December 31, 2003, total client assets in the Schwab Small-Cap Equity Fund, Schwab Dividend Equity Fund, Schwab GNMA Fund, and Excelsior Equity Income Fund were $45 million, $282 million, $45 million, and $47 million, respectively.
     The Company also recently announced the adoption of AXA Rosenberg LLC's entire U.S. family of 11 mutual funds, which will become known as the Laudus Funds(TM) upon completion of the adoption in 2004.
     For clients using the Schwab Private Client(TM) service, the Company introduced two Schwab Personal Portfolio(TM) accounts - Dividend Equity and Core Equity - which combine the features of managed accounts with the stock evaluation capability of Schwab Equity Ratings.

Business diversification
     The Company launched a new service for participants in bundled 401(k) plans serviced by Schwab, which provides either online, telephonic, or in-person access to customized advice provided by a third party, including specific recommendations about savings rates and the core investment fund choices available in a given retirement plan.
     Additionally, the Company expanded its trade execution capabilities through the introduction of the Schwab Liquidity Network(TM), a market-making system that pools the orders of the Company's individual investor client base with those of broker-dealers and institutional investment firms in a manner designed to offer greater opportunities for the best possible price on most stock trades. The Company also extended automated electronic execution to most Nasdaq stock trades of up to 20,000 shares for retail orders, and expanded the number of securities traded by the Liquidity Network to over 11,000 at year end. Further, the Company increased its institutional equities trading capabilities by building a team of over 170 professionals. During 2003, SCM invested in upgrading its trading systems, as well as revamping its trading floor to support its expanding business. In November 2003, the Company announced an agreement to acquire SoundView Technology Group, Inc., a research-driven securities firm providing institutional investors with fundamental research on companies in selected growth-related industries. For further information, see note "29 - Subsequent Events."

SUBSEQUENT EVENT

     On February 10, 2004 the Company announced Schwab Personal Choice, its suite of investing and advice services for individual investors. Schwab Personal Choice consists of eight different offers that range from low-priced, technology-based active trading to highly customized wealth management delivered by IAs, with a range of self-directed and advised investing services in between. In combination with services from U.S. Trust and CyberTrader, Schwab Personal Choice is designed to give investors control over the level of trading technology, service and advice they utilize, the level of professional involvement in their portfolio management they receive, and how they pay for those services. In addition, Schwab Personal Choice is designed so that clients are guided to appropriate service solutions based primarily on their needs and preferences, rather than portfolio size or trading frequency.

FORWARD-LOOKING STATEMENTS

     In addition to historical information, this Annual Report contains forward-looking statements that reflect management's beliefs, objectives and expectations as of the date hereof. These statements relate to, among other things, revenue growth, after-tax profit margin, and return on stockholders' equity (see Overview); the Company's ability to sustain and improve its competitive position, and management's intentions to increase marketing communications and variable compensation (see Overview); the Company's ability to pursue its business strategy (see Business Strategy); the impact of changes in management's estimates on the Company's results of operations (see Description of Business - Critical Accounting Policies); the impact of the restructuring initiatives on the Company's results of operations (see Results of Operations - Financial Overview); management's expected increase in marketing communications (see Results of Operations - Expenses Excluding Interest); cash and cash equivalents, capital expenditures, and capital structure (see Liquidity and Capital Resources
- Cash and Capital Resources); sources of liquidity and capital (see Liquidity and Capital Resources - Liquidity and - Commitments); the Company's ability to maintain its revenue yields on its SchwabFunds money market funds (see Risk Management - Net Interest Revenue Simulation); the impact of potential new regulations concerning mutual fund distribution, trading, and servicing (see Risk Management - Legal and Compliance Risk); the potential impact of future strategic transactions (see Risk Management - Potential Strategic Transactions); contingent liabilities (see note "24 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements); and net interest expense under interest rate swaps (see note "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk" in the Notes to Consolidated Financial Statements). Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed beliefs, objectives, and expectations.
     Important factors that may cause such differences include, but are not limited to: the Company's success in building fee-based relationships with its clients; the effect of client trading patterns on Company revenues and earnings; changes in revenues and profit margin due to cyclical securities markets and fluctuations in interest rates; the level and continuing volatility of equity prices; a significant downturn in the securities markets over a short period of time or a sustained decline in securities prices, trading volumes, and investor confidence; geopolitical developments affecting the securities markets, the economy, and investor sentiment; the size and number of the Company's insurance claims; and a significant decline in the real estate market, including the Company's ability to sublease certain properties. Other more general factors that may cause such differences include, but are not limited to: the Company's inability to attract and retain key personnel; the timing and impact of changes in the Company's level of investments in personnel, technology, or advertising; changes in technology; computer system failures and security breaches; evolving legislation, regulation and changing industry practices adversely affecting the Company; adverse results of litigation or regulatory matters; the inability to obtain external financing at acceptable rates; the effects of competitors' pricing, product and service decisions; and intensified industry competition and consolidation. Certain of these factors are discussed in greater detail in this Annual Report and in the Company's Annual Report on Form 10-K.

CRITICAL ACCOUNTING POLICIES

     The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S. While the majority of the Company's revenues, expenses, assets and liabilities are not based on estimates, there are certain critical accounting policies that require management to make estimates regarding matters that are uncertain and susceptible to change where such change may result in a material adverse impact on the Company's financial position and reported financial results. These critical accounting policies are described below. Management regularly reviews the estimates and assumptions used in the preparation of the Company's financial statements for reasonableness and adequacy.

Valuation of Goodwill: Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 142 - Goodwill and Other Intangible Assets, goodwill is required to be tested for impairment at least annually, or whenever indications of impairment exist. An impairment exists when the carrying amount of goodwill exceeds its implied fair value, resulting in an impairment charge for this excess. The Company's goodwill balances, net of accumulated amortization, were $835 million and $603 million at December 31, 2003 and 2002, respectively.
     The Company has elected April 1 as its annual goodwill impairment testing date. In testing for a potential impairment of goodwill on April 1, 2003, management estimated the fair value of each of the Company's reporting units (generally defined as the Company's businesses for which financial information is available and reviewed regularly by management) and compared this value to the carrying value of the reporting unit. The estimated fair value of each reporting unit was greater than its carrying value, and therefore management concluded that no amount of goodwill was impaired. The estimated fair value of the reporting units was established using a discounted cash flow model that includes significant assumptions about the future operating results and cash flows of each reporting unit. Adverse changes in the Company's planned business operations such as unanticipated competition, a loss of key personnel, the sale of a reporting unit or a significant portion of a reporting unit, or other unforeseen developments could result in an impairment of the Company's recorded goodwill.

Valuation and Estimated  Useful Lives of Intangible  Assets Other than Goodwill:
The Company's intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill, principally the value of client relationships. Management generally obtains independent valuations to estimate the initial valuation and expected amortization period for client-related intangible assets. These valuations are primarily based on the present value of the estimated net cash flows expected to be derived from the client relationships, and assumptions about future client attrition. At each balance sheet date, management compares the actual and estimated attrition for client-related intangible assets to evaluate whether revisions to the amortization period are necessary. Also, management evaluates the client-related intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Therefore, higher than expected client attrition may result in higher future amortization charges or an impairment charge for client-related intangible assets. The Company's intangible asset balances, net of accumulated amortization, were $144 million and $6 million at December 31, 2003 and 2002, respectively. The increase in 2003 was primarily due to the addition of client relationships related to U.S. Trust's acquisition of PAM in October 2003.

Restructuring Reserves: A portion of the reserves under the Company's restructuring initiatives are based on assumptions, including the Company's ability to successfully sublease certain real estate properties. The initial restructuring reserves and any subsequent changes in estimates of such reserves are recorded in restructuring and other charges on the Company's consolidated statement of income. Factors and uncertainties which may adversely affect the estimates of sublease income include further deterioration in the respective properties' real estate markets, including Northern California, Texas, and New Jersey, and prolonged vacancy periods prior to execution of tenant subleases. The Company's total facilities reserves related to its restructuring initiatives were $201 million and $227 million at December 31, 2003 and 2002, respectively.
     As of December 31, 2003, the remaining facilities restructuring reserve is net of estimated future sublease income of approximately $300 million. At year end, approximately 65% of the total square footage targeted for sublease under the restructuring initiatives has been subleased, up from approximately 25% at December 31, 2002. This estimated future sublease income amount is determined based upon a number of factors, including current and expected commercial real estate lease rates in the respective properties' real estate markets, and estimated vacancy periods prior to execution of tenant subleases. In 2003, following a continued deterioration of the commercial real estate market, the Company recorded additional facilities restructuring charges primarily due to decreases in estimated sublease rates and increases in the estimated vacancy periods prior to sublease. For a further discussion on the Company's restructuring reserves, see "Results of Operations - Financial Overview."

Pension and Other Postretirement Benefits: Under U.S. Trust's trusteed, noncontributory, qualified defined benefit pension plan, the benefit obligation and related plan assets are based on certain estimates - years of employee service, rate of increase in salary, discount rate and expected rate of return on plan assets - which are made by management with recommendations by actuaries. Following market declines in the fair value of pension plan assets in 2001 and 2002, U.S. Trust decreased its expected rate of return on pension plan assets from 9.00% to 8.25% and its discount rate from 7.50% to 6.75%, both effective in 2003. In addition to the years of employee service, rate of increase in salary, and discount rate, U.S. Trust's postretirement medical and life insurance benefit obligation is based on the health care cost trend rate which is an actuarial estimated rate of future increases in per capita cost of health care benefits. The Company's benefit obligation at December 31, 2003 and 2002 was $283 million and $281 million, respectively. The related pension expense (credit) is included in compensation and benefits on the Company's consolidated statement of income and was immaterial for both 2003 and 2002.

Derivative Instruments and Hedging Activities: As part of its asset and liability management process, the Company has entered into interest rate swap agreements (Swaps) to hedge the interest rate risk associated with U.S. Trust's variable rate deposits from banking clients. The Company has designated these Swaps as cash flow hedges, as allowed by SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities. Therefore, principally all of the cumulative change in the fair value of these Swaps from inception, totaling an aggregate $33 million liability at December 31, 2003, has been recorded in accumulated other comprehensive loss, which is a component of stockholders' equity that is not recognized in current earnings. Any actual hedge ineffectiveness, which was immaterial for 2003, is recorded in interest expense on the Company's consolidated statement of income. In order to maintain hedge accounting treatment, management performs a quarterly assessment of its expectation that these Swaps are effective in achieving the desired hedging results.
     Additionally, the Company has entered into Swaps that effectively convert the interest rate characteristics of a portion of the Company's Senior
Medium-Term Notes, Series A (Medium-Term Notes) from fixed to variable. The Company has designated such Swaps as fair value hedges, as allowed by SFAS No. 133. Since the notional amount, fixed interest rate, and maturity of these Swaps exactly match the terms of the corresponding Medium-Term Notes, the Company has concluded that these Swaps are completely effective in achieving the desired hedging results, as permitted under SFAS No. 133. Consequently, changes in the fair value of these Swaps, totaling an aggregate $19 million asset at December 31, 2003, are completely offset by changes in the fair value of the hedged Medium-Term Notes. Accordingly, there has not been any impact on earnings as a result of this hedging program except for the conversion from a fixed to a floating rate of interest on a portion of the Medium-Term Notes.

Allowance for Credit Losses: The Company regularly evaluates its portfolio of loans to banking clients and provides allowances for the portion management believes may be uncollectible. Several factors are taken into consideration in this evaluation including current economic conditions, the composition of the loan portfolio, past loss experience, and risks inherent in the loan portfolio. For Schwab Bank and U.S. Trust portfolios, which primarily consist of mortgage loans, a risk-based methodology is used to determine the allowance for credit losses. Mortgage loans are categorized into portfolios by loan type and risk characteristics. A probable loss rate, based on company and industry experience, is used to determine the credit allowance for each portfolio of loans. At
December 31, 2003 and 2002, the Company's allowance for credit losses was $27 million and $24 million, respectively, on loan portfolios of $5.8 billion and $4.6 billion, respectively. Total charge-offs and total recoveries were immaterial for 2003 and 2002.

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


RESULTS OF OPERATIONS

Financial Overview
     Total revenues were $4.1 billion in each of 2003 and 2002. The Company's non-trading revenues totaled $2.7 billion in each of 2003 and 2002, as a decrease in net interest revenue resulting from continued interest rate spread pressure was substantially offset by an increase in asset management and administration fees resulting primarily from higher levels of client assets. Trading revenues totaled $1.4 billion in each of 2003 and 2002, as an increase in commission revenues resulting from higher client trading activity was substantially offset by a decrease in principal transaction revenues resulting from lower average revenue per equity share traded.
     Total expenses excluding interest for 2003 were $3.4 billion, down $487 million, or 13%, from 2002. This decrease was primarily due to a combined $309 million, or 78%, decline in restructuring and impairment charges, and a $178 million, or 5%, aggregate decline in all remaining expense categories as a result of the Company's continued expense reduction measures.
     Income from continuing operations before taxes on income and extraordinary gain for 2003 was $710 million, up $483 million, or 213% from 2002, and net income for 2003 was $472 million, or $.35 per share, up 333% from 2002, with both increases primarily due to the combination of factors discussed above - lower restructuring charges and declines in most expense categories. The Company's after-tax profit margin for 2003 was 11.5%, up from 2.7% for 2002. Return on stockholders' equity was 11% for 2003, compared to 3% in 2002.
     Certain reclassifications have been made to prior year amounts to conform to the current presentation. All references to earnings per share (EPS) information in this Management's Discussion and Analysis of Results of Operations and Financial Condition reflect diluted earnings per share unless otherwise noted.

Segment Information: In evaluating the Company's financial performance, management uses adjusted operating income, a non-generally accepted accounting principles (non-GAAP) income measure which excludes items described in the following paragraph. Management believes that adjusted operating income is a useful indicator of the ongoing financial performance of the Company's segments, and a tool that can provide meaningful insight into financial performance without the effects of certain material items that are not expected to be an ongoing part of operations (e.g., extraordinary items, non-operating revenues, restructuring and other charges, impairment charges, acquisition- and merger-related charges, and discontinued operations).
     In 2003, net income of $472 million included the following items which in total had the effect of decreasing after-tax income by $18 million: $51 million of restructuring charges, a $5 million investment write-down related to the Company's U.K. market-making operation, a $16 million tax benefit associated with the Company's sale of its U.K. market-making operation, an $11 million gain on the sale of an investment, and an $11 million tax benefit associated with the Company's merger with U.S. Trust. In 2002, net income of $109 million included the following items which in total had the effect of decreasing after-tax income by $300 million: $221 million of restructuring charges, a $37 million investment write-down related to the Company's U.K. market-making operation, a $38 million loss from discontinued operations, $16 million of acquisition-related charges, and a $12 million extraordinary gain on the sale of U.S. Trust's Corporate Trust business. In 2001, net income of $199 million included the following items which in total had the effect of decreasing after-tax income by $225 million:

$244 million of restructuring charges, $90 million of acquisition-related charges, a $28 million loss from discontinued operations, a $16 million gain on the sale of an investment, and a $121 million extraordinary gain on the sale of U.S. Trust's Corporate Trust business.
     As detailed in note "27 - Segment Information" in the Notes to Consolidated Financial Statements, the Company's adjusted operating income before taxes was $779 million for 2003, up $130 million, or 20%, from 2002 due to increases of $127 million, or 41%, in the Individual Investor segment, and $30 million, or 14%, in the Institutional Investor segment, partially offset by decreases of $7 million, or 100%, in the Capital Markets segment, and $20 million, or 17%, in the U.S. Trust segment. The increases in the Individual and Institutional Investor segments were primarily due to lower expenses as a result of the Company's expense reduction measures. The decrease in the U.S. Trust segment was primarily due to lower average client assets related to declines in market valuations. The decrease in the Capital Markets segment was primarily due to expense growth, primarily compensation expense, which exceeded revenue growth as the Company increased its institutional equities trading team.

Restructuring: The Company recorded pre-tax restructuring charges for 2003, 2002, and 2001 as follows:

--------------------------------------------------------------------------------
Restructuring Charges                             2003        2002        2001
--------------------------------------------------------------------------------
2003 Initiatives:
   Workforce reduction                            $ 35           -           -
   Facilities reduction                             16           -           -
--------------------------------------------------------------------------------
     Total 2003 Initiatives                         51           -           -
--------------------------------------------------------------------------------
2002 Initiatives:
   Workforce reduction                               -       $ 138           -
   Facilities reduction                             (1)        124           -
   Systems removal                                   -           1           -
--------------------------------------------------------------------------------
     Total 2002 Initiatives                         (1)        263           -
--------------------------------------------------------------------------------
2001 Initiatives:
   Workforce reduction                              (3)         17       $ 182
   Facilities reduction                             34          78         139
   Systems removal                                   -           -          61
--------------------------------------------------------------------------------
     Total 2001 Initiatives                         31          95         382
--------------------------------------------------------------------------------
Total                                             $ 81       $ 358       $ 382
================================================================================

2003 Initiatives
     In the third quarter of 2003, the Company commenced additional restructuring initiatives to further adjust the Company's workforce and facilities in response to the market environment. The Company recorded pre-tax restructuring charges of $51 million in 2003, primarily reflecting severance costs for approximately 250 employees and the consolidation of certain facilities, including 33 Schwab domestic branch offices. The Company estimates that its 2003 restructuring initiatives, which were substantially completed in 2003, will reduce pre-tax operating expenses for full-year 2004 by approximately $40 million compared to annualized third quarter of 2003 operating expenses. The Company expects, however, that these reductions will be substantially offset by reinvestment in other areas of the Company.

2001 and 2002 Initiatives
     The Company's 2001 and 2002 restructuring initiatives included workforce reductions, reductions in operating facilities, the removal of certain systems hardware, software and equipment from service, and the withdrawal from certain international operations. These initiatives reduced operating expenses and adjusted the Company's organizational structure to improve productivity, enhance efficiency, and increase profitability. During 2003, the Company recorded pre-tax restructuring charges of $30 million related to its 2001 and 2002 restructuring initiatives primarily due to changes in estimates of sublease income associated with previously announced efforts to sublease excess facilities.

     For further information on the Company's restructuring initiatives, see note "3 - Restructuring and Other Charges" in the Notes to Consolidated Financial Statements. The actual costs of these restructuring initiatives could differ from the estimated costs, depending primarily on the Company's ability to sublease properties. For further information on the Company's facilities restructuring reserves, see "Critical Accounting Policies."

Sale of Corporate Trust Business: In June 2001, USTC sold its Corporate Trust business to The Bank of New York Company, Inc. (Bank of NY). The Company recognized extraordinary gains in 2001 and 2002 related to this sale, including amounts recognized upon satisfaction of certain client retention requirements. For further information, see note "5 - Sale of Corporate Trust Business" in the Notes to Consolidated Financial Statements.

Discontinued Operations: In January 2003, the Company sold its U.K. brokerage subsidiary, CSE, to Barclays PLC. The results of CSE's operations have been summarized as loss from discontinued operations, net of tax, on the Company's consolidated statement of income. The Company's consolidated prior period revenues, expenses, and taxes on income have been adjusted to reflect this presentation. For further information, see note "6 - Discontinued Operations" in the Notes to Consolidated Financial Statements.

Business Divestiture: In June 2003, the Company sold its investment in Aitken Campbell, a market-making joint venture in the U.K., to the Company's joint venture partner, TD Waterhouse Group, Inc. In 2003, the Company recorded an impairment charge to reduce the carrying value of its investment and an income tax benefit. The Company's share of Aitken Campbell's historical earnings, which was accounted for under the equity method, has not been material to the Company's results of operations, EPS, or cash flows. For further information, see note "7 - Business Acquisitions and Divestiture" in the Notes to Consolidated Financial Statements.

REVENUES

     The Company categorizes its revenues as either non-trading or trading. As shown in the following table, non-trading, trading, and total revenues in 2003 were all comparable to the prior year.

--------------------------------------------------------------------------------
                                   Growth Rate
                                     1-year
Composition of Revenues             2002-2003           2003     2002     2001
--------------------------------------------------------------------------------
Non-trading revenues:
  Asset management and
     administration fees                4%           $ 1,825  $ 1,749  $ 1,663
  Net interest revenue                (12%)              729      824      911
  Other                                10%               158      144      134
--------------------------------------------------------------------------------
     Total non-trading revenues         -              2,712    2,717    2,708
--------------------------------------------------------------------------------
Trading revenues:
  Commissions                           1%             1,207    1,190    1,329
  Principal transactions               (9%)              168      184      255
--------------------------------------------------------------------------------
     Total trading revenues             -              1,375    1,374    1,584
--------------------------------------------------------------------------------
  Total                                 -            $ 4,087  $ 4,091  $ 4,292
================================================================================
Percentage of total revenues:
  Non-trading revenues                                   66%      66%      63%
  Trading revenues                                       34%      34%      37%
--------------------------------------------------------------------------------

     While the Individual Investor and Institutional Investor segments generate both non-trading and trading revenues, the Capital Markets segment generates primarily trading revenues and the U.S. Trust segment generates primarily non-trading revenues. Revenues by segment are as shown in the following table:

--------------------------------------------------------------------------------
                                   Growth Rate
                                     1-year
Revenues by Segment                 2002-2003           2003     2002     2001
--------------------------------------------------------------------------------
Individual Investor                    (1%)          $ 2,329  $ 2,345  $ 2,447
Institutional Investor                 (2%)              820      835      822
Capital Markets                        13%               293      260      343
U.S. Trust                             (4%)              628      651      654
--------------------------------------------------------------------------------
  Total segment revenues               (1%)            4,070    4,091    4,266
  Non-segment revenues (1)             n/m                17        -       26
--------------------------------------------------------------------------------
Total revenues                          -            $ 4,087  $ 4,091  $ 4,292
================================================================================
(1)  Primarily consists of gains on sales of investments.
n/m  Not meaningful.

     The increase in revenues in the Capital Markets segment was primarily due to the growth of the Company's institutional trading business. See note "27 - Segment Information" in the Notes to Consolidated Financial Statements for financial information by segment for the last three years.

Asset Management and Administration Fees
     Asset management and administration fees, as shown in the table below, include mutual fund service fees, as well as fees for other asset-based financial services provided to individual and institutional clients. The Company earns mutual fund service fees for recordkeeping and shareholder services provided to third-party funds, and for transfer agent services, shareholder services, administration, and investment management provided to its proprietary funds. These fees are based upon the daily balances of client assets invested in third-party funds and upon the average daily net assets of the Company's proprietary funds. Mutual fund service fees are earned through the Individual Investor, Institutional Investor, and U.S. Trust segments. The Company also earns asset management and administration fees for financial services, including investment management and consulting, trust and fiduciary services, custody services, financial and estate planning, and private banking services, provided to individual and institutional clients. These fees are primarily based on the value and composition of assets under management and are earned through the U.S. Trust, Individual Investor, and Institutional Investor segments.

--------------------------------------------------------------------------------
Asset Management and Administration Fees                2003     2002     2001
--------------------------------------------------------------------------------
Mutual fund service fees:
  Proprietary funds (SchwabFunds,
    Excelsior, and other)                            $   883  $   874  $   818
  Mutual Fund OneSource                                  283      264      282
  Other                                                   50       41       42
Asset management and related services                    609      570      521
--------------------------------------------------------------------------------
   Total                                             $ 1,825  $ 1,749  $ 1,663
================================================================================

     The increase in asset management and related service fees from 2002 to 2003 was primarily due to higher asset-based fees from certain client relationships, partially offset by a decrease in account fees. The increase in mutual fund service fees from 2002 to 2003 was due to higher service fees earned on and average assets in Schwab's Mutual Fund OneSource service, and higher service fees earned on SchwabFunds. The increase in asset management and related service fees from 2001 to 2002 was primarily due to higher account fees, partially offset by a decrease in average U.S. Trust client assets primarily due to declines in market valuations. The increase in mutual fund service fees from 2001 to 2002 was primarily due to higher average assets in and service fees earned on SchwabFunds, and higher service fees earned on assets in Schwab's Mutual Fund OneSource service, partially offset by a decrease in average assets in Schwab's Mutual Fund OneSource service.

Commissions
     The Company earns commission revenues, as shown in the following table, by executing client trades primarily through the Individual Investor and Institutional Investor segments, as well as the Capital Markets segment. These revenues are affected by the number of client accounts that trade, the average number of revenue-generating trades per account, and the average revenue earned per revenue trade.

--------------------------------------------------------------------------------
Commissions                                             2003     2002     2001
--------------------------------------------------------------------------------
Equity and other securities                          $ 1,002  $   980  $ 1,119
Mutual funds                                             110      111       96
Options                                                   95       99      114
--------------------------------------------------------------------------------
  Total                                              $ 1,207  $ 1,190  $ 1,329
================================================================================

     The increase in commission revenues from 2002 to 2003 was primarily due to higher daily average trades, partially offset by lower revenue per revenue trade. The decrease in commission revenues from 2001 to 2002 was primarily due to lower daily average trades, partially offset by higher revenue per revenue trade. Commission revenues include $105 million in 2003, $52 million in 2002, and $29 million in 2001, related to Schwab's institutional trading business. Schwab's institutional trading business also generates principal transaction revenues, as well as other revenues. Additionally, commission revenues include $68 million in 2003, $67 million in 2002, and $59 million in 2001 related to certain securities serviced by Schwab's fixed income division, including exchange-traded unit investment trusts, real estate investment trusts, and corporate debt. Schwab's fixed income division also generates principal transaction revenues.
     As illustrated in the following table, daily average revenue trades executed by the Company increased 5% in 2003. Average revenue earned per revenue trade decreased 3% from 2002 to 2003, primarily due to decreased pricing of certain equity trades made through online channels as well as decreased pricing of fixed income securities trades. Average revenue earned per revenue trade increased 8% from 2001 to 2002, mainly due to higher client fixed income securities trades and increased pricing of equity trades made through automated telephone channels and broker-assisted trades.

--------------------------------------------------------------------------------
Trading Activity                                        2003     2002     2001
--------------------------------------------------------------------------------
Daily average revenue trades
  (in thousands) (1)                                   140.8    134.1    159.7
Accounts that traded during the year
  (in thousands)                                       2,734    2,871    3,028
Average revenue trades
  per account that traded                               12.9     11.8     13.1
Trading frequency proxy (2)                              3.8      3.8      4.2
Number of trading days (3)                             250.0    252.0    248.0
Average revenue earned
  per revenue trade                                  $ 36.72  $ 37.78  $ 35.02
Online trades as a percentage of
  total trades                                           87%      83%      80%
--------------------------------------------------------------------------------
(1) Includes all client trades (both individuals and institutions) that generate either commission revenue or revenue from principal markups (i.e., fixed income).
(2)  Represents revenue trades per $100,000 in total client assets.
(3) Effective in the third quarter of 2003, the Company considers reduced exchange trading sessions as half days.

Net Interest Revenue
     Net interest revenue, as shown in the following table, is the difference between interest earned on certain assets (mainly margin loans to clients, investments of segregated client cash balances, loans to banking clients, and securities available for sale) and interest paid on supporting liabilities (mainly deposits from banking clients and brokerage client cash balances). Net interest revenue is affected by changes in the volume and mix of these assets and liabilities, as well as by fluctuations in interest rates and hedging strategies.
     Substantially all of the Company's net interest revenue is earned through the Individual Investor, Institutional Investor, and U.S. Trust segments. In clearing its clients' trades, Schwab holds cash balances payable to clients. In most cases, Schwab pays its clients interest on cash balances awaiting investment, and may invest these funds and earn interest revenue. Margin loans arise when Schwab lends funds to clients on a secured basis to purchase securities. Pursuant to Securities and Exchange Commission (SEC) regulations, client cash balances that are not used for margin lending are generally segregated into investment accounts that are maintained for the exclusive benefit of clients.
     When investing segregated client cash balances, Schwab must adhere to SEC regulations that restrict investments to U.S. government securities, participation certificates, mortgage-backed securities guaranteed by the Government National Mortgage Association, certificates of deposit issued by U.S. banks and thrifts, and resale agreements collateralized by qualified securities. Schwab's policies for credit quality and maximum maturity requirements are more restrictive than these SEC regulations. In each of the last three years, resale agreements accounted for over 75% of Schwab's investments of segregated client cash balances. The average maturities of Schwab's total investments of segregated client cash balances were 161 days for 2003 and 66 days for both 2002 and 2001. U.S. Trust and Schwab Bank lend funds to banking clients primarily in the form of mortgage loans. These loans are largely funded by interest-bearing deposits from banking clients.

--------------------------------------------------------------------------------
                                                        2003     2002     2001
--------------------------------------------------------------------------------
Interest Revenue:
Margin loans to clients                                $ 347  $   459  $   832
Investments, client-related                              284      337      555
Loans to banking clients                                 230      236      240
Securities available for sale                             74       76       79
Other                                                     35       50      115
--------------------------------------------------------------------------------
  Total                                                  970    1,158    1,821
--------------------------------------------------------------------------------
Interest Expense:
Deposits from banking clients                             96       94      128
Brokerage client cash balances                            76      164      678
Long-term debt                                            35       46       55
Short-term borrowings                                     14       23       27
Other                                                     20        7       22
--------------------------------------------------------------------------------
  Total                                                  241      334      910
--------------------------------------------------------------------------------
Net interest revenue                                   $ 729  $   824  $   911
================================================================================

     The   Company's   interest-earning   assets  are   financed   primarily  by
interest-bearing brokerage client cash balances and deposits from banking clients. Other funding sources include noninterest-bearing brokerage client cash balances, proceeds from stock-lending activities, short-term borrowings and long-term debt, as well as stockholders' equity. Client-related daily average balances, interest rates, and average net interest spread are summarized as follows:

--------------------------------------------------------------------------------
                                                        2003     2002     2001
--------------------------------------------------------------------------------
Interest-Earning Assets (client-related and other):
Investments (client-related):
  Average balance outstanding                        $21,912  $17,950  $13,499
  Average interest rate                                1.30%    1.88%    4.11%
Margin loans to clients:
  Average balance outstanding                        $ 7,026  $ 8,018  $11,427
  Average interest rate                                4.94%    5.72%    7.29%
Loans to banking clients:
  Average balance outstanding                        $ 5,034  $ 4,204  $ 3,469
  Average interest rate                                4.56%    5.62%    6.91%
Securities available for sale:
  Average balance outstanding                        $ 1,904  $ 1,508  $ 1,317
  Average interest rate                                3.91%    5.02%    5.98%
Average yield on interest-earning assets               2.62%    3.50%    5.74%
Funding Sources (client-related and other):
Interest-bearing brokerage client cash balances:
  Average balance outstanding                        $23,140  $22,432  $21,649
  Average interest rate                                 .33%     .73%    3.13%
Interest-bearing banking deposits:
  Average balance outstanding                        $ 5,395  $ 4,046  $ 3,365
  Average interest rate                                1.79%    2.33%    3.80%
Other interest-bearing sources:
  Average balance outstanding                        $ 2,843  $ 1,094  $ 1,117
  Average interest rate                                1.05%    2.03%    3.99%
Average noninterest-bearing portion                  $ 4,498  $ 4,108  $ 3,581
Average interest rate on funding sources                .56%     .88%    2.86%
Summary:
Average yield on interest-earning assets               2.62%    3.50%    5.74%
Average interest rate on funding sources                .56%     .88%    2.86%
--------------------------------------------------------------------------------
Average net interest spread                            2.06%    2.62%    2.88%
================================================================================

     The decreases in net interest revenue from 2001 to 2003 were primarily due to changes in the composition of interest-earning assets, including the decline in margin loan balances and the corresponding increase in client-related investments. In addition, the decline in yields on interest-earning assets due to changes in the interest rate environment was only partially offset by lower yields on funding sources.
     Since the Company establishes the rates paid on brokerage client cash balances and certain banking deposits and the rates charged on margin loans, it manages a substantial portion of its net interest spread. However, the spread is influenced by external factors such as the interest rate environment and competition. The Company's average net
interest   spread   decreased  from  2001  to  2003  as  the  average  yield  on interest-earning assets, primarily client-related investments, declined more than the average interest rate on funding sources.

Principal Transactions
     Principal transaction revenues, as shown in the following table, are primarily comprised of revenues from client fixed income securities trading activity, which are included in the Capital Markets, Individual Investor, and Institutional Investor segments, and net gains from market-making activities in equity securities, which are included in the Capital Markets segment. Factors that influence principal transaction revenues include the volume of client trades, market price volatility, average revenue per equity share traded, and changes in regulations and industry practices. While substantially all Nasdaq security trades originated by the clients of Schwab are directed to SCM, a substantial portion of SCM's trading volume comes from parties other than Schwab.

--------------------------------------------------------------------------------
Principal Transactions                                  2003     2002     2001
--------------------------------------------------------------------------------
Fixed income securities                                $  89    $  92    $  65
Equity securities                                         79       92      190
--------------------------------------------------------------------------------
  Total (1)                                            $ 168    $ 184    $ 255
================================================================================

(1) Includes $15 million in 2003 and $23 million in each of 2002 and 2001 related to Schwab's institutional trading business.

     The decrease in principal transaction revenues from 2002 to 2003 was primarily due to lower average revenue per equity share traded, partially offset by higher equity share volume handled by SCM as a result of increased institutional trading activity, as well as lower levels of revenues related to Schwab's specialist operations and revenues from client fixed income securities trading activity. The decrease in principal transaction revenues from 2001 to 2002 was primarily due to lower average revenue per equity share traded and lower equity share volume handled by SCM, partially offset by higher revenues from client fixed income securities trading activity. SCM's average revenue per equity share traded decreased to .1(cents) in 2003 from .4(cents) in 2002 and ..8(cents) in 2001. The decrease from 2002 to 2003 was primarily due to a significant increase in trading in equity securities with narrower spreads, as well as difficult market conditions in the first half of the year. The decrease from 2001 to 2002 was primarily due to market conditions as well as the change to decimal pricing, which was fully implemented by April 2001.

Other Revenues
     Other revenues include net gains and losses on certain investments, fees for services (such as order handling fees), account service fees, and software maintenance fees. Other revenues are earned primarily through the Individual Investor, Institutional Investor and U.S. Trust segments.

EXPENSES EXCLUDING INTEREST

     As shown in the table below, total expenses excluding interest declined in 2003 primarily due to lower restructuring charges and decreases in most expense categories as a result of the Company's continued expense reduction measures.

--------------------------------------------------------------------------------
                                   Growth Rate
Composition of Expenses,             1-year
  Excluding Interest                2002-2003           2003     2002     2001
--------------------------------------------------------------------------------
Compensation and benefits              (4%)          $ 1,771  $ 1,846  $ 1,895
Occupancy and equipment                (3%)              441      456      470
Depreciation and amortization         (10%)              284      317      331
Communications                         (5%)              243      256      331
Professional services                   5%               180      172      186
Advertising and market
  development                         (33%)              139      208      243
Commissions, clearance and
  floor brokerage                      10%                77       70       89
Restructuring and other charges       (77%)               81      358      402
Impairment charges                    (86%)                5       37        -
Goodwill amortization                   -                  -        -       63
Other                                   8%               156      144      105
--------------------------------------------------------------------------------
  Total expenses                      (13%)          $ 3,377  $ 3,864  $ 4,115
================================================================================
Expenses as a percentage of total revenues:
  Total expenses, excluding interest                     83%      94%      96%
  Compensation and benefits                              43%      45%      44%
  Advertising and market development                      3%       5%       6%
--------------------------------------------------------------------------------

Compensation and Benefits
     Compensation and benefits expense includes salaries and wages, incentive and variable compensation, related employee benefits and taxes, and retention program costs arising from certain acquisitions and mergers. Employees receive variable compensation that is tied to the achievement of specified objectives relating primarily to revenue growth and profit margin. Additionally, at management's discretion, employees may receive incentive compensation relating to progress on the Company's strategic priorities. Therefore, a significant portion of compensation and benefits expense will fluctuate with these measures.

     The decrease in compensation and benefits expense from 2002 to 2003 was primarily due to a reduction in full-time equivalent employees and lower levels of employee benefits, partially offset by higher levels of incentive compensation and discretionary bonuses to employees. The decrease from 2001 to 2002 was primarily due to a reduction in full-time equivalent employees, partially offset by the accrual of higher discretionary and incentive compensation, and higher employee benefits. The following table shows a comparison of certain compensation and benefits components and employee data:

--------------------------------------------------------------------------------
Compensation and Benefits                               2003     2002     2001
--------------------------------------------------------------------------------
Salaries and wages                                   $ 1,193  $ 1,244  $ 1,352
Incentive and variable compensation                      327      280      209
Employee benefits and other                              250      300      278
Retention programs (1)                                     1       22       56
--------------------------------------------------------------------------------
  Total                                              $ 1,771  $ 1,846  $ 1,895
================================================================================
Full-time equivalent employees
  (at year end, in thousands) (2)                       16.3     16.7     19.6
--------------------------------------------------------------------------------
(1) Relates to programs put in place to retain certain employees related to acquisitions and mergers.
(2) Includes full-time, part-time and temporary employees, and persons employed on a contract basis.

     Employee benefits and other expense decreased from 2002 primarily due to the suspension of the Company's 401(k) employer contribution in 2003 (except for a discretionary award to certain non-officer employees made in the fourth quarter of 2003). Additionally, employee benefits and other expense includes net pension expense of $8 million in 2003 related to U.S. Trust's defined benefit pension plan, compared to net pension income (which is a reduction to this expense line item) of less than $1 million for 2002, and $12 million for 2001. The increase in pension expense in 2003 was primarily due to changes in certain assumptions used to calculate pension expense, including the expected rate of return on pension plan assets and the discount rate, both effective in 2003. The decrease in net pension income in 2002 was primarily due to a decline in the fair value of pension plan assets, as well as an increase in the number of employees covered under the pension plan, and a lower assumed discount rate.
     In 2003, management significantly reduced the number of stock option grants to employees. Additionally in 2003, the Company awarded to eligible officers long-term incentive plan (LTIP) units and restricted stock under a new long-term incentive program. These awards are restricted from transfer or sale and generally vest over a four-year period. The cash payout of the LTIP units at the end of the vesting period is based on the Company achieving certain cumulative EPS levels.

Expenses Excluding Compensation and Benefits
     The decreases in advertising and market development expense from 2001 to 2003 were primarily due to reductions, as part of the Company's expense reduction measures, in brand-focused television and other media spending. As discussed in "Description of Business - Overview," management intends to increase marketing communications in 2004 above 2003 levels. The decreases in occupancy and equipment expense and depreciation and amortization expense from 2001 to 2003 were primarily due to the Company's restructuring initiatives and other expense reduction measures (see Results of Operations - Financial Overview
- Restructuring for a discussion of the expected impact on 2004 expenses). The increase in professional services expense from 2002 to 2003 was primarily due to higher levels of consulting fees in several areas, including new and expanded products and services, and information technology projects.

Taxes on Income
     The Company's effective income tax rate was 33.5% in 2003, 42.6% in 2002, and 44.1% in 2001. The decrease from 2002 to 2003 was primarily due to tax benefits in 2003 related to the deductibility of certain costs associated with the Company's merger with U.S. Trust and the Company's sale of its U.K. market-making operation.

LIQUIDITY AND CAPITAL RESOURCES

     CSC is a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956, as amended. CSC conducts virtually all business through its wholly owned subsidiaries. The capital structure among CSC and its subsidiaries is designed to provide each entity with capital and liquidity to meet its operational needs and regulatory requirements. See note "23 - Regulatory Requirements" in the Notes to Consolidated Financial Statements.

Liquidity
CSC
     CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. As discussed below, Schwab, CSC's depository institution subsidiaries, and SCM are subject to regulatory requirements that may restrict them from certain transactions with CSC. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs, providing adequate liquidity to meet CSC's depository institution subsidiaries' capital guidelines, and maintaining Schwab's and SCM's net capital. Based on their respective regulatory capital ratios at December 31, 2003 and 2002, the Company and its depository institution subsidiaries are considered well capitalized.
     CSC has liquidity needs that arise from its Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, acquisitions, and other investments. The Medium-Term Notes, of which $466 million was issued and outstanding at December 31, 2003, have maturities ranging from 2004 to 2010 and fixed interest rates ranging from 6.04% to 8.05% with interest payable semiannually. CSC has entered into Swaps that effectively convert the interest rate characteristics of a portion of the Medium-Term Notes from fixed to variable. For a complete discussion of the Swaps, see note "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk" in the Notes to Consolidated Financial Statements. The Medium-Term Notes are rated A2 by Moody's Investors Service (Moody's), A- by Standard & Poor's Ratings Group (S&P), and A by Fitch IBCA, Inc. (Fitch).
     CSC has a prospectus supplement on file with the SEC enabling CSC to issue up to $750 million in Senior or Senior Subordinated Medium-Term Notes, Series A. At December 31, 2003, all of these notes remained unissued.
     CSC has authorization from its Board of Directors (Board) to issue commercial paper up to the amount of CSC's committed, unsecured credit facility (see below), not to exceed $1.5 billion. At December 31, 2003, no commercial paper has been issued. CSC's ratings for these short-term borrowings are P-1 by Moody's, A-2 by S&P, and F1 by Fitch.
     CSC maintains an $800 million committed, unsecured credit facility with a group of twenty banks which is scheduled to expire in June 2004. This facility replaced a facility that expired in June 2003. These facilities were unused in 2003. Any issuances under CSC's commercial paper program (see above) will reduce the amount available under this facility. The funds under this facility are available for general corporate purposes and CSC pays a commitment fee on the unused balance of this facility. The financial covenants in this facility require CSC to maintain a minimum level of tangible net worth, and Schwab and SCM to maintain specified levels of net capital, as defined. Management believes that these restrictions will not have a material effect on its ability to meet foreseeable dividend or funding requirements.
     CSC also has direct access to $778 million of the $828 million uncommitted, unsecured bank credit lines, provided by nine banks, that are primarily utilized by Schwab to manage short-term liquidity. The amount available to CSC under these lines is lower than the amount available to Schwab because the credit line provided by one of these banks is only available to Schwab. These lines were not used by CSC in 2003.

Schwab
     Most of Schwab's assets are readily convertible to cash, consisting primarily of short-term (i.e., less than 150 days) investment-grade, interest-earning investments (the majority of which are segregated for the exclusive benefit of clients pursuant to regulatory requirements), receivables from brokerage clients, and receivables from brokers, dealers and clearing organizations. Client margin loans are demand loan obligations secured by readily marketable securities. Receivables from and payables to brokers, dealers and clearing organizations primarily represent current open transactions, which usually settle, or can be closed out, within a few business days.
     Liquidity needs relating to client trading and margin borrowing activities are met primarily through cash balances in brokerage client accounts, which were $25.6 billion, $24.9 billion and $25.0 billion at December 31, 2003, 2002, and 2001, respectively. Management believes that brokerage client cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.
     Upon  adoption  of  Financial  Accounting  Standards  Board  Interpretation
(FIN) No. 46 - Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 - Consolidated Financial Statements in the
first quarter of 2003, the Company consolidated a special purpose trust and recorded a note payable of $235 million. See note "2 - Significant Accounting Policies - New Accounting Standards" in the Notes to Consolidated Financial Statements for further discussion of this consolidation.
     To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines with a group of nine banks totaling $828 million at
December 31, 2003 (as noted previously, $778 million of these lines are also available for CSC to use). The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments. Schwab used such borrowings for 7 days in 2003, with the daily amounts borrowed averaging $27 million. There were no borrowings outstanding under these lines at December 31, 2003.
     To satisfy the margin requirement of client option transactions with the Options Clearing Corporation (OCC), Schwab has unsecured letter of credit agreements with nine banks in favor of the OCC aggregating $630 million at December 31, 2003. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at December 31, 2003.
     Schwab is subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations prohibit Schwab from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar requirement of $1 million. At December 31, 2003, Schwab's net capital was $1.2 billion (14% of aggregate debit balances), which was $1.1 billion in excess of its minimum required net capital and $797 million in excess of 5% of aggregate debit balances. Schwab has historically targeted net capital to be at least 10% of its aggregate debit balances, which primarily consist of client margin loans.
     To manage Schwab's regulatory capital requirement, CSC provides Schwab with a $1.4 billion subordinated revolving credit facility which is scheduled to expire in September 2004. The amount outstanding under this facility at December 31, 2003 was $220 million. Borrowings under this subordinated lending arrangement qualify as regulatory capital for Schwab.

U.S. Trust
     U.S. Trust's liquidity needs are generally met through deposits from banking clients, equity capital, and borrowings.
     Beginning in the fourth quarter of 2003, certain Schwab brokerage clients can sweep the excess cash held in their accounts into a money market deposit account at U.S. Trust. At December 31, 2003, these balances totaled $119 million.
     In addition to traditional funding sources such as deposits, federal funds purchased, and repurchase agreements, USTC's depository institution subsidiaries have established their own external funding sources. At December 31, 2003, U.S. Trust had $52 million in Trust Preferred Capital Securities outstanding with a fixed interest rate of 8.41%. Certain of USTC's depository institution subsidiaries have established credit facilities with the Federal Home Loan Bank System (FHLB) totaling $758 million. At December 31, 2003, $625 million was outstanding under these facilities. Additionally, at December 31, 2003, U.S. Trust had $243 million of federal funds purchased and $128 million of repurchase agreements outstanding with third parties.
     Beginning in 2003, U.S. Trust also engages in intercompany repurchase agreements with Schwab Bank. At December 31, 2003, U.S. Trust had $200 million in repurchase agreements outstanding with Schwab Bank.
     CSC provides U.S. Trust with a $300 million short-term credit facility maturing in December 2006. Borrowings under this facility do not qualify as regulatory capital for U.S. Trust. The amount outstanding under this facility was $45 million at December 31, 2003.
     U.S. Trust is subject to the Federal Reserve Board's risk-based and leverage capital guidelines. These regulations require banks and bank holding companies to maintain minimum levels of capital. In addition, USTC's depository institution subsidiaries are subject to limitations on the amount of dividends they can pay to USTC.

SCM
     SCM's capital needs are generally met through its equity capital and borrowings from CSC. Most of SCM's assets are liquid, consisting primarily of cash and cash equivalents, marketable securities, and receivables from brokers, dealers and clearing organizations.
     SCM may borrow up to $150 million under a subordinated lending arrangement with CSC which is scheduled to expire in August 2004. Borrowings under this arrangement qualify as regulatory capital for SCM. The amount outstanding under this facility at December 31, 2003 was $50 million. The advances under this facility satisfy increased intra-day capital needs at SCM to support the expansion of its institutional equities and trading businesses. In addition, CSC provides SCM with a $50 million short-term credit facility. Borrowings under this arrangement do not qualify as regulatory capital for SCM. No funds were drawn under this facility at December 31, 2003.
     SCM is subject to the same net capital regulatory requirements as Schwab (see discussion above). At December 31, 2003, SCM's net capital was $74 million, which was $73 million in excess of its minimum required net capital.

Schwab Bank
     Schwab Bank's current liquidity needs are generally met through deposits from banking clients and equity capital.
     Beginning in 2003, certain Schwab brokerage clients can sweep the excess cash held in their accounts into a money market deposit account at Schwab Bank. At December 31, 2003, these balances totaled $1.5 billion.
     Schwab Bank has access to traditional funding sources such as deposits, federal funds purchased, and repurchase agreements. Additionally, CSC provides Schwab Bank with a $100 million short-term credit facility which matures in December 2005. Borrowings under this facility do not qualify as regulatory capital for Schwab Bank. No funds were drawn under this facility at December 31, 2003.
     Schwab Bank is subject to the same risk-based and leverage capital guidelines as U.S. Trust (see discussion above), except that Schwab Bank is subject to a minimum tier 1 leverage ratio of 8% for its first three years of operations. In addition, Schwab Bank is subject to limitations on the amount of dividends it can pay to CSC.

Liquidity Risk Factors
     The Company manages risk by maintaining sufficient liquid financial resources to fund its balance sheet and meet its obligations. The Company's liquidity needs are met primarily through cash generated by operations, as well as cash provided by external financing. Risks in meeting these needs may arise with fluctuations in client cash or deposit balances, as well as changes in market conditions.
     Specific risk factors which may affect the Company's liquidity position include:
- a dramatic increase in the Company's client lending activities (including margin, mortgage, and personal lending) which may reduce the Company's liquid resources and capital position;
- a significant increase in client order flow in SCM's market-making activities, creating an imbalance of long or short securities positions which may reduce the Company's liquid resources and excess capital position;
- a reduction in cash held in banking or brokerage client accounts which may affect the amount of the Company's liquid assets; and
- a significant downgrade in the Company's credit ratings which could increase its borrowing costs and limit its access to the capital markets.

Cash and Capital Resources
     The Company's cash position (reported as cash and cash equivalents on the Company's consolidated balance sheet) and cash flows are affected by changes in brokerage client cash balances and the associated amounts required to be segregated under federal or other regulatory guidelines. Timing differences between cash and investments actually segregated on a given date and the amount required to be segregated for that date may arise in the ordinary course of business and are addressed by the Company in accordance with applicable regulations. Other factors which affect the Company's cash position and cash flows include investment activity in securities owned, levels of capital expenditures, acquisition activity, banking client deposit and loan activity, financing activity in short-term borrowings and long-term debt, payments of dividends, and repurchases of CSC's common stock.
     In 2003, cash and cash equivalents decreased $282 million, or 9%, to $2.8 billion primarily due to higher levels of securities owned and increases in loans to banking clients, offset by increases in deposits from banking clients, including sweep deposit accounts. Management does not believe that this decline in cash and cash equivalents is an indication of a trend.
     The Company's capital expenditures were $153 million in 2003 and $160 million in 2002, or 4% of revenues in each year. In 2003, 83% of capital expenditures were for information technology and 17% for facilities expansion and improvements. Capital expenditures as described above include the capitalized costs for developing internal-use software of $67 million in 2003 and $71 million in 2002.
     Management currently anticipates that 2004 capital expenditures will be approximately 35% higher than 2003 spending, primarily due to increased spending on information technology hardware. As has been the case in recent years, the Company may adjust its capital expenditures from period to period as business conditions change.
     During 2003, the Company:
-    Repaid $100 million of Medium-Term Notes;
- Received cash proceeds of $34 million on the exercise of 6 million of the Company's stock options, with a weighted-average exercise price of $6.21, and a related tax benefit of $6 million; and
-    Paid common stock dividends of $68 million.
     The Company monitors both the relative composition and absolute level of its capital structure. The Company's total financial capital (long-term debt plus stockholders' equity) at December 31, 2003 was $5.2 billion, up $580 million, or 12%, from a year ago, due to higher stockholders' equity and a net increase in long-term debt. At December 31, 2003, the Company had long-term debt of $772 million, or 15% of total financial capital, bearing interest at a weighted-average rate of 5.6%. At December 31, 2003, the Company's stockholders' equity was $4.5 billion, or 85% of total financial capital. Management currently anticipates that long-term debt will remain below 30% of total financial capital.

Commitments
     A summary of the Company's principal contractual obligations and other commitments as of December 31, 2003 is shown in the following table. Management believes that funds generated by its operations, as well as cash provided by external financing, will continue to be the primary funding sources in meeting these obligations and commitments.

Payments due                      Less than    1-3      4-5    After 5
  by period                         1 Year    Years    Years    Years     Total
--------------------------------------------------------------------------------
Operating leases (1)               $  239   $  514   $  271   $  517     $1,541
Long-term debt (2)                     81      397       24      251        753
Credit-related financial
  instruments (3)                     980      184        -      516      1,680
Purchase obligations (4)              242      161       17        -        420
Other commitments (5)                   4        -        -        -          4
--------------------------------------------------------------------------------
    Total                          $1,546   $1,256   $  312   $1,284     $4,398
================================================================================
(1) Includes minimum rental commitments, net of sublease commitments, and maximum guaranteed residual values under noncancelable leases for equipment. See Note 24 to the Consolidated Financial Statements.
(2) See Note 17 to the Consolidated Financial Statements. Excludes the effect of interest swaps, see Item 3 - Quantitative and Qualitative Disclosures About Market Risk - Financial Instruments Held for Purposes Other Than Trading - Interest Rate Swaps.
(3) Includes U.S. Trust and Schwab Bank firm commitments to extend credit primarily for loans to banking clients and standby letters of credit. See
     Note 25 to the Consolidated Financial Statements.
(4) Includes purchase obligations of $149 million which can be canceled by the Company without penalty.
(5)  Includes committed capital contributions to venture capital funds.

Share Repurchases
     CSC repurchased 4 million shares of its common stock for $32 million in 2003 and 32 million shares of its common stock for $299 million in 2002. As of December 31, 2003, CSC has authority to repurchase up to $318 million of its common stock.

Dividend Policy
     Since the initial dividend in 1989, CSC has paid 59 consecutive quarterly dividends and has increased the dividend 13 times, including a 27% increase in the third quarter of 2003. Since 1989, dividends have increased by a 25% compounded annual growth rate. CSC paid common stock dividends of $.050 per share in 2003, and $.044 per share in each of 2002 and 2001. While the payment and amount of dividends are at the discretion of the Board, subject to certain regulatory and other restrictions, the Company currently targets its cash dividend at approximately 10% to 20% of net income.

RISK MANAGEMENT

Overview
     The Company's business and activities expose it to different types of risks including, but not limited to, those discussed below. Proper identification, assessment and management of these risks are essential to the success and financial soundness of the Company.
     Risk management and oversight at the Company begins with the Board. The Audit Committee reviews major risk exposures and the steps management has taken to monitor and control such exposures, and reports on these issues to the full Board. The Audit Committee delegates the formulation of policies and day-to-day risk oversight and management to the Executive Committee of the Company. The Executive Committee provides guidance regarding strategies and risk tolerance and is responsible for an integrated approach to risk exposures. The Executive Committee both delegates to, and has several members who actively participate in, risk management at the Company through the Global Risk Steering Committee. The Global Risk Steering Committee is responsible for reviewing and monitoring the Company's risk exposures, leading in the continued development of the Company's risk management policies and practices, reviewing changes in regulations and other risk-related developments, and reporting to the Audit Committee. Various other functional risk committees consisting of members of senior management report into the Global Risk Steering Committee on a frequent basis. These committees include:
- Technology and Operations Risk Committee, which focuses on the integrity of operational controls and operating capacity of the Company's technology and operations systems;
- Financial Risk Oversight Committee, which focuses on the credit exposures resulting from client activity (i.e., margin lending activities and loans to banking clients), the investing activities of certain of the Company's proprietary funds, corporate credit activities (i.e., counterparty and corporate investing activities), the Company's liquidity, capital resources, interest rate risk, and the market risk resulting from securities positioning activities;
- Fiduciary Risk Committee, which focuses on overseeing the activities of the Company that are deemed to have a fiduciary component; and
- Disclosure Committee, which focuses on the oversight of disclosure and internal controls as recommended pursuant to the Sarbanes-Oxley Act of 2002.
     Additionally, the Finance, Risk Management, Compliance, and Internal Audit Departments and the Office of Corporate Counsel assist management and the various risk committees in evaluating and monitoring the Company's risk profile.
     Risk is inherent in the Company's business. Consequently, despite the Company's attempts to identify areas of risk, oversee operational areas involving risk, and implement policies and procedures designed to mitigate risk, there can be no assurance that the Company will not suffer unexpected losses due to operating or other risks.
     The following discussion highlights the Company's principal risks and some of the policies and procedures for risk identification, assessment, and mitigation. See Liquidity and Capital Resources for a discussion on liquidity risk and note "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk" in the Notes to Consolidated Financial Statements for additional discussion on credit risk and market risk.

Technology and Operating Risk
     Technology and operating risk is the potential for loss due to deficiencies in control processes or technology systems that constrain the Company's ability to gather, process and communicate information efficiently and securely, without interruptions. The Company's operations are highly dependent on the integrity of its technology systems and the Company's success depends, in part, on its ability to make timely enhancements and additions to its technology in anticipation of client demands. To the extent the Company experiences system interruptions, errors or downtime (which could result from a variety of causes, including changes in client use patterns, technological failure, changes to its systems, linkages with third-party systems, and power failures), the Company's business and operations could be significantly negatively impacted. Additionally, rapid increases in client demand may strain the Company's ability to enhance its technology and expand its operating capacity. To minimize business interruptions, Schwab has two data centers intended, in part, to further improve the recovery of business processing in the event of an emergency.
     Technology and operating risk also includes human error, fraud, a terrorist attack, and natural disaster. The Company attempts to mitigate technology and operating risk by maintaining a comprehensive internal control system and by employing experienced personnel. Also, the Company maintains backup and recovery functions, including facilities for backup and communications, and conducts periodic testing of a disaster recovery plan. Each functional area deemed to be potentially of medium to high risk by management performs a risk self assessment on an annual basis, with updates, to evaluate the effectiveness of these internal controls and recovery plans. The Company's risk committees and various policies and procedures, combined with these risk self assessments, are used in part to provide a vehicle for the Chief Executive Officer and Chief Financial Officer to attest to the adequacy of the Company's controls. The Company is committed to an ongoing process of upgrading, enhancing, and testing its technology systems. This effort is focused on meeting client demands, meeting market and regulatory changes, and deploying standardized technology platforms.
     The Company is engaged in the research and development of new technologies, services, and products. The Company endeavors to protect its research and development efforts, and its brands, through the use of copyrights, patents, trade secrets, and contracts. From time to time, third parties indicate that they believe the Company may be infringing on their intellectual property (e.g., patents) rights. Under some circumstances, litigation may result from questions regarding infringement, ownership, validity, and scope of intellectual property. Such litigation can require the expenditure of significant Company resources. If the Company were found to have infringed a third-party patent, or other intellectual property rights, it could incur substantial liability, and in some circumstances could be enjoined from using certain technology, or providing certain products or services.

Credit Risk
     Credit risk is the potential for loss due to a client or counterparty failing to perform its contractual obligations, or the value of collateral held to secure obligations proving to be inadequate. The Company's direct exposure to credit risk mainly results from margin lending activities, securities lending activities, role as a counterparty in financial contracts, and investing activities, and indirectly from the investing activities of certain of the Company's proprietary funds. To mitigate the risks of such losses, the Company has established policies and procedures which include: establishing and reviewing credit limits, monitoring of credit limits and quality of counterparties, and adjusting margin requirements for certain securities. In addition, most of the Company's credit extensions, such as margin loans to clients, securities lending agreements, and resale agreements, are supported by collateral arrangements. These arrangements are subject to requirements to provide additional collateral in the event that market fluctuations result in declines in the value of collateral received.
     Additionally, the Company has exposure to credit risk associated with the Company's banking loan portfolios held at U.S. Trust and Schwab Bank. This counterparty credit exposure is actively managed through individual and portfolio reviews performed by account officers and senior line management. Periodic assessment of the validity of credit ratings, credit quality and the credit management process is conducted by a risk review department which is separate from the loan origination and monitoring department. Management regularly reviews asset quality including concentrations, delinquencies, non-performing loans to banking clients, losses and recoveries. All are factors in the determination of an appropriate allowance for credit losses, which is reviewed quarterly by senior management. See notes "10 - Loans to Banking Clients and Related Allowance for Credit Losses" and "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk" in the Notes to Consolidated Financial Statements for an analysis of the Company's loan portfolios and allowance for credit losses, and for an additional discussion on credit risk, respectively.
     There were no troubled debt restructurings at December 31, 2003 or 2002. As of December 31, 2003, management is not aware of any significant potential problem loans other than the amounts disclosed in note "10 - Loans to Banking Clients and Related Allowance for Credit Losses" in the Notes to Consolidated Financial Statements.

Fiduciary Risk
     Fiduciary risk is the potential for financial or reputational loss through the breaching of fiduciary duties to a client. Fiduciary activities include, but are not limited to, individual and institutional trust, investment management, custody, and cash and securities processing. The Company attempts to mitigate this risk by establishing procedures to ensure that obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. Business units have the primary responsibility for adherence to the procedures applicable to their business. Guidance and control are provided through the creation, approval, and ongoing review of applicable policies by business units and various fiduciary risk committees.

Market Risk
     Market risk is the potential for loss due to a change in the value of a financial instrument held by the Company as a result of fluctuations in interest rates, equity prices or currency exchange rates.
     The Company is exposed to interest rate risk primarily from changes in the interest rates on its interest-earning assets (mainly margin loans to clients, investments, loans to banking clients, mortgage-backed securities, and other fixed-rate investments) and its funding sources (including brokerage client cash balances, banking deposits, proceeds from stock-lending activities, long-term debt, and stockholders' equity) which finance these assets. To mitigate the risk of loss, the Company has established policies and procedures which include setting guidelines on the amount of net interest revenue at risk, and by monitoring the net interest margin and average maturity of its interest-earning assets and funding sources. The Company also has the ability to adjust the rates paid on certain brokerage client cash balances and certain banking deposits and the rates charged on margin loans. Additionally, the Company uses Swaps to mitigate interest rate exposure associated with short-term floating interest-rate deposits.
     The Company is exposed to equity price risk through its role as a financial intermediary in client-related transactions, and by holding financial instruments mainly in its capacity as a market maker and relating to its proprietary equity trading operations. To mitigate the risk of losses, these financial instruments are monitored by management to assure compliance with limits established by the Company. In addition, these financial instruments are marked to market on a daily basis. Also, the Company purchases and sells from time to time exchange-traded futures and options to mitigate market risk on these inventories. The Company's exposure to currency exchange risk is not material.
     Additional qualitative and quantitative disclosures about market risk are summarized in the following paragraphs. See note "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk" in the Notes to Consolidated Financial Statements for an additional discussion on market risk.

Financial Instruments Held For Trading Purposes
     The Company holds fixed income securities, which include municipal and government securities, and corporate bonds, in inventory to meet clients' trading needs. The fair value of such inventory was approximately $74 million and $34 million at December 31, 2003 and 2002, respectively. These securities, and the associated interest rate risk, are not material to the Company's financial position, results of operations, or cash flows.
     The Company maintains inventories in exchange-listed, Nasdaq, and other equity securities on both a long and short basis. The fair value of these securities is shown in the following table:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Equity Securities:
  Long positions                                                $  97    $  79
  Short positions                                                 (74)      (7)
--------------------------------------------------------------------------------
  Net long positions                                            $  23    $  72
================================================================================

     Using a hypothetical 10% increase or decrease in prices, the potential loss or gain in fair value is estimated to be approximately $2 million and $7 million at December 31, 2003 and 2002, respectively.

     In addition, the Company may enter into exchange-traded futures and options contracts based on equity market indices to hedge potential losses in equity inventory positions. There were no open futures or options contracts at December 31, 2003. The notional amounts and fair values of these futures and options contracts are shown in the following table:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Exchange-traded Contracts:
  Net Short Futures (1):
    Notional Amount                                                 -    $  63
    Fair Value                                                      -    $  61
  Long Put Options:
    Notional Amount                                                 -    $   4
    Fair Value (2)                                                  -        -
--------------------------------------------------------------------------------
(1) Notional amount represents original contract price of the futures. Fair value represents the index price. The difference between the notional and fair value amounts are settled daily in accordance with futures market requirements.
(2)  Amount was less than $1 million at December 31, 2002.

     Using a hypothetical 10% increase or decrease in the underlying indices, the potential loss or gain in fair value was estimated to be approximately $6 million at December 31, 2002, which would substantially offset the potential loss or gain on the equity securities previously discussed.

Value-At-Risk
     All trading activities are subject to market risk limits established by the Company's businesses and approved by senior management who are independent of the businesses. The Company manages trading risk through position policy limits, value-at-risk (VaR) measurement methodology, and other market sensitivity measures. Based on certain assumptions and historical relationships, VaR estimates a potential loss from adverse changes in the fair values of the Company's overnight trading positions. To calculate VaR, the Company uses a 99% confidence level with a one-day holding period for most instruments. Stress testing is performed on a regular basis to estimate the potential loss from severe market conditions. It is the responsibility of the Company's Risk Management department, in conjunction with the businesses, to develop stress scenarios and use the information to assess the ongoing appropriateness of exposure levels and limits.
     The Company holds fixed income securities and equities for trading purposes. The estimated VaR for both fixed income securities and equities at December 31, 2003 and the high, low, and daily average during the year then ended was $1 million or less for each category and stated period.
     The VaR model is a risk analysis tool that attempts to measure the potential losses in fair value, earnings, or cash flows from changes in market conditions and may not represent actual losses in fair value that may be incurred by the Company. VaR relies on historical data and statistical relationships. As a result, VaR must be interpreted with an understanding of the method's strengths and limitations.

Financial Instruments Held For Purposes Other Than Trading

Debt Issuances
     At December 31, 2003 and 2002, CSC had $466 million and $566 million aggregate principal amount of Medium-Term Notes outstanding, respectively, with fixed interest rates ranging from 6.04% to 8.05%. At December 31, 2003 and 2002, U.S. Trust had $52 million Trust Preferred Capital Securities outstanding, with a fixed interest rate of 8.41%.
     The Company has fixed cash flow requirements regarding these long-term debt obligations due to the fixed rate of interest. The fair value of these obligations at December 31, 2003 and 2002, based on estimates of market rates for debt with similar terms and remaining maturities, was $584 million and $674 million, respectively, which approximated their carrying amounts of $537 million and $642 million, respectively.

Interest Rate Swaps
     As part of its consolidated asset and liability management process, the Company utilizes Swaps to manage interest rate risk. For a discussion of such Swaps, see note "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk" in the Notes to Consolidated Financial Statements.

Loans Held for Sale
     Schwab Bank's loans held for sale portfolio consists of fixed- and adjustable-rate mortgages, which are subject to a loss in value when market interest rates rise. Schwab Bank uses forward sale commitments to manage this risk. At December 31, 2003, the forward sale commitments were designated as cash flow hedging instruments of the loans held for sale. Accordingly, the fair values of the forward sale commitments are recorded on the Company's consolidated balance sheet, with gains or losses recorded in other comprehensive income (loss). At December 31, 2003, the derivative liability recorded by Schwab Bank for these forward sale commitments was immaterial.

Net Interest Revenue Simulation
     The Company uses net interest revenue simulation modeling techniques to evaluate and manage the effect of changing interest rates. The simulation model (the model) includes all interest-sensitive assets and liabilities, as well as Swaps utilized by the Company to hedge its interest rate risk. Key variables in the model include assumed balance growth or decline for client loans, deposits, and brokerage client cash, changes in the level and term structure of interest rates, the repricing of financial instruments, prepayment and reinvestment assumptions, and product pricing assumptions. The simulations involve assumptions that are inherently uncertain and, as a result, cannot precisely estimate net interest revenue or precisely predict the impact of changes in interest rates on net interest revenue. Actual results may differ from simulated results due to the timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies, including changes in asset and liability mix.
     As demonstrated by the simulations presented below, the Company is positioned so that the consolidated balance sheet produces an increase in net interest revenue when interest rates rise and, conversely, a decrease in net interest revenue when interest rates fall (i.e., interest-earning assets are repricing more quickly than interest-bearing liabilities).
     The simulations in the following table assume that the asset and liability structure of the consolidated balance sheet would not be changed as a result of the simulated changes in interest rates. As the Company actively manages its consolidated balance sheet and interest rate exposure, in all likelihood the Company would take steps to manage any additional interest rate exposure that could result from changes in the interest rate environment. The following table shows the results of a gradual 100 basis point increase or decrease in interest rates relative to the Company's current base rate forecast on simulated net interest revenue over the next twelve months at December 31, 2003 and 2002. The simulations demonstrate a decreased sensitivity to changes in interest rates as of December 31, 2003 than in the prior year. This is primarily due to an increase in assets such as fixed-rate mortgages and long-term investment securities that reprice more slowly than other assets such as margin loans and money market instruments.

--------------------------------------------------------------------------------
Impact on Net Interest Revenue
Percentage Increase (Decrease)
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Increase of 100 basis points                                     1.7%     5.3%
Decrease of 100 basis points                                    (6.4%)  (12.1%)
================================================================================

     In addition to fluctuations in net interest revenue, interest rate declines may adversely affect the Company's ability to maintain its revenue yields on its SchwabFunds money market funds.

Legal and Compliance Risk
     Legal and compliance risk refers to the possibility that the Company will be found, by a court, arbitration panel or regulatory authority, not to have complied with an applicable legal or regulatory requirement. The Company may be subject to lawsuits or arbitration claims by clients, employees or other third parties in the different jurisdictions in which it conducts business. Claims against the Company may increase if clients suffer losses during a period of deteriorating equity market conditions, as the Company increases the level of advice it provides to clients, and as the Company strengthens its relationship with IAs. In addition, the Company is subject to extensive regulation by the SEC, the National Association of Securities Dealers, Inc., the New York Stock Exchange (NYSE), the Commodity Futures Trading Commission, the Federal Reserve Board, the FDIC, the Superintendent of Banks of the State of New York, and other federal, state and market regulators, as well as certain foreign regulatory authorities. New rules and changes in application of current rules could affect the Company's manner of operations and profitability.
     As with other major mutual fund companies and broker-dealers that distribute mutual fund shares, affiliates of the Company have been responding to inquiries and subpoenas from federal and state authorities as part of an industry-wide review of mutual fund trading, distribution, and servicing. The Company has been cooperating with authorities and has been conducting its own review of fund distribution, servicing, and trading practices at or through Company affiliates.
     With respect to SchwabFunds, to date the Company's review has found no evidence of arrangements with clients to permit late trading or market timing.
     With respect to U.S. Trust, as disclosed previously, among the issues under investigation are circumstances in which a small number of parties were permitted to engage in short-term trading of certain Excelsior Funds. The short-term trading activities permitted under these arrangements were terminated when U.S. Trust strengthened its policies and procedures in July 2003. U.S. Trust is assessing the impact of this short-term trading activity on the Excelsior Funds, and has committed to taking remedial action as appropriate.
     As disclosed previously, the Company has been reviewing the processing of trades through Schwab's Mutual Fund MarketPlace service. The review has identified a small percentage of trades that were received by Schwab from clients prior to market close, but were modified shortly after market close, in each case after employees contacted the client when the order could not be processed as originally submitted. To date, the review has found no evidence of arrangements with clients to permit late trading or market timing in funds offered through the Mutual Fund MarketPlace, and no evidence of trading activity by clients or employees to take advantage of post-market close information.
     The Company's internal reviews are ongoing, and the Company has taken steps to enhance its existing policies and procedures to further discourage, detect, and prevent market timing and late trading.
     Lawsuits have been filed against the Company and U.S. Trust and affiliates alleging breaches of duties and violations of law and regulations with respect to market timing in Excelsior Funds. See note "24 - Commitments and

Contingent Liabilities - Legal Contingencies" in the Notes to Consolidated Financial Statements.
     In addition, Congress and securities regulators are considering new regulations concerning mutual fund distribution some of which, if adopted, could possibly have a significant negative impact on mutual fund investing generally, including investments through mutual fund supermarkets such as the Company's Mutual Fund MarketPlace service. The Company is currently unable to predict whether any such regulations will be adopted or the final form of any potential new regulations.
     The Company attempts to mitigate legal and compliance risk through policies and procedures that it believes are reasonably designed to prevent or detect violations of applicable statutory and regulatory requirements (see note "24 - Commitments and Contingent Liabilities" in the Notes to Consolidated Financial Statements). However, violations of applicable statutory and regulatory requirements could subject the Company and/or its directors, officers or employees to disciplinary proceedings or civil or criminal liability. Any such proceeding could cause a significant negative impact on the Company's business and operations.

Competition
     The Company faces significant competition from companies seeking to attract client financial assets, including traditional, discount and online brokerage firms, mutual fund companies, banks, and asset management and wealth management companies. Certain of these competitors have greater financial resources than the Company. As the Company makes progress in its development of advice offerings for clients as well as banking and other financial products, it may face increased competition from different companies. The widespread practice of conducting financial transactions online, as well as through wireless applications, have also attracted competition from providers of online services, software development companies and other providers of financial services. Finally, the formation of ECNs and new exchanges may intensify competition. Increased competition may have a negative impact on the Company's business and operations.

Potential Strategic Transactions
     The Company expects to continue to evaluate and consider a wide array of potential strategic transactions, including business combinations, acquisitions and dispositions of businesses, services, and other assets. At any given time, the Company may be engaged in discussions or negotiations with respect to one or more of such transactions. Any such transaction could have a material impact on the Company's financial position, results of operations, EPS, or cash flows. There is no assurance that any such discussions or negotiations will result in the consummation of any transaction.
     The process of integrating any acquisition may create unforeseen challenges for our operational, financial and management information systems, as well as unforeseen expenditures and other risks, including diversion of management's attention from other business concerns, the potential loss of key clients, employees and business partners, difficulties in managing facilities and employees in different geographic areas, and difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions. In addition, an acquisition may cause us to assume liabilities or become subject to litigation. Further, there can be no assurance that the Company will realize a positive return on any acquisition or that future acquisitions will not be dilutive to our current stockholders' percentage ownership or to EPS. The Company has allocated significant value to goodwill and other intangible assets related to prior acquisitions. Goodwill and certain indefinite-life intangible assets are not amortized, but are subject to impairment testing on a regular basis. If the individual businesses do not perform as expected or if expected synergies are not achieved, the Company may incur impairment charges, accelerated amortization charges, restructuring charges, or other related expenses.

CORPORATE GOVERNANCE

     The Company is committed to a strong culture of corporate governance and ethical decision-making. The Nominating and Corporate Governance Committee, a Board committee composed of independent directors, recommends corporate governance guidelines, policies and procedures for the Company. The Company has a Corporate Governance Office, headed by the General Counsel, to assist the Board in fulfilling its oversight responsibilities and to promote corporate governance within the firm.
     Copies of the Company's Code of Conduct and Business Ethics, Corporate Governance Guidelines, and charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company's website at www.aboutschwab.com/corpgov.





Consolidated Statement of Income                                                                      The Charles Schwab Corporation
(In Millions, Except Per Share Amounts)

Year Ended December 31,                                                                         2003           2002           2001
------------------------------------------------------------------------------------------------------------------------------------
Revenues
  Asset management and administration fees                                                   $ 1,825        $ 1,749        $ 1,663
  Commissions                                                                                  1,207          1,190          1,329
  Interest revenue                                                                               970          1,158          1,821
  Interest expense                                                                              (241)          (334)          (910)
                                                                                             --------       --------       --------
    Net interest revenue                                                                         729            824            911
  Principal transactions                                                                         168            184            255
  Other                                                                                          158            144            134
------------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                      4,087          4,091          4,292
------------------------------------------------------------------------------------------------------------------------------------
Expenses Excluding Interest
  Compensation and benefits                                                                    1,771          1,846          1,895
  Occupancy and equipment                                                                        441            456            470
  Depreciation and amortization                                                                  284            317            331
  Communications                                                                                 243            256            331
  Professional services                                                                          180            172            186
  Advertising and market development                                                             139            208            243
  Commissions, clearance and floor brokerage                                                      77             70             89
  Restructuring and other charges                                                                 81            358            402
  Impairment charges                                                                               5             37              -
  Goodwill amortization                                                                            -              -             63
  Other                                                                                          156            144            105
------------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                      3,377          3,864          4,115
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before taxes on income and extraordinary gain                  710            227            177
Taxes on income                                                                                  238             92             71
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before extraordinary gain                                      472            135            106
Loss from discontinued operations, net of tax                                                      -            (38)           (28)
Extraordinary gain on sale of corporate trust business, net of tax                                 -             12            121
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                   $   472        $   109        $   199
====================================================================================================================================
Weighted-Average Common Shares Outstanding - Diluted                                           1,364          1,375          1,399
====================================================================================================================================
Earnings Per Share - Basic
  Income from continuing operations before extraordinary gain                                $   .35        $   .10        $   .08
  Loss from discontinued operations, net of tax                                                    -        $  (.03)       $  (.02)
  Extraordinary gain, net of tax                                                                   -        $   .01        $   .08
  Net income                                                                                 $   .35        $   .08        $   .14

Earnings Per Share - Diluted
  Income from continuing operations before extraordinary gain                                $   .35        $   .10        $   .08
  Loss from discontinued operations, net of tax                                                    -        $  (.03)       $  (.02)
  Extraordinary gain, net of tax                                                                   -        $   .01        $   .08
  Net income                                                                                 $   .35        $   .08        $   .14
====================================================================================================================================
Dividends Declared Per Common Share                                                          $  .050        $  .044        $  .044
====================================================================================================================================
2002 and 2001 have been adjusted to summarize the impact of The Charles Schwab Corporation's sale of its U.K. brokerage  subsidiary,
Charles Schwab Europe, in loss from discontinued operations.

See Notes to Consolidated Financial Statements.



Consolidated Balance Sheet                                                                            The Charles Schwab Corporation
(In Millions, Except Share and Per Share Amounts)

December 31,                                                                                                  2003            2002
------------------------------------------------------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents                                                                                $ 2,832         $ 3,114
  Cash and investments segregated and on deposit for federal or other regulatory
    purposes (1) (including resale agreements of $16,824 in 2003 and $16,111 in 2002)                       21,343          21,005
  Securities owned - at market value (including securities pledged of $131 in 2003
    and $337 in 2002)                                                                                        4,023           1,716
  Receivables from brokers, dealers and clearing organizations                                                 556             222
  Receivables from brokerage clients - net                                                                   8,581           6,845
  Loans to banking clients - net                                                                             5,736           4,555
  Loans held for sale                                                                                           29               -
  Equipment, office facilities and property - net                                                              956             868
  Goodwill - net                                                                                               835             603
  Intangible assets - net                                                                                      144               6
  Other assets                                                                                                 831             771
------------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                                  $45,866         $39,705
====================================================================================================================================
Liabilities and Stockholders' Equity
  Deposits from banking clients                                                                            $ 8,308         $ 5,231
  Drafts payable                                                                                               154             134
  Payables to brokers, dealers and clearing organizations                                                    2,661           1,476
  Payables to brokerage clients                                                                             27,184          26,401
  Accrued expenses and other liabilities                                                                     1,330           1,302
  Short-term borrowings                                                                                        996             508
  Long-term debt                                                                                               772             642
------------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                       41,405          35,694
------------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity:
    Preferred stock - 9,940,000 shares authorized; $.01 par value per share; none issued                         -               -
    Common stock - 3 billion shares authorized; $.01 par value per share;
      1,392,091,544 and 1,391,991,180 shares issued in 2003 and 2002, respectively                              14              14
    Additional paid-in capital                                                                               1,749           1,744
    Retained earnings                                                                                        3,125           2,769
    Treasury stock  - 34,452,710 and 47,195,631 shares in 2003 and 2002, respectively, at cost                (319)           (465)
    Unamortized stock-based compensation                                                                       (95)            (33)
    Accumulated other comprehensive loss                                                                       (13)            (18)
------------------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                                             4,461           4,011
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                              $45,866         $39,705
====================================================================================================================================

(1)  Amounts included  represent actual balances on deposit,  whereas cash and investments  required to be segregated for federal or other regulatory purposes were $21,005 million and $21,252 million at December 31, 2003 and 2002,  respectively.  On January 5,
     2004 and January 2, 2003, the Company deposited $221 million and $655 million,  respectively,  into its segregated reserve bank accounts.

See Notes to Consolidated Financial Statements.


Consolidated Statement of Cash Flows                                                                  The Charles Schwab Corporation
(In Millions)

Year Ended December 31,                                                                         2003           2002           2001
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
     Net income                                                                              $   472        $   109        $   199
       Adjustments to reconcile net income to net cash provided by (used for)
         operating activities:
           Depreciation and amortization                                                         284            317            331
           Impairment charges                                                                      5             37              -
           Goodwill amortization                                                                   -              -             63
           Tax benefits from, and amortization of, stock-based awards                             29             31             69
           Deferred income taxes                                                                  27              4            (79)
           Non-cash restructuring and other charges                                               13             42             80
           Extraordinary gain on sale of corporate trust business, net of tax                      -            (12)          (121)
           Other                                                                                 (26)            27              6
       Originations of loans held for sale                                                    (1,606)             -              -
       Proceeds from sales of loans held for sale                                              1,585              -              -
       Net change in:
           Cash and investments segregated and on deposit for federal
             or other regulatory purposes                                                     (1,066)        (3,302)        (8,334)
           Securities owned (excluding securities available for sale)                           (191)           105             14
           Receivables from brokers, dealers and clearing organizations                         (351)           220            (89)
           Receivables from brokerage clients                                                 (1,741)         2,745          6,709
           Other assets                                                                          (92)            10            (37)
           Drafts payable                                                                         20           (261)          (150)
           Payables to brokers, dealers and clearing organizations                             1,208            643           (335)
           Payables to brokerage clients                                                       1,479           (527)         1,291
           Accrued expenses and other liabilities                                                (42)           (16)          (203)
------------------------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used for) operating activities                                7            172           (586)
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
     Purchases of securities available for sale                                               (3,264)        (1,147)        (1,025)
     Proceeds from sales of securities available for sale                                        397            636            473
     Proceeds from maturities, calls and mandatory redemptions of
       securities available for sale                                                             819            415            611
     Net increase in loans to banking clients                                                 (1,538)          (705)          (835)
     Proceeds from sales of banking client loans                                                 355            196              -
     Purchase of equipment, office facilities and property - net                                (153)          (160)          (301)
     Cash payments for business combinations and investments,
       net of cash received                                                                     (374)             -            (52)
     Proceeds from sales of subsidiaries and investments                                          70             26             49
     Proceeds from sale of corporate trust business                                                -              -            273
------------------------------------------------------------------------------------------------------------------------------------
               Net cash used for investing activities                                         (3,688)          (739)          (807)
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
     Net change in deposits from banking clients                                               3,077           (217)         1,139
     Net change in short-term borrowings                                                         488            (70)           224
     Proceeds from long-term debt                                                                  -            100              -
     Repayment of long-term debt                                                                (100)          (214)           (40)
     Dividends paid                                                                              (68)           (60)           (61)
     Purchase of treasury stock                                                                  (32)          (299)          (368)
     Proceeds from stock options exercised and other                                              34             34             30
------------------------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used for) financing activities                            3,399           (726)           924
------------------------------------------------------------------------------------------------------------------------------------
Decrease in Cash and Cash Equivalents                                                           (282)        (1,293)          (469)
Cash and Cash Equivalents at Beginning of Year                                                 3,114          4,407          4,876
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                                     $ 2,832        $ 3,114        $ 4,407
====================================================================================================================================

See Notes to Consolidated Financial Statements.


Consolidated Statement of Stockholders' Equity                                                        The Charles Schwab Corporation
(In Millions)

                                                                                                         Accumulated
                                                      Additional                         Unamortized        Other
                                            Common     Paid-In     Retained   Treasury   Stock-based    Comprehensive
                                            Stock      Capital     Earnings    Stock     Compensation    Income (Loss)      Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                $  14     $ 1,588      $ 2,713    $     -     $   (71)       $   (14)         $ 4,230
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                   -           -          199          -           -              -              199
   Net unrealized gain (loss) on
     securities available for sale,
     net of reclassification adjustment
     and tax                                    -           -            -          -           -             10               10
   Cumulative effect of accounting change,
     net of tax                                 -           -            -          -           -            (12)             (12)
   Net gain (loss) on cash flow hedging
     instruments, net of tax                    -           -            -          -           -            (19)             (19)
   Foreign currency translation adjustment      -           -            -          -           -             (2)              (2)
                                                                                                                            ------
   Total comprehensive income                                                                                                 176
Dividends declared on common stock              -           -          (61)         -           -              -              (61)
Purchase of treasury stock                      -           -            -       (368)          -              -             (368)
Stock options exercised, and shares
   and stock options issued under
   stock-based compensation plans               -          48          (57)        77          (3)             -               65
Non-cash stock-based compensation expense
   related to restructuring                     -          19            -          -           1              -               20
Issuance of shares for acquisitions             -          71            -          -           -              -               71
Receipt of shares in settlement of
   accounts receivable                          -           -            -         (4)          -              -               (4)
Amortization of stock-based compensation
   awards                                       -           -            -          -          34              -               34
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                   14       1,726        2,794       (295)        (39)           (37)           4,163
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                   -           -          109          -           -              -              109
   Net unrealized gain (loss) on securities
     available for sale, net of
     reclassification adjustment and tax        -           -            -          -           -             17               17
   Net gain (loss) on cash flow hedging
     instruments, net of tax                    -           -            -          -           -             (6)              (6)
   Foreign currency translation adjustment      -           -            -          -           -              8                8
                                                                                                                            ------
   Total comprehensive income                                                                                                 128
Dividends declared on common stock              -           -          (60)         -           -              -              (60)
Purchase of treasury stock                      -           -            -       (299)          -              -             (299)
Stock options exercised, and shares and
   stock options issued under stock-based
   compensation plans                           -           5          (74)       129         (22)             -               38
Non-cash stock-based compensation expense
   related to restructuring                     -           9            -          -           1              -               10
Issuance of shares for acquisitions             -           4            -          -           -              -                4
Amortization of stock-based compensation
   awards                                       -           -            -          -          27              -               27
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002                   14       1,744        2,769       (465)        (33)           (18)           4,011
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                   -           -          472          -           -              -              472
   Net unrealized gain (loss) on securities
     available for sale, net of
     reclassification adjustment and tax        -           -            -          -           -            (19)             (19)
   Net gain (loss) on cash flow hedging
     instruments, net of tax                    -           -            -          -           -             19               19
   Foreign currency translation adjustment      -           -            -          -           -              5                5
                                                                                                                            ------
   Total comprehensive income                                                                                                 477
Dividends declared on common stock              -           -          (68)         -           -              -              (68)
Purchase of treasury stock                      -           -            -        (32)          -              -              (32)
Stock options exercised, and shares and
   stock options issued under stock-based
   compensation plans                           -          (4)         (47)       174         (97)             -               26
Non-cash stock-based compensation expense
   related to restructuring                     -           8            -          -           1              -                9
Issuance of shares for acquisitions             -           1           (1)         4           -              -                4
Amortization of stock-based compensation
   awards                                       -           -            -          -          34              -               34
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2003                $  14     $ 1,749      $ 3,125    $  (319)    $   (95)       $   (13)         $ 4,461
====================================================================================================================================

See Notes to Consolidated Financial Statements.


                         The Charles Schwab Corporation
                   Notes to Consolidated Financial Statements
    (Tabular Amounts in Millions, Except Per Share and Option Price Amounts)


1. Introduction and Basis of Presentation

     The Charles Schwab Corporation (CSC) is a financial holding company engaged, through its subsidiaries, in securities brokerage, banking, and related financial services. Charles Schwab & Co., Inc. (Schwab) is a securities broker-dealer with 339 domestic branch offices in 48 states, as well as a branch in the Commonwealth of Puerto Rico. U.S. Trust Corporation (USTC, and with its subsidiaries collectively referred to as U.S. Trust) is a wealth management firm that through its subsidiaries also provides fiduciary services and private banking services with 37 offices in 15 states. Other subsidiaries include Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, Schwab Capital Markets L.P. (SCM), a market maker in Nasdaq, exchange-listed, and other securities providing trade execution services primarily to broker-dealers and institutional clients, CyberTrader, Inc. (CyberTrader), an electronic trading technology and brokerage firm providing services to highly active, online traders, and Charles Schwab Bank, N.A. (Schwab
Bank), a retail bank which commenced operations in April 2003.
     The consolidated financial statements include CSC and its majority-owned subsidiaries (collectively referred to as the Company). Investments in equity securities of other firms where the Company has significant influence, but owns less than a majority of the voting securities, are generally accounted for by the equity method. Under the equity method, the investment is initially recorded at cost with the carrying amount subsequently adjusted to recognize the Company's proportionate share of the earnings or losses of the investee.
     The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S., which require management to make certain estimates and assumptions that affect the reported amounts in the accompanying financial statements. Such estimates relate to capitalized development costs for internal-use software; useful lives of intangible assets, equipment, office facilities, and property; valuation of goodwill, intangible assets, and equity investments; fair value of financial instruments and investments; allowance for credit losses on banking loans; allowance for doubtful accounts of brokerage clients; retirement and postretirement benefits; future tax benefits; restructuring reserves; and legal reserves. Actual results could differ from such estimates. Certain prior-year amounts have been reclassified to conform to the 2003 presentation. All material intercompany balances and transactions have been eliminated.

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

Cash and investments segregated and on deposit for federal or other regulatory purposes consist primarily of securities purchased under agreements to resell (resale agreements), which are collateralized by U.S. government securities, and certificates of deposit. Resale agreements are collateralized investing transactions that are recorded at their contractual amounts plus accrued interest. The Company obtains possession of collateral (U.S. government securities) with a market value equal to or in excess of the principal amount loaned and accrued interest under resale agreements. Collateral is valued daily by the Company, with additional collateral obtained when necessary. Certificates of deposit are recorded at market value.

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

Securities owned include securities available for sale that are recorded at estimated fair value using quoted market prices, where available, or third-party pricing services. Unrealized gains and losses are reported, net of taxes, in accumulated other comprehensive income (loss) included in stockholders' equity. Realized gains and losses from sales of securities available for sale are determined on a specific identification basis and are included in other revenues.
     Securities owned also include equity, fixed income and other securities, SchwabFunds money market funds, and equity and bond mutual funds and are recorded at estimated fair value. Unrealized gains and losses are included in principal transaction revenues.

Receivables from brokerage clients are stated net of allowance for doubtful accounts of $2 million and $4 million at December 31, 2003 and 2002, respectively. Cash receivables from brokerage clients that remain unsecured or partially secured for more than 30 days are fully reserved.

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

Loans to banking clients are stated net of allowance of $27 million and $24 million at December 31, 2003 and 2002, respectively. The allowance is established through charges to income based on management's evaluation of the adequacy of the allowance for credit losses in the existing portfolio.
     The adequacy of the allowance is reviewed regularly by management, taking into consideration current economic conditions, the existing loan portfolio composition, past loss experience and risks inherent in the portfolio, including the value of impaired loans.

Loans held for sale consist of fixed- and adjustable-rate mortgage loans originated by Schwab Bank and intended for sale. Loans held for sale are stated at lower of cost or market value. Market value is determined using quoted market prices.

Equipment, office facilities and property: Equipment and office facilities are depreciated on a straight-line basis over the estimated useful life of the asset of two to fifteen years. Buildings are depreciated on a straight-line basis over twenty years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the term of the lease. Software and certain costs incurred for purchasing or developing software for internal use are amortized on a straight-line basis over an estimated useful life of three or five years. Equipment, office facilities and property are stated at cost net of accumulated depreciation and amortization, except for land, which is stated at cost. Equipment, office facilities and property are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Derivative financial instruments are recorded on the balance sheet at fair value based upon dealer quotes and third-party pricing services. As part of its consolidated asset and liability management process, the Company utilizes interest rate swap agreements (Swaps) to manage interest rate risk of both fixed-rate and variable-rate financial instruments. The Company applies hedge accounting to these swaps and therefore gains and losses are generally deferred and recognized in interest expense to offset the impact of changing interest rates on the hedged financial instruments. Other derivative activities primarily consist of exchange-traded futures and options to hedge potential losses in equity inventory positions. These futures and options are recorded at fair value in securities owned on the consolidated balance sheet, and gains and losses are included in principal transaction revenues. For further discussion on these derivative financial instruments, see note "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk."

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

Stock-based compensation: The Company applies Accounting Principles Board Opinion (APB) No. 25 - Accounting for Stock Issued to Employees, and related interpretations, for its stock-based employee compensation plans. Because the Company grants stock option awards at market value, there is no compensation expense recorded, except for restructuring-related expense for modifications of officers' stock options. Compensation expense for restricted stock awards is based on the market value of the shares awarded at the date of grant and is amortized on a straight-line basis over the vesting period. The unamortized portion of the award is recorded as unamortized stock-based compensation in stockholders' equity.
     Had compensation expense for the Company's stock option awards been determined based on the Black-Scholes fair value at the grant dates for awards under those plans consistent with the fair value method of SFAS No. 123 - Accounting for Stock-Based Compensation, the Company would have recorded additional compensation expense and its net income and earnings per share (EPS) would have been reduced to the pro forma amounts presented in the following table:

--------------------------------------------------------------------------------
Year Ended December 31,                                 2003     2002     2001
--------------------------------------------------------------------------------
Compensation expense for stock
  options (after tax):
    As reported                                        $   6   $    6    $  13
    Pro forma (1)                                      $ 112   $  154    $ 181
--------------------------------------------------------------------------------
Net income (loss):
    As reported                                        $ 472   $  109    $ 199
    Pro forma                                          $ 366   $  (39)   $  31
--------------------------------------------------------------------------------
EPS (2):
    As reported                                        $ .35   $  .08    $ .14
    Pro forma                                          $ .27   $ (.03)   $ .02
--------------------------------------------------------------------------------
(1) Includes pro forma compensation expense related to stock options granted in both current and prior periods. Pro forma stock option compensation is amortized on a straight-line basis over the vesting period beginning with the month in which the option was granted.
(2)  Represents both basic and diluted EPS.

     The fair value of each option granted is estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

--------------------------------------------------------------------------------
                                                        2003     2002     2001
--------------------------------------------------------------------------------
Expected dividend yield                                 .30%     .30%     .30%
Expected volatility (1)                                  49%      51%      50%
Risk-free interest rate (1)                             2.7%     3.5%     4.3%
Expected life (in years)                                   5        5        5
--------------------------------------------------------------------------------
(1)  Computed based on quarterly weighted-average amounts.

Goodwill represents the cost of acquired businesses in excess of the fair value of the related net assets acquired. Goodwill is accounted for under SFAS No. 142
- Goodwill and Other Intangible Assets. This statement requires that goodwill be tested for impairment at least annually or whenever indications of impairment exist. In testing for a potential impairment of goodwill, SFAS No. 142 requires management to estimate the fair value of each of the Company's reporting units (generally defined as the Company's businesses for which financial information is available and reviewed regularly by management), and compare it to their carrying value. If the estimated fair value of a reporting unit is less than its carrying value, management is required to estimate the fair value of all assets and liabilities of the reporting unit, including goodwill. If the carrying value of the reporting unit's goodwill is greater than the estimated fair value, an impairment charge is recognized for the excess. The Company has elected April 1 as its annual impairment testing date. See "Accounting Change" below and note "4
- Impairment Charges."

Accounting change: The Company adopted SFAS No. 142 on January 1, 2002. Under SFAS No. 142, companies are no longer permitted to amortize goodwill and certain intangible assets with an indefinite useful life. Instead, these assets must be reviewed for impairment as discussed above.

     The following table compares net income and EPS for 2003 and 2002, which excludes goodwill amortization, with net income and EPS for 2001, which has been adjusted to exclude goodwill amortization.

--------------------------------------------------------------------------------
                                                  2003       2002       2001
                                               (Reported) (Reported) (Adjusted)
--------------------------------------------------------------------------------
Net income:
Reported income from
  continuing operations
  before extraordinary gain                      $ 472      $ 135      $ 106
Add: Goodwill amortization,
  net of tax                                         -          -         61
--------------------------------------------------------------------------------
Reported/adjusted income
  from continuing operations
  before extraordinary gain                        472        135        167
Loss from discontinued
  operations, net of tax                             -        (38)       (28)
Extraordinary gain, net of tax                       -         12        121
--------------------------------------------------------------------------------
Reported/adjusted
  net income                                     $ 472      $ 109      $ 260
================================================================================
EPS (1):
Reported EPS from
  continuing operations
  before extraordinary gain                      $ .35      $ .10      $ .08
Add: Goodwill amortization                           -          -        .04
--------------------------------------------------------------------------------
Reported/adjusted EPS from
  continuing operations
  before extraordinary gain                        .35        .10        .12
Loss from discontinued
  operations, net of tax                             -       (.03)      (.02)
Extraordinary gain, net of tax                       -        .01        .08
--------------------------------------------------------------------------------
Reported/adjusted EPS                            $ .35      $ .08      $ .18
===============================================================================
(1)  Represents both basic and diluted EPS.

     The Company's goodwill balance increased during 2003 due to $232 million of goodwill related to U.S. Trust's acquisition of State Street Corporation's Private Asset Management group (PAM) in October 2003. The carrying amount of goodwill, net of accumulated amortization, attributable to each of the Company's reportable segments is presented in the following table:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Individual Investor                                             $ 414    $ 414
Institutional Investor                                              3        3
Capital Markets                                                    27       27
U.S. Trust                                                        391      159
--------------------------------------------------------------------------------
   Total                                                        $ 835    $ 603
================================================================================

Intangible assets consist primarily of client lists. Under SFAS No. 142, intangible assets which have finite lives continue to be amortized over their estimated useful lives and are subject to impairment testing under the provisions of

SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that intangible assets other than goodwill be tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In testing for a potential impairment of intangible assets, SFAS No. 144 requires management to assess whether the future cash flows related to the asset will be greater than its carrying value at the time of the test. Accordingly, the process of evaluating a potential impairment is based on estimates and is subjective. The Company's intangible asset balances, net of accumulated amortization, were $144 million and $6 million at December 31, 2003 and 2002, respectively. The increase in 2003 was due to $138 million of intangible assets (primarily client lists) related to U.S. Trust's acquisition of PAM in October 2003. These intangible assets have a weighted-average estimated useful life of 20 years.

New accounting standards:
     SFAS No. 146 - Accounting for Costs Associated with Exit or Disposal Activities was issued in June 2002 and addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3 - Liability Recognition
for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The Company adopted this statement for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's financial position, results of operations, EPS, or cash flows.
     Financial Accounting Standards Board Interpretation (FIN) No. 45 - Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued in November 2002. This interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. In accordance with FIN No. 45, the Company adopted the disclosure requirements on December 31, 2002 and the recognition requirements on January 1, 2003. The adoption of FIN No. 45 did not have a material impact on the Company's financial position, results of operations, EPS, or cash flows.
     FIN No. 46 - Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 - Consolidated Financial Statements, was issued in January 2003 and revised in December 2003. This interpretation provides new criteria for determining whether a company is required to consolidate (i.e., record the assets and liabilities on the balance sheet) a variable interest entity. Upon adoption of this interpretation in the first quarter of 2003, the Company consolidated a special purpose trust (Trust) that was formed in 2000 to finance the acquisition and renovation of an office building and land. The Trust, through an agent, raised the $245 million needed to acquire and renovate the building and land by issuing a note payable ($235 million) and raising equity capital ($10 million). Upon adoption, the Company recorded the building and land at a cost of $245 million; accumulated depreciation of $16 million; a note payable of $235 million; and a net reduction of accrued expenses and other liabilities of $7 million. The cumulative effect of this accounting change was immaterial.
     The building is being depreciated on a straight-line basis over twenty years. The note payable carries a variable-rate and matures in June 2005. The interest rate on the note was 1.58% at December 31, 2003, and ranged from 1.54% to 1.82% during the year. The building and land have been pledged as collateral for the note payable. At December 31, 2003, the carrying value of the building and land was $218 million (net of accumulated depreciation of $27 million). Additionally, the Company has guaranteed the debt of the Trust up to a maximum of $202 million. The lender does not have recourse to any other assets of the Company.
     The annual impact of the adoption of FIN No. 46 on the Company's consolidated statement of income is to cease both amortizing the shortfall of the residual value guarantee and recording rent expense on the lease and to record both the depreciation on the building and the interest expense associated with the debt. The adoption of FIN No. 46 did not have and is not expected to have a material impact on the Company's results of operations, EPS, or cash flows.
     SFAS No. 149 - Amendment of Statement 133 on Derivative Instruments and Hedging Activities was issued in April 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 also amends certain other existing pronouncements. The Company adopted the provisions of this statement on June 30, 2003. The adoption of this statement did not have and is not expected to have a material impact on the Company's financial position, results of operations, EPS, or cash flows.
     SFAS No. 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity was issued in May 2003. This statement establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity (e.g., redeemable preferred stock). The Company adopted the provisions of this statement on July 1, 2003. The adoption of this statement did not have an impact on the Company's financial position, results of operations, EPS, or cash flows.
     SFAS No. 132 - Employers' Disclosures about Pensions and Other Postretirement Benefits was revised in December 2003. This revised statement retains the disclosure requirements contained in the original SFAS No. 132, which it replaces, and requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company adopted the provisions of this revised statement on December 31, 2003. The adoption of this revised statement did not have an impact on the Company's financial position, results of operations, EPS, or cash flows.


3. Restructuring and Other Charges

Restructuring

     The Company recorded pre-tax restructuring charges as follows:

--------------------------------------------------------------------------------
                                                        2003     2002     2001
--------------------------------------------------------------------------------
2003 Initiatives                                        $ 51        -        -
2002 Initiatives                                          (1)   $ 263        -
2001 Initiatives                                          31       95    $ 382
--------------------------------------------------------------------------------
Total restructuring charges                             $ 81    $ 358    $ 382
================================================================================

2003 Initiatives

     In 2003, the Company completed additional restructuring initiatives to further adjust the Company's workforce and facilities in response to the market environment.

Workforce: During 2003, the Company reduced full-time equivalent employees by 250 through mandatory staff reductions.

Facilities: The restructuring charges recognized under the 2003 initiatives included facility exit costs which are net of estimated sublease income. These charges related to the consolidation of 33 Schwab domestic branch offices, as well as reductions of administrative office space.

     A summary of pre-tax restructuring charges related to the Company's 2003 restructuring initiatives is as follows:

--------------------------------------------------------------------------------
                                                                          2003
--------------------------------------------------------------------------------
Workforce reduction:
  Severance pay and benefits                                              $ 26
  Non-cash compensation expense for officers' stock options                  9
--------------------------------------------------------------------------------
      Total workforce reduction                                             35
--------------------------------------------------------------------------------
Facilities reduction:
  Non-cancelable lease costs, net of estimated sublease income              12
  Write-downs of leasehold improvements                                      4
--------------------------------------------------------------------------------
      Total facilities reduction                                            16
--------------------------------------------------------------------------------
Total restructuring charges                                               $ 51
================================================================================

2001 and 2002 Initiatives

     The Company's 2001 and 2002 restructuring initiatives included workforce reductions, reductions in operating facilities, the removal of certain systems hardware, software and equipment from service, and the withdrawal from certain international operations. These initiatives reduced operating expenses and adjusted the Company's organizational structure to improve productivity, enhance efficiency, and increase profitability. During 2003, the Company recorded pre-tax restructuring charges of $30 million related to its 2001 and 2002 restructuring initiatives, primarily due to changes in estimates of sublease income associated with previously announced efforts to sublease excess facilities.

     A summary of the activity in the restructuring reserve related to the Company's 2003, 2002, and 2001 restructuring initiatives for the years ended December 31, 2003, 2002, and 2001 is as follows:

--------------------------------------------------------------------------------
                                      Workforce  Facilities   Systems
                                      Reduction  Reduction    Removal    Total
--------------------------------------------------------------------------------
Initial restructuring
  charges in 2001                       $ 182      $ 139      $  61      $ 382
Restructuring charges related
  to discontinued operations                5          2          2          9
Cash payments                             (93)        (8)       (43)      (144)
Non-cash charges (1)                      (20)       (36)       (16)       (72)
--------------------------------------------------------------------------------
Balance at
  December 31, 2001                     $  74      $  97      $   4      $ 175
Restructuring charges                     155        202 (2)      1        358
Restructuring charges related
  to discontinued operations                5          6          4         15
Cash payments                            (156)       (50)        (5)      (211)
Non-cash charges (1)                      (10)       (28)        (4)       (42)
--------------------------------------------------------------------------------
Balance at
  December 31, 2002                     $  68      $ 227          -      $ 295
Balance related to
  discontinued operations                   -         (3)         -         (3)
Restructuring charges                      32         49 (2)      -         81
Cash payments                             (68)       (75)         -       (143)
Non-cash charges (1)                       (9)        (4)         -        (13)
Other (3)                                   -          7          -          7
--------------------------------------------------------------------------------
Balance at December 31, 2003            $  23 (4)  $ 201 (5)      -      $ 224
================================================================================
(1) In 2003, primarily includes charges for officers' stock option compensation and write-downs of fixed assets. In 2002, primarily includes charges for officers' stock-based compensation. In 2001, includes charges for officers' stock-based compensation, write-downs, and accelerated depreciation.
(2) Includes $31 million and $65 million, in 2003 and 2002, respectively, primarily due to changes in estimates of sublease income resulting from a continued deterioration in the commercial real estate market.
(3) Primarily includes the accretion of facilities restructuring reserves, which are initially recorded at net present value. Accretion expense is recorded in occupancy and equipment expense on the Company's consolidated statement of income.
(4) Includes $13 million, $7 million, and $3 million related to the Company's 2003, 2002, and 2001 restructuring initiatives, respectively. The Company expects to substantially utilize the remaining workforce reduction reserve through cash payments for severance pay and benefits over the respective severance periods through 2005.
(5) Includes $10 million, $76 million, and $115 million related to the Company's 2003, 2002, and 2001 restructuring initiatives, respectively. The Company expects to substantially utilize the remaining facilities reduction reserve through cash payments for the net lease expense over the respective lease terms through 2017.

     The actual costs of these restructuring initiatives could differ from the estimated costs, depending primarily on the Company s ability to sublease properties.


4. Impairment Charges

     The Company recorded impairment charges of $5 million and $37 million in 2003 and 2002, respectively, for write-downs of its investment in Aitken Campbell, a market-making joint venture in the U.K., which was sold in 2003.


5. Sale of Corporate Trust Business

     In 2001, U.S. Trust sold its Corporate Trust business to The Bank of New York Company, Inc. Total proceeds received were $273 million. During 2001, the Company recognized a pre-tax extraordinary gain of $221 million on this sale, or $121 million after tax. In 2002, the Company recorded a pre-tax extraordinary gain of $22 million, or $12 million after tax, which represented the remaining proceeds from this sale that were realized upon satisfaction of certain client retention requirements.


6. Discontinued Operations

     On January 31, 2003, the Company sold its United Kingdom (U.K.) brokerage subsidiary, Charles Schwab Europe (CSE), to Barclays PLC (Barclays) and transferred client-related assets of approximately $760 million (consisting primarily of cash and investments segregated and on deposit for federal or other regulatory purposes and receivables from brokers, dealers and clearing organizations) and liabilities of approximately $735 million (consisting primarily of payables to brokerage clients) to Barclays. The results of the operations of CSE, net of income taxes, have been presented as discontinued operations on the Company's consolidated statement of income. A summary of revenues, pre-tax losses, and after-tax losses for CSE is as follows:

--------------------------------------------------------------------------------
December 31,                                           2003     2002     2001
--------------------------------------------------------------------------------
Revenues                                               $  4     $ 44     $ 61
Pre-tax losses                                         $  -     $(58)    $(42)
After-tax losses                                       $  -     $(38)    $(28)
--------------------------------------------------------------------------------

     CSE was included in the Company's restructuring initiatives and recorded pre-tax restructuring charges of $15 million and $9 million in 2002 and 2001, respectively. The Company retained certain restructuring-related facility lease obligations following the sale of CSE. The Company's facilities restructuring reserve balance related to CSE, which is net of estimated sublease income, is $12 million at December 31, 2003.

7. Business Acquisitions and Divestiture

     In June 2003, the Company sold its investment in Aitken Campbell, a market-making joint venture in the U.K., to the Company's joint venture partner, TD Waterhouse Group, Inc. In 2003, the Company recorded an impairment charge of $5 million pre tax to reduce the carrying value of its investment and an income tax benefit of $16 million. The Company's share of Aitken Campbell's historical earnings, which was accounted for under the equity method, has not been material to the Company's results of operations, EPS, or cash flows.
     In October 2003, U.S. Trust acquired State Street Corporation's Private Asset Management group, a provider of wealth management services to clients in the New England area, for $365 million.
     In  November 2003,  the  Company  announced  that  it  had  entered  into a definitive agreement with SoundView Technology Group, Inc. (SoundView), a research-driven securities firm providing institutional investors with fundamental research on companies in technology, media, telecom, healthcare, and other growth-related industries, to acquire SoundView for $15.50 per SoundView share to be paid in cash. See note "29 - Subsequent Events" for further discussion on this acquisition.


8. Securities Owned

     A summary of securities owned is as follows:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Securities available for sale                                 $ 3,437  $ 1,322
SchwabFunds money market funds                                    306      197
Equity, fixed income, and other securities                        256      126
Equity and bond mutual funds                                       24       71
--------------------------------------------------------------------------------
   Total                                                      $ 4,023  $ 1,716
================================================================================

     The amortized cost, estimated fair value, and gross unrealized gains and losses on securities available for sale are as follows:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
U.S. treasury securities:
    Amortized cost                                            $   301  $   290
    Aggregate fair value                                      $   302  $   296
    Gross unrealized gains                                    $     1  $     6
    Gross unrealized losses                                         -        -
U.S. government sponsored agencies
   and corporations:
    Amortized cost                                              1,421      701
    Aggregate fair value                                        1,421      727
    Gross unrealized gains                                          5       26
    Gross unrealized losses                                         5        -
State and municipal obligations:
    Amortized cost                                                148      169
    Aggregate fair value                                          155      178
    Gross unrealized gains                                          7        9
    Gross unrealized losses                                         -        -
Collateralized mortgage obligations (1):
    Amortized cost                                              1,508       88
    Aggregate fair value                                        1,508       87
    Gross unrealized gains                                          4        -
    Gross unrealized losses                                         4        1
Other securities:
    Amortized cost                                                 51       33
    Aggregate fair value                                           51       34
    Gross unrealized gains                                          -        1
    Gross unrealized losses                                         -        -
--------------------------------------------------------------------------------
Total securities available for sale:
    Amortized cost                                            $ 3,429  $ 1,281
    Aggregate fair value                                      $ 3,437  $ 1,322
    Gross unrealized gains                                    $    17  $    42
    Gross unrealized losses                                   $     9  $     1
================================================================================
(1)  Collateralized by either GNMA, FNMA or FHLC obligations.

     A summary of investments with unrealized losses, aggregated by category and period of continuous unrealized loss, at December 31, 2003, is as follows:

--------------------------------------------------------------------------------
                           Less than           12 months
                           12 months           or longer             Total
                        ----------------    ----------------    ----------------

Description of          Fair  Unrealized    Fair  Unrealized    Fair  Unrealized
Securities              Value   Losses      Value   Losses      Value   Losses
--------------------------------------------------------------------------------
U.S. government
  sponsored agencies
  and corporations     $  891   $   5      $    2       -      $  893   $   5
Collateralized
  mortgage
  obligations             522       4           3       -         525       4
--------------------------------------------------------------------------------
Total temporarily
  impaired securities  $1,413   $   9      $    5       -      $1,418   $   9
================================================================================

     Management views the unrealized losses noted above as temporary. The determination of whether or not other-than-temporary impairment exists is a matter of judgment. Factors considered in evaluating whether a decline in value is other than temporary include: the financial conditions and near-term prospects of the issuer; the Company's intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery; and the length of time and the extent to which the fair value has been less than cost.
     The maturities of debt securities available for sale at December 31, 2003, and the related weighted-average yield on such debt securities are as follows:

--------------------------------------------------------------------------------
                                   Within   1 - 5   5 - 10  Over 10
                                   1 Year   Years   Years    Years     Total
--------------------------------------------------------------------------------

U.S. treasury securities            $ 145   $ 156       -        -    $  301
U.S. government sponsored
  agencies and corporations             -      39  $1,350   $   32     1,421
State and municipal obligations        16     132       -        -       148
Collateralized mortgage
  obligations (1)                       -      16      29    1,463     1,508
Other debt securities                   8      43       -        -        51
--------------------------------------------------------------------------------
Total at amortized cost               169     386   1,379    1,495     3,429
Estimated fair value                  170     394   1,378    1,495     3,437
--------------------------------------------------------------------------------
Net unrealized gains (losses)       $   1   $   8  $   (1)  $    -    $    8
================================================================================
Weighted-average yield (2)          3.24%   5.94%   4.45%    2.38%     3.64%
================================================================================
(1) Collateralized mortgage obligations have been allocated over maturity groupings based on contractual maturities. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.
(2) Yields have been computed by dividing annualized interest revenue, on a taxable equivalent basis, by the amortized cost of the respective securities at December 31, 2003.

     The Company's positions in SchwabFunds money market funds arise from certain overnight funding of clients' redemption, check-writing, and debit card activities. Equity and other securities include the Company's inventories resulting from proprietary equity trading and market making. Fixed income securities are held to meet clients' trading activities. Equity and bond mutual funds include investments made by the Company relating to its deferred compensation plan and inventory maintained to facilitate certain SchwabFunds and third-party mutual fund clients' transactions.
     Securities sold, but not yet purchased, of $95 million and $26 million at December 31, 2003 and 2002, respectively, consist primarily of equity positions resulting from market-making activity and mutual fund shares that are distributed to clients to satisfy their dividend reinvestment requests. These
securities  are  recorded  at  market  value  in  accrued   expenses  and  other
liabilities.


9. Receivables from Brokerage Clients

     Receivables from brokerage clients consist primarily of margin loans to brokerage clients of $8.5 billion and $6.6 billion at December 31, 2003 and 2002, respectively. Securities owned by brokerage clients are held as collateral for margin loans. Such collateral is not reflected in the consolidated financial statements.


10. Loans to Banking Clients and Related Allowance for Credit Losses

     An analysis of the composition of the loan portfolio is as follows:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Residential real estate mortgages                             $ 4,624  $ 3,580
Consumer loans                                                    735      630
Other                                                             404      369
--------------------------------------------------------------------------------
  Total loans                                                   5,763    4,579
--------------------------------------------------------------------------------
  Less: allowance for credit losses                               (27)     (24)
--------------------------------------------------------------------------------
Loans to banking clients - net                                $ 5,736  $ 4,555
================================================================================

     Included in the loan portfolio are non-accrual loans totaling $1 million at both December 31, 2003 and 2002, respectively. Non-accrual loans are considered impaired by the Company, and represent all the Company's nonperforming assets at both December 31, 2003 and 2002. For 2003 and 2002, the impact of interest revenue which would have been earned on non-accrual loans versus interest revenue recognized on these loans was not material to the Company's results of operations.
     The amount of loans accruing interest that were contractually 90 days or more past due was immaterial at both December 31, 2003 and 2002.
     Recoveries and charge-offs related to the allowance for credit losses on the loan portfolio were not material for each of 2003, 2002, and 2001.

11. Loan Securitizations

     In the fourth quarter of 2003 and the second quarter of 2002, U.S. Trust sold $354 million and $193 million, respectively, of residential mortgage loans originated through its private banking business in securitization transactions. In these securitizations, the senior mortgage pass-through certificates that were created by the securitization process were sold to third parties, and
U.S. Trust retained certain other securities created by the securitization process, primarily comprised of subordinated securities and servicing rights. The fair values of retained securities are primarily determined based on quoted market prices, incorporating key economic assumptions. Gains or losses on securitizations are determined based upon the previous carrying amount of the securitized loans, allocated between the loans sold and the retained securities based on their relative fair values at the date of sale. U.S. Trust received $355 million and $196 million from these sales, respectively, retained certain securities with total par values of $7 million and $5 million, respectively, and, after payment of transaction expenses, recognized immaterial net gains. These securitization transactions are accounted for as sales under the requirements of SFAS No. 140 - Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.
     The estimated total fair values of the retained securities were $12 million and $5 million at December 31, 2003 and 2002, respectively, and were included in securities owned on the Company's consolidated balance sheet. A hypothetical change of 50 or 100 basis points in any of the underlying key economic assumptions would not have a material impact on the Company's financial condition at December 31, 2003 or 2002. Cash flows received from the retained securities, including servicing fees, were immaterial in both 2003 and 2002.
     Any credit losses on the securitized loans are assigned to U.S. Trust, as holder of the subordinated securities, up to the par value. U.S. Trust has not guaranteed the mortgage loans as these transactions are structured without recourse to U.S. Trust or the Company.


12. Equipment, Office Facilities and Property

     Equipment, office facilities and property are detailed below:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Land                                                          $    55  $    24
Buildings                                                         479      265
Leasehold improvements                                            364      400
Furniture and equipment                                           220      233
Telecommunications equipment                                      162      172
Information technology equipment                                  438      437
Software                                                          559      501
Construction and software development
  in progress                                                      85       82
--------------------------------------------------------------------------------
  Subtotal                                                      2,362    2,114
Accumulated depreciation and amortization                      (1,406)  (1,246)
--------------------------------------------------------------------------------
  Total                                                       $   956  $   868
================================================================================

     Upon adoption of FIN No. 46 in the first quarter of 2003, the Company consolidated a special purpose trust and recorded land and building at a cost of $245 million, and accumulated depreciation of $16 million. See note "2 - Significant Accounting Policies - New Accounting Standards" for further discussion of this consolidation.


13. Deposits from Banking Clients

     Deposits from banking clients consist of money market and other savings deposits, certificates of deposit, and noninterest-bearing deposits. Deposits from banking clients are as follows:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Interest-bearing deposits                                     $ 7,585  $ 4,471
Noninterest-bearing deposits                                      723      760
--------------------------------------------------------------------------------
  Total                                                       $ 8,308  $ 5,231
================================================================================

     During the years ended December 31, 2003 and 2002, the Company paid an average rate of 1.8% and 2.3%, respectively, on its interest-bearing deposits from banking clients.


14. Payables to Brokers, Dealers and Clearing Organizations

     Payables to brokers, dealers and clearing organizations consist primarily of securities loaned of $2.6 billion and $1.4 billion at December 31, 2003 and 2002, respectively. The cash collateral received from counterparties under securities lending transactions was equal to or greater than the market value of the securities loaned.

15. Payables to Brokerage Clients

     The principal source of funding for Schwab's margin lending is cash balances in brokerage client accounts. At December 31, 2003, Schwab was paying interest at .2% on $23.8 billion of cash balances in brokerage client accounts, which were included in payables to brokerage clients. At December 31, 2002, Schwab was paying interest at .4% on $23.0 billion of such cash balances.


16. Short-term Borrowings

     CSC may borrow under its $800 million committed, unsecured credit facility with a group of twenty banks which is scheduled to expire in June 2004. CSC plans to establish a similar facility to replace this one when it expires. This facility replaced a facility that expired in June 2003. The funds under this facility are available for general corporate purposes and CSC pays a commitment fee on the unused balance of this facility. The financial covenants in this facility require CSC to maintain a minimum level of tangible net worth, and Schwab and SCM to maintain specified levels of net capital, as defined. These facilities were unused at December 31, 2003 and 2002.
     To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines with a group of nine banks totaling $828 million at December 31, 2003. CSC has access to $778 million of these credit lines. The amount available to CSC under these lines is lower than the amount available to Schwab because the credit line provided by one of these banks is only available to Schwab. There were no borrowings outstanding under these lines at December 31, 2003 and 2002.
     To satisfy the margin requirement of client option transactions with the Options Clearing Corporation (OCC), Schwab has unsecured letter of credit agreements with nine banks in favor of the OCC aggregating $630 million at December 31, 2003. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at December 31, 2003 and 2002.
     Other short-term borrowings include Federal Home Loan Bank System borrowings, federal funds purchased, repurchase agreements, and other borrowed funds. At December 31, 2003 and 2002, these other short-term borrowings totaled $996 million and $508 million, respectively, with weighted-average interest rates ranging from .87% to 1.22% and 1.13% to 2.00%, respectively.


17. Long-term Debt

     Long-term debt consists of the following:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Senior Medium-Term Notes, Series A                              $ 466    $ 566
Note payable                                                      235        -
8.41% Trust Preferred Capital Securities                           52       50
Fair value adjustment (1)                                          19       26
--------------------------------------------------------------------------------
  Total                                                         $ 772    $ 642
================================================================================
(1) Represents the fair value adjustment related to hedged Medium-Term Notes. See note "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk."

     The aggregate principal amount of Senior Medium-Term Notes, Series A (Medium-Term Notes) outstanding at December 31, 2003 had maturities ranging from 2004 to 2010. The aggregate principal amount of Medium-Term Notes outstanding at both December 31, 2003 and 2002 had fixed interest rates ranging from 6.04% to 8.05%. At December 31, 2003 and 2002, the Medium-Term Notes carried a weighted-average interest rate of 7.31% and 7.29%, respectively.
     Upon adoption of FIN No. 46 in the first quarter of 2003, the Company consolidated a special purpose trust and recorded a note payable of $235 million. See note "2 - Significant Accounting Policies - New Accounting Standards" for further discussion of this consolidation.
     The Trust Preferred Capital Securities qualify as tier 1 capital under guidelines of the Board of Governors of the Federal Reserve System (Federal Reserve Board) and have no voting rights. Holders of the Trust Preferred Capital Securities are entitled to receive cumulative cash distributions semi-annually. The Company has the right to redeem the Trust Preferred Capital Securities prior to their stated maturity of February 1, 2027, on or after February 1, 2007, upon approval (if then required) of the Federal Reserve Board.
     Annual maturities on long-term debt outstanding at December 31, 2003 are as follows:

--------------------------------------------------------------------------------
2004                                                                     $  81
2005                                                                       291
2006                                                                        68
2007                                                                        38
2008                                                                        15
Thereafter                                                                 260
--------------------------------------------------------------------------------
Total maturities                                                           753
Fair value adjustment                                                       19
--------------------------------------------------------------------------------
  Total                                                                  $ 772
================================================================================

18. Taxes on Income

     Income tax expense is as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                 2003     2002     2001
--------------------------------------------------------------------------------
Current:
  Federal                                              $ 191    $  92    $ 212
  State                                                   20       (1)      35
--------------------------------------------------------------------------------
     Total current                                       211       91      247
--------------------------------------------------------------------------------
Deferred:
  Federal                                                 30       (4)     (67)
  State                                                   (3)      15       (9)
--------------------------------------------------------------------------------
     Total deferred                                       27       11      (76)
--------------------------------------------------------------------------------
Taxes on income                                          238      102      171
Current tax expense on
  extraordinary gain                                       -      (10)    (100)
--------------------------------------------------------------------------------
Taxes on income before
  extraordinary gain                                   $ 238    $  92    $  71
================================================================================

     The above amounts do not include tax benefits or expense from the exercise of stock options and the vesting of restricted stock awards, which for accounting purposes are recorded in additional paid-in capital. Such tax amounts totaled a net tax expense of $3 million in 2003, compared to net tax benefits of $4 million and $37 million in 2002 and 2001, respectively.
     The temporary differences that created deferred tax assets and liabilities, included in other assets, and accrued expenses and other liabilities, are detailed below:

--------------------------------------------------------------------------------
December 31,                                                     2003     2002
--------------------------------------------------------------------------------
Deferred tax assets:
  Reserves and allowances                                       $ 125    $ 143
  Deferred compensation and employee benefits                     103       95
  Property and equipment leasing                                   26       28
  Net loss on cash flow hedging instruments                        12       25
  Foreign investments                                               -       19
  Other                                                            11       11
--------------------------------------------------------------------------------
    Total deferred assets                                         277      321
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Capitalized internal-use software development
    costs                                                         (55)     (65)
  Depreciation and amortization                                   (13)      (7)
  Net unrealized gains on securities
    available for sale                                             (3)     (16)
--------------------------------------------------------------------------------
    Total deferred liabilities                                    (71)     (88)
--------------------------------------------------------------------------------
Net deferred tax asset                                          $ 206    $ 233
================================================================================

     The Company determined that no valuation allowance against deferred tax assets at December 31, 2003 and 2002 was necessary.
     The effective income tax rate on income before loss from discontinued operations and extraordinary gain differs from the amount computed by applying the federal statutory income tax rate as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                 2003     2002     2001
--------------------------------------------------------------------------------
Federal statutory income tax rate                      35.0%    35.0%    35.0%
State income taxes, net of
  federal tax benefit                                    1.6      1.1      1.1
Goodwill amortization                                      -        -     11.5
Variable life insurance                                  (.4)     1.0     (5.1)
Restructuring of international operations                  -        -     (3.8)
Non-deductible penalties                                   -        -      2.0
(Gain) write-down on investment                         (2.0)     5.6        -
Merger-related costs                                    (1.5)       -        -
Other charges                                             .8     (2.2)     (.6)
--------------------------------------------------------------------------------
  Effective income tax rate                            33.5%    40.5%    40.1%
================================================================================

     The effective income tax rate including loss from discontinued operations and extraordinary gain was 33.5% in 2003, 42.6% in 2002, and 44.1% in 2001.


19. Employee Incentive and Deferred Compensation Plans

Stock Option Plans

     The Company's stock incentive plans provide for granting options to employees, officers, and directors. Options are granted for the purchase of shares of common stock at an exercise price not less than market value on the date of grant, and expire within ten years from the date of grant. Options generally vest over a four-year period from the date of grant.

     A summary of option activity follows:

------------------------------------------------------------------------------------------------------------------------------------
                                    2003                              2002                                2001
                         --------------------------        ----------------------------        ----------------------------
                                          Weighted-                           Weighted-                          Weighted-
                           Number          Average           Number            Average           Number           Average
                             of           Exercise             of             Exercise             of            Exercise
                          Options           Price           Options             Price           Options            Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at
   beginning of year         156           $ 15.38             153             $ 16.20              97            $ 16.46
     Granted                   2           $  9.39              26             $ 11.32              68            $ 15.43
     Exercised                (6)          $  6.21              (6)            $  6.59              (6)           $  4.73
     Canceled (1)            (16)          $ 18.84             (17)            $ 19.39              (6)           $ 24.10
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at
   end of year               136           $ 15.25             156             $ 15.38             153            $ 16.20
====================================================================================================================================
Exercisable at
   end of year                90           $ 15.03              77             $ 12.93              54            $ 11.31
------------------------------------------------------------------------------------------------------------------------------------
Available for
   future grant at
   end of year                44                                41                                  50
------------------------------------------------------------------------------------------------------------------------------------
Weighted-average
   fair value of
   options granted
   during the year (2)                     $  4.20                             $  5.35                            $  7.26
------------------------------------------------------------------------------------------------------------------------------------
(1)  In 2002,  5 million  options  were  voluntarily  rescinded by the Chief  Executive  Officer and the Chairman of the Board.  The
     weighted-average exercise price of these options is $17.04 and the weighted-average fair value is $8.03.
(2)  The fair value of  options  granted  is  estimated  as of the grant date using the  Black-Scholes  option  pricing  model.  See discussion in note "2 - Significant Accounting Policies - Stock-based Compensation."

     Options outstanding and exercisable are as follows:

------------------------------------------------------------------------------------------------------------------------------------
December 31, 2003
------------------------------------------------------------------------------------------------------------------------------------
                                                   Options Outstanding                                  Options Exercisable
                                      ---------------------------------------------            -------------------------------------
                                                        Weighted-
                                                         Average          Weighted-                                      Weighted-
                                                        Remaining          Average                                        Average
          Range of                        Number       Contractual        Exercise                    Number             Exercise
      Exercise Prices                   of Options   Life (in years)        Price                   of Options             Price
------------------------------------------------------------------------------------------------------------------------------------
 $  1.00    to    $  7.00                   15             2.0             $  3.94                      15                $  3.94
 $  7.01    to    $ 10.00                   25             5.7             $  8.74                      17                $  8.34
 $ 10.01    to    $ 15.00                   31             7.7             $ 11.95                      14                $ 11.95
 $ 15.01    to    $ 19.00                   26             7.1             $ 15.43                      16                $ 15.45
 $ 19.01    to    $ 26.00                   17             5.8             $ 22.05                      13                $ 22.51
 $ 26.01    to    $ 40.00                   22             6.0             $ 29.62                      15                $ 29.63
 -----------------------------------------------------------------------------------------------------------------------------------
 $  1.00    to    $ 40.00                  136             6.0             $ 15.25                      90                $ 15.03
====================================================================================================================================

Restricted Stock and Long-term Incentive Plans

     The Company's stock incentive plans provide for granting restricted stock awards to employees and officers. Restricted stock awards are restricted from transfer or sale and generally vest over a four-year period, but some vest based upon the Company achieving certain financial or other measures.
     In 2003, the Company awarded to eligible officers long-term  incentive plan
(LTIP) units and restricted stock under a new long-term incentive program. These awards are restricted from transfer or sale and generally vest over a four-year period. The cash payout of the LTIP units at the end of the vesting period is based upon the Company achieving certain cumulative EPS levels.
     Restricted stock and LTIP unit information is as follows:

--------------------------------------------------------------------------------
                                                        2003     2002     2001
--------------------------------------------------------------------------------
Restricted stock awards (shares)                          11        2        -
Average market price of awarded shares                $ 8.75   $10.44   $18.15
Restricted shares outstanding (at year end)               13        4        5
Restricted stock amortization                         $   27   $   22   $   27
LTIP unit compensation amortization                   $    9        -        -
--------------------------------------------------------------------------------

Other Deferred Compensation Plans

     The Company sponsors deferred compensation plans for both officers and non-employee directors. The Company's deferred compensation plan for officers permits participants to defer the payment of certain cash compensation. The deferred compensation liability was $207 million and $184 million at December 31, 2003 and 2002, respectively. The Company's deferred compensation plan for non-employee directors permits participants to defer receipt of all or a portion of their directors' fees and to receive either a grant of stock options, or upon ceasing to serve as a director, the number of shares of CSC's common stock that would have resulted from investing the deferred fee amount into CSC's common stock.


20. Retirement and Other Employee Benefit Plans

     The Company's retirement and other employee benefit plans consist of CSC's and U.S. Trust's plans that were in effect prior to the merger with USTC in 2000. The following summarizes such plans.

Retirement Plans

     Eligible employees of the Company who have met certain service requirements may participate in the Company's qualified retirement plan, the SchwabPlan(R) 401(k) Retirement Savings and Investment Plan (SchwabPlan). The Company may match certain employee contributions or make additional contributions to this plan at its discretion. Total company contribution expense was $3 million in 2003, $47 million in 2002, and $49 million in 2001. The decrease in expense in 2003 was due to the Company's suspension of contributions beginning in the first quarter of 2003, except for a discretionary award to certain non-officer employees made in the fourth quarter of 2003.
     U.S. Trust sponsors a 401(k) Plan and ESOP covering all U.S. Trust employees who have met the specified service requirement. U.S. Trust matches certain employees' U.S. Trust 401(k) plan contributions in the form of common stock. Total contribution expense under the U.S. Trust 401(k) Plan was $9 million in 2002 and $7 million in 2001. There was no expense in 2003 as the Company suspended contributions beginning in the first quarter of 2003. At both December 31, 2003 and 2002, the U.S. Trust ESOP held a total of 6 million shares of common stock.

Pension and Other Postretirement Benefits

     U.S. Trust maintains a trustee managed, noncontributory, qualified defined benefit pension plan for the benefit of eligible U.S. Trust employees, the U.S. Trust Corporation Employees' Retirement Plan (the Pension Plan).
     U.S. Trust provides certain health care and life insurance benefits for active employees and certain qualifying retired employees and their dependents. Postretirement medical and life insurance benefits are accrued during the years that the employee renders service to reflect the expected cost of providing health care and life insurance and other benefits to an employee upon retirement.
     The following table summarizes the components of retirement and postretirement benefit expenses (credits), the funded status of U.S. Trust's qualified retirement plan, changes in the benefit obligations related to these plans and the major assumptions used to determine these amounts.

                                                 2003                             2002                            2001
                                      ----------------------------    ----------------------------    ----------------------------
                                      Pension    Health               Pension    Health               Pension    Health
                                        Plan    & Life(1)  Total        Plan     & Life    Total        Plan     & Life    Total
------------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning
    of year                           $  281     $   21    $  302     $  248     $   20    $  268     $  211     $   20    $  231
  Service cost, including expenses        13          -        13         13          -        13          9          -         9
  Interest cost                           19          1        20         18          2        20         17          1        18
  Amendments (2)                         (49)         -       (49)        (1)         -        (1)         4          -         4
  Actuarial loss                          31          -        31         13          1        14         16          -        16
  Benefits and expenses paid             (12)        (1)      (13)       (10)        (2)      (12)        (9)        (1)      (10)
------------------------------------------------------------------------------------------------------------------------------------
Pension benefit obligation at end
  of year                             $  283     $   21    $  304     $  281     $   21    $  302     $  248     $   20    $  268
====================================================================================================================================
Change in plan assets:
  Fair value of plan assets at
    beginning of year                 $  252          -    $  252     $  281          -    $  281     $  369          -    $  369
  Actual gain (loss) on plan assets       44          -        44        (19)         -       (19)       (78)         -       (78)
  Employer contribution                    -     $    1         1          -     $    1         1          -     $    1         1
  Benefits and expenses paid             (12)        (1)      (13)       (10)        (1)      (11)       (10)        (1)      (11)
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end
  of year                             $  284          -    $  284     $  252          -    $  252     $  281          -    $  281
====================================================================================================================================
Funded Status                         $    1     $  (21)   $  (20)    $  (29)    $  (21)   $  (50)    $   34     $  (20)   $   14
  Unrecognized net actuarial loss
    (gain)                                85         (1)       84         74          -        74         10         (1)        9
  Unrecognized prior service cost
    (benefit)                            (45)         -       (45)         4         (1)        3          5         (1)        4
------------------------------------------------------------------------------------------------------------------------------------
Net amount recognized                 $   41     $  (22)   $   19     $   49     $  (22)   $   27     $   49     $  (22)   $   27
====================================================================================================================================
Amount recognized in the balance
  sheet consists of:
  Prepaid benefit cost                $   41          -    $   41     $   49          -    $   49     $   49          -    $   49
  Accrued benefit costs                    -     $  (22)      (22)         -     $  (22)      (22)         -     $  (22)      (22)
------------------------------------------------------------------------------------------------------------------------------------
  Net amount recognized               $   41     $  (22)   $   19     $   49     $  (22)   $   27     $   49     $  (22)     $ 27
====================================================================================================================================
Components of net periodic
  benefit cost:
  Service cost and expenses           $   13          -    $   13     $   13          -    $   13     $    9          -    $    9
  Interest cost                           19     $    1        20         18     $    1        19         17     $    1        18
  Expected return on plan assets         (24)         -       (24)       (30)         -       (30)       (31)         -       (31)
  Amortization of net gain                 -          -         -         (1)         -        (1)        (5)         -        (5)
  Amortization of transition asset         -          -         -          -          -         -         (2)         -        (2)
------------------------------------------------------------------------------------------------------------------------------------
 Net periodic benefit expense
  (credit) (3)                        $    8     $    1    $    9     $    -     $    1    $    1     $  (12)    $    1    $  (11)
====================================================================================================================================
Additional information
  Increase in additional minimum
    liability included in other
    comprehensive income                   -        N/A                    -        N/A                    -        N/A
------------------------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions used
  to determine benefit obligations
  Discount rate                        6.00%      6.00%                6.75%      6.75%                7.50%      7.50%
  Rate of increase in
    compensation (4)                   5.25%      5.25%                5.30%      5.30%                6.10%      6.10%
  Measurement date                 Sept. 30,  Sept. 30,            Sept. 30,  Sept. 30,            Sept. 30,  Sept. 30,
                                        2003       2003                 2002       2002                 2001       2001

Weighted-average assumptions used
  to determine net periodic
  benefit cost
  Discount rate                        6.75%      6.75%                7.50%      7.50%                8.00%      8.00%
  Rate of increase in
    compensation (4)                   5.30%      5.30%                6.18%      6.18%                6.10%      6.10%
  Expected rate of return on plan
    assets                             8.25%        N/A                9.00%        N/A                9.00%        N/A
------------------------------------------------------------------------------------------------------------------------------------
(1)  The Medicare Prescription Drug,  Improvement and Modernization Act of 2003 (the Medicare Act) became effective in December 2003 and may impact the measurement of postretirement  medical benefits costs through a federal subsidy.  The impact of the Medicare
     Act is not included in the year-end benefit obligation or net expense.  Specific  authoritative  guidance on accounting for the federal subsidy is pending and the issued guidance could require the Company to change previously reported information.
(2)  In 2003,  U.S. Trust  amended the Pension Plan with respect to the  computation  of  retirement  benefits  earned by qualifying employees hired on or before December 31, 2001.
(3)  The pension expense (credit) and postretirement benefit expense are determined using the assumptions as of the beginning of the year.  The benefit  obligations  and the funded status are  determined  using the  assumptions  as of the end of the year.  The measurement date of the Plan is September 30.
(4)  In 2003,  the assumed rate of increase in  compensation  is based on the  age-related  table with assumed  rates of increase in compensation ranging from 8.0% to 3.0%.
N/A  Not applicable.

     The accumulated benefit obligation for the Pension Plan was $283 million and $240 million at December 31, 2003 and 2002, respectively.
     To develop the expected long-term rate of return on assets assumption, U.S. Trust considered the current level of expected returns on risk free investments (primarily government bonds), the historical level of risk premium associated with other classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. This resulted in the selection of the 8.25% expected long-term rate of return on assets assumption as of September 30, 2002 for the year 2003.
     The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 11.0% at December 31, 2003, decreasing gradually to 5.5% by the year 2009. A one-percentage-point change in the assumed health care cost trend rates would have an immaterial effect on the postretirement benefit obligation, as well as on service and interest costs.
     The Pension Plan's weighted average asset allocations at September 30, 2003 and 2002, by asset category are as follows:

--------------------------------------------------------------------------------
                                                                  Plan Assets
Asset category                                                   2003     2002
--------------------------------------------------------------------------------
Equity securities                                                 60%      54%
Debt securities                                                   34%      43%
Other                                                              6%       3%
--------------------------------------------------------------------------------
   Total                                                         100%     100%
================================================================================

     The goals of the asset strategy are to ensure that the principal of the Pension Plan is preserved and enhanced over the long term, both in real and nominal terms, manage (control) risk exposure, and exceed the funding requirement over a market cycle (3 to 5 years).
     Risk is managed by investing in a broad range of asset classes, and within those classes, a broad range of individual securities.
     The Pension Plan's Investment Committee, which oversees the investment of Pension Plan assets, conducted a review of the Investment Strategies and Policies of the Pension Plan in the fourth quarter of 2003. This included a review of the strategic asset allocation, including the relationship of Pension Plan assets to Pension Plan liabilities and portfolio structure. As a result of this review, the Investment Committee has adopted a target asset allocation and modified the ranges:

--------------------------------------------------------------------------------
                                                          Low   Target   High
--------------------------------------------------------------------------------
Debt securities                                           30%     35%     40%
Equity securities                                         60%     65%     70%
--------------------------------------------------------------------------------

     The equity securities category includes real estate/Real Estate Investment Trusts (REITS) and alternative investments. The allocation to real estate/REITS and alternative investments is still to be determined. The new Investment Strategy and Policies will be implemented in 2004. As a result of the review of the Pension Plan's liability structure, the average duration of the debt securities will be lengthened from approximately 4.5 years to 11 years to provide a better match to the duration of the liabilities.
     Equity securities include shares of the common stock of CSC in the amounts of $3 million (1% of total plan assets) at both September 30, 2003 and 2002.
     U.S. Trust's funding policy is to make contributions consistent with Federal laws and regulations. No contributions are expected to be made to the Pension Plan during 2004, while $1 million is expected to be paid with respect to postretirement benefits plans in 2004.

21. Accumulated Other Comprehensive Income (Loss)

     Accumulated other comprehensive income (loss) represents cumulative gains and losses that are not reflected in earnings. The components of accumulated other comprehensive income (loss) are as follows:

--------------------------------------------------------------------------------
                                                        2003     2002     2001
--------------------------------------------------------------------------------
Net loss on cash flow hedging
 instruments, net of tax:
   Beginning balance                                   $ (37)   $ (31)       -
   Cumulative effect of accounting
     change for adoption
     of SFAS No. 133                                       -        -    $ (12)
   Change during the year                                 19       (6)     (19)
--------------------------------------------------------------------------------
   Ending balance                                      $ (18)   $ (37)   $ (31)
================================================================================
Net unrealized gain (loss) on securities
 available for sale, net of tax:
   Beginning balance                                   $  24    $   7    $  (3)
   Net unrealized (loss) gain arising
     during the year                                     (19)      15        8
   Reclassification adjustment for
     realized loss included in net income                  -        2        2
--------------------------------------------------------------------------------
   Ending balance                                      $   5    $  24    $   7
================================================================================
Foreign currency translation adjustment:
   Beginning balance                                   $  (5)   $ (13)   $ (11)
   Change during the year                                  5        8       (2)
--------------------------------------------------------------------------------
   Ending balance                                          -    $  (5)   $ (13)
================================================================================
Total accumulated other comprehensive
  income (loss), net of tax:
    Beginning balance                                  $ (18)   $ (37)   $ (14)
    Change during the year                                 5       19      (23)
--------------------------------------------------------------------------------
   Ending balance                                      $ (13)   $ (18)   $ (37)
================================================================================


22. Earnings Per Share

     Basic EPS excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential reduction in EPS that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. EPS under the basic and diluted computations are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                 2003     2002     2001
--------------------------------------------------------------------------------
Net income                                           $   472  $   109  $   199
================================================================================
Weighted-average common
   shares outstanding - basic                          1,342    1,358    1,373
Common stock equivalent shares
   related to stock incentive plans                       22       17       26
--------------------------------------------------------------------------------
Weighted-average common
   shares outstanding - diluted                        1,364    1,375    1,399
================================================================================
Basic EPS:
Income from continuing operations
   before extraordinary gain                         $   .35  $   .10  $   .08
Loss from discontinued operations,
   net of tax                                              -  $  (.03) $  (.02)
Extraordinary gain, net of tax                             -  $   .01  $   .08
Net income                                           $   .35  $   .08  $   .14
================================================================================
Diluted EPS:
Income from continuing operations
   before extraordinary gain                         $   .35  $   .10  $   .08
Loss from discontinued operations,
   net of tax                                              -  $  (.03) $  (.02)
Extraordinary gain, net of tax                             -  $   .01  $   .08
Net income                                           $   .35  $   .08  $   .14
================================================================================

     The computation of diluted EPS for the years ended December 31, 2003, 2002, and 2001, respectively, excludes outstanding stock options to purchase 107 million, 111 million, and 83 million shares, respectively, because the exercise prices for those options were greater than the average market price of the common shares, and therefore the effect would be antidilutive.


23.  Regulatory Requirements

     CSC is a financial holding company, which is a type of bank holding company subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the Act).
     The Gramm-Leach-Bliley Act (the GLB Act), permits financial holding companies to engage in activities that are financial in nature, including banking, securities brokerage, underwriting, dealing in or making a market in securities, investment management services and insurance activities. The Federal Reserve Board may impose limitations, restrictions, or prohibitions on the activities or acquisitions of a financial holding company if the Federal Reserve Board believes that the company does not have the appropriate financial and managerial resources to commence or conduct an activity, make an acquisition, or retain ownership of a company. The Federal Reserve Board may also take actions as appropriate to enforce applicable federal law.
     Federal Reserve Board policy provides that a bank holding company generally should not pay cash dividends unless its net income is sufficient to fully fund the dividends and the company's prospective retained earnings appear to be sufficient to meet the capital needs, asset quality and overall financial condition of the holding company and its depository institution subsidiaries.
     CSC's primary depository institution subsidiaries are United States Trust Company of New York (U.S. Trust NY), U.S. Trust Company, National Association (U.S. Trust NA), and Schwab Bank. The operations and financial condition of CSC's depository institution subsidiaries are subject to regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing: transactions with CSC and its non-depository institution subsidiaries, loans and other extensions of credit, investments or asset purchases, or otherwise financing or supplying funds to CSC; dividends; investments; and aspects of CSC's operations. The federal banking agencies have broad powers to enforce these regulations, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. CSC, U.S. Trust, and their U.S.-based insured depository institution subsidiaries must meet regulatory capital guidelines adopted by the federal banking agencies. Under the Federal Deposit Insurance Act, the banking regulatory agencies are permitted or, in certain cases, required to take certain substantial restrictive actions with respect to institutions falling within one of the lowest three of five capital categories.
     Under the Act, the Federal Reserve Board has established consolidated capital requirements for bank holding companies. CSC is subject to those guidelines. The GLB Act prohibits the Federal Reserve Board from imposing capital requirements on functionally regulated non-depository institution subsidiaries of a financial holding company, such as broker-dealers and investment advisors.
     The regulatory capital and ratios of the Company, U.S. Trust, U.S. Trust NY, U.S. Trust NA, and Schwab Bank are as follows:

--------------------------------------------------------------------------------
                                            2003                  2002
                                      ---------------       ---------------
December 31,                          Amount Ratio(1)       Amount Ratio(1)
--------------------------------------------------------------------------------

Tier 1 Capital:
  Company                            $ 3,569    20.3%      $ 3,477    22.5%
  U.S. Trust                         $   653    15.4%      $   600    16.5%
  U.S. Trust NY                      $   357    10.4%      $   360    12.1%
  U.S. Trust NA (2)                  $   252    33.7%      $   220    36.0%
  Schwab Bank (3)                    $   277    35.1%            -        -
Total Capital:
  Company                            $ 3,598    20.4%      $ 3,505    22.7%
  U.S. Trust                         $   679    16.0%      $   624    17.1%
  U.S. Trust NY                      $   380    11.1%      $   380    12.8%
  U.S. Trust NA (2)                  $   255    34.1%      $   223    36.5%
  Schwab Bank (3)                    $   278    35.2%            -        -
Leverage:
  Company                            $ 3,569     8.2%      $ 3,477     9.2%
  U.S. Trust                         $   653     8.5%      $   600     9.2%
  U.S. Trust NY                      $   357     5.5%      $   360     6.8%
  U.S. Trust NA (2)                  $   252    18.5%      $   220    15.2%
  Schwab Bank (3)                    $   277    13.4%            -        -
--------------------------------------------------------------------------------
(1) Minimum tier 1 capital, total capital, and tier 1 leverage ratios are 4%, 8%, and 3%-5%, respectively, for bank holding companies and banks. Additionally, Schwab Bank is subject to a minimum tier 1 leverage ratio of 8% for its first three years of operations. Well-capitalized tier 1 capital, total capital, and tier 1 leverage ratios are 6%, 10%, and 5%, respectively. Each of CSC's other depository institution subsidiaries exceed the well-capitalized standards set forth by the banking regulatory authorities.
(2)  During 2003, U.S. Trust  consolidated its regional subsidiary banks located
     outside  of  New  York  and  New  Jersey  into   U.S. Trust  NA,  a  single
     nationally-chartered banking entity. 2002 amounts and ratios have been calculated based on this consolidation.
(3) Schwab Bank commenced operations in the second quarter of 2003. Therefore, Schwab Bank regulatory capital and ratios are not presented for 2002.

     Based on their respective regulatory capital ratios at December 31, 2003 and 2002, the Company, U.S. Trust, U.S. Trust NY, and U.S. Trust NA are considered well capitalized pursuant to Federal Reserve Board guidelines (the highest category). Additionally, based on its regulatory capital ratios at December 31, 2003, Schwab Bank is also considered well capitalized. There are no conditions or events that management believes have changed the Company's, U.S. Trust's, U.S. Trust NY's, U.S. Trust NA's, or Schwab Bank's well-capitalized status.
     In addition, financial holding companies must be well managed and their depository institution subsidiaries must be rated satisfactory or better in meeting the Community Reinvestment Act of 1977 lending requirements. At December 31, 2003, CSC and its depository institution subsidiaries met all the above requirements.
     CSC's depository institution subsidiaries are required, under federal regulations, to maintain reserve balances at the Federal Reserve Bank based on deposit levels. These amounts are included in cash and investments segregated and on deposit for federal or other regulatory purposes. The average balances were $57 million in 2003 and $49 million in 2002.
     On May 13, 2003, the Federal Reserve Board and the Superintendent of Banks of the State of New York terminated a cease and desist order issued in 2001 (the 2001 order) against USTC and U.S. Trust NY (collectively, USTC/USTNY) for alleged violations of various reporting and recordkeeping requirements. The 2001 order had required USTC/USTNY to take a number of steps to review and improve its risk management processes and systems with respect to the Bank Secrecy Act and banking and securities laws. The termination of the 2001 order represents the successful completion of USTC/USTNY's remediation efforts under the 2001 order.
     In 2003, the Company implemented a value-at-risk (VaR) model to estimate the market risks associated with its inventory portfolios. The Federal Reserve Board requires certain bank holding companies to use VaR in determining their tier 1 capital and total capital ratios. The implementation of VaR had the effect of increasing both the Company's tier 1 capital and total capital ratios by .6% at December 31, 2003.
     Schwab and SCM are subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the Rule). Schwab and SCM compute net capital under the alternative method permitted by this Rule. This method requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from client transactions or a minimum dollar requirement, which is based on the type of business conducted by the broker-dealer. The minimum dollar requirement for both Schwab and SCM is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar requirement. At December 31, 2003, Schwab's net capital was $1.2 billion (14% of aggregate debit balances), which was $1.1 billion in excess of its minimum required net capital and $797 million in excess of 5% of aggregate debit balances. At December 31, 2003, SCM's net capital was $74 million, which was $73 million in excess of its minimum required net capital.
     Schwab and SCM had portions of their cash and investments segregated for the exclusive benefit of clients at December 31, 2003, in accordance with applicable regulations.


24. Commitments and Contingent Liabilities

     Operating leases and other commitments: The Company has noncancelable operating leases for office space and equipment. Future minimum rental commitments, including guaranteed residual values (discussed below under Guarantees) and which are net of sublease commitments, under these leases at December 31, 2003 are as follows:

--------------------------------------------------------------------------------
2004                                                                   $   239
2005                                                                       188
2006                                                                       161
2007                                                                       165
2008                                                                       136
Thereafter                                                                 652
--------------------------------------------------------------------------------
Total                                                                  $ 1,541
================================================================================

     Certain leases contain provisions for renewal options, purchase options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $300 million in 2003, $312 million in 2002, and $345 million in 2001. At December 31, 2003, the Company had other commitments totaling $4 million, which include committed capital contributions to venture capital funds.
     Guarantees: Upon adoption of FIN No. 46 in the first quarter of 2003, the Company consolidated a special purpose trust and recorded a note payable of $235 million, which the Company has guaranteed up to a maximum of $202 million. See note "2 - Significant Accounting Policies - New Accounting Standards" for
further  discussion  of  this   consolidation.
     The Company provides certain indemnifications (i.e., protection against damage or loss) to counterparties in connection with the disposition of certain of its assets. Such indemnifications typically relate to title to the assets transferred, ownership of intellectual property rights (e.g., patents), accuracy of financial statements, compliance with laws and regulations, failure to pay, satisfy or discharge any liability, or to defend claims, as well as errors, omissions, and misrepresentations. These indemnification agreements have various expiration dates and the Company's liability under these agreements is generally limited to certain maximum amounts. At December 31, 2003, the Company's maximum potential liability under these indemnification agreements is limited to approximately $100 million. The Company does not believe that any material loss related to such indemnifications is likely and therefore no liability for these indemnifications has been recognized.
     Standby letters of credit (LOCs) are conditional commitments issued by U.S. Trust to guarantee the performance of a client to a third party. For example, LOCs can be used to guarantee performance under lease and other agreements by professional business corporations and for other purposes. The credit risk involved in issuing LOCs is essentially the same as that involved in extending loans.

LOCs are generally partially or fully collateralized by cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities), and other assets. At December 31, 2003, U.S. Trust had LOCs outstanding totaling $64 million which are short-term in nature and generally expire within one year. At December 31, 2003, the liability recorded for these LOCs is immaterial.
     The Company has clients that sell (i.e.,  write)  listed  option  contracts that are cleared by various clearing houses. The clearing houses establish margin requirements on these transactions. The Company satisfies the margin requirements by arranging LOCs, in favor of the clearing houses, that are guaranteed by multiple banks. At December 31, 2003, the outstanding value of these LOCs totaled $630 million. No funds were drawn under these LOCs at December 31, 2003.
     In accordance with FIN No. 45, the Company recognizes, at the inception of a guarantee, a liability for the estimated fair value of the obligation undertaken in issuing the guarantee. The fair values of the obligations relating to LOCs are estimated based on fees charged to enter into similar agreements, considering the creditworthiness of the counterparties. The fair values of the obligations relating to other guarantees are estimated based on transactions for similar guarantees or expected present value measures. The Company does not believe that any material loss related to indemnification agreements or LOCs is likely and therefore at December 31, 2003, the liabilities recorded for these guarantees are immaterial.
     The Company also provides guarantees to securities clearing houses and exchanges under their standard membership agreement, which requires members to guarantee the performance of other members. Under the agreement, if another member becomes unable to satisfy its obligations to the clearing houses and exchanges, other members would be required to meet shortfalls. The Company's liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, the potential requirement for the Company to make payments under these arrangements is remote. Accordingly, no liability has been recognized for these transactions.
     The Company has provided residual value guarantees to the lessors in connection with operating leases used to finance two corporate aircraft and a fractional interest in a third airplane. These guarantees mean that if the airplanes are sold to third parties at the expiration of the leases, the Company is responsible for making up any shortfalls between the sales prices and specified amounts. At December 31, 2003, the maximum amounts of residual value guarantees under these leases totaled $15 million expiring in 2004 and $19 million expiring in 2007. The Company believes that proceeds from the sales of these airplanes would be sufficient to cover the residual value guarantees and therefore no liabilities for these guarantees have been recognized.
     Legal contingencies: Between November 2003 and January 2004, five purported class action lawsuits were filed against CSC, USTC, U.S. Trust NY, Schwab, and the Excelsior Funds in connection with alleged market-timing in the Excelsior Funds. The lawsuits seek an unspecified amount of monetary damages on behalf of a putative class of individuals who bought, sold, or held shares in the Excelsior Funds between 1998 and 2003. The lawsuits allege that the defendants breached their fiduciary duties and violated various federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, by permitting market-timing in the Excelsior Funds and by failing to disclose such timing in the fund prospectuses. Three of the lawsuits are pending in federal courts in the Southern District of New York and two of the lawsuits are pending in different federal courts in California.
     In November 2003, the Charles Schwab Trust Company (CSTC) was named in two lawsuits filed in U.S. District Court in the Northern District of Colorado as a result of its role as directed trustee of the retirement plans for employees of the Janus Capital Group (Janus). The lawsuits, which also name Janus and several of its officers and directors, are brought on behalf of a putative class of Janus employees. The lawsuits allege that CSTC knew or should have known that there was market-timing and/or late trading in the Janus mutual funds and breached its duties as trustee under the Employee Retirement Income Security Act by permitting Janus employees to invest in Janus mutual funds or Janus common stock in their retirement plans. The lawsuits seek an unspecified amount of compensatory damages in the amount of the losses suffered by the retirement plans to be allocated among the participants' individual accounts. CSTC has a contract with Janus that requires Janus to indemnify CSTC for any expenses associated with the litigation. The defendants intend to vigorously defend against the lawsuits.
     In 2001, three purported class action complaints and a number of related individual cases were filed against U.S. Trust NY and other defendants. In some of these cases, U.S. Trust NA was also named as a defendant. With the exception of a small number of individual cases pending in state court in Montana, the cases were all consolidated in a single proceeding pending in California state court in Los Angeles. The plaintiffs in all of these cases are former personal injury plaintiffs (Payees) who are entitled to future payments under "structured settlement" agreements. The settlement payments are obligations of Stanwich Financial Services Corp. (Stanwich), as Trustor of certain trusts, and Stanwich defaulted on certain of those obligations. U.S. Trust NA served as Trustee of the trusts from approximately December 1992 to March 1994, and U.S. Trust NY served as Trustee from approximately September 1998 until approximately April 2001. At some time during the period from March 1994 to September 1998, while an unrelated trust company was the Trustee of the trusts, the U.S. Treasury securities held by the trusts were pledged as collateral for a loan or loans and then lost through foreclosure. In the complaints, the plaintiffs alleged that, as Trustee during their respective tenures, U.S. Trust NY and U.S. Trust NA owed certain duties to the Payees, and breached those duties in various ways. The plaintiffs in these cases sought unspecified compensatory damages, punitive damages and other relief. In October 2003, U.S. Trust NY and U.S. Trust NA reached a settlement with the plaintiffs. Under the terms of this settlement, plaintiffs released U.S. Trust NY and U.S. Trust NA of all liability in exchange for a payment which, other than an immaterial deductible, was fully funded by U.S. Trust's insurance carrier. See note "29 - Subsequent Events" for further discussion on this case.
     U.S. Trust Company of Texas, N.A. (US Trust Texas) was indenture trustee for various offerings of approximately $130 million in municipal bonds that were used to finance the development of healthcare facilities by the Heritage entities (the Heritage Bonds), which subsequently went into default. Between October 2001 and March 2003, a total of four individual and five class action lawsuits have been filed against US Trust Texas and other defendants, including, in some instances, USTC. The class actions and two of the individual actions have been consolidated in the United States District Court for the Central District of California. One individual action is pending in California state court and one individual action is pending in Texas state court. In each of these actions, plaintiffs seek to hold the defendants liable for losses that the plaintiffs sustained in connection with the defaults of the Heritage Bond Offerings.
     Although USTC sold its Corporate Trust business in 2001, under the sale agreement, USTC retains responsibility for certain litigation, including these cases. In the complaints, the plaintiffs allege that, as indenture trustee, US Trust Texas breached certain duties owed to the plaintiffs. In the consolidated class action, the plaintiffs and putative class seek an unspecified amount of compensatory damages, punitive damages, and other relief. In one of the federal individual actions (Betker Action), plaintiffs seek unspecified compensatory damages, punitive damages, and other relief. In the other federal individual action (Heartland Action), the representative plaintiff seeks compensatory damages of approximately $5 million, punitive damages, and other relief. In the California state court action (Talley Action), plaintiff seeks unspecified compensatory damages, punitive damages, and other relief. In the Texas state court action (Dye Action), plaintiffs seek compensatory damages in excess of $20 million, punitive damages, and other relief. US Trust Texas and USTC have answered the complaints and brought cross-claims against certain third parties whose actions they believe caused or contributed to the default of the bonds. US Trust Texas and USTC intend to defend the cases vigorously.
     The nature of the Company's business subjects it to claims, lawsuits, regulatory examinations, and other proceedings in the ordinary course of business. The ultimate outcome of the matters described above and the various other lawsuits, arbitration proceedings, and claims pending against the Company cannot be determined at this time, and the results of these matters cannot be predicted with certainty. There can be no assurance that these matters will not have a material adverse effect on the Company's results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the Company's financial condition, results of operations, and cash flows. However, it is the opinion of management, after consultation with legal counsel, that the ultimate outcome of these existing claims and proceedings will not have a material adverse impact on the financial condition, results of operations, or cash flows of the Company.


25. Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk

     Securities lending: Through Schwab, the Company loans client securities temporarily to other brokers in connection with its securities lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities or provide additional cash collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its client obligations. The Company mitigates this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned, and by requiring additional cash as collateral when necessary.
     The Company is obligated to settle transactions with brokers and other financial institutions even if its clients fail to meet their obligations to the Company. Clients are required to complete their transactions on settlement date, generally three business days after trade date. If clients do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring deposits from clients in excess of amounts prescribed by regulatory requirements for certain types of trades, and therefore the potential for Schwab to make payments under these client transactions is remote. Accordingly, no liability has been recognized for these transactions.
     Margin lending: Schwab provides margin loans to its clients which are collateralized by securities in their brokerage accounts. These clients have agreed to allow Schwab to pledge those securities in accordance with federal regulations. Schwab was allowed, under such regulations, to pledge securities with a market value of $12.0 billion and $9.4 billion at December 31, 2003 and 2002, respectively. The market value of Schwab's client securities pledged to fulfill the short sales of its clients was $1.1 billion and $824 million at December 31, 2003 and 2002, respectively, and the market value of Schwab's client securities pledged in securities lending transactions to other broker-dealers was $2.3 billion and $1.3 billion at December 31, 2003 and 2002, respectively. The market value of Schwab's client securities pledged to fulfill Schwab's and SCM's proprietary short sales was $35 million and $12 million at December 31, 2003 and 2002, respectively. Additionally, Schwab borrows securities from other broker-dealers to fulfill short sales of its clients. The market value of these borrowed securities was $229 million and $57 million at December 31, 2003 and 2002, respectively. Schwab has also pledged a portion of its securities owned in order to fulfill the short sales of clients and in connection with securities lending transactions to other broker-dealers. The market value of these pledged securities was $2 million and $3 million at December 31, 2003 and 2002, respectively. The Company may also pledge client securities to fulfill client margin requirements for open option contracts established with the OCC. The market value of these pledged securities to the OCC was $424 million at December 31, 2003.
     In the normal course of its margin lending activities, Schwab may be liable for the margin requirement of client margin securities transactions. As clients write options or sell securities short, the Company may incur losses if the clients do not fulfill their obligations and the collateral in client accounts is not sufficient to fully cover losses which clients may incur from these strategies. To mitigate this risk, the Company monitors required margin levels and clients are required to deposit additional collateral, or reduce positions, when necessary.
     Financial instruments held for trading purposes: In its capacity as market maker, SCM maintains inventories in Nasdaq and other securities on both a long and short basis. While long inventory positions represent SCM's ownership of securities, short inventory positions represent SCM's obligations to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to SCM as market values of securities fluctuate. The Company maintains inventories on both a long and short basis in exchange-listed securities relating to its proprietary equity trading operations. Additionally, the Company maintains inventories in securities on a long and short basis relating to its fixed income operations. The Company could incur losses or gains as a result of changes in the market value of these securities. To mitigate the risk of losses, long and short positions are marked to market and are monitored by management to assure compliance with limits established by the Company.
     The Company may enter into exchange-traded futures and options contracts to mitigate market risk on its inventory positions. There were no open futures or options contracts at December 31, 2003. The notional amounts and fair values of futures and options contracts are shown in the following table:

--------------------------------------------------------------------------------
December 31,                                               2003        2002
--------------------------------------------------------------------------------
Exchange-traded Contracts:
   Net Short Futures (1):
     Notional Amount                                          -       $  63
     Fair Value                                               -       $  61
   Long Put Options:
     Notional Amount                                          -       $   4
     Fair Value (2)                                           -           -
--------------------------------------------------------------------------------
(1) Notional amount represents original contract price of the futures. Fair value represents the index price. The difference between the notional and fair value amounts are settled daily in accordance with futures market requirements.
(2)  Amount was less than $1 million at December 31, 2002.

     Resale and repurchase agreements: Schwab enters into collateralized resale agreements principally with other broker-dealers, which could result in losses in the event the counterparty to the transaction does not purchase the securities held as collateral for the cash advanced and the market value of these securities declines. To mitigate this risk, Schwab requires that the counterparty deliver securities to a custodian, to be held as collateral, with a market value in excess of the resale price. Schwab also sets standards for the credit quality of the counterparty, monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate. At December 31, 2003 and 2002, the market value of collateral received in connection with resale agreements that is available to be repledged or sold was $17.2 billion and $16.5 billion, respectively. U.S. Trust enters into repurchase agreements where it sells its fixed income securities with an agreement to repurchase the securities at a future specified date.
     At December 31, 2003 and 2002, financial instruments in the amount of $1.3 billion and $674 million, respectively, were pledged to secure public deposits, to qualify for fiduciary powers and for other purposes or as collateral for borrowings. Included in the above amounts at December 31, 2003 and 2002, the fair value of collateral pledged under repurchase agreements that is available to be repledged or sold by the counterparties is $131 million and $334 million, respectively.
     Concentration risk: The Company's most significant concentration of risk is its exposure to securities issued by the U.S. Government and its agencies (U.S. Government). The Company's direct market risk exposure, primarily from investments in securities available for sale, amounted to $1.6 billion at December 31, 2003. The Company maintains indirect exposure to U.S. Government securities held as collateral to secure its resale agreements. The Company's primary credit exposure on these resale transactions is with its counterparty. The Company would have exposure to the U.S. Government securities only in the event of the counterparty's default on the resale agreements. Securities issued by the U.S. Government held as collateral for resale agreements at December 31, 2003 totaled $17.2 billion.
     Commitments to extend credit and LOCs: In the normal course of business, U.S. Trust and Schwab Bank enter into various transactions involving off-balance sheet financial instruments to meet the needs of its clients and to reduce its own exposure to interest rate risk. The credit risk associated with these instruments varies depending on the creditworthiness of the client and the value of any collateral held. Collateral requirements vary by type of instrument. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.
     Credit-related financial instruments include firm commitments to extend credit (firm commitments) and LOCs. Firm commitments are legally binding agreements to lend to a client that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of U.S. Trust and Schwab Bank's firm commitments are related to mortgage lending to banking clients. Firm commitments totaled $1.6 billion and $622 million at December 31, 2003 and 2002, respectively. LOCs outstanding at December 31, 2003 and 2002 amounted to $64 million and $71 million, respectively.
     Interest rate swaps: As part of its consolidated asset and liability management process, the Company utilizes Swaps to manage interest rate risk. The market values of Swaps can vary depending on movements in interest rates. The amounts at risk upon default are generally limited to the unrealized market value gains of the Swaps, if any. The risk of default depends on the creditworthiness of the counterparty. The Company evaluates the creditworthiness of its counterparties as part of its normal credit review procedures.
     U.S. Trust uses Swaps to hedge the interest rate risk associated with its variable rate deposits from banking clients. The Swaps are structured for U.S. Trust to receive a variable rate of interest and pay a fixed rate of interest. Information on these Swaps is summarized in the following table:

--------------------------------------------------------------------------------
December 31,                                                  2003        2002
--------------------------------------------------------------------------------
Notional principal amount                                    $ 705       $ 790
Weighted-average variable interest rate                      1.17%       1.57%
Weighted-average fixed interest rate                         6.41%       6.38%
Weighted-average maturity (in years)                           1.0         1.8
--------------------------------------------------------------------------------

     These Swaps have been designated as cash flow hedges under SFAS No. 133 and are recorded on the Company's consolidated balance sheet, with changes in their fair values primarily recorded in other comprehensive income (loss), a component of stockholders' equity. At December 31, 2003 and 2002, U.S. Trust recorded a derivative liability of $33 million and $64 million, respectively, for these Swaps. Based on current interest rate assumptions and assuming no additional Swap agreements are entered into, U.S. Trust expects to reclassify approximately $26 million, or $15 million after tax, from other comprehensive loss to interest expense over the next twelve months.
     CSC uses Swaps to effectively convert the interest rate characteristics of a portion of its Medium-Term Notes from fixed to variable. These Swaps are structured for CSC to receive a fixed rate of interest and pay a variable rate of interest based on the three-month LIBOR rate. The variable interest rates reset every three months. Information on these Swaps is summarized in the following table:

--------------------------------------------------------------------------------
December 31,                                                  2003        2002
--------------------------------------------------------------------------------
Notional principal amount                                    $ 293       $ 293
Weighted-average variable interest rate                      3.62%       3.87%
Weighted-average fixed interest rate                         7.57%       7.57%
Weighted-average maturity (in years)                           5.3         6.3
--------------------------------------------------------------------------------

     These Swaps have been designated as fair value hedges under SFAS No. 133, and are recorded on the Company's consolidated balance sheet. Changes in fair value of the Swaps are completely offset by changes in fair value of the hedged Medium-Term Notes. Therefore, there is no effect on net income. At December 31, 2003 and 2002, CSC recorded a derivative asset of $19 million and $26 million, respectively, for these Swaps. Concurrently, the carrying value of the Medium-Term Notes was increased by $19 million and $26 million at December 31, 2003 and 2002, respectively.

26. Fair Value of Financial Instruments

     Substantially all of the Company's financial instruments are recorded at estimated fair value or amounts that approximate fair value. The carrying amounts (as recorded on the Company's consolidated balance sheet) and estimated fair values of the Company's financial instruments are as follows:

--------------------------------------------------------------------------------
                                           2003                  2002
                                     ----------------      ----------------
                                      Carrying  Fair        Carrying  Fair
December 31,                           Amount   Value        Amount   Value
--------------------------------------------------------------------------------
Financial Assets:
Cash and cash equivalents            $ 2,832  $ 2,832      $ 3,114  $ 3,114
Cash and investments segregated       21,343   21,343       21,005   21,005
Securities owned                       4,023    4,023        1,716    1,716
Receivables from
   brokers, dealers and
   clearing organizations                556      556          222      222
Receivables from
   brokerage clients - net             8,581    8,581        6,845    6,845
Loans to banking clients - net         5,736    5,640        4,555    4,651
Loans held for sale                       29       29            -        -
Swaps                                     19       19           26       26
--------------------------------------------------------------------------------
   Total                             $43,119  $43,023      $37,483  $37,579
================================================================================
Financial Liabilities:
Deposits from banking clients        $ 8,308  $ 8,308      $ 5,231  $ 5,231
Drafts payable                           154      154          134      134
Payables to brokers, dealers
   and clearing organizations          2,661    2,661        1,476    1,476
Payables to brokerage clients         27,184   27,184       26,401   26,401
Accrued expenses and other
   liabilities, excluding
   interest rate swap agreements       1,297    1,297        1,238    1,238
Swaps                                     33       33           64       64
Short-term borrowings                    996      996          508      508
Long-term debt                           772      820          642      674
--------------------------------------------------------------------------------
   Total                             $41,405  $41,453      $35,694  $35,726
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

Loans held for sale: The fair value of the Company's loans held for sale are estimated using the quoted market prices for securities backed by similar types of loans.

Swaps: The fair value of the Company's Swaps are estimated by obtaining quotes from dealers and third-party pricing services.

Long-term debt: A portion of the Company's long-term debt has been adjusted for changes in the fair value of Swaps. See note "25 - Financial Instruments Subject to Off-Balance Sheet Risk, Credit Risk or Market Risk." The fair value of the Company's long-term debt is estimated using third-party pricing services and discounted cash flow analyses utilizing discount rates currently available for similar instruments.

Off-balance sheet financial instruments: In the normal course of business, the Company is a party to certain off-balance sheet financial instruments, primarily consisting of firm commitments and LOCs, which represent obligations of the Company. As of December 31, 2003, the majority of these commitments mature within one year. The fair value of firm commitments and LOCs are estimated based on fees charged to enter into similar agreements, considering the creditworthiness of the counterparties. The Company has reviewed the unfunded portion of its firm commitments as well as its LOCs and determined that the fair values of these instruments were immaterial at December 31, 2003 and 2002.


27. Segment Information

     Segments are defined as components of a company in which separate financial information is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company structures its segments according to its various types of clients and the services provided to those clients. These segments have been aggregated, based on similarities in economic characteristics, types of clients, services provided, distribution channels, and regulatory environment, into four reportable segments - Individual Investor, Institutional Investor, Capital Markets, and U.S. Trust. The Individual Investor segment includes the Company's retail brokerage and banking operations. The Institutional Investor segment provides custodial, trading, and support services to independent investment advisors, serves company 401(k) plan sponsors and third-party administrators, and supports company stock option plans. (The Company's mutual fund services are considered a product and not a segment. Mutual fund service fees are included in the Individual Investor, Institutional Investor, and U.S. Trust segments.) The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed, and other securities primarily to broker-dealers, including Schwab, and institutional clients. The U.S. Trust segment provides investment, wealth management, custody, fiduciary, and private banking services to individual and institutional clients.
     The accounting policies of the segments are the same as those described in note "2 - Significant Accounting Policies." Financial information for the Company's reportable segments is presented in the following table. The Company periodically reallocates certain revenues and expenses among the segments to align them with the changes in the Company's organizational structure. Previously-reported segment information has been revised to reflect changes during the year in the Company's internal organization. The Company evaluates the performance of its segments based on adjusted operating income before taxes (a non-GAAP income measure), which excludes extraordinary items, non-operating revenues, restructuring and other charges, impairment charges, acquisition- and merger-related charges, and discontinued operations. Segment assets are not disclosed because they are not used for evaluating segment performance and deciding how to allocate resources to segments. However, capital expenditures are used in evaluating segment performance and are therefore disclosed. Intersegment revenues, defined as revenues from transactions with other segments within the Company, are not material and are therefore not disclosed. Except for the U.S. Trust segment, for which expenses are directly incurred, technology, corporate, and general administrative expenses are allocated to the remaining segments generally in proportion to either their respective revenues or average full-time equivalent employees. Total revenues, net interest revenue (i.e., interest revenue, net of interest expense), income from continuing operations before taxes on income and extraordinary gain, and net income are equal to the Company's consolidated amounts as reported in the consolidated financial statements. Capital expenditures are reported gross, as opposed to net of proceeds from the sale of fixed assets.

--------------------------------------------------------------------------------
Year Ended December 31,                                 2003     2002     2001
--------------------------------------------------------------------------------
Revenues
Individual Investor                                  $ 2,329  $ 2,345  $ 2,447
Institutional Investor                                   820      835      822
Capital Markets                                          293      260      343
U.S. Trust                                               628      651      654
--------------------------------------------------------------------------------
Operating revenues                                     4,070    4,091    4,266
Non-operating revenue (1)                                 17        -       26
--------------------------------------------------------------------------------
  Total                                              $ 4,087  $ 4,091  $ 4,292
================================================================================
Net interest revenue
Individual Investor                                  $   438  $   507  $   573
Institutional Investor                                    84      107      134
Capital Markets                                           21       14       27
U.S. Trust                                               186      196      177
--------------------------------------------------------------------------------
  Total                                              $   729  $   824  $   911
================================================================================
Adjusted operating income
  before taxes
Individual Investor                                  $   436  $   309  $   304
Institutional Investor                                   246      216      235
Capital Markets                                            -        7       21
U.S. Trust (2)                                            97      117      112
--------------------------------------------------------------------------------
Adjusted operating income
  before taxes                                           779      649      672
Excluded items (3)                                       (69)    (422)    (495)
--------------------------------------------------------------------------------
Income from continuing
  operations before taxes on
  income and extraordinary gain                          710      227      177
Taxes on income                                         (238)     (92)     (71)
Loss from discontinued operations,
  net of tax                                               -      (38)     (28)
Extraordinary gain on sale of
  corporate trust business,
  net of tax                                               -       12      121
--------------------------------------------------------------------------------
Net Income                                           $   472  $   109  $   199
================================================================================
Capital expenditures
Individual Investor                                  $    97  $   104  $   203
Institutional Investor                                    31       30       51
Capital Markets                                           11       12       25
U.S. Trust                                                15       17       36
--------------------------------------------------------------------------------
  Total                                              $   154  $   163  $   315
================================================================================
Depreciation and amortization (4)
Individual Investor                                  $   188  $   215  $   281
Institutional Investor                                    54       57       52
Capital Markets                                           20       22       28
U.S. Trust                                                22       23       33
--------------------------------------------------------------------------------
  Total                                              $   284  $   317  $   394
================================================================================
(1)  Primarily consists of pre-tax gains recorded on sales of investments.
(2) Excludes an extraordinary pre-tax gain of $22 million in 2002 and $221 million in 2001 relating to the sale of USTC's Corporate Trust business.

(3) In 2003, includes restructuring charges of $81 million (see note "3 - Restructuring and Other Charges"), an impairment charge of $5 million (see note "4 - Impairment Charges"), and a pre-tax gain recorded on the sale of an investment of $17 million. In 2002, includes restructuring charges of $358 million (see note "3 - Restructuring and Other Charges") and impairment charges of $37 million (see note "4 - Impairment Charge"). In 2001, includes restructuring and other charges of $402 million (see note "3
     - Restructuring and Other Charges") and a pre-tax gain recorded on the sale of an investment of $26 million. In 2002 and 2001, also includes acquisition- and merger-related charges of $27 million and $119 million, respectively.
(4) For 2001, includes goodwill amortization, which ceased on January 1, 2002 upon the adoption of SFAS No. 142.

     Fees received from Schwab's proprietary mutual funds represented approximately 20% of the Company's consolidated revenues in both 2003 and 2002, and 18% in 2001. Except for Schwab's proprietary mutual funds, which are considered a single client for purposes of this computation, no single client accounted for more than 10% of the Company's consolidated revenues in 2003, 2002 and 2001. Substantially all of the Company's revenues and assets are attributed to or located in the U.S. The percentage of Schwab's total client accounts located in California was approximately 27% at each of December 31, 2003, 2002, and 2001.


28. Supplemental Cash Flow Information

--------------------------------------------------------------------------------
Year Ended December 31,                                 2003     2002     2001
--------------------------------------------------------------------------------
Income taxes paid                                      $ 255    $  91    $ 218
--------------------------------------------------------------------------------
Interest paid:
  Deposits from banking clients                        $  91    $  86    $ 128
  Brokerage client cash balances                          77      166      689
  Long-term debt                                          37       55       56
  Short-term borrowings                                   16       24       25
  Other                                                   19        6       25
--------------------------------------------------------------------------------
Total interest paid                                    $ 240    $ 337    $ 923
================================================================================
Non-cash investing and financing activities:
  Consolidation of special purpose trust: (1)
   Building and land                                   $ 229        -        -
   Note payable and other liabilities                  $ 228        -        -
  Common stock and options issued
   for purchases of businesses                         $   4    $   4    $  71
--------------------------------------------------------------------------------
(1) Upon adoption of FIN No. 46 in the first quarter 2003, the Company consolidated a special purpose trust. See note "2 - Significant Accounting Policies - New Accounting Standards."


29. Subsequent Events

     The Company's acquisition of SoundView closed on January 15, 2004, with total cash paid of approximately $340 million.
     The court gave final approval to the settlement of the Stanwich case on January 29, 2004.

Management's Report

To Our Stockholders:

     Management of the Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements, and the other financial information presented in this annual report. To meet these responsibilities we maintain a system of internal control that is designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of Company and client assets from unauthorized use, and the execution and recording of transactions in accordance with management's authorization. The system is augmented by careful selection of our managers, by organizational arrangements that provide an appropriate division of responsibility, and by communications programs aimed at assuring that employees adhere to the highest standards of personal and professional integrity. The Company's internal audit function monitors and reports on the adequacy of and compliance with our internal controls, policies, and procedures. Although no cost-effective internal control system will preclude all errors and irregularities, we believe the Company's system of internal control is adequate to accomplish the objectives set forth above.
     Management of the Company is also responsible for establishing and maintaining disclosure controls and procedures for the Company. Disclosure controls and procedures are designed to help ensure that information we disclose to the public is recorded, processed, summarized and reported within required time specifications and to enable management to make timely decisions regarding required disclosures. To meet these responsibilities, management of the Company has designed such disclosure controls and procedures to help ensure that material information relating to the Company is evaluated and, where appropriate, communicated to management, particularly during the period in which a public report is being prepared. Additionally, management of the Company has evaluated, on a quarterly basis, the effectiveness of the Company's disclosure controls and procedures. Although no cost-effective disclosure controls and procedures system will preclude all errors and irregularities, we believe the Company's system of disclosure controls and procedures is adequate to accomplish the objectives set forth above.
     The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and necessarily include some amounts that are based on estimates and our best judgments. The financial statements have been audited by the independent accounting firm of Deloitte & Touche LLP, who were given unrestricted access to all the Company's financial records and related data. We believe that all representations made to Deloitte & Touche LLP during their audit were valid and appropriate.
     The Board of Directors through its Audit Committee, which is comprised entirely of nonmanagement directors, has an oversight role in the area of financial reporting and internal control. The Audit Committee periodically meets with Deloitte & Touche LLP, as well as our internal auditors, and Company management to discuss accounting, auditing, internal controls over financial reporting, and other matters.


/s/ David S. Pottruck
-----------------------------
Chief Executive Officer
February 23, 2004

/s/ Christopher V. Dodds
-----------------------------
Executive Vice President and Chief Financial Officer
February 23, 2004

Independent Auditors' Report

To the Stockholders and Board of Directors of The Charles Schwab Corporation:

     We have audited the accompanying consolidated balance sheets of The Charles Schwab Corporation and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Charles Schwab Corporation and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 - Goodwill and Other Intangible Assets effective January 1, 2002.

/s/ Deloitte & Touche LLP
-----------------------------
San Francisco, California
February 23, 2004


Quarterly Financial Information (Unaudited)                                                           The Charles Schwab Corporation
(In Millions, Except Per Share Data and Ratios)
------------------------------------------------------------------------------------------------------------------------------------


                                                               Weighted-  Basic    Diluted  Dividends
                                                               Average    Earnings Earnings Declared   Range
                                           Expenses     Net    Common     (Loss)   (Loss)   Per        of Common      Range of
                                           Excluding   Income  Shares -   Per      Per      Common     Stock Price    Price/Earnings
                               Revenues(1) Interest(1) (Loss)  Diluted    Share(2) Share(2) Share (3)  Per Share      Ratio (4)
------------------------------------------------------------------------------------------------------------------------------------
2003 by Quarter
Fourth                         $ 1,118     $   884     $  148    1,371    $  .11   $  .11   $ .014    $13.98 - 10.90   40 -  31
Third        dividend increase   1,051         854        127    1,366       .09      .09     .014     12.73 - 10.01   75 -  59
Second                           1,018         836        126    1,360       .10      .09     .011     11.64 -  7.20  146 -  90
First                              900         803         71    1,357       .05      .05     .011     12.46 -  6.25  208 - 104
------------------------------------------------------------------------------------------------------------------------------------
2002 by Quarter
Fourth                         $   986     $ 1,055     $  (79)   1,340    $ (.06)  $ (.06)  $ .011    $12.00 -  7.22  150 -  90
Third                            1,020       1,021         (4)   1,358       .00      .00     .011     11.89 -  7.51   91 -  58
Second                           1,037         876         98    1,385       .07      .07     .011     13.19 -  9.60   94 -  69
First                            1,048         912         94    1,389       .07      .07     .011     19.00 - 12.25  136 -  88
------------------------------------------------------------------------------------------------------------------------------------
2001 by Quarter
Fourth                         $ 1,047     $ 1,067     $  (13)   1,362    $ (.01)  $ (.01)  $ .011    $16.30 - 10.38  116 -  74
Third                            1,005         978         13    1,395       .01      .01     .011     16.18 -  8.13   65 -  33
Second                           1,057       1,059        102    1,405       .07      .07     .011     23.18 - 13.14   68 -  39
First                            1,183       1,011         97    1,410       .07      .07     .011     33.00 - 14.50   92 -  40
------------------------------------------------------------------------------------------------------------------------------------
2000 by Quarter
Fourth                         $ 1,318     $ 1,084     $  139    1,414    $  .10   $  .10   $ .011    $35.88 - 25.69   70 -  50
Third        dividend increase   1,304       1,055        142    1,415       .10      .10     .011     40.50 - 30.00   74 -  55
Second       stock split         1,382       1,117        137    1,407       .10      .09     .009     40.58 - 24.00   72 -  43
First                            1,691       1,177        300    1,390       .23      .22     .009     44.75 - 22.46   76 -  38
------------------------------------------------------------------------------------------------------------------------------------
1999 by Quarter
Fourth                         $ 1,250     $   933     $  190    1,374    $  .15   $  .14   $ .009    $31.17 - 17.96   64 -  37
Third        stock split           999         759        144    1,376       .11      .11     .009     37.67 - 21.33   84 -  47
Second                           1,096         810        171    1,377       .13      .12     .009     51.67 - 26.67  123 -  64
First                            1,060         790        161    1,366       .12      .12     .009     32.67 - 16.96   88 -  46
------------------------------------------------------------------------------------------------------------------------------------
(1)  1999 through 2002 have been adjusted to summarize the impact of The Charles  Schwab  Corporation's  sale of its U.K.  brokerage subsidiary, Charles Schwab Europe, in loss from discontinued operations.
(2)  Both basic and diluted  earnings per share  include loss from  discontinued  operations  for all periods  presented.  The first quarter  of  2002 and  second  quarter  of  2001  include  an  after-tax  extraordinary  gain of $12 million  and $121 million, respectively, or $.01 and $.08 per share, respectively.
(3)  Dividends declared per common share do not include dividends declared by USTC prior to the completion of the merger in 2000.
(4)  Price/earnings  ratio is computed by dividing  the high and low market  prices by diluted  earnings  per share for the 12-month period ended on the last day of the quarter presented.


                                                               - 55 -